As filed with the Securities and Exchange Commission on December 23, 2024.

Registration No. 333-281991

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4

to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PowerUp Acquisition Corp.*

(Exact name of registrant as specified in its charter)

Aspire Biopharma, Inc.**

(Exact name of co-registrant as specified in its charter)

Cayman Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

188 Grand Street, Unit #195

New York, NY 10013
(347) 313-8109

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Surendra Ajjarapu

Chief Executive Officer

188 Grand Street, Unit #195

New York, NY 10013
(347) 313-8109

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Kate L. Bechen Hallie D. Heath Dykema Gossett PLLC 111 E. Kilbourn Ave., Suite 1050 Milwaukee, WI 53202 (414) 488-7300	Arthur S. Marcus Chance P. Moore Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st floor New York, NY 10036 (212) 930-9700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the business combination agreement described in this proxy statement / prospectus to consummate the business combination are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

*	Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by the continuing entity following the PowerUp Domestication, which continuing entity following the PowerUp Domestication will be renamed “Aspire Biopharma Holdings, Inc.”
**	For information regarding the Co-Registrant, see “Co-Registrant Table” on the following page.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CO-REGISTRANT TABLE

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Aspire Biopharma, Inc.	Puerto Rico	2834	66-0991341

(1)	The Co-Registrant has the following principal executive office:

194 Candelaro Drive, #233, Humacao, Puerto Rico 00791

(2)	The agent for service for the Co-Registrant is:

National Registered Agents, Inc. 1209 Orange St., Wilmington, DE 19801

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED DECEMBER 23, 2024

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
POWERUP ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
46,515,144 SHARES OF COMMON STOCK,

14,375,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS AND

14,375,000 WARRANTS

OF POWERUP ACQUISITION CORP.

(SUCH SECURITIES TO BE ISSUED AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, AND ITS RENAMING AS Aspire Biopharma Holdings, Inc. IN CONNECTION WITH THE POWERUP DOMESTICATION DESCRIBED HEREIN)

The board of directors of PowerUp Acquisition Corp., a Cayman Islands exempted company (“PowerUp”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated August 26, 2024, as amended by an Amendment Agreement dated September 5, 2024 and a Second Amendment Agreement dated October 9, 2024 (as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PowerUp, PowerUp Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of PowerUp (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”), Stephen Quesenberry, in the capacity as the representative from and after the Effective Time for the Aspire stockholders as of immediately prior to the Effective Time (the “Seller Representative”), and Aspire Biopharma, Inc., a Puerto Rico corporation (“Aspire”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the deregistration of PowerUp under Article 206 of the Cayman Islands Companies Act (as amended) and the domestication of PowerUp under Section 388 of the Delaware General Corporation Law, pursuant to which PowerUp’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “PowerUp Domestication”) prior to the Closing (as defined in the accompanying proxy statement/prospectus). The PowerUp Board determined that the Business Combination, the PowerUp Domestication, and the related transactions are fair to and in the best interest of PowerUp’s shareholders, approved and adopted the Business Combination Agreement, the PowerUp Domestication, and the related transactions, and declared their advisability.

As described in the accompanying proxy statement/prospectus, PowerUp’s shareholders are being asked to consider and vote upon each of the PowerUp Domestication and the Business Combination, among other items. As used in the accompanying proxy statement/prospectus, “New Aspire” refers to PowerUp (which, in connection with the PowerUp Domestication, will change its name to “Aspire Biopharma Holdings, Inc.”) after giving effect to the PowerUp Domestication and Business Combination.

In connection with the PowerUp Domestication, prior to the Closing Date (as defined in the accompanying proxy statement/prospectus): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of PowerUp will convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of New Aspire (the “New Aspire Class A Common Stock”); and (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of PowerUp will automatically represent the right to purchase one share of New Aspire Class A Common Stock, at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of February 17, 2022, by and between PowerUp and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company), a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”, also referred to herein as the “Transfer Agent”) (the “Warrant Agreement”). Immediately following the PowerUp Domestication, (i) the New Aspire Class A Common Stock will be reclassified as common stock, par value $0.0001 per share (the “New Aspire Common Stock”); (ii) each issued and outstanding unit of PowerUp that has not been previously separated into the underlying Class A ordinary share and underlying one-half of one warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Aspire Common Stock and one-half of one public warrant, with a whole public warrant representing the right to acquire one share of New Aspire Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement; (iii) the governing documents of PowerUp will be amended and restated and become the certificate of incorporation and the bylaws of New Aspire in the form attached to this proxy statement/prospectus as Annex C and Annex D, respectively; and (iv) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the PowerUp shareholders, other than the amendments to the PowerUp governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of PowerUp, you will not be able to receive or trade a warrant when the units are separated.

Also prior to the Closing Date, Aspire will deregister as a Puerto Rican entity and domesticate as a Delaware corporation (the “Aspire Domestication”) in accordance with Section 3746 of the Puerto Rico General Corporations Act (as amended) and Section 388 of the Delaware General Corporation Law. Pursuant to the Aspire Domestication, Aspire’s jurisdiction of incorporation will be changed from Puerto Rico to the State of Delaware. In connection with the Aspire Domestication, all issued and outstanding shares of Aspire’s pre-domestication voting common stock, Series A preferred stock, and any unconverted warrants will automatically convert, on a one-for-one basis, into shares of the post-domesticated entity’s common stock, Series A preferred stock, and warrants, respectively.

On the Closing Date, Merger Sub will merge with and into Aspire, with Aspire being the surviving company. After giving effect to the Business Combination, Aspire shall be a wholly owned subsidiary of New Aspire. In accordance with the terms and subject to the conditions of the Business Combination Agreement and the Proposed Charter (as defined in the accompanying proxy statement/prospectus), at Closing, the Aspire Stockholders (as defined in the accompanying proxy statement/prospectus) shall collectively be entitled to receive, in the aggregate, a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Aspire Common Stock with an aggregate value equal to (a) $350 million less (b) the amount by which Aspire’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by PowerUp), if any, less (c) Aspire’s Indebtedness at Closing. For the purpose of negotiating the amount of merger consideration that the Aspire Stockholders would receive upon completion of the Business Combination, Aspire and PowerUp negotiated and agreed to a $350 million valuation of Aspire. The fairness opinion was delivered by a valuation advisory and consulting firm engaged by PowerUp. For further information about the valuation and how it was determined, see the sections entitled “Business Combination Proposal — Opinion of Financial Advisor to PowerUp” and “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

It is anticipated that, upon completion of the Business Combination and assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination, (i) the Aspire Stockholders (as defined in the accompanying proxy statement/prospectus) will own, collectively, approximately 75.2% of the outstanding New Aspire Common Stock, (ii) PowerUp’s public shareholders (as defined in the accompanying proxy statement/prospectus) will own, collectively, approximately 1.2% of the outstanding New Aspire Common Stock, and (iii) PowerUp’s Initial Shareholders (as defined in the accompanying proxy statement/prospectus) will own approximately 19.8% of the outstanding New Aspire Common Stock, in each case, assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 76.2%, 0%, and 20.0%, respectively, assuming that all of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination. See the section entitled “Business Combination Proposal — Ownership of New Aspire” for more details. The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing, but the foregoing percentages do not assume successful completion of any such transactions. As of the date of this proxy statement/prospectus no substantive discussions regarding any additional financial arrangements have occurred and whether the parties will be able to identify and then execute upon an outside source of liquidity is not known.

This proxy statement/prospectus covers 46,515,144 shares of New Aspire Common Stock, 14,375,000 shares of New Aspire Common Stock underlying public warrants, and 14,375,000 public warrants to purchase New Aspire Common Stock. This proxy statement/prospectus covers the maximum number of shares of New Aspire Common Stock that may be issued to Aspire Stockholders under the Business Combination Agreement, the shares of New Aspire Common Stock that may be issued upon conversion of the Class A ordinary shares currently held by PowerUp’s public shareholders, and the maximum number of shares that may be issued to the Original Sponsor and the Sponsor (in its capacity as a shareholder of PowerUp, and also inclusive of up to 3,750,000 shares that may be issued to the Sponsor and certain investors as partial consideration for facilitating the extension of certain loans).

On May 18, 2023, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2023 Extension Meeting, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $20 million left in its Trust Account. Following the 2023 Extension Redemption there were 1,803,729 public shares remaining issued and outstanding.

On May 22, 2024, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account. Following the 2024 Extension Redemption there are 577,644 public shares remaining issued and outstanding.

As of the date of this proxy statement/prospectus, PowerUp Sponsor LLC (the “Original Sponsor”) and the Sponsor own approximately 92.56% of the issued and outstanding ordinary shares. Because the Initial Shareholders agreed to vote their aggregate 7,187,500 outstanding Class A ordinary shares in favor of each of the proposals, PowerUp will not need any of the public shares to be voted in favor of any of the proposals in order for each proposal to be approved. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

At Closing, the Sponsor (i) will hold a total of 6,834,333 warrants of New Aspire, which consists solely of warrants currently held by the Sponsor (which it acquired for less than $0.0001 per warrant) and (ii) may hold a total of up to 6,317,500 shares of New Aspire Common Stock, assuming additional Working Capital Loans (as defined in the accompanying proxy statement/prospectus) are entered into prior to Closing, consisting of (a) 4,317,500 shares currently held by the Sponsor (which it acquired for less than $0.0001 per share) and (b) up to 2,000,000 Working Capital Loan Shares (as defined in the accompanying proxy statement/prospectus) to be issued to the Sponsor as partial consideration for the Sponsor entering into certain Working Capital Loans, with such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing. Additionally, pursuant to an administrative services agreement, the Sponsor will be paid all accrued and unpaid administrative fees at Closing. As of the date of this proxy statement/prospectus, the Sponsor is owed $[●] in administrative fees. PowerUp has also agreed to pay the Sponsor, at Closing, $1,000,000 under a promissory note fee agreement (the “Promissory Note Fee Agreement”) dated October 2, 2024. Pursuant to the Promissory Note Fee Agreement, PowerUp and the Sponsor agreed that the Sponsor took a significant risk on behalf of PowerUp by loaning $2,000,000 to PowerUp’s former target company via a convertible promissory note and that Sponsor should be compensated for that risk. As consideration for the foregoing, PowerUp agreed to pay the Sponsor the $1,000,000 fee upon the successful closing of the Business Combination. For more information, see “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates” and “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination.”

At Closing, the Original Sponsor will hold a total of (i) 2,870,000 shares of New Aspire Common Stock, which consists solely of shares currently held by the Original Sponsor (which it originally acquired for approximately $0.0029 per share) and (ii) 2,929,000 warrants of New Aspire, which consists solely of warrants currently held by the Original Sponsor (which it originally acquired for $1.50 per warrant). Additionally, pursuant to the Sponsor Purchase Agreement (as defined in the accompanying proxy statement/prospectus), $1.00 will become due and payable to the Original Sponsor at Closing. For more information, see “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates” and “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination.”

At Closing, pursuant to the Second Subscription Agreements (as defined in the accompanying proxy statement/prospectus), VKSS Capital, LLC (the “Affiliate”) will receive 250,000 shares of PowerUp common stock from the Sponsor. The Affiliate is not receiving additional cash or other compensation in connection with the Business Combination. For more information, see “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates” and “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination.”

The retention of shares by the Sponsor, the Original Sponsor, and the Affiliate, and the potential issuance of Working Capital Loan Shares to the Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming PowerUp shareholders. For more information, see “Questions and Answers for Shareholders of PowerUp – What equity stake will current PowerUp shareholders and current Aspire Stockholders hold in New Aspire immediately after the consummation of the Business Combination?”

When you consider the recommendation of the PowerUp Board in favor of approval of the Business Combination, you should keep in mind that the Initial Shareholders, PowerUp’s directors and officers, and Aspire’s directors and officers may have interests in such proposal that are different from, or in addition to, those of PowerUp shareholders and warrant holders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. PowerUp’s Board concluded that the potentially disparate interests would be mitigated because (i) these interests are disclosed and included in the accompanying proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by PowerUp with any other target business or businesses, and (iii) a significant portion of the consideration to PowerUp’s directors and executive officers was structured to be realized based on the future performance of New Aspire’s Common Stock. In addition, PowerUp’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the PowerUp Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Nonetheless, shareholders should take these disparate interests into account in deciding whether to approve the Business Combination. For more information, see “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination.”

PowerUp’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “PWUPU,” “PWUP” and “PWUPW,” respectively. PowerUp will apply for listing, to be effective at the time of the Business Combination, of New Aspire Common Stock and public warrants on Nasdaq under the proposed symbols “ASBP” and “ASBPW,” respectively. It is a condition to the consummation of the Business Combination that PowerUp receive confirmation from Nasdaq that New Aspire has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that PowerUp will obtain such confirmation from Nasdaq, and you may not know whether the listing condition has been met at the time of the extraordinary general meeting. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated.

PowerUp will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at [●], Eastern Time, on [●]. For purposes of the Cayman Islands Companies Act and the Amended and Restated Memorandum and Articles of Association of PowerUp, the physical location of the extraordinary general meeting shall be at the offices of [●] located at [●], or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting [●] and using a control number assigned by Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company), our transfer agent. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

Holders of PowerUp’s public shares will have the right to request that PowerUp redeem all or a portion of their public shares for cash. As of September 30, 2024, PowerUp’s Trust Account had a balance of approximately $6.6 million. The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing to allow Aspire to meet the $0.00 Minimum Cash Condition, to allow the combined company to meet Nasdaq initial listing requirements as well as demonstrate to Nasdaq its ability to continue to meet the exchange’s on-going listing requirements, and to allow the combined company to satisfy certain obligations and have sufficient working capital. If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination, the Closing likely would not occur even if PowerUp waives the $0.00 Minimum Cash Condition, unless PowerUp and/or Aspire is able to defer, or convert into equity, some or all of their expenses and liabilities. However, as of the date of the proxy statement/prospectus, no parties have affirmatively agreed to waive or convert into equity, any obligations that are, by their terms, repayable in cash. This could result in the parties electing to proceed with the Closing, and the combined company would have to reach an accommodation with its creditors and other counterparties to defer repayment of those obligations and/or the combined company having insufficient cash to fully implement its business and commercialize its products. There is no assurance that any debtors or counterparties will agree to defer obligations owed by the combined company or otherwise agree to accommodations favorable to the combined company.

Moreover, any obligations of the combined company that are not satisfied at closing, or that are deferred at the closing, would result in the combined company carrying additional liabilities on its balance sheet and, in turn, could have an adverse effect on the combined company’s ability to raise additional equity or debt financing after the closing, or result in the combined company raising capital on terms less favorable, and also would result in the combined company needing to reserve or utilize funds for deferred expenses and obligations in lieu of utilizing those funds to further its business operations. Impediments to the combined company’s access to outside capital, and matters that could cause the combined company to scale back or delay the implementation of its business plan would likely delay the on-going development of the combined company’s products and timeline by which hopes to begin generating revenue which would have an adverse effect on the combined company’s results of operations. For more information, see “Summary of the Proxy Statement/Prospectus – Sources and Uses of Funds for the Business Combination.”

PowerUp is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company.”

If you have any questions or need assistance voting your ordinary shares, please contact Issuer Direct Corporation, our proxy solicitor, by calling (919) 481-4000, or banks and brokers can call collect at (919) 481-4000, or by emailing proxy@issuerdirect.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://[●].

The accompanying proxy statement/prospectus provides shareholders of PowerUp with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of PowerUp. We encourage you to read the entire accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation of the board of directors of PowerUp to vote in favor of the proposals described in this proxy statement/prospectus, you should keep in mind that PowerUp’s directors and officers have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a shareholder. For instance, the Sponsor, and the officers and directors of PowerUp who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See “Business Combination Proposal — Interests of PowerUp’s Directors and Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2024, and is first being mailed to PowerUp’s shareholders on or about [●], 2024.

POWERUP ACQUISITION CORP.

A Cayman Islands Exempted Company
(Company Number 371384)
188 Grand Street, Unit #195

New York, NY 10013

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [●]

TO THE SHAREHOLDERS OF POWERUP ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of PowerUp Acquisition Corp., a Cayman Islands exempted company (“PowerUp”), will be held at [●], Eastern Time, on [●], at the offices of [●] located at [●]. The extraordinary general meeting may also be attended virtually over the internet. You will be able to attend the extraordinary general meeting online, vote, and submit your questions during the extraordinary general meeting by visiting [●]. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

●	Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to (i) approve and adopt, by an ordinary resolution under the Cayman Islands Companies Act, PowerUp’s entry into the Agreement and Plan of Merger, dated as of August 26, 2024, as amended by an Amendment Agreement dated September 5, 2024 and a Second Amendment Agreement dated October 9, 2024 (as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PowerUp, PowerUp Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of PowerUp (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”), Stephen Quesenberry, in the capacity as the representative from and after the Effective Time for the Aspire stockholders as of immediately prior to the Effective Time (the “Seller Representative”), and Aspire Biopharma, Inc., a Puerto Rico corporation (“Aspire”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, following the deregistration of PowerUp as an exempted company in the Cayman Islands and the continuation and domestication of PowerUp as a corporation in the State of Delaware, at the Effective Time, Merger Sub will merge with and into Aspire, with Aspire being the surviving company; and (ii) approve the transactions contemplated by the Business Combination Agreement (the “Business Combination”). After giving effect to such Business Combination, Aspire shall be a wholly owned subsidiary of New Aspire. At Closing, the Aspire Stockholders shall collectively be entitled to receive, in the aggregate, a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Aspire Common Stock with an aggregate value equal to (a) $350 million less (b) the amount by which Aspire’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by PowerUp), if any, less (c) Aspire’s Indebtedness at Closing, in accordance with the terms of the Business Combination Agreement and certain related agreements (including the 2024 Plan, the Non-Competition Agreements, and the Lock-Up Agreements, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, and Annex G, respectively), and the transactions contemplated thereby.

●	Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal, as a special resolution under the Cayman Islands Companies Act, that PowerUp be transferred by way of continuation to Delaware pursuant to Article 47 of PowerUp’s Amended and Restated Memorandum and Articles of Association (the “Existing Governing Documents”), Part XII of the Cayman Islands Companies Act, and Section 388 of the Delaware General Corporation Law (the “DGCL”) and, immediately upon being deregistered in the Cayman Islands, PowerUp be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of PowerUp as a corporation in the State of Delaware, the name of PowerUp be changed from “PowerUp Acquisition Corp.” to “Aspire Biopharma Holdings, Inc.”

●	Proposal No. 3 — The Organizational Documents Proposal — to consider and vote upon a proposal, as a special resolution under the Cayman Islands Companies Act, to approve the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Charter”), and bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”), of New Aspire, which, if approved, would take effect immediately after the PowerUp Domestication.

●	Proposal No. 4 — The Advisory Charter Proposals — to consider and vote, on a non-binding advisory basis, upon the following eight (8) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

●	Advisory Charter Proposal 4A — to increase the authorized share capital of PowerUp from US$35,500 divided into (i) 300,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 490,000,000 shares of common stock, par value $0.0001 per share, of New Aspire and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Aspire.

●	Advisory Charter Proposal 4B — to permit removal of a director with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of voting stock of New Aspire entitled to vote at an election of directors, voting together as a single class.

●	Advisory Charter Proposal 4C — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the board of directors of New Aspire (the “New Aspire Board”).

●	Advisory Charter Proposal 4D — to eliminate the ability of New Aspire stockholders to take action by written consent in lieu of a meeting.

●	Advisory Charter Proposal 4E — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Aspire Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Aspire.

●	Advisory Charter Proposal 4F — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Aspire for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Aspire Board, removal of directors from office, and filling vacancies on the New Aspire Board, (ii) exculpation of personal liability of a director of New Aspire and indemnification of persons serving as directors or officers of New Aspire, and (iii) amendments to the Proposed Bylaws.

●	Advisory Charter Proposal 4G — to provide that, unless New Aspire otherwise consents in writing, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions and the federal district courts of the United States shall be the exclusive forum for claims arising out of the Securities Act of 1933, as amended (the “Securities Act”), provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for which the federal district courts of the United States are the exclusive forum.

●	Advisory Charter Proposal 4H — to eliminate certain provisions related to PowerUp’s status as a blank check company, including to remove the requirement to dissolve New Aspire and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

●	Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of New Aspire Common Stock in connection with the Business Combination.

●	Proposal No. 6 — The Omnibus Incentive Plan Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the Aspire Biopharma Holdings, Inc. 2024 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex E.

●	Proposal No. 7 — The Election of Directors Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the election of seven directors to serve staggered terms on New Aspire’s board of directors.

●	Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to PowerUp shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient PowerUp ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from PowerUp shareholders in favor of one or more of the proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

These items of business listed above are described in more detail in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on [●] are entitled to notice of, and to vote and have their votes counted at, the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to PowerUp’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of PowerUp’s shareholders are urged to read the proxy statement/prospectus, including the annexes and the documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 63 of the proxy statement/prospectus.

After careful consideration, the board of directors of PowerUp has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and PowerUp Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination and PowerUp Domestication, and “FOR” all other proposals presented to PowerUp’s shareholders in the proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of PowerUp, you should keep in mind that PowerUp’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” in the proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request that PowerUp redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company) (“Equiniti”), PowerUp’s transfer agent, in which you (i) request that PowerUp redeem all or a portion of your public shares for cash; (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (iii) deliver your public shares to Equiniti, PowerUp’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”); and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Equiniti, PowerUp’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti, PowerUp’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Equiniti in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti, PowerUp’s transfer agent, New Aspire will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of PowerUp’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $6.6 million of funds in the Trust Account and 577,644 shares subject to possible redemption, in each case, as of September 30, 2024, this would have amounted to approximately $11.43 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the PowerUp Domestication and, accordingly, it is shares of New Aspire Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of PowerUp — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Original Sponsor, pursuant to the Letter Agreement, and the Sponsor, pursuant to the Sponsor Purchase Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any public shares they own. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of the proxy statement/prospectus, the Original Sponsor and the Sponsor own approximately 92.56% of the issued and outstanding ordinary shares. Because the Initial Shareholders agreed to vote their aggregate 7,187,500 outstanding Class A ordinary shares in favor of each of the proposals, PowerUp will not need any of the public shares to be voted in favor of any of the proposals in order for each proposal to be approved. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. The Closing of the Business Combination is conditioned on Aspire having no less than $0.00 of available cash, after giving effect to the payment in full of Aspire’s unpaid transaction expenses and PowerUp’s unpaid expenses and liabilities (including, but not limited to, the Working Capital Loans) (the “Minimum Cash Condition”). Therefore, even if the Business Combination Proposal is approved, the Business Combination will not close if Aspire does not have sufficient cash remaining to meet the Minimum Cash Condition.

The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing to allow Aspire to meet the Minimum Cash Condition, to allow the combined company to meet Nasdaq initial listing requirements as well as demonstrate to Nasdaq its ability to continue to meet the exchange’s on-going listing requirements, and to allow the combined company to satisfy certain obligations and have sufficient working capital. If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination, the Closing likely would not occur even if PowerUp waives the $0.00 Minimum Cash Condition, unless PowerUp and/or Aspire is able to defer, or convert into equity, some or all of their expenses and liabilities. However, as of the date of the proxy statement/prospectus, no parties have affirmatively agreed to waive or convert into equity, any obligations that are, by their terms, repayable in cash. This could result in the parties electing to proceed with the Closing, and the combined company would have to reach an accommodation with its creditors and other counterparties to defer repayment of those obligations and/or the combined company having insufficient cash to fully implement its business and commercialize its products. There is no assurance that any debtors or counterparties will agree to defer obligations owed by the combined company or otherwise agree to accommodations favorable to the combined company.

Moreover, any obligations of the combined company that are not satisfied at closing, or that are deferred at the closing, would result in the combined company carrying additional liabilities on its balance sheet and, in turn, could have an adverse effect on the combined company’s ability to raise additional equity or debt financing after the closing, or result in the combined company raising capital on terms less favorable, and also would result in the combined company needing to reserve or utilize funds for deferred expenses and obligations in lieu of utilizing those funds to further its business operations. Impediments to the combined company’s access to outside capital, and matters that could cause the combined company to scale back or delay the implementation of its business plan would likely delay the on-going development of the combined company’s products and timeline by which hopes to begin generating revenue which would have an adverse effect on the combined company’s results of operations. For more information, see “Summary of the Proxy Statement/Prospectus – Sources and Uses of Funds for the Business Combination.”

For further discussion on the Minimum Cash Condition, see “Notes to Unaudited Pro Forma Condensed Combined Financial Information” and “Business Combination Proposal – Conditions to Closing of the Business Combination.”

The approval of the Domestication Proposal and the Organizational Documents Proposal each requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Omnibus Incentive Plan Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the proxy statement/prospectus following this notice (including the annexes and other documents referred to herein) for a more complete description of the Business Combination and related transactions and each of the proposals. You are encouraged to read the proxy statement/prospectus carefully and in its entirety, including the annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Issuer Direct Corporation, our proxy solicitor, by calling (919) 481-4000, or banks and brokers can call collect at (919) 481-4000, or by emailing proxy@issuerdirect.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of PowerUp Acquisition Corp.,

Surendra Ajjarapu
Chief Executive Officer and Chairman of the Board of Directors

* To be filed by amendment

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about PowerUp that is not included in or delivered with the document. You may request copies of this proxy statement/prospectus and any other publicly available information concerning PowerUp, without charge, by written request to PowerUp Acquisition Corp., 188 Grand Street, Unit #195, New York, NY 10013, or by telephone request at (347) 313-8109; or from Issuer Direct Corporation, our proxy solicitor, by calling (919) 481-4000, or banks and brokers can call collect at (919) 481-4000, or by emailing proxy@issuerdirect.com, or from the SEC through the SEC website at http://www.sec.gov.

In order for PowerUp’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of PowerUp to be held on [●], you must request the information no later than five business days prior to the date of the extraordinary general meeting, or by [●].

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Aspire’s own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this proxy statement/prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:

●	“2023 Extension Meeting” means the PowerUp extraordinary general meeting of shareholders held on May 18, 2023, at which shareholders voted upon a proposal to amend the Amended and Restated Memorandum and Articles of Association to extend the date by which PowerUp must consummate an initial business combination;

●	“2023 Extension Redemption” means the redemption of 26,946,271 Class A ordinary shares in connection with the 2023 Extension Meeting;

●	“2024 Extension Amendment Proposal” means the proposal, presented in PowerUp’s definitive proxy statement filed with the SEC on May 1, 2024, to extend the date by which the Company must consummate an initial business combination from May 23, 2024 to February 17, 2025 by amending the Existing Governing Documents;

●	“2024 Extension Meeting” means the PowerUp extraordinary general meeting of shareholders held on May 17, 2024 to consider and approve, among other things, the 2024 Extension Amendment Proposal and the NTA Proposal;

●	“2024 Extension Redemption” means the redemption of 1,226,085 Class A ordinary shares in connection with the 2024 Extension Meeting;

●	“2024 Plan” means the Aspire Biopharma Holdings, Inc. 2024 Omnibus Incentive Plan;

●	“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of PowerUp;

●	“Amendment Agreement” means that certain Amendment Agreement, dated September 5, 2024, by and among PowerUp, Merger Sub, Sponsor, Seller Representative, and Aspire;

●	“ASC” means Accounting Standards Codification;

●	“Aspire” means Aspire Biopharma, Inc., a Puerto Rico corporation;

●	“Aspire Common Stock” means the voting common stock, par value $0.001 per share, of Aspire;

●	“Aspire Domestication” means the transfer by way of continuation and deregistration of Aspire from Puerto Rico and the continuation and domestication of Aspire as a corporation incorporated in the State of Delaware prior to the Business Combination;

●	“Aspire Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Aspire, including the Aspire Series A preferred stock and any authorized undesignated preferred stock;

●	“Aspire Stockholder” means a holder of a share of Aspire Common Stock as of immediately prior to the Effective Time;

●	“Aspire Warrants” means warrants to purchase shares of Aspire Common Stock that have been granted to persons pursuant to written warrant agreements between Aspire and each respective warrant holder;

●	“ASU” means the Accounting Standards Updates issued by FASB;

●	“Business Combination” means, all transactions contemplated by the Business Combination Agreement, including the merger of Merger Sub with and into Aspire, with Aspire surviving as a wholly owned subsidiary of New Aspire;

●	“Business Combination Agreement” means, that certain Agreement and Plan of Merger, dated as of August 26, 2024, as amended by an Amendment Agreement dated September 5, 2024 and a Second Amendment Agreement dated October 9, 2024 (as it may be further amended, supplemented or otherwise modified from time to time), by and among PowerUp, Merger Sub, Sponsor, Seller Representative, and Aspire;

●	“Cayman Islands Companies Act” means the Companies Act (2023 Revision) of the Cayman Islands as the same may be amended from time to time;

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●	“Citigroup” means Citigroup Global Markets Inc., the underwriter for the initial public offering;

●	“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of PowerUp, which will convert by operation of law into shares of New Aspire Class A Common Stock, on a one-for-one basis, in connection with the PowerUp Domestication;

●	“Class B ordinary shares” or “founder shares” means the Class B ordinary shares, par value $0.0001 per share, of PowerUp that were initially issued to our Original Sponsor in a private placement prior to our initial public offering and converted to Class A ordinary shares on May 18, 2023;

●	“Closing” means the closing of the Business Combination;

●	“Closing Date” means that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Closing set forth in the Business Combination Agreement, which are described under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as PowerUp and Aspire may agree in writing;

●	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

●	“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal, collectively;

●	“Conversion” means the conversion, on May 18, 2023, of all of the issued and outstanding Class B ordinary shares of PowerUp into Class A ordinary shares on a one-for-one basis upon the election of the Original Sponsor;

●	“COVID-19” means the novel coronavirus disease 2019;

●	“DGCL” means the Delaware General Corporation Law;

●	“DTC” means The Depository Trust Company;

●	“Effective Time” means the time at which the Business Combination becomes effective;

●	“Equiniti” means Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company);

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

●	“Exchange Ratio” means the ratio represented by the number of shares of New Aspire Common Stock to be issued for each share of issued and outstanding Aspire common stock (assuming the Preferred Conversion) in connection with the Business Combination;

●	“extraordinary general meeting” means the extraordinary general meeting of PowerUp to be held at [●], [●] Eastern Time, on [●], at the offices of [●] located at [●], and via a virtual meeting, unless the extraordinary general meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

●	“Existing Governing Documents” means the Amended and Restated Memorandum and Articles of Association;

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●	“Extension Period” means any extended time that PowerUp has to consummate an initial business combination beyond February 17, 2025 as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association;

●	“FASB” means the Financial Accounting Standards Board;

●	“FINRA” means the Financial Industry Regulatory Authority;

●	“F Reorganization” means a reorganization within the meaning of Section 368(a)(1)(F) of the Code;

●	“GAAP” means the U.S. generally accepted accounting principles, consistently applied;

●	“Holders” means the U.S. Holders together with the Non-U.S. Holders;

●	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

●	“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss;

●	“Inflation Reduction Act” means the Inflation Reduction Act of 2022;

●	“initial public offering” means PowerUp’s initial public offering that was consummated on February 23, 2022;

●	“Initial Shareholders” means the Original Sponsor (PowerUp Sponsor LLC), the Sponsor (SRIRAMA Associates, LLC), and each of their permitted transferees under the Letter Agreement;

●	“Insiders” means the individual PowerUp officers and directors that entered into the Letter Agreement;

●	“Investment Company Act” means the Investment Company Act of 1940, as amended;

●	“IRS” means the Internal Revenue Service;

●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

●	“Letter Agreement” means that certain letter agreement, dated February 17, 2022, by and among the Original, Sponsor, the Insiders and PowerUp;

●	“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

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●	“Locked-Up Parties” means the Significant Aspire Holders;

●	“Lock-Up Agreements” means the lock-up agreements to be executed in connection with the Closing by PowerUp, the Significant Aspire Holders, and the Sponsor;

●	“Lock-Up Securities” means the shares of New Aspire Common Stock and warrants subject to the Lock-Up Agreements;

●	“Lock-Up Shares” means the shares of New Aspire Common Stock subject to the Lock-Up Agreements;

●	“Marcum” means Marcum LLP, PowerUp’s independent registered public accounting firm;

●	“Merger Consideration” means a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Aspire Common Stock with an aggregate value equal to (a) $350 million less (b) the amount by which Aspire’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by PowerUp), if any, less (c) Aspire’s Indebtedness at Closing;

●	“Minimum Cash Condition” means the closing condition that requires Aspire to have no less than $0.00 of available cash, after giving effect to the payment in full of Aspire’s unpaid transaction expenses and PowerUp’s unpaid expenses and liabilities (including, but not limited to, the Working Capital Loans);

●	“Nasdaq” means the Nasdaq Stock Market LLC;

●	“New Aspire” means PowerUp upon and after the Business Combination;

●	“New Aspire Board” means the board of directors of New Aspire;

●	“New Aspire Common Stock” means the common stock, par value $0.0001 per share, of New Aspire;

●	“Non-Competition Agreements” means the non-competition agreements to be delivered in connection with the Closing by the Significant Aspire Holders in favor of PowerUp and Aspire;

●	“Non-U.S. Holder” means a beneficial owner of a PowerUp Security who or that is, for U.S. federal income tax purposes: a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates; a foreign corporation; or an estate or trust that is not a U.S. Holder;

●	“NTA Proposal” means the proposal, presented in PowerUp’s definitive proxy statement filed with the SEC on May 1, 2024, to remove the requirements limiting PowerUp’s ability to consummate an initial business combination if it would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination by amending the Existing Governing Documents;

●	“Original Sponsor” means PowerUp Sponsor LLC;

●	“Outside Date” means February 17, 2025;

●	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

●	“PFIC” means passive foreign investment company;

●	“PowerUp Domestication” means the transfer by way of continuation and deregistration of PowerUp from the Cayman Islands and the continuation and domestication of PowerUp as a corporation incorporated in the State of Delaware prior to the Business Combination;

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●	“Preferred Conversion” means the conversion of each share of Aspire Preferred Stock that is issued and outstanding immediately prior to the Effective Time into a number of shares of Aspire Common Stock at the then-effective conversion rate as calculated pursuant to Aspire’s Certificate of Designation of Series A Preferred Stock;

●	“private placement warrants” means the warrants sold to the Original Sponsor in a private placement simultaneously with the closing of the initial public offering;

●	“pro forma” means giving pro forma effect to the Business Combination, including the Business Combination and any other equity financing transactions which may be entered into prior to Closing;

●	“Proposed Bylaws” means the proposed bylaws of New Aspire to be effective upon the PowerUp Domestication attached to this proxy statement/prospectus as Annex D;

●	“Proposed Charter” means the proposed certificate of incorporation of New Aspire to be effective upon the PowerUp Domestication attached to this proxy statement/prospectus as Annex C;

●	“Proposed Governing Documents” means the Proposed Charter and the Proposed Bylaws;

●	“public shareholders” means holders of public shares, whether acquired in PowerUp’s initial public offering or acquired in the secondary market;

●	“public shares” means the currently outstanding 577,644 Class A ordinary shares of PowerUp sold as part of the PowerUp units in its initial public offering, whether acquired in PowerUp’s initial public offering or acquired in the secondary market;

●	“public warrants” means the redeemable warrants to purchase Class A ordinary shares of PowerUp sold as part of the units in its initial public offering or acquired in the secondary market;

●	“record date” means [●];

●	“redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

●	“Rule 144” means Rule 144 under the Securities Act;

●	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

●	“SEC” means the Securities and Exchange Commission;

●	“Second Amendment Agreement” means that certain Second Amendment Agreement, dated October 9, 2024, by and among PowerUp, Merger Sub, Sponsor, Seller Representative, and Aspire;

●	“Section 11” means Section 11 of the Securities Act;

●	“Securities Act” means the Securities Act of 1933, as amended;

●	“Significant Aspire Holders” means (i) all officers and directors of Aspire and (ii) all Aspire Stockholders that are beneficial owners of at least 5% of Aspire Common Stock and Aspire Preferred Stock;

●	“PowerUp” “we,” “us” or “our” means PowerUp Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination, and “we,” “us,” or “our” means New Aspire upon and after consummation of the Business Combination;

●	“PowerUp Board” means PowerUp’s board of directors;

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●	“PowerUp Securities” means the public shares, public warrants and units of PowerUp;

●	“SPAC” means special purpose acquisition company;

●	“Sponsor” means SRIRAMA Associates, LLC, a Delaware limited liability company, which is not currently controlled by, nor has substantial ties with, non-U.S. persons. Additionally, all officers and directors of the Company are U.S. citizens and U.S. residents;

●	“Sponsor Purchase Agreement” means that certain purchase agreement, dated July 14, 2023, by and among PowerUp, Sponsor, and the Original Sponsor;

●	“transfer agent” means Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company), PowerUp’s transfer agent;

●	“Treasury Regulations” means the United States Treasury regulations promulgated under the Code;

●	“Trust Account” means the trust account established at the consummation of PowerUp’s initial public offering that holds the proceeds of the initial public offering and from the sale of private placement warrants;

●	“Underwriting Agreement” means the underwriting agreement, dated February 17, 2022, by and between PowerUp and Citigroup;

●	“units” or “PowerUp units” means the units of PowerUp, each unit representing one Class A ordinary share and one-half of one warrant, with such whole warrant representing the right to acquire one Class A ordinary share, that were offered and sold by PowerUp in its initial public offering and in its concurrent private placement;

●	“U.S. Holder” means a beneficial owner of a PowerUp Security who or that is, for U.S. federal income tax purposes: an individual who is a citizen or resident of the United States; a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia; an estate whose income is subject to U.S. federal income tax regardless of its source; or a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person;

●	“Warrant Agreement” means the warrant agreement, dated as of February 17, 2022, by and between PowerUp and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company);

●	“warrants” means the public warrants and the private placement warrants;

●	“Working Capital Loans” means the loans, including prior loans and future loans, made by the Sponsor, any affiliate of the Sponsor, or certain of the PowerUp’s officers and directors in order to finance transaction costs in connection with an initial business combination; and

●	“Working Capital Loan Shares” means the up to 3,750,000 shares of New Aspire Common Stock to be issued to the Sponsor and certain investors as partial consideration for entering into the Working Capital Loans.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Aspire has been provided by Aspire and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	our ability to manage, grow, and diversify our business and execute our business initiatives and strategy;

●	our public securities’ potential liquidity and trading;

●	our ability to complete the Business Combination with Aspire or, if we do not consummate such Business Combination, any other initial business combination;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of New Aspire to grow and manage growth profitably and retain its key employees; and

●	satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained (not waivable); (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of PowerUp and Aspire; (iii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated (not waivable); and (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination (not waivable);

●	the amount of redemptions made by public shareholders; and

●	the future business, operations and financial performance of Aspire and New Aspire.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations, assumptions, and beliefs concerning future developments and their potential effects on us and/or Aspire. There can be no assurance that future developments affecting us and/or Aspire will be those that we and/or Aspire have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Aspire) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

●	the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against PowerUp and Aspire following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

●	our ability to complete the Business Combination or any other business combination prior to February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination);

●	risks related to redemptions made by public shareholders;

●	the risk that the Business Combination disrupts current plans and operations of Aspire as a result of the announcement and consummation of the Business Combination;

●	costs related to the Business Combination;

●	the ability to obtain and/or maintain the listing of New Aspire’s Common Stock and the warrants on Nasdaq, and the potential liquidity and trading of such securities;

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●	changes in applicable laws or regulations;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and New Aspire’s ability to attract and retain key personnel;

●	PowerUp officers and directors allocating their time to other businesses and potentially having conflicts of interest with PowerUp’s business or in approving the Business Combination;

●	macroeconomic conditions, including those resulting from the global COVID-19 pandemic;

●	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

●	cyber-attacks and security vulnerabilities;

●	risks related to the business, operations, and financial performance of Aspire, including:

●	Aspire’s limited operating history and lack of products approved for commercial sale;

●	Aspire’s significant losses, expectation to continue to incur significant losses, and lack of history of revenue from product sales;

●	Aspire’s requirement for substantial additional financing to pursue adequately its business objectives;

●	the regulatory landscape that applies to Aspire’s product candidates;

●	Aspire’s limited experience designing and implementing clinical trials;

●	delays and disruptions in completing the development of product candidates;

●	the lengthy and time-consuming FDA regulatory approval process;

●	the expensive, time-consuming, and difficult to design and implement nature of clinical trials, and their uncertain outcome;

●	the commercial feasibility and acceptance of our products;

●	dependence on third-party collaborators, including but not limited to reliance on third-party manufacturers;

●	Aspire’s ability to develop, manufacture, market, and distribute product candidates other than Instaprin;

●	being subject to manufacturing risks, any of which could substantially increase costs and limit supply of product candidates;

●	Aspire’s ability to obtain and maintain adequate patent protection for its product candidates and Instaprin;

●	lawsuits to protect or enforce Aspire’s intellectual property;

●	dependence on key personnel, including the ability to recruit and retain qualified management and technical personnel;

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●	substantial competition that may result in others discovering, developing, or commercializing products before or more successfully than Aspire;

●	Aspire’s ability to gain market acceptance of its products among physicians, patients, hospitals, and others in the medical community;

●	significant fluctuations of the price of New Aspire Common Stock following the Business Combination; and

●	New Aspire’s management team having no experience managing a public company; and

●	other factors detailed under the section entitled “Risk Factors.”

Forward-looking statements should be considered in light of these factors and the factors described elsewhere in this proxy statement/prospectus, including in the sections entitled “Risk Factors,” “Aspire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “PowerUp’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should read these factors and the other cautionary statements made in this proxy statement/prospectus as being applicable to all related forward-looking statements wherever they appear in this proxy statement/prospectus. It is not possible to predict or identify all such risks. Neither we nor Aspire undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable law.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, or makes a decision with respect to redemption of its public shares, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF PowerUp

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that may be important to PowerUp’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [●], on [●], at the offices of [●] and virtually via live webcast at [●], unless the extraordinary general meeting is adjourned.

Q:	Why am I receiving this proxy statement/prospectus?

A:	PowerUp shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, PowerUp will complete the PowerUp Domestication and, after the PowerUp Domestication, on the Closing Date, the parties will complete the merger of Merger Sub with and into Aspire, pursuant to which each share of Aspire Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Aspire Common Stock with an aggregate value equal to (a) $350 million less (b) the amount by which Aspire’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by PowerUp), if any, less (c) Aspire’s Indebtedness at Closing. For further details, see “Business Combination Proposal — Consideration to Aspire Stockholders in the Business Combination.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Omnibus Incentive Plan Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

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In connection with the PowerUp Domestication, prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of PowerUp will convert by operation of law, on a one-for-one basis, into shares of New Aspire Class A Common Stock; and (ii) each issued and outstanding warrant to purchase Class A ordinary shares of PowerUp will automatically represent the right to purchase one share of New Aspire Class A Common Stock at an exercise price of $11.50 per share of New Aspire Class A Common Stock on the terms and conditions set forth in the Warrant Agreement. Immediately following the PowerUp Domestication, (i) the New Aspire Class A Common Stock will be reclassified as New Aspire Common Stock; (ii) the governing documents of PowerUp will be amended and restated and become the certificate of incorporation and the bylaws of New Aspire as described in this proxy statement/prospectus; and (iii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the PowerUp shareholders, other than the amendments to the PowerUp governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. Each issued and outstanding PowerUp unit that has not been previously separated into the underlying Class A ordinary shares and the underlying one-half of one PowerUp warrant prior to the PowerUp Domestication will be cancelled and will entitle the holder thereof to one share of New Aspire Common Stock and one-half of one New Aspire warrant, with each whole warrant representing the right to purchase one share of New Aspire Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of PowerUp, you will not be able to receive or trade a warrant when the units are separated. See “Domestication Proposal” for more information.

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the Existing Governing Documents of PowerUp?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of PowerUp being asked to vote upon?

A:	At the extraordinary general meeting, PowerUp is asking holders of its ordinary shares to consider and vote upon fifteen (15) separate proposals:

●	a proposal to approve and adopt by ordinary resolution the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination;

●	a proposal to approve by special resolution the PowerUp Domestication;

●	a proposal to approve by special resolution the Organizational Documents Proposal;

●	eight (8) separate proposals to vote on, on a non-binding advisory basis by ordinary resolution, certain material differences between the Existing Governing Documents and the Proposed Governing Documents:

●	to authorize the change in the authorized share capital of PowerUp from $35,500 divided into (i) 300,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 490,000,000 shares of New Aspire Common Stock and 10,000,000 shares of New Aspire Preferred Stock;

●	to permit removal of a director with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of New Aspire entitled to vote at an election of directors, voting together as a single class;

●	to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Aspire Board;

●	to eliminate the ability of New Aspire stockholders to take action by written consent in lieu of a meeting;

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●	to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Aspire Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Aspire;

●	to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Aspire for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the PowerUp Board, removal of directors from office, and filling vacancies on the New Aspire Board; (ii) exculpation of personal liability of a director of New Aspire and indemnification of persons serving as directors or officers of New Aspire; and (iii) amendments to the Proposed Bylaws;

●	to provide that, unless New Aspire otherwise consents in writing, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions and the federal district courts of the United States shall be the exclusive forum for claims arising out of the Securities Act, provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Exchange Act, for which the federal district courts of the United States are the exclusive forum;

●	to provide that New Aspire’s existence is perpetual;

●	a proposal to approve by ordinary resolution the issuance of shares of New Aspire Common Stock in connection with the Business Combination in compliance with the applicable listing rules of Nasdaq;

●	a proposal to approve and adopt by ordinary resolution the 2024 Plan;

●	a proposal to approve, as an ordinary resolution the election of seven directors to serve staggered terms on New Aspire’s board of directors; and

●	a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,”, “Organizational Documents Proposal”, “Advisory Charter Proposals,” “Nasdaq Proposal,” “Omnibus Incentive Plan Proposal,” “Election of Directors Proposal,” and “Adjournment Proposal.”

PowerUp will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of PowerUp should read this proxy statement/prospectus carefully.

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After careful consideration, the PowerUp Board has determined that the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal, and the Adjournment Proposal are in the best interests of PowerUp and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:	Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned upon the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:	Why is PowerUp proposing the Business Combination?

A:

PowerUp is a blank check company incorporated on February 9, 2021, as a Cayman Islands exempted company and formed for the purpose of a Business Combination, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as the initial business combination. Based on PowerUp’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Aspire is a privately held, early-stage biopharmaceutical company. Aspire is a Puerto Rico corporation formed in September 2021, engaged in the business of developing and marketing the disruptive technology for novel delivery mechanisms initially for “do no harm” drugs. We define “do no harm” drugs as drugs that have been on the market for a long period of time and are generally accepted in both the medical and pharmaceutical industry as having a low probability of causing patient’s harm. In addition, “do no harm” drugs do not harm patients when taken as prescribed or instructed. Most of these “do no harm” drugs are sold “over the counter,” like aspirin. Aspire develops technology that allows for medicine to flow into the bloodstream via sublingual administration instead of going through the digestive tract (as occurs with oral administration). This allows for a much faster delivery method with minimal impact on the liver. Aspire’s technology is a novel soluble drug formulation delivering full dosage with minimal impact on stomach and liver, with the potential to change the delivery method of various drugs, delivering Ph neutral, powder or granulated substances developed through its patent pending formulation, and internal process. Aspire’s patent pending launch product, Instaprin, will be an aspirin formulation which addresses cardiology and stroke emergencies, acute pain management and anti-inflammatory needs.

Based on the PowerUp Board’s due diligence investigations of Aspire and the industry in which it operates, including the financial and other information provided by Aspire in the course of PowerUp’s due diligence investigations, the PowerUp Board believes that the Business Combination with Aspire is in the best interests of PowerUp and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal — The PowerUp Board’s Reasons for the Business Combination.”

Although the PowerUp Board believes that the Business Combination with Aspire presents a unique business combination opportunity and is in the best interests of PowerUp and its shareholders, the PowerUp Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The PowerUp Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to Aspire.”

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Q:	Did the PowerUp Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	Yes. Although PowerUp is not required to obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) or from an independent accounting firm that the transaction being contemplated is fair to PowerUp from a financial point of view unless PowerUp completes an initial business combination with an affiliated entity, the PowerUp Board received a written opinion from KPSN & Associates LLP (“KPSN”), dated August 23, 2024, which was replaced with an updated opinion dated September 4, 2024 in connection with the Amendment Agreement, as to the fairness, from a financial point of view, to PowerUp of the shares of New Aspire Common Stock to be issued on the Closing Date as the consideration in the Business Combination to the Aspire Stockholders, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by KPSN in preparing its opinion. KPSN’s opinion should not be construed as creating any fiduciary duty on KPSN’s part to any party or entity. KPSN’s opinion was not intended to be, and does not constitute, advice or a recommendation to PowerUp or Aspire, or the board of directors or any shareholder of either PowerUp or Aspire as to how to act or vote with respect to the Business Combination or related matters. This opinion is discussed in greater detail in the section entitled “Business Combination Proposal — Opinion of Financial Advisor to PowerUp” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex H.

Q:	What will the Aspire Stockholders receive in return for the Business Combination with PowerUp?

A:	After giving effect to the Business Combination, Aspire will be a wholly owned subsidiary of New Aspire. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, the Aspire Stockholders shall collectively be entitled to receive, in the aggregate, a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Aspire Common Stock with an aggregate value equal to (a) $350 million less (b) the amount by which Aspire’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by PowerUp), if any, less (c) Aspire’s Indebtedness at Closing.

Q:	How will New Aspire be managed following the Business Combination?

A:	Following the Closing, it is expected that the current management of Aspire will become the management of New Aspire, and the New Aspire Board will consist of seven directors, which will be divided into three classes (Class I, II and III) with each consisting of two, two, and three directors, respectively. The New Aspire Board will consist of Kraig Higginson, Michael Howe, Gary Stein, Barbara Sher, Edward Kimball, Surendra Ajjarapu, and Donald G. Fell. Please see “Management of New Aspire Following the Business Combination” for further information.

Q:	What equity stake will current PowerUp shareholders and current Aspire Stockholders hold in New Aspire immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are 7,765,144 ordinary shares issued and outstanding, which includes an aggregate of 7,187,500 Class A ordinary shares held by the Sponsor and the Original Sponsor (consisting of 4,317,500 Class A ordinary shares held by the Sponsor and 2,870,000 Class A ordinary shares held by the Original Sponsor), and no Class B ordinary shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 24,138,333 warrants to acquire ordinary shares, comprised of a total of 9,763,333 private placement warrants held by the Sponsor and the Original Sponsor (consisting of 6,834,333 private placement warrants held by the Sponsor and 2,929,000 private placement warrants held by the Original Sponsor), purchased simultaneously with the consummation of the initial public offering, and 14,375,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the PowerUp Domestication, will entitle the holder thereof to purchase one share of New Aspire Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination), PowerUp’s fully diluted share capital would be 31,903,477 ordinary shares.

The Sponsor holds 4,317,500 ordinary shares of PowerUp, which it acquired for less than $0.0001 per share, and the Original Sponsor holds 2,870,000 ordinary shares of PowerUp, which it acquired for approximately $0.0029 per share. However, the Merger Consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor and Original Sponsor could make a substantial profit after the Business Combination. The ordinary shares held by the Sponsor and Original Sponsor have an aggregate market value of approximately $[●] and $[●], respectively, based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share.

The equity stake held by our non-redeeming public shareholders, the Aspire Stockholders, and the PowerUp Initial Stockholders in New Aspire immediately following consummation of the Business Combination will depend on the number of redemptions from the Trust Account by public shareholders at the Closing as well as various other factors, as described in the assumptions set forth below. The following table illustrates varying ownership levels in New Aspire Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders. Assuming no public shareholder exercises its redemption rights and no additional shares are issued prior to Closing, the Aspire Stockholders will own approximately 75.2% of the shares of New Aspire Common Stock to be outstanding immediately after the Business Combination, public shareholders will own approximately 1.2% of the shares of New Aspire Common Stock, the Original Sponsor will own approximately 6.2% of the shares of New Aspire Common Stock, and the Sponsor will own approximately 13.6% of the shares of New Aspire Common Stock, in each case, based on the number of shares of PowerUp ordinary shares outstanding as of the Record Date. These pro forma ownership percentages also assume the issuance of up to 3,750,000 Working Capital Loan Shares. As discussed elsewhere in this proxy statement/prospectus the parties may need to obtain additional financing from other sources in order to consummate the Business Combination, which may not be available on favorable terms or at all. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in New Aspire will be different.

	Share Ownership in New Aspire(1)
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
PowerUp Public Shares subject to redemption	577,644	1.2%	288,822	0.6%	-	-%
PowerUp Founder Shares – Original Sponsor	2,870,000	6.2%	2,870,000	6.2%	2,870,000	6.3%
PowerUp Founder Shares – Current Sponsor	4,317,500	9.3%	4,317,500	9.3%	4,317,500	9.4%
Aspire Stockholders (2)	35,000,000	75.2%	35,000,000	75.7%	35,000,000	76.2%
Working Capital Loan Shares – Investors (3)	1,750,000	3.8%	1,750,000	3.8%	1,750,000	3.8%
Working Capital Loan Shares – Current Sponsor (4)	2,000,000	4.3%	2,000,000	4.3%	2,000,000	4.3%
Pro Forma common stock at September 30, 2024	46,515,144	100.0%	46,226,322	100.0%	45,937,500	100.0%

(1) For further details, see “Business Combination Proposal — Consideration to Aspire Stockholders in the Business Combination.”

(2) Comprises the shares of New Aspire Common Stock to be issued to the Aspire Stockholders at Closing.

(3) Comprises the Working Capital Loan Shares to be issued to the Investors at Closing.

(4) Comprises the up to 2,000,000 Working Capital Loan Shares that may be issued to the Sponsor at Closing as partial consideration for the Sponsor entering into certain Working Capital Loans, such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing.

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Shareholders may experience additional dilution to the extent New Aspire issues additional shares after the Closing. The following table illustrates varying ownership levels in New Aspire Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and assumes (a) no public shareholder exercises its redemption rights and no additional shares are issued prior to Closing, (b) the issuance of up to 14,375,000 shares of New Aspire Common Stock underlying PowerUp public warrants, (c) the issuance of up to 9,763,333 shares of New Aspire Common Stock underlying PowerUp private placement warrants (comprised of 2,929,000 private placement warrants held by the Original Sponsor and 6,834,333 private placement warrants held by the Sponsor), and (d) the issuance of 3,750,000 Working Capital Loan Shares. The Aspire Stockholders would own approximately 49.5% of the shares of New Aspire Common Stock to be outstanding immediately after the Business Combination, public shareholders, including holders of the public warrants, would own approximately 21.1% of the shares of New Aspire Common Stock, the Original Sponsor would own approximately 8.2% of the shares of New Aspire Common Stock, and the Sponsor would own approximately 18.7% of the shares of New Aspire Common Stock, in each case, based on the number of shares of PowerUp ordinary shares outstanding as of the Record Date. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in New Aspire will be different.

	Share Ownership in New Aspire (1)
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
PowerUp Public Shares subject to redemption	577,644	0.8%	288,822	0.4%	-	-%
PowerUp Founder Shares – Original Sponsor	2,870,000	4.1%	2,870,000	4.1%	2,870,000	4.1%
PowerUp Founder Shares – Current Sponsor	4,317,500	6.1%	4,317,500	6.1%	4,317,500	6.2%
Aspire Stockholders (2)	35,000,000	49.5%	35,000,000	49.7%	35,000,000	49.9%
Public Warrants (3)	14,375,000	20.3%	14,375,000	20.4%	14,375,000	20.5%
Private Warrants – Original Sponsor (4)	2,929,000	4.1%	2,929,000	4.2%	2,929,000	4.2%
Private Warrants – Current Sponsor (4)	6,834,333	9.7%	6,834,333	9.7%	6,834,333	9.8%
Working Capital Loan Shares – Investors (5)	1,750,000	2.5%	1,750,000	2.5%	1,750,000	2.5%
Working Capital Loan Shares – Current Sponsor (6)	2,000,000	2.9%	2,000,000	2.8%	2,000,000	2.9%
Pro Forma common stock at September 30, 2024	70,653,477	100.0%	70,364,655	100.0%	70,075,833	100.0%

(1) For further details, see “Business Combination Proposal — Consideration to Aspire Stockholders in the Business Combination.”

(2) Comprises the shares of New Aspire Common Stock to be issued to the Aspire Stockholders at Closing.

(3) Assumes exercise of 14,375,000 Public Warrants at an exercise price of $11.50 per share.

(4) Assumes exercise of 9,763,333 Private Placement Warrants at an exercise price of $11.50 per share.

(5) Comprises the Working Capital Loan Shares to be issued to the Investors at Closing.

(6) Comprises the up to 2,000,000 Working Capital Loan Shares that may be issued to the Sponsor at Closing as partial consideration for the Sponsor entering into certain Working Capital Loans, such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing.

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Q:	How is the payment of the deferred underwriting commissions going to affect the amount left in the Trust Account upon the completion of the Business Combination?

A:

Citigroup was paid a cash underwriting discount of $0.20 per unit, or $5,000,000 in the aggregate at the closing of the initial public offering. Citigroup agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon the closing of an initial business combination ($750,000 in the aggregate). In addition, Citigroup was originally entitled to a deferred underwriting commissions of $0.35 per unit, or $10,062,500 from the closing of the initial public offering. The total deferred fee was $10,812,500 consisting of the $10,062,500 deferred portion and the $750,000 cash discount was agreed to be deferred until the closing of an initial business combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely if the Company completed an initial business combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the underwriters agreed to waive their entitlement to the deferred underwriting commissions of $10,812,500 in accordance with the Underwriting Agreement. As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying financial statements. As a result of the deferral, there will be no payment of the deferred underwriting commissions, and the amount left in the Trust Account upon the completion of the Business Combination will not be affected.

PowerUp was not made aware of the reasons why Citigroup waived the deferred underwriting commission fee and there was no consideration exchanged for the waiver. Citigroup has not performed any additional services for PowerUp after the IPO and is not expected to perform any additional services following the consummation of the Business Combination.

Q:	How has the announcement of the Business Combination affected the trading price of the PowerUp securities?

A:	On August 29, 2024, the trading date preceding the announcement of the Business Combination, the closing prices per unit, public share, and public warrant as reported by Nasdaq were $11.11, $11.23, and $0.0601, respectively. As of [●], the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and redeemable warrant was $[●], $[●], and $[●], respectively. Holders of PowerUp’s securities should obtain current market quotations for the securities. The market price of PowerUp’s securities could vary at any time prior to Closing.

Q:	Why is PowerUp proposing the PowerUp Domestication?

A:	The PowerUp Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the PowerUp Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The PowerUp Board believes that there are several reasons why a transfer by way of continuation to Delaware is in the best interests of PowerUp and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance, and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the PowerUp Domestication.”

To effect the PowerUp Domestication, PowerUp will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which PowerUp will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	Why did PowerUp propose the 2024 Extension Amendment Proposal?

A:

The purpose of the 2024 Extension Amendment Proposal was to allow PowerUp more time to complete an initial business combination. The PowerUp Board believed that there was not sufficient time to complete an initial business combination by May 23, 2024. Therefore, the PowerUp Board determined that it was in the best interests of PowerUp and its shareholders to amend the Existing Governing Documents to extend the date that PowerUp has to consummate a business combination in order to provide its shareholders with the chance to participate in an investment opportunity.

Accordingly, the PowerUp Board proposed to extend the date by which PowerUp must consummate a business combination, from May 23, 2024 to February 17, 2025. The 2024 Extension Amendment Proposal was approved by PowerUp’s shareholders at the 2024 Extension Meeting. For more information regarding the 2024 Extension Amendment Proposal and the 2024 Extension Meeting, please see the definitive proxy statement filed by PowerUp with the SEC on May 1, 2024.

Q:	Why did PowerUp propose the NTA Proposal?

A:

The adoption of the proposed amendments to remove the net asset test limitation from PowerUp’s Amended and Restated Memorandum and Articles of Association was proposed in order to facilitate the consummation of an initial business combination, by removing the limitation on its ability to consummate an initial business combination if PowerUp would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The purpose of the net asset test limitation was initially to ensure that PowerUp’s ordinary shares are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the ordinary shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, PowerUp proposed the NTA Proposal so that it may consummate an initial business combination even if it does not have at least $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination.

If PowerUp redeems its public shares in an amount in excess of the current redemption limitation and its securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist PowerUp’s securities from trading on its exchange. If Nasdaq delists any of PowerUp’s securities from trading on its exchange and it is not able to list such securities on another approved national securities exchange, PowerUp expects that such securities could be quoted on an over-the-counter market. If this were to occur, PowerUp could face significant material adverse consequences, including: (i) a limited availability of market quotations for PowerUp’s securities, (ii) reduced liquidity for PowerUp’s securities, (iii) a determination that PowerUp’s public shares are “penny stocks” which will require brokers trading in PowerUp’s public shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for PowerUp’s securities, (iv) a decreased ability to issue additional securities or obtain additional financing in the future, and (v) a less attractive acquisition vehicle to a target business in connection with an initial business combination. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” PowerUp’s public shares, units and warrants qualify as covered securities under such statute. If PowerUp were no longer listed on Nasdaq, its securities would not qualify as covered securities under such statute and it would be subject to regulation in each state in which it offers its securities. See “Risk Factors – Nasdaq may not list New Aspire’s securities on its exchange, which could limit investors’ ability to make transactions in New Aspire’s securities and subject New Aspire to additional trading restrictions” for more information.

The NTA Proposal was approved by PowerUp’s shareholders at the 2024 Extension Meeting. For more information regarding the NTA Proposal and the 2024 Extension Meeting, please see the definitive proxy statement filed by PowerUp with the SEC on May 1, 2024.

Q:	What amendments will be made to the Existing Governing Documents of PowerUp?

A:	The consummation of the Business Combination is conditioned upon, among other things, the PowerUp Domestication. Accordingly, in addition to voting on the Business Combination, PowerUp’s shareholders also are being asked to consider and vote upon a proposal to approve the PowerUp Domestication, and replace PowerUp’s Existing Governing Documents, in each case, under the Cayman Islands Companies Act with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

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	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Charter Proposal 4A)	The share capital under the Existing Governing Documents is US$35,500 divided into 300,000,000 Class A ordinary shares, par value US$0.0001 per share, 50,000,000 Class B ordinary shares, par value US$0.0001 per share and 5,000,000 preference shares, par value US$0.0001 per share.	Under the Proposed Charter, New Aspire will be authorized to issue 500,000,000 shares of capital stock, consisting of (a) 490,000,000 shares of common stock and (b) 10,000,000 shares of preferred stock.

	See paragraph 5 of the PowerUp Amended and Restated Memorandum of Association.	See Article IV of the Proposed Charter.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Charter Proposal 4B)	The Existing Governing Documents authorize the issuance of up to 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by the PowerUp Board. Accordingly, PowerUp Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Charter will authorize the New Aspire Board to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, and to increase or decrease the number of shares of any such series.

	See paragraph 5 of the PowerUp Amended and Restated Memorandum of Association and Article 3 of the PowerUp Amended and Restated Articles of Association.	See Article IV of the Proposed Charter.

Stockholder Removal of Directors (Advisory Charter Proposal 4C)	The Existing Governing Documents provide that the members of the PowerUp Board may be removed from office prior to the consummation of PowerUp’s initial business combination only by the affirmative vote of the holders of a majority of the Class B ordinary shares, and following the consummation of PowerUp’s initial business combination, by ordinary resolution.	The Proposed Charter will provide that a director may be removed with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote an election of directors.

	See Article 29 of the PowerUp Amended and Restated Articles of Association.	See Section 5.05 of the Proposed Charter.

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	Existing Governing Documents	Proposed Governing Documents
Number of Directors (Advisory Charter Proposal 4D)	The Existing Governing Documents provide that the number of directors of PowerUp may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares, who, being present in person or by proxy and entitled to vote, cast votes at a general meeting or a resolution passed in writing unanimously.	The Proposed Charter will provide that the number of directors will be fixed from time to time by a majority of the New Aspire Board.

	See Article 27 of the PowerUp Amended and Restated Articles of Association.	See Section 5.02 of the Proposed Charter.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Charter Proposal 4E)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Charter will allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	See Articles 22 and 23 of the PowerUp Amended and Restated Articles of Association.	See Section 7.01 of the Proposed Charter.

Amend the Bylaws (Advisory Charter Proposal 4F)	PowerUp does not have bylaws; however, the Current Articles include provisions similar to the Proposed Bylaws and amendments to the Current Articles (save for Article 29 of the Current Articles) require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).	The Proposed Charter will authorize the New Aspire Board to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered or repealed by the stockholders, provided that any stockholder amendment to the Proposed Bylaws will require approval of at least a majority of the voting power of all of then-outstanding shares of voting stock of New Aspire.

	See Article 18 of the PowerUp Amended and Restated Articles of Association.	See Article VIII of the Proposed Charter.

Amend Certain Charter Provisions (Advisory Charter Proposal 4G)	The Existing Governing Documents provide that, with limited exceptions, amendments to the PowerUp Amended and Restated Articles require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).	The Proposed Charter will provide that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Aspire will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the PowerUp Board, removal of directors from office, and filling vacancies on the New Aspire Board, (ii) exculpation of personal liability of a director of New Aspire and indemnification of persons serving as directors or officers of New Aspire, and (iii) amendments to the Proposed Bylaws.

	See Article 18 of the PowerUp Amended and Restated Articles of Association.	See Article XI of the Proposed Charter.

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	Existing Governing Documents	Proposed Governing Documents
Exclusive Forum for Stockholder Actions (Advisory Charter Proposal 4H)	The Existing Governing Documents do not include an exclusive jurisdiction provision.

The Proposed Charter and Proposed Bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of New Aspire; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Aspire’s current or former directors, officers, or other employees to New Aspire or its stockholders; (iii) any action or proceeding asserting a claim against New Aspire or any of its current or former directors, officers, or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, the Proposed Charter or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of the Proposed Charter or the Proposed Bylaws; (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against New Aspire or any of its directors, officers, or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter and Proposed Bylaws will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New Aspire, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this offering

See Article IX of the Proposed Charter.

Provisions Related to Status as Blank Check Company (Advisory Charter Proposal 4G)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of an initial business combination and provide that if we do not consummate an initial business combination (as defined in the Existing Governing Documents) by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will cease all operations except for the purposes of winding up and will redeem the shares issued in PowerUp’s initial public offering and liquidate its Trust Account.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time. Further, the Proposed Governing Documents do not include any provisions relating to New Aspire ongoing existence; the default under the DGCL will make New Aspire’s existence perpetual.

	See Article 49 of the PowerUp Amended and Restated Articles of Association.	This is the default rule under the DGCL.

Q:	How will the PowerUp Domestication affect my ordinary shares, warrants and units?

A:	In connection with the PowerUp Domestication, prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of PowerUp will convert by operation of law, on a one-for-one basis, into shares of New Aspire Class A Common Stock; and (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of PowerUp will automatically represent the right to purchase one share of New Aspire Class A New Aspire at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement. Immediately following the PowerUp Domestication, (i) the New Aspire Class A Common Stock will be reclassified as New Aspire Common Stock; (ii) the governing documents of PowerUp will be amended and restated and become the certificate of incorporation and the bylaws of New Aspire as described in this proxy statement/prospectus; and (iii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the PowerUp shareholders, other than the amendments to the PowerUp governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. Each issued and outstanding unit of PowerUp that has not been previously separated into the underlying Class A ordinary share and underlying one-half of one warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Aspire Common Stock and one-half of one New Aspire warrant, with such whole warrant representing the right to acquire one share of New Aspire Common Stock. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of PowerUp, you will not be able to receive or trade a warrant when the units are separated. See “Domestication Proposal.”

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In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, the Aspire Stockholders shall collectively be entitled to receive, in the aggregate, a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Aspire Common Stock with an aggregate value equal to (a) $350 million less (b) the amount by which Aspire’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by PowerUp), if any, less (c) Aspire’s Indebtedness at Closing. For further details, see “Business Combination Proposal — Consideration to Aspire Stockholders in the Business Combination.”

Q:	What are the U.S. federal income tax consequences of the PowerUp Domestication and redemption to Public Shareholders and holders of PowerUp Warrants?

A:	As discussed more fully under the section titled “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders,” the PowerUp Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. In the case of a transaction, such as the PowerUp Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of PowerUp Class A ordinary shares or PowerUp Class B ordinary shares (collectively, “Public Shares,” and all such shareholders, “Public Shareholders”) will be subject to Section 367(b) of the Code and, as a result:

●	A U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the PowerUp Domestication, and who on the date of the PowerUp Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares, will generally not recognize any gain or loss and will generally not be required to include any part of PowerUp’s earnings in income pursuant to the PowerUp Domestication;

●	A U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the PowerUp Domestication, and who on the date of the PowerUp Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares will generally recognize gain (but not loss) on the exchange of Public Shares for shares of New Aspire Class A Common Stock pursuant to the PowerUp Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. PowerUp does not expect to have significant cumulative earnings and profits on the date of the PowerUp Domestication; and

●	A U.S. Holder of Public Shares who on the date of the PowerUp Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Public Shares entitled to vote or 10% or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. PowerUp does not expect to have significant cumulative earnings and profits on the date of the PowerUp Domestication.

Furthermore, even in the case of a transaction, such as the PowerUp Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares or PowerUp private or public warrants (collectively, “PowerUp Warrants”) may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares or PowerUp Warrants for (x) New Aspire Class A Common Stock or (y) New Aspire private or public warrants (collectively, “New Aspire Warrants”) pursuant to the PowerUp Domestication under the passive foreign investment company (“PFIC”) rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging PowerUp Warrants for newly issued New Aspire Warrants in the PowerUp Domestication) must recognize gain equal to the excess, if any, of the fair market value of the New Aspire Class A Common Stock or New Aspire Warrants received in the PowerUp Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or PowerUp Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because PowerUp is a blank check company with no current active business, we believe that PowerUp may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares or PowerUp Warrants to recognize gain on the exchange of such shares or warrants for New Aspire Class A Common Stock or New Aspire Warrants pursuant to the PowerUp Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s PowerUp Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of PowerUp. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the PowerUp Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders—U.S. Holders—PFIC Considerations.”

Additionally, the PowerUp Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of New Aspire Common Stock after the PowerUp Domestication.

The tax consequences of the PowerUp Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the PowerUp Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the PowerUp Domestication, including with respect to PowerUp Warrants, see “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders.”

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Q:	What are the material U.S. federal income tax consequences of the Business Combination to U.S. holders of Aspire Common Stock?

A:

Each of Aspire and PowerUp intends for the Business Combination to qualify, and each will take the position that the Business Combination qualifies, as a “reorganization” within the meaning of Section 368(a) of Code. Assuming the Business Combination so qualifies, Aspire U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Business Combination”) generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of New Aspire Common Stock issued in the Business Combination, excluding any cash received in lieu of fractional shares of New Aspire Common Stock.

The obligations of Aspire and PowerUp to complete the Business Combination are not conditioned on the receipt of opinions of U.S. tax counsel to the effect that the Business Combination will qualify as a reorganization for U.S. federal income tax purposes. If the Business Combination does not qualify as a reorganization, the Business Combination will be treated as a taxable stock sale and each Aspire U.S. holder of Aspire Common Stock will generally recognize capital gain or loss, for U.S. federal income tax purposes, on the receipt of New Aspire Common Stock issued to such holders of Aspire Common Stock and on any cash received in lieu of fractional shares in connection with the Business Combination.

Please review the information in the section entitled “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Business Combination” for a more complete description of the material U.S. federal income tax consequences of the Business Combination to Aspire U.S. holders. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion. The tax consequences of the Business Combination to any particular Aspire Stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine your tax consequences from the Business Combination, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pursuant to the Letter Agreement, the Original Sponsor, the Sponsor, and PowerUp’s officers and directors have waived their redemption rights with respect to all of their founder shares and public shares in connection with the completion of PowerUp’s initial business combination and any proposed amendment to the Existing Governing Documents prior to the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. The Original Sponsor, the Sponsor, and PowerUp’s officers and directors entered into the Letter Agreement in order to induce PowerUp and the Citigroup to (i) enter into the Underwriting Agreement by and between PowerUp and Citigroup, as representative of the several underwriters (the “Underwriters”), dated February 17, 2022 (the “Underwriting Agreement”) and (ii) to proceed with the initial public offering of PowerUp, which was consummated on February 23, 2022 (the “initial public offering”). The parties to the Letter Agreement agreed that if PowerUp seeks shareholder approval of an initial business combination, then in connection with such initial business combination, they shall vote all founder shares and any public shares held by them in favor of such initial business combination (and not redeem any founder shares or public shares held by them in connection with such shareholder approval.

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Q:	How do I exercise my redemption rights?

A:	In connection with the Business Combination, pursuant to the Existing Governing Documents, PowerUp’s public shareholders may request that PowerUp redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Equiniti, PowerUp’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Equiniti, PowerUp’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The address of Equiniti, PowerUp’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti, PowerUp’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, based on approximately $6.6 million of funds in the Trust Account and 577,644 shares subject to possible redemption, in each case, as of September 30, 2024, this would have amounted to approximately $11.43 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with PowerUp’s consent until the Closing. If you deliver your shares for redemption to Equiniti, PowerUp’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that PowerUp’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Equiniti, PowerUp’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Equiniti, PowerUp’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Equiniti, PowerUp’s transfer agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the PowerUp Domestication and, accordingly, it is shares of New Aspire Common Stock that will be redeemed immediately after consummation of the Business Combination. If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

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Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:	No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Equiniti, PowerUp’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Equiniti in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Equiniti, PowerUp’s transfer agent, by [●], [●] Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?

A:	No. Holders of public warrants will not have redemption rights with respect to such warrants in connection with the Business Combination. Assuming maximum redemptions of 100% of the public shares, and using the closing warrant price on Nasdaq of $[●] as of [●], the aggregate fair value of public warrants that can be retained by redeeming stockholders is approximately $[●]. The actual market price of the warrants may be higher or lower on the date that warrant holders seek to sell such warrants. Additionally, PowerUp cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New Aspire because there would be fewer shares outstanding overall.

Q:	How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post Business Combination?

A:	The public warrants are identical to the private placement warrants in material terms and provisions, except that the private placement warrants will not be redeemable by New Aspire so long as they are held by the Sponsor, the Original Sponsor, or any of their permitted transferees. If the private placement warrants are held by holders other than the Sponsor, Original Sponsor, or any of their permitted transferees, private placement warrants will be redeemable by New Aspire and exercisable by the holders of such private placement warrants on the same basis as the public warrants. The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants, including the New Aspire Common Stock issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the Closing. Further, the private placement warrants are not exercisable more than five years from the effective date of the registration statement for PowerUp’s initial public offering in accordance with FINRA Rule 5110(g)(8).

Following the Closing, New Aspire may redeem your public warrants prior to their exercise at any time, including a time that may be disadvantageous to you thereby making such warrants worthless. New Aspire will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the closing price of New Aspire Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the warrants become redeemable, New Aspire may not exercise its redemption right unless there is a current registration statement in effect with respect to the shares of New Aspire Common Stock underlying such warrants.

Pursuant to the Warrant Agreement, New Aspire is required to maintain a current prospectus relating to those shares until the warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, holders of warrants may, until such time as there is an effective registration statement and during any period when New Aspire will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

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In the event New Aspire determines to redeem the warrants, holders would be notified of such redemption as described in the Warrant Agreement. New Aspire would be required to fix a date for the redemption and mail a notice of redemption not less than 30 days prior to the redemption date to the registered holders of the warrants at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New Aspire posting of the redemption notice to DTC.

Redemption of the outstanding public warrants could force you to (i) exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants, or (iii) accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

See “Description of the New Aspire Securities — Warrants — Public Shareholders’ Warrants” and “Risk Factors — Risks Related to the Business Combination and PowerUp — New Aspire may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.”

Q:	What are the material U.S. federal income tax consequences of exercising my redemption rights?

A:

The receipt of cash by a Holder (as defined immediately below) of New Aspire Common Stock in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders—Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights”) and may be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders”). Please see the discussion below under the caption “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders—Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights,” for additional information.

Additionally, because the PowerUp Domestication will occur prior to the redemption of any beneficial owners (“Holders”) of Class A ordinary shares of PowerUp and PowerUp private or public warrants, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders—U.S. Holders.”

All Holders should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of the transaction, including exercising such redemption rights.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

Following the closing of PowerUp’s initial public offering, an amount equal to $294.7 million ($10.25 per unit) of the net proceeds from PowerUp’s initial public offering and the sale of the private placement warrants was placed in the Trust Account. On May 18, 2023, PowerUp held the 2023 Extension Meeting. In connection with the 2023 Extension Meeting, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $20 million left in its Trust Account, all of which was held in U.S. government treasury securities.

On May 22, 2024, PowerUp held the 2024 Extension Meeting. In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the then outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account, all of which is held in an interest-bearing demand deposit account at a bank.

These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of an initial business combination (including the Closing) or (ii) the redemption of all of the public shares if we are unable to complete the Business Combination or any other initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), subject to applicable law. Following the 2024 Extension Redemption there are 577,644 public shares remaining issued and outstanding.

Any Trust Account proceeds remaining following redemptions of public shares will be released to us to fund the operations of New Aspire following the Closing.

The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing to allow Aspire to meet the Minimum Cash Condition, to allow the combined company to meet Nasdaq initial listing requirements as well as demonstrate to Nasdaq its ability to continue to meet the exchange’s on-going listing requirements, and to allow the combined company to satisfy certain obligations and have sufficient working capital. If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination, the Closing likely would not occur even if PowerUp waives the $0.00 Minimum Cash Condition, unless PowerUp and/or Aspire is able to defer, or convert into equity, some or all of their expenses and liabilities. However, as of the date of the proxy statement/prospectus, no parties have affirmatively agreed to waive or convert into equity, any obligations that are, by their terms, repayable in cash. This could result in the parties electing to proceed with the Closing, and the combined company would have to reach an accommodation with its creditors and other counterparties to defer repayment of those obligations and/or the combined company having insufficient cash to fully implement its business and commercialize its products. There is no assurance that any debtors or counterparties will agree to defer obligations owed by the combined company or otherwise agree to accommodations favorable to the combined company.

Moreover, any obligations of the combined company that are not satisfied at closing, or that are deferred at the closing, would result in the combined company carrying additional liabilities on its balance sheet and, in turn, could have an adverse effect on the combined company’s ability to raise additional equity or debt financing after the closing, or result in the combined company raising capital on terms less favorable, and also would result in the combined company needing to reserve or utilize funds for deferred expenses and obligations in lieu of utilizing those funds to further its business operations. Impediments to the combined company’s access to outside capital, and matters that could cause the combined company to scale back or delay the implementation of its business plan would likely delay the on-going development of the combined company’s products and timeline by which hopes to begin generating revenue which would have an adverse effect on the combined company’s results of operations. For more information, see “Summary of the Proxy Statement/Prospectus – Sources and Uses of Funds for the Business Combination.”

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Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:	The public shareholders are not required to vote “FOR” the Business Combination or vote at all in order to exercise their redemption rights and public shareholders who vote in favor of the Business Combination my also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

Following the 2024 Extension Redemption, PowerUp had approximately $6.5 million left in its Trust Account.

As a result of redemptions, the trading market for the New Aspire Common Stock may be less liquid than the market for the public shares was prior to the consummation of the Business Combination and New Aspire may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New Aspire’s business will be reduced. If the Trust Account proceeds that would be available to New Aspire following the redemption deadline are less than expected, New Aspire will have less cash available to pursue its anticipated growth strategies and new initiatives. As a result, New Aspire’s results of operations and financial condition may be worse than projected.

The table below presents the trust value per share to a public shareholder that elects not to redeem across a range of redemption scenarios. For purposes of calculating the redemption scenarios, the trust value date as of September 30, 2024 is used.

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming 100% Redemptions
Percentage Share Ownership in New Aspire
Aspire Stockholders	35,000,000	35,000,000	35,000,000
Initial Shareholders	7,187,500	7,187,500	7,187,500
PowerUp public shareholders	577,644	288,822	-
Value of the Shares Owned by Non-Redeeming Shareholders
Total Shares Outstanding Excluding Warrants (1)	42,765,144	42,476,322	42,187,500
Total Equity Value Post-Redemptions (2)	$6,601,000	$3,300,500	$-
Per Share Value	$0.15	$0.08	$-

(1) Includes the number of shares of New Aspire Common Stock to be held by (i) the Aspire Stockholders, (ii) the Initial Shareholders, and (iii) the PowerUp public shareholders. Does not include the issuance of up to (i) 14,375,000 shares upon exercise of the Public Warrants at a price of $11.50 per share, (ii) 9,763,333 shares upon exercise of the Private Placement Warrants at a price of $11.50 per share, or (iii) up to 3,750,000 Working Capital Loan Shares.

(2) Represents the total value of the New Aspire Common Stock calculated by multiplying the number of Total Shares Outstanding Excluding Warrants by the Per Share Value.

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As indicated above, the percentage of the total number of outstanding shares of New Aspire Common Stock that will be owned by PowerUp’s public shareholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of New Aspire Common Stock issued in any additional financing. The table and footnote above illustrate varying ownership levels in New Aspire, as well as possible sources and extents of dilution for non-redeeming public stockholders. All of the scenarios assume that no additional capital is contributed and that the funds in the trust account are the only source of capital. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by PowerUp’s existing shareholders in New Aspire will be different.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the PowerUp shareholders of the Condition Precedent Proposals being obtained (not waivable); (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated (not waivable); (iii) the completion of the offer to redeem the public shares of PowerUp (not waivable); (iv) the New Aspire Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq (not waivable); (v) that Aspire meet the Minimum Cash Condition; (vi) the approval of the Business Combination Agreement and the Business Combination by Aspire’s stockholders (not waivable); (vii) the proxy statement/prospectus being declared effective by the SEC (not waivable); and (viii) the members of the Post-Closing PowerUp Board having been elected or appointed consistent with the Business Combination Agreement. Conditions to the closing are waivable except as indicated above and elsewhere in this proxy statement/prospectus. Unless the conditions to the Business Combination are waived by the applicable parties to the Business Combination Agreement, if such conditions are not satisfied the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:	It is currently expected that the Business Combination will be consummated in the fourth quarter of 2024. This date depends on, among other things, the approval of the proposals to be put to PowerUp shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to PowerUp shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient PowerUp ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from PowerUp shareholders in favor of one or more of the proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:	PowerUp will not complete the PowerUp Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the applicable parties in accordance with the terms of the Business Combination Agreement. If the Business Combination Agreement is terminated before the Business Combination is completed, PowerUp will remain a Cayman Islands exempted company and may search for an alternate initial business combination. If PowerUp is not able to consummate the Business Combination with Aspire nor able to complete another business combination by February 17, 2025, in each case, as such date may be extended by the PowerUp Board in accordance with the Existing Governing Documents, PowerUp will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the PowerUp Board, liquidate and dissolve, subject in each case to our obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law.

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Q:	Do I have appraisal rights in connection with the Business Combination and the proposed PowerUp Domestication?

A:	Neither PowerUp’s shareholders nor PowerUp’s warrant holders have appraisal rights in connection with the Business Combination or the PowerUp Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:	PowerUp urges you to read this proxy statement/prospectus, including the annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. PowerUp’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:	If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will be held at [●], [●] Eastern Time, on [●] at the offices of [●] located at [●], and virtually via live webcast at [●], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	We have fixed the close of business on [●] as the record date for the extraordinary general meeting. If you were a shareholder of PowerUp at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote their shares if the shareholder is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:	PowerUp shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 7,765,144 ordinary shares issued and outstanding, of which 577,644 were issued and outstanding public shares.

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Q:	What constitutes a quorum?

A:	A quorum of PowerUp’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 3,882,573 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)	Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)	Advisory Charter Proposals: The separate approval, on a non-binding advisory basis, of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)	Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)	Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)	Election of Directors Proposal: The approval of the Election of Directors Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, PowerUp had 7,765,144 ordinary shares issued and outstanding. PowerUp shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 7,187,500 ordinary shares are subject to the Letter Agreement, pursuant to which the Initial Shareholders and Original Sponsor have agreed to vote all of their shares in favor of the Business Combination. For additional information regarding the Letter Agreement, see “Business Combination Proposal — Related Agreements — Letter Agreement.”

Because the Initial Shareholders have agreed to vote their aggregate 7,187,500 outstanding Class A ordinary shares in favor of each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal, each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal will be approved even if none of the public shares are voted in favor of any of Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal.

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Q:	What are the recommendations of the PowerUp Board?

A:	The PowerUp Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of PowerUp and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do the Sponsor and the other Initial Shareholders intend to vote their shares?

A:	The Initial Shareholders have agreed to vote all their Class A ordinary shares and any other public shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 92.56% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding PowerUp or its securities, the Sponsor, Original Sponsor, Aspire and/or Aspire’s or PowerUp’s respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of PowerUp’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Aspire and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction of the requirement that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal are approved by a resolution of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter; (ii) increase the likelihood of satisfaction of the requirement that the Domestication Proposal and the Organizational Documents Proposal are each approved by a resolution of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter; and (iii) otherwise limit the number of public shares electing to redeem their public shares.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or purchases by any of the aforementioned persons.

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Q:	What interests do PowerUp’s current officers and directors, Initial Shareholders, and Aspire’s current officers and directors have in the Business Combination?

A:	The Initial Shareholders, certain members of the PowerUp Board and our officers, and Aspire’s officers and directors may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	in connection with PowerUp’s initial public offering, and pursuant to the terms of the Letter Agreement, our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and PowerUp’s officers and directors will lose their entire investment in PowerUp and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 17, 2025 (unless such date is extended by the PowerUp Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for its 4,317,500 Class A ordinary shares and its 6,834,333 private placement warrants to the Original Sponsor upon the Closing of the Business Combination. The Sponsor will pay less than $0.0001 per Class A ordinary share and has the right to acquire 6,834,333 shares of New Aspire Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Aspire from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held and cash amounts to be paid to the Sponsor at Closing, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]); the aggregate amount the Sponsor has at risk consists of the value of the securities and other compensation described in the section titled “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates”;

●	the aggregate dollar amount that the Original Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held and cash amounts to be paid to the Original Sponsor at Closing, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]); the aggregate amount the Original Sponsor has at risk consists of the value of the securities and other compensation described in the section titled “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates”;

●	the Sponsor acquired approximately 55.6% of the issued and outstanding ordinary shares of PowerUp for less than $0.0001 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor could make a substantial profit after the Business Combination even if the New Aspire Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Aspire. The ordinary shares held by the Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the Original Sponsor owns approximately 37.0% of the issued and outstanding ordinary shares of PowerUp, which it originally acquired for approximately $0.0029 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Original Sponsor could make a substantial profit after the Business Combination even if the New Aspire Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Aspire. The ordinary shares held by the Original Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the private placement warrants owned by the Initial Shareholders will be worthless if an initial business combination is not consummated;

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●	the Initial Shareholders have agreed that the private placement warrants and the underlying securities will not be sold or transferred by it until after PowerUp has completed an initial business combination, subject to limited exceptions;

●	the Sponsor’s total potential ownership in New Aspire, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 18.7% of outstanding New Aspire Common Stock in a no redemption scenario, and 18.9% of outstanding New Aspire Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Original Sponsor’s total potential ownership in New Aspire, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 8.2% of outstanding New Aspire Common Stock in a no redemption scenario, and 8.3% of outstanding New Aspire Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Sponsor is currently the owner of 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Original Sponsor is currently the owner of 2,870,000 Class A ordinary shares and 2,929,000 private placement warrants. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Original Sponsor will be worthless because the Original Sponsor has agreed to waive its rights to any liquidation distribution;

●	the anticipated continuation of two of our existing directors, Surendra Ajjarapu and Donald G. Fell, as directors of New Aspire. In the future each of such directors will receive any cash fees, stock options, stock awards or other remuneration that the New Aspire Board determines to pay them for their service as directors;

●	pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of PowerUp’s directors and officers and (ii) continue PowerUp’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	at the Effective Time, PowerUp will issue the Sponsor up to 2,000,000 Working Capital Loan Shares as partial consideration for the Sponsor entering into certain Working Capital Loans, such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing;

●	if the Business Combination is not consummated, the Sponsor will not receive the up to 2,000,000 Working Capital Loan Shares described above, which have a total aggregate value of up to $20,000,000, with the exact amount to be determined based on the total amount shares ultimately issued to the Sponsor;

●	if the Business Combination is not consummated, the Sponsor will not receive the $1,000,000 fee payable under the Promissory Note Fee Agreement;

●	PowerUp is not responsible for the payment of any interest on the Working Capital Loans and is only required to repay the principal amounts of the Working Capital Loans upon the completion of an initial business combination;

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●	pursuant to the Registration Rights Agreement, the Original Sponsor and its permitted transferees are entitled to registration of the shares of New Aspire Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that PowerUp’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to PowerUp. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver;

●	if the Trust Account is liquidated, including in the event PowerUp is unable to complete an initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify PowerUp to ensure that the proceeds in the Trust Account are not reduced below $10.25 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which PowerUp has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PowerUp, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the Sponsor has agreed to pay for any liquidation expenses if an initial business combination is not consummated;

●	the following individuals who are currently executive officers of Aspire are expected to become executive officers of New Aspire upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Kraig Higginson	Chief Executive Officer
Ernest Scheidemann	Chief Financial Officer
Stephen Quesenberry	General Counsel

●	Kraig Higginson and Edward Kimball, who are currently members of Aspire’s board of directors, are expected to become members of the New Aspire Board upon the Closing;

●	members of Aspire’s management own certain convertible securities in Aspire that may benefit from the Business Combination. Mr. Higginson will own 9,489,137 shares, Mr. Scheidemann will own 588,981 shares and Mr. Quesenberry will own 2,028,712 shares. See “Certain Relationships and Related Person Transactions” for a further discussion of these agreements; and

●	effective upon Closing, New Aspire intends to enter into employment agreements with each of its NEOs.

As a result of the foregoing interests, the Sponsor and PowerUp’s directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

The independent PowerUp directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination, and in agreeing to vote in favor of the Business Combination. The independent PowerUp directors concluded that the potential benefits that it expected PowerUp and its shareholders to achieve as a result of the Business Combination outweighed the potential negative factors.

The existence of financial and personal interests of one or more of PowerUp’s officers and directors may result in a conflict of interest on the part of each such officer or director and may influence the PowerUp Board in making its recommendation that you vote in favor of the approval of the Business Combination. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my PowerUp ordinary shares before the extraordinary general meeting?

A:	The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Shareholders of record may send a later-dated, signed proxy card to our proxy solicitor, Issuer Direct Corporation, at One Glenwood Ave, Suite 1001, Raleigh, NC 27603 prior to the vote at the extraordinary general meeting (which is scheduled to take place on [●]) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

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Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:	If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder and/or warrant holder of New Aspire. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of PowerUp. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:	PowerUp will pay the cost of soliciting proxies for the extraordinary general meeting. PowerUp has engaged Issuer Direct Corporation (“Issuer Direct”) as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. PowerUp has agreed to pay Issuer Direct a fee of approximately $[17,900], plus disbursements, and will reimburse Issuer Direct for its reasonable out-of-pocket expenses and indemnify Issuer Direct and its affiliates against certain claims, liabilities, losses, damages and expenses. PowerUp will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. PowerUp’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:	The preliminary voting results will be announced at the extraordinary general meeting. PowerUp will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

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Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

PowerUp Acquisition Corp.

188 Grand Street, Unit #195

New York, NY 10013

Attn: Suren Ajjarapu

Telephone No.: (347) 313-8109

You also may obtain additional information about PowerUp from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Equiniti, PowerUp’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your public shares, please contact the transfer agent at:

Equiniti Trust Company, LLC

55 Challenger Road

Ridgefield Park, NJ 07660

Attn: SPAC Support

Email: spacsupport@equiniti.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Business Combination Agreement.”

The Parties to the Business Combination

PowerUp

PowerUp is a blank check company incorporated on February 9, 2021 as a Cayman Islands exempted entity for the purpose of effecting a Business Combination, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on PowerUp’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On February 23, 2022, PowerUp completed its initial public offering of 28,750,000 units, including the issuance of 3,750,000 units as a result of the underwriters’ full exercise of their over-allotment option, at a price of $10.00 per unit generating gross proceeds of $287,500,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of our initial public offering, we completed the private sale of 9,763,333 private placement warrants at a purchase price of $1.50 per private placement warrant, generating gross proceeds to the Company of $14,645,000.

Following the closing of PowerUp’s initial public offering, an amount equal to $294.7 million of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury bills. To mitigate the risk that PowerUp might be deemed to be an investment company for purposes of the Investment Company Act, in January 2024, PowerUp instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of PowerUp’s initial business combination or its liquidation.

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On May 18, 2023, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2023 Extension Meeting and subsequent redemption, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $20 million left in its Trust Account, all of which was held in U.S. government treasury bills.

On May 22, 2024, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the then outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account, all of which is held in an interest-bearing demand deposit account at a bank.

These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of PowerUp’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if PowerUp does not complete an initial business combination by February 17, 2025, or (iii) the redemption of all of the public shares if PowerUp is unable to complete the Business Combination or any other initial business combination by February 17, 2025 (or by the end of any additional extension period if we further extend the period of time to consummate an initial business combination), subject to applicable law. Following the 2024 Extension Redemption there are 577,644 public shares remaining issued and outstanding.

PowerUp’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “PWUPU,” “PWUP” and “PWUPW,” respectively.

PowerUp’s principal executive office is located at 188 Grand Street, Unit #195, New York, New York, 10013, and its telephone number is (347) 313-8109.

Aspire

Aspire is an early-stage biopharmaceutical company engaged in the business of developing and marketing the disruptive technology for novel delivery mechanisms initially for “do no harm” drugs. We define “do no harm” drugs as drugs that have been on the market for a long period of time and are generally accepted in both the medical and pharmaceutical industry as having a low probability of causing patient’s harm. In addition, “do no harm” drugs do not harm patients when taken as prescribed or instructed. Most of these “do no harm” drugs are sold “over the counter,” like aspirin. To date, Aspire has developed and acquired disruptive technologies that are a Novel Soluble Formulation meant to address emergencies, drug efficacy, dosage management, and response time. Aspire’s focus is on developing any number of products in a soluble, PH neutral, fast-acting powder or granule form that allows for rapid sublingual absorption of products. The benefits of this absorption technology are to provide nearly instant treatment impact and a high-level of dosage delivery. The Company’s patent pending delivery system includes components specifically formulated to allow rapid sublingual absorption of drugs into the blood stream, thus bypassing the gastrointestinal tract.

Aspire initially has focused on developing a delivery mechanism for aspirin, called “Instaprin.” Aspirin is over a century old and may be the most studied and accepted analgesic and anti-inflammatory. Traditionally, aspirin has been available in several forms, including effervescence, powder, capsule, and tablet. However, current aspirin applications are limited due to side effects from acidity. Aspire’s Instaprin is not metabolized through the liver. As such, Aspire believes that it is well positioned to target the current global opioid crisis due to Instaprin’s ability to deliver large doses with no dilution, occurring through absorption in the bloodstream, management believes there will be no direct harmful impact on the gastric system and its mucous membrane. Instaprin will deliver aspirin in the therapeutic range that is appropriate for the clinical condition being treated. Instaprin by virtue of sublingual administration provides an additional health benefit of minimizing gastrointestinal intolerance. Sublingual administration bypasses the liver unlike oral administration, thus preserving pharmacologically effective amounts of the drug to reach the systemic circulation. This delivery mechanism allows users to experience near-instantaneous anti-inflammatory therapeutic effects allowing for true pain management relief. Aspire plans to file Instaprin to be OTC FDA monograph compliant sometime in 2024. Additionally, Aspire plans to seek FDA 505(b)(2) Fast Track approval in early 2025 for the prescription strength Instaprin given the history of safety in Q4 of 2024 of Aspirin, which has been documented and publicized over the last 100 years. Aspire intends to rely on the voluminous scientific literature regarding the safety of aspirin. Aspire’s dosing of its prescription products follows the standard, FDA-approved doses of 82 mg and 325 mg of Aspirin (which are both available currently over-the-counter). Aspire anticipates offering its prescription strength products at a premium price, versus the market price for aspirin that is currently available over-the-counter.

Current Development Status of Instaprin

Aspire’s cGMP batch of patent-pending Instaprin is currently being manufactured by Glatt Air Techniques, Inc. (“Glatt”) in its New Jersey facility. Glatt will be using this batch to finalize the packaging and manufacturing process, and to provide the products to be used in the upcoming clinical tests. Glatt’s scientific team will also be conducting the stability testing required by the FDA on this batch to determine product shelf life. This is in addition to prior similar initial testing done in 2022 by Glatt which provided important background data on the stability and manufacturing process for Instaprin.

Aspire’s consultants are currently completing (1) a comprehensive review of relevant regulatory issues and regulatory strategy (including regulations, guidance documents, FDA reviews of approved NDAs for other relevant products, Pediatric Research Equity Act requirements, FDA’s trade name approval requirements, opportunities for accelerated regulatory processes, etc.), (2) a comprehensive summary of relevant safety, efficacy and pharmacokinetic data to support IRB approvals, IND, and 505(b)(2) NDA approval, (3) a target product profile (including product description, composition, strength, route of administration, prescription v. OTC, indications, dosing and claims to differentiate from other aspirin products), and (4) an integrated product development plan (including plans to support each module of an NDA submission: CMC, preclinical safety, human PK, clinical safety, clinical efficacy, timelines, critical path, Gantt chart, etc.). These reviews are all being done in preparation for Aspire’s pre-IND meeting with the FDA, its clinical testing, and its NDA.

Aspire plans to conduct an in vivo single-dose bioavailability study in healthy human volunteers in approximately March 2025 (“Trial 1”). This clinical trial will evaluate pharmacokinetic endpoints including but not limited to maximum concentrations of aspirin and/or its metabolites in plasma (“Cmax”), time of maximum concentrations (“Tmax”), and area under the time curve concentrations (“AUC”) following sublingual dosing of two different pharmaceutical formulations of Instaprin compared to standard oral aspirin. Pharmacodynamic effect on serum thromboxane B2 (TXB2, a measure of platelet inhibition) will be evaluated as a secondary endpoint. Data from this bioavailability study will be used to select the optimal pharmaceutical formulation of Instaprin and to design a pivotal Trial 2 to support filing of an NDA. Trial 1 will be exempt from Investigational New Drug (IND) filing requirements under 21 C.F.R. 320.31(d) because it is a human bioavailability trial of an FDA-approved active ingredient that is not a new chemical entity, a radioactively labeled drug product, or cytotoxic drug product, using a dose not exceeding the dose specified in the labeling of the approved drug product, conducted in compliance with the requirements for review by an Institutional Review Board (IRB), with reserve test article samples retained by the study sponsor.

Following completion of Trial 1, Aspire plans to request a pre-IND meeting with the FDA in the second quarter of 2025 to discuss plans for continued development of Instaprin leading to submission of a section 505(b)(2) NDA. Aspire plans to propose a second clinical trial (“Trial 2”) in approximately 32 healthy human volunteers to evaluate the pharmacodynamic effect of a single dose of Instaprin on platelet inhibition compared to that of standard oral aspirin. The proposed primary endpoint for Trial 2 would be time to TXB2 inhibition. Variability of TXB2 inhibition and pharmacokinetic parameters (Cmax, Tmax, AUC, etc.) for aspirin and/or its metabolites in plasma will be analyzed as secondary endpoints. Following completion of Trial 2, Aspire intends to submit a section 505(b)(2) NDA for the Instaprin product to the FDA.

Current Development Status of Other Products

Melatonin: Aspire’s scientists have developed a working formulation for a sublingually administered melatonin sleep-aid product. In the next three months, Aspire will develop and validate the manufacturing process based on this formulation. In February 2025, Aspire plans to conduct a limited pharmokinetic study using at least eight volunteers, comparing to orally administered melatonin products on the market, in order to support its claims and labeling. No FDA approval is required for Melatonin, which is sold as a supplement. Melatonin is a wildly popular sleep aid and Aspire has begun exploring licensing possibilities and has also begun discussions with a manufacturing facility in Puerto Rico. This formulation will be patent protected in due course.

Vitamins: Aspire’s scientists have developed a working formulation for sublingually administered vitamins D, E and K. In the first two quarters of 2025, Aspire intends to develop and validate a manufacturing process and conduct a limited pharmokinetic study. These products will be patent protected in due course.

Testosterone: Aspire’s scientists have developed a formulation for sublingually administered testosterone. A patent application for the formulation will be filed in the next 60 days. In the first and second quarters of 2025, Aspire will develop and validate the manufacturing process based on this formulation, and produce a cGMP batch for use in clinical testing and a stability study. Aspire will conduct a Phase One clinical test in approximately the third quarter of 2025 for pharmokinetical validation of product properties, using approximately eight volunteers, and to establish criteria for an NDA with the FDA. Aspire anticipates, based on these results, to request a pre-IND meeting with the FDA in the fourth quarter of 2025, followed by Phase Two clinical testing. Aspire anticipates this testing to use approximately 32 volunteers. Aspire intends to submit an NDA for the testosterone product under 505(b)(2) to the FDA in the first quarter of 2026. Testosterone is not a candidate for fast-track approval, so the NDA approval process will likely take as much as three years.

Semaglutide: Aspire’s scientists are in the final phases of developing a working formulation for a sublingual semaglutide product. The timeline to market will be similar to that of testosterone, above, as semaglutide is not likely a candidate for fast-track approval.

Other Products: Aspire’s scientists are currently considering formulations for anti-nausea products, anti-psychotic products, ED drugs, seizure medication, and several other classes of drugs, all using our sublingual mode of administration. We anticipate taking several of these products to market as the research and development dictates, as well as market conditions.

Upon completion of the Business Combination, Aspire plans to pursue several additional clinical trials, develop its manufacturing capabilities, and expedite the development of its product and product candidates, with the aim of addressing the significant unmet needs of large patient populations.

Aspire does not have a product available for commercial sale, has a history of losses, and may never achieve or maintain profitability. Various factors may cause differences between Aspire’s plans and expectations and its results, including: the risk that the Business Combination may not be completed in a timely manner or at all; the failure to satisfy the conditions to Closing; the effect of the announcement or pendency of the Business Combination on Aspire’s business relationships, operating results, and business; changes in the markets in which Aspire competes, including with respect to its competitive landscape, technology evolution, and regulation; changes in general economic conditions; risks related to Aspire’s limited operating history; uncertainties inherent in the execution, cost, and completion of clinical trials; risks related to regulatory review and approval and commercial development; risks associated with intellectual property protection; and the other factors discussed in the section entitled “Risk Factors” in this proxy statement/prospectus.

Aspire is a Puerto Rico corporation and was incorporated on September 28, 2021. Aspire’s principal executive office is located at 194 Candelaro Drive, #223, Humacao, Puerto Rico 00791 and its telephone number is (415) 592-7399.

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PowerUp Sponsor

PowerUp’s sponsor is SRIRAMA Associates, LLC, a Delaware limited liability company. The general character of Sponsor’s business is to provide capital and a management team to special purpose acquisition companies (“SPACs”). The Sponsor is not actively involved in any other SPAC transactions, but it is managed by Surendra Ajjarapu, who has extensive experience with other SPACs. Mr. Ajjarapu is the sole member and managing member of SRIRAMA Associates, LLC. See “Information About Powerup – Directors and Officers.”

Mr. Ajjarapu’s experience with other SPACs is summarized in the following table:

SPAC	SPAC Status	De-SPAC Company	Extensions and Redemptions
OceanTech Acquisitions I Corp. (OTEC)	The SPAC was liquidated June 2, 2024.	N/A

OTEC held a special meeting of its stockholders on May 30, 2023 to extend the outside date of its original charter documents from June 2, 2023, to June 2, 2024, with twelve one-month extension options. Following the special meeting, holders of 1,035,788 shares of Class A common stock of OTEC exercised the right to redeem such shares, which represented approximately 56% of the shares subject to possible redemption. OTEC extended its outside date monthly until June 2, 2024.

For more information, see the Current Report on Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on May 30, 2023.

Aesther Healthcare Acquisition Corp. (AEHA)	The De-SPAC was completed in February 2023.	Ocean Biomedical, Inc. (OCEA)

AEHA’s initial charter documents stated that it shall complete a business combination no later than September 16, 2022, with a three-month extension option. On December 9, 2022, AEHA’s board approved an extension to consummate a business combination until March 16, 2023.

On February 3, 2023, AEHA held a special meeting to approve its De-SPAC transaction, whereby the holders of 10,389,093 shares of AEHA’s Class A common stock exercised their right to redeem such shares, which represented approximately 99% of the shares subject to possible redemption.

For more information, see the Current Report on Form 8-K filed by Ocean Biomedical, Inc. with the SEC on February 15, 2023.

Semper Paratus Acquisition Corp. (LGST)	The De-SPAC was completed in February 2024.	Tevogen Bio Holdings, Inc. (TVGN)

On February 3, 2023, LGST held an extraordinary general meeting of its shareholders whereby the shareholders voted to extend the date by which LGST had to consummate an initial business combination from February 8, 2023, to December 15, 2023. In connection with the meeting, shareholders holding approximately 32,116,947 ordinary shares exercised their right to redeem such shares, which represented approximately 93% of the shares subject to possible redemption.

On December 14, 2023, LGST held another meeting to extend its outside date to September 15, 2024, through one three-month extension and six one-month extension. In connection with the meeting, holders of 880,873 Class A ordinary shares exercised the right to redeem such shares, which represented approximately 37% of the shares subject to possible redemption.

On January 31, 2024, LGST held a meeting to approve its De-SPAC transaction, whereby the holders of 1,432,457 shares of LGST’s Class A ordinary shares exercised their right to redeem such shares, which represented approximately 95% of the shares subject to possible redemption.

For more information, see the Annual Report on Form 10-K filed by Tevogen Bio Holdings, Inc. with the SEC on April 29, 2024.

Kernel Group Holdings, Inc. (KRNL)	The SPAC was liquidated August 5, 2024.	N/A

On February 3, 2023, KRNL held an extraordinary general meeting of its shareholders whereby the shareholders voted to extend the date by which KRNL had to complete a business combination from February 5, 2023, to August 5, 2023. In connection with the meeting, holders of 22,848,122 Class A ordinary shares exercised their right to redeem such shares, which represented approximately 75% of the shares subject to possible redemption.

On August 3, 2023, KRNL held another meeting whereby the shareholders voted to extend the outside date from February 5, 2023 to February 5, 2024. In connection with the meeting, holders of 1,310,929 Class A ordinary shares exercised their right to redeem such shares, which represented approximately 17% of the shares subject to possible redemption.

On February 1, 2024, KRNL held another meeting whereby the shareholders voted to extend the outside date from February 5, 2024 to August 5, 2024. In connection with the meeting, holders of 5,806,608 Class A ordinary shares exercised their right to redeem such shares, which represented approximately 92% of the shares subject to possible redemption.

For more information, see the Annual Report on Form 10-K filed by Kernel Group Holdings, Inc. with the SEC on March 12, 2024.

Integrated Wellness Acquisition Corp. (WEL)	The SPAC has a pending De-SPAC transaction with Btab Ecommerce Group, Inc.	N/A

On June 2, 2023, WEL held an extraordinary general meeting of its shareholders whereby the shareholders voted to extend the date by which WEL had to complete a business combination from June 13, 2023 to December 13, 2023. In connection with the meeting, shareholders holding 6,108,728 of WEL’s public shares exercised their right to redeem such shares, which represented approximately 53% of the shares subject to possible redemption.

On December 11, 2023, WEL held another meeting whereby the shareholders voted to extend the outside date from December 13, 2023 to December 13, 2024. In connection with the meeting, shareholders holding 1,136,155 of WEL’s public shares exercised their right to redeem such shares, which represented approximately 21% of the shares subject to possible redemption.

For more information, see the Annual Report on Form 10-K filed by Integrated Wellness Acquisition Corp. with the SEC on April 2, 2024.

The Sponsor’s roles and responsibilities include providing office space and secretarial and administrative and support services to PowerUp. However, because Sponsor and PowerUp’s management teams overlap, the management team is also able to provide day-to-day managerial assistance to PowerUp on behalf of Sponsor.

At the Closing of the Business Combination, PowerUp may issue the Sponsor up to 2,000,000 shares of New Aspire Common Stock as partial consideration for the Sponsor entering into certain Working Capital Loans, such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing.

PowerUp Merger Sub

PowerUp Merger Sub II, Inc. is a Delaware corporation and wholly owned subsidiary of PowerUp formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 188 Grand Street, Unit #195, New York, NY 10013, and its telephone number is (347) 313-8109.

Proposals to be put to the Shareholders of PowerUp at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of PowerUp and certain transactions contemplated by the Business Combination Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned on the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

Business Combination Proposal

As discussed in this proxy statement/prospectus, PowerUp is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, promptly following the consummation of the PowerUp Domestication, Merger Sub will merge with and into Aspire, with Aspire surviving the merger. After giving effect to the Business Combination, Aspire shall be a wholly owned subsidiary of New Aspire. For further details, see “Business Combination Proposal — Consideration to Aspire Stockholders in the Business Combination.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The PowerUp Board’s Reasons for the Business Combination,” the PowerUp Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for PowerUp’s initial public offering, including that the businesses of Aspire had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Structure of the Business Combination

On the Closing Date, promptly following the consummation of the PowerUp Domestication, Merger Sub will merge with and into Aspire, with Aspire surviving the merger. After giving effect to the Business Combination, Aspire will be a wholly owned subsidiary of New Aspire.

Consideration to Aspire Stockholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, the Aspire Stockholders shall collectively be entitled to receive, in the aggregate, a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Aspire Common Stock with an aggregate value equal to (a) $350 million less (b) the amount by which Aspire’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by PowerUp), if any, less (c) Aspire’s Indebtedness at Closing. For further details, see “Business Combination Proposal — Consideration to Aspire Stockholders in the Business Combination.”

Lock-Up Agreements

The Business Combination Agreement contemplates that, in connection with the Closing, PowerUp, the Sponsor, and the Significant Aspire Holders (the “Locked-Up Parties”) will enter into lock-up agreements (the “Lock-Up Agreements”) with respect to New Aspire Common Stock (the “Lock-Up Shares”) and warrants (together with the “Lock-Up Shares, the “Lock-Up Securities”) held by each such stockholder immediately following the Closing, pursuant to which, each Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Aspire Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which New Aspire completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their New Aspire Common Stock for cash, securities or other property.

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Non-Competition Agreements

The Business Combination Agreement contemplates that, at the Closing, the Significant Aspire Holders will enter into non-competition agreements pursuant to which they will agree not to compete with New Aspire and its respective subsidiaries, subject to certain requirements and customary conditions.

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the PowerUp shareholders of the Condition Precedent Proposals being obtained (not waivable); (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated (not waivable); (iii) the completion of the offer to redeem the public shares of PowerUp (not waivable); (iv) the New Aspire Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq (not waivable); (v) that Aspire meet the Minimum Cash Condition; (vi) the approval of the Business Combination Agreement and the Business Combination by Aspire’s stockholders (not waivable); (vii) the proxy statement/prospectus being declared effective by the SEC (not waivable); and (viii) the members of the Post-Closing PowerUp Board having been elected or appointed consistent with the Business Combination Agreement. Conditions to the closing are waivable except as indicated above and elsewhere in this proxy statement/prospectus. Unless the conditions to the Business Combination are waived by the applicable parties to the Business Combination Agreement, if such conditions are not satisfied, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following: (i) by mutual written consent of PowerUp and Aspire; (ii) by either PowerUp or Aspire if any of the conditions to Closing have not been satisfied or waived by August 17, 2025 (the “Outside Date”), provided that any breach or violation of any representation, warranty or covenant of the party seeking termination is not the cause of the failure of the Closing to occur by the Outside Date; (iii) by either PowerUp or Aspire if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable, unless the failure by PowerUp or Aspire to comply with the Business Combination Agreement was a substantial cause of—or substantially resulted in—the governmental authority taking such action; (iv) by either PowerUp or Aspire in the event of the other party’s uncured breach, if such breach would result in the failure of a closing condition (and so long as the terminating party is not also in breach under the Business Combination Agreement); (v) by PowerUp if there has been a Material Adverse Effect on Aspire following the date of the Business Combination Agreement that is uncured and continuing; and (vi) by either PowerUp or Aspire if PowerUp or Aspire holds a special meeting of its shareholders to approve the Business Combination Agreement and the Business Combination, and the required approvals related to the Business Combination Agreement and the Business Combination of either PowerUp’s shareholders or Aspire’s stockholders, as applicable, is not obtained. For further details, see “Business Combination Proposal — Termination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, PowerUp will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the PowerUp Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of PowerUp’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while PowerUp is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the PowerUp Domestication, New Aspire will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal”, “Organizational Documents Proposal” and “The Advisory Charter Proposals.”

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Organizational Documents Proposal

PowerUp will ask its shareholders to approve and adopt by special resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Organizational Documents of New Aspire, which, if approved, would take effect immediately after the PowerUp Domestication. The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Advisory Charter Proposals

PowerUp will ask its shareholders to consider and vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following eight sub-proposals:

●	Advisory Charter Proposal 4A — to increase the authorized share capital of PowerUp from US$35,500 divided into (i) 300,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 490,000,000 shares of common stock, par value $0.0001 per share, of New Aspire and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Aspire.

●	Advisory Charter Proposal 4B — to permit removal of a director with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of New Aspire entitled to vote at an election of directors, voting together as a single class.

●	Advisory Charter Proposal 4C — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Aspire Board.

●	Advisory Charter Proposal 4D — to eliminate the ability of New Aspire stockholders to take action by written consent in lieu of a meeting.

●	Advisory Charter Proposal 4E — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Aspire Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Aspire.

●	Advisory Charter Proposal 4F — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Aspire for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Aspire Board, removal of directors from office, and filling vacancies on the New Aspire Board, (ii) exculpation of personal liability of a director of New Aspire and indemnification of persons serving as directors or officers of New Aspire, and (iii) amendments to the Proposed Bylaws.

●	Advisory Charter Proposal 4G — to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Exchange Act for which the federal district courts of the United States are the exclusive forum.

●	Advisory Charter Proposal 4H — to eliminate certain provisions related to PowerUp’s status as a blank check company, including to remove the requirement to dissolve New Aspire and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Advisory Charter Proposals” and the full text of the Proposed Governing Documents of New Aspire, attached hereto as Annex C and Annex D.

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Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are currently listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of New Aspire Common Stock in connection with the Business Combination pursuant to Nasdaq Rule 5635.

For additional information, see “Nasdaq Proposal.”

Omnibus Incentive Plan Proposal

Our shareholders are being asked to approve, by ordinary resolution, the Omnibus Incentive Plan Proposal. If the Omnibus Incentive Plan Proposal is approved, the 2024 Plan will become effective upon the Closing and will be used by New Aspire on a going-forward basis following the Closing. A copy of the 2024 Plan is attached to the proxy statement/prospectus as Annex E.

Election of Directors Proposal

Our shareholders are being asked to approve, by ordinary resolution, the Election of Directors Proposal to elect seven directors to serve staggered terms on New Aspire’s board of directors.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize PowerUp to consummate the Business Combination, the PowerUp Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

The Adjournment Proposal is not conditioned on any other proposal.

The PowerUp Board’s Reasons for the Business Combination

PowerUp was formed for the purpose of effecting a Business Combination, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The PowerUp Board sought to do this by utilizing the networks and industry experience of both the Original Sponsor and Sponsor and the PowerUp Board and management to identify, acquire and operate one or more businesses. The members of the PowerUp Board and management have extensive transactional experience.

As described under “Business Combination Proposal — Background to the Business Combination,” the PowerUp Board, in evaluating the Business Combination, consulted with PowerUp’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the PowerUp Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the PowerUp Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The PowerUp Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of PowerUp Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination Agreement, the PowerUp Board received a written opinion from KPSN & Associates LLP (“KPSN”), dated August 23, 2024, which was replaced with an updated opinion dated September 4, 2024 in connection with the Amendment Agreement, as to the fairness, from a financial point of view, to PowerUp of the shares of New Aspire Common Stock to be issued on the Closing Date as the consideration in the Business Combination to the Aspire Stockholders, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by KPSN in preparing its opinion.

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KPSN’s opinion was prepared for the benefit of PowerUp’s board of directors and only addressed the fairness from a financial point of view to PowerUp of the shares of New Aspire Common Stock to be issued on the Closing Date as the consideration in the Business Combination to the Aspire Stockholders and does not address any other aspect or implication of the Business Combination. The summary of KPSN’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex H to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by KPSN in preparing its opinion. The opinion did not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to PowerUp or any other party, nor did it address the underlying business decision of the board of directors of PowerUp, its securityholders, Aspire, its securityholders, or any other party or entity to proceed with or effect the Business Combination or any terms or aspects of any voting or other agreements to be entered into in connection with the Business Combination, any potential financing for the Business Combination or the likelihood of consummation of such financing. KPSN’s opinion should not be construed as creating any fiduciary duty on KPSN’s part to any party or entity. KPSN’s opinion was not intended to be, and does not constitute, advice or a recommendation to PowerUp or Aspire, or the board of directors or any shareholder of either PowerUp or Aspire as to how to act or vote with respect to the Business Combination or related matters. Please see “Business Combination Proposal — Opinion of Financial Advisor to PowerUp” for additional information.

The PowerUp Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. The PowerUp Board and management team alike were impressed with the Aspire team during the diligence process and in their own investigation of the industry. More specifically, the PowerUp Board took into consideration the following factors or made the following determinations, as applicable:

●	Meets the acquisition criteria that PowerUp had established to evaluate prospective business combination targets. The PowerUp Board determined that Aspire satisfies a number of the criteria and guidelines that PowerUp established at its initial public offering, including its large addressable market, strong value proposition, significant expansion opportunity, experienced management team, and the lack of available alternative targets which met the criteria established by the PowerUp Board.

●	Significant value creation opportunities. In addition to the organic growth opportunities described above, the PowerUp Board considered that Aspire would have the potential to add substantial value by engaging in various strategic initiatives, which may be complimentary to its core operations.

●	Experienced management team. The PowerUp Board determined that Aspire has a proven and experienced team that is positioned to successively lead Aspire after the Business Combination.

●	Aspire’s post-Closing financial condition. The PowerUp Board also considered factors such as Aspire’s outlook, financial plan and debt structure.

●	Valuation supported by fairness opinion, financial analysis and due diligence. The PowerUp Board determined that the fairness opinion delivered by KPSN and the valuation analysis conducted by PowerUp’s management team, based on the trading levels of comparable companies and the materials and financial projections provided by Aspire, supported the equity valuation of Aspire. As part of this determination, PowerUp’s management, PowerUp Board and legal counsel conducted due diligence examinations of Aspire and discussed with Aspire’s management the financial, operational and legal outlook of Aspire.

●	Public company readiness. Additionally, the PowerUp Board looked for a company that would benefit from additional visibility that a public company provides, bringing access for its products to customers and partners that would not otherwise invest in a private company, to enable strategic partnerships worldwide. Further, Aspire appeared ready to become a public company within a reasonable timeline.

The PowerUp Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including the competitive landscape, nonperformance by contract counterparties, the nature of Aspire’s business model, risk related to obtaining sufficient labor to expand Aspire’s business and the execution risk that could create difficulties for Aspire in effectively managing its growth and expanding its operations. Specifically, the PowerUp Board considered the following issues and risks:

●	Risk that the benefits described above may not be achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

●	Risk of the liquidation of PowerUp. The risks and costs to PowerUp if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in PowerUp being unable to effect an initial business combination in the requisite time frame and force PowerUp to liquidate.

●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits PowerUp from soliciting other business combination proposals, which restricts PowerUp’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

●	Risks regarding the shareholder vote. The risk that PowerUp’s shareholders may fail to provide the votes necessary to effect the Business Combination.

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●	Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within PowerUp’s control, including approval by PowerUp’s shareholders, and approval by Nasdaq of the initial listing application in connection with the Business Combination.

●	Potential litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

●	Fees and expenses. The fees and expenses associated with completing the Business Combination.

●	Macroeconomic and seasonal risk. The risk of macroeconomic uncertainty and the effects it could have on Aspire’s operations and business.

●	Other risk factors. Various other risk factors associated with the respective businesses of PowerUp and Aspire.

In addition to considering the factors described above, the PowerUp Board also considered that some officers and directors of PowerUp might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of PowerUp’s shareholders. PowerUp’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the PowerUp Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

The PowerUp Board concluded that the potential benefits that it expected PowerUp and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the PowerUp Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, PowerUp and its shareholders.

The Business Combination is not structured so that approval of at least a majority of unaffiliated PowerUp shareholders is required. No unaffiliated representative has been retained to act solely on behalf of the PowerUp shareholders for purposes of negotiating the terms of the Business Combination Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. The Business Combination was unanimously approved by the PowerUp Board.

For more information about the PowerUp Board’s decision-making process concerning the Business Combination, please see “Business Combination Proposal — The PowerUp Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement.

Letter Agreement

On February 17, 2022, PowerUp entered into a letter agreement (the “Letter Agreement”) with the Original Sponsor and certain individuals party thereto (the “Insiders”), pursuant to which Original Sponsor and Insiders agreed to (i) waive their redemption rights with respect to its founder shares and public shares in connection with the completion of PowerUp’s initial business combination and (ii) waive their rights to liquidating distributions from the trust account with respect to its founder shares if PowerUp fails to complete the Business Combination (although the Original Sponsor will be entitled to liquidating distributions from the trust account with respect to any public shares it holds if PowerUp fails to complete the Business Combination within the prescribed time frame). These waivers were made at the time that the founder shares and public shares were purchased for no additional consideration. Pursuant to the Sponsor Purchase Agreement (as defined below), the Sponsor has agreed to be bound by certain terms of the Letter Agreement.

On July 14, 2023, PowerUp entered into a purchase agreement (the “Sponsor Purchase Agreement”) with SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”) and PowerUp Sponsor LLC (the “Original Sponsor”), pursuant to which the Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A ordinary shares and (y) 6,834,333 private placement warrants, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement and the Underwriting Agreement), for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time of an initial business combination. On August 18, 2023, the parties to the Sponsor Purchase Agreement closed the transactions contemplated thereby.

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Voting Agreement

The Original Sponsor and each Insider, with respect to itself, agreed that if PowerUp seeks shareholder approval of an initial business combination, then in connection with such initial business combination, it shall vote all founder shares, any public shares and any Class A ordinary shares included in the private units held by it in favor of such initial Business Combination (including any proposals recommended by the PowerUp board of directors in connection with such initial business combination) and not redeem any founder shares or public shares held by it in connection with such shareholder approval.

Pursuant to the Sponsor Purchase Agreement, the Sponsor has agreed to be bound by the voting agreement in Section 1 of the Letter Agreement titled “Proposed Business Combination.”

Letter Agreement Lock-up

Further pursuant to the Letter Agreement, Original Sponsor and each Insider agreed that the founder shares and private placement warrants are not transferable or salable in the case of the founder shares, until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which PowerUp completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in PowerUp’s public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the private placement warrants, until 30 days after the completion of the Business Combination, with certain limited exceptions.

On May 18, 2023, PowerUp’s Original Sponsor elected to convert its Class B ordinary shares into Class A ordinary shares on a one-for-one basis (the “Conversion”). As a result, 7,187,500 of the Company’s Class B ordinary shares were cancelled and 7,187,500 of the Company’s Class A ordinary shares were issued to the Original Sponsor. The Original Sponsor agreed that all of the terms and conditions applicable to the founder shares set forth in the Letter Agreement shall continue to apply to the Class A ordinary shares that the Class B ordinary shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account or any monies or other assets held therein.

Pursuant to the Sponsor Purchase Agreement, the Sponsor has agreed to be bound by the lock-up contained in the Letter Agreement. The material terms of the Letter Agreement lock-up are summarized in the table below.

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares	The earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which PowerUp completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in PowerUp’s public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

●PowerUp Sponsor LLC

● Jack Tretton

● Michael Olson

● Gabriel Schillinger

● Bruce Hack

● Peter Blacklow

● Julie Uhrman

● SRIRAMA Associates, LLC

● Surendra Ajjarapu

● Howard Doss

● Michael Peterson

● Avinash Wadhwani

● Donald Fell

● Mayur Doshi

Transfers permitted: (i) to PowerUp’s officers or directors, any affiliates or family members of any of PowerUp’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of PowerUp’s liquidation prior to the completion of an initial business combination; and (vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (i) through (v) or (vii), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions contained in the Letter Agreement.

Private Placement Warrants	30 days after the completion of the Business Combination.	Same as above.	Same as above.

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Lock-Up Agreements

The Business Combination Agreement contemplates that, in connection with the Closing, PowerUp, the Sponsor, and the Significant Aspire Holders (the “Locked-Up Parties”) will enter into lock-up agreements (the “Lock-Up Agreements”) with respect to New Aspire Common Stock (the “Lock-Up Shares”) and warrants (together with the “Lock-Up Shares, the “Lock-Up Securities”) held by each such stockholder immediately following the Closing, pursuant to which, each Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Aspire Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which New Aspire completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their New Aspire Common Stock for cash, securities or other property.

Non-Competition Agreements

The Business Combination Agreement contemplates that, at the Closing, the Significant Aspire Holders will enter into non-competition agreements pursuant to which they will agree not to compete with New Aspire and its respective subsidiaries, subject to certain requirements and customary conditions.

Pro Forma Ownership of New Aspire Upon Closing

Immediately after the Closing, assuming no public shareholder exercises its redemption rights and no additional shares are issued prior to Closing, the Aspire Stockholders will own approximately 75.2% of the shares of New Aspire Common Stock to be outstanding immediately after the Business Combination, public shareholders will own approximately 1.2% of the shares of New Aspire Common Stock, the Original Sponsor will own approximately 6.2% of the shares of New Aspire Common Stock, and the Sponsor will own approximately 13.6% of the shares of New Aspire Common Stock, in each case, based on the number of shares of PowerUp ordinary shares outstanding as of the Record Date. These pro forma ownership percentages also assume the issuance of up to 3,750,000 Working Capital Loan Shares.

As of September 30, 2024, PowerUp’s Trust Account had a balance of approximately $6.6 million. The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing to allow Aspire to meet the Minimum Cash Condition, to allow the combined company to meet Nasdaq initial listing requirements as well as demonstrate to Nasdaq its ability to continue to meet the exchange’s on-going listing requirements, and to allow the combined company to satisfy certain obligations and have sufficient working capital. If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination, the Closing likely would not occur even if PowerUp waives the $0.00 Minimum Cash Condition, unless PowerUp and/or Aspire is able to defer, or convert into equity, some or all of their expenses and liabilities. However, as of the date of the proxy statement/prospectus, no parties have affirmatively agreed to waive or convert into equity, any obligations that are, by their terms, repayable in cash. This could result in the parties electing to proceed with the Closing, and the combined company would have to reach an accommodation with its creditors and other counterparties to defer repayment of those obligations and/or the combined company having insufficient cash to fully implement its business and commercialize its products. There is no assurance that any debtors or counterparties will agree to defer obligations owed by the combined company or otherwise agree to accommodations favorable to the combined company.

Moreover, any obligations of the combined company that are not satisfied at closing, or that are deferred at the closing, would result in the combined company carrying additional liabilities on its balance sheet and, in turn, could have an adverse effect on the combined company’s ability to raise additional equity or debt financing after the closing, or result in the combined company raising capital on terms less favorable, and also would result in the combined company needing to reserve or utilize funds for deferred expenses and obligations in lieu of utilizing those funds to further its business operations. Impediments to the combined company’s access to outside capital, and matters that could cause the combined company to scale back or delay the implementation of its business plan would likely delay the on-going development of the combined company’s products and timeline by which hopes to begin generating revenue which would have an adverse effect on the combined company’s results of operations. For more information, see “Summary of the Proxy Statement/Prospectus – Sources and Uses of Funds for the Business Combination.”

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Shareholders may experience additional dilution to the extent New Aspire issues additional shares after the Closing. The following table illustrates varying ownership levels in New Aspire Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and assumes (a) no public shareholder exercises its redemption rights and no additional shares are issued prior to Closing, (b) the issuance of up to 14,375,000 shares of New Aspire Common Stock underlying PowerUp public warrants, (c) the issuance of up to 9,763,333 shares of New Aspire Common Stock underlying PowerUp private placement warrants (comprised of 2,929,000 private placement warrants held by the Original Sponsor and 6,834,333 private placement warrants held by the Sponsor), and (d) the issuance of 3,750,000 Working Capital Loan Shares. The Aspire Stockholders would own approximately 49.5% of the shares of New Aspire Common Stock to be outstanding immediately after the Business Combination, public shareholders, including holders of the public warrants, would own approximately 21.1% of the shares of New Aspire Common Stock, the Original Sponsor would own approximately 8.2% of the shares of New Aspire Common Stock, and the Sponsor would own approximately 18.7% of the shares of New Aspire Common Stock, in each case, based on the number of shares of PowerUp ordinary shares outstanding as of the Record Date. For more information, see “What equity stake will current PowerUp shareholders and current Aspire Stockholders hold in New Aspire immediately after the consummation of the Business Combination?”

If the actual facts differ from these assumptions, the numbers of shares and ownership percentages set forth above, including the anticipated equity stake of non-redeeming public shareholders in New Aspire following the Business Combination will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The Sponsor holds 4,317,500 ordinary shares of PowerUp, which it acquired for less than $0.0001 per share, and the Original Sponsor holds 2,870,000 ordinary shares of PowerUp, which it acquired for approximately $0.0029 per share. However, the Merger Consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor and Original Sponsor could make a substantial profit after the Business Combination. The ordinary shares held by the Sponsor and Original Sponsor have an aggregate market value of approximately $[●] and $[●], respectively, based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share.

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination itself):

	Assuming No	Assuming 50%	Assuming Maximum
	Redemptions(1)	Redemptions(2)	Redemptions(3)
Initial offering price per share	$10.00	$10.00	$10.00
Net Tangible Book Value at September 30, 2024 (4)	$90,000	$(3,210,000)	$(6,511,000)
Total number of basis shares	11,515,144	11,226,322	10,937,500
Net tangible book value per share	$0.01	$(0.29)	$(0.60)
Dilution to PowerUp Public Shareholders	$9.99	$10.29	$10.60

Net Tangible Book Value at September 30, 2024, including exercise of PowerUp Public Warrants (5)	$165,402,500	$165,102,500	$158,801,500
Total number of basis shares, including exercise of PowerUp Public Warrants	25,890,144	25,601,322	25,312,500
Net Tangible Book Value per share, including exercise of PowerUp Public Warrants	$6.39	$6.33	$6.27
Dilution to PowerUp Public Shareholders, including future sources of dilution	$3.61	$3.67	$3.73

(1)	Assuming No Redemptions – includes 577,644 PowerUp public shares. Also includes 2,870,000 PowerUp Class A Ordinary Shares held by the Original Sponsor, 4,317,500 PowerUp Class A Ordinary Shares held by the Sponsor, and 3,750,000 Working Capital Loan Shares. In order for there to be no dilution to PowerUp’s Public Shareholders (excluding exercise of PowerUp Public Warrants), the Net Tangible Book Value at September 30, 2024 would need to be greater than or equal to $115,151,440. In order for there to be no dilution to PowerUp’s Public Shareholders (including exercise of PowerUp Public Warrants), the Net Tangible Book Value at September 30, 2024 would need to be greater than or equal to $258,901,440.

(2)	Assuming 50% Redemptions – includes 288,822 PowerUp public shares. Also includes 2,870,000 PowerUp Class A Ordinary Shares held by the Original Sponsor, 4,317,500 PowerUp Class A Ordinary Shares held by the Sponsor, and 3,750,000 Working Capital Loan Shares. In order for there to be no dilution to PowerUp’s Public Shareholders (excluding exercise of PowerUp Public Warrants), the Net Tangible Book Value at September 30, 2024 would need to be greater than or equal to $112,263,220. In order for there to be no dilution to PowerUp’s Public Shareholders (including exercise of PowerUp Public Warrants), the Net Tangible Book Value at September 30, 2024 would need to be greater than or equal to $256,013,220.

(3)	Assuming Maximum Redemptions – includes 2,870,000 PowerUp Class A Ordinary Shares held by the Original Sponsor, 4,317,500 PowerUp Class A Ordinary Shares held by the Sponsor, and 3,750,000 Working Capital Loan Shares. In order for there to be no dilution to PowerUp’s Public Shareholders (excluding exercise of PowerUp Public Warrants), the Net Tangible Book Value at September 30, 2024 would need to be greater than or equal to $109,375,000. In order for there to be no dilution to PowerUp’s Public Shareholders (including exercise of PowerUp Public Warrants), the Net Tangible Book Value at September 30, 2024 would need to be greater than or equal to $253,125,000.

(4)	The net tangible book value at September 30, 2024 was calculated as total assets minus intangible asset minus total liabilities of PowerUp, adjusted for reductions in the Trust Account at the 50% and Maximum Redemptions scenarios.

(5)	Includes 14,375,000 shares underlying the Public Warrants and cash to New Aspire of $165,313,000 assuming all Public Warrants are exercised. Each whole Public Warrant entitles the holder thereof to purchase one PowerUp Class A Ordinary share at a price of $11.50 per share, subject to adjustment. A Public Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination. This assumes a registration statement covering the shares of PowerUp’s Class A Ordinary Shares issuable upon exercise of the warrants is effective by the 60 business day after the closing of the Business Combination. See Note. 7. Shareholders’ Deficit of the historical audited financial statements of PowerUp included elsewhere in this proxy statement/prospectus for more information regarding the registration requirements with regard to the Public Warrants.

Shareholders may experience additional dilution to the extent New Aspire issues additional shares after the Closing, including the issuance of up to 9,763,333 shares of New Aspire Common Stock underlying PowerUp private placement warrants (comprised of 2,929,000 private placement warrants held by the Original Sponsor and 6,834,333 private placement warrants held by the Sponsor),

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Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses of cash in connection with the Business Combination, assuming (i) none of PowerUp’s Public Shares are redeemed in connection with the Business Combination (ii) 50% of PowerUp’s Public Shares are redeemed in connection with the Business Combination and (iii) all of PowerUp’s Public Shares are redeemed in connection with the Business Combination. Each of the No Additional Redemptions, 50% Redemptions, and Maximum Redemptions scenarios assume that the per-share redemption price is $11.43; the actual per-share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses of Cash (No Additional Redemptions)

Sources of Funds (1)		Uses of Funds (1)
Cash balance of Aspire prior to Business Combination (2)	$17	Transaction fees and expenses (3)	$1,400
Cash balance of PowerUp prior to Business Combination (2)	-	Payment of related party payables (4)	3,529
Due from Sponsor	25
Existing Cash held in Trust Account (2)	6,601	Remaining Cash on Balance Sheet (5)	1,714
Total Sources	$6,643	Total Uses	$6,643

(1)	In thousands. Totals may be affected by rounding.
(2)	As of September 30, 2024.
(3)	Reflects the payment of legal, audit, consulting and other transaction-related expenses.
(4)	Reflects repayment of the Working Capital Loans and the payment of administrative fees owed to the Sponsor as of September 30, 2024.
(5)	The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing to allow the combined company to meet Nasdaq initial listing requirements, and to allow the combined company to satisfy certain obligations and have sufficient working capital. Additionally, some of the parties’ obligations to related parties in connection with the transaction may be deferred or converted into equity in order to facilitate the Closing and the combined company’s ability to meet Nasdaq requirements.

Estimated Sources and Uses of Cash (50% Redemptions)

Sources of Funds (1)		Uses of Funds (1)
Cash balance of Aspire prior to Business Combination (2)	$17	Class A Common Stock public redemption (3)	$3,300
Cash balance of PowerUp prior to Business Combination (2)	-	Transaction fees and expenses (4)	1,400
Existing Cash held in Trust Account (2)	6,601	Payment of related party payables (5)	3,529
Due From Sponsor	25	Remaining Cash on Balance Sheet (6)	(1,586)
Total Sources	$6,643	Total Uses	$6,643

(1)	In thousands. Totals may be affected by rounding.
(2)	As of September 30, 2024.
(3)	Assumes that 50% of PowerUp Public Shareholders, holding 288,822 Class A ordinary shares, will exercise their redemption rights.
(4)	Reflects the payment of legal, audit, consulting and other transaction-related expenses.
(5)	Reflects repayment of the Working Capital Loans and the payment of administrative fees owed to the Sponsor as of September 30, 2024.
(6)	The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing to allow the combined company to meet Nasdaq initial listing requirements, and to allow the combined company to satisfy certain obligations and have sufficient working capital. Additionally, some of the parties’ obligations to related parties in connection with the transaction may be deferred or converted into equity in order to facilitate the Closing and the combined company’s ability to meet Nasdaq requirements.

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Estimated Sources and Uses of Cash (Maximum Redemptions)

Sources of Funds (1)		Uses of Funds (1)
Cash balance of Aspire prior to Business Combination (2)	$17	Class A Common Stock public redemption (3)	$6,601
Cash balance of PowerUp prior to Business Combination (2)	-	Transaction fees and expenses (4)	1,400
Existing Cash held in Trust Account (2)	6,601	Payment of related party payables (5)	3,529
Due From Sponsor	25	Remaining Cash on Balance Sheet (6)	(4,887)
Total Sources	$6,643	Total Uses	$6,643

(1)	In thousands. Totals may be affected by rounding.
(2)	As of September 30, 2024.
(3)	Assumes that 100% of PowerUp Public Shareholders, holding 577,644 Class A ordinary shares, will exercise their redemption rights.
(4)	Reflects the payment of legal, audit, consulting and other transaction-related expenses.
(5)	Reflects repayment of the Working Capital Loans and the payment of administrative fees owed to the Sponsor as of September 30, 2024.
(6)	The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing to allow the combined company to meet Nasdaq initial listing requirements, and to allow the combined company to satisfy certain obligations and have sufficient working capital. Additionally, some of the parties’ obligations to related parties in connection with the transaction may be deferred or converted into equity in order to facilitate the Closing and the combined company’s ability to meet Nasdaq requirements.

Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor, the Original Sponsor, and their affiliates in connection with the Business Combination or any related financing transaction, including the amount of securities issued or to be issued by PowerUp to the Sponsor, the Original Sponsor, and their affiliates, and the price paid or to be paid for such securities.

	Interest in Securities	Other Compensation
Sponsor	At Closing, the Sponsor may hold a total of up to 6,317,500 shares of New Aspire Common Stock, assuming additional Working Capital Loans are entered into prior to Closing, consisting of the following:	At Closing, it is estimated that Aspire will use cash in an aggregate amount up to $[●] million to pay transaction expenses for the parties.

● 4,317,500 shares currently held by the Sponsor (which it acquired for less than $0.0001 per share); and

Pursuant to an administrative services agreement, the Sponsor will be paid all accrued and unpaid administrative fees at Closing. As of the date of this proxy statement/prospectus, the Sponsor is owed $[●] in administrative fees.

●

up to 2,000,000 Working Capital Loan Shares to be issued to the Sponsor as partial consideration for the Sponsor entering into certain Working Capital Loans, with such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing.

PowerUp has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of September 30, 2024, PowerUp has not reimbursed Sponsor for any out-of-pocket expenses.
	At Closing, the Sponsor will hold a total of 6,834,333 warrants of New Aspire, which consists solely of warrants currently held by the Sponsor (which it acquired for less than $0.0001 per warrant).	PowerUp has also agreed to pay the Sponsor, at Closing, $1,000,000 pursuant to the Promissory Note Fee Agreement.

Original Sponsor

At Closing, the Original Sponsor will hold a total of 2,870,000 shares of New Aspire Common Stock, which consists solely of shares currently held by the Original Sponsor. The Original Sponsor originally acquired the shares for approximately $0.0029 per share.

At Closing, the Original Sponsor will hold a total of 2,929,000 warrants of New Aspire, which consists solely of warrants currently held by the Original Sponsor. The Original Sponsor originally acquired the warrants for $1.50 per warrant.

Pursuant to the Sponsor Purchase Agreement, $1.00 will become due and payable to the Original Sponsor at Closing.

Affiliate (VKSS Capital, LLC)	Pursuant to the Second Subscription Agreements, as consideration for the Affiliate’s transfer of the Subscription Shares to the Investors, the Sponsor will transfer 250,000 shares of PowerUp common stock to the Affiliate.	The Affiliate is not receiving additional cash or other compensation in connection with the Business Combination.

The retention of shares by the Sponsor, the Original Sponsor, and the Affiliate, and the potential issuance of Working Capital Loan Shares to the Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming PowerUp shareholders. For more information, see “Questions and Answers for Shareholders of PowerUp – What equity stake will current PowerUp shareholders and current Aspire Stockholders hold in New Aspire immediately after the consummation of the Business Combination?”

None of PowerUp’s officers or directors has received any cash compensation for services rendered to PowerUp. For more information, see “Executive Officer and Director Compensation.”

Date, Time and Place of Extraordinary General Meeting of PowerUp’s Shareholders

The extraordinary general meeting will be held at [●], [●] Time, on [●] at the offices of [●] located at [●], or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting [●] and using a control number assigned by Equiniti, unless the extraordinary general meeting is adjourned, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

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Voting Power; Record Date

PowerUp shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [●], which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. PowerUp’s warrants do not have voting rights. As of the close of business on the record date, there were 7,765,144 ordinary shares issued and outstanding, of which 577,644 were issued and outstanding public shares.

Quorum and Vote of PowerUp Shareholders

A quorum of PowerUp shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, approximately 3,882,573 ordinary shares would be required to achieve a quorum.

The Initial Shareholders have, pursuant to the Letter Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of the issued and outstanding Class A ordinary shares. Accordingly, PowerUp would not need any of the public shares to be voted in favor of any proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. See “Business Combination Proposal — Related Agreements — Letter Agreement” for more information related to the Letter Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Each holder of Class A ordinary shares will have one vote per share.

(iii)	Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)	Advisory Charter Proposals: The separate approval, on a non-binding advisory basis, of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)	Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)	Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

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(vii)	Election of Directors Proposal: The approval of the Election of Directors Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that PowerUp redeem all or a portion of its public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Equiniti, PowerUp’s transfer agent, in which you (i) request that PowerUp redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Equiniti, PowerUp’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of PowerUp units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti, PowerUp’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Equiniti in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date for the extraordinary general meeting. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti, PowerUp’s transfer agent, New Aspire will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $6.6 million of funds in the Trust Account and 577,644 shares subject to possible redemption, in each case, as of September 30, 2024, this would have amounted to approximately $11.43 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the PowerUp Domestication and accordingly it is shares of New Aspire Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of PowerUp — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

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Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Letter Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” for more information related to the Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither PowerUp shareholders nor PowerUp warrant holders have appraisal rights in connection with the Business Combination or the PowerUp Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. PowerUp has engaged Issuer Direct Corporation to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of PowerUp — Revoking Your Proxy.”

Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the PowerUp Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, PowerUp’s directors and officers, and Aspire’s directors and officers may have interests in such proposal that are different from, or in addition to, those of PowerUp shareholders and warrant holders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. PowerUp’s Board concluded that the potentially disparate interests would be mitigated because (i) these interests are disclosed and included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by PowerUp with any other target business or businesses, and (iii) a significant portion of the consideration to PowerUp’s directors and executive officers was structured to be realized based on the future performance of New Aspire’s Common Stock. In addition, PowerUp’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the PowerUp Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Nonetheless, shareholders should take these disparate interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	in connection with PowerUp’s initial public offering, and pursuant to the terms of the Letter Agreement, our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and PowerUp’s officers and directors will lose their entire investment in PowerUp and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 17, 2025 (unless such date is extended by the PowerUp Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for its 4,317,500 Class A ordinary shares and its 6,834,333 private placement warrants to the Original Sponsor upon the Closing of the Business Combination. The Sponsor will pay less than $0.0001 per Class A ordinary share and has the right to acquire 6,834,333 shares of New Aspire Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Aspire from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

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●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held and cash amounts to be paid to the Sponsor at Closing, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]); the aggregate amount the Sponsor has at risk consists of the value of the securities and other compensation described in the section titled “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates”;

●	the aggregate dollar amount that the Original Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held and cash amounts to be paid to the Original Sponsor at Closing, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]); the aggregate amount the Original Sponsor has at risk consists of the value of the securities and other compensation described in the section titled “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates”;

●	the Sponsor acquired approximately 55.6% of the issued and outstanding ordinary shares of PowerUp for less than $0.0001 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor could make a substantial profit after the Business Combination even if the New Aspire Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Aspire. The ordinary shares held by the Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the Original Sponsor owns approximately 37.0% of the issued and outstanding ordinary shares of PowerUp, which it originally acquired for approximately $0.0029 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Original Sponsor could make a substantial profit after the Business Combination even if the New Aspire Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Aspire. The ordinary shares held by the Original Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the private placement warrants owned by the Initial Shareholders will be worthless if an initial business combination is not consummated;

●	the Initial Shareholders have agreed that the private placement warrants and the underlying securities will not be sold or transferred by it until after PowerUp has completed an initial business combination, subject to limited exceptions;

●	the Sponsor’s total potential ownership in New Aspire, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 18.7% of outstanding New Aspire Common Stock in a no redemption scenario, and 18.9% of outstanding New Aspire Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Original Sponsor’s total potential ownership in New Aspire, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 8.2% of outstanding New Aspire Common Stock in a no redemption scenario, and 8.3% of outstanding New Aspire Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Sponsor is currently the owner of 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Original Sponsor is currently the owner of 2,870,000 Class A ordinary shares and 2,929,000 private placement warrants. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Original Sponsor will be worthless because the Original Sponsor has agreed to waive its rights to any liquidation distribution;

●	the anticipated continuation of two of our existing directors, Surendra Ajjarapu and Donald G. Fell, as directors of New Aspire. In the future each of such directors will receive any cash fees, stock options, stock awards or other remuneration that the New Aspire Board determines to pay them for their service as directors;

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●	pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of PowerUp’s directors and officers and (ii) continue PowerUp’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	at the Effective Time, PowerUp will issue the Sponsor up to 2,000,000 Working Capital Loan Shares as partial consideration for the Sponsor entering into certain Working Capital Loans, such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing;

●	if the Business Combination is not consummated, the Sponsor will not receive the up to 2,000,000 Working Capital Loan Shares described above, which have a total aggregate value of up to $20,000,000, with the exact amount to be determined based on the total amount shares ultimately issued to the Sponsor;

●	if the Business Combination is not consummated, the Sponsor will not receive the $1,000,000 fee payable under the Promissory Note Fee Agreement;

●	PowerUp is not responsible for the payment of any interest on the Working Capital Loans and is only required to repay the principal amounts of the Working Capital Loans upon the completion of an initial business combination;

●	pursuant to the Registration Rights Agreement, the Original Sponsor and its permitted transferees are entitled to registration of the shares of New Aspire Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that PowerUp’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to PowerUp. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver;

●	if the Trust Account is liquidated, including in the event PowerUp is unable to complete an initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify PowerUp to ensure that the proceeds in the Trust Account are not reduced below $10.25 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which PowerUp has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PowerUp, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the Sponsor has agreed to pay for any liquidation expenses if an initial business combination is not consummated;

●	the following individuals who are currently executive officers of Aspire are expected to become executive officers of New Aspire upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Kraig Higginson	Chief Executive Officer
Ernest Scheidemann	Chief Financial Officer
Stephen Quesenberry	General Counsel

●	Kraig Higginson and Edward Kimball, who are currently members of Aspire’s board of directors, are expected to become members of the New Aspire Board upon the Closing;

●	members of Aspire’s management own certain convertible securities in Aspire that may benefit from the Business Combination. Mr. Higginson will own 9,489,137 shares, Mr. Scheidemann will own 588,981 shares and Mr. Quesenberry will own 2,028,712 shares. See “Certain Relationships and Related Person Transactions” for a further discussion of these agreements; and

●	effective upon Closing, New Aspire intends to enter into employment agreements with each of its NEOs.

As a result of the foregoing interests, the Sponsor and PowerUp’s directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

The Initial Shareholders have, pursuant to the Letter Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” for more information related to the Letter Agreement.

The existence of financial and personal interests of one or more of the Sponsor’s or PowerUp’s officers or directors may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of PowerUp and its shareholders and what such director or officer may believe is the best interest of such director or officer in determining to recommend that shareholders vote for the proposals.

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The stockholders of Aspire may see a substantial gain in the value of their shares. Assuming the Omnibus Incentive Plan Proposal is approved, the officers of Aspire may receive, in addition to their existing compensation, equity awards in the future should the New Aspire Board elect to grant such awards.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Aspire and/or Aspire’s or PowerUp’s respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Aspire and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their public shares. The purpose of such share purchases and other transactions would be (i) to increase the likelihood of satisfaction of the requirements that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) increase the likelihood of satisfaction of the requirement that the Domestication Proposal and the Organizational Documents Proposal are each approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and (iii) otherwise limit the number of public shares electing to be redeemed.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. PowerUp will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals at the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

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Recommendation to Shareholders of PowerUp

The PowerUp Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of PowerUp and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Expected Accounting Treatment

The PowerUp Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of PowerUp as a result of the PowerUp Domestication. The business, capitalization, assets and liabilities and financial statements of New Aspire immediately following the PowerUp Domestication will be the same as those of PowerUp immediately prior to the PowerUp Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, PowerUp, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Aspire will be treated as the accounting acquirer. Aspire has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the redemption scenarios:

●	Aspire’s existing stockholders will have more than 64.4% of the voting interest of New Aspire under both the no redemption and maximum redemption scenarios;

●	Aspire’s senior management will comprise the senior management of New Aspire;

●	the directors nominated by Aspire will represent the majority of the board of directors of New Aspire;

●	Aspire’s operations will comprise the ongoing operations of New Aspire; and

●	New Aspire will assume Aspire’s name.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Aspire is issuing stock for the net assets of PowerUp. The net assets of PowerUp will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Aspire.

Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders

For a discussion summarizing the U.S. federal income tax considerations of the PowerUp Domestication and exercise of redemption rights, please see “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders.”

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Regulatory Matters

None of PowerUp and Aspire are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Upon consummation of the Business Combination, New Aspire will remain an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PowerUp has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, PowerUp, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of PowerUp’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

New Aspire will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of PowerUp’s initial public offering, or December 31, 2027, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, PowerUp is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as the market value of our voting and non-voting common equity held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common equity held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

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Summary of Risk Factors

The following summary should not be relied upon as an exhaustive summary of the material risks facing PowerUp, Aspire, or New Aspire. In evaluating the proposals to be presented at the PowerUp extraordinary general meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Unless the context otherwise requires, references to the “Company,” “we”, “us” and “our” in the subsection “— Risks Related to Aspire’s Business” generally refer to Aspire in the present tense and New Aspire from and after the Business Combination. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Risks Related to Aspire’s Business

●	Aspire has a limited operating history upon which investors can evaluate Aspire’s performance, and accordingly, Aspire’s prospects must be considered in light of the risks that any new company encounters.

●	Aspire has incurred net losses in every year since its inception and anticipates that it will continue to incur substantial and increasing net losses in the foreseeable future, especially if Aspire faces difficulties in obtaining capital.

●	Aspire will require substantial additional funding to achieve its goals, and a failure to obtain this necessary capital when needed could force Aspire to delay, limit, reduce or terminate its product development or commercialization efforts.

●	Aspire may implement new lines of business or offer new products and services within existing lines of business.

●	Aspire relies on other companies to provide components and services for its product candidates.

●	Aspire relies on various intellectual property rights, including trademarks, in order to operate its business.

●	Aspire’s success depends on the experience and skill of the board of directors, its executive officers and key employees. If it is not successful in attracting and retaining highly qualified personnel, Aspire may not be able to successfully implement its business strategy.

●	Although dependent on certain key personnel, Aspire does not have any key person life insurance policies on any such people.

●	Damage to Aspire’s reputation could negatively impact its business, financial condition and results of operations.

●	Aspire’s business could be negatively impacted by cyber security threats, attacks and other disruptions.

●	Security breaches of confidential customer information, in connection with Aspire’s electronic processing of credit and debit card transactions, or confidential employee information may adversely affect Aspire’s business.

●	Aspire’s internal computer systems, or those used by third party contractors or consultants, may fail or suffer security breaches.

●	Aspire operates in a highly regulated environment, and if Aspire is found to be in violation of any of the federal, state, or local laws or regulations applicable to it, Aspire’s business could suffer.

●	Aspire’s technology platforms and product candidates are based on novel technologies, and the development and regulatory approval pathway for such product candidates is unproven and may never lead to marketable products. Even if Aspire obtains regulatory approval of its product candidates, the products may not gain market acceptance among physicians, patients, hospitals and others in the medical community.

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●	Aspire’s business is highly dependent on the success of its lead product candidate, Instaprin which will require significant additional clinical testing before Aspire can seek regulatory approval and potentially launch commercial sales.

●	Clinical development involves a lengthy and expensive process with uncertain outcomes, and results of earlier studies and trials may not be predictive of future clinical trial results. Aspire’s clinical trials may fail to demonstrate adequately the safety and efficacy of one or more of its product candidates, which would prevent or delay regulatory approval and commercialization.

●	Aspire’s product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential, if approved, or result in significant negative consequences.

●	If Aspire encounters difficulties enrolling patients in its clinical trials, Aspire’s clinical development activities could be delayed or otherwise adversely affected.

●	Aspire relies and will rely on third parties to conduct its clinical trials, which are expensive, time consuming, and difficult to design and implement. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Aspire may not be able to obtain regulatory approval of or commercialize its product candidates.

●	If Aspire fails to develop additional product candidates, its commercial opportunity will be limited.

●	Aspire is subject to a multitude of manufacturing and supply chain risks, any of which could substantially increase its costs and limit the supply of its product candidates.

●	Aspire currently has no marketing and sales organization and has no experience in marketing products. If Aspire is unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell its product candidates, Aspire may not be able to generate product revenue.

●	A variety of risks associated with marketing Aspire’s product candidates internationally could materially adversely affect Aspire’s business.

●	Aspire faces significant competition from other biotechnology and pharmaceutical companies, and its operating results will suffer if it fails to compete effectively.

●	Aspire’s employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

●	If product liability lawsuits are brought against Aspire, it may incur substantial liabilities and may be required to limit commercialization of Aspire’s product candidates.

●	Aspire relies and expects to continue to rely on third parties to manufacture its clinical product supplies, and Aspire intends to rely on third parties to produce and process its product candidates, if approved, and commercialization of any of Aspire’s product candidates could be stopped, delayed or made less profitable if those third parties fail to obtain approval of government regulators or fail to provide Aspire with sufficient quantities of drug product at acceptable quality levels or prices.

●	If Aspire’s third-party manufacturers use hazardous and biological materials in a manner that causes injury or violates applicable law, Aspire may be liable for damages.

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Risks Related to the Business Combination and PowerUp

●	PowerUp’s Initial Shareholders have entered into the Letter Agreement with PowerUp and to vote in favor of the Business Combination, regardless of how PowerUp’s public shareholders vote.

●	Since the Initial Shareholders, PowerUp’s directors and executive officers, and Aspire’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of PowerUp’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Aspire is appropriate as PowerUp’s initial business combination. Such interests include that PowerUp’s Initial Shareholders, directors and executive officers, will lose their entire investment in PowerUp if an initial business combination is not completed.

●	Because Aspire is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of Aspire’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

●	The consummation of the Business Combination is subject to compliance with the HSR Act, and if certain conditions are not satisfied or waived, the Business Combination may not be completed.

●	The ability of PowerUp’s public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of New Aspire and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

●	PowerUp’s Initial Shareholders, as well as Aspire, PowerUp’s directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

●	If the Business Combination does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders of Aspire Common Stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Aspire Common Stock for New Aspire Common Stock in the Business Combination.

●	The PowerUp Domestication may result in adverse tax consequences for Public Shareholders and holders of PowerUp Warrants.

●	We may have been a PFIC which could result in adverse United States federal income tax consequences to U.S. investors.

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Risks Related to the Consummation of the PowerUp Domestication

●	The PowerUp Domestication may result in adverse tax consequences for holders of public shares and public warrants, including holders exercising their redemption rights with respect to the public shares.

●	New Aspire could be subject to changes in tax rates or the adoption of new tax legislation, whether in or out of the United States, or could otherwise have exposure to additional tax liabilities, which could harm its business.

●	Delaware law and New Aspire’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks Related to Redemption

●	Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

●	PowerUp does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for PowerUp to complete the Business Combination even though a substantial majority of PowerUp’s public shareholders having redeemed their shares.

●	A new 1% U.S. federal excise tax is expected to be imposed on New Aspire in connection with redemption of the public shares.

Risks if the Adjournment Proposal is Not Approved

●	If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the PowerUp Domestication, the PowerUp Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Risks if the PowerUp Domestication and the Business Combination are not Consummated

●	We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to February 17, 2025 (or by the end of any extension period if we further extend the period of time to consummate an initial business combination), the date by which we are required to complete a business combination or be forced to liquidate.

●	If PowerUp is not able to complete the Business Combination with Aspire nor able to complete another business combination by February 17, 2025, in each case, as such date may extended by the PowerUp Board in accordance with the Existing Governing Documents, PowerUp would cease all operations except for the purpose of winding up and PowerUp would redeem its public shares and liquidate the Trust Account, in which case PowerUp’s public shareholders may only receive approximately $10.25 per share and PowerUp’s warrants will expire worthless.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF PowerUp

PowerUp is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. PowerUp’s balance sheet data as of September 30, 2024 and the condensed statement of operations data for the nine months ended September 30, 2024 are derived from PowerUp’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. PowerUp’s balance sheet data as of December 31, 2023 and the statement of operations data for the year ended December 31, 2023 are derived from PowerUp’s audited financial statements included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with, and is qualified by reference to, “PowerUp’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus and PowerUp’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	For the Nine Months Ended	For the Year Ended
Condensed Consolidated Statement of Operations Data (in thousands):	September 30, 2024	December 31, 2023
Revenue	$-	$-
General and administrative	$3,654	$1,340
Other income/(expense)	$48	$5,804
Net income (loss)	$(3,606)	$4,464

	As of
Condensed Consolidated Balance Sheet Data (in thousands):	September 30, 2024	December 31, 2023
Total current assets	$62	$81
Total assets	$6,663	$19,982
Total liabilities	$6,573	$403

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SELECTED HISTORICAL FINANCIAL INFORMATION OF ASPIRE

Aspire is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Aspire’s balance sheet data as of September 30, 2024 and the statement of operations data for the nine months ended September 30, 2024 are derived from Aspire’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. Aspire’s balance sheet data as of December 31, 2023 and the statement of operations for the year ended December 31, 2023 are derived from Aspire’s audited financial statements included elsewhere in this proxy statement/prospectus.

Aspire’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Aspire’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “Aspire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained elsewhere in this proxy statement/prospectus.

	For the Nine Months Ended	For the Year Ended
Condensed Statements of Operations Data (in thousands):	September 30, 2024	December 31, 2023
Revenue	$-	$-
Operating expenses	$570	$359
Other expense	$1	$-
Net loss	$(571)	$(359)

	As of	As of
Condensed Balance Sheet Data (in thousands):	September 30, 2024	December 31, 2023
Total current assets	$184	$46
Total assets	$184	$46
Total liabilities	$986	$534

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MARKET PRICE AND DIVIDEND INFORMATION

PowerUp units, public shares and public warrants are currently listed on the Nasdaq under the symbols “PWUPU” and “PWUP” and “PWUPW,” respectively.

The most recent closing price of the units, ordinary shares and redeemable warrants as of August 29, 2024, the last trading day before announcement of the execution of the Business Combination Agreement, was $11.11, $11.23, and $0.0601, respectively. As of [●], the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and redeemable warrant was $[●], $[●] and $[●], respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of PowerUp’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there were [●] holders of record of PowerUp’s Class A ordinary shares, no holders of record of PowerUp’s Class B ordinary shares, [●] holders of record of PowerUp’s units and [●] holders of PowerUp’s warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

PowerUp has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New Aspire subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Aspire’s Board. PowerUp’s Board is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that New Aspire’s Board will declare any dividends in the foreseeable future. Further, the ability of New Aspire to declare dividends may be limited by the terms of financing or other agreements entered into by New Aspire or its subsidiaries from time to time.

Price Range of Aspire’s Securities

Historical market price information regarding Aspire is not provided because there is no public market for Aspire’s securities. For information regarding Aspire’s liquidity and capital resources, see “Aspire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

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RISK FACTORS

Investing in our securities involves a high degree of risk. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed by them. In that event, the price of our securities could decline and you could lose part or all of your investment. This “Risk Factors” section identifies all material risk factors currently known by PowerUp that make investment in PowerUp’s ordinary shares and warrants speculative or risky, but it does not purport to present an exhaustive description of all risks. Before you invest in us, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this proxy statement/prospectus. PowerUp shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. When determining whether to invest, you should also refer to the other information contained in this proxy statement/prospectus, including the financial statements of PowerUp and Aspire and the related notes thereto, and the other financial information concerning us included elsewhere in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to Aspire

Unless the context otherwise requires, references to the “Company,” “we”, “us” and “our” in this subsection “— Risks Related to Aspire” generally refer to Aspire Biopharma, Inc. in the present tense and New Aspire from and after the Business Combination.

Aspire has a limited operating history upon which investors can evaluate Aspire’s performance, and accordingly, Aspire’s prospects must be considered in light of the risks that any new company encounters.

Aspire is still in an early phase and we are just beginning to implement our business plan. There can be no assurance that we will ever operate profitably. The likelihood of our success should be considered in light of the problems, expenses, difficulties, complications and delays usually encountered by early-stage companies. Aspire may not be successful in attaining the objectives necessary for it to overcome these risks and uncertainties.

Aspire has incurred net losses in every year since its inception and anticipates that it will continue to incur substantial and increasing net losses in the foreseeable future, especially if Aspire faces difficulties in obtaining capital.

We are a clinical-stage biopharmaceutical company with a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We have financed our operations primarily through the sale of equity securities. Since our inception, most of our resources have been dedicated to the preclinical development of our product candidates. The size of our future net losses will depend, in part, on our future expenses and our ability to generate revenue, if any. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. As a result, we are not profitable and have incurred losses since our inception. We expect to continue to incur significant losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of, and seek regulatory approvals for, our product candidates.

Even if we succeed in commercializing one or more of our product candidates, we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

In order to achieve our near and long-term goals, we may need to procure raise capital through various securities offerings or obtain certain debt financing. There is no guarantee we will be able to obtain such funds on acceptable terms or at all. If we are not able to obtain capital in the future, we may not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause our stockholders to lose all or a portion of their investment.

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Aspire will require substantial additional financing to achieve its goals, and a failure to obtain this necessary capital when needed could force Aspire to delay, limit, reduce or terminate its product development or commercialization efforts.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to continue the clinical development of our product candidates. If we are able to receive regulatory approval for any of our product candidates, we will require significant additional amounts of cash in order to launch and commercialize any such product candidates. In addition, other unanticipated costs may arise. Because the design and outcome of our planned and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates.

Our future capital requirements depend on many factors, including:

●	the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical studies and clinical trials;

●	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates if clinical trials are successful;

●	the cost of commercialization activities for our product candidates, if any of our product candidates is approved for sale, including marketing, sales and distribution costs;

●	the cost of manufacturing our product candidates for clinical trials in preparation for regulatory approval and in preparation for commercialization;

●	our ability to establish and maintain strategic licensing or other arrangements and the financial terms of such agreements;

●	the costs involved in preparing, filing, prosecuting, maintaining, expanding, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;

●	the timing, receipt and amount of sales of, or royalties on, our future products, if any; and

●	the emergence of competing therapies and other adverse market developments.

We do not have any committed external source of funds or other support for our development efforts. Until we can generate sufficient product and royalty revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing or distribution arrangements. Additional financing may not be available to us when we need it or it may not be available on favorable terms.

If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our clinical trials or research and development programs or our commercialization efforts.

Aspire may implement new lines of business or offer new products and services within existing lines of business.

As an early-stage company, we may implement new lines of business at any time. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. We may not be successful in introducing new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

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Aspire relies on other companies to provide components and services for its product candidates.

We depend on suppliers and contractors to meet our contractual obligations to our customers and conduct our operations. Our ability to meet our obligations to our customers may be adversely affected if suppliers or contractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our products may be adversely impacted if companies to whom we delegate manufacture of major components or subsystems for our products, or from whom we acquire such items, do not provide components which meet required specifications and perform to our and our customers’ expectations. Our suppliers may be unable to quickly recover from natural disasters and other events beyond their control and may be subject to additional risks such as financial problems that limit their ability to conduct their operations. The risk of these adverse effects may be greater in circumstances where we rely on only one or two contractors or suppliers for a particular component. Our products may utilize custom components available from only one source. Continued availability of those components at acceptable prices, or at all, may be affected for any number of reasons, including if those suppliers decide to concentrate on the production of common components instead of components customized to meet our requirements. The supply of components for a new or existing product could be delayed or constrained, or a key manufacturing vendor could delay shipments of completed products to us adversely affecting our business and results of operations.

Aspire relies on various intellectual property rights, including trademarks, in order to operate its business.

We rely on certain intellectual property rights to operate its business. Our intellectual property rights may not be sufficiently broad or otherwise may not provide us a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed-around, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons, or countries may require compulsory licensing of our intellectual property. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations.

We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights. As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving and, consequently, intellectual property positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

Instaprin Pharmaceuticals’ former Chief Executive officer, Donald A. Milne III, was convicted, on a conspiracy to commit securities fraud charge.

Instaprin’s former Chief Executive Officer, Donald A. Milne III, has pled guilty to perpetrating a scheme to defraud investors of Instaprin Pharmaceuticals to commit securities fraud and has tarnished the Company’s reputation which has led to a precipitous decline in the Instaprin Pharmaceuticals’ goodwill and business. Instaprin’s former CEO diverted significant funds from the Company for his own personal use which impaired the progress of the Instaprin. The former chief executive officer of Instaprin Pharmaceuticals is not affiliated with Aspire. All of the shares of Instaprin held by Mr. Milne were distributed to the Instaprin shareholders in partial satisfaction of the SEC’s judgement against Mr. Milne and, as such, Mr. Milne was never a stockholder of Aspire. In the event Aspire chooses to use the trademark “Instaprin” there could be reputational harm given its association with Instaprin Pharmaceuticals.

Aspire’s success depends on the experience and skill of the board of directors, its executive officers and key employees. If it is not successful in attracting and retaining highly qualified personnel, Aspire may not be able to successfully implement its business strategy.

We are dependent on our board of directors, executive officers and key employees. These persons may not devote their full time and attention to the matters of Aspire. The loss of our board of directors, executive officers and key employees could harm our business, financial condition, cash flow and results of operations.

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Although dependent on certain key personnel, Aspire does not have any key person life insurance policies on any such people.

Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific and medical personnel. The loss of the services of any of our executive officers, other key employees, and other scientific and medical advisors, and our inability to find suitable replacements could result in delays in product development and harm our business. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all.

We have not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, if any of these personnel die or become disabled, we will not receive any compensation to assist with such person’s absence. The loss of such person could negatively affect us and our operations. We have no way to guarantee key personnel will stay with us, as many states do not enforce non-competition agreements, and therefore acquiring key man insurance will not ameliorate all of the risk of relying on key personnel.

Damage to Aspire’s reputation could negatively impact its business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business and success in existing markets, and will be critical to our success as we enter new markets. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

Aspire’s business could be negatively impacted by cyber security threats, attacks and other disruptions.

We continue to face advanced and persistent attacks on our information infrastructure where we manage and store various proprietary information and sensitive/confidential data relating to our operations. These attacks may include sophisticated malware (viruses, worms, and other malicious software programs) and phishing emails that attack our products or otherwise exploit any security vulnerabilities. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of our customers or other third-parties, create system disruptions, or cause shutdowns. Additionally, sophisticated software and applications that we produce or procure from third-parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the information infrastructure. A disruption, infiltration or failure of our information infrastructure systems or any of our data centers as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security, loss of critical data and performance delays, which in turn could adversely affect our business.

Security breaches of confidential customer information, in connection with Aspire’s electronic processing of credit and debit card transactions, or confidential employee information may adversely affect Aspire’s business.

Our business requires the collection, transmission and retention of personally identifiable information, in various information technology systems that we maintain and in those maintained by third parties with whom we contract to provide services. The integrity and protection of that data is critical to us. The information, security and privacy requirements imposed by governmental regulation are increasingly demanding. Our systems may not be able to satisfy these changing requirements and customer and employee expectations, or may require significant additional investments or time in order to do so. A breach in the security of our information technology systems or those of our service providers could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits. Additionally, a significant theft, loss or misappropriation of, or access to, customers’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims or proceedings.

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Aspire’s internal computer systems, or those used by third party contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, our internal computer systems and those of our future CROs and other contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. While we have not to our knowledge experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on third parties for the manufacture of our product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidates could be delayed.

Aspire operates in a highly regulated environment, and if Aspire is found to be in violation of any of the federal, state, or local laws or regulations applicable to it, Aspire’s business could suffer.

We may also be subject to a wide range of federal, state, and local laws and regulations, such as local licensing requirements, and retail financing, debt collection, consumer protection, environmental, health and safety, creditor, wage-hour, anti-discrimination, whistleblower and other employment practices laws and regulations and we expect these costs to increase going forward. The violation of these or future requirements or laws and regulations could result in administrative, civil, or criminal sanctions against us, which may include fines, a cease and desist order against the subject operations or even revocation or suspension of our license to operate the subject business. As a result, we have incurred and will continue to incur capital and operating expenditures and other costs to comply with these requirements and laws and regulations.

Aspire’s technology platforms and product candidates are based on novel technologies, and the development and regulatory approval pathway for such product candidates is unproven (in that all aspirin products previously approved by the FDA were administered orally rather than sublingually) and may never lead to marketable products. Even if Aspire obtains regulatory approval of its product candidates, the products may not gain market acceptance among physicians, patients, hospitals and others in the medical community.

We are developing novel targeted therapies to treat heart attacks and strokes. Any products we develop may not effectively inhibit or treat heart attacks and strokes. The scientific evidence to support the feasibility of developing product candidates based Instaprin is preliminary and limited. Advancing these novel therapies creates significant challenges for us, including, among others:

●	obtaining approval from regulatory authorities to conduct clinical trials with our product candidates;
●	successful enrollment and completion of preclinical studies and clinical trials with favorable results;
●	obtaining approvals from regulatory authorities to manufacture and market our product candidates;
●	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;
●	making arrangements with third-party manufacturers for, or establishing, commercial manufacturing capabilities;
●	manufacturing our product candidates at an acceptable cost;
●	launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with other partners;
●	acceptance of our product candidates, if and when approved, by patients, the medical community and third-party payors;
●	effectively competing with other heart attack and stroke therapies;

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●	obtaining and maintaining coverage and adequate reimbursement by third-party payors, including government payors, for our product candidates;
●	protecting rights in our intellectual property portfolio;
●	maintaining a continued acceptable safety profile of our product candidates, if approved, following approval; and
●	maintaining and growing an organization of scientists and business people who can develop and commercialize our products and technology.

The use of the Instaprin product candidates as potential heart and stroke treatments, even if approved, may not become broadly accepted by physicians, patients, hospitals and others in the medical community. Additional factors will influence whether our product candidates are accepted in the market, including:

●	the clinical indications for which our product candidates are approved;

●	physicians, hospitals, medical treatment centers and patients considering our product candidates as a safe and effective treatment;

●	the potential and perceived advantages of our product candidates over alternative treatments;

●	the prevalence and severity of any side effects;

●	product labeling or product insert requirements of the FDA or other regulatory authorities;

●	limitations or warnings contained in the labeling approved by the FDA;

●	the timing of market introduction of our product candidates as well as competitive products;

●	the cost of treatment in relation to alternative treatments;

●	the availability of adequate coverage, reimbursement and pricing by third-party payors and government authorities;

●	the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors and government authorities;

●	relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and the effectiveness of our sales and marketing efforts.

Even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete.

Current Development Status of Instaprin

Aspire’s cGMP batch of patent-pending Instaprin is currently being manufactured by Glatt in its New Jersey facility. Glatt will be using this batch to finalize the packaging and manufacturing process, and to provide the products to be used in the upcoming clinical tests. Glatt’s scientific team will also be conducting the stability testing required by the FDA on this batch to determine product shelf life. This is in addition to prior similar initial testing done in 2022 by Glatt which provided important background data on the stability and manufacturing process for Instaprin.

Aspire’s consultants are currently completing (1) a comprehensive review of relevant regulatory issues and regulatory strategy (including regulations, guidance documents, FDA reviews of approved NDAs for other relevant products, Pediatric Research Equity Act requirements, FDA’s trade name approval requirements, opportunities for accelerated regulatory processes, etc.), (2) a comprehensive summary of relevant safety, efficacy and pharmacokinetic data to support IRB approvals, IND, and 505(b)(2) NDA approval, (3) a target product profile (including product description, composition, strength, route of administration, prescription v. OTC, indications, dosing and claims to differentiate from other aspirin products), and (4) an integrated product development plan (including plans to support each module of an NDA submission: CMC, preclinical safety, human PK, clinical safety, clinical efficacy, timelines, critical path, Gantt chart, etc.). These reviews are all being done in preparation for Aspire’s pre-IND meeting with the FDA, its clinical testing, and its NDA.

Aspire plans to conduct an in vivo single-dose bioavailability study in healthy human volunteers in approximately March 2025 (“Trial 1”). This clinical trial will evaluate pharmacokinetic endpoints including but not limited to maximum concentrations of aspirin and/or its metabolites in plasma (“Cmax”), time of maximum concentrations (“Tmax”), and area under the time curve concentrations (“AUC”) following sublingual dosing of two different pharmaceutical formulations of Instaprin compared to standard oral aspirin. Pharmacodynamic effect on serum thromboxane B2 (TXB2, a measure of platelet inhibition) will be evaluated as a secondary endpoint. Data from this bioavailability study will be used to select the optimal pharmaceutical formulation of Instaprin and to design a pivotal Trial 2 to support filing of an NDA. Trial 1 will be exempt from Investigational New Drug (IND) filing requirements under 21 C.F.R. 320.31(d) because it is a human bioavailability trial of an FDA-approved active ingredient that is not a new chemical entity, a radioactively labeled drug product, or cytotoxic drug product, using a dose not exceeding the dose specified in the labeling of the approved drug product, conducted in compliance with the requirements for review by an Institutional Review Board (IRB), with reserve test article samples retained by the study sponsor.

Following completion of Trial 1, Aspire plans to request a pre-IND meeting with the FDA in the second quarter of 2025 to discuss plans for continued development of Instaprin leading to submission of a section 505(b)(2) NDA. Aspire plans to propose a second clinical trial (“Trial 2”) in approximately 32 healthy human volunteers to evaluate the pharmacodynamic effect of a single dose of Instaprin on platelet inhibition compared to that of standard oral aspirin. The proposed primary endpoint for Trial 2 would be time to TXB2 inhibition. Variability of TXB2 inhibition and pharmacokinetic parameters (Cmax, Tmax, AUC, etc.) for aspirin and/or its metabolites in plasma will be analyzed as secondary endpoints. Following completion of Trial 2, Aspire intends to submit a section 505(b)(2) NDA for the Instaprin product to the FDA.

Current Development Status of Other Products

Melatonin: Aspire’s scientists have developed a working formulation for a sublingually administered melatonin sleep-aid product. In the next three months, Aspire intends to develop and validate the manufacturing process based on this formulation. In February 2025, Aspire plans to conduct a limited pharmokinetic study using at least eight volunteers, comparing to orally administered melatonin products on the market, in order to support its claims and labeling. No FDA approval is required for Melatonin, which is sold as a supplement. Melatonin is a wildly popular sleep aid and Aspire has begun exploring licensing possibilities and has also begun discussions with a manufacturing facility in Puerto Rico. Aspire intends to file for patent protection in the near future.

Vitamins: Aspire’s scientists have developed a working formulation for sublingually administered vitamins D, E and K. In the first two quarters of 2025, Aspire intends to develop and validate a manufacturing process and conduct a limited pharmokinetic study. Aspire intends to file for patent protection in the near future.

Testosterone: Aspire’s scientists have developed a formulation for sublingually administered testosterone. A patent application for the formulation will be filed in the next 60 days. In the first and second quarters of 2025, Aspire intends to develop and validate the manufacturing process based on this formulation, and produce a cGMP batch for use in clinical testing and a stability study. Aspire intends to conduct a Phase One clinical test in approximately the third quarter of 2025 for pharmokinetical validation of product properties, using approximately eight volunteers, and to establish criteria for an NDA with the FDA. Aspire anticipates, based on these results, to request a pre-IND meeting with the FDA in the fourth quarter of 2025, followed by Phase Two clinical testing. Aspire anticipates this testing to use approximately 32 volunteers. Aspire intends to submit an NDA for the testosterone product under 505(b)(2) to the FDA in the first quarter of 2026. Testosterone is not a candidate for fast-track approval, therefore the NDA approval process will likely take as much as three years.

Semaglutide: Aspire’s scientists are in the final phases of developing a working formulation for a sublingual semaglutide product. The timeline to market will be similar to that of testosterone, above, as semaglutide is not likely a candidate for fast-track approval.

Other Products: Aspire’s scientists are currently considering formulations for anti-nausea products, anti-psychotic products, ED drugs, seizure medication, and several other classes of drugs, all using our sublingual mode of administration.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully develop and commercialize our product candidates, which could materially harm our business, financial condition and results of operations.

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Aspire’s business is highly dependent on the success of its lead product candidate, Instaprin which will require significant additional clinical testing before Aspire can seek regulatory approval and potentially launch commercial sales.

We do not have any products that have gained regulatory approval. Our business and future success depends on our ability to obtain regulatory approval of and then successfully commercialize our lead product candidate, Instaprin, which is in the early stages of Preclinical development. We are currently conducting our preclinical tests to compile and file an IND (investigational new drug application). Our ability to develop, obtain regulatory acceptance for Instaprin to enter clinical trials will depend on several factors, including the following:

●	successfully demonstrating that the therapy is reasonably safe for human clinical studies;

●	effectively demonstrating that the chemical composition and manufacturing methods and controls are consistent; and

●	providing protocol detail proposed for clinical trials that ensure subjects will not be exposed to unnecessary risk and that the professionals overseeing the administration of the study are qualified.

Our product candidates, including Instaprin, will require additional clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can generate any revenue from product sales. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our product candidates. If we are unable to develop or receive marketing approval for Instaprin or other products we develop in a timely manner or at all, we could experience significant delays or an inability to commercialize Instaprin or other products, which would materially and adversely affect our business, financial condition and results of operations.

Clinical development involves a lengthy and expensive process with uncertain outcomes, and results of earlier studies and trials may not be predictive of future clinical trial results. Aspire’s clinical trials may fail to demonstrate adequately the safety and efficacy of one or more of its product candidates, which would prevent or delay regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of our product candidates, including Instaprin, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that our product candidates are both safe and effective for use in each target indication. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. We cannot be certain that we will not face similar setbacks. Most product candidates that commence clinical trials are never approved as commercial products.

We may experience delays in our ongoing clinical trials and we do not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

●	obtaining regulatory approval to commence a trial; reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	obtaining institutional review board, or IRB, approval at each site;

●	recruiting suitable patients to participate in a trial;

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●	having patients complete a trial or return for post-treatment follow-up;

●	clinical sites deviating from trial protocol or dropping out of a trial;

●	adding new clinical trial sites; or

●	manufacturing sufficient quantities of product candidate for use in clinical trials.

We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Furthermore, we rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance. If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash compensation in connection with such services. If certain of these relationships exceed specific financial thresholds, they must be reported to the FDA. If these relationships and any related compensation paid results in perceived or actual conflicts of interest, or the FDA concludes that the financial relationship may have affected interpretation of the study, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay in approval, or rejection, of our marketing applications by the FDA. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

In addition, even if the trials are successfully completed, we cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as we do, and we may need to conduct additional trials before we submit applications seeking regulatory approval of our product candidates.

To the extent that the results of the trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, approval of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates.

Aspire’s product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential, if approved, or result in significant negative consequences.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics.

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If unacceptable side effects arise in the development of our product candidates, we could suspend or terminate our clinical trials or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We expect to have to train medical personnel using our product candidates to understand the side effect profiles for our clinical trials and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death. Any of these occurrences may harm our business, financial condition and prospects significantly.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw approvals of such product;

●	regulatory authorities may require additional warnings on the label;

●	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

●	we could be sued and held liable for harm caused to patients; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

If Aspire encounters difficulties enrolling patients in its clinical trials, Aspire’s clinical development activities could be delayed or otherwise adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

●	the patient eligibility criteria defined in the protocol;

●	the size of the patient population required for analysis of the trial’s primary endpoints;

●	the proximity of patients to study sites;

●	the design of the trial;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

●	our ability to obtain and maintain patient consents; and

●	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

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In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials in such clinical trial site. Moreover, because our product candidates represent a departure from more commonly used methods for heart attack and stroke treatments, potential patients and their doctors may be inclined to use conventional therapies, rather than enroll patients in any future clinical trials.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

Aspire relies and will rely on third parties to conduct its clinical trials, which are expensive, time consuming, and difficult to design and implement. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Aspire may not be able to obtain regulatory approval of or commercialize its product candidates.

We depend and plan to continue to depend upon independent investigators, other third parties and collaborators, such as universities, medical institutions, CROs and strategic partners, to conduct our preclinical and clinical trials under agreements with us. We expect to have to negotiate budgets and contracts with CROs and study sites, which may result in delays to our development timelines and increased costs. We rely and plan to continue relying heavily on these third parties over the course of our clinical trials, and we control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with good clinical practices, or GCPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the GCP regulations. In addition, our clinical trials must be conducted with biologic product produced under current good manufacturing practices (cGMPs) regulations and guidelines and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials are not our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our ongoing preclinical, clinical and nonclinical programs. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other drug development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Switching or adding third parties to conduct our clinical trials involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with third parties conducting our clinical trials, we cannot assure you that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

Furthermore, human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because our product candidates are based on new technologies and engineered on a patient-by-patient basis, we expect that they will require extensive research and development and have substantial manufacturing and processing costs. In addition, costs to treat patients with heart attacks/ strokes and to treat potential side effects that may result from our product candidates may be significant. Accordingly, our clinical trial costs are likely to be significantly higher than for more conventional therapeutic technologies or drug products.

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If Aspire fails to develop additional product candidates, its commercial opportunity will be limited.

We expect to initially develop our lead product candidate, Instaprin, a fast-acting form of powdered aspirin that could instantly stop heart attacks and strokes. However, one of our strategies is to pursue clinical development of additional product candidates. Developing, obtaining regulatory approval for and commercializing additional product candidates will require substantial funding and are prone to the risks of failure inherent in medical product development. We cannot assure you that we will be able to successfully advance any of these additional product candidates through the development process.

Even if we obtain FDA approval to market additional product candidates for the treatment of heart attacks and strokes, we cannot assure you that any such product candidates will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. If we are unable to successfully develop and commercialize additional product candidates, our commercial opportunity will be limited. Moreover, a failure in obtaining regulatory approval of additional product candidates may have a negative effect on the approval process of any other, or result in losing approval of any approved, product candidate.

Aspire is subject to a multitude of manufacturing and supply chain risks, any of which could substantially increase its costs and limit the supply of its product candidates.

The process of manufacturing our product candidates is complex, highly regulated and subject to several risks, including:

●	The manufacturing of drug products is susceptible to product loss due to contamination, equipment failure, improper installation or operation of equipment or vendor or operator error. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If foreign microbial, viral or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our products are made, these manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

●	The manufacturing facilities in which our product candidates are made could be adversely affected by equipment failures, labor shortages, natural disasters, power failures and numerous other factors.

●	We and our contract manufacturers must comply with the FDA’s cGMP (current good manufacturing practices) regulations and guidelines. Any failure to follow cGMP or other regulatory requirements or any delay, interruption or other issues that arise in the manufacture, fill-finish, packaging, or storage of our products as a result of a failure of our facilities or the facilities or operations of third parties to comply with regulatory requirements or pass any regulatory authority inspection could significantly impair our ability to develop and commercialize our products, including leading to significant delays in the availability of products for our clinical studies or the termination or hold on a clinical study, or the delay or prevention of a filing or approval of marketing applications for our product candidates. Significant noncompliance could also result in the imposition of sanctions, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approvals for our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could damage our reputation. If we are not able to maintain regulatory compliance, we may not be permitted to market our products and/or may be subject to product recalls, seizures, injunctions, or criminal prosecution.

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Any adverse developments affecting manufacturing operations for our product candidates and/or damage that occurs during shipping may result in delays, inventory shortages, lot failures, withdrawals or recalls or other interruptions in the supply of our drug substance and drug product. We may also have to write off inventory, incur other charges and expenses for supply of drug product that fails to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives. Inability to meet the demand for any of our product candidates, if approved, could damage our reputation and the reputation of our products among physicians, healthcare payors, patients or the medical community, which could adversely affect our ability to operate our business and our results of operations.

Aspire currently has no marketing and sales organization and has no experience in marketing products. If Aspire is unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell its product candidates, Aspire may not be able to generate product revenue.

We currently have no sales, marketing or distribution capabilities and have no experience in marketing products. If we decide to develop an in-house marketing organization and sales force, which will require significant capital expenditures, management resources and time, we will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel.

If we are unable or decide not to establish internal sales, marketing and distribution capabilities, we will pursue collaborative arrangements regarding the sales and marketing of our products; however, we cannot assure you that we will be able to establish or maintain such collaborative arrangements, or if we are able to do so, that they will have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our product candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates.

We cannot assure you that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in the United States or elsewhere.

A variety of risks associated with marketing Aspire’s product candidates internationally could materially adversely affect Aspire’s business.

We might plan to seek regulatory approval of our product candidates outside of the United States and, if so, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including:

●	differing regulatory requirements in foreign countries;

●	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

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●	foreign taxes, including withholding of payroll taxes;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

●	difficulties staffing and managing foreign operations;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations;

●	challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

Aspire faces significant competition from other biotechnology and pharmaceutical companies, and its operating results will suffer if it fails to compete effectively.

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Our competitors may be able to develop other compounds, drugs or delivery systems that are able to achieve similar or better results. Many major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions continue to invest time and resources in developing novel approaches to preventing heart attacks and strokes. Many of our competitors have substantially greater financial, technical and other resources than we do, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than our product candidates or may develop proprietary technologies or secure patent protection that we may need for the development of our technologies and products. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety, tolerability, reliability, convenience of use, price and reimbursement.

Even if we obtain regulatory approval of our product candidates, the availability and price of our competitors’ products could limit the demand and the price we are able to charge for our product candidates. We may not be able to implement our business plan if the acceptance of our product candidates is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment to our product candidates, or if physicians switch to other new drug or biologic products or choose to reserve our product candidates for use in limited circumstances.

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Aspire’s employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, commercial partners and vendors may engage in fraudulent or illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (1) the laws of the FDA and other similar foreign regulatory bodies, including those laws requiring the reporting of true, complete and accurate information to such regulators; (2) manufacturing standards; (3) healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or (4) laws that require the true, complete and accurate reporting of financial information or data. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commissions, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.

If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of significant fines or other sanctions, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, any of which could adversely affect our ability to operate our business and our results of operations. Whether or not we are successful in defending against such actions or investigations, we could incur substantial costs, including legal fees, and divert the attention of management in defending ourselves against any of these claims or investigations.

If product liability lawsuits are brought against Aspire, it may incur substantial liabilities and may be required to limit commercialization of Aspire’s product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if our product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our product candidates;

●	injury to our reputation;

●	withdrawal of clinical trial participants;

●	initiation of investigations by regulators; costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

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●	loss of revenue;

●	exhaustion of any available insurance and our capital resources;

●	the inability to commercialize any product candidate; and

●	a decline in our share price.

Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with corporate collaborators.

We intend to obtain customary product liability insurance, which we believe is customary for similarly situated companies and adequate to provide us with insurance coverage for foreseeable risks, but which may not be adequate to cover all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance at a reasonable cost or in an amount adequate to satisfy any liability that may arise, if at all. Our insurance policy contains various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Aspire relies and expects to continue to rely on third parties to manufacture its clinical product supplies, and Aspire intends to rely on third parties to produce and process its product candidates, if approved, and commercialization of any of Aspire’s product candidates could be stopped, delayed or made less profitable if those third parties fail to obtain approval of government regulators or fail to provide Aspire with sufficient quantities of drug product at acceptable quality levels or prices.

We do not currently have nor do we plan to acquire the infrastructure or capability internally to manufacture our clinical supplies for use in the conduct of our clinical trials, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. We currently rely on outside vendors to manufacture our clinical supplies of our product candidates and plan to continue relying on third parties to manufacture our product candidates on a commercial scale, if approved.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA pursuant to inspections that will be conducted after we submit our marketing applications to the FDA. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements, known as cGMPs, for manufacture of our product candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

We do not yet have sufficient information to reliably estimate the cost of the commercial manufacturing of our product candidates, and the actual cost to manufacture our product candidates could materially and adversely affect the commercial viability of our product candidates. As a result, we may never be able to develop a commercially viable product.

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In addition, our reliance on third-party manufacturers exposes us to the following additional risks:

●	We may be unable to identify manufacturers on acceptable terms or at all.

●	Our third-party manufacturers might be unable to timely formulate and manufacture our product or produce the quantity and quality required to meet our clinical and commercial needs, if any.

●	Contract manufacturers may not be able to execute our manufacturing procedures appropriately.

●	Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

●	Manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with cGMP and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

●	We may not own, or may have to share, the intellectual property rights to any improvements made by our third-party manufacturers in the manufacturing process for our products.

●	Our third-party manufacturers could breach or terminate their agreements with us.

Each of these risks could delay our clinical trials, the approval, if any of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenue. In addition, we rely on third parties to perform release testing on our product candidates prior to delivery to patients. If these tests are not appropriately conducted and test data are not reliable, patients could be put at risk of serious harm and could result in product liability suits.

The manufacture of medical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of biologic products often encounter difficulties in production, particularly in scaling up and validating initial production and absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if contaminants are discovered in our supply of our product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We cannot assure you that any stability or other issues relating to the manufacture of our product candidates will not occur in the future. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If our manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to provide our product candidates to patients in clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely.

If Aspire’s third-party manufacturers use hazardous and biological materials in a manner that causes injury or violates applicable law, Aspire may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials, by our third-party manufacturers. Our manufacturers are subject to federal, state and local laws and regulations in the United States governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that our manufacturers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from medical or hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

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Risks Related to Being a Public Company After the Business Combination

The price of New Aspire Common Stock and New Aspire warrants may fluctuate significantly following the Business Combination and you could lose all or part of your investment as a result.

The market price of New Aspire Common Stock and New Aspire warrants may be volatile. The stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance or prospects of particular companies. As a result of this volatility, you could lose all or part of your investment. Many factors may have a material adverse effect on the market price of New Aspire’s securities, including, but not limited to:

●	the commencement, enrollment, delay, or results of our ongoing or future clinical trials, or changes in the development status of our product candidates;

●	our decision to initiate, not to initiate, or to terminate a clinical trial;

●	unanticipated serious safety concerns related to the use of our product candidates;

●	any delay in our regulatory filings for our product candidates and any adverse or perceived adverse development with respect to the applicable regulatory authority’s review of such filings;

●	regulatory actions, including failure to receive regulatory approval, with respect to our product candidates or our competitors’ products or product candidates;

●	our failure to commercialize our products;

●	the success of competitive products or technologies;

●	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations, capital commitments, significant development milestones, or product approvals;

●	our failure to obtain new commercial partners;

●	our failure to obtain adequate manufacturing capacity or product supply for any approved product or inability to do so at acceptable cost;

●	our failure to achieve expected product sales and profitability;

●	regulatory or legal developments applicable to our product candidates;

●	the level of expenses related to our product candidates or clinical development programs;

●	significant lawsuits, including without limitation patent or stockholder litigation;

●	the impact of the incidence and development of COVID-19 on our business and product candidates;

●	any changes in our Board of Directors or senior management;

●	actual or anticipated fluctuations in our cash position or operating results;

●	changes in financial estimates or recommendations by securities analysts;

●	fluctuations in the valuation or financial results of companies perceived by investors to be comparable to us;

●	inconsistent trading volume levels of our shares;

●	announcement or expectation of additional financing efforts;

●	sales of New Aspire’s shares by us, New Aspire’s executive officers or directors or New Aspire’s stockholders;

●	fluctuations and market conditions in the U.S. equity markets generally and in the biotechnology sector;

●	general economic, political and social conditions; and

●	other events or factors, many of which are beyond our control, or unrelated to our operating performance or prospects.

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In recent years, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations. Broad market and industry factors may seriously affect the market price of New Aspire Common Stock and warrants, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading markets for New Aspire Common Stock and warrants shortly following this offering. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of New Aspire Common Stock and warrant price, New Aspire may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from New Aspire’s business. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and material adverse impact on the market price of our common stock following the Business Combination.

New Aspire will incur increased costs as a result of operating as a public company, and New Aspire’s management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after New Aspire is no longer an emerging growth company (or, to a lesser extent, a smaller reporting company), New Aspire will incur significant legal, accounting, and other expenses that Aspire did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We expect that New Aspire will need to hire additional accounting, finance, and other personnel in connection with New Aspire’s becoming, and New Aspire’s efforts to comply with the requirements of being, a public company, and New Aspire’s management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase New Aspire’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, New Aspire expects that the rules and regulations applicable to it as a public company may make it more difficult and more expensive for it to obtain director and officer liability insurance, which could make it more difficult for it to attract and retain qualified members of New Aspire’s Board of Directors. Aspire is currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs New Aspire may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to the Proposed Governing Documents, the New Aspire board of directors will have the authority, without action or vote of the New Aspire stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

New Aspire may issue additional shares of New Aspire Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

New Aspire may issue additional shares of New Aspire Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, raising additional capital, future acquisitions, repayment of outstanding indebtedness, or award issuances under the 2024 Plan, without stockholder approval, in a number of circumstances. The additional shares or other securities convertible into or exchangeable for our public shares may be offered at price that may not be the same as the price per share in the PowerUp initial public offering. New Aspire may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the investors in the PowerUp initial public offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which the additional shares or securities convertible or exchangeable into public shares, will be sold in future transactions may be higher or lower than the price per share paid by investors in the PowerUp initial public offering. If any of the above should occur, New Aspire stockholders, including investors who purchased public shares in the PowerUp initial public offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

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The issuance of additional shares of New Aspire Common Stock or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in New Aspire will decrease;
●	the relative voting strength of each previously outstanding share of New Aspire Common Stock may be diminished; or
●	the market price of your shares of New Aspire Common Stock may decline.

As we have no current plans to pay regular cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

PowerUp has never declared or paid cash dividends on its capital stock. Following the Business Combination, we may retain all of our future earnings, if any, to finance the growth and development of our business. We do not anticipate paying any regular cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors as that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur.

New Aspire will qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies” it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

New Aspire will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Aspire’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Aspire’s stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find New Aspire’s securities less attractive because it will rely on these exemptions. If some investors find New Aspire’s securities less attractive as a result of New Aspire’s reliance on these exemptions, the trading prices of New Aspire’s securities may be lower than they otherwise would be, there may be a less active trading market for New Aspire’s securities and the trading prices of New Aspire’s securities may be more volatile.

New Aspire will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New Aspire Common Stock held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of PowerUp’s Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Aspire is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Aspire may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of New Aspire’s financial statements with the financial statements of other companies who comply with public company adoption dates difficult or impossible because of the potential differences in accounting standards used. Investors may find New Aspire Common Stock less attractive because it will rely on these exemptions, which may result in a less active trading market for New Aspire Common Stock and its price may be more volatile.

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Additionally, New Aspire will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Aspire will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as the market value of our voting and non-voting common equity held by non-affiliates is less than $250.0 million, measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common equity held by non-affiliates is less than $700.0 million, measured on the last business day of our second fiscal quarter. To the extent New Aspire takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

New Aspire’s management team has no experience managing a public company.

Members of the New Aspire management team have no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. The New Aspire management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition, and results of operations.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendation regarding New Aspire Common Stock or if our results of operations do not meet their expectations, including projections in those reports that differ from our actual results, our share price and trading volume could decline.

The trading market for New Aspire Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on New Aspire.

If no securities or industry analysts commence coverage of New Aspire, the trading price of New Aspire Common Stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, and one or more of these analysts cease coverage of New Aspire or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline. Moreover, if one or more of the analysts who cover us publish negative reports, downgrade our stock, or if our results of operations do not meet their expectations, the price of New Aspire Common Stock could decline. Securities research analysts may establish and publish their own periodic projections for New Aspire following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts.

New Aspire’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause New Aspire to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Aspire Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from New Aspire’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to New Aspire’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Aspire may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

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Risks Related to the Business Combination and PowerUp

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “PowerUp,” “we,” “us” or “our” refers to PowerUp prior to the Business Combination and to New Aspire and its subsidiaries following the Business Combination.

PowerUp’s Initial Shareholders have entered into the Letter Agreement and agreed to vote in favor of the Business Combination, regardless of how PowerUp’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, PowerUp’s Initial Shareholders, pursuant to the Letter Agreement, have agreed, among other things, to vote all of their shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Business Combination). As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of PowerUp’s issued and outstanding ordinary shares. Accordingly, PowerUp would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum, consisting of a simple majority of outstanding PowerUp ordinary shares, is present at the extraordinary general meeting, PowerUp would not need any of the Class A ordinary shares sold in PowerUp’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved. Accordingly, the agreement by PowerUp’s Initial Shareholders to vote in favor of each of the proposals at the extraordinary general meeting will increase the likelihood that PowerUp will receive the requisite shareholder approval for the Business Combination and the transactions contemplated thereby.

The fairness opinion obtained in connection with the Business Combination will not reflect changes in circumstances between the date of such opinion and the closing of the Business Combination.

In connection with the Business Combination, PowerUp’s Board received a written opinion from KPSN, dated August 23, 2024, which was replaced with an updated opinion dated September 4, 2024 in connection with the Amendment Agreement, as to the fairness, from a financial point of view, to PowerUp of the shares of New Aspire Common Stock to be issued on the Closing Date as the consideration in the Business Combination to the Aspire Stockholders, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by KPSN in preparing its opinion. The fairness opinion was based on assumptions, qualifications, limitations and other variables known at the time of its preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Aspire or PowerUp. PowerUp will not obtain an additional updated fairness opinion prior to consummation of the Business Combination. Changes in the proposed operations and prospects of Aspire, general market and economic conditions and other factors that may be beyond the control of PowerUp or Aspire, and on which the fairness opinion was based, may alter the value of PowerUp or Aspire or the price of PowerUp’s securities by the time the Business Combination is completed. The fairness opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Merger Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed. For a description of the opinion, see “Business Combination Proposal — Opinion of Financial Advisor to PowerUp.” A copy of the fairness opinion is attached hereto as Annex H.

Since the Initial Shareholders, PowerUp’s directors and executive officers, and Aspire’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of PowerUp’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Aspire is appropriate as PowerUp’s initial business combination. Such interests include that PowerUp’s Initial Shareholders, directors and executive officers, will lose their entire investment in PowerUp if the initial business combination is not completed.

When you consider the recommendation of the PowerUp Board in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that PowerUp’s Initial Shareholders, PowerUp’s directors and executive officers, and Aspire’s directors and executive officers have interests in such proposal that are different from, or in addition to (which may conflict with), those of PowerUp shareholders generally.

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These interests include, among other things, the interests listed below:

●	in connection with PowerUp’s initial public offering, and pursuant to the terms of the Letter Agreement, our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and PowerUp’s officers and directors will lose their entire investment in PowerUp and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 17, 2025 (unless such date is extended by the PowerUp Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for its 4,317,500 Class A ordinary shares and its 6,834,333 private placement warrants to the Original Sponsor upon the Closing of the Business Combination. The Sponsor will pay less than $0.0001 per Class A ordinary share and has the right to acquire 6,834,333 shares of New Aspire Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Aspire from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held and cash amounts to be paid to the Sponsor at Closing, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]); the aggregate amount the Sponsor has at risk consists of the value of the securities and other compensation described in the section titled “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates”;

●	the aggregate dollar amount that the Original Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held and cash amounts to be paid to the Original Sponsor at Closing, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]); the aggregate amount the Original Sponsor has at risk consists of the value of the securities and other compensation described in the section titled “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates”;

●	the Sponsor acquired approximately 55.6% of the issued and outstanding ordinary shares of PowerUp for less than $0.0001 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor could make a substantial profit after the Business Combination even if the New Aspire Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Aspire. The ordinary shares held by the Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the Original Sponsor owns approximately 37.0% of the issued and outstanding ordinary shares of PowerUp, which it originally acquired for approximately $0.0029 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Original Sponsor could make a substantial profit after the Business Combination even if the New Aspire Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Aspire. The ordinary shares held by the Original Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the private placement warrants owned by the Initial Shareholders will be worthless if an initial business combination is not consummated;

●	the Initial Shareholders have agreed that the private placement warrants and the underlying securities will not be sold or transferred by it until after PowerUp has completed an initial business combination, subject to limited exceptions;

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●	the Sponsor’s total potential ownership in New Aspire, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 18.7% of outstanding New Aspire Common Stock in a no redemption scenario, and 18.9% of outstanding New Aspire Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Original Sponsor’s total potential ownership in New Aspire, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 8.2% of outstanding New Aspire Common Stock in a no redemption scenario, and 8.3% of outstanding New Aspire Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Sponsor is currently the owner of 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Original Sponsor is currently the owner of 2,870,000 Class A ordinary shares and 2,929,000 private placement warrants. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Original Sponsor will be worthless because the Original Sponsor has agreed to waive its rights to any liquidation distribution;

●	the anticipated continuation of two of our existing directors, Surendra Ajjarapu and Donald G. Fell, as directors of New Aspire. In the future each of such directors will receive any cash fees, stock options, stock awards or other remuneration that the New Aspire Board determines to pay them for their service as directors;

●	pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of PowerUp’s directors and officers and (ii) continue PowerUp’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	at the Effective Time, PowerUp will issue the Sponsor up to 2,000,000 Working Capital Loan Shares as partial consideration for the Sponsor entering into certain Working Capital Loans, such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing;

●	if the Business Combination is not consummated, the Sponsor will not receive the up to 2,000,000 Working Capital Loan Shares described above, which have a total aggregate value of up to $20,000,000, with the exact amount to be determined based on the total amount shares ultimately issued to the Sponsor;

●	if the Business Combination is not consummated, the Sponsor will not receive the $1,000,000 fee payable under the Promissory Note Fee Agreement;

●	PowerUp is not responsible for the payment of any interest on the Working Capital Loans and is only required to repay the principal amounts of the Working Capital Loans upon the completion of an initial business combination;

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●	pursuant to the Registration Rights Agreement, the Original Sponsor and its permitted transferees are entitled to registration of the shares of New Aspire Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that PowerUp’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to PowerUp. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver;

●	if the Trust Account is liquidated, including in the event PowerUp is unable to complete an initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify PowerUp to ensure that the proceeds in the Trust Account are not reduced below $10.25 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which PowerUp has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PowerUp, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the Sponsor has agreed to pay for any liquidation expenses if an initial business combination is not consummated;

●	the following individuals who are currently executive officers of Aspire are expected to become executive officers of New Aspire upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Kraig Higginson	Chief Executive Officer
Ernest Scheidemann	Chief Financial Officer
Stephen Quesenberry	General Counsel

●	Kraig Higginson and Edward Kimball, who are currently members of Aspire’s board of directors, are expected to become members of the New Aspire Board upon the Closing;

●	members of Aspire’s management own certain convertible securities in Aspire that may benefit from the Business Combination. Mr. Higginson will own 9,489,137 shares, Mr. Scheidemann will own 588,981 shares and Mr. Quesenberry will own 2,028,712 shares. See “Certain Relationships and Related Person Transactions” for a further discussion of these agreements; and

●	effective upon Closing, New Aspire intends to enter into employment agreements with each of its NEOs.

As a result of the foregoing interests, the Sponsor and PowerUp’s directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

In addition, PowerUp has not adopted a policy that expressly prohibits its directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by PowerUp or in any transaction to which PowerUp is a party or has an interest. PowerUp does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by PowerUp. Accordingly, such persons or entities may have a conflict between their interests and PowerUp’s.

The personal and financial interests of PowerUp’s Initial Shareholders as well as PowerUp’s directors and executive officers may have influenced their motivation in identifying and selecting Aspire as a business combination target, completing an initial business combination with Aspire and influencing the operation of the business following the consummation of the Business Combination. In considering the recommendations of the PowerUp Board to vote for the proposals, its shareholders should consider these interests.

If the conditions to closing contained in the Business Combination Agreement are not met or waived, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of PowerUp, certain closing conditions must be met for the parties to be obligated to effect the closing of the Business Combination, including, but not limited to: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained (not waivable); (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of PowerUp and Aspire; (iii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated (not waivable); (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination (not waivable); (v) that Aspire meet the Minimum Cash Condition; (vi) the deliverance by Aspire of documentation reasonably acceptable to PowerUp evidencing that the Aspire Warrants have been terminated and that there are no other exercisable Aspire Warrants; and (vii) the members of the Post-Closing PowerUp Board having been elected or appointed consistent with the Business Combination Agreement. For a list of the material closing conditions contained in the Business Combination Agreement, see “Business Combination Proposal — Conditions to Closing of the Business Combination.” Certain of these closing conditions are beyond the control of the parties, and, in certain cases may require PowerUp or Aspire to identify and then execute on an outside source of capital . To date neither PowerUp nor Aspire has not entered into any preliminary or binding understanding or agreement on any such source of liquidity. PowerUp and Aspire may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived by the applicable parties, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause PowerUp and Aspire to each lose some or all of the intended benefits of the Business Combination.

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Further, satisfying the conditions to, and the completion of, the Business Combination may take longer and could cost more than PowerUp expects. Any delay or additional costs incurred in connection with completing the Business Combination could materially affect the benefits that PowerUp expects to achieve from the Business Combination.

PowerUp may change or waive one or more of the terms of, or conditions to, the Business Combination, and the exercise of PowerUp’s directors’ and executive officers’ discretion in agreeing to such changes may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in PowerUp’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require PowerUp to agree to amend the Business Combination Agreement, to consent to certain actions taken by Aspire or to waive one or more of the conditions to the Business Combination and/or rights that PowerUp is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Aspire’s business, a request by Aspire to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Aspire’s business and would entitle PowerUp to terminate the Business Combination Agreement. In any of such circumstances, it would be at PowerUp’s discretion, acting through the PowerUp Board, to grant its consent or waive those conditions or rights. The existence of financial and personal interests of one or more of the directors or executive officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) or executive officer(s) between what such director(s) or executive officer(s) may believe is best for PowerUp and its shareholders and what such director(s) or executive officer(s) may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, PowerUp does not believe there will be any changes or waivers that PowerUp’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, PowerUp will circulate a new or amended proxy statement/prospectus and resolicit PowerUp’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The parties to the Business Combination Agreement may waive one or more of the conditions to the Business Combination by written consent.

The parties to the Business Combination Agreement may agree to waive, in whole or in part, the conditions to each obligation to complete the Business Combination, to the extent permitted by each of the parties’ organizational documents and applicable laws. For example, the Minimum Cash Condition may be waived upon agreement by PowerUp and Aspire. However, while both PowerUp and Aspire could agree to waive the condition that shareholders of each approve the Business Combination, under applicable law and each parties’ organizational documents, the parties are not able to waive such condition.

PowerUp will not have any right to make damage claims against Aspire for the breach of any representation, warranty or covenant made by Aspire in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing. Accordingly, there are no remedies available to PowerUp with respect to any breach of the representations, warranties, covenants or agreements of Aspire after the Closing, and, as a result, PowerUp will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Aspire at the time of the Business Combination (except, in limited instances, for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing).

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The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either PowerUp or Aspire can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on PowerUp or Aspire, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

●	changes generally affecting the economy, financial or securities markets;

●	conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster;

●	changes or general conditions in the industry in which the party operates; or

●	changes in GAAP.

Furthermore, PowerUp or Aspire may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, PowerUp’s share price may suffer.

The Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event an initial business combination is not consummated. The Sponsor has also agreed to pay for any liquidation expenses if an initial business combination is not consummated. Such liability may have influenced the Sponsor’s decision to pursue the Business Combination.

If the Business Combination or another business combination is not consummated by PowerUp by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PowerUp for services rendered or contracted for or products sold to PowerUp. If PowerUp consummates an initial business combination, including the Business Combination, on the other hand, PowerUp will be liable for all such claims. Neither PowerUp nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to PowerUp.

These obligations of the Sponsor may have influenced the Sponsor’s decision to pursue the Business Combination. Certain of PowerUp’s Initial Shareholders have an indirect economic interest in the founder shares and the private placement warrants purchased by the Sponsor as a result of such shareholder’s membership interest in the Sponsor. In considering the recommendations of the PowerUp Board to vote for the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, PowerUp’s shareholders should consider these interests.

Upon the completion of the Business Combination, New Aspire might have limited funds available in the Trust Account after payment of outstanding loans, relevant fees and expenses in connection with the Business Combination, which will impact New Aspire’s ability to advance development of its products.

Except with respect to interest earned on the funds held in the Trust Account that may be released to PowerUp to pay its tax obligations, the funds deposited in the Trust Account will not be released from the Trust Account until the earliest of (a) the completion of PowerUp’s initial business combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Existing Governing Documents (i) to modify the substance or timing of PowerUp’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if PowerUp does not complete its initial business combination by February 17, 2025 or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (c) the redemption of the public shares if PowerUp is unable to complete the Business Combination by February 17, 2025, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of PowerUp’s creditors, if any, which could have priority over the claims of the public shareholders.

In connection with the 2023 Extension Meeting, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $20 million left in its Trust Account.

In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the then outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, affiliates of the Sponsor, or certain of PowerUp’s officers and directors may, but are not obligated to, loan PowerUp funds as may be required. In the event that the Business Combination does not close, PowerUp may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. If PowerUp completes the Business Combination, it is intended that all the principal balance of the Working Capital Loans will be paid by Aspire in connection with the Closing. As a result, no amounts would be paid from the Trust Account in connection with the Working Capital Loans if the Business Combination is completed.

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In connection with the consummation of the Business Combination, PowerUp and Aspire estimate to incur approximately $[●] and $650,000 of fees and expenses, respectively. At the Closing, it is anticipated that PowerUp’s unpaid expenses and liabilities will be paid by Aspire. As a result, no amounts would be paid from the Trust Account in connection with PowerUp’s unpaid expenses and liabilities if the Business Combination is completed.

As of September 30, 2024, PowerUp had no cash held outside the Trust Account. In addition, as of September 30, 2024, PowerUp had total current liabilities of approximately $6,573,000. If PowerUp completes the Business Combination, the funds available to PowerUp outside the Trust Account may not be sufficient to pay the amounts described above, and PowerUp may pay such amounts from the Trust Account. As of September 30, 2024, PowerUp’s Trust Account had a balance of approximately $6.6 million.

The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing to allow Aspire to meet the Minimum Cash Condition, to allow the combined company to meet Nasdaq initial listing requirements as well as demonstrate to Nasdaq its ability to continue to meet the exchange’s on-going listing requirements, and to allow the combined company to satisfy certain obligations and have sufficient working capital. If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination, the Closing likely would not occur even if PowerUp waives the $0.00 Minimum Cash Condition, unless PowerUp and/or Aspire is able to defer, or convert into equity, some or all of their expenses and liabilities. However, as of the date of the proxy statement/prospectus, no parties have affirmatively agreed to waive or convert into equity, any obligations that are, by their terms, repayable in cash. This could result in the parties electing to proceed with the Closing, and the combined company would have to reach an accommodation with its creditors and other counterparties to defer repayment of those obligations and/or the combined company having insufficient cash to fully implement its business and commercialize its products. There is no assurance that any debtors or counterparties will agree to defer obligations owed by the combined company or otherwise agree to accommodations favorable to the combined company.

Moreover, any obligations of the combined company that are not satisfied at closing, or that are deferred at the closing, would result in the combined company carrying additional liabilities on its balance sheet and, in turn, could have an adverse effect on the combined company’s ability to raise additional equity or debt financing after the closing, or result in the combined company raising capital on terms less favorable, and also would result in the combined company needing to reserve or utilize funds for deferred expenses and obligations in lieu of utilizing those funds to further its business operations. Impediments to the combined company’s access to outside capital, and matters that could cause the combined company to scale back or delay the implementation of its business plan would likely delay the on-going development of the combined company’s products and timeline by which hopes to begin generating revenue which would have an adverse effect on the combined company’s results of operations. For more information, see “Summary of the Proxy Statement/Prospectus – Sources and Uses of Funds for the Business Combination.”

PowerUp and Aspire have incurred and expect to incur significant transaction costs in connection with the Business Combination.

PowerUp and Aspire have both incurred and expect to incur significant, nonrecurring costs in connection with the Business Combination. PowerUp and Aspire will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

Past performance by PowerUp and by its management team may not be indicative of future performance of an investment in PowerUp or New Aspire.

Past performance by PowerUp and by its management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of PowerUp or its management team’s performance as indicative of the future performance of an investment in PowerUp or New Aspire or the returns PowerUp or New Aspire will, or is likely to, generate going forward.

PowerUp’s Existing Governing Documents waive the doctrine of corporate opportunity.

PowerUp’s Existing Governing Documents provide that PowerUp renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in such person’s capacity as a director or officer of PowerUp and such opportunity is one PowerUp is legally and contractually permitted to undertake and would otherwise be reasonable for PowerUp to pursue, and to the extent the director or officer is permitted to refer that opportunity to PowerUp without violating another legal obligation. PowerUp believes there were no such corporate opportunities that were not presented as a result of these provisions in its Existing Governing Documents, but PowerUp cannot assure you that this provision did not impact its search for a business combination target.

Activities taken by existing PowerUp shareholders to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on PowerUp’s securities.

At any time prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding PowerUp, the Sponsor, Aspire and/or Aspire’s or PowerUp’s respective directors, officers, advisors or affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Class A ordinary shares of PowerUp or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on PowerUp’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the extraordinary general meeting.

Because Aspire is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of Aspire’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the issuer and vet the issuer’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Aspire intends to become publicly traded through a business combination with PowerUp rather than through an underwritten public offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Aspire or PowerUp in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter. Investors in PowerUp and New Aspire must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of Aspire’s business or material misstatements or omissions in this proxy statement/prospectus.

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In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New Aspire’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New Aspire’s securities or helping to stabilize, maintain or affect the public price of New Aspire’s securities following the Closing. Moreover, New Aspire will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New Aspire securities that will be outstanding immediately following the Closing. In addition, since New Aspire will become public through a Business Combination, securities analysts of major brokerage firms may not provide coverage of Aspire since there is no incentive to brokerage firms to recommend the purchase of its shares of common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New Aspire’s behalf. All of these differences from an underwritten public offering of New Aspire’s securities could result in a more volatile price for New Aspire’s securities.

In addition, the Sponsor, certain members of the PowerUp Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of New Aspire’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of New Aspire’s securities. Such interests may have influenced the PowerUp Board in making its recommendation that PowerUp shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See also “— Since the Initial Shareholders, PowerUp’s directors and executive officers, and Aspire’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of PowerUp’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Aspire is appropriate as PowerUp’s initial business combination. Such interests include that PowerUp’s Initial Shareholders, directors and executive officers, will lose their entire investment in PowerUp if the initial business combination is not completed.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New Aspire became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The SEC has recently issued rules relating to certain activities of SPACs. Certain of the procedures that PowerUp, a potential business combination target, or others may determine to undertake in connection with such rules may increase PowerUp’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which PowerUp could complete an initial business combination. The need for compliance with the SPAC Final Rules may cause us to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose.

On March 30, 2022, the SEC issued proposed rules relating, among other items, to disclosures in business combination transactions between SPACs such as PowerUp and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act. On January 24, 2024, the SEC adopted the final rules (the “SPAC Final Rules”), which became effective on July 1, 2024. Certain of the procedures that PowerUp, a potential business combination target, or others may determine to undertake in connection with the SPAC Final Rules, or pursuant to the SEC’s views, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which PowerUp could complete an initial business combination. The need for compliance with the SPAC Final Rules may cause PowerUp to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than PowerUp might otherwise choose.

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If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted, including:

●	restrictions on the nature of our investments; and
●	restrictions on the issuance of securities.

In addition, we would be subject to burdensome compliance requirements, including:

●	registration as an investment company with the SEC;
●	adoption of a specific form of corporate structure; and
●	reporting, record keeping, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect PowerUp’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

PowerUp is subject to laws and regulations enacted by national, regional and local governments. In particular, PowerUp will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on PowerUp’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on PowerUp’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

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On January 24, 2024, the SEC adopted the SPAC Final Rules, which may materially adversely affect our business, financial condition and results of operations. See “— The SEC has recently issued rules relating to certain activities of SPACs. Certain of the procedures that PowerUp, a potential business combination target, or others may determine to undertake in connection with such rules may increase PowerUp’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which PowerUp could complete an initial business combination. The need for compliance with the SPAC Final Rules may cause us to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose.”

To mitigate the risk that PowerUp might be deemed to be an investment company for purposes of the Investment Company Act, in January 2024, PowerUp instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of PowerUp’s initial business combination or its liquidation. As a result, following the liquidation of securities in the Trust Account, PowerUp will receive minimal interest on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of PowerUp.

Until January 2024, the funds in the Trust Account had been, since PowerUp’s initial public offering, held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of PowerUp being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, in January 2024, PowerUp instructed Equiniti, the trustee with respect to the Trust Account, to instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of PowerUp’s initial business combination or liquidation of PowerUp. Following such liquidation, PowerUp will receive minimal interest on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to PowerUp to pay its taxes, if any, and certain other expenses as permitted. Consequently, the transfer of the funds in the Trust Account into cash in January 2024 and into in an interest-bearing demand deposit account at a bank in January 2024 could reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of PowerUp.

Notwithstanding the divestment of all investments in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations effective as of January 2024, PowerUp may still be deemed to be an investment company under the Investment Company Act, which could require PowerUp to liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders and then proceed to liquidate and dissolve. If PowerUp is required to liquidate and dissolve, it will be unable to complete the Business Combination, it may lose the opportunity for any stock price appreciation, and its outstanding warrants would expire worthless.

Subsequent to the consummation of the Business Combination, New Aspire may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.

PowerUp cannot assure you that the due diligence conducted in relation to Aspire has identified all material issues or risks associated with Aspire, its business or the industry in which it competes. As a result of these factors, PowerUp may incur additional costs and expenses and New Aspire may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if PowerUp’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on New Aspire’s financial condition and results of operations and could contribute to negative market perceptions about its securities of New Aspire. Accordingly, any shareholders of PowerUp who choose to remain New Aspire stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by PowerUp’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

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PowerUp may be targeted by securities actions and derivative suits that could result in substantial costs and may delay or prevent the consummation of the Business Combination.

Securities actions and derivative suits are often brought against public companies that have entered into Business Combination Agreements. Even if the lawsuits are without merit, defending against them could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on PowerUp’s liquidity and financial condition, or could result in equitable relief, such as an injunction prohibiting completion of the Business Combination. Any such judgment may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect PowerUp’s and Aspire’s respective business, financial condition, and results of operations.

PowerUp’s shareholders who do not redeem their public shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of New Aspire Common Stock in connection with the Business Combination, the percentage ownership of public shareholders who do not redeem their public shares will be diluted. The percentage of New Aspire Common Stock that will be owned by public shareholders as a group will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of public shareholders under different redemption levels, based on the number of issued and outstanding shares of PowerUp ordinary shares and Aspire Common Stock on September 30, 2024, and based on the New Aspire Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, as a group, will own:

●	if there are no redemptions of public shares, 1.2% of New Aspire Common Stock expected to be outstanding immediately after the Business Combination;
●	if there are redemptions of 50% of the outstanding public shares, 0.6% of New Aspire Common Stock expected to be outstanding immediately after the Business Combination; or
●	if there are maximum redemptions of 100% of the outstanding public shares, 0% of New Aspire Common Stock expected to be outstanding immediately after the Business Combination.

Because of this, public shareholders, as a group, will have less influence on the board of directors, management and policies of New Aspire than they now have on the board of directors, management and policies of PowerUp.

The ownership percentages with respect to New Aspire following the Business Combination does take into account the issuance of up to 3,750,000 Working Capital Loan Shares. However, the above ownership percentages do not take into account the following potential issuances of securities, which will result in further dilution to public shareholders who do not redeem their public shares:

●	the issuance of up to 14,375,000 shares upon exercise of the public warrants at a price of $11.50 per share; and
●	the issuance of up to 9,763,333 shares upon exercise of the private placement warrants held by the Initial Shareholders following the Business Combination at a price of $11.50 per share.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of PowerUp ordinary shares and Aspire Common Stock on September 30, 2024, and based on the New Aspire Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, assuming no redemptions of public shares, as a group, would own approximately 0.8% of New Aspire Common Stock outstanding assuming all such shares were issued immediately after the Business Combination.

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PowerUp’s ability to successfully effect the Business Combination depends in part on recruiting and retaining key personnel, and the loss of any member or change in structure of Asipre’s senior management team could adversely affect its business.

PowerUp’s ability to successfully effect the Business Combination is dependent upon the efforts of its key personnel. Although not currently expected, some of PowerUp’s key personnel may potentially remain with New Aspire in senior management or advisory positions following the Business Combination. Following the Business Combination, PowerUp expects that Aspire’s current management will become the management of New Aspire.

New Aspire’s success depends in large part upon the skills, experience and performance of members of its executive management team and others in key leadership positions as it depends on key management to run its business. The efforts of these persons will be critical to New Aspire as it continues to develop and scale its business. Following the Closing, it is expected that the current executive management team of Aspire will continue as the executive management team of New Aspire. If New Aspire were to lose one or more key executives, New Aspire may experience difficulties in competing effectively and implementing its business strategy. The loss of one or more executive officers or other key personnel or New Aspire’s inability to locate suitable or qualified replacements could be significantly detrimental to product development efforts and could have a material adverse effect on New Aspire’s business, financial condition and results of operations.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Aspire’s actual financial position or results of operations would have been.

PowerUp and Aspire currently operate as separate companies and have had no prior history as a combined entity, and PowerUp’s and Aspire’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New Aspire. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from PowerUp’s and Aspire’s historical financial statements and certain adjustments and assumptions have been made regarding Aspire after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of New Aspire.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New Aspire’s financial condition or results of operations following the Closing. Any potential decline in New Aspire’s financial condition or results of operations may cause significant variations in New Aspire’s stock price.

The ability of PowerUp’s public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of New Aspire and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

At the time of entering into the Business Combination Agreement, PowerUp did not know how many shareholders may exercise their redemption rights, and therefore, PowerUp needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained (not waivable); (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of PowerUp and Aspire; (iii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated (not waivable); and (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination (not waivable); (v) that Aspire meet the Minimum Cash Condition; (vi) the proxy statement/prospectus being declared effective by the SEC (not waivable); and (vii) the members of the Post-Closing PowerUp Board having been elected or appointed consistent with the Business Combination Agreement. Therefore, unless these conditions are met or waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

On May 18, 2023, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2023 2023 Extension Meeting and subsequent redemption, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $20 million left in its Trust Account, all of which was held in U.S. government treasury securities. Following the 2023 Extension Redemption there were 1,803,729 public shares remaining issued and outstanding.

On May 22, 2024, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the then outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account, all of which is held in an interest-bearing demand deposit account at a bank. Following the 2024 Extension Redemption there are 577,644 public shares remaining issued and outstanding.

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If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until PowerUp liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time its shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with its redemption until PowerUp liquidates or you are able to sell your shares in the open market. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

PowerUp’s Initial Shareholders, as well as Aspire, PowerUp’s directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding PowerUp or its securities, the Sponsor, Aspire and/or Aspire’s or PowerUp’s respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of its shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that PowerUp’s Initial Shareholders, Aspire and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. It is intended that Rule 10b-18 would govern any such purchases by our Initial Shareholders, officers, directors or their affiliates, to the extent Rule 10b-18 applies. Rule 10b-18 provides a safe harbor from liability for market manipulation for purchases made under conditions set out in the Rule, including with respect to timing, pricing and volume of purchases.

Entering into any such arrangements may have a depressive effect on the per share price of the public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such investor owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of PowerUp’s public shares and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of its securities on a national securities exchange.

If our Initial Shareholders, officers, directors or their affiliates elect to purchase public shares from public shareholders, such purchases may affect the market price of PowerUp’s securities

Any purchases of public shares by our Initial Shareholders, officers, directors or their affiliates in public or privately negotiated transactions as described above may increase the market price of our securities. Further, although none of our Initial Shareholders, officers, directors or their affiliates currently anticipate paying a premium to the market price for such shares, in the event they do pay a premium, such amount will not be more than $11.43 (the redemption price available to PowerUp shareholders based on funds in the Trust Account of approximately $6.6 million as of September 30, 2024) and such payment may not be in the best interest of those holders who have not sold their shares in such transaction or who have not received such premium. There is no other limit on the number of shares that our Initial Shareholders, officers, directors or their affiliates could acquire or the price such parties may pay. Any such securities purchased by our Initial Shareholders, officers, directors or their affiliates would not be voted in favor of approving the Business Combination and they will waive redemption rights with respect to such securities.

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If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which otherwise would have been reflected in a decline in the market price of PowerUp’s securities. In addition, once such purchases end, the termination of the price support they provide may materially adversely affect the market price of PowerUp’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by us or the persons described above have been entered into with any public shareholder. If we become aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination or other proposals, we will file a Current Report on Form 8-K to disclose (i) the amount of such securities purchased; (ii) the purpose of the purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of security holders who sold the securities (if not purchased on the open market) or the nature of security holders who sold to our Initial Shareholders, officers, directors or their affiliates; and (v) the number of securities for which PowerUp has received redemption requests pursuant to the vote to approve the Business Combination.

If third parties bring claims against PowerUp, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.25 per share (which was the offering price in its initial public offering).

PowerUp’s placing of funds in the Trust Account may not protect those funds from third-party claims against PowerUp. Although PowerUp has and will continue to seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which PowerUp does business execute agreements with PowerUp waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, its management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to PowerUp than any alternative.

Examples of possible instances where PowerUp may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with PowerUp and will not seek recourse against the Trust Account for any reason. Upon redemption of PowerUp’s public shares, if PowerUp is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, PowerUp will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.25 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to PowerUp if and to the extent any claims by a vendor for services rendered or products sold to PowerUp, or a prospective target business with which PowerUp has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under its indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. PowerUp has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and PowerUp has not asked Sponsor to reserve for such indemnification obligations. Therefore, PowerUp cannot assure you that the Sponsor would be able to satisfy those obligations. None of PowerUp’s officers will indemnify PowerUp for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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Additionally, if PowerUp is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against PowerUp which is not dismissed, or if PowerUp otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, PowerUp may not be able to return to its public shareholders $10.25 per share (which was the offering price in its initial public offering).

PowerUp’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.25 per share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per public share due to reductions in the value of the trust assets, in each case less taxes payable, and PowerUp’s Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While PowerUp currently expects that its independent directors would take legal action on its behalf against its Sponsor to enforce its indemnification obligations to PowerUp, it is possible that its independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If PowerUp’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to its public shareholders may be reduced below $10.25 per share.

PowerUp may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

PowerUp has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by PowerUp only if (i) PowerUp has sufficient funds outside of the Trust Account or (ii) PowerUp consummates the Business Combination. PowerUp’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit PowerUp and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent PowerUp pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

In the event PowerUp distributes the proceeds in the Trust Account to its public shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against PowerUp that is not dismissed, a bankruptcy court may seek to recover such proceeds, and PowerUp and the PowerUp Board may be exposed to claims of punitive damages.

If, after PowerUp distributes the proceeds in the Trust Account to its public shareholders, PowerUp files a bankruptcy petition or an involuntary bankruptcy petition is filed against PowerUp that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by its shareholders. In addition, the PowerUp Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing it and PowerUp to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. PowerUp cannot assure you that claims will not be brought against PowerUp for these reasons.

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If, before distributing the proceeds in the Trust Account to PowerUp’s public shareholders, PowerUp files a bankruptcy petition or an involuntary bankruptcy petition is filed against PowerUp that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders and the per share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to PowerUp’s public shareholders, PowerUp files a bankruptcy petition or an involuntary bankruptcy petition is filed against PowerUp that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in PowerUp’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by PowerUp’s shareholders in connection with its liquidation may be reduced.

PowerUp’s shareholders may be held liable for claims by third parties against PowerUp to the extent of distributions received by them upon redemption of their shares.

If PowerUp is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, PowerUp was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, PowerUp’s directors may be viewed as having breached their fiduciary duties to PowerUp or its creditors and/or may have acted in bad faith, and thereby exposing themselves and its company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against PowerUp for these reasons. PowerUp and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while PowerUp was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of KYD$15,000, which equates to approximately US$18,000, and to imprisonment for five years in the Cayman Islands.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for PowerUp to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an initial business combination.

The fact that PowerUp is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on PowerUp as compared to other public companies. Aspire is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Aspire management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Aspire after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Aspire Common Stock.

If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Aspire is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following consummation of the Business Combination, New Aspire will be required to provide management’s attestation on its internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

If New Aspire generally fails to establish and maintain effective internal controls appropriate for a public company, New Aspire may be unable to produce timely and accurate financial statements, and New Aspire may conclude that its internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

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We cannot assure you that there will not be material weaknesses in our internal control over financial reporting in the future following consummation of the Business Combination. Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in our internal control over financial reporting go undetected. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

A significant portion of PowerUp’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Aspire Common Stock to drop significantly, even if New Aspire’s business is doing well.

Upon completion of the Business Combination, sales of a substantial number of shares of New Aspire Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Aspire Common Stock.

It is anticipated that, after completion of the Business Combination, (i) the Aspire Stockholders will own, collectively, approximately 75.2% of the outstanding New Aspire Common Stock and (ii) PowerUp’s Initial Shareholders will own approximately 19.8% of the outstanding New Aspire Common Stock, in each case, assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 76.2% and 20.0%, respectively, assuming that all of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination. These percentages assume that (i) 35,000,000 shares of New Aspire Common Stock will be issued to the Aspire Stockholders at Closing; (ii) 3,750,000 Working Capital Loan Shares will be issued at Closing; and (iii) all PowerUp warrants to purchase New Aspire Common Stock that will be outstanding immediately following Closing have not been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Aspire will be different.

Although the Sponsor and certain of Aspire’s stockholders will be subject to certain restrictions regarding the transfer of New Aspire Common Stock, these shares may be sold after the expiration or early termination of the applicable lock-ups under the Letter Agreement and the Lock-Up Agreements, respectively. New Aspire intends to file one or more registration statements shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Aspire Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

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New Aspire’s directors, executive officers and principal stockholders will have substantial control over New Aspire’s company after the consummation of the Business Combination, which could limit your ability to influence the outcome of key transactions, including a change of control.

We expect that (i) New Aspire’s executive officers, directors and principal stockholders and their affiliates will beneficially own approximately 75.2% of the outstanding shares of New Aspire Common Stock following the Business Combination, assuming none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 76.2%, assuming that all of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of Business Combinations, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree.

The public shareholders may experience immediate dilution as a consequence of the issuance of New Aspire Common Stock as consideration in the Business Combination.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, the Aspire Stockholders shall collectively be entitled to receive, in the aggregate, a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Aspire Common Stock with an aggregate value equal to (a) $350 million less (b) the amount by which Aspire’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by PowerUp), if any, less (c) Aspire’s Indebtedness at Closing. For further details, see “Business Combination Proposal — Consideration to Aspire Stockholders in the Business Combination.”

In addition, Aspire employees, directors and consultants hold, and after the Business Combination, may be granted, equity awards and/or purchase rights under the 2024 Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Aspire Common Stock.

The issuance of additional New Aspire Common Stock will significantly dilute the equity interests of existing holders of PowerUp securities, and may adversely affect prevailing market prices for the New Aspire Common Stock and/or the New Aspire warrants.

Warrants will become exercisable for New Aspire Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 24,138,333 shares of New Aspire Common Stock will become exercisable in accordance with the terms of the Warrant Agreement. These warrants will become exercisable 30 days after Closing. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Aspire Common Stock will be issued, which will result in dilution to the holders of New Aspire Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of New Aspire Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

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Even if the Business Combination is consummated, the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The public warrants were issued in registered form under the Warrant Agreement between Equiniti, as warrant agent, and PowerUp. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, PowerUp may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although PowerUp’s ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Aspire Common Stock purchasable upon exercise of a warrant.

New Aspire may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.

New Aspire will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Aspire public shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like for certain issuances of public shares and equity-linked securities for capital raising purposes in connection with the closing of its initial business combination) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date New Aspire sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by New Aspire, New Aspire may exercise its redemption right even if New Aspire is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder to: (i) exercise its warrants and pay the exercise price at a time when it may be disadvantageous for such warrant holder to do so; (ii) sell its warrants at the then-current market price when a warrant holder might otherwise wish to hold its warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of a warrant holder’s warrants. None of the private placement warrants will be redeemable by PowerUp so long as they are held by their initial purchasers or their permitted transferees.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by PowerUp, subject to certain circumstances, so long as they are held by their initial purchasers or their permitted transferees.

Assuming maximum redemptions of 100% of the public shares, and using the closing warrant price on Nasdaq of $[●] as of [●], the aggregate fair value of public warrants that can be retained by redeeming stockholders is approximately $[●].

A warrant holder may only be able to exercise its public warrants on a “cashless basis” under certain circumstances, and if a warrant holder does so, such warrant holder will receive fewer shares of New Aspire Common Stock from such exercise than if a warrant holder were to exercise such warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the New Aspire Common Stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if New Aspire has so elected and the New Aspire Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if New Aspire has so elected and it calls the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of New Aspire Common Stock equal to the quotient obtained by dividing (x) the product of the number of New Aspire Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of the New Aspire Common Stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the New Aspire Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. As a result, you would receive fewer shares of New Aspire Common Stock from such exercise than if you were to exercise such warrants for cash.

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Even if we consummate the Business Combination, there can be no assurance that our public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding public warrants is $11.50 per share. There can be no assurance that such warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

PowerUp’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with PowerUp.

PowerUp’s warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against PowerUp arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that PowerUp irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. PowerUp will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of its warrants shall be deemed to have notice of and to have consented to the forum provisions in its Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of PowerUp’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PowerUp’s, which may discourage such lawsuits. Alternatively, if a court were to find this provision of PowerUp’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, PowerUp may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

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There can be no assurance that New Aspire’s securities will continue to be listed on Nasdaq following the Business Combination, or that we will be able to comply with the continued listing standards of Nasdaq. New Aspire’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its securities.

Although it is a requirement for the Closing of the Business Combination that New Aspire obtain initial listing on Nasdaq in connection with the Business Combination, in order to continue to maintain the listing of New Aspire’s securities on Nasdaq, New Aspire will be required to demonstrate compliance with Nasdaq’s continued listing requirements. New Aspire may be unable to comply with such requirements and may not maintain the listing of its securities in the future. If, after the Business Combination, Nasdaq delists New Aspire’s securities from trading on its exchange for failure to meet the continued listing standards, New Aspire and its stockholders could face significant material adverse consequences including, but not limited to:

●	a limited availability of market quotations for New Aspire’s securities;

●	reduced liquidity for New Aspire’s securities;

●	a determination that New Aspire Common Stock is a “penny stock,” which will require brokers trading in New Aspire Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Aspire’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Aspire’s securities are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if New Aspire’s securities were no longer listed on Nasdaq, the securities would not be covered securities and New Aspire would be subject to regulation in each state in which it offers its securities.

If, after initial listing, New Aspire fails to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, New Aspire can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if New Aspire’s securities become delisted from Nasdaq for any reason, and are quoted on an OTC Markets Group, Inc. exchange that is not a national securities exchange, the liquidity and price of these securities may be more limited than if they were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your New Aspire securities unless a market can be established or sustained.

New Aspire does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New Aspire currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of New Aspire’s Board and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

In addition, the terms of any future debt agreements may preclude New Aspire from paying dividends. As a result, capital appreciation, if any, of New Aspire Common Stock will be your sole source of gain for the foreseeable future.

Because New Aspire does not anticipate paying any cash dividends on its capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

PowerUp has never declared or paid cash dividends on its capital stock. New Aspire currently intends to retain all of its future earnings, if any, to finance the growth and development of its business. In addition, the terms of any future debt agreements may preclude New Aspire from paying dividends. As a result, capital appreciation, if any, of New Aspire Common Stock will be your sole source of gain for the foreseeable future.

PowerUp is subject to, and New Aspire will be subject to, changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both PowerUp’s costs and the risk of non-compliance and will increase both New Aspire’s costs and the risk of non-compliance.

PowerUp is and New Aspire will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which is charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. PowerUp’s efforts to comply with new and changing laws and regulations have resulted in and New Aspire’s efforts to comply with new and changing laws and regulations likely will result in increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Aspire’s disclosure and governance practices. If New Aspire fails to address and comply with these regulations and any subsequent changes, New Aspire may be subject to penalty and its business may be harmed.

During the pendency of the Business Combination, PowerUp will not be able to solicit, initiate, or take any action to facilitate or encourage any inquiries or the making, submission, or announcement of, or enter into an initial business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

During the pendency of the Business Combination, PowerUp will not be able to enter into an initial business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement, in part because of the inability of the PowerUp Board to change its recommendation in connection with the Business Combination. The Business Combination Agreement does not permit the PowerUp Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Proposals.

Certain covenants in the Business Combination Agreement impede the ability of PowerUp to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, PowerUp may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

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Increased volatility for publicly traded securities and other economic disruptions and uncertainties, including due to recent increases in inflation and interest rates in the United States and elsewhere and military conflict in Ukraine or elsewhere, could make it more difficult for PowerUp to consummate the Business Combination.

Recent increases in inflation and interest rates in the United States and elsewhere, military conflict in Ukraine or elsewhere, and other economic or geopolitical events, may lead to increased price volatility for publicly traded securities, including ours, and may lead to other national, regional and international economic disruptions or economic uncertainty, any of which could make it more difficult for us to consummate the Business Combination.

The waiver of fees by Citigroup may indicate that they may be unwilling to be associated with the disclosures in this proxy statement/prospectus or the underlying business analysis related to the Business Combination.

Citigroup was paid a cash underwriting discount of $0.20 per unit, or $5,000,000 in the aggregate at the closing of the initial public offering. Citigroup agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon the closing of the Business Combination ($750,000 in the aggregate). In addition, Citigroup was originally entitled to a deferred underwriting commissions of $0.35 per unit, or $10,062,500 from the closing of the initial public offering. The total deferred fee was $10,812,500 consisting of the $10,062,500 deferred portion and the $750,000 cash discount was agreed to be deferred until Business Combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the underwriters agreed to waive their entitlement to the deferred underwriting commissions of $10,812,500 in accordance with the Underwriting Agreement. The underwriters did not provide a reason for waiving the deferred underwriting commission and there was no consideration exchanged for the waiver. Representatives of Citigroup did not review or comment on any of the disclosures in this proxy statement/prospectus. Accordingly, no inference should be drawn that Citigroup agrees with the disclosure regarding their waiver. Shareholders should be aware that such waivers indicate that Citigroup does not want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transaction described herein. Further, pursuant to the letter received on June 28, 2023, Citigroup ceased and refuses to act in every office, capacity and relationship with respect to the Business Combination.

Citigroup has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a fee waiver for services already rendered is unusual. PowerUp was not made aware of the reasons why Citigroup waived the deferred underwriting commission fee and there was no consideration exchanged for the waiver. Citigroup has not performed any additional services for PowerUp after the IPO and is not expected to perform any additional services following the consummation of the Business Combination.

Investors should not place any reliance on the fact that Citigroup was previously involved with PowerUp’s initial public offering.

Without additional financing, it is possible that our shareholders will vote in favor of the Business Combination and related proposals and yet the Business Combination may not close.

Even if the Business Combination Agreement is approved by PowerUp’s shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For further details, see “Business Combination Proposal – Conditions to Closing of the Business Combination.” PowerUp and Aspire may not satisfy all of the closing conditions in the Business Combination Agreement. For example, the Minimum Cash Condition requires Aspire to have no less than $0.00 of available cash, after giving effect to the payment in full of Aspire’s unpaid transaction expenses and PowerUp’s unpaid expenses and liabilities (including, but not limited to, the Working Capital Loans). Therefore, even if the Business Combination Proposal is approved, the Business Combination will not close if Aspire does not have sufficient cash remaining to meet the Minimum Cash Condition.

The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing to allow Aspire to meet the Minimum Cash Condition, to allow the combined company to meet Nasdaq initial listing requirements as well as demonstrate to Nasdaq its ability to continue to meet the exchange’s on-going listing requirements, and to allow the combined company to satisfy certain obligations and have sufficient working capital. If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination, the Closing likely would not occur even if PowerUp waives the $0.00 Minimum Cash Condition, unless PowerUp and/or Aspire is able to defer, or convert into equity, some or all of their expenses and liabilities. However, as of the date of the proxy statement/prospectus, no parties have affirmatively agreed to waive or convert into equity, any obligations that are, by their terms, repayable in cash. This could result in the parties electing to proceed with the Closing, and the combined company would have to reach an accommodation with its creditors and other counterparties to defer repayment of those obligations and/or the combined company having insufficient cash to fully implement its business and commercialize its products. There is no assurance that any debtors or counterparties will agree to defer obligations owed by the combined company or otherwise agree to accommodations favorable to the combined company.

Moreover, any obligations of the combined company that are not satisfied at closing, or that are deferred at the closing, would result in the combined company carrying additional liabilities on its balance sheet and, in turn, could have an adverse effect on the combined company’s ability to raise additional equity or debt financing after the closing, or result in the combined company raising capital on terms less favorable, and also would result in the combined company needing to reserve or utilize funds for deferred expenses and obligations in lieu of utilizing those funds to further its business operations. Impediments to the combined company’s access to outside capital, and matters that could cause the combined company to scale back or delay the implementation of its business plan would likely delay the on-going development of the combined company’s products and timeline by which hopes to begin generating revenue which would have an adverse effect on the combined company’s results of operations. For more information, see “Summary of the Proxy Statement/Prospectus – Sources and Uses of Funds for the Business Combination.”

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If the Business Combination does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders of Aspire Common Stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Aspire Common Stock for New Aspire Common Stock in the Business Combination.

The U.S. federal income tax consequences of the Business Combination to Aspire U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Business Combination”) will depend on whether the Business Combination qualifies as a “reorganization” for U.S. federal income tax purposes. If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, an Aspire U.S. holder would recognize gain or loss for U.S. federal income tax purposes on each share of Aspire Common Stock surrendered in the Business Combination for New Aspire Common Stock. For a more complete discussion of the material U.S. federal income tax consequences of the Business Combination, please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Business Combination” in this proxy statement/prospectus. Each Aspire U.S. holder of Aspire Common Stock should consult its own tax advisor to determine the particular tax consequences to it in light of its own particular circumstances if the Business Combination fails to qualify as a reorganization for U.S. federal income tax purposes.

The PowerUp Domestication may result in adverse tax consequences for Public Shareholders and holders of PowerUp Warrants.

As discussed more fully under the section titled “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders” below, the PowerUp Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. In the case of a transaction, such as the PowerUp Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Public Shares will be subject to Section 367(b) of the Code and as a result:

●	A U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the PowerUp Domestication, and who on the date of the PowerUp Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares, will generally not recognize any gain or loss and will generally not be required to include any part of PowerUp’s earnings in income pursuant to the PowerUp Domestication;

●	A U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the PowerUp Domestication, and who on the date of the PowerUp Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares will generally recognize gain (but not loss) on the exchange of Public Shares for shares of New Aspire Class A Common Stock pursuant to the PowerUp Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. PowerUp does not expect to have significant cumulative earnings and profits on the date of the PowerUp Domestication; and

●	A U.S. Holder of Public Shares who on the date of the PowerUp Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Public Shares entitled to vote or 10% or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. PowerUp does not expect to have significant cumulative earnings and profits on the date of the PowerUp Domestication.

Furthermore, even in the case of a transaction, such as the PowerUp Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares or PowerUp Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares or PowerUp Warrants for the New Aspire Class A Common Stock or New Aspire Warrants pursuant to the PowerUp Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging PowerUp Warrants for New Aspire Warrants in the PowerUp Domestication) must recognize gain equal to the excess, if any, of the fair market value of the New Aspire Class A Common Stock or New Aspire Warrants received in the PowerUp Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or PowerUp Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because PowerUp is a blank check company with no current active business, we believe that PowerUp may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares or PowerUp Warrants to recognize gain on the exchange of such shares or warrants for New Aspire Class A Common Stock or New Aspire Warrants pursuant to the PowerUp Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s PowerUp Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of PowerUp. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Additionally, the PowerUp Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s New Aspire Common Stock after the PowerUp Domestication.

The tax consequences of the PowerUp Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the PowerUp Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the PowerUp Domestication, including with respect to PowerUp Warrants, see “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders.”

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We may have been a PFIC which could result in adverse United States federal income tax consequences to U.S. investors.

Because PowerUp is a blank check company with no current active operating business, we believe that PowerUp may be classified as a PFIC for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Public Shares or PowerUp Warrants who or that is a “U.S. Holder” as that term is defined in the section titled “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders,” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the PowerUp Domestication. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon written request, PowerUp will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to PowerUp Warrants in all cases. A PFIC annual information statement for 2023 is available on PowerUp’s website at https://www.powerupacq.com/press-releases/2023-powerup-acquisition-corp-pfic-letter. PowerUp has not yet made any determination regarding its PFIC status for its taxable year ending as of the date of the PowerUp Domestication.

The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the PowerUp Domestication, and including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the PowerUp Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders.”

Risks Related to the Consummation of the PowerUp Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “PowerUp,” “we,” “us” or “our” refers to PowerUp prior to the Business Combination and to New Aspire and its subsidiaries following the Business Combination.

The PowerUp Domestication may result in adverse tax consequences for holders of public shares and public warrants, including holders exercising their redemption rights with respect to the public shares.

It is intended that the PowerUp Domestication qualify an F Reorganization within the meaning of Section 368(a)(l)(F) of the Code. Neither PowerUp nor Aspire has sought, nor do they intend to seek, nor is the closing of the PowerUp Domestication or the Business Combination conditioned on the receipt of, any ruling from the IRS or any opinion of counsel with respect to the qualification of the PowerUp Domestication as an F Reorganization, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the PowerUp Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders — U.S. Holders - Tax Consequences of the PowerUp Domestication to U.S. Holders of Public Shares or PowerUp Warrants”) of public shares or public warrants generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of New Aspire received in the PowerUp Domestication and the U.S. Holder’s adjusted tax basis in its public shares or public warrants surrendered. Because the PowerUp Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to public shares, U.S. Holders exercising such redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in PowerUp for shares of New Aspire Class A Common Stock and therefore subject to the potential tax consequences of the PowerUp Domestication and also be subject to the tax consequences of the redemption. Additionally, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders — Non-U.S. Holders - Tax Consequences for Non-U.S. Holders of Owning and Disposing of New Aspire Class A Common Stock”) may become subject to withholding tax on any amounts treated as dividends paid on New Aspire Common Stock after the PowerUp Domestication.

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Assuming that the PowerUp Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose public shares, on the date of the PowerUp Domestication, have a fair market value of less than $50,000 and who, on the date of the PowerUp Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of PowerUp stock entitled to vote and less than 10% of the total value of all classes of PowerUp stock generally will not recognize any gain or loss and will not be required to include any part of PowerUp’s earnings and profits in income as a result of the PowerUp Domestication. A U.S. Holder whose public shares, on the date of the PowerUp Domestication, have a fair market value of $50,000 or more and, who on the date of the PowerUp Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of PowerUp stock entitled to vote and less than 10% of the total value of all classes of PowerUp stock, generally will recognize gain (but not loss) in respect of the PowerUp Domestication as if such U.S. Holder exchanged its public shares for New Aspire Class A Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by PowerUp the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the PowerUp Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of PowerUp stock entitled to vote or 10% or more of the total value of all classes of PowerUp stock, generally will be required to include in income as a deemed dividend deemed paid by PowerUp the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder as a result of the PowerUp Domestication. PowerUp does not expect to have significant, if any, cumulative net earnings and profits on the date of the PowerUp Domestication and, therefore, the “all earnings and profits amount” attributable to the public shares is expected to be $0.

Additionally, even if the PowerUp Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose, under proposed Treasury Regulations that generally treat an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging public warrants for newly issued New Aspire warrants in the PowerUp Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Based upon the composition of its income and assets, and upon a review of its financial statements, PowerUp likely was a PFIC for its most recent taxable year ended on December 31, 2023 and likely will be a PFIC for the taxable year which ends as a result of the PowerUp Domestication. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of public shares to recognize gain under the PFIC rules on the exchange of public shares for New Aspire Class A Common Stock pursuant to the PowerUp Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges public warrants for New Aspire warrants; currently, however, the elections mentioned above do not apply to public warrants (for discussion regarding the unclear application of the PFIC rules to warrants, see “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders — U.S. Holders — Tax Effects of the PowerUp Domestication to U.S. Holders — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of PowerUp. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

All holders are urged to consult their tax advisors regarding the tax consequences to them of the PowerUp Domestication. For a more detailed description of the U.S. federal income tax consequences associated with the PowerUp Domestication, see “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders — U.S. Holders — Tax Effects of the PowerUp Domestication to U.S. Holders” And “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders — Non-U.S. Holders — Tax Effects of the PowerUp Domestication to Non-U.S. Holders.”

New Aspire could be subject to changes in tax rates or the adoption of new tax legislation or could otherwise have exposure to additional tax liabilities, which could harm its business.

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Changes to tax laws or regulations in the jurisdictions in which New Aspire will operate, or in the interpretation of such laws or regulations, could significantly increase its effective tax rate and reduce its cash flow from operating activities, and otherwise have a material adverse effect on its financial condition. For example, the Inflation Reduction Act introduced a 15% corporate minimum tax on certain corporations and a 1% excise tax on certain stock repurchases by certain corporations, among other changes. Please see “— A new 1% U.S. federal excise tax is expected to be imposed on New Aspire in connection with redemption of the public shares” for a more detailed discussion of the impact of the Inflation Reduction Act. There can be no assurance regarding whether other such changes will occur and, if so, the ultimate impact on New Aspire’s business or results of its operation.

In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of New Aspire’s deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of New Aspire’s income and other activities among tax jurisdictions, and changes in tax rates, could also increase its effective tax rate.

New Aspire’s tax filings will be subject to review or audit by the IRS and state, local and non-U.S. taxing authorities. New Aspire may also be liable for taxes in connection with businesses it acquires. New Aspire’s determinations will not be binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in New Aspire’s tax provisions, accruals and returns. An assessment of additional taxes because of an audit could harm New Aspire’s business.

Upon consummation of the Business Combination, the rights of holders of New Aspire Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of public shares arising under the Cayman Islands Companies Act as well as the Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of New Aspire Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and the Cayman Islands Companies Act and, therefore, some rights of holders of New Aspire Common Stock could differ from the rights that holders of public shares currently possess. For instance, while class actions are generally not available to shareholders under the Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New Aspire becomes involved in costly litigation, which could have a material adverse effect on New Aspire.

In addition, there are differences between the Proposed Governing Documents of New Aspire and the Existing Governing Documents of PowerUp. For a more detailed description of the rights of holders of New Aspire Common Stock and how they may differ from the rights of holders of public shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Aspire are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and PowerUp urges you to read them.

Delaware law and New Aspire’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Aspire Board and therefore depress the trading price of New Aspire Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Aspire Board or taking other corporate actions, including effecting changes in PowerUp’s management. Among other things, the Proposed Governing Documents include provisions regarding:

●	providing for a classified board of directors with staggered, three-year terms;
●	the ability of the New Aspire Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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●	the New Aspire Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	the limitation of the liability of, and the indemnification of, New Aspire’s directors and officers;
●	removal of the ability of New Aspire stockholders to take action by written consent in lieu of a meeting;
●	the requirement that a special meeting of stockholders may be called only by or at the direction of the New Aspire Board, the chairperson of the New Aspire Board or the chief executive officer of New Aspire, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;
●	the ability of the New Aspire Board to amend the bylaws, which may allow the New Aspire Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and
●	advance notice procedures with which stockholders must comply to nominate candidates to the New Aspire Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Aspire Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Aspire.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Aspire Board or management.

The Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Aspire and its stockholders, which could limit New Aspire’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Aspire or its directors, officers, stockholders, employees or agents.

The Proposed Charter, which will be in effect upon consummation of the Business Combination, provides that, unless New Aspire consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Aspire; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of New Aspire to New Aspire or to New Aspire’s stockholders, (iii) any action, suit or proceeding asserting a claim against New Aspire, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws, or (iv) any action, suit or proceeding asserting a claim against New Aspire, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless New Aspire consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter will provide that, unless New Aspire consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

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This choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Aspire or any of New Aspire’s directors, officers, or other employees, and may potentially increase costs for investors to bring such a claim, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, New Aspire may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Aspire’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

The Proposed Governing Documents provide for indemnification of officers and directors of New Aspire at New Aspire’s expense, which may result in a significant cost to New Aspire.

The Proposed Governing Documents and applicable Delaware law provide for the indemnification of New Aspire’s directors and officers, under certain circumstances, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with New Aspire, other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. New Aspire will also bear the expenses of such litigation for any of the New Aspire directors or officers, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by New Aspire if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by New Aspire that we will be unable to recoup.

Risks Related to Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “PowerUp,” “we,” “us” or “our” refers to PowerUp prior to the Business Combination and to New Aspire and its subsidiaries following the Business Combination.

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) (a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Equiniti, PowerUp’s transfer agent, in which it (a) requests that PowerUp redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Equiniti physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Equiniti will need to act to facilitate this request. It is PowerUp’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because PowerUp does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti, PowerUp’s transfer agent, PowerUp will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the remaining funds in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. Please see “Extraordinary General Meeting of PowerUp — Redemption Rights” for additional information on how to exercise your redemption rights.

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If a public shareholder fails to receive notice of PowerUp’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite PowerUp’s compliance with the proxy rules, a public shareholder fails to receive PowerUp’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see “Extraordinary General Meeting of PowerUp — Redemption Rights” for more information.

PowerUp does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for PowerUp to complete the Business Combination even though a substantial majority of PowerUp’s public shareholders having redeemed their shares.

The Existing Governing Documents do not provide a specified maximum redemption threshold. As a result, PowerUp may be able to complete the Business Combination even though a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, PowerUp will require each public shareholder seeking to exercise redemption rights to certify to PowerUp whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to PowerUp at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which PowerUp makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over PowerUp’s ability to consummate the Business Combination and you could suffer a material loss on your investment in PowerUp if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if PowerUp consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. PowerUp cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per share redemption price. Notwithstanding the foregoing, shareholders may challenge PowerUp’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, PowerUp’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

PowerUp can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in PowerUp’s share price, and may result in a lower value realized now than a shareholder of PowerUp might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

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U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. In addition, because the PowerUp Domestication will occur prior to the redemption, if you exercise your redemption rights, you will be subject to the potential tax consequences of the PowerUp Domestication as well.

The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares to receive cash from the Trust Account in exchange for New Aspire Common Stock deemed received upon the PowerUp Domestication depend on your particular facts and circumstances. It is possible that you may be treated as selling such New Aspire Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Aspire Common Stock that you own or are deemed to own before and after the redemption (including through the ownership of New Aspire warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders.” Additionally, because U.S. Holders will likely be deemed to have exchanged their public shares for New Aspire Common Stock, U.S. Holders will therefore likely be subject to the potential tax consequences of Section 367 of the Code as well as the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “Material U.S. Federal Income Tax Consequences of the PowerUp Domestication and Redemption to Public Shareholders – U.S. Holders – Tax Consequences of the PowerUp Domestication to U.S. Holders of Public Shares or PowerUp Warrants.”

A new 1% U.S. federal excise tax may be imposed on New Aspire in connection with the redemption of the public shares in connection with the Business Combination.

The Inflation Reduction Act introduced a 1% excise tax (the “Excise Tax”) on certain stock repurchases by certain publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations occurring after December 31, 2022. The amount of the Excise Tax generally will be 1% of the fair market value of any stock repurchased during a taxable year. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of Treasury recently released preliminary guidance on the implementation of the Excise Tax, but how the Excise Tax may apply with respect to the redemption of New Aspire Common Stock is still subject to uncertainty.

Any redemption or other repurchase that occurs in connection with the Business Combination may be subject to the Excise Tax. Whether and to what extent New Aspire would be subject to the Excise Tax would depend on a number of factors, including (i) the fair market value of the New Aspire Common Stock redeemed in connection with the Business Combination and the extent such redemption may be treated as a dividend rather than a repurchase, (ii) the fair market value of New Aspire Common Stock issued to the existing shareholders of Aspire in connection with the Business Combination (as well as other New Aspire Common Stock during the same taxable year), and (iii) the content of future regulations and other guidance from the U.S. Department of the Treasury. In addition, the Excise Tax would be payable by New Aspire, and not by the redeeming holder and ultimately may cause the remaining shareholders to bear the economic impact of the Excise Tax. All Holders of public shares should consult their tax advisors for the potential tax consequences of the Excise Tax to their particular situations.

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Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the PowerUp Domestication, the PowerUp Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The PowerUp Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the PowerUp Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the PowerUp Domestication and the Business Combination are not Consummated

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “PowerUp,” “we,” “us” or “our” refers to PowerUp prior to the Business Combination and to New Aspire and its subsidiaries following the Business Combination.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the date by which we are required to complete an initial business combination or be forced to liquidate.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the date by which we are required to complete an initial business combination or be forced to liquidate following the approval by PowerUp’s shareholders to amend its Amended and Restated Memorandum and Articles of Association to extend the date by which PowerUp is required to complete its initial business combination. PowerUp’s ability to consummate any business combination is dependent on a variety of factors, many of which are beyond its control. Although PowerUp is required to offer shareholders redemption rights in connection with any shareholder vote to approve an initial business combination, or if PowerUp seeks to further extend the date by which it is required to complete its initial business combination at an extraordinary general meeting of shareholders to vote upon an amendment to its Amended and Restated Memorandum and Articles of Association for such further extension (a “Further Extension”), there may be no extraordinary general meeting of shareholders to vote upon PowerUp’s initial business combination or a Further Extension before February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination). Even if PowerUp’s initial business combination or a Further Extension is approved by its shareholders, it is possible that redemptions will leave PowerUp with insufficient cash to consummate its initial business combination on commercially acceptable terms, or at all. The fact that PowerUp will have separate redemption periods in connection with a shareholder vote upon a Further Extension and a vote upon PowerUp’s initial business combination could exacerbate these risks. Other than in connection with a redemption offer or liquidation, PowerUp’s shareholders may be unable to recover their investment, except through sales of its securities on the open market. The price of PowerUp’s securities may be volatile, and there can be no assurance that shareholders will be able to dispose of PowerUp’s securities at favorable prices, or at all.

If PowerUp is not able to complete the Business Combination with Aspire nor able to complete another business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), in each case, as such date may be extended pursuant to its Existing Governing Documents, PowerUp would cease all operations except for the purpose of winding up and PowerUp would redeem its public shares and liquidate the Trust Account, in which case PowerUp’s public shareholders may only receive approximately $10.25 per share and PowerUp’s warrants will expire worthless.

If PowerUp is not able to complete the Business Combination with Aspire nor able to complete another business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), in each case, as such date may be extended pursuant to its Existing Governing Documents PowerUp will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and in all cases subject to other requirements of applicable law. In such case, PowerUp’s public shareholders may only receive approximately $10.25 per share and its warrants will expire worthless.

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You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

PowerUp’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination (including the closing of the Business Combination), and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of its obligation to provide holders of its public shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of its public shares if PowerUp does not complete its initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) or (B) with respect to any other provision relating to the rights of holders of its public shares; and (iii) the redemption of its public shares if PowerUp has not consummated an initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if PowerUp has not consummated an initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If PowerUp does not consummate the Business Combination or any other business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp’s public shareholders may be forced to wait until after February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) before redemption proceeds from the Trust Account may become available to PowerUp’s public shareholders.

If PowerUp is unable to consummate the Business Combination or any other business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PowerUp to pay its income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to public shareholders by way of redemption and cease all operations except for the purposes of winding up PowerUp’s affairs, as further described in this proxy statement/prospectus. Any redemption of public shares shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If PowerUp is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to its public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. PowerUp has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, PowerUp consummates its initial business combination or amends certain provisions of its Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon PowerUp’s redemption or any liquidation will public shareholders be entitled to distributions if PowerUp does not complete its initial business combination and does not amend its Existing Governing Documents. PowerUp’s Existing Governing Documents provide that, if PowerUp winds up for any other reason prior to the consummation of its initial business combination, PowerUp will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable the Cayman Islands Companies Act.

If the cash held outside the Trust Account is insufficient to allow PowerUp to operate through February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), and PowerUp is unable to obtain additional capital, PowerUp may be unable to complete its initial business combination (including the Business Combination), in which case PowerUp’s public shareholders may only receive $10.25 per share, and PowerUp’s warrants will expire worthless.

As of September 30, 2024, PowerUp had no cash held outside the Trust Account. In addition, as of September 30, 2024, PowerUp had total current liabilities of approximately $6,573,000. The funds available to PowerUp outside of the Trust Account may not be sufficient to allow PowerUp to operate until February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), assuming that its initial business combination is not completed during that time.

As of the date of this proxy statement/prospectus, PowerUp has borrowed an aggregate of $[●] in Working Capital Loans. As of September 30, 2024, approximately $[●] of the funds from the Working Capital Loans has been used to fund PowerUp’s operating expenses and approximately $[●] remains, which PowerUp expects will be sufficient to fund its operations through [●]. If the Business Combination is not consummated by then, PowerUp will be required to seek additional capital.

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If PowerUp is required to seek additional capital, PowerUp would need to borrow additional funds from Sponsor, members of PowerUp’s management team or other third parties to operate or may be forced to liquidate. In addition to the outstanding Working Capital Loans, any such additional advances would be repaid only from funds held outside the Trust Account or from funds released to PowerUp upon completion of its initial business combination. If PowerUp is unable to obtain additional financing, PowerUp may be unable to complete its initial business combination. If PowerUp is unable to complete its initial business combination because PowerUp does not have sufficient funds available to it, PowerUp will be forced to cease operations and liquidate the Trust Account. Consequently, PowerUp’s public shareholders may only receive approximately $10.25 per share on its redemption of the public shares and the public warrants will expire worthless.

As of September 30, 2024, PowerUp’s Trust Account had a balance of approximately $6.6 million. The parties anticipate needing to raise outside capital through debt or equity financing at, or in connection with, Closing to allow Aspire to meet the Minimum Cash Condition, to allow the combined company to meet Nasdaq initial listing requirements as well as demonstrate to Nasdaq its ability to continue to meet the exchange’s on-going listing requirements, and to allow the combined company to satisfy certain obligations and have sufficient working capital. If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination, the Closing likely would not occur even if PowerUp waives the $0.00 Minimum Cash Condition, unless PowerUp and/or Aspire is able to defer, or convert into equity, some or all of their expenses and liabilities. However, as of the date of the proxy statement/prospectus, no parties have affirmatively agreed to waive or convert into equity, any obligations that are, by their terms, repayable in cash. This could result in the parties electing to proceed with the Closing, and the combined company would have to reach an accommodation with its creditors and other counterparties to defer repayment of those obligations and/or the combined company having insufficient cash to fully implement its business and commercialize its products. There is no assurance that any debtors or counterparties will agree to defer obligations owed by the combined company or otherwise agree to accommodations favorable to the combined company.

Moreover, any obligations of the combined company that are not satisfied at closing, or that are deferred at the closing, would result in the combined company carrying additional liabilities on its balance sheet and, in turn, could have an adverse effect on the combined company’s ability to raise additional equity or debt financing after the closing, or result in the combined company raising capital on terms less favorable, and also would result in the combined company needing to reserve or utilize funds for deferred expenses and obligations in lieu of utilizing those funds to further its business operations. Impediments to the combined company’s access to outside capital, and matters that could cause the combined company to scale back or delay the implementation of its business plan would likely delay the on-going development of the combined company’s products and timeline by which hopes to begin generating revenue which would have an adverse effect on the combined company’s results of operations. For more information, see “Summary of the Proxy Statement/Prospectus – Sources and Uses of Funds for the Business Combination.”

Because PowerUp is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because PowerUp is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the PowerUpDomestication. PowerUp is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon PowerUp’s directors or officers, or enforce judgments obtained in the United States courts against PowerUp’s directors or officers.

Until the PowerUp Domestication is effected, PowerUp’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to PowerUp under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of PowerUp’s shareholders and the fiduciary responsibilities of its directors under the Cayman Islands Companies Act are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against PowerUp judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against PowerUp predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the PowerUp Board or controlling shareholders than they would as public stockholders of a United States company.

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EXTRAORDINARY GENERAL MEETING OF PowerUp

General

PowerUp is furnishing this proxy statement/prospectus to PowerUp’s shareholders as part of the solicitation of proxies by the PowerUp Board for use at the extraordinary general meeting of PowerUp to be held on [●], and at any adjournment thereof. This proxy statement/prospectus is first being furnished to PowerUp’s shareholders on or about [●] in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides PowerUp’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at [●], Eastern Time, on [●] at the offices of [●] located at [●], unless the extraordinary general meeting is adjourned. The extraordinary general meeting may also be attended through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting [●].

Purpose of the PowerUp Extraordinary General Meeting

At the extraordinary general meeting, PowerUp is asking holders of ordinary shares to consider and vote upon:

●	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Business Combination, and the transactions contemplated thereby;

●	a proposal to approve by special resolution the PowerUp Domestication;

●	a proposal to approve by special resolution the adoption of the Proposed Charter;

●	to consider and vote, on a non-binding advisory basis, upon the following eight (8) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

●	a proposal to increase the authorized share capital of PowerUp from US$35,500 divided into (i) 300,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 490,000,000 shares of common stock, par value $0.0001 per share, of New Aspire and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Aspire;

●	a proposal to permit removal of a director with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of New Aspire entitled to vote at an election of directors, voting together as a single class;

●	a proposal to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Aspire Board;

●	a proposal to eliminate the ability of New Aspire stockholders to take action by written consent in lieu of a meeting;

●	a proposal to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Aspire Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Aspire;

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●	a proposal to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Aspire for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Aspire Board, removal of directors from office, and filling vacancies on the New Aspire Board, (ii) exculpation of personal liability of a director of New Aspire and indemnification of persons serving as directors or officers of New Aspire, and (iii) amendments to the Proposed Bylaws;

●	a proposal to provide that, unless New Aspire otherwise consents in writing, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions and the federal district courts of the United States shall be the exclusive forum for claims arising out of the Securities Act, provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Exchange Act, for which the federal district courts of the United States are the exclusive forum;

●	a proposal to provide that New Aspire’s existence is perpetual;

●	a proposal to approve by ordinary resolution shares of New Aspire Common Stock issued in connection with the Business Combination pursuant to Nasdaq Rule 5635;

●	a proposal to approve and adopt by ordinary resolution the 2024 Plan;

●	a proposal to approve, as an ordinary resolution the election of five directors to serve staggered terms on the New Aspire Board; and

●	a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the PowerUp Board

The PowerUp Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of PowerUp and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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Record Date; Who is Entitled to Vote

PowerUp’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [●], which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 7,765,144 ordinary shares issued and outstanding, of which 577,644 were issued and outstanding public shares.

Quorum

A quorum of PowerUp’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, approximately 3,882,573 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to PowerUp but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Each holder of Class A ordinary shares will have one vote per share.

The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of each of the Advisory Charter Proposals (on a non-binding advisory basis) requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

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The approval of the Election of Directors Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

●	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the PowerUp Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

●

You can attend the extraordinary general meeting and vote in person or virtually at the time of the meeting. You will receive a ballot when you arrive, or if you attend the virtual meeting you will be able vote your shares and submit questions during the extraordinary general meeting via a live webcast available at [●]. You will need your control number for access. If you do not have your control number, contact Equiniti no later than at least 72 hours in advance of the meeting at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way PowerUp can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact Equiniti to have a control number generated. Equiniti’s contact information is as follows:

Equiniti Trust Company, LLC

55 Challenger Road

Ridgefield Park, NJ 07660

Attn: SPAC Support

Email: spacsupport@equiniti.com

Revoking Your Proxy

If you are a PowerUp shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another signed proxy card with a later date;

●	you may notify PowerUp’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

●	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

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Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Issuer Direct Corporation, our proxy solicitor, by calling free at (919) 481-4000, or banks and brokers can call collect at (919) 481-4000, or by emailing proxy@issuerdirect.com.

Redemption Rights

In connection with the Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request that PowerUp redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Equiniti, PowerUp’s transfer agent, in which you (a) request that PowerUp redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (iii) deliver your public shares to Equiniti, PowerUp’s transfer agent, physically or electronically through DTC; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Equiniti, PowerUp’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti, PowerUp’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Equiniti in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti, PowerUp’s transfer agent, PowerUp will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $6.6 million of funds in the Trust Account and 577,644 shares subject to possible redemption, in each case, as of September 30, 2024, this would have amounted to approximately $11.43 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the PowerUp Domestication and accordingly it is shares of New Aspire’s Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Aspire Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

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Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with PowerUp’s consent until the Closing. If you deliver your shares for redemption to Equiniti, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Equiniti, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Equiniti, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Equiniti, our agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Original Sponsor, pursuant to the Letter Agreement, and the Sponsor, pursuant to the Sponsor Purchase Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on [●] was $[●] per share. For illustrative purposes, based on approximately $6.6 million of funds in the Trust Account and 577,644 shares subject to possible redemption, in each case, as of September 30, 2024, this would have amounted to approximately $11.43 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. PowerUp cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the PowerUp Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

PowerUp is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. PowerUp and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. PowerUp will bear the cost of the solicitation.

PowerUp has hired Issuer Direct Corporation to assist in the proxy solicitation process. PowerUp will pay that firm a fee of approximately $[17,900] plus disbursements, and will reimburse Issuer Direct for its reasonable out-of-pocket expenses and indemnify Issuer Direct and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-Trust Account funds.

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PowerUp will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PowerUp will reimburse them for their reasonable expenses.

PowerUp Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 7,765,144 ordinary shares issued and outstanding, which includes 7,187,500 Class A ordinary shares held by the Sponsor and Original Sponsor, and no Class B ordinary shares. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 24,138,333 warrants to acquire ordinary shares, comprised of 9,763,333 private placement warrants held by the Sponsor and Original Sponsor, and 14,375,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, Initial Shareholders, Aspire and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Aspire and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Organizational Documents Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and (iii) otherwise limit the number of public shares electing to redeem their public shares.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

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BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). PowerUp shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference, and the transactions contemplated thereby. Please see “Business Combination Proposal — The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

●	the corporate headquarters and principal executive office of New Aspire will be located at 194 Candelaro Drive, #233, Humacao, Puerto Rico 00791; and

●	New Aspire Common Stock and New Aspire warrants to purchase New Aspire Common Stock are expected to trade on Nasdaq under the symbols “ASBP” and “ASBPW,” respectively.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but it does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the disclosure schedules (the “disclosure schedules”), which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to stockholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about PowerUp, Merger Sub, Aspire or any other matter.

On August 26, 2024, PowerUp, Merger Sub, Sponsor, Seller Representative, and Aspire entered into the Business Combination Agreement, which provides for, among other things, that prior to the Closing Date, and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, PowerUp will migrate out of the Cayman Islands and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act. In connection with the PowerUp Domestication, each issued and outstanding pre-Domestication preferred share, each issued and outstanding pre-Domestication Class A ordinary share, each issued and outstanding pre-Domestication private placement warrant, each issued and outstanding pre-Domestication public warrant, and each issued and outstanding pre-Domestication unit shall automatically convert, one a one-for-one basis, into one share of New Aspire Preferred Stock, one share of New Aspire Class A Common Stock, one New Aspire private placement warrant, one New Aspire Public Warrant, and one New Aspire Public Unit, respectively. Immediately following the PowerUp Domestication, (i) the New Aspire Class A Common Stock will be reclassified as New Aspire Common Stock and (ii) each New Aspire Public Unit will be separated into shares of New Aspire Common Stock and New Aspire public warrants.

On September 5, 2024, and in connection with the due diligence process, the parties entered into the Amendment Agreement, which (i) adjusted the Merger Consideration to be consistent with the aggregate post-Closing ownership percentage of the Aspire Stockholders that the parties had anticipated to be reflected in the consummation of the Business Combination, (ii) adjusted the size of the pool of available equity in the 2024 Plan for the initial fiscal year following Closing to be consistent with what the parties had anticipated to be reflected in the consummation of the Business Combination, and (iii) provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

On October 9, 2024, and in connection with the due diligence process, the parties entered into the Second Amendment Agreement, which provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

Consideration to Aspire Stockholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, the Aspire Stockholders (as defined in the accompanying proxy statement/prospectus) shall collectively be entitled to receive, in the aggregate, a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Aspire Common Stock with an aggregate value equal to (a) $350 million less (b) the amount by which Aspire’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by PowerUp), if any, less (c) Aspire’s Indebtedness at Closing.

Effect of Business Combination on Aspire Securities

The Business Combination Agreement sets forth how certain outstanding securities of Aspire will be treated, or effected at the Effective Time and by virtue of the Business Combination, including with respect to certain outstanding dissenting shares (if any) and outstanding shares of Aspire Preferred Stock and Aspire Warrants, which are to be converted, prior to the Effective Time, into common stock.

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Conversion of Aspire Preferred Stock and Aspire Warrants

Immediately prior to the Effective Time, Aspire shall cause (i) each share of Aspire Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Aspire Common Stock at the then-effective conversion rate (the “Preferred Conversion”). All of the shares of Aspire Preferred Stock converted into shares of Aspire Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Aspire Preferred Stock shall thereafter cease to have any rights with respect to such Aspire Preferred Stock.

Prior to the Effective Time, Aspire shall cause each Aspire Warrant to be terminated in exchange for shares of Aspire Common Stock in accordance with the respective warrant agreements associated with each such warrant.

Effect of the PowerUp Domestication on Existing PowerUp Equity in the Business Combination

Assuming PowerUp shareholder approval of the proposals described in this proxy statement/prospectus, the PowerUp Domestication and Business Combination will occur, which will result in, among other things, the following, each of which will occur prior to or concurrently with the Effective Time:

●	each issued and outstanding Class A ordinary share of PowerUp will convert automatically by operation of law, on a one-for-one basis, into shares of New Aspire Class A Common Stock;

●	the New Aspire Class A Common Stock will be reclassified as New Aspire Common Stock;

●	each issued and outstanding warrant to purchase Class A ordinary shares of PowerUp will automatically represent the right to purchase one share of New Aspire Common Stock at an exercise price of $11.50 per share of New Aspire Common Stock on the terms and conditions set forth in the Warrant Agreement;

●	the Existing Governing Documents of PowerUp will be amended and restated and become the Proposed Governing Documents of New Aspire as described in this proxy statement/prospectus;

●	the Proposed Governing Documents will be appropriately adjusted to give effect to any amendment contemplated by the Proposed Governing Documents that are not adopted and approved by the PowerUp shareholders, other than the amendments contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination; and

●	in connection with the first three bullets above, each issued and outstanding unit of PowerUp that has not been previously separated into the underlying Class A ordinary shares of PowerUp and underlying PowerUp warrants upon the request of the holder thereof prior to the PowerUp Domestication will be cancelled and will entitle the holder thereof to one share of New Aspire Common Stock and one-half of one warrant, with a whole warrant representing the right to purchase one share of New Aspire Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement.

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Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the Closing deliverables three business days following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as PowerUp and Aspire may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

●	the approval of each Condition Precedent Proposals by the affirmative vote of the holders of the requisite number of ordinary shares of PowerUp having been obtained in accordance with PowerUp’s Existing Governing Documents and applicable law (not waivable);

●	the approval of the Business Combination Agreement and, to the extent required, the transactions contemplated by the Business Combination Agreement (including the Business Combination) having been obtained by the requisite number of stockholders of Aspire in accordance with the DGCL (not waivable);

●	the applicable waiting period under the HSR Act or any other antitrust law relating to the Business Combination having been expired or been terminated (not waivable);

●	the consents required to be obtained from or made with any governmental authority in order to consummate the transaction contemplated by the Business Combination Agreement having been obtained or made (not waivable);

●	the consents required to be obtained from or made with any third person (other than a governmental authority) in order to consummate the transaction contemplated by the Business Combination Agreement having been obtained or made;

●	no order or law having been issued by any court of competent jurisdiction or other governmental entity with proper jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect (not waivable);

●	the members of the post-closing New Aspire board of directors having been appointed as of Closing;

●	this registration statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending with respect to this registration statement (not waivable); and

●	the New Aspire Common Stock and warrants having been approved for listing on Nasdaq, subject only to official notice of issuance thereof (not waivable).

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Other Conditions to the Obligations of PowerUp

The obligations of PowerUp to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by PowerUp of the following further conditions:

●	the representations and warranties of Aspire set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Aspire pursuant to the Business Combination Agreement shall be true and correct on and as of September 18, 2024 (the “Disclosure Schedules Delivery Date”) and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Aspire, taken as a whole;

●	Aspire shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

●	no Material Adverse Effect shall have occurred with respect to Aspire taken as a whole since the date of the Business Combination Agreement which is continuing and uncured;

●	each Lock-Up Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing;

●	PowerUp having received a certificate signed by an officer of Aspire confirming that the conditions set forth in the first three bullet points in this section have been satisfied;

●	Aspire having the necessary cash on hand to satisfy the Minimum Cash Condition;

●	Aspire having timely cured any items listed in any notice received from PowerUp regarding the items listed or omitted on the disclosure schedules of Aspire that has a material impact on PowerUp’s willingness or ability to consummate the transactions contemplated by the Business Combination Agreement; and

●	PowerUp having received the other closing deliveries enumerated in Section 6.3(e) of the Business Combination Agreement.

Other Conditions to the Obligations of Aspire

The obligations of Aspire to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Aspire of the following further conditions:

●	all of the representations and warranties of PowerUp set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of PowerUp pursuant hereto shall be true and correct on and as of the Disclosure Schedules Delivery Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, PowerUp;

●	PowerUp shall have performed in all material respects all of its obligations and complied in all material respects with all of PowerUp’s agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

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●	No Material Adverse Effect shall have occurred with respect to PowerUp since the date of the Business Combination Agreement which is continuing and uncured;

●	Aspire having received a certificate signed by an officer of PowerUp confirming that the conditions set forth in the first three bullet points of this section have been satisfied;

●	Aspire having received the other closing deliveries enumerated in Section 6.2(d) of the Business Combination Agreement.

●	PowerUp shall have made all reasonably necessary and appropriate arrangements with the Trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to PowerUp, and all such funds shall be available to PowerUp in respect of all of the obligations of the PowerUp set forth in the Business Combination Agreement and the payment of PowerUp’s fees and expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, and there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any person (not including the Aspire and its affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Material Adverse Effect on PowerUp; and

●	PowerUp having timely cured any items listed in any notice received from Aspire regarding the items listed or omitted on the disclosure schedules of PowerUp that has a material impact on Aspire’s willingness or ability to consummate the transactions contemplated by the Business Combination Agreement.

Representations and Warranties

Under the Business Combination Agreement, Aspire made customary representations and warranties to PowerUp and Merger Sub relating to, among other things: organization and standing; authorization; non-contravention; governmental approvals; capitalization; absence of subsidiaries; financial statements; books and records; compliance with laws; absence of certain changes or events; no undisclosed liabilities; information supplied; litigation; material contracts; employment matters; employment benefits; taxes; intellectual property; compliance with privacy laws; permits; real property; personal property; title to and sufficiency of assets; corrupt practices; sanctions; compliance with FDA laws; the Investment Company Act; environmental matters; brokers; affiliate agreements; insurance; and other representations or warranties.

Under the Business Combination Agreement, PowerUp made customary representations and warranties to Aspire relating to, among other things: organization and standing; authorization; non-contravention; litigation; compliance with laws; capitalization; SEC filings; employees and employee benefit plans; financial ability; trust account; taxes; finders and brokers; financial statements; the Sarbanes-Oxley Act; business activities; absence of certain changes; registration statement; no outside reliance; capitalization; independent investigation; material contracts; insurance; no defaults; properties; the Investment Company Act; affiliate agreements; Merger Sub activities; corrupt practices; takeover statutes and charter provisions; and other representations or warranties.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Aspire, PowerUp and Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Aspire are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, “Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to PowerUp, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to PowerUp, the amount of the Redemption or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to PowerUp.

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Covenants of the Parties

Covenants of Aspire

Aspire made certain covenants under the Business Combination Agreement, including, among others, the following:

●	Subject to certain exceptions or as consented to in writing by PowerUp (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, Aspire will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects comply with all laws applicable to Aspire and its business, assets and employees, and ) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of key employees, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

●	Subject to certain exceptions, prior to the Closing, Aspire will not do, among other things, any of the following without PowerUp’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

●	amend, waive or otherwise change the certificate of incorporation, bylaws or other organizational documents of Aspire or any of its subsidiaries, except for any such amendment to permit the Preferred Conversion;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (in each case, other than pursuant to the Pre-Closing Capital Raise);

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (in each case, other than pursuant to the Pre-Closing Capital Raise);

●	other than in conjunction with the Pre-Closing Capital Raise, incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, liability or obligation of any Person in excess of $2,000,000 in the aggregate;

●	(A) materially increase the wages, salaries or compensation of its employees, in any event not in the aggregate by more than five percent (5%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or (C) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case of (A) – (C) other than as required by applicable law, pursuant to the terms of any Aspire benefit plans or in the ordinary course of business consistent with past practice;

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●	make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

●	transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material registered intellectual property or other Aspire intellectual property (excluding non-exclusive licenses of Aspire intellectual property to Aspire customers in the ordinary course of business consistent with past practice;

●	terminate, or waive or assign any material right under, any material contract or enter into any contract that would be a material contract, in any case outside of the ordinary course of business consistent with past practice;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

●	revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Aspire’s outside auditors;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Aspire or its affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities, or obligations, unless such amount has been reserved in the Aspire’s financials;

●	close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

●	acquire, including by Business Combination, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

●	make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $100,000 in the aggregate), other than expenditures deemed necessary for the advancement of Aspire’s products;

●	adopt a plan of complete or partial liquidation, dissolution, Business Combination, consolidation, restructuring, recapitalization or other reorganization;

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $500,000 in the aggregate other than pursuant to the terms of a material contract or benefit plan;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Aspire;

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●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

●	accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

●	fail to maintain the existing relations and goodwill of Aspire with customers, suppliers, distributors and creditors of Aspire and use commercially reasonable efforts to maintain all insurance policies of Aspire or equivalent substitutes therefor; or

●	authorize or agree to do any of the foregoing actions.

●	Within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in the registration statement), Aspire shall deliver to PowerUp unaudited financial statements, including an income statement, an unaudited balance sheet, changes in shareholders’ equity, and statement of cash flows of Aspire for the period from the interim balance sheet date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year.

●	As promptly as practicable after this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Aspire will seek stockholder approval of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

●	Aspire agrees, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of PowerUp (other than to engage in the Business Combination), communicate such information to any third party, take any other action with respect to PowerUp in violation of the law, or cause or encourage any third party to do any of the foregoing.

●	Aspire must use its best efforts to raise capital in an amount no less than $10,000,000 on terms reasonably acceptable to Aspire and PowerUp (the “Pre-Closing Capital Raise”) before closing of the Business Combination.

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Covenants of PowerUp

PowerUp made certain covenants under the Business Combination Agreement, including, among others, the following:

●	Subject to certain exceptions or as consented to in writing by Aspire (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, PowerUp will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, comply with all laws applicable to PowerUp and its business, assets and employees, and ) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

●	Subject to certain exceptions, prior to the Closing, PowerUp will, and will cause Merger Sub to, not do any of the following without Aspire’s written consent (such consent not to be unreasonably conditioned, withheld or delayed):

●	amend, waive or otherwise change, in any respect, its Organizational Documents other than in connection with the PowerUp Domestication;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person (provided that PowerUp is not prevented from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, up to an aggregate additional Indebtedness during the Interim Period of $2,000,000);

●	enter into or establish any Benefit Plan (as defined in the Business Combination Agreement);

●	make, change, or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

●	amend, waive or otherwise change the Investment Management Trust Agreement, effective as of February 17, 2022, by and between PowerUp and Equiniti;

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●	terminate, waive or assign any right under any material PowerUp contract;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

●	change its fiscal year, revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting PowerUp’s outside auditors;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby);

●	acquire, including by business combination, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, business combination, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of PowerUp securities;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

●	create any consensual liens on any property or assets of PowerUp;

●	hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

●	other than in the ordinary course of business (A) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, freelancer, independent contractor or sub-contractor of PowerUp, (B) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of PowerUp, or (C) take any action to materially increase any compensation or material benefits of any director, officer, other employee, consultant, freelancer, independent contractor or sub-contractor of PowerUp; or

●	agree or commit to do, or resolve, authorize or approve any action to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

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●	PowerUp will use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, to duly convene and hold the special meeting in accordance with the Amended and Restated Articles of Association and the Cayman Islands Companies Act.

●	Subject to certain exceptions, PowerUp will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and will use its commercially reasonable efforts to maintain the listing of its securities on Nasdaq and to cause the New Aspire Common Stock to be issued in connection with the Business Combination, including the PowerUp Domestication and the Business Combination, to be approved for listing on Nasdaq.

●	PowerUp shall prepare with the reasonable assistance of Aspire, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the proxy statement contained therein) in connection with the registration of the New Aspire Common Stock to be issued under the Business Combination Agreement, which registration statement will also contain a proxy statement for the purpose of soliciting proxies from PowerUp shareholders for the matters to be acted upon at the extraordinary general meeting.

●	The PowerUp Board will adopt the 2024 Plan, subject to the approval by the PowerUp shareholders of the Omnibus Incentive Plan Proposal, in a form mutually acceptable to PowerUp and Aspire.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

●	using commercially reasonable efforts to consummate the Business Combination;

●	making relevant public announcements and solicitation of Aspire Stockholder approvals;

●	keeping certain information confidential in accordance with the existing non-disclosure agreements;

●	taking necessary actions to appoint and seat the post-closing board of New Aspire;

●	intending that the PowerUp Domestication and the Business Combination will each constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the PowerUp Domestication or the Business Combination to fail to qualify for such treatment; and

●	cooperating in connection with certain tax matters and filings.

Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, each of PowerUp and Aspire agree not to, and cause its representatives not to: (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish any non-public information regarding such party to the Business Combination Agreement or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any Person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such party to the Business Combination Agreement is a party.

Board of Directors and Officers

Conditioned upon the occurrence of the Closing and subject to any limitation imposed under applicable laws and Nasdaq listing requirements, (i) each director of PowerUp in office immediately prior to the Effective Time will cease to be a director immediately following the Effective Time, (ii) the New Aspire Board will consist of seven (7) members, in which case initial members of the New Aspire Board will consist of five (5) individuals appointed by Aspire and two (2) individuals appointed by PowerUp.

Equity Incentive Plan

Prior to the Effective Time, PowerUp shall adopt, subject to the approval of the shareholders of PowerUp, a new equity incentive plan in a form and substance reasonably acceptable to PowerUp and Aspire, with each such party’s acceptance not to be unreasonably withheld, conditioned or delayed (the “2024 Plan”). The 2024 Plan will constitute an amendment, restatement and continuation of the Aspire Benefit Plans such that the 2024 Plan shall also provide for a number of shares of New Aspire Common Stock (or a synthetic equivalent) equal to ten percent (10%) of the New Aspire Common Stock to be issued and outstanding immediately after the Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the 2024 Plan such that the total number of shares available for issuance under the 2024 Plan is equal to ten percent (10%) of the total number of shares of New Aspire Common Stock then-issued and outstanding as of the last day of the prior fiscal year or such lesser amount as determined by the compensation committee of PowerUp.

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Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants or agreements in the Business Combination Agreement or in any certificate or instrument delivered pursuant to the Business Combination Agreement shall survive the Closing and each shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

●	by the mutual written consent of PowerUp and Aspire;

●	by written notice by PowerUp or Aspire if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by the Outside Date; provided, however, (that termination shall not be available to a party if the breach or violation by such party was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date);

●	by written notice by either PowerUp or Aspire if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable;

●	by written notice by Aspire to PowerUp, if (i) there has been a breach by PowerUp of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of PowerUp shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) of the Business Combination Agreement to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to PowerUp or (B) the Outside Date; provided, that Aspire shall not have the right to terminate the Business Combination Agreement pursuant to Section 7.1(d) of the Business Combination Agreement if at such time Aspire is in material uncured breach of the Business Combination Agreement;

●	by written notice by PowerUp to Aspire, if (i) there has been a breach by Aspire of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Aspire or (B) the Outside Date; provided, that PowerUp shall not have the right to terminate the Business Combination Agreement pursuant to Section 7.1(e) of the Business Combination Agreement if at such time PowerUp is in material uncured breach of the Business Combination Agreement;

●	by written notice by PowerUp to Aspire, if there shall have been a Material Adverse Effect on Aspire taken as a whole following the date of the Business Combination Agreement which is uncured and continuing;

●	by written notice by either PowerUp or Aspire to the other, if the extraordinary general meeting is held (including any adjournment or postponement thereof) and has concluded, PowerUp’s shareholders have duly voted, and the required shareholder approval was not obtained;

●	by written notice by either PowerUp or Aspire to the other, if the special meeting of Aspire Stockholders is held (including any adjournment or postponement thereof) and has concluded, Aspire stockholders have duly voted, and the required Aspire stockholder approval was not obtained; or

●	by written notice by either PowerUp or Aspire to the other, if the applicable conditions set forth in Section 6.2(g) or Section 6.3(f), respectively, are not met.

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Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided, however, that if the Closing occurs, all remaining eligible transaction-related expenses of Aspire and PowerUp shall be paid from the capital of the Surviving Corporation upon release of funds from the Trust Account. Each party shall bear its own transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the transactions contemplated by the Business Combination Agreement.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act also applies to the PowerUp Domestication and PowerUp’s stockholder approvals and the Puerto Rico General Corporations Act also applies to the Aspire Domestication and Aspire’s stockholder approvals).

Amendments

The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by PowerUp, Aspire, the Sponsor and the Seller Representative.

Ownership of New Aspire

As of the date of this proxy statement/prospectus, there are 7,765,144 ordinary shares issued and outstanding and no Class B ordinary shares. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 24,138,333 warrants to acquire ordinary shares, comprised of an aggregate of 9,763,333 private placement warrants held by the Sponsor and Original Sponsor, purchased simultaneously with the consummation of the initial public offering and 14,375,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the PowerUp Domestication, will entitle the holder thereof to purchase one share of New Aspire Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination), PowerUp’s fully diluted share capital would be 31,903,477 ordinary shares.

The following table illustrates varying ownership levels in New Aspire Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, including the dilutive effect of outstanding warrants, and the following additional assumptions: (i) no public shares are redeemed in the no redemption scenario, and all 577,644 public shares are redeemed in the maximum redemption scenario, assuming a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination; (ii) all the New Aspire warrants to purchase New Aspire Common Stock that will be outstanding immediately following Closing have been exercised for cash; and (iii) the Working Capital Loan Shares are issued in connection with the Working Capital Loans. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in New Aspire will be different.

	Share Ownership in New Aspire (1)
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
PowerUp Public Shares subject to redemption	577,644	0.8%	288,822	0.4%	-	-%
PowerUp Founder Shares – Original Sponsor	2,870,000	4.1%	2,870,000	4.1%	2,870,000	4.1%
PowerUp Founder Shares – Current Sponsor	4,317,500	6.1%	4,317,500	6.1%	4,317,500	6.2%
Aspire Stockholders (2)	35,000,000	49.5%	35,000,000	49.7%	35,000,000	49.9%
Public Warrants (3)	14,375,000	20.3%	14,375,000	20.4%	14,375,000	20.5%
Private Warrants – Original Sponsor (4)	2,929,000	4.1%	2,929,000	4.2%	2,929,000	4.2%
Private Warrants – Current Sponsor (4)	6,834,333	9.7%	6,834,333	9.7%	6,834,333	9.8%
Working Capital Loan Shares – Investors (5)	1,750,000	2.5%	1,750,000	2.5%	1,750,000	2.5%
Working Capital Loan Shares – Current Sponsor (6)	2,000,000	2.9%	2,000,000	2.8%	2,000,000	2.9%
Pro Forma common stock at September 30, 2024	70,653,477	100.0%	70,364,655	100.0%	70,075,833	100.0%

(1) For further details, see “Business Combination Proposal — Consideration to Aspire Stockholders in the Business Combination.”

(2) Comprises the shares of New Aspire Common Stock to be issued to the Aspire Stockholders at Closing.

(3) Assumes exercise of 14,375,000 Public Warrants at an exercise price of $11.50 per share.

(4) Assumes exercise of 9,763,333 Private Placement Warrants at an exercise price of $11.50 per share.

(5) Comprises the Working Capital Loan Shares to be issued to the Investors at Closing.

(6) Comprises the up to 2,000,000 Working Capital Loan Shares that may be issued to the Sponsor at Closing as partial consideration for the Sponsor entering into certain Working Capital Loans, such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing.

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Related Agreements

This section describes the material terms of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the form of the Lock-Up Agreements and Non-Competition Agreements, which are attached hereto as Annex G and Annex F, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Letter Agreement

On February 17, 2022, PowerUp entered into a letter agreement (the “Letter Agreement”) with the Original Sponsor and certain individuals party thereto (the “Insiders”), pursuant to which Original Sponsor and Insiders agreed to (i) waive their redemption rights with respect to its founder shares and public shares in connection with the completion of PowerUp’s initial business combination and (ii) waive their rights to liquidating distributions from the trust account with respect to its founder shares if PowerUp fails to complete the Business Combination (although the Original Sponsor will be entitled to liquidating distributions from the trust account with respect to any public shares it holds if PowerUp fails to complete the Business Combination within the prescribed time frame). These waivers were made at the time that the founder shares and public shares were purchased for no additional consideration. Pursuant to the Sponsor Purchase Agreement (as defined below in the section “PowerUp’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Purchase Agreement”), the Sponsor has agreed to be bound by certain terms of the Letter Agreement.

On July 14, 2023, the PowerUp entered into a purchase agreement (the “Sponsor Purchase Agreement”) with SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”) and PowerUp Sponsor LLC (the “Original Sponsor”), pursuant to which the Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A ordinary shares and (y) 6,834,333 private placement warrants, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement, dated February 17, 2022, by and among the Company, its officers, directors and the Original Sponsor, and the Underwriting Agreement, for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time of the initial Business Combination. On August 18, 2023, the parties to the Sponsor Purchase Agreement closed the transactions contemplated thereby. Consequently, the parties to the Letter Agreement were updated to include Sponsor and PowerUp’s officers and directors as parties to the Letter Agreement.

Voting Agreement

The Original Sponsor and each Insider, with respect to itself, agreed that if PowerUp seeks shareholder approval of an initial business combination, then in connection with such initial business combination, it shall vote all founder shares, any public shares and any Class A ordinary shares included in the private units held by it in favor of such initial Business Combination (including any proposals recommended by the PowerUp board of directors in connection with such initial business combination) and not redeem any founder shares or public shares held by it in connection with such shareholder approval.

Pursuant to the Sponsor Purchase Agreement (as defined below in the section “PowerUp’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Purchase Agreement”), the Sponsor has agreed to be bound by the voting agreement in Section 1 of the Letter Agreement titled “Proposed Business Combination.”

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Letter Agreement Lock-up

Further pursuant to the Letter Agreement, Original Sponsor and each Insider agreed that the founder shares and private placement warrants are not transferable or salable in the case of the founder shares, until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which PowerUp completes a liquidation, Business Combination, share exchange, reorganization, recapitalization or other similar transaction that results in PowerUp’s public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the private placement warrants, until 30 days after the completion of the Business Combination, with certain limited exceptions.

The Sponsor, Original Sponsor and each Insider, with respect to itself, agreed that if PowerUp seeks shareholder approval of an initial business combination, then in connection with such initial business combination, it shall vote all founder shares, any public shares and any Class A ordinary shares included in the private units held by it in favor of such Business Combination (including any proposals recommended by the PowerUp board of directors in connection with such Business Combination) and not redeem any founder shares or public shares held by it in connection with such shareholder approval.

On May 18, 2023, PowerUp’s Original Sponsor elected to convert its Class B ordinary shares into Class A ordinary shares on a one-for-one basis (the “Conversion”). As a result, 7,187,500 of the Company’s Class B ordinary shares were cancelled and 7,187,500 of the Company’s Class A ordinary shares were issued to the Original Sponsor. The Original Sponsor agreed that all of the terms and conditions applicable to the founder shares set forth in the Letter Agreement shall continue to apply to the Class A ordinary shares that the Class B ordinary shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account or any monies or other assets held therein.

Pursuant to the Sponsor Purchase Agreement, the Sponsor has agreed to be bound by the lock-up contained in the Letter Agreement. The material terms of the Letter Agreement lock-up are summarized in the table below.

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares	The earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which PowerUp completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in PowerUp’s public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

●   PowerUp Sponsor LLC

●   Jack Tretton

●   Michael Olson

●   Gabriel Schillinger

●   Bruce Hack

●   Peter Blacklow

●   Julie Uhrman

●   SRIRAMA Associates, LLC

●   Surendra Ajjarapu

●   Howard Doss

●   Michael Peterson

●   Avinash Wadhwani

●   Donald Fell

●   Mayur Doshi

Transfers permitted: (i) to PowerUp’s officers or directors, any affiliates or family members of any of PowerUp’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of PowerUp’s liquidation prior to the completion of an initial business combination; and (vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (i) through (v) or (vii), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions contained in the Letter Agreement.

Private Placement Warrants	30 days after the completion of the Business Combination.	Same as above.	Same as above.

Lock-Up Agreements

The Business Combination Agreement contemplates that, in connection with the Closing, PowerUp, the Sponsor, and the Significant Aspire Holders (the “Locked-Up Parties”) will enter into lock-up agreements (the “Lock-Up Agreements”) with respect to New Aspire Common Stock (the “Lock-Up Shares”) and warrants (together with the “Lock-Up Shares, the “Lock-Up Securities”) held by each such stockholder immediately following the Closing, pursuant to which, each Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Aspire Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which New Aspire completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their New Aspire Common Stock for cash, securities or other property.

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Non-Competition Agreements

The Business Combination Agreement contemplates that, at the Closing, the Significant Aspire Holders will enter into non-competition agreements pursuant to which they will agree not to compete with New Aspire and its respective subsidiaries, subject to certain requirements and customary conditions.

Background to the Business Combination

PowerUp is a blank check company incorporated on February 9, 2021, as a Cayman Islands exempted company for the purpose of effecting a business combination, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, PowerUp utilized the global network and investing, industry and sector and transaction experience of Sponsor, PowerUp’s management and the PowerUp Board. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among PowerUp, Aspire and their respective representatives and advisors. On January 14, 2021, PowerUp engaged Marcum LLP to serve as PowerUp’s auditor.

On February 23, 2022, PowerUp completed its initial public offering of 28,750,000 units at a price of $10.00 per unit, generating gross proceeds of $287,500,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, PowerUp completed the private placement sale of an aggregate of 9,763,333 warrants at a purchase price of $1.50 per warrant, generating gross proceeds to the Company of $14,645,000. Of the proceeds received from the consummation of the PowerUp IPO and the private placement purchases by the Sponsor an aggregate of $294,687,500 ($10.25 per unit) was deposited in the Trust Account. Citigroup was the PowerUp IPO underwriter.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to PowerUp to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of (a) the completion of an initial business combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance or timing of PowerUp’s obligation to redeem 100% of the public shares if PowerUp does not complete an initial business combination by February 17, 2025, as such date may be extended by the PowerUp Board, or (c) the redemption of the public shares if PowerUp is unable to complete an initial business combination by February 17, 2025, as such date may be extended by the PowerUp Board, subject to applicable law.

Pursuant to the Letter Agreement, the Original Sponsor, the Sponsor, and PowerUp’s officers and directors have waived their redemption rights with respect to all of their founder shares and public shares in connection with the completion of PowerUp’s initial business combination and any proposed amendment to the Existing Governing Documents prior to the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. The Original Sponsor and PowerUp’s officers and directors entered into the Letter Agreement in order to induce PowerUp and the Underwriters to (i) enter into the Underwriting Agreement by and between PowerUp and Citigroup, as representative of the several Underwriters and (ii) to proceed with the PowerUp initial public offering. The parties to the Letter Agreement agreed that if PowerUp seeks shareholder approval of an initial business combination, then in connection with such business combination, they shall vote all founder shares, any public shares held by them in favor of such business combination (including any proposals recommended by the Board in connection with such Business Combination) and not redeem any founder shares or public shares held by them in connection with such shareholder approval.

PowerUp did not select any business combination target in advance of the PowerUp initial public offering and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its initial public offering.

PowerUp ultimately decided to pursue a business combination with Aspire because of, among other things: (a) PowerUp’s directors’ and officers’ belief, based on their preliminary evaluation and the terms of the letter of intent, that Aspire was an attractive potential business combination target that met PowerUp’s key criteria in a target (as further outlined below), (b) the level of engagement and discussions with Aspire, (c) Aspire’s willingness to enter into the letter of intent, discussed below, on terms that PowerUp’s directors and officers believed were attractive, and (d) Aspire’s willingness to devote appropriate resources to expeditiously sign a definitive agreement and consummate a business combination. The PowerUp Board also obtained a fairness opinion supporting the valuation of Aspire, as discussed in greater detail in the section entitled “Business Combination Proposal — Opinion of Financial Advisor to PowerUp.” A copy of the fairness opinion is attached to this proxy statement/prospectus as Annex H.

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Negotiations with Original Sponsor

The following is a description of the background of the negotiations between Sponsor and Original Sponsor that briefly summarizes the events that led to the signing of the Sponsor Purchase Agreement.

Original Sponsor sought to sell the majority of its shares in PowerUp and to be replaced as PowerUp’s sponsor because it had not yet identified a target company and was facing liquidation of the Trust Account. The Original Sponsor decided to hold the 2023 Extension Meeting in anticipation of transitioning the sponsor entity for PowerUp. Cohen & Company Capital Markets introduced Original Sponsor and Sponsor in May 2023 and the negotiations began.

Negotiations through May and June focused on the 2023 Extension Meeting, non-redemption agreements, waivers of fees, and payment of certain expenses. The material terms negotiated by the parties include the transfer of 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants, the purchase price of $1.00 payable at the time of the Closing of the Business Combination, and the assumption of certain obligations, including public reporting obligations, payment of insurance premiums, payment of legal fees, performance of duties under the Administrative Services Agreement, performance of all other Original Sponsor obligations related to PowerUp, replacement of directors and officers, and agreement to be bound by the terms of the Insider Letter.

On July 14, 2023, PowerUp, the Original Sponsor, and the Sponsor entered into the Sponsor Purchase Agreement, pursuant to which the Original Sponsor transferred 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants to the Sponsor for an aggregate purchase price of $1.00 payable at the time of the Closing of the Business Combination.

On August 18, 2023, PowerUp, the Original Sponsor, and the Sponsor closed the transactions contemplated by the Sponsor Purchase Agreement.

Following the closing of the Sponsor Purchase Agreement, the Sponsor is solely responsible for the management of PowerUp and its search for an acquisition target. The Original Sponsor has no obligations with respect to PowerUp’s management or its search for an acquisition target.

Initial Target Search

PowerUp evaluated potential acquisition targets based on the acquisition criteria and guidelines established by the PowerUp Board at its IPO. These criteria included, without limitation:

●	Competitive Position: The target company has a defensible market position in relation to their competitors. This defensibility may come from technology, brand, intellectual property, scale, or talent, among other attributes.

●	Management Team: The management team of the target company can execute on compelling growth strategies and/or recruit talented individuals to help execute the business strategy.

●	Inflection Point: The target company is at an inflection point, and the expertise of our management team combined with capital can improve financial performance.

●	Unrecognized Value: The target company is undervalued relative to market comps and/or as evaluated by our management team of seasoned public company officers and experts. In addition, our management team believes we can help the target company evaluate and improve its strategy and corporate governance, leading to successful value creation and re-valuation.

●	Growth: The target company is in a position to increase its growth rates, whether organically or inorganically, and our management team can help to accelerate that growth through supporting innovation of additional products or services or advising on strategic transactions.

●	Scalable Platform: The target company participates in markets of sufficient scale with the potential to achieve meaningful scale after the initial business combination, organically or through add-on acquisitions.

●	Risk-Adjusted Return: We believe that an acquisition of the target company will offer our shareholders attractive risk-adjusted returns on their investments.

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Between August 18, 2023, the closing date of the Sponsor Purchase Agreement, and November 21, 2023, the date on which PowerUp entered into a non-binding letter of intent with its previous target, Visiox Pharmaceuticals, Inc. (“Candidate One”), PowerUp’s management team and representatives of PowerUp:

●	identified and evaluated eighteen (18) potential acquisition target companies; each of which were identified by Mr. Ajjarapu or Mr. Doshi and screened for completion of audit requirement, quality of investor decks, complete data rooms, evaluation of the target market, the company position in the market, initial management interaction and enterprise market value vs. asking price for business combination;

●	completed initial introduction conference calls with each of the eighteen (18) potential targets, thirteen (13) of which PowerUp did not have any further correspondence with;

●	performed further initial analysis of the remaining five (5) potential targets, including correspondence about PCAOB audits, after which PowerUp ceased communications with three (3) of the potential targets during the week of November 14, 2023 (being “Candidate Three”, “Candidate Four” and “Candidate Five”), in part, because each of those three potential targets lacked PCAOB audits and were not in positions to quickly obtain PCAOB audits, which would have had a significant impact on PowerUp’s ability to begin taking steps toward completing an initial business combination;

●	entered into non-disclosure agreements (“NDAs”), containing customary terms regarding confidentiality, without imposing exclusivity or other similar restrictions, with two (2) companies that PowerUp’s management team considered to be potential appropriate acquisition targets (Candidate One and Candidate Two), to facilitate due diligence review of confidential materials from these companies;

●	completed reviews, and had discussions with management, of three (3) companies that were considered by PowerUp’s management team to be appropriate targets (including Candidate One); and

●	negotiated non-binding letters of intent with two (2) potential target companies (Candidate One and Candidate Two).

Of the five potential targets whom PowerUp continued to evaluate after its initial conference calls the PowerUp Board evaluated those target companies using and considering the criteria and guidelines identified above. In that evaluation PowerUp believed one candidate, Candidate Three, had not reached an inflection point given its industry and had concerns reaching its potential growth trajectory and prospects. The PowerUp Board had concerns that Candidate Four may not have a strong competitive position related to its competitors. And, with regard to Candidate Five the PowerUp Board had concerns that the company may lack a scalable platform and a strong competitive position. These factors, combined with each of these three candidates lack of a PCAOB audit led PowerUp to cease discussions with these three target candidates during the week of November 14, 2023.

The sixteen (16) potential targets that PowerUp ultimately ceased discussions with or determined not to enter into NDAs with were eliminated from PowerUp’s consideration for various reasons, including industry, lack of PCAOB audit and revenue potential, and other factors generally outlined above with respect to Candidate Three, Candidate Four and Candidate Five.

Aside from Candidate One, the one potential target that PowerUp entered into an NDA and letter of intent with, Candidate Two, was eliminated primarily because the company would not commit to a PCAOB audit.

Of the two (2) potential acquisition targets with which PowerUp entered into preliminary negotiations, PowerUp proceeded to enter into more substantive negotiations with Candidate One. As described below, Candidate Two was eliminated in October primarily because it would not proceed with steps needed for a public company including starting PCOAB audits.

PowerUp management’s review and analysis process for Candidate One and Candidate Two is outlined below:

Candidate One: On September 1, 2023, PowerUp was introduced to Candidate One by RxC International LLC (“RxC”). Candidate Two is a commercial and late-stage pharmaceutical company advancing the standard of care in ophthalmology. Effective October 1, 2023, the Sponsor entered into an Advisory Services Agreement (the “RxC Consulting Agreement”) with RxC. Pursuant to the terms of the RxC Consulting Agreement, RxC provided advisory services to Sponsor in connection with identifying a target company for PowerUp, facilitated conversations between Sponsor, PowerUp, and potential target companies, conducted high-level preliminary due diligence related to the proposed transaction with Candidate One, and assisted in negotiating deal terms related to the proposed transaction with Candidate One. On October 19, 2023, Mr. Ajjarapu of PowerUp provided Candidate One with a proposed initial term sheet. On October 20, 2023, PowerUp’s management and representatives spoke with Candidate One’s management regarding Candidate One’s business and the initial term sheet proposal. PowerUp also immediately began conducting due diligence on the potential target company. PowerUp entered into a letter of intent with Candidate One on November 21, 2023. Between November 21, 2023 and December 26, 2023, the parties completed due diligence and negotiated the term of a business combination agreement. On December 21, 2023, the PowerUp Board reviewed and approved the draft of the proposed business combination agreement. On December 26, 2023, the parties executed a business combination agreement

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Candidate Two: On July 7, 2023, PowerUp was introduced to Candidate Two by Mr. Doshi. Candidate Two is an international project management company focusing in Renewable Energy, Mining and Infrastructure. Mr. Ajjarapu and Mr. Doshi team held a conference call with the representatives of Candidate Two to discuss the business and background of Candidate Two. On August 3, 2023, a non-disclosure agreement was executed. The nondisclosure agreement expired 30 days from the date thereof. On August 21, 2023, PowerUp received detailed information about the business, recent business operation status, and future business plan of Candidate Two. The parties entered into a letter of intent, however, it ultimately expired and PowerUp eliminated Candidate Two from its considerations in October. The PowerUp Board believed that Candidate Two had various positive attributes when it evaluated Candidate Two, including that that it may be undervalued relative to comparable companies, the perceived strength of its management team, that it participates in a market of scale to potentially benefit from a business combination with PowerUp, and had existing revenue and a project pipeline. However, PowerUp ultimately did not proceed with a business combination with Candidate Two because of that company’s inability to provide PCOAB audited financials.

Termination of the Agreement with Candidate One

On July 19, 2024, PowerUp delivered written notice to Candidate One of its election to terminate the business combination agreement between the parties pursuant to Section 7.1(b), as amended, thereof, and abandoned the transactions contemplated thereby, primarily because the conditions to closing set forth in Article VI of such agreement were not satisfied or waived by June 30, 2024.

Section 7.1 of the business combination agreement between Candidate One and PowerUp required that all of the closing conditions for PowerUp to consummate the merger with Candidate One must be completed by Candidate One no later than June 30, 2024. Included in those requirements were Candidate One’s obligation to: (a) (per Section 5.29 of the business combination agreement) use its best commercial efforts to complete all labeling and compliance requirements necessary to distribute its current product inventory to the extent reasonably acceptable to PowerUp no later than June 30, 2024; and (b) on or before June 30, 2024, raise capital in an amount no less than $500,000 on terms reasonably acceptable to PowerUp, with $350,000 of the proceeds raised to be allocated to completing the distribution preparation project described above in (a). Candidate One failed to complete these obligations by June 30, 2024. As such, PowerUp terminated the business combination agreement with Candidate One.

Timeline of the Business Combination Negotiations with Aspire

The following is a description of the background of the negotiations between PowerUp and Aspire that summarizes the key meetings and all material events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation between the parties to the Business Combination Agreement or their representatives.

After termination of the prior business combination agreement, PowerUp evaluated Aspire as another possible business combination target. No other potential target companies were considered.

On June 14, 2024, PowerUp was introduced to Aspire by CTM Advisory, Ltd. (“CTM”). Aspire had no pre-existing relationship with PowerUp. Aspire engaged CTM on February 9, 2024, to provide the advisory services to Aspire in support of its efforts to merge with a Nasdaq-listed company. In exchange, Aspire agreed to transfer to CTM, or its named agent, an advisory fee compensation of 6% of the amount of shares outstanding following the Business Combination in the form of common shares. Such shares will be transferred from Aspire stockholders. Subsequently, on October 21, 2024, Aspire and CTM agreed to amend the aforementioned agreement to lower the compensation fee from 6% to 4.5%.

After its initial analysis of Aspire, including the primary criteria PowerUp used to evaluate all prospective targets as described above, PowerUp’s management team presented Aspire to PowerUp’s board of directors on July 20, 2024 and were directed to proceed with pursuing a possible transaction with Aspire.

On July 20, 2024, PowerUp’s management spoke with Aspire’s management regarding Aspire’s business and the initial term sheet proposal. PowerUp also immediately began conducting due diligence on the potential target company.

The term sheet was negotiated between July 20, 2024 and July 22, 2024. During and through these negotiations and in the process of formulating a non-binding letter of intent that was agreeable to each party, among other things, the parties discussed valuation, audit status of Aspire, timeline for the transaction, the market for Aspire’s assets, the timeline for FDA clearance/approvals for Aspire’s assets, Aspire’s projections and cash needs, and related matters.

After the discussions and correspondence outlined above in which the parties agreed in principal on the primary transaction terms, on July 22, 2024, PowerUp, with the approval of its board of directors, entered into a non-binding letter of intent with Aspire because PowerUp’s management team, who have significant biopharma experience, determined that Aspire was an attractive potential business combination target and recommended to the board of directors that moving forward with full due diligence was advisable.

Previously, PowerUp had engaged Dykema Gossett PLLC (“Dykema”) to represent PowerUp to, among other things, execute on the acquisition of potential targets. Dykema and PowerUp began the review of the information about Aspire.

From July 22, 2024 until August 26, 2024, representatives of PowerUp and Aspire communicated daily regarding the potential business combination. Mr. Ajjarapu and Mr. Doss of PowerUp, and Lance Friedman, Shawn Mesaros and Kraig Higginson of Aspire, participated in some or all of the communications. Other executives, financial advisors and legal counsel of each of PowerUp and Aspire participated in certain of the meetings.

Starting on July 29, 2024, weekly meetings were held with representatives of PowerUp, counsel to PowerUp, representatives of Aspire, and counsel to Aspire to discuss prospective terms of the business combination and the regulatory filings necessary to effect and close the business combination. Between July 22, 2024 and August 26, 2024 the parties negotiated the terms of the Business Combination Agreement. Among the issues the parties focused on during these negotiations were (i) the domestication of Aspire in connection with the Business Combination; (ii) the conversion of Aspire’s Preferred Stock and warrants prior to the Closing; (iii) the pool of shares for the equity incentive plan; (iv) the payoff of PowerUp’s transaction expenses; (v) the Minimum Cash Condition obligation for Aspire; (vi) the structure of the due diligence process and timing for delivery of the disclosure schedules; and (vii) the terms of Aspire’s pre-closing capital raise.

On August 1, 2024, the PowerUp Board engaged KPSN to provide an evaluation of Aspire and a fairness opinion.

On August 23, 2024, the PowerUp Board reviewed and approved the draft of the proposed business combination agreement and a presentation was made by KPSN regarding its fairness opinion. During the meeting at which the PowerUp Board definitively approved the terms of the business combination, management and KPSN explained the valuations assigned to Aspire in the negotiation and evaluation process, and the Board reviewed and considered, among other things, the valuation assigned to Aspire in the transaction and the structure and terms of the consideration to be delivered to Aspire.

On August 26, 2024, the Business Combination Agreement was executed by the parties.

The letter of intent between PowerUp and Aspire would hold up to 90% of the PowerUp shares on a fully diluted basis. However, the same paragraph of the letter of intent stated that the implied market value of the combined company should be assumed to be $350 million. On subsequent all-party calls, the parties discussed an assumed, implied market value of $352 million. The original draft of the Business Combination Agreement interpreted the language in the letter of intent to mean that the purchase price should be equal to 90% of a $352 million agreed-to implied market value, or $316.8 million. A $316.8 million purchase price with a $10 assumed per-share price for New Aspire Common Stock resulted in merger consideration of 31,680,000 shares of New Aspire Common Stock. This purchase price valuation and share-based merger consideration calculation remained unchanged and un-noticed through the execution of the final version of the Business Combination Agreement. Subsequent to the execution of the Business Combination Agreement, the parties noticed the merger consideration was inconsistent with their collective understanding. The parties agreed that a purchase price of $350,000,000 (resulting in 35,000,000 shares New Aspire Common Stock) was the appropriate amount of merger consideration. As such, the Business Combination Agreement was amended to reflect this corrected amount.

The $350 million implied market value was a negotiated amount, which was the minimum amount Aspire was willing to accept to execute the Business Combination Agreement and move forward with the Business Combination. That negotiated figure is independent from the $789 million implied enterprise value derived from the valuation set forth in the fairness opinion. The difference in the figures simply indicates that actual value of Aspire may be significantly higher than the negotiated purchase price (referred to as the implied market value by the parties).

On September 4, 2024, in connection with the proposed amendment to the Business Combination Agreement, which, among other things, would amend the Merger Consideration payable by PowerUp to Aspire, KPSN provided an updated fairness opinion reflecting the adjusted Merger Consideration. The updated fairness opinion is a new opinion that confirmed that the updated merger consideration of $350,000,000 was still fair.

On September 5, 2024, the PowerUp Board reviewed and approved the draft of the proposed amendment to the Business Combination Agreement and the parties entered into the Amendment Agreement, which (i) adjusted the Merger Consideration to be consistent with the aggregate post-Closing ownership percentage of the Aspire Stockholders that the parties had anticipated to be reflected in the consummation of the Business Combination, (ii) adjusted the size of the pool of available equity in the 2024 Plan for the initial fiscal year following Closing to be consistent with what the parties had anticipated to be reflected in the consummation of the Business Combination, and (iii) provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

Prior to the execution of the Business Combination Agreement, the parties had completed high level due diligence and exchanged access to virtual data rooms. Additional diligence requests were made in order to get a better understanding regarding Aspire’s intellectual property rights, indebtedness, related party transactions and material contracts. The requested information was provided subsequent to the execution of the Business Combination Agreement. Concurrently with the continued due diligence, initial disclosure schedule drafts were provided by Aspire and PowerUp on September 17, 2024 and September 20, 2024, respectively. The parties continued to review and revise their corresponding disclosure schedules through November 11, 2024.

Between August 26, 2024 and September 6, 2024, the companies worked on drafting the proxy statement/prospectus for approval of the Business Combination and related matters.

On October 9, 2024, and in connection with the due diligence process, the parties entered into the Second Amendment Agreement, which provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

On November 11, 2024, all due diligence and corresponding disclosure schedules were finalized by the parties.

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The Aspire Board’s Reasons for the Business Combination

The Aspire Board’s reasons for the Business Combination include that the Business Combination provides Aspire with a means to become a public company, which will provide Aspire with access to capital to partially fund the development and commercialization of its products.

The PowerUp Board’s Reasons for the Business Combination

On August 23, 2024, the PowerUp Board (i) approved the Business Combination Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of PowerUp and its shareholders and (iii) recommended that PowerUp’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the PowerUp Board consulted with PowerUp’s senior management and advisors and considered a number of factors.

As of August 26, 2024, the date the Business Combination Agreement was executed, the balance of funds in the Trust Account was approximately $6.5 million and the threshold amount for satisfaction of the 80% test was therefore approximately $5.2 million. Accordingly, the PowerUp Board determined that at the time the Business Combination Agreement was entered into, Aspire had a fair market value of at least 80% of the value of the Trust Account.

The PowerUp Board and management also considered the general criteria and guidelines that PowerUp believed would be important in evaluating prospective target businesses as described in the prospectus for PowerUp’s initial public offering. The PowerUp Board also considered that PowerUp could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, PowerUp stated that it intended to focus primarily on acquiring one or more businesses with the following criteria and guidelines:

●	Competitive Position: The target company has a defensible market position in relation to their competitors. This defensibility may come from technology, brand/IP, scale, or talent, among other attributes.

●	Management Team: The management team of the target company can execute on compelling growth strategies and/or recruit talented individuals to help execute the business strategy.

●	Inflection Point: The target company is at an inflection point, and the expertise of our management team combined with capital can improve financial performance.

●	Unrecognized Value: The target company is undervalued relative to market comparables and/or as evaluated by our management team of seasoned public company officers and experts. In addition, our management team believes we can help the target company evaluate and improve its strategy and corporate governance, leading to successful value creation and re-valuation.

●	Growth: The target company is in a position to increase its growth rates, whether organically or inorganically, and our management team can help to accelerate that growth through supporting innovation of additional products or services or advising on strategic transactions.

●	Scalable Platform: The target company participates in markets of sufficient scale with the potential to achieve meaningful scale after the initial business combination, organically or through add-on acquisitions.

●	Risk-Adjusted Return: We believe that an acquisition of the target company will offer our shareholders attractive risk-adjusted returns on their investments.

In considering the Business Combination, the PowerUp Board determined that the Business Combination was an attractive business opportunity that met the majority of the criteria and guidelines above, and considerations below, although not weighted or in any order of significance.

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The PowerUp Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the PowerUp Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The PowerUp Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the PowerUp Board may have given different weight to different factors. This explanation of the reasons for the PowerUp Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The PowerUp Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

Aspire and the Business Combination. The PowerUp Board primarily considered the following factors related to Aspire and the Business Combination:

●	Aspire’s Industry, Market Opportunity, Existing Products and Pipeline. Management evaluated that Aspire has a product portfolio, including a disruptive technology which addresses emergencies, drug efficacy, dosage management, and response time.

●	Value Creation Opportunities. In addition to organic growth opportunities, the PowerUp Board considered that Aspire has the potential to add substantial value by engaging in various strategic initiatives, which may be complimentary to its existing products and operations.

●	Post-Closing Financial Resources. The PowerUp Board also considered factors such as Aspire’s outlook, financial plan and debt structure, particularly in light of potential benefits from becoming a publicly reporting company.

●	Experienced and Seasoned Management Team. The PowerUp Board believes that Aspire’s management team has extensive experience in key aspects of the industries in which Aspire operates. The PowerUp Board expects that Aspire’s executives will continue with the combined company following the Business Combination. For additional information regarding Aspire’s executive officers, see the section entitled “Management of New Aspire Following the Business Combination – Executive Officers and Directors After the Business Combination.”

●	Public company readiness. Additionally, the PowerUp Board looked for a company that could benefit from additional visibility that a public company provides, bringing access for its products to customers and partners that would not otherwise invest in a private company, to enable strategic partnerships worldwide.

●	Fairness of Purchase Price. Based on KPSN’s fairness opinion, management analysis, and legal due diligence, the PowerUp Board determined that the purchase price paid by PowerUp for Aspire is fair to PowerUp and its shareholders from a financial point of view. KPSN specifically provided the opinion that the purchase price paid by PowerUp to Aspire in the Business Combination in the form of the issuance of New Aspire Common Stock to the Aspire Stockholders as provided in the Business Combination Agreement is fair to PowerUp from a financial point of view.

Best Available Opportunity. The PowerUp Board determined, after a thorough review of other business combination opportunities reasonably available to PowerUp, that the proposed Business Combination represents the best potential business combination for PowerUp based upon the process utilized to evaluate and assess other potential acquisition targets, and the PowerUp Board’s belief that such processes had not presented a better alternative.

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Results of Due Diligence. The PowerUp Board considered the scope of the due diligence investigation and reviews conducted by PowerUp’s management and PowerUp’s advisors and consultants, and evaluated the results thereof and information available to it related to Aspire, including:

●	extensive virtual meetings and calls with Aspire’s management team regarding its business model, operations, forecasts, and the proposed transaction;

●	review of materials related to Aspire and its business, made available by Aspire, including material contracts, key operating metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, and other regulatory and compliance matters and other legal and business diligence;

●	review of analysis prepared by, and discussions with, PowerUp’s advisors and consultants;

●	consultation with legal and financial advisors, industry experts and regulatory agencies;

●	financial and valuation analysis of Aspire and the Business Combination; and

●	review of the financial statements of Aspire.

Terms of the Business Combination Agreement. The PowerUp Board reviewed and considered the terms of the Business Combination Agreement including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the section entitled “Business Combination Proposal” for detailed discussions of the terms and conditions of the Business Combination Agreement.

The Business Combination is not structured so that approval of at least a majority of unaffiliated PowerUp shareholders is required. No unaffiliated representative has been retained to act solely on behalf of the PowerUp shareholders for purposes of negotiating the terms of the Business Combination Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination.

Risks. The PowerUp Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: redemptions, complexities related to the stockholder vote, litigation and threats of litigation, broader macroeconomic risks, the competitive landscape, business and execution risk, and, subsequently, managing its growth and expanding its operations. Specifically, the PowerUp Board considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

●	Aspire’s Business Risks. The PowerUp Board considered that PowerUp shareholders would be subject to the execution risks associated with New Aspire if they retained their public shares following the Closing, which were different from the risks related to holding public shares of PowerUp prior to the Closing. In this regard, the PowerUp Board considered that there were risks associated with successful implementation of New Aspire’s long-term business plan and strategy and New Aspire realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control. The PowerUp Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that PowerUp’s shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

●	Potential Inability to Complete the Business Combination. The PowerUp Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to PowerUp if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. The PowerUp Board considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for approval by Nasdaq of the initial listing application in connection with the Business Combination), which could result in PowerUp being unable to effect a business combination in the requisite time frame and force PowerUp to liquidate.

●	Risks regarding redemption of public shares. The PowerUp Board considered the risk that the current public shareholders of PowerUp would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to New Aspire following the consummation of the Business Combination and potentially requiring the parties to waive certain conditions under the Business Combination Agreement in order for the Business Combination to be consummated. Further, the PowerUp Board considered the risk that current public shareholders would exercise their redemption rights is mitigated because Aspire will be acquired at an attractive aggregate purchase price.

●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits PowerUp from soliciting other business combination proposals, which restricts PowerUp’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

●	Post-Business Combination Corporate Governance. The PowerUp Board considered the corporate governance provisions of the Business Combination Agreement, the Proposed Charter, and the Proposed Bylaws, and the effect of those provisions on the governance of New Aspire following the Closing. See the section entitled “Organizational Documents Proposal” for detailed discussions of the terms and conditions of the Proposed Charter and Proposed Bylaws.

●	Potential Litigation. The PowerUp Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

●	Fees and Expenses. The PowerUp Board considered the fees and expenses associated with completing the Business Combination.

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Opinion of Financial Advisor to PowerUp

On August 1, 2024, the PowerUp Board engaged KPSN in connection with the Business Combination to provide to the PowerUp Board a fairness opinion related to the fairness, from a financial point of view, to the stockholders of PowerUp of the consideration to be paid by PowerUp in connection with the Business Combination.

KPSN is an independent professional services organization offering a range of tax, risk, and advisory solutions for businesses of all sizes, and regularly engages in the valuation of businesses and securities in connection with business combinations and provides valuations for corporate and other purposes.

PowerUp selected KPSN to provide a fairness opinion on the basis of PowerUp’s familiarity with KPSN and its employees and contractors, KPSN’s experience in the preparation of delivery of fairness opinions in connection with business combination transactions of other companies in the investment management industry, and a cost structure that was appropriate for a company of PowerUp’s size and for the size of the Business Combination. PowerUp and the Sponsor did not provide instructions to KPSN and did not impose any limitations on the scope of activities conducted by KPSN in connection with fairness opinion. Neither PowerUp, Aspire, nor any of their respective affiliates have or have had during the past two years any material relationship with KPSN, or its affiliates, and no relationship with KPSN, or its affiliates, not related to the Business Combination as currently contemplated between PowerUp, Aspire, New Aspire, or any of their respective affiliates.

At a meeting of the PowerUp Board, held on August 23, 2024, a representative of KPSN provided an overview regarding the proposed Business Combination and KPSN’s opinion letter (as subsequently updated, the “Opinion”) to the PowerUp Board stating that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the purchase price to be paid by PowerUp to the shareholders of Aspire in the Business Combination is fair from a financial point of view to the shareholders of PowerUp. On September 4, 2024 in connection with the Amendment Agreement, KPSN provided the PowerUp Board with an updated Opinion, reflecting the change to the Merger Consideration. The summary of the Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion, which is attached to this proxy statement/prospectus as Annex H and includes the description of the Business Combination, and sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by KPSN in connection with arriving at and delivering the Opinion.

The Opinion was prepared for the benefit of the PowerUp Board as only one input to consider in its process of analyzing the Business Combination and it did not constitute a recommendation to the PowerUp Board (or any member thereof), any shareholder of PowerUp or any other person as to how such person should act or vote with respect to the Business Combination or any other matter.

KPSN’s activities, included, without limitation:

1.	reviewed the non-binding letter of intent to consummate the Business Combination;

2.	reviewed PowerUp’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024;

3.	reviewed the Aspire Confidential Presentation Deck, dated June 2024;

4.	reviewed the file Aspire Projections 2024.06.28 update.xlsx;

5.	reviewed the Aspire H1 2024 (unaudited) financial statements;

6.	reviewed the provisional application for the patent of Aspire’s formula ORAL MUCOSAL FORMULATIONS OF ASPIRIN; and

7.	interviewed with the management of Aspire.

In rendering its Opinion, KPSN relied upon and assumed, without independent verification:

●	the accuracy and completeness of all data, material other information furnished, or otherwise made available, to KPSN, whether discussed with or reviewed by KPSN, or publicly available;

●	that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Aspire since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to KPSN that would be material to KPSN’s analyses or the Opinion;

●	that there is no information or any facts that would make any of the information reviewed by KPSN incomplete or misleading;

●	the representations and warranties of the parties to the Business Combination in the Business Combination Agreement and all other related documents and instruments are true and correct;

●	each party to the Business Combination and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party;

●	all conditions to the consummation of the Business Combination will be satisfied without waiver thereof;

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●	the Business Combination will be consummated in a timely manner in accordance with the terms described in the Business Combination Agreement and other related documents and instruments;

●	the Business Combination will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations; and

●	all governmental, regulatory, and other consents and approvals necessary for the consummation of the Business Combination will be obtained and that no delay, limitations, restrictions or conditions will be imposed, or amendments, modifications or waivers made that would have an effect on the Business Combination or Aspire that would be material to KPSN’s analyses or the Opinion.

In addition, KPSN assumed that Aspire’s forecasts reviewed by KPSN were reasonably prepared in good faith and reflect the best currently available estimates and judgments of Aspire management as to the future financial results and condition of Aspire and the other matters covered thereby, and KPSN expressed no opinion with respect to such projections or the assumptions on which they are based.

In arriving at its Opinion, KPSN did not perform any independent appraisal or physical inspection of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of Aspire or any other party. KPSN did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Aspire is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Aspire is or may be a party or is or may be subject. All financial statements and other data relating to the income and expense attributed to Aspire have been provided either by Aspire’s management or its representatives and KPSN accepted such financial statements and data without further verification, except as otherwise noted in the Opinion.

KPSN’s analyses and market value estimate may, in part, be based on estimates and assumptions that are inherently subject to uncertainty and variation, depending on evolving events. Some of those assumptions inevitably will not materialize, and unanticipated events and circumstances may occur, thereby resulting in the actual results achieved during the period covered by KPSN’s analyses materially varying from KPSN’s estimates.

The Opinion speaks only to the value of Aspire as of the date of the Opinion. Forecasts of future events which influence the valuation process are predicated on the continuation of historical and current trends in the market, as identified in the Opinion. To the extent there are any prospective financial estimates or opinions in the Opinion representing KPSN’s expectations as of a particular point in time, such estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted. KPSN’s analyses and market value estimate may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses may vary from our estimates, and the variations may be material.

KPSN’s analyses and market value estimate may, in part, be based on estimates and assumptions that are inherently subject to uncertainty and variation, depending on evolving events. Some of those assumptions inevitably will not materialize, and unanticipated events and circumstances may occur, thereby resulting in the actual results achieved during the period covered by KPSN’s analyses materially varying from KPSN’s estimates.

KPSN did not render an opinion as to the tax consequences of the Business Combination or any resulting transaction, the effect of the tax consequences of any net value received or to be received as a result of such a transaction, the possible impact on the market price resulting from any need to effect a transaction to pay taxes, and the viability or legality of any transaction for which KPSN’s valuation may be utilized. Furthermore, KPSN did not express an opinion for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers.

KPSN’s Opinion was only one of many factors considered by the PowerUp Board in evaluating the proposed Business Combination. Neither KPSN’s Opinion nor its analyses were determinative of the transaction consideration or of the views of the PowerUp Board, or PowerUp’s management with respect to any determinations made regarding the Business Combination or the consideration with respect thereto. The type and amount of consideration payable as the consideration in the transaction were determined through negotiation between PowerUp and Aspire, and the decision to enter into the Business Combination Agreement was solely that of the PowerUp Board.

Computation Methodologies

Financial Analyses

In preparing the Opinion, KPSN performed a variety of analyses, including those described herein. The summary of KPSN’s analyses is not a complete description of the analyses underlying the Opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither the Opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. KPSN arrived at its Opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, KPSN made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses, and KPSN believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying KPSN’s analyses and the Opinion.

For purposes of its analyses, KPSN reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the applicable acquisition target) plus the amount of its net debt (i.e., the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

KPSN based the estimated range of enterprise values of Aspire using the Discounted Cash Flow (“DCF”) method with the Guideline Public Company (“GPC”) method used to cross-verify the enterprise value of Aspire using the DCF method. Ultimately, KPSN determined a range of enterprise values of Aspire to be between $744 million and $822 million.

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DCF Analysis

KPSN utilized a profit or loss projection for Aspire that was prepared by Aspire’s management as well as projections of capital expenditures and depreciation for the period January 1, 2024, to December 31, 2029 (the “Explicit Period”). The forecast shows revenues, costs of goods sold, operating expenses, and depreciation and amortization expenses to obtain earnings before income taxes, as well as other income, provision for taxation, increases or decreases in working capital, capital expenditures, liabilities (including an SEC liability), and free cash flows. A DCF analysis calculates the cash flow to investors and creditors over the Explicit Period. Cash flow is determined as net (after-tax) income adjusted for tax-free depreciation and amortization, capital expenditures, tax-free interest and other adjustments. For the DCF analysis, KPSN utilized the above information provided by Aspire and assumed a provision for taxation at 37.5%. Upon calculating the free cash flows for Aspire during the Explicit Period, KPSN assigned a market-based and industry-driven discount rate and discounting factor to calculate Aspire’s discounted cash flows for the Explicit Period. KPSN then determined the present value of the terminal value of Aspire’s cash flows beginning January 1, 2030, based on a perpetual annual growth rate of 0.5% (the “Terminal Value”). After adding the net present value of Aspire’s cash flows during the Explicit Period with Aspire’s Terminal Value, KPSN estimated that Aspire’s enterprise value is between $744 million and $822 million ($783 million with a -5%/+5% sensitivity band to incorporate estimation uncertainty).

KPSN’s computation of value based on discounted cash flows, as described above, is presented in the following tables:

US $ Period	2024 1	2025 2	2026 3	2027 4	2028 5	2029 6
EBT	(4,082,556)	14,651,419	105,973,580	371,091,044	1,088,219,097	2,119,586,101
Less: Other Income	-	-	-	-	-	-
Less: Provision for Taxation (@ 37.5%)	-	5,494,282	39,740,092	139,159,142	408,082,161	794,844,788
Add: Depreciation	1,125	15,000	28,500	43,000	62,500	76,506
Total Inflows	(4,081,431)	9,172,137	66,261,987	231,974,903	680,199,436	1,324,817,819

Less: Outflows
Increase/(Decrease) in Working Capital	(311,436)	3,119,492	30,178,882	52,039,135	113,156,045	101,930,282
Capital Expenditure	5,625	69,375	67,500	72,500	97,500	70,028
SEC Liability	-	-	4,151,453	-	-	-
Total Outflows	(305,811)	3,188,867	34,397,834	52,111,635	113,253,545	102,000,310

Free Cash Flows	(3,775,619)	5,983,270	31,864,153	179,863,268	566,945,890	1,222,817,509

Discount rate (WACC)	38.98%	38.98%	38.98%	38.98%	38.98%	38.98%
Discounting factor	0.7195	0.5177	0.3725	0.2681	0.1929	0.1388
Discounted Cash Flows	(2,716,558)	3,097,539	11,869,397	48,221,342	109,363,862	169,727,070

NPV of Explicit Period	$339,562,652

Particulars	Amount (US $ in million)
NPV of Explicit Period	340
Present Value of Perpetuity (Terminal Value)	443
Investments (non-current)	-
Enterprise Value	783

US $ in million	Low	Mid	High

Enterprise Value	744	783	822
Less: Interest bearing debt	-	-	-
Add: Excess cash	-	-	-
Equity Value	744	783	822

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Guideline Public Company Method Cross-Check

In order to cross-check KPSN’s calculation of the enterprise value of Aspire under the DCF methodology, KPSN reviewed certain financial data for guideline public companies (“GPCs”) with publicly traded equity securities that KPSN deemed relevant based on the GPC’s operations in biotechnology and pharmaceuticals that may in certain respects and based on KPSN’s professional judgment and experience, be considered similar to those of Aspire.

In selecting the comparable companies, several key factors were considered to ensure a robust and accurate analysis. Since Aspire is still in the research and development phase and is yet to start generating revenues, KPSN chose a blend of comparable companies that reflects not only the current market position, but also the long-term goals and strategic positioning of Aspire. KPSN identified companies operating in the same or closely-related industry as Aspire to capture similarities in business models and market dynamics. KPSN also considered companies of comparable size, looking at factors such as revenue, market capitalization, EBIT margins, etc. to ensure that scale and operational complexity were aligned. Geographical presence was another key factor, with companies operating in similar markets or regions being prioritized to account for regional economic and regulatory influences.

KPSN provided the selected group of peer companies that represents a blend of market leaders and other companies that have similar business models and/or are in a similar stage of operations as Aspire. No adjustments were made to the final Enterprise Value determined using the DCF method. The companies referenced below, including market leaders, were considered solely for the purpose of justifying the valuation under the Guideline Public Company Method. No company used in the analyses as a comparison is directly comparable to Aspire. The companies reviewed for the analysis are each listed below, categorized under headings that indicate why KPSN thought they were suitable for comparison.

Market Leader and Established Track Record

●	Pfizer, Inc. (NYSE: PFE)

●	Abbvie, Inc. (NYSE: ABBV)

●	Johnson &Johnson (NYSE: JNJ)

Industry leaders such as Pfizer Inc., AbbVie Inc., and Johnson & Johnson serve as benchmarks for Aspire’s potential trajectory. Together, the established track records, robust R&D pipelines, and extensive regulatory achievements of these companies provide valuable reference points for Aspire’s future growth and strategic positioning as it seeks FDA Fast Track approval and pursues long-term value creation with its innovative product pipeline, including Instaprin. Market leaders, industry average.

Market leaders’ EBITDA and EV/Sales ratios set the standard for industry efficiency and valuation. As their performance heavily influences the industry average, especially in markets with dominant players, we have considered the same to cross-check the valuation as per DCF method.

Similar Business Model

●	Halozyme Therapeutics Inc. (NASDAQOGS: HALO)

Halozyme Therapeutics is a strong comparable for Aspire due to their shared focus on innovative drug delivery systems and licensing models. Halozyme’s rHuPH20 technology and licensing of its enhance system to major pharmaceutical companies parallels Aspire’s revenue model from licensing its drug delivery system. Halozyme’s FDA-approved product and extensive licensing agreements offer a solid benchmark for Aspire’s long term positioning in the biosciences industry.

Similar Stage of Operation

●	TherapeuticsMD (NASDAQOGS: TXMD)

●	Sage Therapeutics, Inc. (NASDAQ: SAGE)

●	Bluebird Bio (NASDAQ: BLUE)

The selected companies are engaged in early to mid-stage clinical and research and development phases, where successful progression through clinical trials and regulatory approvals is crucial to their advancement in the biopharmaceutical industry. Their products are still awaiting regulatory approval, and they are currently operating at negative EBT levels, primarily due to substantial R&D expenditures.

Comparable Product

●	Prestige Consumer Healthcare Inc. (NYSE: PBH)

Prestige Consumer Healthcare Inc., with its established portfolio of pain relief products such as Ecotrin, Anacin, BC Powder, Goody’s Powder, and Stanback, offers a relevant comparison to Aspire’s Instaprin. Both companies target the analgesic market, with products designed for rapid pain relief. Prestige’s shared focus on aspirin-based therapies positions itself as a benchmark for Aspire as it seeks to establish its presence in the analgesic sector with Instaprin.

For each of the GPCs, KPSN calculated their respective enterprise value/sales multiple based on their historical financial results. KPSN also calculated the respective EBITDA margins and EBIT margins for the GPCs. KPSN then calculated a “minimum” and a “maximum” implied enterprise value/sales multiple by applying the minimum and first quartile multiples, respectively, to the appropriate 2025 financial performance measures of Aspire. After noting that Aspire’s enterprise value/sales multiple fell between the median and third quartile of enterprise values/sales of comparable companies, KPSN concluded that its valuation results of between $744 million and $822 million were reasonable.

Fees and Scope of Engagement

PowerUp has paid KPSN a fee of $20,000 in connection with delivery of its Opinion. KPSN was not requested to opine as to, and the Opinion did not express an opinion as to or otherwise address, among other things:

●	the underlying business decision of the PowerUp Board, Aspire, its security holders or any other party to proceed with or effect the Business Combination;

●	the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Business Combination or otherwise (other than the purchase price to the extent expressly specified in the Opinion);

●	the fairness of any portion or aspect of the Business Combination to the holders of any class of securities, creditors or other constituencies of Aspire, or to any other party, except if and only to the extent expressly set forth in the last sentence of the Opinion;

●	the fairness of any portion or aspect of the Business Combination to any one class or group of Aspire or any other party’s security holders or other constituents vis-à-vis any other class or group of Aspire’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents);

●	whether or not Aspire, its security holders or any other party is receiving or paying reasonably equivalent value in the Business Combination;

●	the solvency, creditworthiness or fair value of Aspire, PowerUp or any other participant in the Business Combination, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or

●	the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Business Combination, any class of such persons or any other party, relative to the purchase price or otherwise

Furthermore, KPSN did not provide an opinion, counsel or interpretation as to matters that require legal, regulatory, accounting, tax or other similar professional advice and assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. KPSN relied, with the consent of the PowerUp Board, on the assessments by the PowerUp Board, and its advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to Aspire and the Business Combination or otherwise.

The PowerUp Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the PowerUp Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of PowerUp’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

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Projected Financial Information

PowerUp and Aspire do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with the PowerUp Board’s evaluation of the Business Combination, and as part of PowerUp’s due diligence process, Aspire’s management delivered financial projections to PowerUp, including projections for revenue, cost of goods sold, gross profit, operating expenses and EBITDA. PowerUp reviewed Aspire’s capitalization table, conducted other due diligence and held discussions with Aspire management and advisors in order to verify the fairness and accuracy of the projections for use. Those projections covered fiscal year 2024 through fiscal year 2029. In the view of PowerUp and Aspire’s management, the financial projections were prepared on a reasonable basis reflecting consultation with Aspire’s management’s currently available estimates and judgments, and presents, to the best of PowerUp and Aspire’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Aspire at the time. In determining that the projections and underlying assumptions were reasonable, PowerUp’s Board and management relied on the assessments of certain members of its Board and management that have extensive experience and expertise in the healthcare industry. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to rely on the prospective financial information. The financial projections are being provided for information purposes only and are not and should not be viewed as public guidance regarding the future performance of Aspire. You should review the financial statements of Aspire included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Aspire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and you should not rely on any single financial measure.

Due to inherent uncertainties in financial projections of any kind, and as Aspire is a development stage company which has not generated meaningful revenues to date, the PowerUp Board did not rely solely upon the following financial projections in recommending the Business Combination to its shareholders and did not consider the projections a determinative factor in its recommendation. Accordingly, shareholders are strongly cautioned not to place undue reliance, if any, on the forecasts and not to rely on such financial projections in making any decision regarding the Business Combination.

Aspire’s financial projections reflect numerous estimates and assumptions made by PowerUp and Aspire, with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Aspire’s business, all of which are difficult to predict and many of which are beyond Aspire’s control, including, among others, risks and uncertainties set forth under “Risk Factors” contained elsewhere in this proxy statement/prospectus. In developing the financial projections, numerous material assumptions were made, with respect to Aspire’s business for the periods covered by the financial projections, including but not limited to number of products, ramp up to revenue, research and development and funding to operate and expand.

The projections for Aspire’s business are based on the following assumptions:

Revenue Assumptions

●	Aspirin, prescription (“Rx”): based on capture of 0% of $77B prescription analgesics market in 2025, increasing to 3.5% of a $91B prescription analgesics market by 2029. Aspire anticipates FDA approval to be obtained in 2025. The assumption uses premium pricing based upon a FDA approved higher dose product that can only be obtained through prescription. The price reflected in the forecast under which the fairness opinion was based, has already been factored in.

●	Aspirin, Over the Counter (“OTC”); assumes a licensing model generating revenue based on a 5% license fee and licensee’s capture of 0% of $34B non-prescription analgesics market in 2025, increasing to 10% of a $41B non-prescription analgesics market by 2029. Aspire’s ability to achieve such license fees is dependent on our ability to enter into license agreements with large pharmaceutical companies. Currently Aspire has no licensing agreements. Aspire intends to sell the OTC variant under an FDA approved OTC monograph.

●	Nutriceutical’s: assumes a licensing model generating revenue based on a 10% license fee and licensee’s capture of 0% of $311B nutritional’s market in 2025, increasing to 1.2% of a $299B nutritional’s market by 2029. Aspire’s ability to achieve such license fees is dependent on our ability to enter into license and distribution agreements with large nutriceutical retailers. Currently Aspire has no licensing agreements. No FDA approval is required for the sale of the nutriceutical products Aspire intends to sell.

●	Erectile Dysfunction (“ED”): assumes a licensing model generating revenue based on a 5% license fee and licensee’s capture of 0% of the $3B ED market in 2025, increasing to 4.5% of a $4B ED market by 2029. Aspire’s ability to achieve such license fees is dependent on our ability to enter into license agreements with existing sellers. Currently Aspire has no licensing agreements. Aspire anticipates FDA approval. Aspire anticipates FDA approval on its ED medication in or around 2027.

●	Testosterone: assumes a licensing model generating revenue based on a 5% license fee and licensee’s capture of 0% of $2B testosterone market in 2025, increasing to 0.5% of a $2.4B testosterone market by 2029. Aspire’s ability to achieve such license fees is dependent on our ability to enter into license agreements with existing retailers of Testosterone. Currently Aspire has no licensing agreements. Aspire anticipates FDA approval on its Testosterone medication in or around 2027.

●	Semiglutide: assumes a licensing model generating revenue based on a 5% license fee and licensee’s capture of 0% of $22B semiglutide market in 2025, increasing to 7.5% of a $40B testosterone market by 2029. Aspire’s ability to achieve such license fees is dependent on our ability to enter into license agreements with existing sellers of Semiglutide products. Currently Aspire has no licensing agreements. Aspire anticipates FDA approval on its Semiglutide medication in or around 2028.

Cost of Goods Sold

●	Cost of goods sold assumptions were applied to the Rx aspirin product based on input from contract manufacturer, on an estimated product cost per dose basis in 2026, and reaching a 40% volume discount by 2029, plus packaging, kitting, labelling, dispensing costs equal to 75% of the product cost. These assumptions could be negatively affected by inflation and supply chain disruptions.
Expenses

●	Research and development expense includes scientist and clinical staff compensation, product development, and clinical research and was estimated at 25% of revenue in 2025 reducing gradually to 5% of revenue in 2029.

●	Marketing and sales expense includes staff compensation, marketing expenses, and selling expenses of 13% of revenue in 2025 reducing gradually to 2.5% of revenue in 2029. As Aspire’s products gain market share, Aspire’s management believes that projected marketing costs will decrease to the extent that Aspire’s products achieve and maintain market acceptance.

●	General and administrative expense includes corporate staff compensation, facilities expense, insurance, office expenses, computer and information technology, and other typical overhead expenses, totalling 23% of revenue in 2025 reducing gradually to 1.5% of revenue in 2029. This assumption could be affected by Aspire’s failure to grow revenues as projected and Aspire’s ability to keep costs relatively constant.

These assumptions have been carefully considered and are deemed reasonable based on industry trends and Aspire’s strategic initiatives. Additionally, Aspire anticipates having market-ready melatonin and other nutraceutical products by mid-2025, and has already begun to explore licensing or manufacturing of these products that do not require FDA approval. Aspire has located a manufacturing facility in Puerto Rico that could manufacture its melatonin product in 2025.

As far as OTC monograph approval, an OTC monograph establishes conditions, such as active ingredients, uses (indications), doses, routes of administration, labeling, and testing, under which an OTC drug in a given therapeutic category (e.g., sunscreen, antacid) is generally recognized as safe and effective (GRASE). OTC monograph drugs may be marketed without an approved drug application under section 505 of the FD&C Act if they meet the requirements of section 505G of the FD&C Act, including applicable conditions in an OTC monograph. Marketing pre-clearance of OTC drug products by the FDA is not required if the standards of the applicable monograph are met.

Aspire may decide to market Instaprin in the 82 mg dose, consistent with the existing approved monograph for aspirin. This might be disadvantageous because Aspire could not claim the sublingual mode of administration, and would have to claim only oral administration. If Aspire chooses this route, it would not need any approval from the FDA, and could begin marketing as soon as product is manufactured.

Aspire may decide to apply for a modified monograph approval (only seeking to change the mode of administration to sublingual). Aspire is consulting with its experts to determine the likely timing of approval of such a request.

These decisions will be impacted by data arising from the current manufacturing of our cGMP batch of Instaprin by Glatt, general economic conditions, as well as many other considerations.

While presented in this proxy statement/prospectus with numeric specificity, the financial projections are forward-looking statements that are inherently subject to significant uncertainties, reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, market and financial conditions and trends and other future events, as well as matters specific to Aspire’s business, all of which are difficult to predict and many of which are beyond Aspire’s control. The various risks and uncertainties include risks set forth in the sections entitled “Risk Factors,” “Aspire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

There undoubtedly will be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience, events and business developments. The inclusion of financial projections should not be regarded as an indication that PowerUp or Aspire, their boards of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. Furthermore, the financial projections do not purport to be a complete description of the financial analyses performed or factors considered.

PowerUp has included summary information from such financial projections in the table below to give its shareholders access to certain previously non-public information because such information was considered by the PowerUp Board for purposes of evaluating the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections are materially different than actual results. The combined entity will not refer back to the financial projections in future periodic reports filed under the Exchange Act.

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The unaudited financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP. Neither PowerUp’s independent registered public accounting firm nor the independent registered public accounting firm of Aspire has audited, reviewed, compiled, or performed any procedures with respect to the accompanying financial projections for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of Aspire included elsewhere in this proxy statement/prospectus relates to the historical financial information of Aspire. It does not extend to the financial projections and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the signing of the Business Combination Agreement and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the financial projections. The accompanying financial projections include financial measures that were not calculated in accordance with GAAP. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and our management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The financial projections and related financial support were provided to the PowerUp Board during the course of the diligence process. In light of the fact that Aspire is a development stage company which has not generated meaningful revenues to date, the PowerUp Board did not rely solely upon the financial projections in recommending the Business Combination to its shareholders and did not consider the projections a determinative factor in entering into the Business Combination Agreement. Further, the inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that PowerUp, Aspire, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned that the projections solely represent Aspire’s best efforts in predicting future operating results and must be considered in that light. As a result, in making a decision regarding the Business Combination, please understand that the projections may be materially different than actual results.

The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

The projections are based on established trends and industry growth projections. These assumptions have been carefully considered and are deemed reasonable based on the industry trends and Aspire’s strategic initiatives.

The projections were also based on estimates by Aspire’s management with respect to tax assets and rates, capital expenditures, depreciation and amortization, changes in net working capital, and stock-based compensation.

Accordingly, there can be no assurance that the financial projections are indicative of the future performance of PowerUp or Aspire or that actual results will not differ materially from those presented in the financial projections. Inclusion of the financial projections in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the financial projections will be achieved.

Considering that PowerUp’s extraordinary general meeting will be held months after the date the financial projections referenced above were prepared, as well as the uncertainties inherent in any forecasted projections, shareholders are cautioned not to place undue reliance on the financial projections. As of the date of this proxy statement/prospectus, Aspire has affirmed to PowerUp that its projections reflect the view of Aspire’s management and board of directors about its future performance.

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The financial projections regarding Aspire’s anticipated future operations on which the PowerUp Board relied, for fiscal year 2024 through fiscal year 2029, is as follows:

(US $)	2024	2025	2026	2027	2028	2029
Revenues
Product Sales
Product Sales - Analgesics OTC	-	-	-	-	-	-
Produce Sales - Analgesics Rx	-	-	175,000,000	525,000,000	1,575,000,000	3,150,000,000
Produce Sales - Nutritionals (JV)	-	5,281,872	32,270,125	60,354,353	98,769,899	125,717,620
Product Sales - Total	-	5,281,872	207,270,125	585,354,353	1,673,769,899	3,275,717,620
Licensing Revenue
Licensing Revenue - Analgesics OTC	-	20,976,713	22,036,995	34,750,549	48,559,955	127,234,059
Licensing Revenue – Nutritionals	-	14,789,241	43,218,917	75,442,942	120,032,864	149,663,834
Licensing Revenue – ED	-	2,412,710	5,191,060	11,170,760	15,026,730	19,408,501
Licensing Revenue - Testosterone	-	253,825	1,056,928	1,650,393	4,581,491	10,730,998
Licensing Revenue - Semiglutides	-	-	17,763,991	79,742,552	134,242,284	150,666,104
Licensing Revenue - Total	-	38,432,489	89,267,891	202,757,195	322,443,324	457,703,496
Total Revenue	-	43,714,361	296,538,016	788,111,549	1,996,213,224	3,733,421,116

Cost of Goods Sold
COGS - Product Sales
Product Sales - Analgesics OTC	-	-	-	-	-	-
Produce Sales - Analgesics Rx	-	-	81,168,811	241,477,211	615,766,889	1,231,533,778
Produce Sales - Nutritionals (JV)	-	2,218,386	13,553,452	25,348,828	41,483,358	52,801,400
Total COGS	-	2,218,386	94,722,263	266,826,040	657,250,246	1,284,335,178
Gross Profit	-	41,495,975	201,815,753	521,285,509	1,338,962,977	2,449,085,938

Operating Expenses:
Research and Development	1,815,540	10,928,590	44,480,702	78,811,155	149,715,992	186,671,056
Marketing and Sales	550,000	5,572,507	27,439,797	41,805,762	63,613,151	93,890,786
General and Administrative	1,717,016	10,343,432	23,921,578	29,577,397	37,414,487	48,937,666
Total Operating Expenses	4,082,556	26,844,529	95,842,077	150,194,315	250,743,629	329,499,508
EBITDA	(4,082,556)	14,651,446	105,973,676	371,091,194	1,088,219,348	2,119,586,431
Less: Depreciation and Amortisation	1,125	1,125	311,817	325,317	339,817	359,317
EBIT	(4,081,431)	14,650,321	105,661,859	370,765,877	1,087,879,531	2,119,227,114

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, ASPIRE DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE STRONGLY CAUTIONED NOT TO PLACE UNDUE RELIANCE, IF ANY, ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE AND NOT TO RELY ON SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF ASPIRE, POWERUP OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ASPIRE OR POWERUP SHAREHOLDER, OR ANY OTHER PERSON, REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. POWERUP DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

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Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by PowerUp have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the analysis of Aspire generally used to approve the transaction, the PowerUp Board determined that this requirement was met. The PowerUp Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s length, was fair to and in the best interests of PowerUp and its shareholders and appropriately reflected Aspire’s value. In reaching this determination, the PowerUp Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, and technical skills, as well as quantitative factors such as Aspire’s potential for future growth in revenue and profits. The PowerUp Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Aspire met this requirement.

Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the PowerUp Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, PowerUp’s directors and executive officers, and Aspire’s directors and executive officers may have interests in such proposal that are different from, or in addition to, those of PowerUp shareholders and warrant holders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. PowerUp’s Board concluded that the potentially disparate interests would be mitigated because (i) these interests are disclosed and included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by PowerUp with any other target business or businesses, and (iii) a significant portion of the consideration to PowerUp’s directors and executive officers was structured to be realized based on the future performance of New Aspire’s Common Stock. In addition, PowerUp’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the PowerUp Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Nonetheless, shareholders should take these disparate interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	in connection with PowerUp’s initial public offering, and pursuant to the terms of the Letter Agreement, our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and PowerUp’s officers and directors will lose their entire investment in PowerUp and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 17, 2025 (unless such date is extended by the PowerUp Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for its 4,317,500 Class A ordinary shares and its 6,834,333 private placement warrants to the Original Sponsor upon the Closing of the Business Combination. The Sponsor will pay less than $0.0001 per Class A ordinary share and has the right to acquire 6,834,333 shares of New Aspire Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Aspire from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held and cash amounts to be paid to the Sponsor at Closing, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]); the aggregate amount the Sponsor has at risk consists of the value of the securities and other compensation described in the section titled “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates”;

●	the aggregate dollar amount that the Original Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held and cash amounts to be paid to the Original Sponsor at Closing, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]); the aggregate amount the Original Sponsor has at risk consists of the value of the securities and other compensation described in the section titled “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor, the Original Sponsor, and Their Affiliates”;

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●	the Sponsor acquired approximately 55.6% of the issued and outstanding ordinary shares of PowerUp for less than $0.0001 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor could make a substantial profit after the Business Combination even if the New Aspire Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Aspire. The ordinary shares held by the Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the Original Sponsor owns approximately 37.0% of the issued and outstanding ordinary shares of PowerUp, which it originally acquired for approximately $0.0029 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Original Sponsor could make a substantial profit after the Business Combination even if the New Aspire Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Aspire. The ordinary shares held by the Original Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the private placement warrants owned by the Initial Shareholders will be worthless if an initial business combination is not consummated;

●	the Initial Shareholders have agreed that the private placement warrants and the underlying securities will not be sold or transferred by it until after PowerUp has completed an initial business combination, subject to limited exceptions;

●	the Sponsor’s total potential ownership in New Aspire, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 18.7% of outstanding New Aspire Common Stock in a no redemption scenario, and 18.9% of outstanding New Aspire Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Original Sponsor’s total potential ownership in New Aspire, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 8.2% of outstanding New Aspire Common Stock in a no redemption scenario, and 8.3% of outstanding New Aspire Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Sponsor is currently the owner of 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Original Sponsor is currently the owner of 2,870,000 Class A ordinary shares and 2,929,000 private placement warrants. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Original Sponsor will be worthless because the Original Sponsor has agreed to waive its rights to any liquidation distribution;

●	the anticipated continuation of two of our existing directors, Surendra Ajjarapu and Donald G. Fell, as directors of New Aspire. In the future each of such directors will receive any cash fees, stock options, stock awards or other remuneration that the New Aspire Board determines to pay them for their service as directors;

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●	pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of PowerUp’s directors and officers and (ii) continue PowerUp’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	at the Effective Time, PowerUp will issue the Sponsor up to 2,000,000 Working Capital Loan Shares as partial consideration for the Sponsor entering into certain Working Capital Loans, such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing;

●	if the Business Combination is not consummated, the Sponsor will not receive the up to 2,000,000 Working Capital Loan Shares described above, which have a total aggregate value of up to $20,000,000, with the exact amount to be determined based on the total amount shares ultimately issued to the Sponsor;

●	if the Business Combination is not consummated, the Sponsor will not receive the $1,000,000 fee payable under the Promissory Note Fee Agreement;

●	PowerUp is not responsible for the payment of any interest on the Working Capital Loans and is only required to repay the principal amounts of the Working Capital Loans upon the completion of an initial business combination;

●	pursuant to the Registration Rights Agreement, the Original Sponsor and its permitted transferees are entitled to registration of the shares of New Aspire Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that PowerUp’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to PowerUp. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver;

●	if the Trust Account is liquidated, including in the event PowerUp is unable to complete an initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify PowerUp to ensure that the proceeds in the Trust Account are not reduced below $10.25 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which PowerUp has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PowerUp, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the Sponsor has agreed to pay for any liquidation expenses if an initial business combination is not consummated;

●	the following individuals who are currently executive officers of Aspire are expected to become executive officers of New Aspire upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Kraig Higginson	Chief Executive Officer
Ernest Scheidemann	Chief Financial Officer
Stephen Quesenberry	General Counsel

●	Kraig Higginson and Edward Kimball, who are currently members of Aspire’s board of directors, are expected to become members of the New Aspire Board upon the Closing;

●	members of Aspire’s management own certain convertible securities in Aspire that may benefit from the Business Combination. Mr. Higginson will own 9,489,137 shares, Mr. Scheidemann will own 588,981 shares and Mr. Quesenberry will own 2,028,712 shares. See “Certain Relationships and Related Person Transactions” for a further discussion of these agreements; and

●	effective upon Closing, New Aspire intends to enter into employment agreements with each of its NEOs.

As a result of the foregoing interests, the Sponsor and PowerUp’s directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

The Original Sponsor, pursuant to the Letter Agreement, and the Sponsor, pursuant to the Sponsor Purchase Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

The existence of financial and personal interests of one or more of the Sponsor’s or PowerUp’s officers or directors may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of PowerUp and its shareholders and what such director or officer may believe is the best interest of such director or officer in determining to recommend that shareholders vote for the proposals.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, PowerUp, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Aspire will be treated as the accounting acquirer. Aspire has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the redemption scenarios:

●	Aspire’s existing stockholders will have more than 64.4% of the voting interest of New Aspire under both the no redemption and maximum redemption scenarios;

●	Aspire’s senior management will comprise the senior management of New Aspire;

●	the directors nominated by Aspire will represent the majority of the board of directors of New Aspire;

●	Aspire’s operations will comprise the ongoing operations of New Aspire; and

●	New Aspire will assume Aspire’s name.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Aspire is issuing stock for the net assets of PowerUp. The net assets of PowerUp will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Aspire.

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Regulatory Matters

None of PowerUp and Aspire are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that PowerUp’s entry into the Business Combination Agreement dated as of August 26, 2024, as amended by an Amendment Agreement dated September 5, 2024 and a Second Amendment Agreement dated October 9, 2024 (as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PowerUp Acquisition Corp., a Cayman Islands exempted company (“PowerUp”), PowerUp Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of PowerUp (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”), Stephen Quesenberry, in the capacity as the representative from and after the Effective Time for the Aspire stockholders as of immediately prior to the Effective Time (the “Seller Representative”), and Aspire Biopharma, Inc., a Puerto Rico corporation (“Aspire”), pursuant to which, among other things, following the de-registration of PowerUp as an exempted company in the Cayman Islands and the continuation and domestication of PowerUp as a corporation in the State of Delaware, Merger Sub will merge with and into Aspire, with Aspire as the surviving corporation and as a wholly owned subsidiary of New Aspire, and all other transactions contemplated by the Business Combination, be approved, ratified and confirmed in all respects.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT THE POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the Proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, PowerUp is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the PowerUp Board has unanimously approved, and PowerUp shareholders are being asked to consider and vote upon a proposal to approve, a change of PowerUp’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the PowerUp Domestication, PowerUp will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which PowerUp will be domesticated and continue as a Delaware corporation.

In connection with the PowerUp Domestication, prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of PowerUp will convert by operation of law, on a one-for-one basis, into shares of New Aspire Class A Common Stock; and (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of PowerUp will automatically represent the right to purchase one share of New Aspire Class A Common Stock at an exercise price of $11.50 per share on the terms set forth in the Warrant Agreement. Immediately following the PowerUp Domestication, (i) the New Aspire Class A Common Stock will be reclassified as New Aspire Common Stock; (ii) the governing documents of PowerUp will be amended and restated and become the certificate of incorporation and the bylaws of New Aspire as described in this proxy statement/prospectus; and (iii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the PowerUp shareholders, other than the amendments to the PowerUp governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. Each issued and outstanding PowerUp unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one PowerUp warrant prior to the PowerUp Domestication will be cancelled and will entitle the holder thereof to one share of New Aspire Common Stock and one-half of one New Aspire warrant, with such whole warrant representing the right to purchase one share of New Aspire Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of PowerUp, you will not be able to receive or trade a warrant when the units are separated.

The Domestication Proposal, if approved, will approve a change of PowerUp’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while PowerUp is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the PowerUp Domestication, New Aspire will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then PowerUp will also ask its shareholders to approve the Organizational Documents Proposal and each Advisory Charter Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Aspire under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under the sections entitled “Organizational Documents Proposal” and “The Advisory Charter Proposals,” the Existing Governing Documents of PowerUp, attached hereto as Annex B and the Proposed Governing Documents of New Aspire, attached hereto as Annex C and Annex D.

Reasons for the PowerUp Domestication

The PowerUp Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the PowerUp Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The PowerUp Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of PowerUp and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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●	Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Aspire, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Aspire’s stockholders from possible abuses by directors and officers.

●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Aspire’s incorporation in Delaware may make New Aspire more attractive to future candidates for the PowerUp Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The PowerUp Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Aspire to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both the Cayman Islands Companies Act and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than the Cayman Islands Companies Act on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New Aspire to compete more effectively with other public companies in attracting and retaining new directors. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

Expected Accounting Treatment of the PowerUp Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of PowerUp as a result of the PowerUp Domestication. The business, capitalization, assets and liabilities and financial statements of New Aspire immediately following the PowerUp Domestication will be the same as those of PowerUp immediately prior to the PowerUp Domestication.

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Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Each holder of Class A ordinary shares will have one vote per share. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Domestication Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that PowerUp be transferred by way of continuation to Delaware pursuant to Article 47 of the Existing Governing Documents of PowerUp and Section 388 of the Delaware General Corporation Law and, immediately upon being de-registered in the Cayman Islands, PowerUp be continued and domesticated as a corporation under the laws of the State of Delaware.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ORGANIZATIONAL DOCUMENTs PROPOSAL

Overview

In connection with the Business Combination, PowerUp is asking its shareholders to approve by special resolution under the Cayman Islands Companies Act the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Charter and Proposed Bylaws, in the forms attached hereto as Annex C and Annex D, respectively. If each of the Organizational Documents Proposal and Domestication Proposal is approved and the Business Combination is consummated, the Proposed Charter and Proposed Bylaws will be substantially in the form attached hereto as Annex C and Annex D, respectively.

Under the Business Combination Agreement, the approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination and the effectiveness of the Organizational Documents Proposal is cross-conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if the Organizational Documents Proposal is not approved, the Business Combination will not be completed unless the condition is waived. Similarly, if the other Condition Precedent Proposals are not each approved and if the Business Combination is not completed, the Organizational Documents Proposal will have no effect, even if approved by the PowerUp shareholders.

Reasons for the Organizational Documents Proposal

The Proposed Charter was negotiated as part of the Business Combination. The following is a summary of the key changes effected by the Proposed Charter relative to the Existing Governing Documents, as well as the PowerUp Board’s reasons for asking the shareholders of PowerUp to approve the Organizational Documents Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex C.

Corporate Name

The PowerUp Board believes that changing the corporate name from “PowerUp Acquisition Corp.” to “Aspire Biopharma Holdings, Inc.” in connection with the PowerUp Domestication is desirable to reflect the Business Combination and to clearly identify New Aspire as the publicly traded entity.

Changes in Share Capital

The PowerUp Board believes that it is desirable to eliminate the provisions for PowerUp’s current Class B ordinary shares and to increase the number of PowerUp’s authorized shares, each with a par value of $0.0001 per share, from 355,000,000 authorized shares consisting of 300,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 5,000,000 preference shares, to shares consisting of 490,000,000 shares of New Aspire Common Stock and 10,000,000 shares of preferred stock, in order for New Aspire to be able to be flexible in considering future business needs and opportunities.

Changing the Number of Directors; Stockholder Removal of Directors

The PowerUp Board believes that it is desirable to give the New Aspire Board the exclusive authority to fix the number of directors from time to time and to allow New Aspire stockholders to remove members of the New Aspire Board from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of New Aspire, entitled to vote on the election of such director, voting together as a single class.

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Eliminating Action by Written Consent of Stockholders

The PowerUp Board believes that it is desirable that any action required or permitted to be taken by the stockholders of New Aspire must be effected at an annual or special meeting of the stockholders and not by written consent. Eliminating the right of New Aspire Stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New Aspire’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Aspire.

Vote Required to Amend the Bylaws

The PowerUp Board believes that it is desirable that stockholder-adopted bylaws, and stockholder amendments or other alterations to the bylaws require approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Aspire to strengthen the commitment to corporate governance by enhancing stockholder participation rights.

Supermajority Vote Required to Amend Certain Charter Provisions

The PowerUp Board believes that it is desirable that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Aspire to be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of our Board, removal of directors from office, and filling vacancies on the New Aspire Board, (ii) exculpation of personal liability of a director of New Aspire and indemnification of persons serving as directors or officers of New Aspire, and (iii) amendments to the Proposed Bylaws. The PowerUp Board believes that this requirement is appropriate at this time to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Exclusive Forum Provision

The PowerUp Board believes that it is desirable to adopt an exclusive forum for certain stockholder litigation in order to avoid multiple lawsuits in multiple jurisdictions regarding the same matter. Therefore, the Proposed Charter adopts (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Provisions Related to Status as a Blank Check Company

The elimination of certain provisions related to PowerUp’s status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, the Proposed Charter allows New Aspire continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the PowerUp Board believes it is the most appropriate period for New Aspire following consummation of the Business Combination. In addition, certain other provisions in the Current Articles require that proceeds from the initial public offering be held in the Trust Account until an initial business combination or liquidation of PowerUp has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, which requires the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Organizational Documents Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Organizational Documents Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Existing Governing Documents of PowerUp be amended and restated by their deletion in their entirety and their replacement by the Proposed Governing Documents (annexed to this proxy statement/prospectus as Annex C and Annex D) and that these be approved as the certificate of incorporation and bylaws, respectively, of New Aspire, effective upon the effectiveness of the PowerUp Domestication, including the change in name from “PowerUp Acquisition Corp.” to “Aspire Biopharma Holdings, Inc.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENT PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, PowerUp is asking its shareholders to vote on a series of separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This vote is not otherwise required by the Cayman Islands Companies Act separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, PowerUp is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding these proposals is advisory in nature, and is not binding on PowerUp or the PowerUp Board (separate and apart from the approval of the Organizational Documents Proposal, which is binding on PowerUp). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal, which is cross-conditioned with approving the Business Combination Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, PowerUp intends that the Proposed Charter will take effect at the Closing (assuming approval of the Organizational Documents Proposal).

Advisory Charter Proposal A — Changes in Share Capital

If the Organizational Documents Proposal is approved, the Proposed Charter will remove the provisions for PowerUp’s current Class B ordinary shares and the Proposed Charter will increase the number of PowerUp’s authorized shares, each with a par value of $0.0001 per share, from 355,000,000 authorized shares consisting of 300,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 5,000,000 preference shares, to 500,000,000 shares consisting of 490,000,000 shares of New Aspire Common Stock and 10,000,000 shares of preferred stock.

Although PowerUp has a sufficient number of authorized but unissued ordinary shares to complete the Business Combination, the PowerUp Board has determined that the increase in the number of authorized shares is desirable and in the best interest of PowerUp shareholders because it will enhance New Aspire’s flexibility following the Closing to consider and respond to future business needs and opportunities as they arise from time to time, without incurring the risk, delay, and potential expense associated with obtaining stockholder approval. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination Agreement and the reservation of shares for grants pursuant to the 2024 Plan, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since New Aspire stockholders will have no preemptive rights, the New Aspire Board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or Nasdaq rules. The terms upon which any such securities may be issued will be determined by the New Aspire Board. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of ownership and voting power of existing PowerUp shareholders. New Aspire could also use the increased number of shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of New Aspire Common Stock.

The determination to increase the number of authorized shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, approval of Advisory Charter Proposal A could facilitate future efforts by New Aspire to deter or prevent changes in control of New Aspire, including transactions the New Aspire Board determines are not in the best interests of New Aspire or its stockholders. For example, without further stockholder approval, the New Aspire Board could sell shares of New Aspire Common Stock in a private transaction to purchasers who would oppose a takeover or favor the New Aspire Board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

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Advisory Charter Proposal B — Stockholder Removal of Directors

Under the Existing Governing Documents, prior to the closing of an initial business combination (as defined in the Existing Governing Documents), members of the PowerUp Board may be removed from office only by the affirmative vote of the holders of a majority of the Class B ordinary shares.

If the Organizational Documents Proposal is approved, under the Proposed Charter, stockholders may remove members of the New Aspire Board from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of New Aspire entitled to vote on the election of such director, voting together as a single class.

The PowerUp Board believes that the extraordinary action of removing a director, or the entire New Aspire Board, for cause should not be taken without the approval of a substantial portion of New Aspire’s voting power. In reaching this conclusion, the PowerUp Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New Aspire. PowerUp further believes that, going forward, a majority voting requirement encourages persons seeking control of New Aspire to negotiate with its board of directors to reach terms that are appropriate for all stockholders.

Advisory Charter Proposal C — Required Vote to Change Number of Directors

Under the Existing Governing Documents, the number of directors of PowerUp may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Organizational Documents Proposal is approved, under the Proposed Charter, and subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Aspire Board.

The PowerUp Board believes that the change giving exclusive authority to a majority of the New Aspire Board to fix the number of directors from time to time and thereby limiting the ability of the stockholders to increase or decrease the number of directors will help to reduce the vulnerability of New Aspire to a hostile change of control by large stockholders and to enhance the ability of the New Aspire Board to maximize long-term value creation for stockholders in connection with any unsolicited offer to acquire New Aspire.

Advisory Charter Proposal D — Eliminating Stockholder Ability to Act by Written Consent

Under the Existing Governing Documents, a unanimous written resolution of shareholders shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting.

If the Organizational Documents Proposal is approved, under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Aspire must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting (subject to any right of preferred stockholders to act by written consent if granted by the applicable certificate of designation relating to such series of preferred stock).

Eliminating the right of stockholders of New Aspire to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New Aspire’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Aspire. Further, the PowerUp Board believes that eliminating the ability of stockholders of New Aspire to act by written consent will reduce the time and effort the New Aspire Board and New Aspire management would need to devote to responding to proposals submitted by stockholders of New Aspire, which time and effort could distract those directors and management from other important company business.

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Advisory Charter Proposal E — Vote Required to Amend the Bylaws

PowerUp does not have bylaws, however, the Existing Governing Documents include provisions similar to the provisions contained in the Proposed Bylaws and the Proposed Charter (save for Article 29.4 of the Existing Governing Documents) which require a special resolution, being a resolution passed by two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Organizational Documents Proposal is approved, under the Proposed Charter, the New Aspire Board is expressly authorized to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered, or repealed by the stockholders, provided that any stockholder amendment to Proposed Bylaws will require approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Aspire.

The PowerUp Board believes that this amendment would strengthen the commitment to corporate governance by enhancing stockholder participation rights.

Advisory Charter Proposal F — Supermajority Vote Required to Amend Certain Charter Provisions

Amendments to the Existing Governing Documents (save for Article 29.4 of the Existing Governing Documents) require a special resolution, being a resolution passed by two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

Under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Aspire will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New Aspire Board, removal of directors from office, and filling vacancies on the New Aspire Board, (ii) exculpation of personal liability of a director of New Aspire and indemnification of persons serving as directors or officers of New Aspire, and (iii) amendments to the Proposed Bylaws.

The PowerUp Board believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. PowerUp further believes that, going forward, a supermajority voting requirement encourages the person seeking control of New Aspire to negotiate with the board of directors to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of New Aspire stockholders from taking actions that may be harmful to other New Aspire stockholders or making changes to provisions that are intended to protect all New Aspire stockholders.

Advisory Charter Proposal G — Exclusive Forum Provision

Under the Existing Governing Documents, there is not an exclusive forum for certain shareholder litigation.

Under the Proposed Charter, the Court of Chancery for the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on New Aspire’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Aspire to New Aspire or to New Aspire’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against New Aspire or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Charter will further provide that unless New Aspire consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, for which the federal courts have exclusive jurisdiction.

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The PowerUp Board believes that adopting Delaware as the exclusive forum for certain stockholder litigation will assist New Aspire in avoiding multiple lawsuits in multiple jurisdictions regarding the same subject matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The PowerUp Board believes that the Delaware courts are best suited to address disputes involving internal corporate governance matters relating to New Aspire because, after the PowerUp Domestication, New Aspire will be incorporated in Delaware and Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Aspire or any of New Aspire’s directors, officers, or other employees, and may potentially increase costs for investors to bring such a claim, both of which may discourage lawsuits. For more information, see “Risk Factors — Risks Related to the Consummation of the PowerUp Domestication — The Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Aspire and its stockholders, which could limit New Aspire’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Aspire or its directors, officers, stockholders, employees or agents.”

Advisory Charter Proposal H — Removal of Blank Check Company Provisions

Under the Existing Governing Documents, provide that if we do not consummate an initial business combination (as defined in the Existing Governing Documents) by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will cease all operations except for the purposes of winding up and will redeem the shares issued in PowerUp’s initial public offering and liquidate its Trust Account.

The Proposed Charter eliminates certain provisions related to PowerUp’s status as a blank check company. For example, there are no provisions relating to New Aspire’s ongoing existence. As the default under the DGCL, New Aspire’s existence will be perpetual.

The PowerUp Board believes the removal of these provisions is desirable as the provisions related to a blank check company will serve no purpose following the Business Combination. Perpetual existence is the usual period of existence for corporations and the PowerUp Board believes it is the most appropriate period for New Aspire following the Business Combination.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, cast votes at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect on, the proposal.

The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal.

The Initial Shareholders have agreed to vote all of their shares in favor of each of the Advisory Charter Proposals. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Recommendation of the PowerUp Board

THE POWERUP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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NASDAQ PROPOSAL

Overview

In connection with the Business Combination, PowerUp is asking its shareholders to approve by ordinary resolution under the Cayman Islands Companies Act a proposal to approve, for the purposes of complying with Nasdaq Rule 5635, the issuance of shares of New Aspire Common Stock in connection with the Business Combination (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a)(1), a listed company is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Business Combination Agreement, PowerUp currently expects to issue an estimated [●] shares of New Aspire Common Stock in connection with the Business Combination, which is more than 20% of the ordinary shares of PowerUp currently outstanding. In addition, New Aspire intends to reserve for issuance shares of New Aspire Common Stock for potential future issuances under the 2024 Plan. For further details, see “Business Combination Proposal — Consideration to Aspire Stockholders in the Business Combination” and “Omnibus Incentive Plan Proposal.”

Additionally, under Nasdaq Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. If the Business Combination is consummated there would be a change of control because after giving effect to the Business Combination, it is expected that the Aspire Stockholders will control 75.2% of the outstanding common stock, assuming no redemptions by PowerUp shareholders in connection with the Business Combination.

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more.

In the event that this proposal is not approved by PowerUp’s shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by PowerUp’s shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Aspire Common Stock pursuant to the Business Combination Agreement, New Aspire will not issue such shares of New Aspire Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Nasdaq Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Nasdaq Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of New Aspire Common Stock be approved.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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OMNIBUS INCENTIVE PLAN PROPOSAL

We are asking stockholders to consider and vote upon a proposal to approve the Aspire Biopharma Holdings, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”).

On [●], the PowerUp board of directors adopted the 2024 Plan, subject to the receipt of stockholder approval at the extraordinary general meeting. The ability to grant equity-based compensation awards is critical to attracting and retaining highly qualified individuals. Our board of directors believes that it is in the best interests of our stockholders for those individuals to have an ownership interest in New Aspire in recognition for their contributions and to align their interests with those of our future stockholders.

Notable Features of the 2024 Plan

As described in more detail below, certain notable features of the 2024 Plan include:

●	granting of options and stock appreciation rights only at a per share exercise price at least equal to the fair market value of a share of New Aspire Common Stock on the grant date;

●	granting of options with a ten-year maximum term;

●	awards are subject to potential clawback, forfeiture, repayment or other similar action pursuant to any clawback policy adopted by New Aspire or an affiliate or applicable law;

●	no liberal share recycling;

●	no payment of dividends or dividend equivalent rights on options or stock appreciation rights, and no current payment of dividends or dividend equivalent rights on unvested performance-based awards; and

●	no repricing of options or stock appreciation rights without prior stockholder approval.

Summary of the Material Terms of the 2024 Plan

A summary of the material terms of the 2024 Plan is set forth below. The following is qualified in its entirety by the full text of the 2024 Plan, which is attached to this proxy statement/prospectus as Annex E and is incorporated by reference into this proposal. We encourage stockholders to read and refer to the complete plan document in Annex E for a more complete description of the 2024 Plan.

Purpose and Eligibility

The purpose of the 2024 Plan is (i) to provide eligible persons with an incentive to contribute to New Aspire’s success and to operate and manage New Aspire’s business in a manner that will provide for New Aspire’s long-term growth and profitability and that will benefit New Aspire’s stockholders and other important stakeholders, including New Aspire’s employees and customers, and (ii) to provide a means of recruiting, rewarding, and retaining key personnel.

Equity awards may be granted under the 2024 Plan to officers, directors, including non-employee directors, other employees, advisors, consultants or other service providers of New Aspire or New Aspire’s subsidiaries or other affiliates, and to any other individuals who are approved by the Committee (as defined below) as eligible to participate in the 2024 Plan. As of [●], there are no employees or directors that are eligible to participate in the 2024 Plan, but we expect that [●] employees, including each of New Aspire’s named executive officers, and approximately [●] non-employee directors, consultants, and advisors of New Aspire will be eligible to participate in the 2024 Plan after the consummation of the Business Combination. Only New Aspire’s employees or employees of New Aspire’s corporate subsidiaries are eligible to receive incentive stock options.

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Effective Date and Term

If approved by stockholders at the extraordinary general meeting, the 2024 Plan will be effective as of the date immediately prior to the Closing of the Business Combination. The 2024 Plan will terminate automatically at 11:59 PM ET on the day before the tenth (10th) anniversary of the Effective Date unless earlier terminated by the New Aspire Board or in accordance with the terms of the 2024 Plan.

Administration, Amendment and Termination

The 2024 Plan will generally be administered by a committee composed of not fewer than two directors of New Aspire designated by the New Aspire Board, each of whom will be a “non-employee director” and satisfy the composition requirements under the listing rules of any stock exchange on which the New Aspire Common Stock is listed (the “Committee”).

Except where the authority to act on such matters is specifically reserved to the New Aspire Board under the 2024 Plan or applicable law, the Committee will have full power and authority to interpret and construe all provisions of the 2024 Plan, any award, and any award agreement, and take all actions and to make all determinations required or provided for under the 2024 Plan, any award, and any award agreement, including the authority to:

●	designate grantees of awards;

●	determine the type or types of awards to be made to a grantee;

●	determine the number of shares of New Aspire Common Stock subject to an award or to which an award relates;

●	establish the terms and conditions of each award;

●	prescribe the form of each award agreement;

●	subject to limitations in the 2024 Plan (including the prohibition on repricing of options or share appreciation rights without stockholder approval), amend, modify, or supplement the terms of any outstanding award; and

●	make substitute awards.

The New Aspire Board will also be authorized to appoint one or more committees of the New Aspire Board consisting of one or more directors of New Aspire who need not meet the independence requirements above for certain limited purposes permitted by the 2024 Plan, and to the extent permitted by applicable law, the Committee will be authorized to delegate authority to the Chief Executive Officer of New Aspire and/or any other officers of New Aspire for certain limited purposes permitted by the 2024 Plan. The New Aspire Board will retain the authority under the 2024 Plan to exercise any or all of the powers and authorities related to the administration and implementation of the 2024 Plan.

The New Aspire Board may amend, suspend, or terminate the 2024 Plan at any time; provided that with respect to awards that are granted under the 2024 Plan, no amendment, suspension or termination may materially impair the rights of the award holder without such holder’s consent. No such action may amend the 2024 Plan without the approval of stockholders if the amendment is required to be submitted for stockholder approval by the New Aspire Board, the terms of the 2024 Plan, or applicable law.

Awards

Awards under the 2024 Plan may be made in the form of:

●	stock options, which may be either incentive stock options or nonqualified stock options;

●	stock appreciation rights or “SARs”;

●	restricted stock;

●	restricted stock units;

●	deferred stock units;

●	unrestricted stock;

●	dividend equivalent rights;

●	performance awards, including performance shares;

●	other equity-based awards; or

●	cash.

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An incentive stock option is an option that meets the requirements of Section 422 of the Code, and a nonqualified stock option is an option that does not meet those requirements. A SAR is a right to receive upon exercise, in the form of stock, cash or a combination of stock and cash, the excess of the fair market value of one share of New Aspire Common Stock on the exercise date over the exercise price of the SAR. Restricted stock is an award of New Aspire Common Stock subject to restrictions over restricted periods that subject the shares of New Aspire Common Stock to a substantial risk of forfeiture, as defined in Section 83 of the Code. A restricted stock unit or deferred stock unit is an award that represents a conditional right to receive shares of New Aspire Common Stock in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. Unrestricted shares are shares of New Aspire Common Stock free of restrictions other than those imposed under federal or state securities law. Dividend equivalent rights are awards entitling the grantee to receive cash, shares of New Aspire Common Stock, other awards under the 2024 Plan or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of New Aspire Common Stock. Performance awards are awards made subject to the achievement of one or more performance goals over a performance period established by the Committee. Other equity-based awards are awards representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to stock, other than an option, SAR, restricted stock, restricted stock unit, unrestricted stock, dividend equivalent right, or a performance award.

The 2024 Plan provides that each award will be evidenced by an award agreement, which may specify terms and conditions of the award that differ from the terms and conditions that would otherwise apply under the 2024 Plan in the absence of the different terms and conditions in the award agreement. In the event of any inconsistency between the 2024 Plan and an award agreement, the provisions of the 2024 Plan will control.

Awards under the 2024 Plan may be granted alone or in addition to, in tandem with, or in substitution or exchange for any other award under the 2024 Plan, other awards under another compensatory plan of New Aspire or any of its affiliates (or any business entity that has been a party to a transaction with New Aspire or any of New Aspire’s affiliates), or other rights to payment from New Aspire or any of its affiliates. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

The Committee may permit or require the deferral of any payment pursuant to any award into a deferred compensation arrangement, which may include provisions for the payment or crediting of interest or dividend equivalent rights, in accordance with rules and procedures established by the Committee. Awards under the 2024 Plan generally will be granted for no consideration other than past services by the grantee of the award or, if provided for in the award agreement or in a separate agreement, the grantee’s promise to perform future services to New Aspire or one of its subsidiaries or other affiliates.

Forfeiture; Clawback

New Aspire may reserve the right in an award agreement to cause a forfeiture of the gain realized by a grantee with respect to an award on account of actions taken by, or failed to be taken by, such grantee in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of New Aspire or any affiliate, confidentiality obligations with respect to New Aspire or any affiliate, or otherwise in competition with New Aspire or any affiliate, to the extent specified in such award agreement. If the grantee is an employee and is terminated for “Cause” (as defined in the 2024 Plan), the Committee may annul the grantee’s award as of the date of the grantee’s termination.

In addition, any award granted pursuant to the 2024 Plan will be subject to mandatory repayment by the grantee to New Aspire to the extent (i) set forth in the 2024 Plan or in an award agreement, or (ii) the grantee is or becomes subject to any clawback policy or compensation recovery policy or such other similar policy of New Aspire or an affiliate, or any applicable laws which impose mandatory recoupment.

Shares Subject to the 2024 Plan

Subject to adjustment as described below, the maximum number of shares of New Aspire Common Stock reserved for issuance under the 2024 Plan will be equal to the sum of (a) [●] shares of New Aspire Common Stock plus (b) an annual increase as of the first business day of each calendar year, for a period of not more than ten (10) years and starting with the 2025 calendar year, in an amount equal to the lesser of (i) a number of shares of New Aspire Common Stock equal to 10% of the total number of shares of New Aspire Common Stock outstanding as of the last day of the immediately preceding calendar year, or (ii) such lesser number of shares of New Aspire Common Stock as determined by the Committee. The maximum number of shares of New Aspire Common Stock available for issuance pursuant to incentive stock options granted under the 2024 Plan will be the same as the total number of shares of New Aspire Common Stock reserved for issuance under the 2024 Plan. Shares of New Aspire Common Stock issued under the 2024 Plan may be authorized and unissued shares of New Aspire Common Stock, or treasury shares of New Aspire Common Stock, or a combination of the foregoing.

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Any shares of New Aspire Common Stock covered by an award, or portion of an award, granted under the 2024 Plan that are not purchased or forfeited or canceled, or expire or otherwise terminate without the issuance of shares of New Aspire Common Stock or are settled in cash in lieu of shares of New Aspire Common Stock, will again be available for issuance under the 2024 Plan.

Shares of New Aspire Common Stock subject to an award granted under the 2024 Plan will be counted against the maximum number of shares of New Aspire Common Stock reserved for issuance under the 2024 Plan as one share for every one share subject to such an award. In addition, at least the target number of shares of New Aspire Common Stock issuable under a performance award will be counted against the maximum number of shares of New Aspire Common Stock reserved for issuance under the 2024 Plan as of the grant date, but such number will be adjusted to equal the actual number of shares of New Aspire Common Stock issued upon settlement of the performance award to the extent different from such number initially counted against the share reserve.

The number of shares of New Aspire Common Stock available for issuance under the 2024 Plan will not be increased by the number of shares of New Aspire Common Stock: (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares of New Aspire Common Stock upon exercise of an option; (ii) that were not issued upon the net settlement or net exercise of a stock-settled SAR; (iii) deducted or delivered from payment of an award in connection with New Aspire’s tax withholding obligations; or (iv) purchased by New Aspire with proceeds from option exercises.

Options

The 2024 Plan authorizes the Committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. An option granted under the 2024 Plan will be exercisable only to the extent that it is vested. Each option will become vested and exercisable at such times and under such conditions as the Committee may approve consistent with the terms of the 2024 Plan. No option may be exercisable more than ten years after the option grant date, or five years after the option grant date in the case of an incentive stock option granted to a “ten percent stockholder” (as defined in the 2024 Plan); provided that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any option granted to a grantee who is a foreign national or is a natural person who is employed outside of the United States, such option may terminate, and all rights to purchase shares of New Aspire Common Stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the date of grant of such option as the Committee shall determine. The Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service. The exercise price of each option will be determined by the Committee, provided that the per share exercise price will be equal to or greater than 100% of the fair market value of a share of New Aspire Common Stock on the grant date (other than as permitted for substitute awards). If New Aspire were to grant incentive stock options to any ten percent stockholder, the per share exercise price will not be less than 110% of the fair market value of a share of New Aspire Common Stock on the grant date.

Incentive stock options and nonqualified stock options are generally non-transferable, except for transfers by will or the laws of descent and distribution. The Committee may, in its discretion, determine that a nonqualified stock option may be transferred to family members by gift or other transfers deemed not to be for value.

Share Appreciation Rights

The 2024 Plan authorizes the Committee to grant SARs that provide the recipient with the right to receive, upon exercise of the SAR, cash, New Aspire Common Stock, or a combination of the two. The amount that the recipient will receive upon exercise of the SAR generally will equal the excess of the fair market value of shares of New Aspire Common Stock on the date of exercise over the fair market value of shares of New Aspire Common Stock on the grant date. SARs will become exercisable in accordance with terms determined by the Committee. SARs may be granted in tandem with an option grant or independently from an option grant. The term of a SAR cannot exceed ten (10) years from the date of grant. The per share exercise price of a SAR will be no less than the fair market value of one share of New Aspire Common Stock on the grant date of such SAR.

SARs will be nontransferable, except for transfers by will or the laws of descent and distribution. The Committee may determine that all or part of a SAR may be transferred to certain family members of the grantee by gift or other transfers deemed not to be for value.

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Fair Market Value

For so long as the New Aspire Common Stock remains listed on Nasdaq, the fair market value of the New Aspire Common Stock on an award’s grant date, or on any other date for which fair market value is required to be established under the 2024 Plan, will be the closing price of New Aspire’s Common Stock as reported on Nasdaq on such date. If there is no such reported closing price on such date, the fair market value of the New Aspire Common Stock will be the closing price of the New Aspire Common Stock as reported on such market on the next preceding date on which any sale of New Aspire Common Stock will have been reported.

If the New Aspire Common Stock ceases to be listed on Nasdaq and is listed on another established national or regional stock exchange, or traded on another established securities market, fair market value will similarly be determined by reference to the closing price of the New Aspire Common Stock on the applicable date as reported on such other stock exchange or established securities market.

If the New Aspire Common Stock ceases to be listed on Nasdaq or another established national or regional stock exchange, or traded on another established securities market, the Committee will determine the fair market value of the New Aspire Common Stock by the reasonable application of a reasonable valuation method in a manner consistent with Section 409A of the Code.

As of [●], the latest practicable date, the closing price per Class A ordinary share of PowerUp, each of which will be converted to one share of New Aspire Common Stock, as reported on Nasdaq was $[●].

No Repricing

Except in connection with a corporate transaction involving New Aspire (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of common stock, other securities or other property), stock split, extraordinary dividend, recapitalization, change in control, reorganization, Business Combination, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of common stock or other securities or similar transaction), New Aspire may not, without obtaining stockholder approval, (a) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs, (b) cancel outstanding options or SARs in exchange for, or in substitution of, options or SARs with an exercise price that is less than the exercise price of the original options or SARs, or (c) cancel outstanding options or SARs with an exercise price above the current price of New Aspire Common Stock in exchange for cash or other securities, in each case, unless such action is (i) subject to and approved by New Aspire’s stockholders, or (ii) would not be deemed to be a repricing under the rules of any stock exchange or securities market on which the New Aspire Common Stock is listed or publicly traded.

Restricted Stock, Restricted Stock Units, and Deferred Stock Units

The 2024 Plan authorizes the Committee to grant restricted stock, restricted stock units, and deferred stock units. Subject to the provisions of the 2024 Plan, the Committee will determine the terms and conditions of each award of restricted stock, restricted stock units, and deferred stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award, and the purchase price, if any, for the shares of New Aspire Common Stock subject to the award. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Committee may determine. A grantee of restricted stock will have all of the rights of a stockholder as to those shares of New Aspire Common Stock, including, without limitation, the right to vote the shares of New Aspire Common Stock and receive dividends or distributions on the shares of New Aspire Common Stock, except to the extent limited by the Committee. The Committee may provide in an award agreement evidencing a grant of restricted stock that (a) cash dividend payments or distributions paid on restricted stock will be reinvested in shares of New Aspire Common Stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such shares of restricted stock, or (b) any dividend payments or distributions declared or paid on shares of restricted stock will only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of restricted stock. Dividend payments or distributions declared or paid on shares of restricted stock which vest or are earned based on upon the achievement of performance goals will not vest unless such performance goals for such shares of restricted stock are achieved, and if such performance goals are not achieved, the grantee of such shares of restricted stock will promptly forfeit and, to the extent already paid or distributed, repay to New Aspire such dividend payments or distributions. Grantees of restricted stock units and deferred stock units will have no voting or dividend rights or other rights associated with share ownership, although the Committee may award dividend equivalent rights on such units.

During the restricted period, if any, when restricted stock, restricted stock units, and deferred stock units are non-transferable or forfeitable, a grantee is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating, or otherwise encumbering or disposing of the grantees’ restricted stock, restricted stock units, and deferred stock units.

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Unrestricted Stock

The 2024 Plan authorizes the Committee to grant unrestricted stock, free of any restrictions such as vesting requirements, in such amounts and upon such terms as the Committee may determine. Unrestricted stock awards may be granted or sold in respect of past services.

Dividend Equivalent Rights

The 2024 Plan authorizes the Committee to grant dividend equivalent rights. Dividend equivalent rights may be granted independently or in connection with the grant of any equity-based award, except that no dividend equivalent right may be granted in connection with, or related to an option or SAR. Dividend equivalent rights may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of New Aspire Common Stock or awards which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation) and may be payable in cash, shares of New Aspire Common Stock, or a combination of the two. Dividend equivalent rights granted as a component of another award may (a) provide that such dividend equivalent right will be settled upon exercise, settlement, or payment of, or lase of restriction on, such other award and that such dividend equivalent will expire or be forfeited or annulled under the same conditions as such award or (b) contain terms and conditions which are different from the terms and conditions of such other award, provided that dividend equivalent rights credited pursuant to a dividend equivalent right granted as a component of another award which vests or is earned based on the achievement of performance goals will not vest unless such performance goals for such underlying award are achieved, and if such performance goals are not achieved, the grantee of such dividend equivalent right will promptly forfeit and, to the extent already paid or distributed, repay to New Aspire payments or distributions made in connection with such dividend equivalent rights.

Performance Awards

The 2024 Plan authorizes the Committee to grant performance awards. The Committee will determine the applicable performance period, the performance goals, and such other conditions that apply to the performance award. Any performance measures may be used to measure the performance of New Aspire and its subsidiaries and other affiliates as a whole or any business unit of New Aspire, its subsidiaries, and/or its affiliates or any combination thereof, as the Committee may deem appropriate, or any performance measures as compared to the performance of a group of comparable companies, or published or special index that the Committee deems appropriate. Performance goals may relate to New Aspire’s financial performance or the financial performance of New Aspire’s operating units, the grantee’s performance, or such other criteria determined by the Committee. If the performance goals are met, performance awards will be paid in cash, shares of New Aspire Common Stock, other awards, or a combination thereof.

Other Equity-Based Awards

The 2024 Plan authorizes the Committee to grant other types of stock-based awards under the 2024 Plan. The terms and conditions that apply to other equity-based awards are determined by the Committee.

Forms of Payment

The exercise price for any option or the purchase price (if any) for restricted stock, vested restricted stock units, and/or vested deferred stock units is generally payable (i) in cash or in cash equivalents acceptable to New Aspire, (ii) to the extent the award agreement provides, by the tender (or attestation of ownership) of shares of New Aspire Common Stock having a fair market value on the date of tender (or attestation) equal to the exercise price or purchase price, (iii) to the extent permitted by law and to the extent permitted by the award agreement, through a broker-assisted cashless exercise, or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable law, including net exercise or net settlement and service rendered to New Aspire or New Aspire’s affiliates.

Change in Capitalization

The Committee may adjust the terms of outstanding awards under the 2024 Plan to preserve the proportionate interests of the holders in such awards on account of any recapitalization, reclassification, share split, reverse share split, spin-off, combination of shares, exchange of shares, share dividend or other distribution payable in capital shares, or other increase or decrease in such shares effected without receipt of consideration by New Aspire. The adjustments will include proportionate adjustments to (i) the number and kind of shares subject to outstanding awards and (ii) the per share exercise price of outstanding options or SARs.

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Transaction not Constituting a Change in Control

If New Aspire is the surviving entity in any reorganization, Business Combination, or consolidation of New Aspire with one or more other entities which does not constitute a “change in control” (as defined in the 2024 Plan), any awards will be adjusted to pertain to and apply to the securities to which a holder of the number of shares of New Aspire Common Stock subject to such award would have been entitled immediately after such transaction, with a corresponding proportionate adjustment to the per share price of options and SARs so that the aggregate price per share of each option or SAR thereafter is the same as the aggregate price per share of each option or SAR subject to the option or SAR immediately prior to such transaction. Further, in the event of any such transaction, performance awards (and the related performance measures if deemed appropriate by the Committee) will be adjusted to apply to the securities that a holder of the number of New Aspire Common Stock subject to such performance awards would have been entitled to receive following such transaction.

Effect of a Change in Control in which Awards are not Assumed

Except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of a change in control in which outstanding awards are not being assumed or continued, the following provisions will apply to such awards, to the extent not assumed or continued:

●	Immediately prior to the occurrence of such change in control, in each case with the exception of performance awards, all outstanding shares of restricted stock and all restricted stock units, deferred stock units, and dividend equivalent rights will be deemed to have vested, and all shares of New Aspire Common Stock and/or cash subject to such awards will be delivered; and either or both of the following two actions will be taken:

○	At least fifteen (15) days prior to the scheduled consummation of such change in control, all options and SARs outstanding will become immediately exercisable and will remain exercisable for a period of fifteen (15) days. Any exercise of an option or SAR during this fifteen (15) day period will be conditioned on the consummation of the applicable change in control and will be effective only immediately before the consummation thereof, and upon consummation of such change in control, the 2024 Plan and all outstanding but unexercised options and SARs will terminate, with or without consideration as determined by the Committee in its sole discretion; and/or

○	The Committee may elect, in its sole discretion, to cancel any outstanding awards of options, SARs, restricted stock, restricted stock units, deferred stock units, and/or dividend equivalent rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or capital stock having a value (as determined by the Committee acting in good faith), in the case of restricted stock, restricted stock units, deferred stock units, and dividend equivalent rights (for shares of New Aspire Common Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of New Aspire Common Stock pursuant to such change in control and, in the case of options or SARs, equal to the product of the number of shares of New Aspire Common Stock such subject to such options or SARs multiplied by the amount, if any, which (i) the formula or fixed price per share paid to holders of shares of New Aspire Common Stock pursuant to such change in control exceeds (ii) the option price or SAR price applicable to such options or SARs.

●	For performance awards, if less than half of the performance period has lapsed, such awards will be treated as though the target performance thereunder has been achieved. If at least half of the performance period has lapsed, such performance awards will be earned, as of immediately prior to but contingent on the occurrence of such change in control, based on the greater of (i) deemed achievement of target performance or (ii) determination of actual performance as of a date reasonably proximate to the date of consummation of the change in control as determined by the Committee, in its sole discretion.

●	Other Equity-Based Awards will be governed by the terms of the applicable award agreement.

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Effect of a Change in Control in which Awards are Assumed

Except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of a change in control in which outstanding awards are being assumed or continued, the following provisions will apply to such awards, to the extent not assumed or continued: The 2024 Plan and the options, SARs, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based equity awards granted under the 2024 Plan will continue in the manner and under the terms so provided in the event of any change in control to the extent that provision is made in writing in connection with such change in control for the assumption or continuation of such awards, or for the substitution for such awards of new options, SARs, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards relating to the capital stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustment as to the number of shares of New Aspire Common Stock and exercise price of options and SARs.

In general, a “change in control” means:

●	a transaction or series of related transactions whereby a person or group (with certain exceptions) becomes the beneficial owner of 50% or more of the total voting power of New Aspire’s voting stock on a fully diluted basis;

●	individuals who, as of the Effective Date, constitute the New Aspire Board (together with any new directors whose election was approved by at least a majority of the members of the New Aspire Board then in office), cease to constitute a majority of the members of the New Aspire Board then in office;

●	a Business Combination or consolidation of New Aspire, other than any such transaction in which the holders of New Aspire’s voting stock immediately prior to the transaction own directly or indirectly at least a majority of the voting power of the surviving entity immediately after the transaction;

●	a sale of substantially all of New Aspire’s assets to another person or entity; or

●	the consummation of a plan or proposal for the dissolution or liquidation of New Aspire.

Notwithstanding the foregoing, the transactions contemplated by the Business Combination Agreement shall not, individually or collectively, constitute a change in control.

Certain Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the 2024 Plan for grantees and New Aspire will depend on the type of award granted. The summary does not contain a complete analysis of all the potential tax consequences relating to grants under the 2024 Plan, including state, local or foreign tax consequences. This summary is intended for the information of our stockholders considering how to vote at the extraordinary general meeting and not as tax guidance to grantees under the 2024 Plan. This summary is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, grantees are advised to consult their own tax advisors with respect to the tax consequences of receiving grants under the 2024 Plan.

Incentive Stock Options

An option holder will not realize taxable income upon the grant of an incentive stock option under the 2024 Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares of New Aspire Common Stock underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options, as summarized below.

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If an option holder sells the shares of New Aspire Common Stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares of New Aspire Common Stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares of New Aspire Common Stock were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, New Aspire will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, New Aspire will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if New Aspire complies with applicable reporting requirements and subject to Section 162(m) of the Code.

If an option holder pays the exercise price of an incentive stock option by tendering shares of New Aspire Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares of New Aspire Common Stock will be treated as a nontaxable exchange, except that this treatment will not apply if the option holder acquired the shares of New Aspire Common Stock being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares of New Aspire Common Stock tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of New Aspire Common Stock received, and the new shares of New Aspire Common Stock will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares of New Aspire Common Stock.

Nonqualified Stock Options

An option holder will not realize taxable income upon the grant of a nonqualified stock option. When an option holder exercises the option, however, the excess of the fair market value of the shares of New Aspire Common Stock purchased pursuant to the option over the exercise price of the option will constitute compensation income taxable to the option holder. New Aspire will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if New Aspire complies with applicable reporting requirements and subject to Section 162(m) of the Code.

If an option holder tenders shares of New Aspire Common Stock in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares of New Aspire Common Stock tendered, even if the shares of New Aspire Common Stock tendered were acquired pursuant to the exercise of an incentive stock option. In such an event, the option holder will be treated as receiving an equivalent number of shares of New Aspire Common Stock pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares of New Aspire Common Stock tendered will be treated as the substituted tax basis for an equivalent number of shares of New Aspire Common Stock received, and the shares of New Aspire Common Stock received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares of New Aspire Common Stock. The excess of the fair market value of the shares of New Aspire Common Stock received upon the exercise of the option over the exercise price will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Share Appreciation Rights

The grant of SARs will not result in taxable income to the grantee. Upon exercise of a SAR, the grantee will recognize ordinary income in an amount equal to the cash or the fair market value of the shares of New Aspire Common Stock received by the grantee. New Aspire will be entitled to a deduction equal to the amount of any compensation income taxable to the grantee, subject to Section 162(m) of the Code and, if New Aspire complies with applicable reporting requirements.

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Restricted Stock and Restricted Stock Units

Upon the grant of restricted stock or restricted stock units, there will be no tax consequences to the grantee. Generally, the grantee will recognize ordinary income on the date the award vests, in an amount equal to, in the case of restricted stock, the value of the shares of New Aspire Common Stock on the vesting date, or, in the case of restricted stock units, the amount of cash paid and the fair market value of any shares of New Aspire Common Stock delivered upon vesting. With respect to restricted stock, under Section 83 of the Code, a grantee may elect to recognize income at the grant date rather than the date of vesting. If New Aspire complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code, New Aspire will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Shares

A grantee of unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of New Aspire Common Stock on the date of grant, reduced by the amount, if any, paid for such shares of New Aspire Common Stock. New Aspire will be entitled to deduct the amount of any compensation income taxable to the grantee if it complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code.

Upon the grantee’s disposition of unrestricted stock, any gain realized in excess of the amount reported as ordinary income will be reportable by the grantee as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the grantee has held the shares of New Aspire Common Stock for more than one year. Otherwise, the capital gain or loss will be short-term.

Dividend Equivalents

Grantees under the 2024 Plan who receive awards of dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If New Aspire complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code, it will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance Awards

A distribution of shares of New Aspire Common Stock or a payment of cash in satisfaction of a performance award will be taxable as ordinary income when the distribution or payment is actually or constructively received by the grantee. The amount taxable as ordinary income is the aggregate fair market value of the shares of New Aspire Common Stock determined as of the date they are received or, in the case of a cash award, the amount of the cash payment. New Aspire will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the grantee if New Aspire complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code.

Tax Withholding

Payment of the taxes imposed on awards made under the 2024 Plan may be made by withholding from payments otherwise due and owing to the grantee.

New Plan Benefits

As a condition to the Closing of the Business Combination, certain individuals that are executives, employees or individual service providers of the Company as of immediately prior to the Closing will be awarded restricted stock units under the 2024 Plan in an aggregate amount of up to 10% of the total outstanding shares of New Aspire Common Stock, calculated on a fully diluted basis (reflected in the table below). Grants to individuals will be made (subject to stockholder approval of the 2024 Plan) promptly after the filing and effectiveness of the registration statement on Form S-8 of New Aspire covering the 2024 Plan, subject to the individuals’ continued service through the grant date. It is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2024 Plan or would have been received by or allocated to participants for the last completed year because awards under the 2024 Plan will be made at the discretion of the Committee.

Aspire Biopharma Holdings, Inc. 2024 Omnibus Incentive Plan
Name and Principal Position	Dollar value ($)	Number of Restricted Stock Units (#)

(A)
(B)
(C)
(D)
Executive Group
Non-Executive Director Group
Non-Executive Officer Employee Group

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Vote Required for Approval

The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting. The Omnibus Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal. Therefore, if the Business Combination Proposal and the Charter Proposal are not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by PowerUp’s stockholders.

The Omnibus Incentive Plan Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Omnibus Incentive Plan Proposal. See “The Business Combination Agreement – Related Agreements – Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that the Aspire Biopharma Holdings, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”), a copy of which is attached to the proxy statement/prospectus as Annex E, be adopted and approved.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Business Combination Agreement, immediately after the Closing, the parties thereto shall take all necessary action to designate and appoint to the Post-Closing Board seven (7) persons as follows: (i) five (5) persons designated prior to the Closing by Aspire, at least two (2) of whom will be independent; and (ii) two (2) persons designated prior to the Closing by PowerUp, both of whom shall be independent. Initially, Aspire has designated Kraig Higginson, Michael Howe, Gary Stein, Barbara Sher, Edward Kimball, and Gary Stein and Michael Howe will be considered independent directors of New Aspire. PowerUp has selected Surendra Ajjarapu, and Donald G. Fell to serve as directors, both of which will be considered independent directors of New Aspire.

The New Aspire board of directors will be classified into Class I, Class II, and Class III directors. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the Closing, and the Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the Closing, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the Closing, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At succeeding annual meetings of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law, any vacancy occurring in the New Aspire board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors will, unless (a) the New Aspire board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

It is proposed that the New Aspire board shall be classified as follows:

●	Class I directors: Michael Howe and Barbara Sher;

●	Class II directors: Edward Kimball and Donald G. Fell; and

●	Class III directors: Kraig Higginson, Gary Stein, and Surendra Ajjarapu.

Information for each nominee is set forth in the sections entitled “Management of New Aspire Following the Business Combination,” “Business of Aspire” and “Information About PowerUp –Directors and Executive Officers.”

Following consummation of the Business Combination, the election of directors of New Aspire will be governed by the Proposed Charter, the Proposed Bylaws and the laws of the State of Delaware.

Vote Required for Approval

The approval of the Election of Directors Proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting. The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal. Therefore, if the Business Combination Proposal and the Charter Proposal are not approved, the Election of Directors Proposal will have no effect, even if approved by PowerUp’s shareholders.

The Election of Directors Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Election of Directors Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, the Election of Directors Proposal appointing Kraig Higginson, Michael Howe, Gary Stein, Barbara Sher, Edward Kimball, Surendra Ajjarapu, and Donald G. Fell as directors be adopted and approved.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for such director(s)or the proposals. In addition, PowerUp’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the PowerUp Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to PowerUp shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient PowerUp ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (ii) in order to solicit additional proxies from PowerUp shareholders in favor of one or more of the proposals at the extraordinary general meeting. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the PowerUp Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to constitute a quorum or to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Initial Shareholders have agreed to vote all of their shares in favor of the Adjournment Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to PowerUp shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient PowerUp ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from PowerUp shareholders in favor of one or more of the proposals at the extraordinary general meeting be approved.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Aspire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE POWERUP DOMESTICATION AND REDEMPTION TO PUBLIC SHAREHOLDERS

The following is a discussion of the (i) material U.S. federal income tax consequences of the PowerUp Domestication and Redemption to the U.S. Holders (as defined below) of PowerUp Class A ordinary shares (collectively, “Public Shares,” and all such shareholders, “Public Shareholders”) and PowerUp private or public warrants (collectively, “PowerUp Warrants”) and (ii) material U.S. federal income tax consequences for Non-U.S. Holders (as defined below) of owning and disposing of New Aspire Common Stock or New Aspire private or public warrants (collectively, “New Aspire Warrants”) after the PowerUp Domestication. This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.

For purposes of this discussion, because any PowerUp unit (as defined in “Selected Definitions”) is separable at the option of the holder into shares of PowerUp Common Stock and one-half of a PowerUp Warrant, PowerUp is treating any Public Share and one-half of a PowerUp Warrant held by a U.S. Holder in the form of a PowerUp unit as separate instruments and is assuming that the PowerUp unit itself will not be treated as an integrated instrument. Accordingly, the separation of a PowerUp unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a contrary position. U.S. Holders are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any exercise of redemption rights) with respect to any Public Share and PowerUp Warrants held through a PowerUp unit (including alternative characterizations).

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Public Shares or PowerUp Warrants that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of any Public Shares or PowerUp Warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

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This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold Public Shares or PowerUp Warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:

●	financial institutions or financial services entities;
●	broker-dealers;
●	taxpayers that are subject to the mark-to-market tax accounting rules;
●	tax-exempt entities;
●	governments or agencies or instrumentalities thereof;
●	insurance companies;
●	regulated investment companies;
●	real estate investment trusts;
●	certain expatriates or former long-term residents of the United States;
●	persons that acquired Public Shares or PowerUp Warrants pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;
●	persons that hold Public Shares or PowerUp Warrants as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;
●	persons whose functional currency is not the U.S. dollar;
●	controlled foreign corporations;
●	passive foreign investment companies;
●	persons required to accelerate the recognition of any item of gross income with respect to Public Shares or PowerUp Warrants as a result of such income being recognized on an applicable financial statement;
●	persons who actually or constructively own 5% or more of the shares of PowerUp by vote or value (except as specifically provided below);
●	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or
●	the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Public Shares or PowerUp Warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Public Shares or PowerUp Warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Public Shares or PowerUp Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and such partnership. Holders of Public Shares or PowerUp Warrants are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on Public Shares or PowerUp Warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Public Shares or PowerUp Warrants will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES OR POWERUP WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF PUBLIC SHARES OR POWERUP WARRANTS TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE POWERUP DOMESTICATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF PUBLIC SHARES OR POWERUP WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

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U.S. Holders

Tax Consequences of the PowerUp Domestication to U.S. Holders of Public Shares or PowerUp Warrants

The discussion under this heading “—Tax Consequences of the PowerUp Domestication to U.S. Holders of Public Shares or PowerUp Warrants” constitutes the opinion of Dykema Gossett PLLC, United States tax counsel to PowerUp, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Public Shares and PowerUp Warrants as a result of the PowerUp Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of PowerUp.

The U.S. federal income tax consequences of the PowerUp Domestication will depend primarily upon whether the PowerUp Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the PowerUp Domestication, PowerUp will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.

The PowerUp Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes.

In the case of a transaction, such as the PowerUp Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided herein, including with respect to the PFIC rules and Section 367 of the Code (as discussed below), a U.S. Holder of Public Shares will not recognize gain or loss upon the exchange of its Public Shares solely for New Aspire Class A Common Stock or exchange of its PowerUp Warrants for New Aspire Warrants pursuant to the PowerUp Domestication. The PowerUp Domestication will be treated for U.S. federal income tax purposes as if PowerUp (i) transferred all of its assets and liabilities to New Aspire in exchange for all of the outstanding shares and warrants of New Aspire; and then (ii) distributed the shares and warrants of New Aspire to the shareholders and warrant holders of PowerUp in liquidation of PowerUp. The taxable year of PowerUp should be deemed to end on the date of the PowerUp Domestication.

In the case of a transaction, such as the PowerUp Domestication, that qualifies as an F Reorganization, (i) a U.S. Holder’s tax basis in a share of New Aspire Class A Common Stock or New Aspire Warrant received in connection with the PowerUp Domestication will generally be the same as its tax basis in the Public Share and PowerUp Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Aspire Common Stock or New Aspire Warrant received by a U.S. Holder will generally include such U.S. Holder’s holding period for the Public Share and PowerUp Warrant surrendered in exchange therefor.

If the PowerUp Domestication fails to qualify as a reorganization under Section 368, a U.S. Holder of Public Shares generally would recognize gain or loss with respect to its Public Shares or PowerUp Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Aspire Common Stock or New Aspire Warrants received in the PowerUp Domestication and the U.S. Holder’s adjusted tax basis in its Public Shares or PowerUp Warrants surrendered. The U.S. Holder’s basis in the New Aspire Common Stock or New Aspire Warrants would be equal to the fair market value of the New Aspire Common Stock or New Aspire Warrants on the date of the PowerUp Domestication and such U.S. Holder’s holding period for the New Aspire Common Stock or New Aspire Warrants would begin on the day following the date of the PowerUp Domestication. U.S. Holders who hold different blocks of Public Shares or PowerUp Warrants (generally, shares or warrants of PowerUp purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Public Shares or PowerUp Warrants.

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Because the PowerUp Domestication will occur prior to the redemption of New Aspire Common Stock, U.S. Holders exercising their redemption rights with respect to their New Aspire Common Stock will be subject to the potential tax consequences of the PowerUp Domestication. All U.S. Holders considering exercising their redemption rights with respect to their New Aspire Common Stock should consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the PowerUp Domestication and exercise of redemption rights.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE POWERUP DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF POWERUP PUBLIC SHARES SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE POWERUP DOMESTICATION, INCLUDING IF IT WERE TO FAIL TO QUALIFY AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(A)(1)(F) OF THE CODE.

PFIC Considerations

Even in the case of a transaction, such as the PowerUp Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the PowerUp Domestication may still be a taxable event to U.S. Holders of Public Shares or PowerUp Warrants under the passive foreign investment company (“PFIC”) provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because PowerUp is a blank check company, with no current active business, PowerUp believes that it is likely to exceed the thresholds of the PFIC asset or income test for the current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. While PowerUp believes that it may be eligible for the start-up exception, the application of such exception is subject to uncertainty and there can be no assurance with respect to PowerUp’s status as a PFIC for the 2024 taxable year (PowerUp’s current taxable year that is expected to end on the date of the PowerUp Domestication).

Effect of PFIC Rules on the PowerUp Domestication. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, these Treasury Regulations may require taxable gain recognition by a Non-Electing Shareholder, as defined below, with respect to its exchange Public Shares for New Aspire Class A Common Stock and PowerUp Warrants for New Aspire Warrants in the PowerUp Domestication if PowerUp were classified as a PFIC at any time during such U.S. Holder’s holding period in respect thereof. Any such gain would generally be treated as an “excess distribution” made in the year of the PowerUp Domestication and subject to the special tax and interest charge rules discussed below under “—Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder, as defined below, with respect to its Public Shares for which a timely qualified election fund (“QEF”) election, a QEF election with a purging election, or a mark-to-market (“MTM”) election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Due to the uncertainty regarding the application of Section 1291(f) of the Code, Dykema Gossett PLLC is unable to opine on the application of the PFIC rules to a U.S. Holder on the receipt of New Aspire Class A Common Stock in exchange for Public Shares and New Aspire Warrants for PowerUp Warrants in the PowerUp Domestication.

Definition and General Taxation of a PFIC. A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

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If PowerUp is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Public Shares or PowerUp Warrants and, solely with respect to the Public Shares, the U.S. Holder did not make either (a) a timely QEF election for PowerUp’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, (b) a QEF election along with a “purging election,” or (c) an MTM election, all of which are discussed further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Public Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Public Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Public Shares or PowerUp Warrants. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of PowerUp’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the PowerUp Domestication (discussed under “—Effects of Section 367 to U.S. Holders of Public Shares”) generally would be treated as gain subject to these rules.

In general, if PowerUp is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Public Shares (but not PowerUp Warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders. The impact of the PFIC rules on a U.S. Holder of Public Shares will depend on whether the U.S. Holder has made a timely and effective election to treat PowerUp as a QEF under Section 1295 of the Code, for PowerUp’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

A U.S. Holder’s ability to make a QEF election with respect to its Public Shares is contingent upon, among other things, the provision by PowerUp of certain information that would enable the U.S. Holder to make and maintain a QEF election. A PFIC annual information statement for 2023 for PowerUp is available on PowerUp’s website at https://www.powerupacq.com/press-releases/2023-powerup-acquisition-corp-pfic-letter. PowerUp has not yet made any determination regarding its PFIC status for its taxable year ending as of the date of the PowerUp Domestication. A U.S. Holder is not able to make a QEF election with respect to PowerUp Warrants. An Electing Shareholder making a valid and timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares. As a result, such a U.S. Holder generally should not recognize gain or loss as a result of the PowerUp Domestication except to the extent described under “—Effects of Section 367 to U.S. Holders of Public Shares” and subject to the discussion above under “—Tax Consequences of the PowerUp Domestication to U.S. Holders of Public Shares and PowerUp Warrants,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of PowerUp, whether or not such amounts are actually distributed.

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As indicated above, if a U.S. Holder of Public Shares has not made a timely and effective QEF election with respect to PowerUp’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Public Shares for their fair market value on the “qualification date.” The qualification date is the first day of PowerUp’s tax year in which PowerUp qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Public Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and will also have a new holding period in the Public Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Public Shares and for which PowerUp is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Public Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over the adjusted basis in its Public Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM election). The U.S. Holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Public Shares will be treated as ordinary income. Shareholders who hold different blocks of Public Shares (generally, shares of PowerUp purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the Public Shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their Public Shares. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Public Shares. An MTM election is not available with respect to PowerUp Warrants. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of an MTM election in respect to Public Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Public Shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 (b) to U.S. Holders of Public Shares

In addition to the PFIC rules discussed above, Section 367 (b) of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code. When it applies, Section 367(b) imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free. Section 367(b) may apply with respect to U.S. Holders on the date of the PowerUp Domestication. Because the PowerUp Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their New Aspire Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the PowerUp Domestication.

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U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of PowerUp. A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares (a “10% U.S. Shareholder”) of PowerUp must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Public Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of ordinary shares or 10% or more of the total value of all classes of ordinary shares of PowerUp. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of PowerUp attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

PowerUp does not expect to have significant cumulative net earnings and profits on the date of the PowerUp Domestication. If PowerUp does not have positive cumulative net earnings and profits through the date of the PowerUp Domestication, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Public Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of PowerUp’s cumulative net earnings and profits could be positive through the date of the PowerUp Domestication in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-2 as a result of the PowerUp Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

U.S. Holders Whose Public Shares Have a Fair Market Value of $50,000 or More and Who Own Less than 10 Percent of the Voting Power of PowerUp and Less than 10 Percent of the Total Value of PowerUp. A U.S. Holder whose Public Shares have a fair market value of $50,000 or more on the date of PowerUp Domestication and who beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of ordinary shares entitled to vote and less than 10% of the total value of all classes of ordinary shares of PowerUp will recognize gain (but not loss) with respect to the PowerUp Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to New Aspire Class A Common Stock received in the PowerUp Domestication in an amount equal to the excess of the fair market value of New Aspire Class A Common Stock received over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in the PowerUp Domestication. Shareholders who hold different blocks of Public Shares (generally, shares of PowerUp purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the PowerUp Domestication is a Section 367(b) exchange;
(ii)	a complete description of the PowerUp Domestication;

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(iii)	a description of any stock, securities or other consideration transferred or received in the PowerUp Domestication;
(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)	a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from PowerUp establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares, and (B) a representation that the U.S. Holder has notified PowerUp (or New Aspire) that the U.S. Holder is making the election; and
(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the PowerUp Domestication occurs, and the U.S. Holder must send notice of making the election to PowerUp or New Aspire no later than the date such tax return is filed. In connection with this election, PowerUp may in its discretion provide each U.S. Holder eligible to make such an election with information regarding PowerUp’s earnings and profits upon written request.

PowerUp does not expect to have significant cumulative earnings and profits through the date of the PowerUp Domestication. If that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that PowerUp has positive cumulative earnings and profits through the date of the PowerUp Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the PowerUp Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

U.S. Holders Whose Public Shares Have a Fair Market Value of Less Than $50,000 and Who Own Less than 10 Percent of the Voting Power of PowerUp and Less than 10 Percent of the Total Value of PowerUp. A U.S. Holder whose Public Shares have a fair market value of less than $50,000 on the date of PowerUp Domestication, and who on the date of the PowerUp Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of ordinary shares entitled to vote and less than 10% of the total value of all classes of ordinary shares of PowerUp, should not be required to recognize any gain or loss under Section 367 of the Code in connection with the PowerUp Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income.

All U.S. Holders of Public Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to U.S. Holders of Public Shares that elect to exercise redemption rights to receive cash in exchange for Public Shares and is subject in its entirety to the discussion of the PowerUp Domestication, PFIC rules and Section 367 of the Code above. For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise redemption rights in respect of all or a portion of its Public Shares.

The U.S. federal income tax consequences to a Converting U.S. Holder will depend on whether the redemption qualifies as a sale of Public Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the redemption qualifies as a sale of such U.S. Holder’s Public Shares, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Public Shares redeemed. A U.S. Holder’s adjusted tax basis in its Public Shares will generally be equal to the amount such U.S. Holder paid for such Public Shares. This gain or loss should generally be long-term capital gain or loss if the holding period of such Public Shares is more than one year at the time of the redemption. However, it is possible that because of the redemption rights associated with the Public Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and, thus, it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

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The redemption of Public Shares generally will qualify as a sale if such redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in PowerUp or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such Converting U.S. Holder may acquire pursuant to options and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of PowerUp is reduced immediately after the redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding PowerUp shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of PowerUp entitled to vote. There will be a “complete termination” of such Converting U.S. Holder’s interest if either (i) all of the PowerUp shares actually and constructively owned by such Converting U.S. Holder are redeemed or (ii) all of the PowerUp shares actually owned by such Converting U.S. Holder are redeemed and such Converting U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the PowerUp shares owned by certain family members and such Converting U.S. Holder does not constructively own any other PowerUp shares and otherwise complies with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Holder will depend upon the particular circumstances of that Converting U.S. Holder. However, the redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of PowerUp. Whether the redemption will result in a “meaningful reduction” in such Converting U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the Converting U.S. Holder’s relative interest in PowerUp is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such Converting U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences of any redemption of its Public Shares.

If none of the tests described above applies, the consideration paid to the Converting U.S. Holder will generally be treated as dividend income for U.S. federal income tax purposes to the extent of PowerUp’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in the Public Shares (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of the Public Shares. After the application of those rules, any remaining tax basis of the Converting U.S. Holder in the Public Shares redeemed will generally be added to the Converting U.S. Holder’s adjusted tax basis in its remaining Public Shares, or, if it has none, to the Converting U.S. Holder’s adjusted tax basis in its PowerUp Warrants or possibly in other PowerUp shares constructively owned by such U.S. Holder. U.S. Holders who hold different blocks of Public Shares (generally, shares of PowerUp purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

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Non-U.S. Holders

Tax Consequences for Non-U.S. Holders of Owning and Disposing of New Aspire Class A Common Stock

Distributions on New Aspire Class A Common Stock. Distributions of cash or property to a Non-U.S. Holder in respect of New Aspire Class A Common Stock received in the PowerUp Domestication will generally constitute dividends for U.S. federal income tax purposes to the extent paid from New Aspire’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds New Aspire’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its New Aspire Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “—Gain on Disposition of New Aspire Common Stock.”

Dividends paid to a Non-U.S. Holder of New Aspire Class A Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of New Aspire Class A Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if such Non-U.S. Holder’s New Aspire Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of New Aspire Class A Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of New Aspire Class A Common Stock. Subject to the below discussion of backup withholding and the Foreign Account Tax Compliance Act (as defined below), any gain realized by a Non-U.S. Holder on the taxable disposition of New Aspire Class A Common Stock or New Aspire Warrants generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);
●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or
●	New Aspire is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) New Aspire Class A Common Stock is not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of outstanding New Aspire Class A Common Stock. There can be no assurance that New Aspire Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

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A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale of New Aspire Class A Common Stock or New Aspire Warrants under regular U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale of New Aspire Class A Common Stock or New Aspire Warrants, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the “branch profits tax” equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of New Aspire Class A Common Stock or New Aspire Warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Aspire Class A Common Stock or New Aspire Warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Aspire will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Aspire does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New Aspire is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Information Reporting and Backup Withholding

New Aspire generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of New Aspire Class A Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

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Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New Aspire Class A Common Stock and New Aspire Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Aspire Class A Common Stock and New Aspire Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, New Aspire Class A Common Stock and New Aspire Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of New Aspire Class A Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New Aspire Class A Common Stock and New Aspire Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Aspire Class A Common Stock and New Aspire Warrants

Material U.S. Federal Income Tax Consequences of the Business Combination

The following is a discussion of the material U.S. federal income tax consequences of the Business Combination to Aspire U.S. holders (as defined below) who exchange Aspire Common Stock for New Aspire Common Stock in the Business Combination. This summary is based upon current provisions of the Code, existing Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to Aspire stockholders from the following summary. This discussion assumes that the Business Combination will be consummated in accordance with the Business Combination Agreement and as described in this proxy statement/prospectus.

This discussion applies only to Aspire U.S. holders who hold their Aspire Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not purport to address all U.S. federal income tax consequences relevant to Aspire U.S. holders of Aspire Common Stock. In addition, it does not address consequences relevant to Aspire Stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation to Aspire Stockholders that are:

●	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; mutual funds;
●	real estate investment trusts; regulated investment companies;
●	tax-exempt organizations or governmental organizations;
●	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes (and investors therein);
●	persons who are not Aspire U.S. holders (as defined below);
●	stockholders who are subject to the alternative minimum tax provisions of the Code;
●	persons who hold their Aspire Common Stock as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction or risk reduction strategy;

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persons that have a functional currency other than the U.S. dollar;
traders in securities who elect to apply a mark-to-market method of accounting;
●	persons who hold shares of Aspire Common Stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;
●	persons who elect to apply the provisions of Section 1400Z-2 of the Code to any gains realized in the Business Combination;
●	persons who acquired their shares of Aspire Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Aspire Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);
●	persons deemed to sell Aspire Common Stock under the constructive sale provisions of the Code;
●	persons who acquired their shares of Aspire Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and
●	certain expatriates or former citizens or long-term residents of the United States.

Aspire Stockholders, including in particular those subject to special U.S. or non-U.S. tax rules that are described in this paragraph, are urged to consult their own tax advisors regarding the consequences to them of the Business Combination.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Aspire Common Stock, the U.S. federal income tax treatment of the partnership or a partner in the partnership will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Aspire Common Stock or any other person not addressed by this discussion, you should consult your own tax advisors regarding the tax consequences of the Business Combination.

Definition of “Aspire U.S. Holder”

For purposes of this discussion, a “Aspire U.S. holder” is a beneficial owner of Aspire Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
●	a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Holders of Aspire Common Stock who are not Aspire U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the Business Combination to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.

IN ADDITION, IT IS RECOMMENDED THAT ALL HOLDERS CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

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General

Each of Aspire and PowerUp intends for the Business Combination to qualify, and will take the position that the Business Combination, qualifies, as a “reorganization” within the meaning of Section 368(a) of Code. However, Aspire and PowerUp cannot guarantee that the IRS will not challenge the intended tax treatment of the Business Combination, and that such a challenge will not be successful. None of Aspire, PowerUp or PowerUp Merger Sub, Inc. intend to obtain a ruling from the IRS with respect to the tax consequences of the Business Combination. Further, the closing of the Business Combination is not conditioned upon obtaining an opinion from counsel that the Business Combination will qualify as a reorganization. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination qualification as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

Treatment of Aspire U.S. Holders in the Business Combination

Except as described below with respect to cash received in lieu of a fractional share, assuming the Business Combination qualifies as a “reorganization” under Section 368(a) of the Code, the U.S. federal income tax consequences to Aspire U.S. holders of the Business Combination are as follows:

●	Aspire U.S. holders will not recognize gain or loss upon the exchange of their Aspire Common Stock for New Aspire Common Stock in the Business Combination, Aspire U.S. holders will obtain a basis in the New Aspire Common Stock they receive in the Business Combination equal to their basis in the Aspire Common Stock exchanged therefor, and the holding period of the shares of New Aspire Common Stock received by a Aspire U.S. holder in the Business Combination will include the holding period of the shares of Aspire Common Stock surrendered in exchange therefor;
●	if a Aspire U.S. holder acquired different blocks of shares of Aspire Common Stock at different times or at different prices, such holder should consult its own tax advisor regarding the manner in which its basis and holding period should be allocated among its New Aspire Common Stock in light of its specific circumstances; and
●	a Aspire U.S. holder who receives cash in lieu of a fractional share of New Aspire Common Stock will be treated as having received the fractional share pursuant to the Business Combination and then as having exchanged that fractional share with New Aspire for cash in a redemption transaction. A Aspire U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such Aspire U.S. holder’s basis allocated to such fractional share. Any gain or loss recognized generally would be long-term capital gain or loss if the Aspire U.S. holder’s holding period in such New Aspire Common Stock, as determined in accordance with the rules discussed above, exceeds one year at the closing of the Business Combination. Long-term capital gain of individuals and other non-corporate Aspire U.S. holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

If the Business Combination does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then each Aspire U.S. holder will be treated as exchanging his, her or its Aspire Common Stock in a fully taxable transaction in exchange for New Aspire Common Stock and any cash received in lieu of fractional shares in connection with the Business Combination. Aspire U.S. holders generally will recognize capital gain or loss in such exchange equal to the difference between (i) the fair market value of the New Aspire Common Stock received in the Business Combination and any cash received in lieu of fractional shares in connection with the Business Combination and (ii) such holder’s tax basis in the Aspire Common Stock surrendered in the Business Combination. Gain or loss must be calculated separately for shares of Aspire Common Stock acquired by Aspire U.S. holders at different times for different prices and exchanged by such Aspire U.S. holder in connection with the Business Combination. Any gain or loss recognized generally would be long-term capital gain or loss if the Aspire U.S. holder’s holding period in a particular block of Aspire Common Stock exceeds one year at the time of the Business Combination. Long-term capital gain of non-corporate Aspire U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. The aggregate tax basis of a Aspire U.S. holder in the New Aspire Common Stock received in the Business Combination will equal its fair market value at the Effective Time, and the holding period of New Aspire Common Stock received in the Business Combination will begin on the day after the consummation of the Business Combination.

Holders of Aspire Common Stock are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Business Combination to them in light of their personal circumstances and the consequences to them under state, local and non-U.S. tax laws and other federal tax laws.

Information Reporting

Each Aspire U.S. holder who receives shares of New Aspire Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all shares of Aspire Common Stock that are exchanged in the Business Combination, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Aspire U.S. holders who owned immediately before the Business Combination at least one percent (by vote or value) of the total outstanding stock of Aspire or securities of Aspire with a basis of $1,000,000 or more, are required to attach a statement to their tax returns for the year in which the Business Combination is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the Aspire U.S. holder’s tax basis in such holder’s Aspire Common Stock or securities surrendered in the Business Combination, the fair market value of such stock or securities, the date of the Business Combination and the name and employer identification number of each of Aspire and New Aspire. Aspire U.S. holders are urged to consult with their own tax advisors to comply with these rules.

This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the Business Combination to you.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

PowerUp is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

PowerUp is a blank check company incorporated as a Cayman Islands exempted company on February 9, 2021. PowerUp incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Aspire is a privately held, early-stage biopharmaceutical company. As a Puerto Rico corporation formed in September 2021, the Company engaged in the business of developing and marketing the disruptive technology for novel delivery mechanisms initially for “do no harm” drugs.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the historical balance sheet of PowerUp as of September 30, 2024 with the historical balance sheet of Aspire as of September 30, 2024 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2024.

PowerUp and Aspire have the same fiscal years ending December 31. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and for the year ended December 31, 2023 combine the historical statements of operations of PowerUp and Aspire for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma combined balance sheet as of September 30, 2024 and the unaudited pro forma combined statements of operations for the nine months ended September 30, 2024 and for the year ended December 31, 2023 are presented as if the following occurred:

●	the merger of Merger Sub, the wholly owned subsidiary of PowerUp, with and into Aspire, with Aspire as the surviving company;

●	the redesignation of PowerUp’s outstanding 577,644 Public Shares (577,644 Public Shares assuming low redemptions, 288,822 Public Shares assuming high redemptions, and 0 Shares assuming maximum redemptions) and 2,870,000 Original Sponsor shares and 4,317,500 current Sponsor shares as New Aspire common stock;

●	the issuance of shares of New Aspire common stock as follows: 35,000,000 shares to the stockholders of Aspire; and

●	the Sponsor and the Investors will receive up to 3,750,000 shares of New Aspire common stock, as partial consideration for entering into the Working Capital Loans, upon the completion of the Business Combination.

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The historical financial information of PowerUp was derived from the unaudited financial statements of PowerUp as of and for the nine months ended September 30, 2024 and from the audited financial statements for year ended December 31, 2023, included elsewhere in this proxy statement/prospectus. The historical financial information of Aspire was derived from the unaudited consolidated financial statements of Aspire as of and for the nine months ended September 30, 2024; and from the audited consolidated financial statements for the year ended December 31, 2023, included elsewhere in this proxy statement/prospectus. This information should be read together with PowerUp’s and Aspire’s audited and unaudited financial statements and related notes, the sections entitled “PowerUp’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Aspire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The pro forma combined financial statements have been presented for informational purposes only and are not necessarily indicative of what PowerUp’s and Aspire’s financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the pro forma data do not purport to project the future financial position or operating results of New Aspire. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, PowerUp, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Aspire will be treated as the accounting acquirer. Aspire has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the redemption scenarios:

●	Aspire’s existing stockholders will have more than 64.4% of the voting interest of New Aspire under both the no redemption and maximum redemption scenarios;

●	Aspire’s senior management will comprise the senior management of New Aspire;

●	the directors nominated by Aspire will represent the majority of the board of directors of New Aspire;

●	Aspire’s operations will comprise the ongoing operations of New Aspire; and

●	New Aspire will be named “Aspire Biopharma Holdings, Inc.”

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Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Aspire is issuing stock for the net assets of PowerUp. The net assets of PowerUp will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Aspire.

Basis of Pro Forma Presentation

Pursuant to the PowerUp’s Existing Governing Documents, PowerUp’s public shareholders may demand that PowerUp redeem their Class A ordinary shares for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public shareholder properly demands redemption of their shares, PowerUp will redeem each share for cash equal to the public shareholder’s pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming alternative levels of cash redemptions of PowerUp’s Class A ordinary shares:

●	Scenario 1: Assuming No Redemptions: This presentation assumes that no PowerUp public shareholders exercise redemption rights with respect to their public shares, 577,644 of which were outstanding as of the date of this filing.

●	Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of PowerUp public shareholders holding 288,822 public shares will exercise their redemption rights for approximately $3.3 million of funds in PowerUp’s Trust Account.

●	Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of PowerUp public shareholders holding 577,644 public shares will exercise their redemption rights for approximately $6.6 million of funds in PowerUp’s Trust Account.

The table below shows the issued and outstanding shares under each of the Scenarios set forth above following the closing of the Business Combination, as well as potential sources of dilution:

	Share Ownership in New Aspire(1)
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
PowerUp Public Shares subject to redemption	577,644	1.2%	288,822	0.6%	-	-%
PowerUp Founder Shares – Original Sponsor	2,870,000	6.2%	2,870,000	6.2%	2,870,000	6.3%
PowerUp Founder Shares – Current Sponsor	4,317,500	9.3%	4,317,500	9.3%	4,317,500	9.4%
Aspire Stockholders (2)	35,000,000	75.2%	35,000,000	75.7%	35,000,000	76.2%
Working Capital Loan Shares – Investors (3)	1,750,000	3.8%	1,750,000	3.8%	1,750,000	3.8%
Working Capital Loan Shares – Current Sponsor (4)	2,000,000	4.3%	2,000,000	4.3%	2,000,000	4.3%
Pro Forma common stock at September 30, 2024	46,515,144	100.0%	46,226,322	100.0%	45,937,500	100.0%

(1) For further details, see “Business Combination Proposal — Consideration to Aspire Stockholders in the Business Combination.”

(2) Comprises the shares of New Aspire Common Stock to be issued to the Aspire Stockholders at Closing.

(3) Comprises the Working Capital Loan Shares to be issued to the Investors at Closing.

(4) Comprises the up to 2,000,000 Working Capital Loan Shares that may be issued to the Sponsor at Closing as partial consideration for the Sponsor entering into certain Working Capital Loans, such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, PowerUp, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Aspire will be treated as the accounting acquirer. This determination was primarily based on the following facts and circumstances: (i) Aspire’s existing stockholders will have more than 64.4% of the voting interest of New Aspire under both the no redemption and maximum redemption scenarios; (ii) Aspire’s senior management will comprise the senior management of New Aspire; (iii) the directors nominated by Aspire will represent a majority of the board of directors of New Aspire; and (iv) Aspire’s operations will comprise the ongoing operations of New Aspire. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Aspire is issuing stock for the net assets of PowerUp. The net assets of PowerUp will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Aspire. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 assumes the Business Combination occurred on September 30, 2024. The unaudited pro forma condensed combined statements of operation for the nine months ended September 30, 2024 and for the twelve months ended December 31, 2023 present the pro forma effect of the Business Combination as if it had been completed on January 1, 2023, the beginning of the earliest period presented. These periods are presented on the basis of Aspire as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 has been prepared using, and should be read in conjunction with, the following:

● PowerUp’s unaudited balance sheet as of September 30, 2024 and the related notes for the period ended September 30, 2024, included elsewhere in this proxy statement/prospectus; and

● Aspire’s unaudited balance sheet as of September 30, 2024 and the related notes for the period ended September 30, 2024, included elsewhere in this proxy statement/prospectus; and

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 and for the twelve months ended December 31, 2023 have been prepared using, and should be read in conjunction, with the following:

● PowerUp’s audited statement of operations for the period ended December 31, 2023, and unaudited statement of operations for the nine months ended September 30, 2024, and the related notes included elsewhere in this proxy statement/prospectus; and

● Aspire’s audited statement of operations for the period ended December 31, 2023, and unaudited statement of operations for the nine months ended September 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that PowerUp believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. PowerUp believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Aspire. They should be read in conjunction with the historical financial statements and notes thereto of PowerUp and Aspire.

196

General Description of the Business Combination Agreement

On August 26, 2024, PowerUp entered into the Business Combination Agreement with Merger Sub, the Sponsor, Seller Representative, and Aspire. Pursuant to the Business Combination Agreement, among other things, the Company will complete the PowerUp Domestication and the parties will effect the merger of Merger Sub with and into Aspire, with Aspire continuing as the surviving entity, and a wholly owned subsidiary of New Aspire. New Aspire’s securities are expected to be listed on Nasdaq.

On September 5, 2024, and in connection with the due diligence process, the parties entered into the Amendment Agreement, which (i) adjusted the Merger Consideration to be consistent with the aggregate post-Closing ownership percentage of the Aspire Stockholders that the parties had anticipated to be reflected in the consummation of the Business Combination, (ii) adjusted the size of the pool of available equity in the 2024 Plan for the initial fiscal year following Closing to be consistent with what the parties had anticipated to be reflected in the consummation of the Business Combination, and (iii) provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

On October 9, 2024, and in connection with the due diligence process, the parties entered into the Second Amendment Agreement, which provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

Merger Consideration

As consideration for the Business Combination, Aspire’s Stockholders shall collectively be entitled to receive, in the aggregate, a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Aspire Common Stock with an aggregate value equal to (a) $350 million less (b) the amount by which Aspire’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by PowerUp), if any, less (c) Aspire’s Indebtedness at Closing..

Warrants

Upon consummation of the Business Combination, there will be outstanding an aggregate of 14,375,000 Public Warrants and 9,763,333 Private Placement Warrants held by our Sponsor and Original Sponsor. Each of our outstanding whole warrants will be exercisable commencing 30 days following the Closing for one share of New Aspire Common Stock. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the PowerUp Domestication, will entitle the holder thereof to purchase one share of New Aspire Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination), PowerUp’s fully diluted share capital would be 31,903,477 ordinary shares.

Working Capital Loan Shares

Sponsor will be entitled to receive from New Aspire at Closing up to 2,000,000 Working Capital Loan Shares, such exact number to be calculated based on the actual dollar amount of principal loaned subsequent to the date of the Business Combination Agreement. As of the date of this proxy statement/prospectus, 442,905 of these Working Capital Loan Shares are issuable at Closing.

The Investors who provided working capital through the First Subscription Agreements will be entitled to receive from New Aspire at Closing 1,750,000 Working Capital Loan Shares to be issued to the Investors as consideration for entering into the First Subscription Agreements. (See Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet – Note 7 below).

2. Adjustments to Unaudited Pro Forma Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are directly attributable to the Business Combination. PowerUp and Aspire have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Aspire filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Aspire’s shares outstanding, assuming the Business Combination had been completed on January 1, 2023, the beginning of the earliest period presented.

197

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2024

(In thousands)

			Scenario 1			Scenario 2			Scenario 3
			Assuming No Redemptions into Cash			Assuming 50% Redemptions into Cash			Assuming Maximum Redemptions into Cash
	(A)	(B)	Pro Forma			Pro Forma			Pro Forma
	Aspire	PowerUp	Adjustments		Balance Sheet	Adjustments		Balance Sheet	Adjustments		Balance Sheet
Assets
Current assets:
Cash and cash equivalents	17	-	6,601	(1)	1,714	3,300	(1)	-	-	(1)	-
			(4,929)	(2)		(4,929)	(2)		(4,929)	(2)
			-	(6)		1,587	(6)		4,887	(6)
			25	(8)		25	(8)		25	(8)
Prepaid expenses and other current assets	167	37	-		204			204			204
Due from Sponsor	-	25	(25)	(8)	-	(25)	(8)	-	(25)	(8)	-
Total current assets	184	62	1,672		1,918	(42)		204	(42)		204

Investments held in Trust Account	-	6,601	(6,601)	(1)	-	(6,601)	(1)	-	(6,601)	(1)	-
Total assets	184	6,663	(4,929)		1,918	(6,643)		204	(6,643)		204

Liabilities, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	130	904	(773)	(2)	260	(773)	(2)	1,847	(773)	(2)	5,147
			-	(6)		1,587	(6)		4,887	(6)
Loan and Transfer notes payable	-	436	(450)	(2)	-	(450)	(2)	-	(450)	(2)	-
			14	(9)		14	(9)		14	(9)
Subscription Agreement loan	-	4,904	(2,500)	(2)	-	(2,500)	(2)	-	(2,500)	(2)	-
			(2,404)	(5)		(2,404)	(5)		(2,404)	(5)
Due to Affiliate	-	329	(329)	(2)	-	(329)	(2)	-	(329)	(2)	-
Accrued expenses and other current liabilities	3	-	-		179	-		179	-		179
Loans - Related party	853	-			853	-		853	-		853
Total current liabilities	986	6,573	(6,442)		1,117	(4,855)		2,704	(1,555)		6,004

Total liabilities	986	6,573	(6,442)		1,117	(4,855)		2,704	(1,555)		6,004

Commitments and contingencies
Class A common stock subject to possible redemption	-	6,601	(6,601)	(1)	-	(6,601)	(1)	-	(6,601)	(1)	-
Stockholders’ equity (deficit)
PowerUp Preference Shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	-	-	-
PowerUp Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized (excluding 577,644 shares subject to redemption)	-	1	44	(3)	45	44	(3)	45	44	(3)	45
Aspire Common Stock $0.001 par value	222	-	(222)	(3)	-	(222)	(3)	-	(222)	(3)	-
Additional paid-in capital	1,015	8,864	6,601	(1)	19,782	3,300	(1)	16,481		(1)	13,181
			178	(3)		178	(3)		178	(3)
			(15,376)	(4)		(15,376)	(4)		(15,376)	(4)
			17,500	(7)		17,500	(7)		17,500	(7)
Retained earnings (accumulated deficit)	(2,039)	(15,376)	(877)	(2)	(18,026)	(877)	(2)	(18,026)	(877)	(2)	(18,026)
			15,376	(4)		15,376	(4)		15,376	(4)
			2,404	(5)		2,404	(5)		2,404	(5)
			(17,500)	(7)		(17,500)	(7)		(17,500)	(7)
			(14)	(9)		(14)	(9)		(14)	(9)
Total stockholders’ equity (deficit)	(802)	(6,511)	8,114		801	4,813		(2,500)	1,513		(5,800)
Total liabilities and stockholders’ equity (deficit)	184	6,663	(4,929)		1,918	(6,643)		204	(6,643)		204

(A)	Obtained from the unaudited condensed consolidated balance sheet of Aspire as of September 30, 2024.

(B)	Obtained from the unaudited condensed balance sheet of PowerUp as of September 30, 2024.

198

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Dollars in thousands, except per share data)

			Transaction			Transaction			Transaction
			Accounting		Pro Forma	Accounting		Pro Forma	Accounting		Pro Forma
			Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
	Aspire Historical	PowerUp Historical	(Assuming No		(Assuming No	(Assuming 50%		(Assuming 50%	(Assuming Maximum		(Assuming Maximum
	(A)	(B)	Redemptions)		Redemptions)	Redemptions)		Redemptions)	Redemptions)		Redemptions)
Revenue	$-	$-	$-		$-	$-		$-	$-		$-
Operating expenses:
General and Administrative	359	1,340	1,650	(dd)	3,349	1,650	(ee)	3,349	1,650	(ee)	3,349
Total operating expenses	359	1,340	1,650		3,349	1,650		3,349	1,650		3,349
Income(Loss) from operations	(359)	(1,340)	(1,650)		(3,349)	(1,650)		(3,349)	(1,650)		(3,349)
Other income (expenses):
Income from investments held in Trust Account	-	5,813	(5,813)	(aa)	-	(5,813)	(aa)	-	(5,813)	(aa)	-
Other income(expense), net	-	(9)	(17,500)	(cc)	(17,509)	(17,500)	(cc)	(17,509)	(17,500)	(cc)	(17,509)
Total other income (expense)	-	5,804	(23,313)		(17,509)	(23,313)		(17,509)	(23,313)		(17,509)
Net income (loss)	$(359)	$4,464	(24,963)		$(20,858)	(24,963)		$(20,858)	(24,963)		$(20,858)
Weighted average shares outstanding of Class A ordinary shares	487,500,000	16,461,668	46,515,144	(bb)	46,515,144	46,226,322	(bb)	46,226,322	45,937,500	(bb)	45,937,500
Basic and diluted net income per Class A ordinary share	$(0.00)	$0.23			$(0.45)			$(0.45)			$(0.45)
Weighted average shares outstanding of non-redeemable ordinary shares	-	2,717,466	(2,717,466)	(bb)
Basic and diluted net income (loss) per Class B ordinary share	-	$0.23

(A)	Obtained from the audited statement of operations of Aspire ended December 31, 2023.
(B)	Obtained from the audited statement of operations of PowerUp ended December 31, 2023.

199

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

(Dollars in thousands, except per share data)

									Transaction
			Transaction			Transaction			Accounting		Pro Forma
			Accounting		Pro Forma	Accounting		Pro Forma	Adjustments		Combined
	Aspire	PowerUp	Adjustments		Combined	Adjustments		Combined	(Assuming		(Assuming
	Historical	Historical	(Assuming No		(Assuming No	(Assuming 50%		(Assuming 50%	Maximum		Maximum
	(A)	(B)	Redemptions)		Redemptions)	Redemptions)		Redemptions)	Redemptions)		Redemptions)
Revenue	$-	$-	$-		$-	$-		$-	$-		$-
Operating expenses:
General and Administrative	570	3,654	(2,418)	(ee)	1,806	(2,418)	(ee)	1,806	(2,418)	(ee)	1,806
Total operating expenses	570	3,654	(2,418)		1,806	(2,418)		1,806	(2,418)		1,806
Income(Loss) from operations	(570)	(3,654)	2,418		(1,806)	2,418		(1,806)	2,418		(1,806)
Other income (expenses):
Income from investments held in Trust Account	-	481	(481)	(aa)	-	(481)	(aa)	-	(481)	(aa)	-
Other income(expense), net	-	(33)	-		(33)	-		(33)	-		(33)
Interest expense - debt discount	-	(400)	-		(400)	-		(400)	-		(400)
Total other income (expense)	-	48	(481)		(433)	(481)		(433)	(481)		(433)
Net Income(loss) before income tax provision	(570)	(3,606)	1,937		(2,239)	1,937		(2,239)	1,937		(2,239)
Provision for Income Taxes	(1)				(1)			(1)			(1)
Net Income (loss)	(571)	(3,606)	1,937		(2,240)	1,937		(2,240)	1,937		(2,240)
Weighted average shares outstanding of Class A ordinary shares	-	8,404,035	46,515,144	(bb)	46,515,144	46,226,322	(bb)	46,226,322	45,937,500	(bb)	45,937,500
Basic and diluted net income per Class A ordinary share	$-	$(0.43)			$(0.05)			$(0.05)			$(0.05)

(A)	Obtained from the unaudited statement of Aspire for the nine months ended September 30, 2024.
(B)	Obtained from the unaudited statement of PowerUp for the nine months ended September 30, 2024.

200

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1) Reflects the transactions relating to the business combination and the release of funds as part of such agreement.

● Scenario 1: Assuming No Redemptions: This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares, 577,644 of which were outstanding as of the date of this filing.

● Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of the public shareholders holding 288,822 public shares will exercise their redemption rights for approximately $3.3 million of funds in PowerUp’s Trust Account.

● Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of the public shareholders holding 577,644 public shares will exercise their redemption rights for approximately $6.6 million of funds in PowerUp’s Trust Account.

			Assuming No Redemptions into Cash			Assuming 50% Redemptions into Cash			Assuming Maximum Redemptions into Cash
					Net Changes			Net Changes			Net Changes
Cash and Cash Equivalents		Cash from trust	6,601	(i)	6,601	3,300	(i)	3,300	-	(i)	-

Cash Held in Trust		Cash in Trust	(6,601)	(i)	(6,601)	(6,601)	(i)	(6,601)	(6,601)	(i)	(6,601)

PowerUp Class A common Stock subject to possible redemption		Transfer of common stock	(6,601)	(ii)	(6,601)	(6,601)	(ii)	(6,601)	(6,601)	(ii)	(6,601)

Additional Paid in Capital		Increase for transfer of common stock	6,601	(ii)	6,601	3,300	(ii)	3,300	-	(ii)	-

(i) To Record the release of Cash from the Trust Account			0%			50%			100%
Total Number of redeemable shares	577,644	Shares Redeemed	-			288,822			577,644
Price per redeemable share	$11.43
Total cash in Trust			$6,601			$3,300			$-

(ii) To record the Stock Subject to redemption to Additional Paid in Capital			$6,601			$3,300			$-

(2) Represents estimated direct and incremental transaction costs of approximately $4.9 million incurred by PowerUp and Aspire related to the Business Combination. This includes the payment of $2.5 million in subscription agreements and related $0.25 million interest payments, $0.45 million of working capital loans, legal fees of $1.4 million and Sponsor Administrative Fee of $0.3 million.

201

(3) Reflects the recapitalization of New Aspire through the issuance of 35,000,000 shares ($350,000,000 divided by $10.00) of New Aspire Common Stock at par value of $0.0001. Elimination of Aspire common Stock at par value $0.001 and the addition from Additional Paid in Capital.

(4) Reflects the elimination of the historical accumulated deficit of PowerUp in the amount of $15.4 million.

(5) Reflects the elimination of Subscription Agreement Loan on the PowerUp balance sheet of $2.4 million. The amount is the non-cash fair value of The Subscription Agreement which calls for the repayment by PowerUp upon the Closing.

(6) Reflects the amount of negative cash of approximately $0, $1.6 and $4.9 million recategorized to accounts payable in each of the Scenarios.

(7) Reflects the expected payment in shares for the First Subscription Agreements.

The Business Combination Agreement and First Subscription Agreements provide for shares of new issue New Aspire Common Stock which represents a debt extinguishment as determined by ASC 405-20-41-1 Debt Extinguishment Accounting. As such, the adjustment included a loss on extinguishment of debt of $17.5 million based on the extension share valuation calculated according to ASC 470-50-40-2 guidance.

The issue of new shares is a non-cash transaction and has no impact on cash or cash equivalents.

The per share value was determined using the valuation of the shares being exchanged for New Aspire Common Stock, pursuant to which “Per Share Price” means $10.00. The maximum merger consideration is $350 million, which when divided by 35,000,000 shares equals $10.00. Since the new issuance of the shares would occur on the closing date, the “Per Share Price” would be the same for issuances of shares to the target company and lenders. See calculations below (in thousands except share and per share data):

		Number of Shares	Total		Total Extension
	Amount of Loan	Per loan Dollar	Extension Shares	Per Share Value	Share Valuation
Working Capital Loan	$17,500	1	1,750,000	$10.00	$17,500
	$17,500		1,750,000		$17,500

(8) To Record payment from Sponsor to PowerUp of $0.025 million due for Working Capital.

(9) To Accelerate the amortization of elimination of debt discount, $0.014 million.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands, except share and per share data)

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 and year ended December 31, 2023 are as follows:

(aa) Represents the elimination of historical interest income earned on the Trust Account.

(bb) Represents the conversion of 577,644 Class A Ordinary Shares subject to redemption (except in Scenario 2 and 3) and 7,187,500 Class A Ordinary Shares not that are not subject to redemption into shares of New Aspire common stock, the issuance of 35,000,000 shares of New Aspire Common Stock, the issuance of 1,750,000 Working Capital Loan Shares. (The number of shares of New Aspire Common Stock to be issued in the Business Combination are subject to closing adjustments to the merger consideration required by the terms of the Business Combination Agreement, including the Minimum Cash Condition and Aspire’s Indebtedness at Closing.)

(cc) Represents the amount of the value of the extension shares of $17.5 million shown as Loss on Extinguishment of Debt. See Footnote (7).

(dd) Record the Closing expenses. (See Footnote (2)).

(ee) Record the elimination of Subscription Agreements Loan expense. Adjustment (5) $2.4 Million and Adjustment (9) $0.02 Million.

3. Net loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023, the beginning of the earliest period presented. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined statement of operations has been prepared assuming the no redemptions, and maximum redemptions scenarios:

	For Nine Months Ended September 30, 2024
	Pro Forma Combined (Assuming No Redemptions)	(Assuming 50% Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
Pro forma net loss	$(2,240)	$(2,240)	$(2,240)
Basic and diluted weighted average shares outstanding	46,515,144	46,226,322	45,937,500
Net loss per share – basic and diluted	$(0.05)	$(0.05)	$(0.05)

	Year Ended December 31, 2023
	Pro Forma Combined (Assuming No Redemptions)	(Assuming 50% Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
Pro forma net loss	$(20,858)	$(20,858)	$(20,858)
Basic and diluted weighted average shares outstanding	46,515,144	46,226,322	45,937,500
Net loss per share – basic and diluted	$(0.45)	$(0.45)	$(0.45)

	Pro Forma Combined	Pro Forma Combined	Pro Forma Combined
Stockholder	(Assuming No Redemptions Scenario)	(Assuming 50% Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
PowerUp Public Shares subject to redemption	577,644	288,822	-
PowerUp Founder Shares not subject to redemption	7,187,500	7,187,500	7,187,500
Aspire Stockholders	35,000,000	35,000,000	35,000,000
Working Capital Loan Shares	3,750,000	3,750,000	3,750,000
	46,515,144	46,226,322	45,937,500

202

INFORMATION ABOUT PowerUp

In this section of the proxy statement/prospectus, references to “we,” “us,” or the “Company” refer to PowerUp Acquisition Corp., references to our “management” or our “management team” refer to our officers and directors, references to the “Original Sponsor” refer to PowerUp Sponsor LLC, and references to the “Sponsor” refer to SRIRAMA Associates, LLC. The Original Sponsor and the Sponsor are collectively referred to as the “Sponsors.”

Overview

We are a blank check company incorporated on February 9, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. To date, our efforts have been limited to organizational activities related to our initial public offering and our search for a suitable target for a potential business combination. We have generated no operating revenues to date, and we do not expect that we will generate operating revenues until we consummate our initial business combination.

Significant Activities Since Inception

On February 23, 2022, we consummated our initial public offering of 28,750,000 units. Each unit consists of one Class A ordinary share of the Company, par value $0.0001 per share, and one-half of one redeemable warrant of the Company, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $287,500,000. Prior to the closing of our initial public offering, the underwriters for our initial public offering exercised their over-allotment option in full.

Simultaneously with the closing of our initial public offering, we completed the private sale of an aggregate of 9,763,333 warrants at a purchase price of $1.50 per warrant, generating gross proceeds to the Company of $14,645,000.

A total of $294,687,500, comprised of the proceeds from the initial public offering after offering expenses and a portion of the proceeds of the sale of the private placement warrants, was placed in the trust account maintained by Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company), acting as trustee.

On May 18, 2023, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon a proposal to amend PowerUp’s governing documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the meeting and subsequent redemption, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares (the “2023 Extension Redemption”) representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $19 million left in its Trust Account, all of which was held in U.S. treasury bills. Following the 2023 Extension Redemption there were 1,803,729 public shares remaining issued and outstanding.

On May 22, 2024, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account, all of which is held in an interest-bearing demand deposit account at a bank. Following the 2024 Extension Redemption there are 577,644 public shares remaining issued and outstanding.

We must complete our initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination). If our initial business combination is not consummated by February 17, 2025 (or by the end of any Extension Period if we extend the period of time to consummate a business combination), then our existence will terminate, and we will distribute all amounts in the trust account.

We are not presently engaged in, and will not engage in, any operations until after our initial business combination. We intend to effect an initial business combination using cash held in the Trust Account.

Selection of a Target Business and Structuring of Our Initial Business Combination

The Nasdaq rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of our board of directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. Such standards used will be disclosed in our tender offer documents or proxy solicitation materials, as applicable, related to our initial business combination.

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If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, with respect to the satisfaction of such criteria. We do not intend to purchase multiple businesses in unrelated industries in conjunction with our initial business combination. Subject to this requirement, our management will have virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we will not be permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In any case, we will only complete an initial business combination in which we own or acquire 50% or more of the outstanding voting securities of the target or otherwise acquire a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If we own or acquire less than 100% of the equity interests or assets of a target business or businesses, the portion of such business or businesses that are owned or acquired by the post-transaction company is what will be valued for purposes of the 80% of net assets test. There is no basis for investors in the IPO to evaluate the possible merits or risks of any target business with which we may ultimately complete our initial business combination.

To the extent we effect our initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, we may be affected by numerous risks inherent in such company or business. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

In evaluating a prospective target business, we expect to conduct a thorough due diligence review which will encompass, among other things, meetings with incumbent management and employees, document reviews, inspection of facilities, as well as a review of financial, operational, legal and other information which will be made available to us.

The time required to select and evaluate a target business and to structure and complete our initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which our initial business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination.

Status as a Public Company

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

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We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates equals or exceeds $700 million as of the last business day of the preceding second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the last business day of that year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the last business day of that year’s second fiscal quarter.

Until the completion of our initial business combination, only holders of our founder shares will have the right to vote on the appointment of directors. As a result, we are a “controlled company” within the meaning of the Nasdaq corporate governance standards. Under the Nasdaq corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. We have not utilized these exemptions and have complied with the corporate governance requirements of the Nasdaq, subject to applicable phase-in rules. However, if we determine in the future to utilize some or all of these exemptions, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Redemption Rights for Public Shareholders upon Completion of Our Initial Business Combination

We will provide our public shareholders with the opportunity to redeem all or a portion of their ordinary shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be approximately $10.25 per public share. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Our sponsor, our directors, and our officers have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares held by them, and any public shares they may acquire during or after this offering in connection with the completion of our initial business combination.

Limitations on Redemptions

Our Existing Governing Documents do not provide a specified maximum redemption threshold. As a result, we may be able to complete the Business Combination even though a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates.

However, our Existing Governing Documents provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our initial public offering, which we refer to as “Excess Shares”, without our prior consent.

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Manner of Conducting Redemptions

We will provide our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our initial business combination either in connection with a general meeting called to approve the business combination.

Additionally, we will, pursuant to our amended and restated memorandum and articles of association:

●	conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

●	file these proxy solicitation materials with the SEC.

We expect that the final proxy statement/prospectus will be mailed to public shareholders at least 10 days prior to the shareholder vote. We will distribute the proxy solicitation materials and, in connection therewith, provide our public shareholders with the redemption rights described above upon completion of the initial business combination.

We will complete our initial business combination only if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, pursuant to the terms of a letter agreement entered into with us, our Original Sponsor, officers and directors have agreed (and their permitted transferees will agree) to vote any founder shares held by them and any public shares purchased during or after the IPO in favor of our initial business combination. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction. In addition, our Original Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of a business combination.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time our officers devote in any time period varies based on the stage of the business combination process we are in. The officers and directors each have certain fiduciary duties with respect to the various companies that they are actively involved in, which are listed below in their biographies. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position
Surendra Ajjarapu	53	Chief Executive Officer, Executive Chairman, Director
Howard Doss	70	Chief Financial Officer
Michael L. Peterson	62	Director
Donald G. Fell	79	Director
Avinash Wadhwani	56	Director
Mayur Doshi	62	Director

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The following biographies describe the experience of each of PowerUp’s executive officers and directors and include information about the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations, or other material management relationships. The fiduciary duties owed by such individuals are generally prescribed by applicable law based on the individual’s position with such entity.

Surendra Ajjarapu

Suren Ajjarapu (age: 53) served as Chairman and Chief Executive Officer of PowerUp since August 2023. He has also served as Chairman of the Board, Chief Executive Officer and Secretary of TRxADE Health, Inc. (NASDAQ: MEDS) (n/k/a Scienture Holdings, Inc. (NASDAQ: SCNX)) since January 2014, served as Chairman and Chief Executive Officer of Kernel Group Holdings, Inc. (NASDAQ: KRNL), a special purpose acquisition company, since December 2022, served as Chairman and Chief Executive Officer of Oceantech Acquisitions I Corp. (NASDAQ: OTEC), a special purpose acquisition company, since March 2023, and served as a director and the Chief Executive Officer of Integrated Wellness Acquisition Corp (NYSE: WEL), a special purpose acquisition company, since January 2024 and February 2024, respectively. Mr. Ajjarapu served as Chairman and Chief Executive Officer of Aesther Healthcare Acquisition Corp. (NASDAQ: AEHA), a special purpose acquisition company, from June 2021 until the completion of its initial business combination in February 2023. Mr. Ajjarapu now serves as a director of the post-combination company Ocean Biomedical, Inc. (NASDAQ: OCEA). Mr. Ajjarapu served as Chairman and Chief Executive Officer of Semper Paratus Acquisition Corporation (NASDAQ: LSGT), a special purpose acquisition company, from June 2023 until the completion of its initial business combination in February 2024. Mr. Ajjarapu served as a director of the post-combination company Tevogen Bio Holdings Inc. (NASDAQ: TVGN) until August 2024. Mr. Ajjarapu also serves as a director and the Chief Executive Officer of Wellgistics Health, Inc. (f/k/a Danam Health Inc.) Mr. Ajjarapu has served on the board of directors of Kano Energy, Inc, which is involved in developing renewable natural gas sites in USA, since 2018. Mr. Ajjarapu has also served as Chairman of Feeder Creek Group, Inc., since March 2018. Feeder Creek Group, Inc. is a company involved in developing renewable natural gas sites in Iowa. Mr. Ajjarapu was a Founder, Chief Executive Officer and Chairman of Sansur Renewable Energy, Inc., a company involved in developing wind power sites in the Midwest, United States, from 2009 to 2012. Mr. Ajjarapu was a Founder, President and Director of Aemetis, Inc., a biofuels company (AMTX.OB) and a Founder, Chairman and Chief Executive Officer of International Biofuels, a subsidiary of Aemetis, Inc., from 2006 to 2009. Mr. Ajjarapu was Co-Founder, Chief Operating Officer, and Director of Global Information Technology, Inc., an IT outsourcing and systems design company, headquartered in Tampa, Florida with major operations in India from 1995 to 2006. Mr. Ajjarapu holds an MS in Environmental engineering from South Dakota State University, Brookings, South Dakota, and an MBA from the University of South Florida, specializing in International Finance and Management. Mr. Ajjarapu is also a graduate of the Venture Capital and Private Equity program at Harvard University.

Howard Doss

Howard Doss (age: 70) has served as the Chief Financial Officer of PowerUp since August 2023. He is a seasoned chief financial officer and accountant. He served as Chief Financial Officer of Kernel Group Holdings, Inc. “KRNL”. And, beginning in 2021, he served as Chief Financial Officer of Aesther Healthcare Acquisition Corp., a special purpose acquisition company until it consummated its initial business combination in February 2023. He has also served as chief financial officer of TRxADE HEALTH, INC. (n/k/a Scienture Holdings, Inc.), an online marketplace for health traded on Nasdaq under the symbol “SCNX.” Mr. Doss has served in a variety of capacities with accounting and investment firms. He joined the staff of Seidman & Seidman (BDO Seidman, Dallas) in 1977 and in 1980 he joined the investment firm Van Kampen Investments, opening the firm’s southeast office in Tampa, Florida in 1982. He remained with the firm until 1996 when he joined Franklin Templeton. After working for the Principal Financial Group office in Tampa, Florida, Mr. Doss was City Executive for U.S. Trust in Sarasota, Florida, responsible for high net worth individuals. He retired from that position in 2009. He served as CFO and Director for Sansur Renewable Energy, an alternative energy development company, from 2010 to 2012. Mr. Doss has also served as President of STARadio Corp. since 2005. Mr. Doss is a member of the America Institute of CPA’s. He is a graduate of Illinois Wesleyan University.

Michael L. Peterson

Michael Peterson (age: 62) has served as a director of PowerUp since August 2023. Since January 2021, Mr. Peterson has served as a director of Indonesia Energy Corporation Limited (NYSE American: INDO). Mr. Peterson commenced serving as President, Chief Executive Officer and as a director of Lafayette Energy Corp. in April 2022. Mr. Peterson has also served as a director of Kernel Group Holdings, Inc. (NASDAQ: KRNL), a special purpose acquisition company, since December 2022, served as a director of Oceantech Acquisitions I Corp. (NASDAQ: OTEC), a special purpose acquisition company, since March 2023, and served as a director of Integrated Wellness Acquisition Corp (NYSE: WEL), a special purpose acquisition company, since February 2024. Mr. Peterson served as a director of Aesther Healthcare Acquisition Corp. (NASDAQ: AEHA), a special purpose acquisition company, from June 2021 until the completion of its initial business combination in February 2023. He now serves as a director of the post-combination company Ocean Biomedical, Inc. (NASDAQ: OCEA). Mr. Peterson served as a director of Semper Paratus Acquisition Corporation (n/k/a Tevogen Bio Holdings Inc. (NASDAQ: TVGN)), a special purpose acquisition company, from June 2023 until the completion of its initial business combination in February 2024. Mr. Peterson also serves as a director of Wellgistics Health, Inc. (f/k/a Danam Health Inc.) since January 2024. Mr. Peterson previously served as an independent director of TRxADE Health, Inc. (n/k/a Scienture Holdings, Inc.) from January 2023 until May 2024 and had previously served as a director of that company from August 2016 to May 2021. Mr. Peterson served as the interim Chief Executive Officer of Trio Petroleum Corp. from October 2023 to July 2024 and formerly served as a director since July 2022. Mr. Peterson from December 2020 until June 2023 served as the Chief Executive Officer of Nevo Motors, Inc., a company that is commercializing low carbon emission trucks. Mr. Peterson also previously served as the president of the Taipei Taiwan Mission of The Church of Jesus Christ of Latter-day Saints, in Taipei, Taiwan from June 2018 to June 2021. Mr. Peterson served as the Chief Executive Officer of PEDEVCO Corp. (NYSE American: PED), a public company engaged primarily in the acquisition, exploration, development and production of oil and natural gas shale plays in the US from May 2016 to May 2018. Mr. Peterson served as Chief Financial Officer of PEDEVCO between July 2012 and May 2016, and as Executive Vice President of Pacific Energy Development (PEDEVCO’s predecessor) from July 2012 to October 2014, and as PEDEVCO’s President from October 2014 to May 2018. Mr. Peterson joined Pacific Energy Development as its Executive Vice President in September 2011, assumed the additional office of Chief Financial Officer in June 2012, and served as a member of its board of directors from July 2012 to September 2013. Mr. Peterson formerly served as Interim President and CEO (from June 2009 to December 2011) and as director (from May 2008 to December 2011) of Pacific Energy Development, as a director (from May 2006 to July 2012) of Aemetis, Inc. (formerly AE Biofuels Inc.), a Cupertino, California-based global advanced biofuels and renewable commodity chemicals company (NASDAQ: AMTX), and as Chairman and Chief Executive Officer of Nevo Energy, Inc. (NEVE) (formerly Solargen Energy, Inc.), a Cupertino, California-based developer of utility-scale solar farms which he helped form in December 2008 (from December 2008 to July 2012). From 2005 to 2006, Mr. Peterson served as a managing partner of American Institutional Partners, a venture investment fund based in Salt Lake City. From 2000 to 2004, he served as a First Vice President at Merrill Lynch, where he helped establish a new private client services division to work exclusively with high-net-worth investors. From September 1989 to January 2000, Mr. Peterson was employed by Goldman Sachs & Co. in a variety of positions and roles, including as a Vice President. Mr. Peterson received his MBA at the Marriott School of Management and a BS in statistics/computer science from Brigham Young University.

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Donald G. Fell

Donald G. Fell (age 79) has served as a director of PowerUp since August 2023. Mr. Fell has also served as a director of TRxADE Health, Inc (NASDAQ: MEDS) (n/k/a Scienture Holdings, Inc. (NASDAQ: SCNX)) since January 2014, served as a director of Kernel Group Holdings, Inc. (NASDAQ: KRNL), a special purpose acquisition company, since December 2022, served as a director of Oceantech Acquisitions I Corp. (NASDAQ: OTEC), a special purpose acquisition company, since March 2023, and served as a director of Integrated Wellness Acquisition Corp (NYSE: WEL), a special purpose acquisition company, since February 2024. Mr. Fell served as a director of Aesther Healthcare Acquisition Corp. (n/k/a Ocean Biomedical, Inc. (NASDAQ: OCEA)), a special purpose acquisition company, from June 2021 until the completion of its initial business combination in February 2023. Mr. Fell served as a director of Semper Paratus Acquisition Corporation (n/k/a Tevogen Bio Holdings Inc. (NASDAQ: TVGN)), a special purpose acquisition company, from June 2023 until the completion of its initial business combination in February 2024. He is presently Professor and Institute Director for the Davis, California-based Foundation for Teaching Economics and adjunct professor of economics for the University of Colorado, Colorado, Springs. From 1995 – 2012, Mr. Fell held positions with the University of South Florida as a member of the Executive MBA faculty, Director of Executive and Professional Education and Senior Fellow of the Public Policy Institute. He has also served as visiting professor of economics at the University of LaRochelle, France, and as adjunct professor of economics at both Illinois State University and The Ohio State University. Mr. Fell holds undergraduate and graduate degrees in economics from Indiana State University and is all but dissertation (ABD) in economics from Illinois State University. Through his work with the Foundation for Teaching Economics and the University of Colorado, Colorado Springs he has conducted graduate institutes on economic policy and environmental economics in 44 states, throughout Canada, the Islands and Eastern Europe.

Avinash Wadhwani

Mr. Wadhwani (age: 56) has served as a director of PowerUp since August 2023. He is currently the Executive Vice President and Strategic Advisor of TransForm Solution Inc., a business process outsourcing (BPO) company that specializes in analytics, digital interventions, and operations management, a role he has served in since May 2023. From April 2009 to April 2020, Mr. Wadhwani held positions at Cognizant Technology Solutions (“Cognizant”), a multi-billion dollar, IT services and consulting company, ending his tenure at Cognizant as Assoc. Director, Capital Markets & Investment Banking. Mr. Wadhwani served as Senior Manager, Business Development – Banking & Capital Markets at Headstrong (now Genpact (NYSE: G)) from 2003 to 2005 and as Assistant Vice President at Polaris Software Services from 1999 to 2002. In India, Mr. Wadhwani served as the Head of Institutional Equity Sales at Daewoo Finance (India) Ltd. from 1994 to 1999 and in product marketing and sales at Tata Consultancy Services from 1991 to 1994. Throughout his career, Mr. Wadhwani has negotiated and closed several multi-year, multi-million dollar global technology service deals across the financial services, retail and media & entertainment industries. He is the co-founder of a SaaS based blockchain startup, which he was instrumental in conceptualizing, architecting and building from the ground up. Mr. Wadhwani brings hands on experience working at startups, growth stage organizations, and Fortune 500 companies. He serves on the board of Semper Paratus Acquisition Corp (NASDAQ: LGST) and on the board of a U.S. based nonprofit, Quench and Nourish. Mr. Wadhwani earned a degree in Computer Science and a Masters in Marketing degree, both from the University of Mumbai. He holds an MBA (Executive) from the Columbia Business School in New York City.

Mayur Doshi

Mr. Doshi (age: 62) has served as a director of PowerUp since August 2023. He is a distinguished entrepreneur and leader with over 25 years of experience in the pharmaceutical industry, specializing in Active Pharmaceutical Ingredients (API) and finished dosage form distribution. As President of Allied Pharma and Alfagene Bioscience, he drives strategic initiatives and leads with a vision that leverages his extensive expertise to fuel growth and innovation. In addition to his role at Allied Pharma, Mayur has served as a director of TRxADE Health, Inc. (now NASDAQ: SCNX) since May 2024 and is a director of Saptalis Pharmaceuticals. He also joined the board of PWUP in August 2023. Mayur is an active investor in emerging fields such as stem cell research, immunology, reverse mergers and SPACs. His contributions extend beyond the corporate realm; he is also involved with Shrimad Rajchandra Mission Dharampur (SRMD), a spiritual organization dedicated to inner development and community service. He received a Master’s in Chemical Engineering from Manhattan College.

Fiduciary Duties Owed to Other Entities

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships. The fiduciary duties owed by such individuals are generally prescribed by applicable law based on the individual’s position with such entity.

Individual	Entity	Affiliation
Surendra Ajjarapu	SRIRAMA Associates, LLC	Sole Member and Managing Member
	TRxADE Health, Inc. (n/k/a Scienture Holdings, Inc.)	Chief Executive Officer
	Oceantech Acquisitions I Corp.	Chairman and Chief Executive Officer
	Ocean Biomedical, Inc. (f/k/a Aesther Healthcare Acquisition Corp.)	Director
	Wellgistics Health, Inc. (f/k/a Danam Health Inc.)	Chief Executive Officer and Director
	Kano Energy, Inc.	Director
	Feeder Creek Group, Inc.	Chairman
	Aemetis, Inc.	Founder, Chairman and Chief Executive Officer
Howard Doss	STARadio Corp.	President and Board Member
Michael L. Peterson	Wellgistics Health, Inc. (f/k/a Danam Health Inc.)	Director
	Semper Paratus Acquisition Corporation (n/k/a Tevogen Bio Holdings Inc.)	Director
	Ocean Biomedical, Inc. (f/k/a Aesther Healthcare Acquisition Corp.)	Director
	Integrated Wellness Acquisition Corp.	Director
	Oceantech Acquisitions I Corp.	Director
	Kernel Group Holdings, Inc.	Director
	Lafayette Energy Corp.	President and Chief Executive Officer
	Indonesia Energy Corporation Limited	Director
Donald G. Fell	TRxADE Health, Inc. (n/k/a Scienture Holdings, Inc.)	Board Member
	Integrated Wellness Acquisition Corp.	Board Member
Avinash Wadhwani	Semper Paratus Acquisition Corporation (n/k/a Tevogen Bio Holdings Inc.)	Director
	Quench and Nourish	Vice Chairman of the Board
Mayur Doshi	TRxADE Health, Inc. (n/k/a Scienture Holdings, Inc.)	Director
	AlfaGene Bioscience, Inc.	President
	Allied Pharma	President
	Saptalis Pharmaceuticals	Director

Facilities

Our principal executive offices are located at 188 Grand Street Unit #195, New York, NY 10013.

Legal Proceedings

To the knowledge of our management, there are no legal proceedings pending against the Company.

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POWERUP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “PowerUp,” “we,” “us” or “our” refer to PowerUp prior to the consummation of an initial business combination. The following discussion and analysis of PowerUp’s financial condition and results of operations should be read in conjunction with PowerUp’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on February 9, 2021 as a Cayman Islands corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction (“Business Combination”) with one or more businesses or entities. While we may pursue an acquisition opportunity in any business, industry, sector, or geographical location, we have focused, and intend to focus, on industries that complement our management’s background and to capitalize on the ability of our management team to identify and acquire a business. We may pursue a transaction in which our shareholders immediately, prior to completion of our initial Business Combination, would collectively own a minority interest in the combined post-Business Combination company. We intend to effectuate our initial Business Combination using cash from the proceeds of our initial public offering (the “IPO”) and the sale of the private placement warrants, our shares, debt or a combination of cash, equity and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

As of September 30, 2024, the Company had not commenced any operations. From February 9, 2021 (inception) until the Company’s initial public offering on February 23, 2022, the Company’s entire activity was in preparation for an initial public offering, and following the Company’s IPO through September 30, 2024, the Company’s entire activity has been limited to the search for a prospective initial Business Combination. We will not generate any operating revenues until after completion of our initial Business Combination at the earliest. We incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses for due diligence efforts. Our operating expenses consist of general and administrative expenses necessary to operate and maintain the Company as we pursue one or more Business Combinations.

For the three months ended September 30, 2024, we had a net loss of $537,019, which consisted of operating expenses of $630,772, and interest expense associated with the debt discount of $8,496, offset by interest earned on investments held in Trust Account of $76,746 and other income of $25,503. For the three months ended September 30, 2023, we had a net loss of $69,258, which consisted of operating expenses of $324,742, offset by interest income of $255,484.

For the nine months ended September 30, 2024, we had a net loss of $3,606,678, which consisted of operating expenses of $3,654,462, interest expense associated with the debt discount of $399,990 and other expense of $33,437, offset by interest earned on investments held in Trust Account of $481,511. During the nine months ended September 30, 2024 there was a $2,000,000 subscription agreement expense recognized as part of the Merger Agreement which is included in general and administrative expenses. For the nine months ended September 30, 2023, we had a net income of $4,614,992, which consisted of interest earned on investments held in Trust Account of $5,552,545 offset by operating expenses of $937,553.

For the year ended December 31, 2023, we had a net income of $4,464,079, which consisted of interest income of $5,813,213, offset by operating expenses of $1,340,168 and interest expense of debt discount of $8,966.

For the year ended December 31, 2022, we had a net income of $3,340,238, which consisted of interest income of $4,316,583, offset by operating expenses of $976,345.

Liquidity and Capital Resources

Until the consummation of the IPO, our only source of liquidity was an initial purchase of Founder Shares by the Original Sponsor and loans from the Original Sponsor.

On February 23, 2022, the Company consummated the IPO of 25,000,000 units (“Units”) with respect to the ordinary shares included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $250,000,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 9,138,333 private placement warrants (“Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Original Sponsor generating gross proceeds of $13,707,500. Simultaneously with the closing of the IPO, the Company consummated the closing of the sale of 3,750,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (the “Overallotment Units”), generating additional gross proceeds of $37,500,000. Simultaneously with the exercise of the overallotment, the Company consummated the private placement of an additional 625,000 Private Placement Warrants to the Original Sponsor, generating gross proceeds of $937,500.

For the nine months ended September 30, 2024, net cash used in operating activities was $2,826,803, net cash provided by investing activities was $13,781,323 and net cash used in financing activities was $10,954,520.

For the nine months ended September 30, 2023, net cash used in operating activities was $496,979, net cash provided by investing activities was $284,916,127 and net cash used in financing activities was $284,916,127.

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For the year ended December 31, 2023, net cash used in operating activities was $653,107, net cash provided by investing activities was $284,916,127 and net cash used in financing activities was $284,760,279.

For the year ended December 31, 2022, net cash used in operating activities was $1,408,786, net cash used in investing activities was $294,687,500 and net cash provided by financing activities was $296,593,545 mainly reflecting the proceeds of the IPO and subsequent deposit into the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions), to complete our initial Business Combination. We may withdraw interest income (if any) to pay taxes, if any. Our annual tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest income earned on the amount in the Trust Account (if any) will be sufficient to pay our taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2024, the Company had $0 in its operating bank account, $6,601,357 held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital deficit of $6,511,072.

The Company has until February 17, 2025 to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate an initial Business Combination prior to February 17, 2025, its shareholders may vote by special resolution to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the period of time that the Company has to consummate the initial Business Combination (any such extended period of time, an “Extension Period”).

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company may need to raise additional capital through loans or additional investments from Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. Unless the shareholders vote for an additional extension, the remaining life of the Company as of September 30, 2024 is under 12 months.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the consolidated financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Related Party Transactions

Founder Shares

On February 16, 2021, the Original Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares, par value $0.0001 (“Class B ordinary shares”) for an aggregate price of $25,000, and on December 18, 2021, the Original Sponsor surrendered 2,156,250 Class B ordinary shares, so that the Original Sponsor owned an aggregate of 6,468,750 Class B ordinary shares. On February 11, 2022, the Company effected a 1.11111111-for-1.0 share dividend of its Class B ordinary shares, so that the Original Sponsor owned an aggregate of 7,187,500 Founder Shares. The share dividend was retroactively restated. Since the underwriters’ exercised their overallotment option in full upon IPO, none of the Founder Shares were forfeited.

The Founder Shares are subject to certain transfer restrictions, as described below.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

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On August 18, 2023, the Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A Ordinary Shares and (y) 6,834,333 Private Placement Warrants for an aggregate purchase price of $1.00, payable at the time of the initial Business Combination.

Private Placement

On February 23, 2022, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option in full, the Company consummated the issuance and sale of 9,763,333 Private Placement Warrants in a private placement transaction at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $14,645,000. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2024 and December 31, 2023, $449,214 and $250,000 in Working Capital Loans were outstanding, respectively.

On December 21, 2023, the Company entered into a Loan and Transfer Agreement with the Sponsor and SSVK, pursuant to which SSVK loaned an aggregate of $250,000 to the Sponsor, and, in turn, the Sponsor loaned $250,000 to the Company. As of September 30, 2024 and December 31, 2023, there was $250,000 and $155,848 in borrowings under the agreement, respectively. The debt discount is being amortized to interest expense as a non-cash charge over the term of the loan and transfer liability, in which is generally the Company’s expected Business Combination date at the time of each draw. The remaining balance of the debt discount as of September 30, 2024 and December 31, 2023 amounted to $0 and $143,464, respectively. During the three and nine months ended September 30, 2024, the Company recorded $0 and $229,919, respectively, of interest expense related to the amortization of the debt discount.

On January 9, 2024, the Company entered into a Loan and Transfer Agreement with the Sponsor and Apogee, pursuant to which Apogee loaned an aggregate of $50,000 to the Sponsor, and, in turn, the Sponsor loaned the $50,000 to the Company.

On January 10, 2024, the Company entered into a Loan and Transfer Agreement with the Sponsor and Sheth, pursuant to which Sheth loaned an aggregate of $150,000 to the Sponsor and the Sponsor loaned $150,000 to the Company. As of September 30, 2024 and December 31, 2023, there was $199,214 and $0, respectively, in aggregate borrowings under the Loan and Transfer Agreements with Apogee and Sheth. The debt discount is being amortized to interest expense as a non-cash charge over the term of the loan and transfer liability, in which is generally the Company’s expected Business Combination date at the time of each draw. The remaining balance of the debt discount as of September 30, 2024 and December 31, 2023 amounted to $12,930 and $0, respectively. During the three and nine months ended September 30, 2024, the Company recorded $8,496 and $170,071, respectively, of interest expense related to the amortization of the debt discount.

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On March 5, 2024, the Company entered into the First Subscription Agreement with the Sponsor, Visiox, the Affiliate, and the four separate Investors, whereby the Investors collectively contributed to Sponsor the $1,000,000 First Contribution.

On May 9, 2024, the Company entered into the Second Subscription Agreement with the Sponsor, the Affiliate, and the four separate Investors, whereby, the Investors collectively contributed to Sponsor the $500,000 Second Contribution and, in turn, the Sponsor loaned the $500,000 May Loan to the Company.

Administrative Services Fee

We agreed, commencing on the effective date of the IPO through the earlier of our consummation of a Business Combination or our liquidation, to pay an affiliate of the Original Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the three and nine months ended September 30, 2024 and 2023, the Company has incurred $30,000 and $90,000, respectively, of expenses under this arrangement.

Deferred Underwriting Fees

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $5,000,000 in the aggregate at the closing of the IPO. The underwriters agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid at Business Combination ($750,000 in the aggregate). In addition, the underwriters were entitled to a deferred underwriting commissions of $0.35 per unit, or $10,062,500 from the closing of the IPO. The total deferred fee was $10,812,500 consisting of the $10,062,500 deferred portion and the $750,000 cash discount agreed to be deferred until Business Combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the underwriters agreed to waive their entitlements to the deferred underwriting commissions of $10,812,500 pursuant to the underwriting agreement for the IPO (the “Underwriting Agreement”). As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying condensed consolidated financial statements (see Note 6 to the condensed consolidated financial statements contained elsewhere in this Quarterly Report).

Due to affiliate

As of September 30, 2024 and December 31, 2023, $328,939 and $238,939, respectively, has been accrued and shown as ‘Due to affiliate’ in the accompanying balance sheet for the administrative services fees described above and a residual balance due from IPO proceeds. The amount is due to Sponsor and will be repaid as soon as practical from the Company’s operating account.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2024. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company determined, upon further review of the warrant agreement, that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Ordinary shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ deficit section of our balance sheets.

Net Income (loss) Per Share of Ordinary shares

We apply the two-class method in calculating earnings per share. Net income per share of the Class A shares, basic and diluted is calculated by dividing the interest income earned on the Trust Account by the weighted average number of shares of Class A ordinary shares outstanding since original issuance. Net income per share of ordinary shares, basic and diluted, for Class B ordinary shares is calculated by dividing the net income, less income attributable to shares of Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the periods presented.

Recently Adopted Accounting Standards

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its condensed consolidated financial statements and disclosures.

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Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Original Sponsor a monthly fee of $10,000 for office space, utilities and secretarial, and administrative support services provided to the Company. We began incurring these fees on February 23, 2022 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination or the Company’s liquidation.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our consolidated financial statements may not be comparable to companies that comply with public company effective dates.

Subject to certain conditions set forth in the JOBS Act, we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

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INFORMATION ABOUT ASPIRE

Unless the context otherwise requires, all references in this section to “Aspire,” the “Company,” “we,” “us,” or “our” refers to Aspire Biopharma Holdings, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Overview

Aspire is a privately held, early-stage biopharmaceutical company. As a Puerto Rico corporation formed in September 2021, the Company engaged in the business of developing and marketing the disruptive technology for novel delivery mechanisms initially for “do no harm” drugs. Our internet address is www.aspirebiolabs.com.

Business Plan

We expect to generate revenue through developing and marketing the technology for the novel delivery mechanisms for “do no harm drugs”. Further, from time to time, we may enter into license or collaboration agreements with other companies that include development funding and significant upfront and milestone payments and/or royalties, which may become an important source of our revenue. Accordingly, our revenue may depend on development funding and the achievement of development and clinical milestones under current and any potential future license and collaboration agreements and sales of our products, if approved. We do not currently have any licensing or collaboration agreements.

Manufacturing

We currently contract with third parties for the manufacture of our product candidates for preclinical studies and clinical trials and intend to do so in the future. We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates. We currently have no plans to build our own clinical or commercial scale manufacturing capabilities. To meet our projected needs for commercial manufacturing, third parties with whom we currently work will need to increase their scale of production or we will need to secure alternate suppliers. Although we rely on contract manufacturers, we have personnel with manufacturing experience to oversee our relationships with contract manufacturers.

We have entered into a development and manufacturing agreement with a contract manufacturer, Glatt, in the fourth quarter of 2024 to produce sufficient quantities of our Instaprin drug product for our clinical trials required to obtain FDA approval to market the product and complete Phase 1 clinical trial and our Phase 2a clinical study. While we believe that Glatt is capable of producing the drug product to support our Instaprin development plan, including our planned clinical trials, we believe there are a number of alternative third-party manufacturers that have similar capabilities and would be capable of providing sufficient quantities of drug product for our Instaprin development plan. Glatt currently has the capabilities to manufacture Instaprin drug product for potential commercial use, however, their current capacity may be insufficient to meet our planned needs and may require us to engage additional or alternative third-party manufacturers in the future. In addition, we have entered into a fill-and-finish agreement with a contract manufacturer to convert Instaprin drug substance manufactured by Glatt into packaged drug product that can be utilized in clinical trials. The fill-and-finish contract manufacturer will package the Instaprin drug product that has been produced by Glatt into drug product to be used in our planned clinical trials. We believe that both Glatt and the fill-and-finish contract manufacturer are compliant under current good manufacturing practice, or cGMP, requirements and have experience with cGMP inspections of their respective facilities.

We plan to use drug product manufactured by Glatt to conduct clinical trials to support approval of a section 505(b)(2) New Drug Application (“NDA”) for the Instaprin product. An initial trial will be designed to study the pharmacokinetics of aspirin and its metabolites in blood following sublingual administration of a single dose of each of two different formulations of the Instaprin drug product and a single dose of standard oral aspirin. This initial trial is expected to enroll at least six healthy adult volunteers with each dose separated by a washout period of seven days and will provide information required to (i) select the optimal drug product formulation and (ii) inform the design of a second clinical trial to support FDA approval. We plan to design a second clinical trial to demonstrate that sublingual administration of the final selected Instaprin formulation delivers therapeutic concentrations of drug into the bloodstream, comparable to those of standard oral aspirin, but faster and without gastro-intestinal toxicity associated with oral aspirin.

Commercialization

We have not yet established a sales, marketing or product distribution infrastructure because our lead product candidates are still in early-stage clinical development. We generally plan to retain commercial rights in the United States for our product candidates for which we hope to receive marketing approvals. We believe that it will be possible for us to access the heart attack and stroke prevention market through a targeted hospital and/or specialty care sales force.

Subject to receiving marketing approvals, we expect to commence commercialization activities by building a focused sales and marketing organization in the United States to sell our products, as well as the creation of a dedicated Medical Affairs team to support commercialization efforts. We believe that such an organization will be able to address the physicians who are the key specialists in treating the patient populations for which our product candidates are being developed. Outside the United States, we expect to enter into distribution and other marketing arrangements with third parties for any of our product candidates that obtain marketing approval.

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We also plan to build a marketing and sales management organization to create and implement marketing strategies for any products that we market through our own sales organization and to oversee and support our sales force. The responsibilities of the marketing organization would include developing educational initiatives with respect to approved products and establishing relationships with thought leaders in relevant fields of medicine.

Our Products

The Company has developed and acquired disruptive technologies that are a Novel Soluble Formulation which address emergencies and drug efficacy, dosage management, and response time. In March 2023, the Company filed application number 63/456,290 with the United States Patent and Trademark Office (“USPTO”) with the goal of securing patent protection for its new technology and aspirin formulation. The Company’s new patent pending formulation is a significant improvement on the previous formulation which was acquired by the Company through the Instaprin Pharmaceuticals, Inc. acquisition (described below). This technology will facilitate development of any number of products in a soluble, PH neutral, fast acting powder or granule form which has been developed by using our patent pending formulation, and “trade secret” process. Aspire’s drug delivery comes from a new mechanism of action (absorption pathway) which allows for instant sublingual absorption. The benefits of “instant absorption” are to provide nearly instant treatment impact and also allows high dose absorption. The Company’s patent pending delivery system includes components specifically formulated to allow rapid sublingual absorption of drugs into the blood stream, thus by-passing the gastrointestinal tract.

In the initial launch of its “Instaprin” product, Aspire has focused on the delivery of aspirin, which may be the most studied and accepted analgesic and anti-inflammatory. Aspirin is over a century old and is traditionally available in several forms, including effervescence, powder, capsule, and tablet. Over 100 years of documented safety and efficacy data is readily available. Aspirin is the only drug in history to receive a certified recommendation by the FDA for heart attack, stroke and colon cancer. However, current aspirin applications are limited due to side effects from acidity. We expect that Instaprin will be well positioned to target the current Opioid Crisis globally due to its ability to have large doses rapidly be absorbed in the bloodstream with no harmful effects to the gastric system and its mucous membrane, as well as, at full strength with no dilution due to metabolic impact providing true anti-inflammatory therapeutic effects to users providing true pain management relief to them. The Company plans to file Instaprin to be OTC FDA monograph compliant sometime in 2024. Additionally, Aspire plans to seek FDA 505(b)(2) Fast Track designation in early 2025 for the prescription strength Instaprin given the history of safety in Q4 of 2024 of Aspirin (and over 100 years of history).

Additionally, an OTC FDA Monograph permit would allow for an expedited “go to market” so long as the Instaprin is available as an “over-the-counter” drug and has a monograph on the safety profile and claims that may be made as authorized by the FDA. The Company must follow the issues within the OTC Monograph and may “go to market” if the Company does follow those requirements. If the Company’s drug product, claims, warnings and other issues follow the statements in the Monograph, then the product would be deemed to be “Compliant”. Our FDA counsel has had informal communications with the FDA in 2024 regarding the possibility of Aspire selling an OTC Monograph product but being able to drop one warning (regarding gastric issues), and those discussions will continue (a written approval of this possibility would be the “ruling” we seek). The Company intends to sell the Instapirin product and be consistent with the Monograph. While the OTC Monograph doesn’t permit the claim “sublingual administration” of the drug, the Company will offer the product as an oral administration (at first, if it chooses to early-market an OTC product consistent with the monograph) and may discuss with FDA the value of sublingual administration as an exception to the monograph.

Current Development Status of Instaprin

Aspire’s cGMP batch of patent-pending Instaprin is currently being manufactured by Glatt in its New Jersey facility. Glatt will be using this batch to finalize the packaging and manufacturing process, and to provide the products to be used in the upcoming clinical tests. Glatt’s scientific team will also be conducting the stability testing required by the FDA on this batch to determine product shelf life. This is in addition to prior similar initial testing done in 2022 by Glatt which provided important background data on the stability and manufacturing process for Instaprin.

Aspire’s consultants are currently completing (1) a comprehensive review of relevant regulatory issues and regulatory strategy (including regulations, guidance documents, FDA reviews of approved NDAs for other relevant products, Pediatric Research Equity Act requirements, FDA’s trade name approval requirements, opportunities for accelerated regulatory processes, etc.), (2) a comprehensive summary of relevant safety, efficacy and pharmacokinetic data to support IRB approvals, IND, and 505(b)(2) NDA approval, (3) a target product profile (including product description, composition, strength, route of administration, prescription v. OTC, indications, dosing and claims to differentiate from other aspirin products), and (4) an integrated product development plan (including plans to support each module of an NDA submission: CMC, preclinical safety, human PK, clinical safety, clinical efficacy, timelines, critical path, Gantt chart, etc.). These reviews are all being done in preparation for Aspire’s pre-IND meeting with the FDA, its clinical testing, and its NDA.

Aspire plans to conduct an in vivo single-dose bioavailability study in healthy human volunteers in approximately March 2025 (“Trial 1”). This clinical trial will evaluate pharmacokinetic endpoints including but not limited to maximum concentrations of aspirin and/or its metabolites in plasma (“Cmax”), time of maximum concentrations (“Tmax”), and area under the time curve concentrations (“AUC”) following sublingual dosing of two different pharmaceutical formulations of Instaprin compared to standard oral aspirin. Pharmacodynamic effect on serum thromboxane B2 (TXB2, a measure of platelet inhibition) will be evaluated as a secondary endpoint. Data from this bioavailability study will be used to select the optimal pharmaceutical formulation of Instaprin and to design a pivotal Trial 2 to support filing of an NDA. Trial 1 will be exempt from Investigational New Drug (IND) filing requirements under 21 C.F.R. 320.31(d) because it is a human bioavailability trial of an FDA-approved active ingredient that is not a new chemical entity, a radioactively labeled drug product, or cytotoxic drug product, using a dose not exceeding the dose specified in the labeling of the approved drug product, conducted in compliance with the requirements for review by an Institutional Review Board (IRB), with reserve test article samples retained by the study sponsor.

Following completion of Trial 1, Aspire plans to request a pre-IND meeting with the FDA in the second quarter of 2025 to discuss plans for continued development of Instaprin leading to submission of a section 505(b)(2) NDA. Aspire plans to propose a second clinical trial (“Trial 2”) in approximately 32 healthy human volunteers to evaluate the pharmacodynamic effect of a single dose of Instaprin on platelet inhibition compared to that of standard oral aspirin. The proposed primary endpoint for Trial 2 would be time to TXB2 inhibition. Variability of TXB2 inhibition and pharmacokinetic parameters (Cmax, Tmax, AUC, etc.) for aspirin and/or its metabolites in plasma will be analyzed as secondary endpoints Trial 2 will be designed to demonstrate a shorter time to clinically meaningful pharmacodynamic effect (TXB2 inhibition) following administration of Instaprin compared to standard oral aspirin (standard of care for treatment of suspected acute myocardial infarction). Following completion of Trial 2, Aspire intends to submit a section 505(b)(2) NDA for the Instaprin product to the FDA seeking approval to market the product for treatment of suspected acute myocardial infarction. Additional clinical trials focused on differentiating Instaprin from standard oral aspirin based on TXB2 inhibition and gastrointestinal irritation, ulceration and bleeding during longer term use may be conducted to support subsequent 505(b)(2) NDAs and/or supplemental NDAs for Instaprin in other therapeutic indications focused on the antithrombotic and analgesic effects of aspirin.

Current Development Status of Other Products

Melatonin: Aspire’s scientists have developed a working formulation for a sublingually administered melatonin sleep-aid product. In the next three months, Aspire will develop and validate the manufacturing process based on this formulation. In February 2025, Aspire plans to conduct a limited pharmokinetic study using at least eight volunteers, comparing to orally administered melatonin products on the market, in order to support its claims and labeling. No FDA approval is required for Melatonin, which is sold as a supplement. Melatonin is a wildly popular sleep aid and Aspire has begun exploring licensing possibilities and has also begun discussions with a manufacturing facility in Puerto Rico. This formulation will be patent protected in due course.

Vitamins: Aspire’s scientists have developed a working formulation for sublingually administered vitamins D, E and K. In the first two quarters of 2025, Aspire intends to develop and validate a manufacturing process and conduct a limited pharmokinetic study. These products will be patent protected in due course.

Testosterone: Aspire’s scientists have developed a formulation for sublingually administered testosterone. A patent application for the formulation will be filed in the next 60 days. In the first and second quarters of 2025, Aspire will develop and validate the manufacturing process based on this formulation, and produce a cGMP batch for use in clinical testing and a stability study. Aspire will conduct a Phase One clinical test in approximately the third quarter of 2025 for pharmokinetical validation of product properties, using approximately eight volunteers, and to establish criteria for an NDA with the FDA. Aspire anticipates, based on these results, to request a pre-IND meeting with the FDA in the fourth quarter of 2025, followed by Phase Two clinical testing. Aspire anticipates this testing to use approximately 32 volunteers. Aspire intends to submit an NDA for the testosterone product under 505(b)(2) to the FDA in the first quarter of 2026. Testosterone is not a candidate for fast-track approval, so the NDA approval process will likely take as much as three years.

Semaglutide: Aspire’s scientists are in the final phases of developing a working formulation for a sublingual semaglutide product. The timeline to market will be similar to that of testosterone, above, as semaglutide is not likely a candidate for fast-track approval.

Other Products: Aspire’s scientists are currently considering formulations for anti-nausea products, anti-psychotic products, ED drugs, seizure medication, and several other classes of drugs, all using our sublingual mode of administration. We anticipate taking several of these products to market as the research and development dictates, as well as market conditions.

Asset Purchase Agreement (“APA”) with Instaprin Pharmaceuticals Inc.

On March 28, 2022, Aspire closed an APA with Instaprin Pharmaceuticals Inc. (“Instaprin Pharmaceuticals”), pursuant to which Aspire acquired all of the intellectual property of Instaprin Pharmaceuticals including patent applications (including Patent Application No. 62/794141) filed with the United States Patent and Trademark Office (“USPTO”) on January 18, 2019), copyrights, trademarks (including the “Instaprin” Trademark Serial No. 86274378 (Registration No. 4823125) filed with the USPTO on May 7, 2014) trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing, as part of an overall settlement sanctioned by a U.S. federal court, as described in the following paragraph (the “Settlement”).

Instaprin Pharmaceuticals was a Nevada corporation and its former CEO was the subject of a Securities and Exchange Commission (“SEC”) complaint, filed on May 29, 2019 in federal court in the District of New Jersey (Case 2:19-cv-13024-ES-MAH). The complaint alleged that the former CEO falsely told investors that their money would be used to pay for the operating expenses of Instaprin Pharmaceuticals, which was developing a revolutionary fast acting aspirin to instantly stop heart attacks and strokes. Instead, the former CEO allegedly used investors’ money to largely pay for personal expenses, such as a vacation, clothing, spa treatments, divorce expenses, and on Island Raceway & Hobby, Inc., his now-defunct remote-controlled toy racecar business, which had previously operated in Lindenhurst, New York. On June 5, 2019, the U.S. District Court issued a judgment against the former CEO, Instaprin Pharmaceuticals, Inc, and one other defendant in the amount of $4,182,627.

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The purchase price for the Acquired Assets (as defined in the APA) was $3,628,325 plus interest thereon, to be paid to the SEC in satisfaction of the SEC’s judgment against the former CEO, from sales of the product, as follows: 20% from the first $5,000,000 of sales and 10% from sales thereafter until the entire contingent purchase price obligation is satisfied. Additionally, ten percent (10%) of Buyer’s equity was to be delivered at Closing, in proportion to their equity holdings in the Company, to be issued to a Trustee for the former Instaprin Shareholders, along with an additional ten percent (10%) of Buyer’s equity to be issued to the Company’s service providers, pursuant to a stock incentive plan to be adopted. All equity distributions related to the APA have been made at this time. The foregoing description of the APA is qualified in its entirety by reference to the full text of the APA. There is no assurance that the acquisition of Instaprin will be successful or profitable for investors. As an asset of Aspire Biopharma Inc., Instaprin could pose risks to Aspire Biopharma Inc. and its shareholders, including but not limited to those described under “Risk Factors” in this Offering.

Competition

The biopharmaceutical industry is characterized by rapidly advancing technologies, intense competition and strong emphasis on proprietary products. While we believe that our Instaprin technology, knowledge, experience and scientific resources provide us with competitive advantages, we face potential competition from many sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and government agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of treatments and commercializing those treatments. These same competitors may invent technology that competes with our product candidates. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical study sites and subject registration for clinical studies, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

We expect any products that we develop and commercialize to compete on the basis of, among other things, efficacy, safety, convenience of administration and delivery, price, the level of generic or biosimilar competition and the availability of adequate reimbursement from government and other third-party payors.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, we expect that our products, if approved, will be priced at a premium over competitive generic products and our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products.

We expect that Instaprin will compete with currently approved products, such as Bayer aspirin, Advil and Tylenol, and, if approved, other product candidates currently under development. To our knowledge, there are currently no sublingual aspirin products on the market and none listed inside of the Food and Drug Administration’s (the “FDA”) Approved Drug Products with Therapeutic Equivalence Evaluations book, also known as the “Orange Book.”

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection for our drug candidates, including Instaprin, and other know-how; to operate without infringing on the proprietary rights of others; and to prevent others from infringing our proprietary or intellectual property rights. Our practice is to seek to protect our proprietary and intellectual property position by, among other methods, filing U.S. and international patent applications related to our proprietary drug candidates, inventions and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position.

Any patents granted from national/regional phase applications of International Application No. PCT/US2024/022318 (which claims priority to U.S. Application No. 63/456,290) or applications claiming priority to International Application No. PCT/US2024/022318 will have a nominal expiration of March 29, 2044. The Company further intends to file a PCT application on October 1, 2025, claiming priority to U.S. Application No. 63/702,381. Any patents granted from national/regional phase applications of this PCT application or applications claiming priority to this PCT application will have a nominal expiration of October 1, 2045. The patent applications cover composition of matter (formulations), including product-by-process coverage, as well as uses of the formulations.

Provisional patent application Serial No. 62/794,141 expired on January 19, 2020. Prior to expiration of 62/794,141, two non-provisional patent applications were filed under the Patent Cooperation Treaty (PCT), each claiming priority to 62/794,141. These PCT applications have PCT Application Nos. PCT/US2020/013863 and PCT/US2020/014218, respectively. National/regional phase entries of these PCT applications were due on July 18, 2021, or August 18, 2021, depending on the specific country/region. No national/regional phase entries were completed by the deadlines.

The expired patent properties do not describe Aspire’s aspirin formulation technology. Aspire’s aspirin formulation technology is covered by pending patent application nos. PCT/US2024/022318 and 63/702,381, which are Aspire’s primary patent properties. The expired patent properties were intended to supplement the later-filed primary patent properties covering Aspire’s aspirin formulation technology. At the time of the Asset Purchase Agreement, Aspire was not aware that the patent properties had expired.

Trademark Registration No. 4823125 (granted from Trademark Serial No. 86274378) was cancelled on April 8, 2022, for failure to file maintenance documents due on March 29, 2022. Aspire was not aware of the March 29, 2022, filing deadline at the time of the Asset Purchase Agreement, which was executed one day prior to the filing deadline. Aspire has filed new trademark application Serial No. 98793226, which covers the “Instaprin” mark.

The Company believes that it is important to note that while the previously acquired intellectual property is dead or expired, Aspire has used these technologies and relationships as the foundation of their new patent applications and formulations. Aspire’s management had always intended to build upon the acquired intellectual property assets and enhance the patent protections. Aspire has maintained the relationships with the individuals who cultivated the original science and research. Aspire has built upon these technologies, research, and relationships to improve and expand upon the previous intellectual property as reflected in their most recent patent applications.

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The following table sets forth details of our intellectual property registrations and applications:

IP Schedule for Aspire Biopharma, Inc. as of October 10, 2024

PATENT FILINGS
Country	Title	Application No.	Filing Date	Status
United States	MICRONIZED ASPIRIN FORMULATION	62/794,141	18-Jan-2019	Expired
World Intellectual Property Organization	MICRONIZED ASPIRIN FORMULATION	PCT/US2020/013863	16-Jan-2020	Expired
World Intellectual Property Organization	MICRONIZED ASPIRIN FORMULATION	PCT/US2020/014218	18-Jan-2020	Expired
United States	ORAL MUCOSAL FORMULATIONS OF ASPIRIN	63/456,290	31-Mar-2023	Expired
World Intellectual Property Organization	ORAL MUCOSAL FORMULATIONS OF ASPIRIN	PCT/US2024/022318	29-Mar-2024	Pending
United States	ORAL MUCOSAL FORMULATIONS OF ASPIRIN	63/702,381	2-Oct-2024	Pending
TRADEMARK FILINGS
Country	Wordmark	Serial No. / Registration No.	Filing or Registration Date	Status
United States	INSTAPRIN	86274378 / 4823125	29-Sep-2015	Dead
United States	INSTAPRIN	98793226	9-Oct-2024	Pending

Aspire also holds numerous domains, including, but not limited to, aspire-biopharma.com and aspirebiolabs.com. Additionally, Aspire plans to enter into customer and license agreements to protect its intellectual property. All other intellectual property is in the form of trade secrets, business methods and know-how and is protected through intellectual assignment and confidentiality agreements with Aspire employees, advisors and consultants.

Government/ Regulatory Approval and Compliance

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, pricing, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining marketing approvals in the United States and in foreign countries and jurisdictions, along with compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

The Company has filed patent applications for sublingual administration of aspirin products. The Company believes that this novel use of aspirin, and the claims, will be beneficial for some patients who are in need of aspirin products that speed the delivery of the aspirin and avoid the gastric tract (and the powder/granule form under the tongue will be useful for those who can’t swallow aspirin pills or capsules). While the FDA has not yet approved this delivery mechanism, the Company believes that they will be able to demonstrate that the delivery can be accomplished safely and effectively and improve patient outcomes. The current method of administration (oral) poses some gastric system issues. The Company will develop a plan of action to discuss with the FDA and seek approval for alternative administration and has retained a counsel with 30 years of experience with the FDA to assist the Company on seeking approval for use in administrating sublingual aspiring products and counsel believes that the FDA would consider and even welcome a filing that is sufficient to support this novel mode of administration of certain aspirin products. Counsel has also advised that the FDA would consider fast-track approval under 501(b)(2). The Company is currently having cGMP Instaprin manufactured for upcoming clinical trials in support of our FDA approval process, and expects to be carrying out various clinical trials in Q1 2025.

Licensure and Regulation of Drug Products in the United States

In the United States, our candidate products are regulated under the Federal Food, Drug and Cosmetic Act, or FDCA, and applicable implementing regulations and guidance. The failure of an applicant to comply with the applicable regulatory requirements at any time during the product development process, including non-clinical testing, clinical testing, the approval process or post- approval process, may result in delays to the conduct of a study, regulatory review and approval, and/or administrative or judicial sanctions. These sanctions may include, but are not limited to, the FDA’s refusal to allow an applicant to proceed with clinical trials, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, adverse publicity, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, and civil or criminal investigations and penalties brought by the FDA or Department of Justice, or DOJ, or other government entities, including state agencies.

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Preclinical Studies and Investigational New Drug Application

Before an applicant begins testing a compound with potential therapeutic value in humans, the product candidate or compound enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as other studies to evaluate, among other things, the toxicity of the product candidate. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements, including GLP regulations and standards. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND. Some long- term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and long-term toxicity studies, may continue after the IND is submitted.

Litigation

From time to time, we may be involved in various claims and legal proceedings relating to claims arising out of our operations. We are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Employees

As of the date of this proxy statement/prospectus, we had no full-time employees and no part-time employees. Aspire currently relies on outside consultants for all of its functions.

Facilities

Our principal location is at 194 Candelaro Drive, #223, Humacao, Puerto Rico 00791.

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ASPIRE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans, objectives, expectations, projections, and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set out in the “Risk Factors” section of this proxy statement/prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. See also the section entitled “Cautionary Note Concerning Forward-Looking Statements” in this proxy statement/prospectus.

Unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” in this section generally refer to Aspire or, from and after the Business Combination, New Aspire.

Overview

Aspire is a privately held, early-stage biopharmaceutical company engaging in the business of developing and marketing the disruptive technology for novel delivery mechanisms initially for “do no harm” drugs. The Company has developed and acquired disruptive technologies that are a Novel Soluble Formulation which address emergencies and drug efficacy, dosage management, and response time. In March 2023, the Company filed application number 63/456,290 with the United States Patent and Trademark Office (“USPTO”) with the goal of securing patent protection for its new technology and aspirin formulation. The Company’s new patent pending formulation is a significant improvement on the previous formulation which was acquired by the Company through the Instaprin Pharmaceuticals, Inc. acquisition (described below). This technology will facilitate development of any number of products in a soluble, PH neutral, fast acting powder form which has been developed by using our patent pending formulation, and “trade secret” process. Aspire’s drug delivery comes from a new mechanism of action (absorption pathway) which allows for instant absorption in the mouth. The benefits of “instant absorption” are to provide nearly instant treatment impact and also allows high dose absorption. The Company’s patent pending delivery system includes components specifically formulated to allow rapid sublingual absorption of drugs into the blood stream, thus by-passing the gastrointestinal tract.

In the initial launch of its “Instaprin” product, Aspire has focused on the delivery of aspirin, which may be the most studied and accepted analgesic and anti-inflammatory. Aspirin is over a century old and is traditionally available in several forms, effervescence, powder and tablet. Over 100 years of documented safety and efficacy data is readily available. Aspirin is the only drug in history to receive a certified recommendation by the FDA for heart attack, stroke and colon cancer. However, current aspirin applications are limited due to side effects from acidity. Instaprin it is not metabolized through the liver. We expect that Instaprin will be well positioned to target the current Opioid Crisis globally due to its ability to have large doses rapidly be absorbed in the bloodstream with no harmful effects to the gastric system and its mucous membrane, as well as, at full strength with no dilution due to metabolic impact providing true anti-inflammatory therapeutic effects to users providing true pain management relief to them Instaprin Regulatory Status. The Company plans to file Instaprin to be OTC FDA monograph compliant and expects the FDA ruling in this regard sometime in 2024. Additionally, Aspire plans to seek FDA 505(b)(2) Fast Track designation for the prescription strength given the history of safety in Q4 of 2024.

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We currently contract with third parties for the manufacture of our product candidates for preclinical studies and clinical trials and intend to do so in the future. We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates. We currently have no plans to build our own clinical or commercial scale manufacturing capabilities. To meet our projected needs for commercial manufacturing, third parties with whom we currently work will need to increase their scale of production or we will need to secure alternate suppliers. Although we rely on contract manufacturers, we have personnel with manufacturing experience to oversee our relationships with contract manufacturers.

We have entered into a development and manufacturing agreement with a contract manufacturer, Glatt, in the fourth quarter of 2024 to produce sufficient quantities of our Instaprin drug product for upcoming clinical trials and studies. While we believe that Glatt is capable of producing drug substance to support our Instaprin development plan, including our planned clinical trials, we believe there are a number of alternative third-party manufacturers that have similar capabilities and would be capable of providing sufficient quantities of drug substance for our Instaprin development plan. Glatt currently has the capabilities to manufacture Instaprin drug substance for potential commercial use, however, their current capacity may be insufficient to meet our planned needs and may require us to engage additional or alternative third-party manufacturers in the future. In addition, we have entered into a fill-and-finish agreement with a contract manufacturer to convert Instaprin drug substance manufactured by Glatt into drug product that can be utilized in clinical trials. The fill-and-finish contract manufacturer will convert the Instaprin drug substance that has been produced by Glatt into drug product to be used in our planned clinical trials. We believe that both Glatt and the fill-and-finish contract manufacturer are compliant under current good manufacturing practice, or cGMP, requirements and have experience with cGMP inspections of their respective facilities.

We have not yet established a sales, marketing or product distribution infrastructure because our lead product candidates are still in early-stage clinical development. We generally plan to retain commercial rights in the United States for our product candidates for which we hope to receive marketing approvals. We believe that it will be possible for us to access the heart attack and stroke prevention market through a targeted hospital and/or specialty care sales force.

Results of Operations

Revenue

To date, we have not generated any revenue from any sources, including from product sales, and we do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

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Results of operations for the years ended December 31, 2023 and 2022

Overview

For the twelve months ended December 31, 2023, and December 31, 2022, we reported a net loss of $359,071 and $597,117, respectively, a decrease of $238,046 or 40%. The decrease in the net loss was attributable to a decrease in operating expenses for the six months ending December 31, 2023 as compared to December 31, 2022. The decrease in operating expenses resulted from an increase in selling, general and administrative expenses.

The following table sets forth, for the periods indicated, our results of operations expressed as dollars and percentages of total revenues:

Aspire Biopharma, Inc.

Consolidated Statements of Operations

(unaudited, in dollars)

	12 Months Ended December 31, 2023	% of Revenue	12 Months Ended December 31, 2022	% of Revenue
REVENUE
Gross Receipts	$-	-	$-	-
Net Revenue	-	-	-	-

COST OF REVENUE
Cost of goods sold	-	-	-	-
Total cost of revenue	-	-	-	-

GROSS PROFIT	-	-	-	-

OPERATING EXPENSES
Research and development	72,050	n/m	175,316	n/m
Marketing and sales	39,644	n/m	45,483	n/m
General and administrative	246,896	n/m	375,692	n/m
Total operating expenses	358,590	n/m	596,491	n/m

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	-	-	-	-
Total other income (expense)	-		-

Net gain/(loss) before income tax provision	(358,590)	n/m	(596,491)	n/m

Provision for Income Taxes	481		626
NET GAIN (LOSS)	$(359,071)	n/m	$(597,117)	n/m

Loss per share - basic and diluted	$(0.001)		$(0.001)
Weighted average number of shares outstanding - basic and diluted	487,624,658		467,794,521

Twelve months ended December 31, 2023, as Compared to Twelve months ended December 31, 2022

The following is a discussion of the results of operations for the six ended December 31, 2023, compared to the twelve months ended December 31, 2022.

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Revenues

Total revenue was $0 for the twelve months ended December 31, 2023 and December 31, 2022.

Operating Expenses

Operating expenses include the following:

	12 Months Ended December 31, 2023	12 Months Ended December 31, 2022
Salaries and benefits	$-	$-
Research and development	72,050	175,316
Marketing and sales	39,644	45,483
General and administrative	246,896	375,692
Total operating expenses	$358,590	$596,491

The major components of operating expenses include research and development, marketing expenses, depreciation and general and administrative expenses, which included legal, accounting and professional fees.

Research and development expenses decreased by $103,266 or 59% to $72,050 for the twelve months ended December 31, 2023 as compared to $175,316 for the twelve months ended December 31, 2022. The decrease in spending is primarily related to lower product development costs with our contract manufacturer.

Marketing and sales expenses decreased by $5,839 or 13% to $39,644 for the twelve months ended December 31, 2023 as compared to $45,483 for the twelve months ended December 31, 2022. The decrease in spending is primarily related to lower marketing consulting expenses partially offset by an increase in marketing activities associated with the Company’s Reg CF capital raise.

General and administrative expenses decreased by $128,796 or 34% to $246,896 for the twelve months ended December 31, 2023 as compared to $375,692 for the twelve months ended December 31, 2022. The decrease in spending is primarily related to lower legal and professional costs.

Net Loss from Operations

Net loss from operations for the twelve months ended December 31, 2023 totaled $359,071, which compared to a loss from operations of $597,117 for the prior year, a decrease of $238,046 or 40%. The increase is a result of the operating expenses discussed above.

Net Loss attributable to Aspire Shareholders

As a result of all the above, we reported net loss attributable to common shareholders of 359,071 for the twelve months ended December 31, 2023 as compared to net loss attributable to common shareholders of $597,117 reported for the same period in the prior year, a decrease of $238,046 or 40%.

Liquidity and Capital Resources

As of December 31, 2023, we had cash of $11,174 and accounts receivables, net totaling $0. This compared to cash of $38 and accounts receivable, net of $0 as of December 31, 2022.

The Company believes that the current cash balance as of December 31, 2023, along with continued execution of its business development plan, will provide the opportunity for the Company to further improve its working capital.

However, in order to execute the Company’s business development plan, which there can be no assurance we will achieve, the Company will need to raise additional funds through public or private equity offerings, debt financings, corporate collaborations or other means and potentially reduce operating expenditures. If the Company is unable to secure additional capital, it may be required to curtail its business development initiatives and take additional measures to reduce costs to conserve its cash.

Net cash produced by operating activities for the twelve months ended December 31, 2023 totaled $11,136, which compared to net cash used in operations for the twelve months ended December 31, 2022 of $185,458. The increase of $196,594 in cash produced for the twelve months ended December 31, 2023 was due primarily to a decrease in the net loss, an increase in working capital advances from shareholders and an increase in accounts payable and accrued expenses.

Net cash flows used in investing activities was $0 for the twelve months ended December 31, 2023, compared to net cash used in investing activities $0 for the twelve months ended December 31, 2022.

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Net cash provided in financing activities was $0 for twelve months ended December 31, 2023, compared to net cash provided in financing activities of $20,150 for the twelve months ended December 31, 2022. The decrease in cash flows provided in our financing activities was the result founders shares common stock issuances in 2022.

	Twelve months ended	Twelve months ended
	December 31, 2023	December 31, 2022
Proceeds from sale of common stock	$—	$—
Proceeds from sale of preferred stock	—	—
Net cash provided by financing activities	$—	$—

Inflation

Our opinion is that inflation has not had, and is not expected to have, a material effect on our operations.

Results of operations for the nine months ended September 30, 2024 and 2023

Overview

For the nine months ended September 30, 2024, and September 30, 2023, we reported a net loss of $571,372 and $282,286, respectively, an increase of $289,086 or 102%. The increase in net loss was attributable to an increase in operating expenses for the nine months ending September 30, 2024 as compared to September 30, 2023. The increase in operating expenses resulted from an increase in selling, general and administrative expenses.

The following table sets forth, for the periods indicated, our results of operations expressed as dollars and percentages of total revenues:

Aspire Biopharma, Inc.

Consolidated Statements of Operations

	9 Months Ended September 30, 2024	% of Revenue	9 Months Ended September 30, 2023	% of Revenue
REVENUE
Gross Receipts	$-	-	$-	-
Net Revenue	-	-	-	-

COST OF REVENUE
Cost of goods sold	-	-	-	-
Total cost of revenue	-	-	-	-

GROSS PROFIT	-	-	-	-

OPERATING EXPENSES
Research and development	28,000	n/m	61,550	n/m
Marketing and sales	104,344	n/m	11,000	n/m
General and administrative	438,015	n/m	209,736	n/m
Total operating expenses	570,359	n/m	282,286	n/m

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	-	-	-	-
Total other income (expense)	-		-

Net gain/(loss) before income tax provision	(570,359)	n/m	(282,286)	n/m

Provision for Income Taxes	1,013		-
NET GAIN (LOSS)	$(571,372)	n/m	$(282,286)	n/m

Loss per share - basic and diluted	$(0.001)		$(0.001)
Weighted average number of shares outstanding - basic and diluted	490,474,467		483,608,219

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Nine Months Ended September 30, 2024, as Compared to Nine Months Ended September 30, 2023

The following is a discussion of the results of operations for the nine ended September 30, 2024, compared to the nine months ended September 30, 2023.

Revenues

Total revenue was $0 for the nine months ended September 30, 2024 and September 30, 2023.

Operating Expenses

Operating expenses include the following:

	9 Months Ended September 30, 2024	9 Months Ended September 30, 2023
Salaries and benefits	$-	$-
Research and development	28,000	61,550
Marketing and sales	104,344	11,000
General and administrative	438,015	209,736
Total operating expenses	$570,359	$282,286

The major components of operating expenses include research and development, marketing expenses, and general and administrative expenses, which included legal, accounting and professional fees.

Research and development expenses decreased by $33,550 or 55% to $28,000 for the nine months ended September 30, 2024 as compared to $61,550 for the nine months ended September 30, 2023. The decrease in spending is primarily related to lower product development costs with our research scientists and contract manufacturer.

Marketing and sales expenses increased by $93,344 or 849% to $104,344 for the nine months ended September 30, 2024 as compared to $11,000 for the nine months ended September 30, 2023. The increase in spending is primarily related to marketing activities associated with the Company’s Reg CF capital raise and public relations expenses.

General and administrative expenses increased by $228,279 or 109% to $438,015 for the nine months ended September 30, 2024 as compared to $209,736 for the nine months ended September 30, 2023. The increase in spending is primarily related to higher legal and professional costs.

Net Loss from Operations

Net loss from operations for the nine months ended September 30, 2024 totaled $570,359, which compared to a loss from operations of $282,286 for the prior year, an increase of $288,073 or 102%. The increase is a result of the operating expenses discussed above.

Income Taxes

Income taxes for the nine months ended September 30, 2024 totaled $1,013, which compared to income taxes of $0 for the prior year, an increase of $1,013 or 100%. The increase is a result of the Company filing its 2023 income tax return.

Net Loss attributable to Aspire Shareholders

As a result of all the above, we reported net loss attributable to common shareholders of $571,372 for the nine months ended September 30, 2024 as compared to net loss attributable to common shareholders of $282,286 reported for the same period in the prior year, an increase of $289,086 or 102%.

Liquidity and Capital Resources

As of September 30, 2024, we had cash of $16,541 and accounts receivables, net totaling $0. This compared to cash of $14,596 and accounts receivable, net of $0 as of September 30, 2023.

The Company believes that the current cash balance as of September 30, 2024, along with continued execution of its business development plan, will provide the opportunity for the Company to further improve its working capital.

However, in order to execute the Company’s business development plan, which there can be no assurance we will achieve, the Company will need to raise additional funds through public or private equity offerings, debt financings, corporate collaborations or other means and potentially reduce operating expenditures. If the Company is unable to secure additional capital, it may be required to curtail its business development initiatives and take additional measures to reduce costs to conserve its cash.

224

Net cash used in our operating activities for the nine months ended September 30, 2024 totaled $744,755, which compared to net cash used in operations for the nine months ended September 30, 2023 of $254,266. The increase of $490,489 in cash used for the nine months ended September 30, 2024 was due primarily to an increase in the net loss, and a decrease in accounts payable

Net cash flows used in investing activities was $0 for the nine months ended September 30, 2024, compared to net cash used of by investing activities $0 for the nine months ended September 30, 2023.

Net cash provided in financing activities was $750,122 for nine months ended September 30, 2024, compared to net cash provided in financing activities of $268,825 for the nine months ended September 30, 2023. The cash flows provided in our financing activities were the result of:

	Nine Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2023
Proceeds from working capital loans / notes	$492,477	$268,825
Proceeds from sale of preferred stock	257,645	—
Net cash provided by financing activities	$750,122	$268,825

Inflation

Our opinion is that inflation has not had, and is not expected to have, a material effect on our operations.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company” as defined in the JOBS Act. For as long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this proxy statement/prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to utilize this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of (i) December 31, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700 million as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this business combination is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this business combination if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million.

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MANAGEMENT OF NEW ASPIRE FOLLOWING THE BUSINESS COMBINATION

Pursuant to the Business Combination Agreement, immediately after the Closing, the parties thereto shall take all necessary action to designate and appoint to the Post-Closing Board seven (7) persons as follows: (i) five (5) persons designated prior to the Closing by Aspire, at least two (2) of whom will be independent; and (ii) two (2) persons designated prior to the Closing by PowerUp, both of whom shall be independent. Initially, Aspire has designated Kraig Higginson, Michael Howe, Gary Stein, Barbara Sher, Edward Kimball, and Michael Howe and Gary Stein will be considered independent directors of New Aspire. PowerUp has selected Surendra Ajjarapu and Donald G. Fell to serve as a directors, both of which will be considered independent directors of New Aspire.

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Aspire will be managed by or under the direction of the New Aspire Board. The New Aspire board of directors will be classified into Class I, Class II, and Class III directors. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the Closing, and the Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the Closing, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the Closing, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At succeeding annual meetings of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law, any vacancy occurring in the New Aspire board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors will, unless (a) the New Aspire board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

The following table sets forth the name, age and position of each of the expected directors and executive officers of New Aspire upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Kraig T. Higginson	69	Chief Executive Officer and Chairman
Ernest J. Scheidmann	63	Chief Financial Officer
Stephen Quesenberry	62	General Counsel

Non-Employee Directors
Michael Howe	72	Director
Gary Stein	75	Director
Barbara Sher	57	Director
Edward J. Kimball	61	Director
Surendra Ajjarapu	53	Director
Donald G. Fell	79	Director

Biographies

Executive Officers

Kraig T. Higginson. Mr. Higginson was appointed Chief Executive Officer (CEO) and Chairman of the Board of Directors of Aspire Biopharma Inc. in September 2021. Mr. Higginson served as the Chairman and CEO of Sundance Strategies, Inc., a publicly traded company, from 2014 to 2021. Mr. Higginson served as Chief Executive Officer of VIA Motors, Inc. (“Via Motors”), a hybrid electric vehicle company (PHEV), from November 2010 to January 2014, where he was responsible for overseeing the management and business of Via Motors and its employees. From October 2003 until November 2010, he served as Chairman of the Board of Directors of Raser Technologies, Inc. (“Raser Technologies”), which was an NYSE listed company at that time. Mr. Higginson also founded American Telemedia Network, Inc. (“American Telemedia”), a publicly-traded NASDAQ company that developed a nationwide satellite network broadcasting data, video programming and advertising to shopping centers and malls, and he served as President and Chief Executive Officer of American Telemedia from 1984 through 1988. Mr. Higginson’s years of experience in the management of public companies is a great asset to the Company. We believe that Mr. Higginson is qualified to serve as a member of the Board and as an executive because of his extensive business background.

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Ernest J. Scheidemann. Mr. Scheidemann was appointed Chief Financial Officer (CFO) of Aspire Biopharma Inc. in July 2022. Starting in November of 2018, Mr. Scheidemann has advised or was retained as an outsourced Chief Financial Officer (CFO), and/or financial advisor for many companies, including public and private companies, special situations, and start-ups, through his firm FinTrust Consulting, LLC. Mr. Scheidemann was the CFO of Benchmark Builders, Inc. from April 2017 through November 2018. From 2008 to 2015, Mr. Scheidemann was CFO of ASG Technologies, Inc., a private global software company later acquired by Rocket Software. Prior to that, Mr. Scheidemann was the Treasurer and CFO of WCI Communities, a $2.0 billion publicly traded homebuilder from 2004 to 2008 and held various progressive finance and accounting leadership roles with AT&T Corp from 1984 through 1999. Mr. Scheidemann is a Certified Public Accountant (CPA). We believe that Mr. Scheidemann is qualified to serve as a an executive officer of the Company because of his extensive business and accounting background.

Stephen Quesenberry. Mr. Quesenberry was appointed General Counsel and Corporate Secretary of Aspire Biopharma Inc. in September 2021. Starting in 2015, Mr. Quesenberry served as General Counsel to Kitts Group, LLC, a venture capital company. From 1997 to 2015, Mr. Quesenberry was in private practice with various law firms including most recently Durham, Jones & Pinegar. Mr. Quesenberry has practiced law since 1989 in Washington and Utah, including complex business litigation and SEC matters. Mr. Quesenberry was one of the (many) attorneys representing Exxon Shipping in the Exxon Valdez litigation in Alaska in the early 1990s. Mr. Quesenberry has also been a principal in various property development projects in Washington and elsewhere. Mr. Quesenberry graduated from Brigham Young University in 1986 with a degree in English and was a pitcher for the BYU Cougars varsity baseball team from 1983-1986. He attended law school at the University of Kansas from 1986-1989, where he was an editor of the Kansas Law Review and a member of the Order of the Coif. He also speaks fluent German. Mr. Quesenberry’s legal expertise makes him a great resource for the board of directors and to serve as General Counsel.

Directors

Michael Howe. Mr. Howe is a dynamic entrepreneur and leader with a proven track record of consumer business successes. From November 2018 to August 2019, he co-developed The Good Clinic concept (TGC), an innovative primary care clinic brand. Michael sold the concept to Mitesco in Mar 2020 and served as CEO until Sept 2022. He bought the concept back from Mitesco in Dec 2023. He is now actively involved with First Choice Healthcare Solutions to funded and expand the redesigned TGC. From January to present, Michael is serving as the independent director for P1, and Indianapolis based, PE funded dental services organization. During this same time period, Michael has served as executive coach for the entire Executive Leadership team of P1, a group of 8 executives ranging form VP to CEO and Founder. The focus of these efforts are providing strategic, operational, and personal executive guidance to the eight individuals. Michael’s entrepreneurial spirit, business acumen, and passion for developing others make him a standout figure in both the corporate and community sectors. We believe that Mr. Howe is qualified to serve as a member of the Board because of his extensive business background.

Gary E. Stein. Mr. Stein brings to the Board more than 45 years of legal, financial, business development, capital markets, and senior management experience. Mr. Stein currently serves as the CFO of Engineering Mechanics Corporation of Columbus, a specialty engineering consulting firm in the nuclear and oil & gas pipeline industry. From 2013-2023 he was the General Counsel and CFO for Kiefner and Associates, Inc., Applus+ Engineering Group North America, a wholly owned subsidiary of Applus+, a Madrid-listed public company. He formerly served as cabinet member to former Ohio Governor James A. Rhodes, responsible for the State of Ohio’s $120 billion unemployment trust fund, and an operation of 5,000 employees with 122 offices around the State of Ohio. Mr. Stein has also served as General Counsel for MRC Group, a market research firm. He also previously served as President of DB Capital Corporation, an investment firm. Prior to DB Capital, he was General Counsel and CFO of Pinnacle Technologies Resources, a technology consulting firm to Fortune 100 companies. Earlier, he served as VP, General Counsel at Team Logos Corporation, a – regional retail chain of sports stores, and earlier served as Managing Director at Financial Asset Management. He holds a Juris Doctorate and Bachelor of Arts in Political Science and Marketing from Capital University. We believe that Mr. Stein is qualified to server as a member of the Board because of his extensive business background.

Barbara Sher. Ms. Sher has previously served as Greenlane Holdings, Inc.’s Chief Operations Officer beginning in November 2023 and was appointed Chief Executive Officer in May 2024. She brings over 20 years of experience in senior executive roles at both large and small and public and private companies. Ms. Sher has served as SVP of Customer Experience at Greenlane Holdings, Inc. since June 2022, and previously served as Senior Vice President of Retail Sales at Newfold Digital, Inc., Vice President of Business Development at Newfold Digital, Inc. beginning in February of 2021, and as Vice President of Business Development at Web.com beginning in March of 2024. Ms. Sher received her MBA from Seton Hall University and her B.A. in communications from The College of New Jersey. We believe that Ms. Sher is qualified to serve as a member of the Board because of her extensive business background.

Edward J. Kimball. Edward J. Kimball, MD is a Director of Aspire. Since 2019, Dr. Kimball has been a Professor of Surgery at the University of Utah Health Sciences Center and has served as Medical Director of Surgical Critical Care at the Salt Lake VA Medical Center since 2008. He is the Chief Medical Officer for Outreach Network Development and Telehealth and Medical Director of TeleICU services for U Health, and has held the position since 2014. Dr. Kimball’s research in critical care medicine has been focused on shock resuscitation, inflammation and its effects on abdominal organ function. He and his colleagues designed the device used as an international standard for assessing intra-abdominal pressures in critically ill patients. He is the current president of the World Abdominal Compartment Society. Dr. Kimball served as a medical officer in the US Army and continues to provide training for US Special Forces. He is married to Rebekah Ellsworth Kimball, has four children and resides in Salt Lake City. We believe that Mr. Kimball is qualified to serve as a member of the Board because of his extensive medical background.

Surendra Ajjarapu. Mr. Surendra Ajjarapu is expected to serve as an independent director of New Aspire. For Mr. Ajjarapu’s biography, see the section entitled “Information About PowerUp — Directors and Executive Officers — Surendra Ajjarapu.”

Donald G. Fell. Mr. Donald G. Fell is expected to serve as an independent director of New Aspire. For Mr. Fell’s biography, see the section entitled “Information About PowerUp — Directors and Executive Officers — Donald G. Fell.”

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Director Qualification

The officers of New Aspire and the New Aspire Board following the Business Combination are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. New Aspire’s officers and directors following the Business Combination also have experience serving on boards of directors and board committees of other public companies and private companies and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, and in managing and investing in assets.

The PowerUp Board believes that the above-mentioned attributes, along with the leadership skills and other experiences of the officers and board members, will provide New Aspire with a diverse range of perspectives and judgment necessary to facilitate the goals of New Aspire and be good stewards of capital.

Family Relationships

There are no family relationships among any of Aspire, PowerUp, or New Aspire’s current or proposed directors or executive officers.

Composition of New Aspire’s Board of Directors

The New Aspire Board will consist of seven (7) members. Kraig Higginson will serve as Chairman. The primary responsibilities of the board will be to provide oversight, strategic guidance, counseling, and direction to management.

The board will be divided into the following three classes:

●	Class I, which we anticipate will consist of Michael Howe and Barbara Sher, whose term will expire at the annual meeting of stockholders to be held in 2025;

●	Class II, which we anticipate will consist of Edward Kimball and Donald G. Fell, whose terms will expire at the annual meeting of stockholders to be held in 2026; and

●	Class III, which we anticipate will consist of Kraig Higginson, Gary Stein, and Surendra Ajjarapu, whose terms will expire at the annual meeting of stockholders to be held in 2027.

At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In accordance with Proposed Charter, each director will hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

In the future, the New Aspire nominating and corporate governance committee and New Aspire Board may consider a broad range of factors relating to the qualifications and background of nominees. The New Aspire nominating and corporate governance committee’s and New Aspire Board’s priority in selecting board members is to identify persons who will further the interests of stockholders through his or her established record of professional accomplishments, the ability to contribute positively to the collaborative culture among board members, knowledge of New Aspire’s business, understanding of the competitive landscape, and professional and personal experiences and expertise relevant to New Aspire’s growth strategy.

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Director Independence

Nasdaq listing standards require a majority of a listed company’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Upon the Closing, we expect New Aspire’s independent directors, as such term is defined by the applicable rules and regulations of Nasdaq, will be Michael Howe, Gary Stein, Surendra Ajjarapu, and Donald G. Fell.

In making such independence determination, the PowerUp Board considered the relationships that each director will have with New Aspire and all other facts and circumstances that the PowerUp Board deemed relevant in determining independence, including the beneficial ownership of New Aspire Common Stock by each director. In considering the independence of the directors listed above, the PowerUp Board considered the association of the New Aspire directors with the holders of more than 5% of New Aspire Common Stock following Closing. Upon the closing of the Business Combination, we expect that the composition and functioning of the New Aspire Board and each of its committees will comply with all applicable requirements of Nasdaq and the rules and regulations of the SEC.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. New Aspire faces a number of risks, including risks relating to its financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus. Management will be responsible for the day-to-day management of risks New Aspire faces, while the New Aspire Board, as a whole and through its committees, will have responsibility for the oversight of risk management. In its risk oversight role, the New Aspire Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the New Aspire Board in overseeing the management of New Aspire’s risks will be conducted primarily through committees of the New Aspire Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) will discuss with management New Aspire’s major risk exposures, their potential impact on New Aspire, and the steps New Aspire takes to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee will report on the discussion to the full New Aspire Board during the committee reports portion of the next board meeting. This will enable the New Aspire Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Committees

The New Aspire Board will have the authority to appoint committees to perform certain management and administration functions. The PowerUp Board has established an Audit Committee and a Compensation Committee, and upon the consummation of the Business Combination, New Aspire will establish a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. After the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New Aspire’s website.

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Audit Committee

Upon the consummation of the Business Combination, we expect that the audit committee will consist of Gary Stein, Michael Howe, and Donald G. Fell. The board has determined that each of the proposed members of the audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. The board will ensure that each member of the audit committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at such determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. Rubino will serve as the chair of the audit committee. The board has determined that Gary Stein qualifies as an audit committee financial expert within the meaning of SEC regulations and all members meet the financial sophistication requirements of the Nasdaq Listing Rules. Both our independent registered public accounting firm and management will periodically meet privately with the audit committee.

The functions of this committee will include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing our financial reporting processes and disclosure controls;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the effectiveness of our internal audit function;

●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New Aspire;

●	obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

●	monitoring the rotation of our independent auditor’s lead audit and concurring partners and the rotation of other audit partners as required by law;

●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained in the section entitled “Aspire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

●	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

●	establishing procedures for the receipt, retention and treatment of complaints received by New Aspire regarding accounting, internal accounting controls, auditing or other matters;

●	preparing the report that the SEC requires in our annual proxy statement;

●	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

●	reviewing and evaluating the audit committee charter annually and recommending any proposed changes to the board;

●	review in advance all conflicts of interest and related party transactions to assess an impact on New Aspire’s internal controls or financial reporting and disclosures; and

●	pre-approve all related party transactions entered into by New Aspire.

The composition and function of the audit committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations.

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Compensation Committee

New Aspire’s compensation committee is expected to consist of Michael Howe, Michael Howe, and Donald G. Fell. Mr. [●] is expected to serve as the chair of the compensation committee. The board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the independence requirements of Nasdaq. The functions of the committee will include, among other things:

●	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

●	reviewing and approving the compensation and other terms of employment of New Aspire’s executive officers;

●	reviewing and approving performance goals and objectives relevant to the compensation of New Aspire’s executive officers and assessing their performance against these goals and objectives;

●	making recommendations to the board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board;

●	reviewing and making recommendations to the board regarding the type and amount of compensation to be paid or awarded to non-employee board members;

●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

●	administering equity incentive plans, to the extent such authority is delegated by the board;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensation, perquisites and special or supplemental benefits for executive officers;

●	reviewing with management New Aspire’s disclosures under the caption “Compensation Discussion and Analysis” in periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing an annual report on executive compensation that the SEC requires in the Post-Combination Company’s annual proxy statement; and

●	reviewing and evaluating the compensation committee charter annually and recommending any proposed changes to the board.

The composition and function of the compensation committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations.

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Nominating and Corporate Governance Committee

New Aspire’s nominating and corporate governance committee is expected to consist of Gary Stein, Michael Howe, and Donald G. Fell. Mr. [●] is expected to serve as the chair of the nominating and corporate governance committee. The board has determined that each of the members of the nominating and corporate governance committee satisfies the independence requirements of Nasdaq. The functions of this committee will include, among other things:

●	identifying, reviewing and making recommendations of candidates to serve on the board;

●	evaluating the performance of the board, committees of the board and individual directors and determining whether continued service on the board is appropriate;

●	evaluating nominations by stockholders of candidates for election to the board;

●	evaluating the current size, composition and organization of the board and its committees and making recommendations to the board for approvals;

●	developing a set of corporate governance policies and principles and recommending to the board any changes to such policies and principles;

●	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board current and emerging corporate governance trends; and

●	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board.

The composition and function of the nominating and corporate governance committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations.

Compensation Committee Interlocks and Insider Participation

None of the members of the proposed New Aspire compensation committee has at any time during the prior three years been one of the officers or employees of Aspire or PowerUp. None of Aspire or PowerUp’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the New Aspire Board or compensation committee.

Code of Business Conduct and Ethics

We intend to adopt a written code of business conduct and ethics, effective upon the Closing, that applies to New Aspire’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following the Closing, a current copy of the code will be posted New Aspire’s website, which is located at https://[●]. The inclusion of the website address in this proxy statement/prospectus does not incorporate by reference the information on or accessible through the website into this proxy statement/prospectus. If New Aspire makes any substantive amendments to, or grants any waivers from, the code of business conduct and ethics for any officer or director, it will disclose the nature of such amendment or waiver on its website or in a current report on Form 8-K.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New Aspire’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Proposed Bylaws provide that New Aspire will, in certain situations, indemnify its directors and officers to the fullest extent permitted by law. An indemnitee is also entitled, subject to certain limitations, to advancement and reimbursement of expenses (including attorney’s fees) incurred by such indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.

New Aspire will maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. New Aspire believes the indemnification provisions in the Proposed Charter are necessary to attract and retain qualified persons as directors and officers.

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EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

PowerUp

None of PowerUp’s officers has received any cash compensation for services rendered to us. Commencing on the date of the IPO, we agreed to pay the Original Sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of an initial business combination, PowerUp will cease paying these monthly fees.

Our Sponsor, directors and officers or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, directors, officers or our or any of their respective affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination business. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination.

It is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Aspire

The following tables and accompanying narrative set forth information about the 2023 compensation provided to our principal executive officer and the two most highly compensated executive officers (other than its principal executive officer) who were serving as executive officers as of December 31, 2023, each of whom are expected to serve as executive officers of New Aspire. These executive officers consist of Kraig Higginson, our Chief Executive Officer and Ernest J. Scheidemann, Jr. our Chief Financial Officer, and are referred to in this section as our “named executive officers” or “NEOs.”

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the plans summarized in this discussion.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Keig T. Higginson	2023	-	-	-	-	-
Chief Executive Officer(1)	2022	-	-	-	-
Ernest J. Scheidemann, Jr.	2023	-	-	-	-	-
Chief Financial Officer(2)	2022	-	-	-	-	-	-

(1)	Kraig T. Higginson received $0 and $150,000 under an independent consulting arrangement in 2023 and 2022, respectively.
(2)	Ernest J. Scheidemann, Jr. received $0 and $22,500 under an independent consulting arrangement in 2023 and 2022, respectively.

Narrative Disclosure to Summary Compensation Table

Base Salary

The named executive officers do not receive base salaries to compensate them for services rendered to us.

Kraig T. Higginson, Chief Executive Officer

Kraig T. Higginson does not have an employment agreement with Aspire and received no compensation for his role.

Ernest J. Scheidemann, Jr., Chief Financial Officer

Ernest J. Scheidemann, Jr. does not have an employment agreement with Aspire, and receives no compensation for his role.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	VAR Awards ($)	RSU Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roderic Prat Director	2022	-	-	-	-	-	-	-	-
Edward Kimball, Director	2022	-	-	-	-	-	-	-	-

New Aspire Executive Compensation

Following the Closing, we intend to develop an executive compensation program that is designed to align compensation with New Aspire’s business objectives and the creation of shareholder value, while enabling New Aspire to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Aspire. Decisions regarding the executive compensation program will be made by New Aspire’s compensation committee.

Employment Agreements

Effective upon Closing, New Aspire intends to enter into employment agreements with each of its NEOs.

Equity Compensation

It is anticipated that equity-based compensation will continue to be an important element of executive compensation following the consummation of the Business Combination in order to maintain a strong link between executive incentives and the creation of stockholder value. Formal guidelines for the allocations of equity-based compensation, if any, have not yet been determined, but it is expected that the 2024 Plan described in the Omnibus Incentive Plan Proposal will be an important element of the new compensation arrangements for New Aspire.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of PowerUp ordinary shares as of [●], 2024 and (ii) the expected beneficial ownership of New Aspire Common Stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below, and assuming a Closing Date of [●], 2024) by:

●	each person known by PowerUp to be the beneficial owner of more than 5% of PowerUp’s outstanding ordinary shares on [●], 2024;

●	each person known by PowerUp who may become the beneficial owner of more than 5% of New Aspire’s outstanding common stock immediately following the Business Combination;

●	each of PowerUp’s current executive officers and directors;

●	each person who will become an executive officer or a director of New Aspire upon consummation of the Business Combination;

●	all of PowerUp’s current executive officers and directors as a group; and

●	all of New Aspire’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of [●], 2024. Shares subject to warrants that are currently exercisable or exercisable within 60 days of [●], 2024 or subject to restricted stock units that vest within 60 days of [●], 2024 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to PowerUp, PowerUp believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of PowerUp ordinary shares prior to the Business Combination is based on 7,765,144 ordinary shares issued and outstanding as of [●], 2024, which includes no Class B ordinary shares outstanding as of such date.

The expected beneficial ownership of shares of New Aspire Common Stock following consummation of the Business Combination assumes two scenarios:

●	a “no redemption” scenario where no PowerUp Class A ordinary shares are redeemed in connection with the Business Combination; and

●	a “maximum redemption” scenario where all 577,644 public shares subject to redemption are redeemed in connection with the Business Combination.

Based on the foregoing assumptions, we estimate that there would be [●] shares of New Aspire Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and [●] shares of New Aspire Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in New Aspire and the columns under Post-Business Combination in the table that follows will be different. The expected beneficial ownership of shares of New Aspire Common Stock following the Business Combination also reflects [●].

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The following table does not reflect record or beneficial ownership of any shares of New Aspire Common Stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of [●], 2024.

Unless otherwise indicated, PowerUp believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination				Post-Business Combination
					Assuming No Redemptions			Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of PowerUp Ordinary Shares		% of PowerUp Ordinary Shares		Number of Shares of New Aspire Common Stock	%		Number of Shares of New Aspire Common Stock	%
Directors and Executive Officers Pre-Business Combination(1)
Surendra Ajjarapu (1)(2)	11,151,833	(3)		%			%			%
Howard Doss (1)	—			%			%			%
Michael Peterson (1)	—			%			%			%
Donald Fell (1)	—			%			%			%
Avinash Wadhwani (1)	—			%			%			%
Mayur Doshi (1)	—			%			%			%
All PowerUp directors and executive officers as a group (6 individuals)	11,151,833	(3)		%			%			%
5% Holders of PowerUp
PowerUp Sponsor LLC	5,799,000	(4)		%			%			%
SRIRAMA Associates, LLC (our Sponsor)(1)(2)	11,151,833	(3)		%			%			%
Directors and Executive Officers Post-Business Combination(5)
				%			%			%
				%			%			%
				%			%			%
				%			%			%
				%			%			%
				%			%			%
				%			%			%
				%			%			%
All New Aspire directors and executive officers as a group ([●] individuals)				%			%			%

* Less than 1%

(1)	The business address of each of these entities or individuals is c/o PowerUp Acquisition Corp., 188 Grand Street, Unit #195 New York, NY 10013.
(2)	Represents shares held by SRIRAMA Associates, LLC, our Sponsor. Suren Ajjarapu is the managing member of our Sponsor and may be deemed to have beneficial ownership of the ordinary shares held directly by our Sponsor. Suren Ajjarapu disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(3)	Represents 4,317,500 Class A ordinary shares and 6,834,333 Class A ordinary shares underlying private placement warrants that will become exercisable within 60 days of the consummation of the Business Combination.
(4)	Represents 2,870,000 Class A ordinary shares and 2,929,000 Class A ordinary shares underlying private placement warrants that will become exercisable within 60 days of the consummation of the Business Combination. Our Original Sponsor is the record holder of such shares. Messrs. Bruce Hack and Gabriel Schillinger are the managing members of our Original Sponsor. As such, each of Messrs. Hack and Schillinger has voting and investment discretion with respect to the ordinary shares held of record by our Original Sponsor and may be deemed to have shared beneficial ownership of the ordinary shares held directly by our Original Sponsor. Each of Messrs. Hack and Schillinger disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.
(5)	The address of each of these individuals is c/o [●].

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — PowerUp

Founder Shares

Our Original Sponsor paid $25,000 to cover certain offering costs of PowerUp in consideration for 8,625,000 Class B ordinary shares (the “founder shares”) which were issued on February 16, 2021. On December 18, 2021, the Original Sponsor surrendered 2,156,250 Class B ordinary shares, so that the Original Sponsor owned an aggregate of 6,468,750 Class B ordinary shares. On February 11, 2022, PowerUp effected a 1.11111111-for-1.0 share dividend of its Class B ordinary shares, so that the Original Sponsor owned an aggregate of 7,187,500 founder shares. The share dividend was retroactively restated. Since the underwriters’ exercised the over-allotment option in full, no founder shares are subject to forfeiture.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, Business Combination, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On May 18, 2023, the Original Sponsor, holding all of the founder shares elected to convert its founder shares into Class A ordinary shares of PowerUp on a one-for-one basis (the “Conversion”). As a result, 7,187,500 of PowerUp’s Class B ordinary shares were cancelled and 7,187,500 Class A ordinary shares were issued to the Original Sponsor. The Original Sponsor agreed that all of the terms and conditions applicable to the founder shares set forth in the Letter Agreement shall continue to apply to the Class A ordinary shares that the founder shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account or any monies or other assets held therein.

On July 14, 2023, the PowerUp entered into the Sponsor Purchase Agreement with the Sponsor and the Original Sponsor, pursuant to which the Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A ordinary shares and (y) 6,834,333 private placement warrants, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement and the Underwriting Agreement), for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time of the initial Business Combination. On August 18, 2023, the parties to the Sponsor Purchase Agreement closed the transactions contemplated thereby. The Company estimated the aggregate fair values of the 4,317,500 Class A non-redeemable ordinary shares, the 6,834,333 private placement warrants transferred to be $[●], and $[●], respectively or $[●] per share and $[●] per warrant.

Related Party Loans

On February 16, 2021, the Original Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of June 30, 2023 or the completion of the IPO. As of December 31, 2021 the amount outstanding was $238,596. The Note was subsequently paid off in February 2022 after the IPO and there was no amount outstanding as of September 30, 2023 and December 31, 2022.

In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors have and may continue to, but are not obligated to, loan the Company funds through Working Capital Loans. If PowerUp completes a business combination, PowerUp would repay the Working Capital Loans out of the proceeds of the Trust Account released to PowerUp. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, PowerUp may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants.

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On December 21, 2023, PowerUp entered into a Loan and Transfer Agreement between PowerUp, the Sponsor, and SSVK Associates, LLC (“SSVK”), pursuant to which SSVK loaned an aggregate of $250,000 (the “SSVK Funded Amount”) to the Sponsor (the “SSVK Sponsor Loan”) and the Sponsor loaned $250,000 to PowerUp (the “SSVK SPAC Loan”). The SSVK Sponsor Loan accrues interest at 8% per annum and the SSVK SPAC Loan does not accrue interest. PowerUp is not responsible for the payment of any interest on the SSVK Sponsor Loan and is only required to repay the principal amount of the SSVK SPAC Loan upon the completion of PowerUp’s initial business combination. The SSVK Funded Amount, together with all accrued and unpaid interest thereon, shall be repaid by the Sponsor within five days of the closing of PowerUp’s initial business combination, at the option of SSVK, in either (a) cash; or (b) Class A ordinary shares of PowerUp held by the Sponsor, at the rate of one (1) Class A ordinary share for each $10.00 of converted principal and interest. As additional consideration for SSVK making the SSVK Sponsor Loan available to the Sponsor, the Sponsor agreed to transfer one (1) Class A ordinary share of PowerUp to the Lender for each $1.00 multiple of the SSVK Funded Amount, which included the registration rights previously provided by PowerUp to the Sponsor.

On January 9, 2024 PowerUp entered into a Loan and Transfer Agreement between PowerUp, the Sponsor, and Apogee Pharma Inc. (“Apogee”), pursuant to which Apogee loaned an aggregate of $50,000 (the “Apogee Funded Amount”) to the Sponsor (the “Apogee Sponsor Loan”), and, in turn, the Sponsor loaned $50,000 to PowerUp (the “Apogee SPAC Loan”). The Apogee Sponsor Loan accrues interest at 8% per annum and the Apogee SPAC Loan does not accrue interest. PowerUp is not responsible for the payment of any interest on the Apogee Sponsor Loan and is only required to repay the principal amount of the Apogee SPAC Loan upon the completion of PowerUp’s initial business combination. The Apogee Funded Amount, together with all accrued and unpaid interest thereon, shall be repaid by the Sponsor within five days of the closing of PowerUp’s initial business combination, at the option of Apogee, in either (a) cash; or (b) Class A ordinary shares of PowerUp held by the Sponsor, at the rate of one (1) Class A ordinary share for each $10.00 of converted principal and interest. As additional consideration for Apogee making the Apogee Sponsor Loan available to the Sponsor, the Sponsor agreed to transfer one (1) Class A ordinary share of PowerUp to the Lender for each $2.00 multiple of the Apogee Funded Amount, which included the registration rights previously provided by PowerUp to the Sponsor.

On January 10, 2024, the Company entered into a Loan and Transfer Agreement between PowerUp, the Sponsor, and Jinal Sheth (“Sheth”), pursuant to which Sheth loaned an aggregate of $150,000 (the “Sheth Funded Amount”) to the Sponsor (the “Sheth Sponsor Loan”), and, in turn, the Sponsor loaned $150,000 to PowerUp (the “Sheth SPAC Loan”). The Sheth Sponsor Loan accrues interest at 8% per annum and the Sheth SPAC Loan does not accrue interest. PowerUp is not responsible for the payment of any interest on the Sheth Sponsor Loan and is only required to repay the principal amount of the Sheth SPAC Loan upon the completion of PowerUp’s initial business combination. The Sheth Funded Amount, together with all accrued and unpaid interest thereon, shall be repaid by the Sponsor within five days of the closing of PowerUp’s initial business combination, at the option of Sheth, in either (a) cash; or (b) Class A ordinary shares of PowerUp held by the Sponsor, at the rate of one (1) Class A ordinary share for each $10.00 of converted principal and interest. As additional consideration for Sheth making the Sheth Sponsor Loan available to the Sponsor, the Sponsor agreed to transfer one (1) Class A ordinary share of PowerUp to the Lender for each $2.00 multiple of the Sheth Funded Amount, which included the registration rights previously provided by PowerUp to the Sponsor.

Subscription Agreements

On March 5, 2024, PowerUp entered into four separate Subscription Agreements (each, a “First Subscription Agreement”) with the Sponsor, Visiox Pharmaceuticals, Inc. (“Visiox”), VKSS Capital, LLC, an affiliate of, and an entity under common control with, the Sponsor (the “Affiliate”), and four separate investors (each, an “Investor”), whereby, to support PowerUp’s anticipated de-SPAC transaction, the Investors collectively contributed to Sponsor a total of $1,000,000 (the “First Contribution”). The Sponsor utilized the First Contribution to support PowerUp’s anticipated de-SPAC transaction by funding certain obligations to Visiox pursuant to the Secured Convertible Promissory Note, dated December 1, 2023, issued by Visiox to Sponsor (together, all loans and advances, the “March Loan”). In consideration for the First Contribution, PowerUp will issue to the Investors an aggregate of 1,000,000 Working Capital Loan Shares at the closing of its initial business combination (the “De-SPAC Closing”), whether with Aspire or any other potential target. The March Loan will not accrue interest and will be repaid by PowerUp upon the De-SPAC Closing, or, otherwise the Sponsor will pay to the Investors all repayments of the March Loan Sponsor itself has received within two business days of the De-SPAC Closing, up to the amount of the First Contribution. The Investors may elect at the De-SPAC Closing to receive such payments in cash or shares of the Company’s Class A common stock, at a rate of one share for each ten dollars ($10.00) of the First Contribution. Because the De-SPAC Closing did not occur within 120 days of the date of the First Subscription Agreements (the “Closing Deadline”), PowerUp and the Sponsor are obligated to transfer a total of 62,500 Working Capital Loan Shares to the Investors and are obligated to transfer an additional 62,500 Working Capital Loan Shares to the Investors for each 60 day period following the Closing Deadline until the De-SPAC Closing occurs. In the event PowerUp liquidates without consummating its initial business combination, the Affiliate will transfer a total of 150,000 shares of Kernel Group Holdings, Inc. (“Kernel”) to the Investors.

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On May 9, 2024, PowerUp entered into four separate Subscription Agreements (each, a “Second Subscription Agreement”) with the Sponsor, the Affiliate (as defined above), and the four separate Investors (as defined above), whereby, to support PowerUp’s anticipated de-SPAC transaction, the Investors collectively contributed to Sponsor a total of $500,000 (the “Second Contribution”) and, in turn, the Sponsor loaned $500,000 to PowerUp (the “May Loan”). The Sponsor and Affiliate have agreed that the Affiliate will transfer to the Investors an aggregate of 250,000 shares of Kernel common stock (the “Subscription Shares”) at the closing of Kernel’s initial business combination. In consideration for the Affiliate’s transfer of the Subscription Shares to the Investors, the Sponsor will transfer 250,000 shares of PowerUp common stock to the Affiliate. In connection with repayment of the Second Contribution, the Sponsor will be charged a one-time, cash-based interest charge of $250,000. The May Loan also includes a one-time, cash-based interest charge of $250,000 and a one-time, stock-based interest charge of 500,000 shares of PowerUp’s common stock, which shares will be delivered to the Sponsor by PowerUp before the De-SPAC Closing. The May Loan will be repaid by PowerUp upon the De-SPAC Closing, or, otherwise the Sponsor will pay to the Investors all repayments of the May Loan Sponsor itself has received within two business days of the De-SPAC Closing and make such other payments, if any, as may be required in order to repay all amounts due to the Investors under the Second Subscription Agreements. The Investors may elect at the De-SPAC Closing to receive such payments in cash or shares of PowerUp’s common stock, at a rate of one share for each ten dollars ($10.00) of the Second Contribution. In the event that the De-SPAC Closing does not occur within 120 days of the date of the Second Subscription Agreements or PowerUp liquidates without consummating its initial business combination, the Affiliate will immediately transfer the Subscription Shares to the Investors.

The Sponsor and the Affiliate are entities under common control. Among the assets of the Affiliate are shares of common stock of Kernel Group Holdings, Inc. As described above, the Affiliate is a party to the subscription agreements and, pursuant to the terms of the agreements, may have certain obligations to issues shares of Kernel’s common stock to the Investors, including in the event that PowerUp liquidates without consummating an initial business combination.

On December 18, 2024, and effective December 13, 2024, the Company entered into (i) a subscription agreement (the “Blackstone Subscription Agreement”), (ii) a promissory note (the “Blackstone Note”), and (iii) a registration rights agreement (the “RRA”) with Blackstone Capital Advisors, Inc. (“Blackstone”), an entity controlled by Aspire’s Director of Investor Relations, Lance Friedman (all transactions contemplated by such agreements, collectively, the “Blackstone Transaction”). Pursuant to the terms of the Blackstone Transaction, Blackstone may loan up to an aggregate principal amount of $500,000 to the Company, with an original issue discount of twenty percent (20%). As of the date of this proxy statement/prospectus, the aggregate principal amount loaned equals $184,543.80. The maturity date of the Blackstone Note is the earlier of (i) June 1, 2025 or (ii) the date that the Company receives gross proceeds of at least $5,000,000 in an offering of its debt or equity securities. The principal amount of the Blackstone Note bears interest at a rate per annum of ten percent (10%). Interest will be due and payable on the maturity date. Additionally, the Company will pay Blackstone an exit fee equal to ten percent (10%) of the principal amount and accrued interest on the maturity date. Upon the Closing of the Business Combination, the Sponsor will transfer three Working Capital Loan Shares to Blackstone for each dollar loaned under the Blackstone Transaction (the “Commitment Shares”). Pursuant to the RRA, the Company has agreed to register the Commitment Shares with the SEC in any registration statement filed by the Company in connection with a Qualified Offering (as defined in the Blackstone Subscription Agreement), if any.

Administrative Services Fee

PowerUp entered into an agreement, commencing on the effective date of the initial public offering through the earlier of the consummation of a business combination and PowerUp’s liquidation, to pay an affiliate of the Original Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. As of [●], 2024, PowerUp has incurred $[●] of expenses under this arrangement.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, the Original Sponsor purchased an aggregate of 9,138,333 private placement warrants at a price of $1.50 per private placement warrant in a private placement, generating gross proceeds of $13.7 million. No underwriting discounts or commissions were paid with respect to sale of the private placement warrants. The issuance of the private placement warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, as amended. The proceeds from the private placement warrants were added to the proceeds from the initial public offering held in the Trust Account.

The private placement warrants are identical to the public warrants sold in our initial public offering, except that the private placement warrants (including the underlying securities) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and, if held by the original holder or their permitted assigns, the underlying warrants (i) may be exercised on a cashless basis, (ii) are not subject to redemption and (iii) may be exercised by holders on a cashless basis. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, then the private placement warrants will be redeemable by PowerUp and exercisable by the holders on the same basis as the warrants included in the units sold in our initial public offering.

Registration Rights Agreement

On February 17, 2022, PowerUp entered into a Registration Rights Agreement pursuant to which the Original Sponsor, its permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares.

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Non-Redemption Agreement

In connection with the 2024 Extension Meeting, on May 22, 2024, PowerUp and the Sponsor entered into a non-redemption agreement (the “Non-Redemption Agreement”) with an unaffiliated third-party shareholder in exchange for such shareholder agreeing not to redeem (or to validly rescind any redemption requests on) 450,000 of PowerUp’s Class A ordinary shares (the “Non-Redeemed Shares”) in connection with the 2024 Extension Meeting. In exchange for the foregoing commitment not to redeem such shares, for the 450,000 Non-Redeemed Shares, the Sponsor has agreed to transfer to such shareholder 75,000 Class A ordinary shares of PowerUp held by the Sponsor and 75,000 Class A ordinary shares which will be issued to the Sponsor upon the closing of the Business Combination. The Non-Redemption Agreement increased the amount of funds that remained in the Trust Account following the 2024 Extension Meeting.

Business Combination Agreement

On August 26, 2024, PowerUp entered into the Business Combination Agreement with Merger Sub, the Sponsor, Seller Representative, and Aspire. Pursuant to the Business Combination Agreement, among other things, the Company will complete the PowerUp Domestication and the parties will effect the merger of Merger Sub with and into Aspire, with Aspire continuing as the surviving entity, and a wholly owned subsidiary of New Aspire.

Amendment Agreements

On September 5, 2024, and in connection with the due diligence process, the parties entered into the Amendment Agreement, which (i) adjusted the Merger Consideration to be consistent with the aggregate post-Closing ownership percentage of the Aspire Stockholders that the parties had anticipated to be reflected in the consummation of the Business Combination, (ii) adjusted the size of the pool of available equity in the 2024 Plan for the initial fiscal year following Closing to be consistent with what the parties had anticipated to be reflected in the consummation of the Business Combination, and (iii) provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

On October 9, 2024, and in connection with the due diligence process, the parties entered into the Second Amendment Agreement, which provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

Promissory Note Fee Agreement

On October 2, 2024, PowerUp entered into the Promissory Note Fee Agreement with the Sponsor. Pursuant to the Promissory Note Fee Agreement, PowerUp and the Sponsor agreed that the Sponsor took a significant risk on behalf of PowerUp by loaning $2,000,000 to PowerUp’s former target company via a convertible promissory note (the “Visiox Promissory Note”). Under the terms of the business combination agreement with the former target company, the Sponsor was owed a $2,000,000 fee upon the successful closing of the business combination between the Company and the former target as consideration for the significant risk taken by Sponsor in entering into the Visiox Promissory Note (the “Original Promissory Note Fee”). PowerUp and the Sponsor agreed that Sponsor should be compensated for that risk despite the termination of the right to receive the Original Promissory Note Fee as a result of the termination of the business combination agreement with the former target company. As consideration for the foregoing, PowerUp agreed to pay the Sponsor a modified promissory note fee of $1,000,000 (the “Modified Promissory Note Fee”) upon the successful closing of the Business Combination between PowerUp and Aspire. The Modified Promissory Note Fee will be payable in addition to any amounts that the Sponsor might receive under the terms of the Visiox Promissory Note.

Lock-Up Agreements

The Business Combination Agreement contemplates that, in connection with the Closing, PowerUp, the Sponsor, and the Significant Aspire Holders (the “Locked-Up Parties”) will enter into lock-up agreements (the “Lock-Up Agreements”) with respect to New Aspire Common Stock (the “Lock-Up Shares”) and warrants (together with the “Lock-Up Shares, the “Lock-Up Securities”) held by each such stockholder immediately following the Closing, pursuant to which, each Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Aspire Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which New Aspire completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their New Aspire Common Stock for cash, securities or other property.

Non-Competition Agreements

The Business Combination Agreement contemplates that, at the Closing, the Significant Aspire Holders will enter into non-competition agreements pursuant to which they will agree not to compete with New Aspire and its respective subsidiaries, subject to certain requirements and customary conditions.

Certain Relationships and Related Person Transactions — Aspire

Blackstone Capital Advisor, Inc

On August 26, 2024, Aspire entered into a subscription agreement with Blackstone Capital Advisors, Inc, an entity controlled by Aspire’s Director of Investor Relations Lance Friedman, pursuant to which Aspire issued a convertible note for a subscription amount of $233,621.01. The note was issued at a 20% discount and bears a face value of $292,026.26. The note has a maturity date of February 26, 2025, or upon the occurrence of a debt or equity raise of at least $2,500,000. Additionally, the note is convertible at a 30% discount to the volume weighted average price (the “VWAP”) and has a 5% exit fee payable upon the maturity date. In the event of default the note will bear an 18% interest rate per annum.

Subsequently, on September 27, 2024, Aspire entered into a side letter agreement with Blackstone Capital Advisors, Inc., cancelling the aforementioned convertible note dated August 26, 2024. Aspire then entered into a promissory note for the principal amount of $292,026.26, the notes bear a 20% original issuance discount and a 5% exit fee payable to Blackstone Capital Advisors, Inc. in lieu of interest payable on or prior to the maturity date. The note has a maturity date of June 27, 2025, or upon the occurrence of a debt or equity raise of at least $2,500,000.

On October 2, 2024. Aspire entered into a promissory note for the principal amount of $62,500 with Blackstone Capital Advisors, the notes bear a 20% original issuance discount and a 5% exit fee payable to Blackstone Advisory Group, Inc. in lieu of interest payable on or prior to the maturity date. The note has a maturity date of June 27, 2025, or upon the occurrence of a debt or equity raise of at least $2,500,000.

Kitts Group, LLC

On August 26, 2024, Aspire entered into a subscription agreement with Kitts Group, LLC, an entity controlled by Aspire’s Chief Executive Officer Kraig Higginson, pursuant to which Aspire issued a convertible note for a subscription amount of $281,060.99. The note was issued at a 20% discount and bears a face value of $351,326.24. The note has a maturity date of February 26, 2025, or upon the occurrence of a debt or equity raise of at least $2,500,000. Additionally, the note is convertible at a 30% discount to the VWAP and has a 5% exit fee payable upon the maturity date. In the event of default the note will bear an 18% interest rate per annum.

Subsequently, on September 27, 2024, Aspire entered into a side letter agreement with Kitts Group, LLC, cancelling the aforementioned convertible note dated August 26, 2024. Aspire then entered into a promissory note for the principal amount of $663,826.24, the notes bear a 20% original issuance discount and a 5% exit fee payable to Kitts Group, LLC, in lieu of interest payable on or prior to the maturity date. The note has a maturity date of June 27, 2025, or upon the occurrence of a debt or equity raise of at least $2,500,000.

Certain Relationships and Related Person Transactions — New Aspire

Policies and procedures for related-person transactions

Effective upon the consummation of the Business Combination, the board of directors of New Aspire expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on Nasdaq. Under the policy, New Aspire’s audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, New Aspire’s nominating and governance committee will serve as the approval authority for such transaction. New Aspire’s legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that New Aspire intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

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COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

General

PowerUp is an exempted company incorporated under the Cayman Islands Companies Act. The rights of PowerUp shareholders are governed by the Cayman Islands Companies Act, Cayman Islands Companies law generally, and the Existing Governing Documents. After the PowerUp Domestication, New Aspire will be incorporated under the laws of the State of Delaware and the rights of New Aspire stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Proposed Bylaws. Thus, following the Business Combination, the rights of PowerUp shareholders who become New Aspire stockholders in the Business Combination will no longer be governed by the Current Charter, and instead will be governed by the Proposed Charter and the Proposed Bylaws.

Comparison of Shareholders’ Rights – PowerUp

Set forth below is a summary comparison of material differences between the rights of PowerUp’s shareholders under the Existing Governing Documents (left column), and the rights of New Aspire stockholders under the forms of the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Current Charter, and form of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex C, and the form of the Proposed Bylaws, which is attached to this proxy statement/prospectus as Annex D, as well as the relevant provisions of the DGCL.

PowerUp	New Aspire

COMPANY NAME

PowerUp Acquisition Corp.	Aspire Biopharma Holdings, Inc.

AUTHORIZED CAPITAL STOCK

The share capital under the Existing Governing Documents is US$35,500 divided into 300,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 5,000,000 preference shares of par value US$0.0001 per share.

Under the Proposed Charter, New Aspire will be authorized to issue 500,000,000 shares of capital stock, consisting of (a) 490,000,000 shares of common stock and (b) 10,000,000 shares of preferred stock.

The preferred stock may be designated and issued in one or more classes or series as may be determined by resolution of the New Aspire Board.

The par value of these shares of capital stock is $0.0001 per share.

COMMON STOCK

In connection with the Business Combination, PowerUp Class A ordinary shares will automatically be converted to New Aspire Common Stock on a one-for-one basis.

Conversion Rights. Class B ordinary shares will automatically be converted into Class A ordinary shares on a one-for-one basis immediately following the consummation of an initial business combination.	Conversion Rights. There are no conversion rights pursuant to the Proposed Charter.

Voting. Generally, each holder of ordinary shares is entitled to one vote per share. However, prior to the closing of an initial business combination, only holders of Class B ordinary shares may vote on the appointment or removal of any director and holders of Class A ordinary shares have no right to vote on the appointment or removal of any director.	Voting. Generally, each holder of Common Stock is entitled to one vote per share.

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PowerUp	New Aspire
Dividends. Subject to applicable law and except as otherwise provided in the Existing Governing Documents, PowerUp’s directors may resolve to pay dividends and other distributions from time to time out of the realized or unrealized profits of PowerUp, or out of the share premium account or as otherwise permitted by law. All dividends and other distributions shall be paid according to the par value of the shares that a PowerUp shareholder holds.	Dividends. Subject to applicable law and any outstanding series of preferred stock that may be designated under the Proposed Charter, the holders of shares of common stock are entitled to receive such dividends and other distributions when, as and if declared thereon by the New Aspire Board from time to time out of any assets or funds of New Aspire legally available therefor. All shares of common stock shall be of equal rank and shall be identical with respect to rights to such dividends.

Liquidation. In the event of a liquidation, the liquidator shall apply PowerUp’s assets in satisfaction of creditors’ claims as it sees fit. If a surplus exists, the surplus shall be distributed among the PowerUp shareholders in proportion to the par value of shares held by them.	Liquidation. Subject to applicable law and any outstanding series of preferred stock, in the event of a liquidation of New Aspire, the holders of common stock will be entitled to share in the distribution of any remaining assets available for distribution to the holders of common stock ratably in proportion to the total number of shares of common stock then issued and outstanding.

CERTAIN DIRECTOR MATTERS

Classified Board. The PowerUp Board is divided into three classes, with the number of directors in each class to be as nearly equal as possible. The terms of each class are staggered such that only one class of directors’ terms expire each year, with Class I directors’ terms expiring at the first annual general meeting after the initial public offering, Class II directors at the second annual general meeting and Class III directors at the third. Directors appointed to succeed directors whose terms expire shall be appointed to serve until the third succeeding annual general meeting after their appointment.

Subject to applicable law, vacancies in the PowerUp Board during the interim period between annual meetings or extraordinary general meetings called for the appointment or removal of directors may be filled by the vote of a majority of the remaining directors, even if less than a quorum. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

Classified Board. Subject to the special rights of the holders of any class or series of Preferred Stock to elect directors, the Board of Directors (other than those directors elected by the holders of any class or series of Preferred Stock) shall be classified three classes: Class I, Class II, and Class III. Each class shall consist of one-third of the total number of directors constituting the entire Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Post-Combination Company following the filing of the Proposed Charter; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of the Proposed Charter; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of the Proposed Charter. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Under the Proposed Charter, holders of not less than two-thirds (2/3) in voting power of the outstanding shares of capital stock of New Aspire entitled to vote thereon, shall be required to amend or repeal the foregoing classified board provisions of the Proposed Charter.

Removal of Directors. Prior to the closing of an initial business combination, a majority of the holders of the Class B ordinary shares may, by ordinary resolution, remove any director. For the avoidance of doubt, prior to the closing of an initial business combination, holders of Class A ordinary shares shall have no right to vote on the removal of any director.	Removal of Directors. Subject to any rights of any preferred stockholders, so long as the New Aspire Board is classified pursuant to the Proposed Charter, any director or the entire New Aspire Board may be removed from office at any time with or without cause by the holders of a majority in voting power of the shares of capital stock then entitled to vote at an election of directors.

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PowerUp	New Aspire

CERTAIN SHAREHOLDER MATTERS

Special Meetings. The directors, the chief executive officer or the chairman of the PowerUp Board may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.	Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders shall be called only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors of the New Aspire Board.

Actions by Written Consent. PowerUp shareholders may pass ordinary resolutions and special resolutions as unanimous written resolutions.	Actions by Written Consent. Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent by such stockholders.

Anti-Takeover Provisions. PowerUp has a classified board with staggered director term limits. Prior to the closing of an initial business combination, only a majority of the holders of the Class B ordinary shares may appoint or remove any director.	DGCL Anti-Takeover Provision. The Proposed Charter elects to opt-out of Section 203 of the DGCL such that New Aspire will not be governed by the restrictions contained in that provision, effective 12 months from the date the Proposed Charter first becomes effective under the DGCL.

BYLAW AMENDMENTS

The Existing Governing Documents may be altered or added to by the PowerUp shareholders by unanimous written resolution or by a vote of at least two-thirds (2/3) of such PowerUp shareholders as vote at a general meeting. Notwithstanding the foregoing, (i) the provision that only a majority of the holders of the Class B ordinary shares may appoint or remove any director may not be amended unless by a vote of at least 90% of such PowerUp shareholders as vote at a general meeting, or by way of unanimous written resolution and (ii) Article 47 (Transfer by way of Continuation) may only be amended by a special resolution (at least two-thirds (2/3)) but which shall include the affirmative vote of a simple majority of the Class B Shares.	The Proposed Charter provides the New Aspire Board with the power to adopt, amend, alter or repeal the Proposed Bylaws. The Proposed Bylaws also may be adopted, amended, altered or repealed by the shareholders by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of New Aspire entitled to vote generally in the election of directors, voting together as a single class.

LIMITATION OF DIRECTOR LIABILITY

No Indemnified Person (as defined below) shall be liable to PowerUp for any loss or damage incurred by PowerUp as a result of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under the Existing Governing Documents unless or until a court of competent jurisdiction shall have made a finding to that effect.	The Proposed Governing Documents contain substantially similar liability limitations, but also expressly provide that the affirmative vote of the holders of not less than two-thirds (2/3) in voting power of the outstanding shares of capital stock entitled to vote thereon shall be required to amend or repeal the foregoing liability limitations.

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PowerUp	New Aspire

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Every director and officer of PowerUp, together with every former director and former officer of PowerUp (each an “Indemnified Person”) shall be indemnified out of the assets of PowerUp against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

PowerUp shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses under the Existing Governing Documents, the Indemnified Person shall execute an undertaking to repay the advanced amount to PowerUp if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then any advancement shall be returned to PowerUp (without interest) by the Indemnified Person.

The Proposed Charter provides that to the fullest extent permitted by applicable law, New Aspire is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of New Aspire (and any other persons to which applicable law permits New Aspire to provide indemnification) through provision of the Proposed Bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. The Proposed Bylaws provide that New Aspire will indemnify and hold harmless each person who is or was serving as a director or officer of New Aspire or who, serving as a director or officer of New Aspire, is or was serving at the request of New Aspire as a director, officer, employee or agent of another entity or other enterprise (each, an “indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the person in connection with any threatened, pending or completed action, suit or proceeding to which the person is a party or is threatened to be made a party because of such service, and will make advances of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the fullest extent permitted by law.

The Proposed Bylaws further provide that New Aspire shall pay the expenses incurred by an indemnitee in defending any proceeding in advance of its final disposition, in accordance with and to the fullest extent permitted by law.

Any future repeal or amendment of the foregoing indemnification and advancement provisions in the Proposed Bylaws shall not in any way diminish or adversely affect any right or protection existing under such provisions at the time of such repeal or amendment.

BUSINESS COMBINATION REQUIREMENTS

As long as PowerUp’s securities are listed on the Nasdaq, PowerUp must complete one or more business combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of PowerUp’s signing a definitive agreement in connection with an initial business combination. An initial business combination must not be solely effectuated with another blank check company or a similar company with nominal operations.	The Proposed Charter does not address the initial business combination, which shall have been completed at the time the Proposed Charter is effected, and does not provide for any further redemption rights of New Aspire’s stockholders.

EXCLUSIVE FORUM

The Existing Governing Documents do not include an exclusive jurisdiction provision.	The Proposed Charter and Proposed Bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of New Aspire; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Aspire’s current or former directors, officers, or other employees to New Aspire or its stockholders; (iii) any action or proceeding asserting a claim against New Aspire or any of its current or former directors, officers, or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, the Proposed Charter or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of the Proposed Charter or the Proposed Bylaws; (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against New Aspire or any of its directors, officers, or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter and Proposed Bylaws will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New Aspire, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this offering.

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Comparison of Shareholders’ Rights – Aspire

Set forth below is a summary comparison of material differences between the rights of Aspire’s shareholders under the Aspire’s governing documents (left column), and the rights of New Aspire stockholders under the forms of the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Aspire’s governing documents, and form of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex C, and the form of the Proposed Bylaws, which is attached to this proxy statement/prospectus as Annex D, as well as the relevant provisions of the DGCL.

Aspire	New Aspire

COMPANY NAME

Aspire Biopharma, Inc.	Aspire Biopharma Holdings, Inc.

AUTHORIZED CAPITAL STOCK

Aspire is authorized to issue up to (i) 50,000 shares of Common Stock, which have no par value, and (ii) 25,000,000 shares of Series A Preferred Stock, par value $0.0001 per share.

Under the Proposed Charter, New Aspire will be authorized to issue 500,000,000 shares of capital stock, consisting of (a) 490,000,000 shares of common stock and (b) 10,000,000 shares of preferred stock.

The preferred stock may be designated and issued in one or more classes or series as may be determined by resolution of the New Aspire Board.

The par value of these shares of capital stock is $0.0001 per share.

COMMON STOCK

In connection with the Business Combination, all issued and outstanding shares of Aspire Common Stock, and all issued and outstanding shares of Aspire Series A Preferred Stock shall automatically convert, on a one-for-one basis, into shares of New Aspire Common Stock and shares of New Aspire Series A Preferred respectively.

Conversion Rights. Aspire Series A Preferred Stock may be convertible into Common Stock in the following ways: (i) at the option of the holder in conjunction with an IPO or liquidity event, (ii) by resolution of the Board, and (iii) if Aspire completes an initial underwritten registered public offering and the closing bid price for 10 consecutive trading days is not less than 150% of the per-share price.	Conversion Rights. There are no conversion rights pursuant to the Proposed Charter.

Voting. Generally, each holder of Common Stock is entitled to one vote per share. The Series A Preferred Stock is non-voting stock.	Voting. Generally, each holder of Common Stock is entitled to one vote per share.

Dividends. Subject to applicable law and except as otherwise provided in the Aspire Governing Documents, Aspire’s directors may resolve to pay dividends and other distributions from time to time out of the realized or unrealized profits of Aspire or as otherwise permitted by law. All dividends and other distributions shall be paid ratably in proportion to the number of shares held by each holder without distinction as to series.	Dividends. Subject to applicable law and any outstanding series of preferred stock that may be designated under the Proposed Charter, the holders of shares of common stock are entitled to receive such dividends and other distributions when, as and if declared thereon by the New Aspire Board from time to time out of any assets or funds of New Aspire legally available therefor. All shares of common stock shall be of equal rank and shall be identical with respect to rights to such dividends.

Liquidation. The Aspire Governing Documents do not include a liquidation provision.	Liquidation. Subject to applicable law and any outstanding series of preferred stock, in the event of a liquidation of New Aspire, the holders of common stock will be entitled to share in the distribution of any remaining assets available for distribution to the holders of common stock ratably in proportion to the total number of shares of common stock then issued and outstanding.

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CERTAIN DIRECTOR MATTERS

The Aspire Board consists of three directors and each director elected shall hold office until his successor is elected and qualified.

Vacancies and newly created directorships may be filled by a vote of the majority of the directors then in office and the director or directors chosen shall hold office until the next annual election and until their successors are duly elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Classified Board. Subject to the special rights of the holders of any class or series of Preferred Stock to elect directors, the Board of Directors (other than those directors elected by the holders of any class or series of Preferred Stock) shall be classified three classes: Class I, Class II, and Class III. Each class shall consist of one-third of the total number of directors constituting the entire Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Post-Combination Company following the filing of the Proposed Charter; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of the Proposed Charter; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of the Proposed Charter. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Under the Proposed Charter, holders of not less than two-thirds (2/3) in voting power of the outstanding shares of capital stock of New Aspire entitled to vote thereon, shall be required to amend or repeal the foregoing classified board provisions of the Proposed Charter.

Removal of Directors. A director may be removed pursuant to a meeting expressly called for that purpose, by a vote of a majority of shares outstanding entitled to vote.	Removal of Directors. Subject to any rights of any preferred stockholders, so long as the New Aspire Board is classified pursuant to the Proposed Charter, any director or the entire New Aspire Board may be removed from office at any time with or without cause by the holders of a majority in voting power of the shares of capital stock then entitled to vote at an election of directors.

CERTAIN SHAREHOLDER MATTERS

Special Meetings. The president, vice president, or any two directors of the Aspire Board may call special meetings of the Board of Directors.	Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders shall be called only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors of the New Aspire Board.

Actions by Written Consent. Aspire shareholders may pass ordinary resolutions and special resolutions so long as it is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Actions by Written Consent. Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent by such stockholders.

Anti-Takeover Provisions. The Aspire Governing Documents do not include an anti-takeover provision.	DGCL Anti-Takeover Provision. The Proposed Charter elects to opt-out of Section 203 of the DGCL such that New Aspire will not be governed by the restrictions contained in that provision, effective 12 months from the date the Proposed Charter first becomes effective under the DGCL.

BYLAW AMENDMENTS

The Aspire Governing Documents may be altered or added to by the Aspire Board with the exception of matters pertaining to the Board (i.e., Board election, qualification, removal, etc.) which must receive affirmative vote of the holders of a majority of the issued and outstanding shares of Aspire. Similarly, no bylaw adopted by the stockholders of Aspire shall be altered or repealed by the Board.	The Proposed Charter provides the New Aspire Board with the power to adopt, amend, alter or repeal the Proposed Bylaws. The Proposed Bylaws also may be adopted, amended, altered or repealed by the shareholders by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of New Aspire entitled to vote generally in the election of directors, voting together as a single class.

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LIMITATION OF DIRECTOR LIABILITY

No Indemnified Person (as defined below) shall be liable to Aspire for any loss or damage incurred by Aspire as a result of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under the Aspire Governing Documents unless or until a court of competent jurisdiction shall have made a finding to that effect.	The Proposed Governing Documents contain substantially similar liability limitations, but also expressly provide that the affirmative vote of the holders of not less than two-thirds (2/3) in voting power of the outstanding shares of capital stock entitled to vote thereon shall be required to amend or repeal the foregoing liability limitations.

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Every director, officer, employee, or agent of Aspire, together with every former director, former officer, former employee, or former agent of Aspire (each an “Indemnified Person”) shall be indemnified out of the assets of Aspire against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

The Proposed Charter provides that to the fullest extent permitted by applicable law, New Aspire is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of New Aspire (and any other persons to which applicable law permits New Aspire to provide indemnification) through provision of the Proposed Bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. The Proposed Bylaws provide that New Aspire will indemnify and hold harmless each person who is or was serving as a director or officer of New Aspire or who, serving as a director or officer of New Aspire, is or was serving at the request of New Aspire as a director, officer, employee or agent of another entity or other enterprise (each, an “indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the person in connection with any threatened, pending or completed action, suit or proceeding to which the person is a party or is threatened to be made a party because of such service, and will make advances of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the fullest extent permitted by law.

The Proposed Bylaws further provide that New Aspire shall pay the expenses incurred by an indemnitee in defending any proceeding in advance of its final disposition, in accordance with and to the fullest extent permitted by law.

Any future repeal or amendment of the foregoing indemnification and advancement provisions in the Proposed Bylaws shall not in any way diminish or adversely affect any right or protection existing under such provisions at the time of such repeal or amendment.

BUSINESS COMBINATION REQUIREMENTS

The Aspire Governing Documents do not address any requirements pertaining to a business combination.	The Proposed Charter does not address the initial business combination, which shall have been completed at the time the Proposed Charter is effected, and does not provide for any further redemption rights of New Aspire’s stockholders.

EXCLUSIVE FORUM

The Aspire Governing Documents do not include an exclusive jurisdiction provision.	The Proposed Charter and Proposed Bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of New Aspire; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Aspire’s current or former directors, officers, or other employees to New Aspire or its stockholders; (iii) any action or proceeding asserting a claim against New Aspire or any of its current or former directors, officers, or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, the Proposed Charter or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of the Proposed Charter or the Proposed Bylaws; (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against New Aspire or any of its directors, officers, or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter and Proposed Bylaws will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New Aspire, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this offering.

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DESCRIPTION OF NEW ASPIRE SECURITIES

As a result of the Business Combination, PowerUp shareholders who receive shares of New Aspire Common Stock in the transactions will become New Aspire stockholders. Your rights as New Aspire stockholders will be governed by Delaware law, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of New Aspire’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the reorganization as part of the Business Combination, PowerUp will amend and restate its charter and bylaws. The following summary of the material terms of New Aspire’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and Proposed Bylaws are attached as Annex E and Annex F, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the New Aspire securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of a total of 500,000,000 shares of capital stock, each with par value $0.0001 per share, consisting of (a) 490,000,000 shares of common stock (b) 10,000,000 shares of preferred stock. The shares of New Aspire Common Stock to be issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. As of the record date for the extraordinary general meeting, there were 7,765,144 ordinary shares issued and outstanding. The Proposed Charter, which New Aspire will adopt if the Organizational Documents Proposal is approved, provides the following with respect to the rights, powers, preferences, and privileges of New Aspire Common Stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of New Aspire Common Stock will possess all voting power for the election of New Aspire directors and all other matters submitted to a vote of stockholders of New Aspire. Generally, each holder of New Aspire Common Stock is entitled to one vote per share.

Except as otherwise required by law, holders of New Aspire Common Stock, as such, will not be entitled to vote on any amendment to the Proposed Charter (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of New Aspire preferred stock if the holders of such affected series of New Aspire preferred stock are entitled to vote on such amendment pursuant to the Proposed Charter (including any preferred stock designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding class or series of preferred stock of New Aspire, holders of New Aspire Common Stock will be entitled to receive dividends when, as and if declared by the New Aspire Board, payable either in cash, in property or in shares of capital stock. All shares of common stock shall be of equal rank and shall be identical with respect to rights to such dividends.

Liquidation, Dissolution and Winding Up

Upon New Aspire voluntary or involuntary liquidation, dissolution or winding up and after payment in full of the debts and other liabilities of New Aspire and to any holders of New Aspire preferred stock having liquidation preferences, if any, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of New Aspire available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock then issued and outstanding.

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Preemptive or Other Rights

Subject to applicable law and the preferential rights of any other class or series of stock, all shares of New Aspire Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, subject to applicable law, holders of New Aspire Common Stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of New Aspire’s securities. The rights, powers, preferences and privileges of holders of New Aspire Common Stock will be subject to those of the holders of any shares of New Aspire preferred stock that New Aspire’s Board may authorize and issue in the future.

Election of Directors

New Aspire’s Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. Electors are generally elected by a plurality of votes cast at a meeting of the shareholders at which a quorum is present, and there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors and that the director nominees receiving the highest number of votes will be elected at such a meeting.

Preferred Stock

The Proposed Charter provides that shares of New Aspire preferred stock may be issued from time to time in one or more classes or series. The New Aspire Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of New Aspire preferred stock. New Aspire’s Board will be able to, without shareholder approval, issue New Aspire preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New Aspire Common Stock and could have anti-takeover effects. The ability of the New Aspire Board to issue New Aspire preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of New Aspire or the removal of existing management.

PowerUp has no preferred stock outstanding as of the date of this proxy statement/prospectus, and there will be no preferred stock outstanding immediately after the Closing of the Business Combination.

Warrants

Public Shareholders’ Warrants

Upon the Closing, each whole warrant will entitle the registered holder to purchase one share of New Aspire Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. No warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of New Aspire Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of New Aspire Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of New Aspire Common Stock issuable upon exercise of the warrants is not effective within 60 days following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of New Aspire Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Aspire Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of New Aspire Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of warrants when the price per share of New Aspire Common Stock equals or exceeds $18.00.

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Once the warrants become exercisable, we may redeem the outstanding warrants except as described herein with respect to the private placement warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price of the New Aspire Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the New Aspire Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Aspire Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New Aspire Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of New Aspire Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants except as described herein with respect to the private placement warrants:

●	in whole and not in part;

●	at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares, except as otherwise described below; and

●	if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti- Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

●	if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

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Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Aspire Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New Aspire Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the New Aspire Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Warrant Agreement, references above to Class A ordinary shares shall include a security other than Class A ordinary shares into which the Class A ordinary shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A ordinary shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A ordinary shares
Redemption Date	≤								≥
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

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The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Aspire Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the New Aspire Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Aspire Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the New Aspire Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Aspire Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Aspire Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Aspire Common Stock.

This redemption feature differs from the typical warrant redemption features used by many other blank check companies, which typically only provide for a redemption of warrants for cash when the trading price for their shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Aspire Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of New Aspire Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “Redemption of warrants when the price per share of New Aspire Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of New Aspire Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Aspire Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Aspire Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Aspire Common Stock if and when such shares of New Aspire Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Aspire Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Aspire Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Aspire Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Aspire Common Stock, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

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Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of New Aspire Common Stock is increased by a capitalization or share dividend payable in shares of New Aspire Common Stock, or by a split-up of shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Aspire Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Aspire Common Stock. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of New Aspire Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Aspire Common Stock equal to the product of (i) the number of shares of New Aspire Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Aspire Common Stock) and (ii) one minus the quotient of (x) the price per shares of New Aspire Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Aspire Common Stock, in determining the price payable for shares of New Aspire Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New Aspire Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Aspire Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of this offering or during any Extension Period, or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

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If the number of outstanding shares of New Aspire Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of the shares of New Aspire Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New Aspire Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Aspire Common Stock.

Whenever the number of shares of New Aspire Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Aspire Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Aspire Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of New Aspire Common Stock or equity-linked securities for capital raising purposes in connection with the Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of warrants when the price per shares of New Aspire Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per shares of New Aspire Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New Aspire Common Stock (other than those described above or that solely affects the par value of such shares of New Aspire Common Stock), or in the case of any Business Combination or consolidation of us with or into another corporation or entity (other than a consolidation or Business Combination in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Aspire Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Aspire Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Aspire Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, Business Combination or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or Business Combination, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or Business Combination that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Aspire Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Aspire Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of New Aspire Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

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Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants described above. The private placement warrants (including the shares of New Aspire Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by our Sponsor, the Original Sponsor, or their permitted transferees. Our Sponsor, the Original Sponsor, or their permitted transferees have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our Sponsor, Original Sponsor, and their permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the PowerUp initial public offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Aspire Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Aspire Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of New Aspire Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor, Original Sponsor, or their permitted transferees is because it is not known at this time whether they will be affiliated with us following the Closing of the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the shares of New Aspire Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

PowerUp has not paid any cash dividends on the PowerUp ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Aspire’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Aspire Board at such time. New Aspire’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

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Listing of Securities

PowerUp’s units, public shares and public warrants are currently listed on the Nasdaq, under the symbols “PWUPU,” “PWUP” and “PWUPW,” respectively. PowerUp intends to apply to list the shares of common stock of New Aspire and warrants on Nasdaq under the symbols “ASBP” and “ASBPW,” respectively, upon the Closing. Upon the Closing, the units separate into their component securities and will not continue to be outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for the PowerUp public shares is, and for New Aspire’s Common Stock is expected to be, Equiniti Trust Company, LLC.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Proposed Charter provides that the New Aspire Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the New Aspire Board will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the New Aspire Board. Amending the classified Board provisions requires approval by two-thirds (2/3) of the then outstanding voting power.

Authorized but Unissued Shares

The authorized but unissued shares of New Aspire Common Stock and preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Aspire Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Aspire by means of a proxy contest, tender offer, Business Combination or otherwise.

Shareholder Action; Special Meetings of Shareholders

The Proposed Charter provides that, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders and may not be effected by any consent by such shareholders. As a result, a holder controlling a majority of New Aspire capital stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of shareholders called in accordance with the Proposed Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of New Aspire to the extent expressly provided in the applicable preferred stock designation.

Further, the Proposed Charter provides that, subject to any special rights of the holders of preferred stock of New Aspire, special meetings of the shareholders of New Aspire may only be called by the Board.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The Proposed Bylaws provide that shareholders seeking to bring business before New Aspire’s annual meeting of shareholders, or to nominate candidates for election as directors at its annual meeting of shareholders, must provide timely notice. To be timely, a shareholder’s notice must be received by the Secretary at the principal executive offices of New Aspire not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New Aspire. The Proposed Bylaws will also specify certain requirements as to the form and content of a shareholders’ notice. These provisions may preclude New Aspire’s shareholders from bringing matters before its annual meeting of shareholders or from making nominations for directors.

255

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Proposed Bylaws may be amended or repealed by the New Aspire Board or by the affirmative vote of the holders of at a majority of the voting power of all of the shares of the capital stock of New Aspire entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then outstanding shares of capital stock of New Aspire entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Charter related to the classified Board and limitation of liabilities.

Board Vacancies

Any vacancy on the New Aspire Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of New Aspire. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until the director’s successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, in the event of a vacancy in New Aspire’s Board, the remaining directors may exercise the powers of the full New Aspire Board until the vacancy is filled.

Preferred Directors

Under the Proposed Charter, during any period when the holders of one or more series of preferred stock have the separate right to elect additional directors, the then otherwise total authorized number of directors will automatically be increased by such number of directors that the holders of any series of preferred stock have a right to elect. Whenever the holders of one or more series of preferred stock having a separate right to elect additional directors cease to have such right, the terms of office of all preferred stock directors elected by the holders of such series of preferred stock, and the total authorized number of directors, will be automatically reduced accordingly.

Exclusive Forum Selection

The Proposed Charter provides that (A) (i) any derivative action or proceeding brought on behalf of New Aspire, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or shareholder of New Aspire to New Aspire or New Aspire’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Proposed Charter, these provisions may be waived by New Aspire at its discretion.

The exclusive forum provision in the Proposed Charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although PowerUp believes these provisions benefit PowerUp (and, after the Closing, New Aspire) by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although New Aspire stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder. For more information, see “Risk Factors — Risks Related to the Consummation of the PowerUp Domestication — The Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Aspire and its stockholders, which could limit New Aspire’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Aspire or its directors, officers, stockholders, employees or agents.”

256

Section 203 of the Delaware General Corporation Law

New Aspire will be subject to the provisions of Section 203 of the DGCL until the election to opt-out of Section 203 of the DGCL in the Proposed Charter becomes effective 12 months from the date the Proposed Charter first becomes effective under the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 shareholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that such shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain Business Combinations, asset or stock sales or other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

●	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

●	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the shareholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested shareholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring New Aspire to negotiate in advance with the New Aspire Board because the shareholder approval requirement would be avoided if the New Aspire Board approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. Section 203 of the DGCL also may have the effect of preventing changes in the New Aspire Board and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Limitation on Liability

The Proposed Charter provides that a New Aspire director or officer shall not be personally liable to New Aspire or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Indemnification and Advancement of Expenses

The Proposed Bylaws will provide that New Aspire’s directors and officers will be indemnified and advanced expenses by New Aspire to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Bylaws will provide that New Aspire’s directors will not be personally liable to New Aspire or its shareholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

257

The Proposed Bylaws will also permit New Aspire to purchase and maintain insurance on behalf of any officer, director, employee or agent of New Aspire for any liability arising out of such person’s status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage shareholders from bringing a lawsuit against New Aspire directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Aspire and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent New Aspire pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. PowerUp believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Aspire directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITIES ELIGIBLE FOR FUTURE SALE

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Aspire Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Aspire at the time of, or at any time during the three months preceding, a sale and (ii) New Aspire is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Aspire was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of New Aspire Common Stock for at least six months but who are affiliates of New Aspire at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of New Aspire Common Stock then outstanding; or

●	the average weekly reported trading volume of the New Aspire Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Aspire under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Aspire.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, New Aspire will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Sponsor will be able to sell its Class A ordinary shares and the private placement warrants, and any shares of New Aspire Common Stock received as a result thereof, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

258

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the New Aspire Board or the chairperson of the meeting, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, and is a stockholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in the Proposed Bylaws. To be timely for New Aspire’s annual meeting of stockholders, New Aspire’s secretary must receive the written notice at New Aspire’s principal executive offices not later than close of business on the 90th day, and not earlier than the close of business on the 120th day, before the anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Aspire’s 2024 annual meeting) or New Aspire holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The New Aspire Board or a designated committee thereof will have the power and duty to determine in advance of any meeting of stockholders, and the chairperson of the meeting will have the power and duty to determine at the meeting, whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If any proposed nomination or business is not in compliance, the Board or a designated committee thereof or the chairperson, as applicable, shall declare that such defective proposal or nomination shall be disregarded.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2024 annual meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Aspire begins to print and send out its proxy materials for the 2024 annual meeting.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New Aspire’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Aspire’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals and that the notice includes such other information required by the Proposed Bylaws, including the information required by Rule 14a-19 under the Exchange Act, if applicable.

259

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the PowerUp Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of PowerUp Acquisition Corp., 188 Grand Street, Unit #195, New York, New York, 10013. Following the Business Combination, such communications should be sent in care of Aspire Biopharma Holdings, Inc., 194 Candelaro Drive, #233, Humacao, Puerto Rico 00791. Each communication will be forwarded, depending on the subject matter, to the PowerUp Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Dykema Gossett PLLC has passed upon the validity of the securities of New Aspire offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

Certain legal matters will be passed upon for Aspire by Sichenzia Ross Ference Carmel LLP.

EXPERTS

The financial statements of PowerUp Acquisition Corp. as of December 31, 2023 and 2022, and for the years then ended appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of PowerUp Acquisition Corp. to continue as a going concern), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Aspire Biopharma, Inc. as of December 31, 2023 and 2022, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of Bush & Associates CPA LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 financial statements contains an explanatory paragraph that states that Aspire Biopharma, Inc.’s recurring losses and negative cash flows from operations raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, PowerUp and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of PowerUp’s annual report to shareholders and PowerUp’s proxy statement. Upon written or oral request, PowerUp will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that PowerUp delivers single copies of such documents in the future. Shareholders may notify PowerUp of their requests by calling or writing PowerUp at its principal executive offices at 188 Grand Street, Unit #195, New York, New York, 10013 or (347) 313-8109. Following the Business Combination, such communications should be sent in care of Aspire Biopharma Holdings, Inc., 194 Candelaro Drive, #233, Humacao, Puerto Rico 00791.

ENFORCEABILITY OF CIVIL LIABILITY

PowerUp is a Cayman Islands exempted company. If PowerUp does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the PowerUp Domestication, you may have difficulty serving legal process within the United States upon PowerUp. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against PowerUp in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, PowerUp may be served with process in the United States with respect to actions against PowerUp arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of PowerUp’s securities by serving PowerUp’s U.S. agent irrevocably appointed for that purpose.

260

TRANSFER AGENT AND REGISTRAR

The transfer agent for PowerUp’s securities is Equiniti Trust Company, LLC.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

PowerUp has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

PowerUp files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on PowerUp at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. PowerUp’s internet address is www.powerupacq.com. The information on its website is not, and shall not be deemed to be, part of this proxy statement/prospectus or incorporated into any other filings we make with the SEC, except as shall be expressly set forth by specific reference in any such filings. All website addresses in this report are intended to be inactive textual references only.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

PowerUp Acquisition Corp.

188 Grand Street, Unit #195

New York, NY 10013

(347) 313-8109

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than [●].

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F-1

POWERUP ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Prepaid expenses and other	$36,775	$81,223
Due from Sponsor	25,034	-
Total current assets	61,809	81,223

Cash and Investments held in Trust Account	6,601,357	19,901,169
TOTAL ASSETS	$6,663,166	$19,982,392

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$903,687	152,005
Loan and Transfer notes payable	436,284	12,384
Subscription Agreement loan	4,903,971	—
Due to affiliate	328,939	238,939
Total current liabilities	6,572,881	403,328
TOTAL LIABILITIES	6,572,881	403,328

COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Class A ordinary shares subject to possible redemption at redemption value, $0.0001 par value, 577,644 and 1,803,729 shares at redemption value of $11.43 and $ 11.03 per share on September 30, 2024 and December 31, 2023, respectively	6,601,357	19,901,169

SHAREHOLDERS’ DEFICIT
Preference shares; $0.0001 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares; $0.0001 par value; 300,000,000 shares authorized; 7,187,500 issued or outstanding at September 30, 2024 and December 31, 2023, respectively (excluding 577,644 and 1,803,729 shares, respectively, subject to redemption as of September 30, 2024 and December 31, 2023)	719	719
Class B ordinary shares; $0.0001 par value; 50,000,000 shares authorized; 0 issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	8,863,852	10,964,930
Accumulated deficit	(15,375,643)	(11,287,754)
Total shareholders’ deficit	(6,511,072)	(322,105)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$6,663,166	$19,982,392

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

POWERUP ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
OPERATING EXPENSES
General and administrative expenses	$630,772	$324,742	$3,654,462	$937,554
Total operating expenses	(630,772)	(324,742)	(3,654,462)	(937,554)

Other income:
Interest earned on cash and investments held in Trust Account	76,746	255,484	481,511	5,552,545
Other income (expense)	25,503	—	(33,437)	—
Change in fair value of convertible note	(8,496)	—	(399,990)	—
Total other income, net	93,753	255,484	48,084	5,552,545

Net (loss) income	$(537,019)	$(69,258)	$(3,606,378)	$4,614,991

Weighted average shares outstanding of Class A ordinary shares	7,765,144	8,991,229	8,405,035	18,979,179

Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.07)	$(0.01)	$(0.43)	$0.20

Weighted average shares outstanding of Class B ordinary shares	—	—	—	3,633,242

Basic and diluted net income per share, Class B ordinary shares	$—	$—	$—	$0.20

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

POWERUP ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - January 1, 2024	7,187,500	$719	—	$—	$10,964,930	$(11,287,754)	$(322,105)
Remeasurement for Class A shares to redemption value	—	—	—	—	—	(234,853)	(234,853)
Face value of convertible note in excess of fair value	—	—	—	—	242,489	—	242,489
Issuance of subscription shares	—	—	—	—	213,764	—	213,764
Net loss	—	—	—	—	—	(2,467,101)	(2,467,101)
Balance – March 31, 2024	7,187,500	$719	—	$—	$11,421,183	$(13,989,708)	$(2,567,806)
Remeasurement for Class A shares to redemption value	—	—	—	—	—	(169,912)	(169,912)
Face value of convertible note in excess of fair value	—	—	—	—	26,967	—	26,967
Issuance of subscription shares	—	—	—	—	(2,584,298)	—	(2,584,298)
Contribution - shareholder non-redemption agreements	—	—	—	—	784,302	—	784,302
Shareholder non-redemption agreements	—	—	—	—	(784,302)	—	(784,302)
Net loss	—	—	—	—	—	(602,258)	(602,258)
Balance – June 30, 2024	7,187,500	$719	—	$—	$8,863,852	$(14,761,878)	$(5,897,307)
Remeasurement for Class A shares to redemption value	—	—	—	—	—	(76,746)	(76,746)
Net loss	—	—	—	—	—	(537,019)	(537,019)
Balance - September 30, 2024	7,187,500	$719	—	$—	$8,863,852	$(15,375,643)	$(6,511,072)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - January 1, 2023	—	$—	7,187,500	$719	$—	$(9,938,620)	$(9,937,901)
Remeasurement for Class A shares to redemption value	—	—	—	—	—	(3,196,998)	(3,196,998)
Net income	—	—	—	—	—	2,872,433	2,872,433
Balance – March 31, 2023	—	—	7,187,500	719	—	(10,263,185)	(10,262,466)
Conversion of Class B shares to Class A	7,187,500	719	(7,187,500)	(719)	—	—	—
Remeasurement for Class A shares to redemption value	—	—	—	—	—	(2,100,063)	(2,100,063)
Reduction of U/W Fee Payable	—	—	—	—	10,812,500	—	10,812,500
Contribution - shareholder non-redemption agreements	—	—	—	—	118,298	—	118,298
Shareholder non-redemption agreements	—	—	—	—	(118,298)	—	(118,298)
Net income	—	—	—	—	—	1,811,817	1,811,817
Balance - June 30, 2023	7,187,500	719	—	—	10,812,500	(10,551,431)	261,788
Remeasurement for Class A shares to redemption value	—	—	—	—	—	(255,484)	(255,484)
Net loss	—	—	—	—	—	(69,258)	(69,258)
Balance - September 30, 2023	7,187,500	$719	—	$—	$10,812,500	$(10,876,173)	$(62,954)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

POWERUP ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended
	September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(3,606,378)	$4,614,991
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income on cash and investments held in Trust Account	(481,511)	(5,552,545)
Change in fair value of convertible note	399,990	-
Change in fair value of Subscription Agreements Loan	33,437	-
Changes in operating assets and liabilities:
Prepaid expenses	44,448	427,581
Accounts payable and accrued expenses	751,681	(76,254)
Due from Sponsor	(58,471)	-
Due to affiliate	90,000	89,248
Net cash flows used in operating activities	(2,826,804)	(496,979)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash withdrawn from Trust Account in connection with redemptions	13,781,323	284,916,127
Net cash flows provided by investing activities	13,781,323	284,916,127

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Subscription Agreement loan	2,533,437	—
Proceeds from Loan and Transfer Payable	293,367	—
Redemption of ordinary shares	(13,781,323)	(284,916,127)
Net cash flows used in financing activities	(10,954,519)	(284,916,127)

NET CHANGE IN CASH	—	(496,979)
CASH, BEGINNING OF THE PERIOD	—	497,259
CASH, END OF THE PERIOD	$—	$280

Supplemental disclosure of noncash activities:
Forgiveness of the deferred underwriting commissions payable charged to additional paid in capital	$—	$(10,812,500)
Remeasurement of Class A ordinary shares to redemption value	$481,511	$5,552,545
Conversion of Class B shares to Class A	$—	$719
Sponsor shares contributed for no redemption of shares	$784,302	$118,298

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

POWERUP ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY

PowerUp Acquisition Corp. (the “Company” or “PowerUp”) was incorporated as a Cayman Islands exempted company on February 9, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On December 26, 2023, the Company entered into an Agreement and Plan of Merger (as subsequently amended, the “Visiox Merger Agreement”) with PowerUp Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company, SRIRAMA Associates, LLC, a Delaware limited liability company (the “New Sponsor”), Ryan Bleeks, in the capacity as the seller representative, and Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”). The transactions contemplated by the Visiox Merger Agreement were intended to serve as the Company’s initial Business Combination. See Note 6 for further information.

On June 6, 2024, the parties to the Visiox Merger Agreement entered into an amendment agreement (the “Visiox Amendment Agreement”). The Visiox Amendment Agreement extended the Outside Date (as defined in the Visiox Merger Agreement) from May 31, 2024 to June 30, 2024, increased the Company’s indebtedness cap from $1 million to $2 million, eliminated the requirement that the Company have net tangible assets of at least $5,000,001 at the time of the closing, and reduced the Minimum Cash Condition (as defined in the Visiox Merger Agreement) from $5 million to $1.00. Additionally, the Visiox Amendment Agreement added three new covenants, which required Visiox to (i) use its best commercial efforts to complete all labeling and compliance requirements necessary to distribute its current product inventory to the extent reasonably acceptable to Visiox no later than June 30, 2024, (ii) raise capital in an amount no less than $500,000 on terms reasonably acceptable to the Company on or before June 30, 2024, and (iii) from May 30, 2024 until immediately following the closing, not make any expenditures in excess of $1,000 without the express approval of the Company, with the exception of ordinary payroll processing.

On July 19, 2024, the Company delivered written notice to Visiox of its election to terminate the Visiox Merger Agreement and abandoned the transactions contemplated thereby, primarily because the conditions to closing set forth in the Visiox Merger Agreement were not satisfied or waived by June 30, 2024.

On August 26, 2024, the Company entered into an Agreement and Plan of Merger (as amended from time to time, the “Aspire Merger Agreement”) with PowerUp Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), the New Sponsor, Stephen Quesenberry, in the capacity as the seller representative, and Aspire Biopharma, Inc., a Puerto Rico corporation (“Aspire”). The transactions contemplated by the Aspire Merger Agreement are intended to serve as the Company’s initial Business Combination.

On September 5, 2024, and in connection with the due diligence process, the parties entered into an amendment agreement (the “First Aspire Amendment Agreement”). The First Aspire Amendment Agreement: (i) adjusted the merger consideration to be consistent with the aggregate post-closing ownership percentage of the Aspire stockholders that the parties had anticipated to be reflected in the consummation of the proposed business combination, (ii) adjusted the size of the pool of available equity in the equity incentive plan for the initial fiscal year following closing to be consistent with what the parties had anticipated to be reflected in the consummation of the proposed business combination, and (iii) provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

On October 9, 2024, and in connection with the due diligence process, the parties entered into another amendment agreement (the “Second Aspire Amendment Agreement”), which provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

As of September 30, 2024, the Company had not commenced any operations. Substantially all activity from February 9, 2021 (inception) through September 30, 2024 relates to the Company’s formation and initial public offering (“IPO”), which is described below and, since the IPO, the search for a prospective initial Business Combination, the negotiation of the Visiox Merger Agreement, actions taken until July 19, 2024 to advance the previously anticipated business combination with Visiox, the negotiation of the Aspire Merger Agreement and actions taken to advance the anticipated business combination with Aspire. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on February 17, 2022. On February 23, 2022, the Company consummated the IPO of 25,000,000 units (“Units” and, with respect to Class A ordinary shares included in the Units offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

F-6

Simultaneously with the closing of the IPO, the Company consummated the sale of 9,138,333 private placement warrants (“Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s original sponsor, PowerUp Sponsor LLC (the “Original Sponsor” and, together with the New Sponsor, the “Sponsors”) generating gross proceeds of $13,707,500 which is described in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the closing of the sale of 3,750,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (the “Overallotment Units”), generating additional gross proceeds of $37,500,000. Simultaneously with the exercise of the overallotment, the Company consummated the private placement of an additional 625,000 Private Placement Warrants to the Original Sponsor, generating gross proceeds of $937,500.

Offering costs for the IPO amounted to $16,418,580, consisting of $5,000,000 of underwriting fees, $10,812,500 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $606,080 of other costs. As described in Note 6, the $10,812,500 of deferred underwriting fee payable was contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement. On June 28, 2023, the underwriters of the IPO, agreed to waive their entitlements to the deferred underwriting commissions of $10,812,500 pursuant to the underwriting agreement for the IPO (the “Underwriting Agreement”). As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying condensed consolidated financial statements (see Note 6).

Following the closing of the IPO, $294,687,500 ($10.25 per Unit) from the net proceeds of the sale of the Units, Overallotment Units, and the Private Placement Warrants was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, in January 2024, the Company instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of an initial Business Combination or the Company’s liquidation.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time it enters into a definitive agreement for the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $11.03 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There are no redemption rights with respect to the Company’s warrants.

F-7

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”). In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options”. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The Public Shares are redeemable and are classified as such on the consolidated balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to an initial Business Combination. If the Company seeks shareholder approval of a Business Combination, the Company will proceed with the Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Original Sponsor agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of the Business Combination. The New Sponsor is subject to this same obligation. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

Notwithstanding the foregoing, the Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the IPO, without the prior consent of the Company.

The Company’s Original Sponsor, and its initial officers and directors (the “Initial Shareholders”) agreed not to propose an amendment to the Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment. The New Sponsor and the Company’s current officers and directors are subject to this same obligation.

On May 18, 2023, the Company held an extraordinary general meeting of shareholders (the “2023 Extension Meeting”). At the 2023 Extension Meeting, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate its initial Business Combination from May 23, 2023 to May 23, 2024 (the “2023 Extension Amendment”). In connection with the approval of the 2023 Extension Amendment, holders of 26,946,271 of the Company’s Class A ordinary shares exercised their right to redeem those shares for cash at an approximate price of $10.55 per share, for an aggregate of approximately $284 million.

Following the 2023 Extension Meeting, on May 18, 2023, those Initial Shareholders holding all of the issued and outstanding Class B ordinary shares of the Company elected to convert their Class B ordinary shares into Class A ordinary shares of the Company on a one-for-one basis. As a result, 7,187,500 of the Company’s Class B ordinary shares were cancelled and 7,187,500 of the Company’s Class A ordinary shares were issued to converting Class B shareholders.

On August 14, 2023, the Company was notified by Equiniti Trust Company, LLC that the per share redemption price for the redemption of Public Shares effected on May 18, 2023 should have been approximately $10.57, which was approximately $0.02 higher than the approximately $10.55 per share previously paid. The Company made a “true-up” payment in the amount of approximately $0.02 per share to the holders of record as of April 19, 2023 that exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. On August 18, 2023, the Company made the true-up payment to the applicable holders in the aggregate amount of $632,968.

On April 13, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Markets division (“CCM”) to act as its capital markets advisor in connection with seeking an extension for completing a Business Combination. The Company will pay CCM the sum of (i) $300,000 plus (ii) 50,000 Class A ordinary shares of the Company which is payable at the close of a Business Combination. On July 13, 2023, the Company amended the agreement with CCM. As a result of the amendment, the Company will issue to CCM 80,000 Class A ordinary shares of the Company, which are payable at the close of a Business Combination.

On August 18, 2023, in connection with the closing of the transaction contemplated by the Purchase Agreement (defined below), each then serving director tendered their resignations as members of the board of directors of the Company (the “Board”), each then serving executive officer resigned from their positions as officers of the Company, and new persons were appointed to serve as officers and directors of the Company.

F-8

On May 22, 2024, the Company held an extraordinary general meeting of shareholders (the “2024 Extension Meeting”). At the 2024 Extension Meeting, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate its initial Business Combination from May 23, 2024 to February 17, 2025 (the “2024 Extension Amendment”). In connection with the approval of the 2024 Extension Amendment, holders of 1,226,085 of the Company’s Class A ordinary shares exercised their right to redeem those shares for cash at an approximate price of $11.24 per share, for an aggregate of approximately $13.8 million.

In connection with the 2024 Extension Meeting, the Company and the New Sponsor entered into a non-redemption agreement (the “2024 Non-Redemption Agreement”) with an unaffiliated third-party shareholder in exchange for such shareholder agreeing not to redeem (or to validly rescind any redemption requests on) 450,000 of the Company’s Class A ordinary shares (the “2024 Non-Redeemed Shares”) in connection with the 2024 Extension Meeting. In exchange for the commitment not to redeem the 450,000 Non-Redeemed Shares, the New Sponsor has agreed to transfer to such shareholder 75,000 Class A ordinary shares of the Company held by the New Sponsor and 75,000 Class A ordinary shares which will be issued to the New Sponsor upon the closing of the Company’s initial Business Combination. The 2024 Non-Redemption Agreement increased the amount of funds that remained in the Company’s Trust Account following the 2024 Extension Meeting.

If the Company is unable to complete a Business Combination by February 17, 2025, and in the absence of the Company’s shareholders approving an additional extension to the Company’s term, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s Board, dissolve and liquidate, subject in each case to the requirements of applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by February 17, 2025, or during any additional extension period (the “Combination Period”). However, if the Initial Shareholders acquired Public Shares in or after the IPO, they are entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account. In the event the Company does not complete a Business Combination within the Combination Period, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be approximately $11.43 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a Business Combination, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of September 30, 2024, the Company had $0 in its operating bank account and a working capital deficit of $6,511,072. As of September 30, 2024, the Company had $6,601,357 in its Trust Account to be used for a Business Combination or to repurchase or redeem its Class A ordinary shares in connection therewith. As of September 30, 2024, $481,511 of the amount in the Trust Account are represented as Interest earned on investments held in the Trust Account.

The Company initially had 15 months from the closing of the IPO to consummate an initial Business Combination. At the 2024 Extension Meeting, the Company’s shareholders approved the 2024 Extension Amendment that served to extend the date by which the Company must consummate its initial Business Combination to February 17, 2025. The remaining life of the Company as of September 30, 2024 is under 12 months.

Until the consummation of a Business Combination, the Company will be using any funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating an initial Business Combination. The Company may need to raise additional capital through loans or additional investments from its New Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and New Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the consolidated financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

F-9

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP have been condensed consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2023, as filed with the SEC on March 11, 2024. The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024, or for any future period.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102 (b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make the comparison of the Company’s condensed consolidated financial statements with another public company difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those significant estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2024 and December 31, 2023.

F-10

Cash and Investment Held in Trust Account

At September 30, 2024 substantially all of the assets held in the Trust Account were held in an interest-bearing demand deposit account at a bank, and at December 31, 2023, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account at December 31, 2023 are classified as trading securities. Trading securities are presented on the condensed consolidated balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in the fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs amounted to $16,418,580 as a result of the IPO consisting of $5,000,000 underwriting fees, $10,812,500 of deferred underwriting fees payable, and $606,080 of other offering costs. This amount was charged to shareholders’ deficit upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At September 30, 2024 and December 31, 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheet, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the consolidated financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

F-11

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2024 and December 31, 2023, 577,644 and 1,803,729 ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At September 30, 2024, the redeemable ordinary shares subject to possible redemption reflected in the unaudited condensed consolidated balance sheet is reconciled in the following table:

Redeemable ordinary shares subject to possible redemption at December 31, 2023	$19,901,169
Plus:
Remeasurement of carrying value to redemption value	481,511
Less:
Redemption	(13,781,323)
Redeemable ordinary shares subject to possible redemption at September 30, 2024	$6,601,357

Net Income (Loss) per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares (as defined above, the “Public Shares”) and Class B ordinary shares (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 24,138,333 Public Shares at $11.50 per share were issued on February 23, 2022. At September 30, 2024, no warrants have been exercised. The 24,138,333 Public Shares underlying the outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the three and nine months ended September 30, 2024 and 2023, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for all periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares.

	For the three months ended September 30, 2024		For the three months ended September 30, 2023
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(537,019)	$—	$(69,258)	$—
Denominator:
Weighted average shares outstanding	7,765,144	—	8,991,229	—
Basic and dilution net loss per share	$(0.07)	$—	$(0.01)	$—

	For the nine months ended		For the nine months ended
	September 30, 2024		September 30, 2023
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income	$(3,606,378)	$—	$3,873,480	$741,512
Denominator:
Weighted average shares outstanding	8,405,035	—	18,979,179	3,633,242
Basic and dilution net (loss) income per share	$(0.43)	$—	$0.20	$0.20

F-12

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing consolidated financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants (as defined below) and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its condensed consolidated financial statements and disclosures.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 28,750,000 Units at a price of $10.00 per Unit. Each Unit consisted of one Class A ordinary share and one-half of a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one whole Class A ordinary share at a price of $11.50 per whole share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT WARRANTS

On February 23, 2022, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option in full, the Company consummated the issuance and sale of 9,763,333 Private Placement Warrants in a private placement transaction at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $14,645,000. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

The Original Sponsor and the Company’s initial officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination. The New Sponsor and the Company’s current officers and directors are subject to this same obligation.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 16, 2021, the Original Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares for an aggregate price of $25,000, and on December 18, 2021, the Original Sponsor surrendered 2,156,250 Class B ordinary shares, so that the Original Sponsor then owned an aggregate of 6,468,750 Class B ordinary shares. On February 11, 2022, the Company effected a 1.11111111-for-1.0 share dividend of its Class B ordinary shares, so that the Original Sponsor owned an aggregate of 7,187,500 Founder Shares. The share dividend was retroactively restated. Since the underwriters’ exercised their overallotment option in full upon IPO, none of the Founder Shares were forfeited.

The Founder Shares are subject to certain transfer restrictions, as described in this Note 5.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On August 18, 2023, the New Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A ordinary shares and (y) 6,834,333 Private Placement Warrants for an aggregate purchase price of $1.00, payable at the time of the initial Business Combination.

F-13

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the New Sponsor or an affiliate of the New Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2024 and December 31, 2023, $449,214 and $250,000 in Working Capital Loans were outstanding, respectively.

On December 21, 2023, the Company entered into a Loan and Transfer Agreement with the New Sponsor and SSVK Associates, LLC (“SSVK”), pursuant to which SSVK loaned an aggregate of $250,000 to the New Sponsor, and, in turn, the New Sponsor loaned $250,000 to the Company. As of September 30, 2024 and December 31, 2023, there was $250,000 and $155,848 in borrowings under the agreement, respectively. The debt discount is being amortized to interest expense as a non-cash charge over the term of the loan and transfer liability, in which is generally the Company’s expected Business Combination date at the time of each draw. The remaining balance of the debt discount as of September 30, 2024 and December 31, 2023 amounted to $0 and $143,464, respectively. During the three and nine months ended September 30, 2024, the Company recorded $0 and $229,919, respectively, of interest expense related to the amortization of the debt discount.

On January 9, 2024, the Company entered into a Loan and Transfer Agreement with the New Sponsor and Apogee Pharma (“Apogee”), pursuant to which Apogee loaned an aggregate of $50,000 to the New Sponsor, and, in turn, the New Sponsor loaned the $50,000 to the Company.

On January 10, 2024, the Company entered into a Loan and Transfer Agreement with the New Sponsor and Jinal Sheth (“Sheth”), pursuant to which Sheth loaned an aggregate of $150,000 to the New Sponsor and the New Sponsor loaned $150,000 to the Company. As of September 30, 2024 and December 31, 2023, there was $199,214 and $0, respectively, in aggregate borrowings under the Loan and Transfer Agreements with Apogee and Sheth. The debt discount is being amortized to interest expense as a non-cash charge over the term of the loan and transfer liability, in which is generally the Company’s expected Business Combination date at the time of each draw. The remaining balance of the debt discount as of September 30, 2024 and December 31, 2023 amounted to $12,930 and $0, respectively. During the three and nine months ended September 30, 2024, the Company recorded $8,496 and $170,071, respectively, of interest expense related to the amortization of the debt discount.

Pursuant to ASC 470, the Company recorded the fair value of the loan and transfer liability on the condensed consolidated balance sheets using the relative fair value method and the related amortization of the debt discount on its condensed consolidated statements of operations. The initial fair value of the subscription liability at issuance was estimated using a Black Scholes and Probability Weighted Expected Return Model (“PWERM”).

On March 5, 2024, the Company entered into four separate Subscription Agreements (each, a “First Subscription Agreement”) with the New Sponsor, Visiox, VKSS Capital, LLC, an affiliate of, and an entity under common control with, the New Sponsor (the “Affiliate”), and four separate investors (each, an “Investor”), whereby the Investors collectively contributed to New Sponsor a total of $1,000,000 (the “First Contribution”). The New Sponsor utilized the First Contribution to support the Company’s previously anticipated business combination with Visiox by funding certain obligations to Visiox pursuant to the Secured Convertible Promissory Note, dated December 1, 2023, issued by Visiox to the New Sponsor (the “Visiox Convertible Note”) (together, all loans and advances, the “March Loan”).

On May 9, 2024, the Company entered into four separate Subscription Agreements (each, a “Second Subscription Agreement”) with the New Sponsor, the Affiliate, and the four separate Investors, whereby, the Investors collectively contributed to the New Sponsor a total of $500,000 (the “Second Contribution”) and, in turn, the New Sponsor loaned $500,000 to the Company (the “May Loan”). At September 30, 2024, approximately $500,000 was funded on the May Loan.

The Company analyzed its First Subscription Agreements and Second Subscription Agreements under ASC 480 “Distinguishing Liabilities from Equity” and ASC 815 “Derivatives and Hedging” and concluded that bifurcation of a single derivative that comprises all of the fair value of the conversion feature(s) (i.e., derivative instrument(s)) is not necessary under ASC 815-15-25-7 through 25-10. As a result, all debt proceeds received from Lender have been recorded using the relative fair value method of accounting under ASC 470 “Debt”. Pursuant to ASC 470, the Company recorded the fair value of the subscription liability on the condensed consolidated balance sheets using the relative fair value method. The initial fair value of the subscription liability at issuance was estimated using a Black Scholes and Probability Weighted Expected Return Model.

Administrative Services Fee

The Company entered into an agreement, commencing on the effective date of the IPO through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the New Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the three and nine months ended September 30, 2024 and 2023, respectively, the Company has incurred $30,000 and $90,000 of expenses under this arrangement.

Due to affiliate

As of September 30, 2024 and December 31, 2023, $328,939 and $238,939, respectively, has been accrued and shown as ‘Due to affiliate’ in the accompanying condensed consolidated balance sheets for the administrative services fees described above and a residual balance due from IPO proceeds. The amount is due to the New Sponsor and will be repaid as soon as practical from the Company’s operating account.

F-14

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights pursuant to a registration rights agreement dated February 17, 2022. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On February 23, 2022, the underwriters elected to fully exercise the over-allotment option purchasing 3,750,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $5,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon the closing of the Business Combination ($750,000 in the aggregate). In addition, the underwriters were originally entitled to a deferred underwriting commission of $0.35 per unit, or $10,062,500 from the closing of the IPO. The total deferred fee was $10,812,500 consisting of the $10,062,500 deferred portion and the $750,000 cash discount agreed to be deferred until Business Combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the underwriters agreed to waive their entitlement to the deferred underwriting commissions of $10,812,500 in accordance with the Underwriting Agreement. As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying condensed consolidated financial statements.

Non-Redemption Agreements

The Original Sponsor entered into non-redemption agreements (the “2023 Non-redemption Agreements”) with various shareholders of the Company (the “2023 Non-Redeeming Shareholders”), pursuant to which these shareholders agreed not to redeem a portion of their Class A ordinary shares (the “2023 Non-Redeemed Shares”) solely in connection with the 2023 Extension Meeting, but such shareholders retained their right to require the Company to redeem such 2023 Non-Redeemed Shares in connection with the closing of an initial Business Combination. The Original Sponsor agreed to transfer to such 2023 Non-Redeeming Shareholders an aggregate of 750,000 the Founder Shares held by the Original Sponsor immediately following the consummation of an initial Business Combination. The Company estimated the aggregate fair value of such 750,000 Founder Shares transferrable to the 2023 Non-Redeeming Shareholders pursuant to the non-redemption agreements to be $118,298 or approximately $0.15 per share. The fair value was determined using the probability of a successful Business Combination of 5%, a volatility of 1.6%, a discount for lack or marketability of 4.14%, and the average value per shares as of the valuation date of $10.51 derived from an option pricing model for publicly traded warrants. Each 2023 Non-Redeeming Shareholder acquired from the Original Sponsor an indirect economic interest in such Founder Shares.

The Company and the New Sponsor entered into the 2024 Non-Redemption Agreement with an unaffiliated third-party shareholder (the “2024 Non-Redeeming Shareholder”) in exchange for such shareholder agreeing not to redeem (or to validly rescind any redemption requests on) 450,000 2024 Non-Redeemed Shares in connection with the 2024 Extension Meeting. In exchange for the commitment not to redeem the 450,000 2024 Non-Redeemed Shares, the New Sponsor has agreed to transfer to such shareholder 75,000 Class A ordinary shares of the Company held by the New Sponsor and 75,000 Class A ordinary shares which will be issued to the New Sponsor upon the closing of the Company’s initial Business Combination. The Company estimated the aggregate fair value of such 150,000 Founder Shares transferrable to the 2024 Non-Redeeming Shareholder pursuant to the non-redemption agreements to be $784,302. The fair value was determined using the probability of a successful Business Combination of 50%, a discount for lack or marketability of 5.16%, and the average value per shares as of the valuation date of $11.81 derived from an option pricing model for publicly traded warrants. The 2024 Non-Redeeming Shareholder acquired from the New Sponsor an indirect economic interest in such Founder Shares.

The excess of the fair value of such Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in substance, it was recognized by the Company as a capital contribution by the New Sponsor to induce these 2023 Non-Redeeming Shareholders and 2024 Non-Redeeming Shareholder not to redeem the 2023 Non-Redeemed Shares and 2024 Non-Redeemed Shares, with a corresponding charge to additional paid-in capital to recognize the fair value of the Founder Shares subject to transfer as an offering cost.

Purchase Agreement

On July 14, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with the New Sponsor and the Original Sponsor, pursuant to which the New Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A Ordinary Shares and (y) 6,834,333 private placement warrants, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement, dated February 22, 2022, by and among the Company, its officers, directors and the Original Sponsor, and the Underwriting Agreement), for an aggregate purchase price of $1.00 payable at the time of the initial Business Combination. On August 18, 2023, the parties to the Purchase Agreement closed the transactions contemplated thereby.

Contingent Agreement

On April 13, 2023, the Company engaged CCM to act as its capital markets advisor in connection with seeking an extension for completing a Business Combination. The Company will pay CCM the sum of (i) $300,000 plus (ii) 50,000 Class A ordinary shares of the Company which is payable at the close of Business Combination. On July 13, 2023, the Company amended the agreement with CCM. As a result of the amendment, the Company will pay CCM 80,000 Class A ordinary shares of the Company, which is payable at the close of a Business Combination. The fair value of the equity shares at the grant date which will be determined upon the consummation of a Business Combination.

F-15

Merger Agreement with Visiox

On December 26, 2023, the Company entered into the Visiox Merger Agreement with PowerUp Merger Sub Inc., the New Sponsor, Visiox, and Ryan Bleeks, in the capacity as the seller representative. Pursuant to the Visiox Merger Agreement, among other things, the parties intended to effect the merger of PowerUp Merger Sub Inc. with and into Visiox, with Visiox continuing as the surviving entity (the “Visiox Merger”), as a result of which all of the issued and outstanding capital stock of Visiox were to be exchanged for shares of common stock of PowerUp (the “Visiox Share Exchange”) subject to the conditions set forth in the Visiox Merger Agreement, with Visiox surviving the Visiox Share Exchange as a wholly owned subsidiary of PowerUp.

Prior to the closing date, and subject to the satisfaction or waiver of the conditions of the Visiox Merger Agreement, PowerUp was to migrate out of the Cayman Islands and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act.

Amendment Agreement with Visiox

On June 6, 2024, the parties to the Visiox Merger Agreement entered into the Amendment Agreement. The Amendment Agreement extended the Outside Date (as defined in the Visiox Merger Agreement) from May 31, 2024 to June 30, 2024, increased the Company’s indebtedness cap from $1 million to $2 million, eliminated the requirement that the Company have net tangible assets of at least $5,000,001 at the time of the closing, and reduced the Minimum Cash Condition (as defined in the Visiox Merger Agreement) from $5 million to $1.00. Additionally, the Amendment Agreement added three new covenants, which required Visiox to (i) use its best commercial efforts to complete all labeling and compliance requirements necessary to distribute its current product inventory to the extent reasonably acceptable to Visiox no later than June 30, 2024, (ii) raise capital in an amount no less than $500,000 on terms reasonably acceptable to the Company on or before June 30, 2024, and (iii) from May 30, 2024 until immediately following the closing, not make any expenditures in excess of $1,000 without the express approval of the Company, with the exception of ordinary payroll processing.

Termination of Merger with Visiox

On July 19, 2024, the Company delivered written notice to Visiox of its election to terminate the Visiox Merger Agreement and abandoned the transactions contemplated thereby, primarily because the conditions to closing set forth in the Visiox Merger Agreement were not satisfied or waived by June 30, 2024.

Merger Agreement with Aspire

On August 26, 2024, the Company entered into the Aspire Merger Agreement with Merger Sub, the New Sponsor, Stephen Quesenberry, in the capacity as the seller, and Aspire. The transactions contemplated by the Aspire Merger Agreement are intended to serve as the Company’s initial Business Combination.

Amendment Agreements with Aspire

On September 5, 2024, and in connection with the due diligence process, the parties entered into the First Aspire Amendment Agreement. The First Aspire Amendment Agreement: (i) adjusted the Merger Consideration (as defined in the Aspire Merger Agreement) to be consistent with the aggregate post-closing ownership percentage of the Aspire stockholders that the parties had anticipated to be reflected in the consummation of the proposed business combination, (ii) adjusted the size of the pool of available equity in the equity incentive plan for the initial fiscal year following closing to be consistent with what the parties had anticipated to be reflected in the consummation of the proposed business combination, and (iii) provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

On October 9, 2024, and in connection with the due diligence process, the parties entered into the Second Aspire Amendment Agreement, which provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

F-16

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board. At September 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A ordinary shares—The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were 7,187,500 Class A ordinary shares issued and outstanding (excluding 577,644 and 1,803,729 Class A ordinary shares subject to possible redemption, respectively, as of September 30, 2024 and December 31, 2023).

Class B ordinary shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were 0 Class B ordinary shares outstanding.

If there are any Class B ordinary shares outstanding at the time of the initial Business Combination, such shares will automatically convert into Class A ordinary shares on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO (irrespective of whether or not such ordinary shares are redeemed in connection with the initial Business Combination) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in our initial Business Combination, and any ordinary shares issued upon exercise of private placement warrants issued to the Sponsors or their affiliates upon conversion of loans made to us).

F-17

NOTE 8. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and
●	if, and only if, the reported last sale price of the Public Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Public Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsors or their affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable, or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company has determined that warrants issued in connection with its IPO in February 2022 are subject to treatment as equity. In order to account for the fair value of the Public Warrants issued in the IPO, the Company used Black Scholes Model to allocate cost to the Public Warrants on IPO. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO closing date was derived from observable public warrant pricing on comparable ‘blank check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five-year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

F-18

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2024 the assets held in the Trust Account were held in an interest-bearing demand deposit account at a bank and at December 31, 2023, the assets held in the Trust Account were held in treasury funds. At December 31, 2023 the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
September 30, 2024	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and Investment held in Trust Account	1	$6,601,357	—	—
Liabilities:
Subscription Agreement loan	3	$—	—	$4,903,971
Loan and Transfer notes payable	3	$—	—	$436,284

		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
December 31, 2023	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	1	$19,901,169	—	—

As discussed in Note 6, the fair values of the subscription liabilities related to advances made to, or on behalf of the Company under such agreements, are classified and accounted for as a financial liability of which will be measured at fair value on a recurring basis (one of the instruments is accounted for at fair value on a recurring basis under ASC 480-10, as a derivative instrument under ASC 815, or at fair value under the fair value option in ASC 825-10).

The Financial Liabilities are valued under a PWERM which fair values repayable capital investment and used a Black Scholes Model that fair values the conversion features within the convertible debt. The PWERM is a multistep process in which value is estimated based on the probability-weighted present value of various future outcomes. The estimated fair value of the Financial Liabilities Component is determined using Level 3 inputs. Inherent in the pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate.

F-19

The key inputs of the models used to value the Company’s Subscription Agreement loan were:

Inputs	September 30, 2024
Term Remaining	0.20
Share Price	$12.21
Risk-Free Rate	4.77%

The change in the fair value of Subscription Agreement loans measured using Level 3 inputs is summarized as follows:

Initial Subscription Agreement loans at March 5, 2024	$1,786,236
Change in fair value	3,117,735
Subscription Agreement loans at September 30, 2024	$4,903,971

As discussed in Note 5, the Company fair values the Loan and Transfer notes payable are classified and accounted for as a financial liability of which will be measured at fair value on a recurring basis (one of the instruments is accounted for at fair value on a recurring basis under ASC 480-10, as a derivative instrument under ASC 815, or at fair value under the fair value option in ASC 825-10);

The Financial Liabilities are valued under a Probability Weighted Expected Return Model (“PWERM”) which fair values repayable capital investment and used a Black Scholes Model that fair values the conversion features within the convertible debt. The PWERM is a multistep process in which value is estimated based on the probability-weighted present value of various future outcomes. The estimated fair value of the Financial Liabilities Component is determined using Level 3 inputs. Inherent in the pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. There were no draws for the three months ended September 30, 2024; therefore, no valuation was required.

The key inputs of the models used to value the Company’s Loan and Transfer notes payable as of March 31, 2024 and June 30, 2024 were:

Inputs	March 31, 2024
Term Remaining	1.47
Share Price	$11.015
Risk-Free Rate	4.78%

Inputs	June 30, 2024
Term Remaining	1.30
Share Price	$11.27
Risk-Free Rate	4.95%

The change in the fair value of Loan and Transfer notes payable measured using Level 3 inputs, for September 30, 2024 and December 31, 2023 is summarized as follows:

Loan and Transfer notes payable at December 31, 2023	$12,384
Change in fair value	423,900
Loan and Transfer notes payable at September 30, 2024	$436,284

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

On October 2, 2024, the Company entered into a Promissory Note Fee Agreement with New Sponsor (the “Promissory Note Fee Agreement”). Pursuant to the Promissory Note Fee Agreement, the Company and New Sponsor agreed that New Sponsor took a significant risk on behalf of the Company by loaning $2,000,000 to Visiox via a convertible promissory note (the “Visiox Promissory Note”). Under the terms of the Visiox Merger Agreement, the New Sponsor was owed a $2,000,000 fee upon the successful closing of the business combination between the Company and Visiox as consideration for the significant risk taken by New Sponsor in entering into the Visiox Promissory Note (the “Original Promissory Note Fee”). The Company and New Sponsor agreed that New Sponsor should be compensated for that risk despite the termination of the right to receive the Original Promissory Note Fee as a result of the termination of the Visiox Merger Agreement. As consideration for the foregoing, the Company agreed to pay New Sponsor a modified promissory note fee of $1,000,000 (the “Modified Promissory Note Fee”) upon the successful closing of a business combination between the Company and Aspire.

On October 9, 2024, and in connection with the due diligence process, the parties entered into the Second Aspire Amendment Agreement which provided additional time for the parties to deliver disclosure schedules and conduct due diligence reviews.

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders’ and Board of Directors of

PowerUp Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PowerUp Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, shareholders’ deficit and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph -- Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before May 23, 2024. The Company entered into a definitive merger agreement with a business combination target on December 26, 2023; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to May 23, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after May 23, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY

March 11, 2024

F-21

POWERUP ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022

ASSETS
CURRENT ASSETS
Cash	$—	$497,259
Prepaid expenses and other	81,223	600,493
Total current assets	81,223	1,097,752
Prepaid expenses - noncurrent	—	80,170
Investments held in Trust Account	19,901,169	299,004,083
TOTAL ASSETS	$19,982,392	$300,182,005

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$152,005	180,634
Loan and Transfer note - payable	12,384	—
Due to affiliate	238,939	122,689
Total current liabilities	403,328	303,323
Deferred Underwriting fee payable	—	10,812,500
TOTAL LIABILITIES	403,328	11,115,823

COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Class A ordinary shares subject to possible redemption at redemption value, $0.0001 par value, 1,803,729 and 28,750,000 shares as of December 31, 2023 and 2022, respectively	19,901,169	299,004,083

SHAREHOLDER’S DEFICIT
Preference shares; $0.0001 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares; $0.0001 par value; 300,000,000 shares authorized; 7,187,500 and 0 issued or outstanding at December 31, 2023 and 2022, respectively (excluding 1,803,729 and 28,750,000 shares subject to redemption as of December 31, 2023 and 2022, respectively)	719	—
Class B ordinary shares; $0.0001 par value; 50,000,000 shares authorized; 0 and 7,187,500 issued and outstanding at December 31, 2023 and 2022, respectively	—	719
Additional paid-in capital	10,964,930	—
Accumulated deficit	(11,287,754)	(9,938,620)
Total shareholders’ deficit	(322,105)	(9,937,901)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$19,982,392	$300,182,005

The accompanying notes are an integral part of the consolidated financial statements.

F-22

POWERUP ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
OPERATING EXPENSES
General and administrative	$1,340,168	$976,345
Total operating expenses	(1,340,168)	(976,345)

Other income:
Interest expense – debt discount	(8,966)	—
Interest earned on investments held in Trust Account	5,813,213	4,316,583
Total other income, net	5,804,247	4,316,583

Net income	$4,464,079	$3,340,238

Weighted average shares outstanding of Class A ordinary shares	16,461,668	24,496,575
Basic and diluted net income per share, Class A ordinary shares	$0.23	$0.11
Weighted average shares outstanding of Class B ordinary shares	2,717,466	7,187,500
Basic and diluted net income per share, Class B ordinary shares	$0.23	$0.11

The accompanying notes are an integral part of the consolidated financial statements.

F-23

POWERUP ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2021	—	$—	7,187,500	$719	$24,281	$(25,475)	$(475)
Proceeds from Initial Public Offering Costs allocated to Public Warrants (net of offering costs)	—	—	—	—	5,286,660	—	5,286,660
Proceeds from issuance of Private Placement Warrants to Sponsor	—	—	—	—	14,645,000	—	14,645,000
Remeasurement for redeemable shares to redemption value	—	—	—	—	(19,955,941)	(13,253,382)	(33,209,323)
Net income	—	—	—	—	—	3,340,238	3,340,238
Balance – December 31, 2022	—	—	7,187,500	719	—	(9,938,620)	(9,937,901)
Conversion of Class B shares to Class A	7,187,500	719	(7,187,500)	(719)	—	—	—
Reduction of U/W Fee Payable	—	—	—	—	10,812,500	—	10,812,500
Contribution - shareholder non-redemption agreements	—	—	—	—	118,298	—	118,298
Shareholder non-redemption agreements	—	—	—	—	(118,298)	—	(118,298)
Face value of convertible note in excess of fair value	—	—	—	—	152,430	—	152,430
Remeasurement for Class A shares to redemption value	—	—	—	—	—	(5,813,213)	(5,813,213)
Net income	—	—	—	—	—	4,464,079	4,464,079
Balance – December 31, 2023	7,187,500	$719	—	$—	$10,964,930	$(11,287,754)	$(322,105)

The accompanying notes are an integral part of the consolidated financial statements.

F-24

POWERUP ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Cash Flows from Operating Activities:
Net income	$4,464,079	$3,340,238
Adjustments to reconcile net income to net cash used in operating activities:
Interest income on investments held in Trust Account	(5,813,213)	(4,316,583)
Interest expense – debt discount	8,966	—
Changes in operating assets and liabilities:
Prepaid expenses	599,440	(680,663)
Accounts payable and accrued expenses	(28,629)	125,533
Due to affiliate	116,250	122,689
Net cash used in operating activities	(653,107)	(1,408,786)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemptions	284,916,127	—
Cash deposited to Trust Account	—	(294,687,500)
Net cash provided by (used in) investing activities	284,916,127	(294,687,500)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering net of underwriting fees	—	282,500,000
Proceeds from sale of private units	—	14,645,000
Repayment of promissory note - related party	—	(252,915)
Payment of offering costs	—	(298,540)
Redemption of ordinary shares	(284,916,127)	—
Proceeds from Sponsor note	155,848	—
Net cash (used in) provided by financing activities	(284,760,279)	296,593,545

NET CHANGE IN CASH	(497,259)	497,259
CASH, BEGINNING OF THE PERIOD	497,259	—
CASH, END OF THE PERIOD	$—	$497,259

Non-cash investing and financing activities:
Initial value of Class A ordinary shares subject to possible redemption	$—	$294,687,500
Deferred underwriting commissions payable charged to additional paid in capital	$(10,812,500)	$10,812,500
Remeasurement of Class A ordinary shares to redemption value	$5,813,213	$33,209,323
Sponsor shares contributed for no redemption of shares	$118,298	$—
Conversion of Class B shares to Class A	$719	$—

The accompanying notes are an integral part of the consolidated financial statements.

F-25

POWERUP ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY

PowerUp Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on February 9, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On December 26, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PowerUp Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”). The transactions contemplated by the Merger Agreement are intended to serve as the Company’s initial Business Combination. See Note 6 for further information.

As of December 31, 2023, the Company had not commenced any operations. Substantially all activity from February 9, 2021 (inception) through December 31, 2023 relates to the Company’s formation and initial public offering (“IPO”), which is described below and, since the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on February 17, 2022. On February 23, 2022, the Company consummated the IPO of 25,000,000 units (“Units” and, with respect to Class A ordinary share included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 9,138,333 private placement warrants (“Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s original sponsor, PowerUp Sponsor LLC (the “Original Sponsor”) generating gross proceeds of $13,707,500 which is described in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the closing of the sale of 3,750,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (the “Overallotment Units”), generating additional gross proceeds of $37,500,000. Simultaneously with the exercise of the overallotment, the Company consummated the private placement of an additional 625,000 Private Placement Warrants to the Original Sponsor, generating gross proceeds of $937,500.

Offering costs for the IPO amounted to $16,418,580, consisting of $5,000,000 of underwriting fees, $10,812,500 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $606,080 of other costs. As described in Note 6, the $10,812,500 of deferred underwriting fee payable was contingent upon the consummation of a Business Combination by May 23, 2024, subject to the terms of the underwriting agreement. On June 28, 2023, the underwriters of the IPO, agreed to waive their entitlements to the deferred underwriting commissions of $10,812,500 pursuant to the underwriting agreement for the IPO (the “Underwriting Agreement”). As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying consolidated financial statements (see Note 6).

Following the closing of the IPO, $294,687,500 ($10.25 per Unit) from the net proceeds of the sale of the Units, Overallotment Units, and the Private Placement Warrants was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time it enters into a definitive agreement for the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $11.03 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There are no redemption rights with respect to the Company’s warrants.

F-26

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”). In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options”. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the consolidated balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to an initial Business Combination. If the Company seeks shareholder approval of a Business Combination, the Company will proceed with the Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Original Sponsor agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of the Business Combination. The New Sponsor (as defined below) may be deemed to be subject to this same obligation. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

Notwithstanding the foregoing, the Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the IPO, without the prior consent of the Company.

The Company’s Original Sponsor, and its initial officers and directors (the “Initial Shareholders”) agreed not to propose an amendment to the Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment. The New Sponsor and the Company’s current officers and directors may be deemed to be subject to this same obligation.

On May 18, 2023, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate its initial Business Combination from May 23, 2023 to May 23, 2024 (the “Extension Amendment”).

In connection with the approval of the Extension Amendment at the Extraordinary General Meeting, holders of 26,946,271 of the Company’s ordinary shares exercised their right to redeem those shares for cash at an approximate price of $10.55 per share, for an aggregate of approximately $284 million.

On August 14, 2023, the Company was notified by Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company) that the per share redemption price for the redemption of public shares effected on May 18, 2023 should have been approximately $10.57, which is approximately $0.02 higher than the approximately $10.55 per share previously paid. The Company made a “true-up” payment in the amount of approximately $0.02 per share to the holders of record as of April 19, 2023 that exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. On August 18, 2023, the Company made the true-up payment to the applicable holders in the aggregate amount of $632,968.

Following the Extraordinary General Meeting, on May 18, 2023, those Initial Shareholders holding all of the issued and outstanding Class B ordinary shares of the Company elected to convert their Class B ordinary shares into Class A ordinary shares of the Company on a one-for-one basis (the “Conversion”). As a result, 7,187,500 of the Company’s Class B ordinary shares were cancelled and 7,187,500 of the Company’s Class A ordinary shares were issued to converting Class B shareholders.

F-27

On April 13, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Markets division (“CCM”) to act as its capital markets advisor in connection with seeking an extension for completing a Business Combination. The Company will pay CCM the sum of (i) $300,000 plus (ii) 50,000 Class A ordinary shares of the Company which is payable at the close of business combination. On July 13, 2023, the Company amended the agreement with CCM. As a result of the amendment, the Company will pay CCM 80,000 Class A ordinary shares of the Company, which is payable at the close of a Business Combination.

On August 18, 2023, in connection with the closing of the transaction contemplated by the Purchase Agreement (defined below), (i) Bruce Hack, Jack Tretton, Peter Blacklow, Julie Uhrman, and Kyle Campbell tendered their resignations as members of the board of directors of the Company (the “Board”), (ii) Jack Tretton, Michael Olson, and Gabriel Schillinger resigned as officers of the Company, (iii) Surendra Ajjarapu, Michael L. Peterson, Donald G. Fell, Mayur Doshi, and Avinash Wadhwani were appointed as members of the Board, (iv) Surendra Ajjarapu was appointed Chairman of the Board, and (v) Surendra Ajjarapu and Howard Doss were appointed as the Company’s Chief Executive Officer and Chief Financial Officer, respectively.

If the Company is unable to complete a Business Combination by May 23, 2024, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the requirements of applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by May 23, 2024, or during any additional extension period (the “Combination Period”). However, if the Initial Shareholders acquired Public Shares in or after the IPO, they are entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account. In the event the Company does not complete a Business Combination within the Combination Period, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $11.03 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a Business Combination, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On December 26, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PowerUp Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Visiox. The transactions contemplated by the Merger Agreement are intended to serve as the Company’s initial Business Combination. See Note 6 for further information.

Going Concern

As of December 31, 2023, the Company had $0 in its operating bank account and a working capital deficit of $322,105. As of December 31, 2023 and 2022, the Company had $19,901,169 and $299,004,083 in its trust account. On May 18, 2023, 26,946,271 of the Company’s ordinary shares were redeemed and as of December 31, 2023, $19,901,169 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith. As of December 31, 2023 and December 31, 2022, $5,813,213 and $4,316,583 of the amount in the Trust Account are represented as Interest earned on investments held in the Trust Account, respectively.

The Company had 15 months from the closing of the IPO to consummate an initial business combination. At the Extraordinary General Meeting, the Company’s shareholders approved the Extension Amendment that served to extend the date by which the Company must consummate its initial Business Combination from May 23, 2023 to May 23, 2024. The remaining life of the Company as of December 31, 2023 is under 12 months.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company may need to raise additional capital through loans or additional investments from its New Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and New Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the consolidated financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

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NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102 (b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s consolidated financial statements with another public company difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those significant estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Investments Held in Trust Account

At December 31, 2023 and 2022, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs amounted to $16,418,580 as a result of the Initial Public Offering consisting of $5,000,000 underwriting fees, $10,812,500 of deferred underwriting fees payable, and $606,080 of other offering costs. This amount was charged to shareholders’ deficit upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2023 and 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

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Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheet, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the consolidated financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, 1,803,729 and 28,750,000 ordinary shares, respectively, subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At December 31, 2023 and 2022, the redeemable ordinary shares subject to possible redemption reflected in the consolidated balance sheet is reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Fair value to Public Warrants at issuance	(5,606,250)
Redeemable ordinary share issuance costs	(16,098,990)
Plus:
Remeasurement of carrying value to redemption value	33,209,323
Redeemable ordinary shares subject to possible redemption at December 31, 2022	299,004,083
Less:
Redemption	(284,916,127)
Plus:
Remeasurement of carrying value to redemption value	5,813,213
Redeemable ordinary shares subject to possible redemption at December 31, 2023	$19,901,169

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Net Income per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares (the “Ordinary Shares”) and Class B ordinary shares (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 24,138,333 Ordinary Shares at $11.50 per share were issued on February 23, 2022. At December 31, 2023, no warrants have been exercised. The 24,138,333 Ordinary Shares underlying the outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for years ended December 31, 2023 and 2022, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted income per ordinary share is the same as basic income per ordinary share for all periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares.

	For year ended		For year ended
	December 31, 2023		December 31, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income	$3,831,570	$632,509	$2,582,508	$757,730
Denominator:
Weighted average shares outstanding	16,461,668	2,717,466	24,496,575	7,187,500
Basic and dilution net income per share	$0.23	$0.23	$0.11	$0.11

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing consolidated financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants (as defined below) and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated financial statements and disclosures.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 28,750,000 Units at a price of $10.00 per Unit. Each Unit consisted of one Class A ordinary share and one-half of a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one whole Class A ordinary share at a price of $11.50 per whole share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT WARRANTS

On February 23, 2022, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option in full, the Company consummated the issuance and sale of 9,763,333 Private Placement Warrants in a private placement transaction at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $14,645,000. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

The Original Sponsor and the Company’s initial officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination. The New Sponsor and the Company’s current officers and directors may be deemed to be subject to this same obligation.

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NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 16, 2021, the Original Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares for an aggregate price of $25,000, and on December 18, 2021, the Original Sponsor surrendered 2,156,250 Class B ordinary shares, so that the Original Sponsor then owned an aggregate of 6,468,750 Class B ordinary shares. On February 11, 2022, the Company effected a 1.11111111-for-1.0 share dividend of its Class B ordinary shares, so that the Original Sponsor owned an aggregate of 7,187,500 Founder Shares. The share dividend was retroactively restated. Since the underwriters’ exercised their overallotment option in full upon IPO, none of the Founder Shares were forfeited.

The Founder Shares are subject to certain transfer restrictions, as described in this Note 5.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On August 18, 2023, SRIRAMA Associates, LLC, a Delaware limited liability company (the “New Sponsor”) purchased from the Original Sponsor (x) 4,317,500 Class A Ordinary Shares and (y) 6,834,333 private placement warrants for an aggregate purchase price of $1.00, payable at the time of the initial Business Combination.

Related Party Loans

On February 16, 2021, the Original Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of June 30, 2023 or the completion of the IPO. As of December 31, 2021 the amount outstanding was $238,596. The Note was subsequently paid off in February 2022 after the IPO and there was no amount outstanding as of as of December 31, 2023 and 2022.

In addition, in order to finance transaction costs in connection with a Business Combination, the New Sponsor or an affiliate of the New Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2023 and 2022, $155,848 and $0, respectively, of Working Capital Loans were outstanding.

Administrative Services Fee

The Company entered into an agreement, commencing on the effective date of the IPO through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Original Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the year ended December 31, 2023 and 2022, the Company has incurred $120,000 and $100,000, respectively, of expenses under this arrangement.

Loan and Transfer Agreement

On December 21, 2023 the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and SSVK Associates, LLC (the “Lender”), pursuant to which the Lender loaned an aggregate of $250,000 (the “Funded Amount”) to the Sponsor (the “Sponsor Loan”) and the Sponsor loaned $250,000 to the Company (the “SPAC Loan”). As of December 31, 2023 and December 31, 2022, there was $155,848 and $0 in borrowings under the agreement, respectively (see note 6).

The Company analyzed its Loan and Transfer Agreements under ASC 480 “Distinguishing Liabilities from Equity” and ASC 815 “Derivatives and Hedging” and concluded that bifurcation of a single derivative that comprises all of the fair value of the conversion feature(s) (i.e., derivative instrument(s)) is not necessary under ASC 815-15-25-7 through 25-10. As a result, all debt proceeds received from Lender have been recorded using the relative fair value method of accounting under ASC 470 “Debt”. As of December 31, 2023, the Sponsor received an aggregate of $155,848 under the Loan and Transfer Agreement of which $155,848 was funded to the Company. The amounts received under the Loan and Transfer Agreement were recorded as a Loan and Transfer Liability on the accompanying consolidated balance sheets. The debt discount is being amortized to interest expense as a non-cash charge over the term of the loan and transfer liability, in which is generally the Company’s expected Business Combination date at the time of each draw. During the year ended December 31, 2023, the Company recorded $8,966 of interest expense related to the amortization of the debt discount. The remaining balance of the debt discount as of December 31, 2023 amounted to $143,464.

Pursuant to ASC 470, the Company recorded the fair value of the loan and transfer liability on the consolidated balance sheets using the relative fair value method and the related amortization of the debt discount on its consolidated statements of operations. The initial fair value of the subscription liability at issuance was estimated using a Black Scholes and Probability Weighted Expected Return Model.

Due to affiliate

As of December 31, 2023 and 2022, $238,939 and $122,689, respectively, has been accrued and shown as ‘Due to affiliate’ in the accompanying consolidated balance sheet for the administrative services fees described above and a residual balance due from IPO proceeds. The amount is due to New Sponsor and will be repaid as soon as practical from the Company’s operating account~~.~~

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights pursuant to a registration rights agreement dated February 17, 2022. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

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Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On February 23, 2022, the underwriters elected to fully exercise the over-allotment option purchasing 3,750,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $5,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon the closing of the Business Combination ($750,000 in the aggregate). In addition, the underwriters were originally entitled to a deferred underwriting commissions of $0.35 per unit, or $10,062,500 from the closing of the IPO. The total deferred fee was $10,812,500 consisting of the $10,062,500 deferred portion and the $750,000 cash discount agreed to be deferred until Business Combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the underwriters agreed to waive their entitlement to the deferred underwriting commissions of $10,812,500 in accordance with the Underwriting Agreement. As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying consolidated financial statements.

Non-Redemption Agreement

The Original Sponsor entered into Non-Redemption Agreements with various shareholders of the Company (the “Non-Redeeming Shareholders”), pursuant to which these shareholders agreed not to redeem a portion of their shares of Company ordinary shares (the “Non-Redeemed Shares”) solely in connection with the extraordinary general meeting of shareholders held on May 18, 2023, but such shareholders retained their right to require the Company to redeem such Non-Redeemed Shares in connection with the closing of the Business Combination. The Original Sponsor agreed to transfer to such Non-Redeeming Shareholders an aggregate of 750,000 the Founder Shares held by the Original Sponsor immediately following the consummation of an initial Business Combination. The Company estimated the aggregate fair value of such 750,000 Founder Shares transferrable to the Non-Redeeming Shareholders pursuant to the Non-Redemption Agreement to be $118,298 or approximately $0.15 per share. The fair value was determined using the probability of a successful Business Combination of 5%, a volatility of 1.6%, a discount for lack or marketability of 4.14%, and the average value per shares as of the valuation date of $10.51 derived from an option pricing model for publicly traded warrants. Each Non-Redeeming Shareholder acquired from the Original Sponsor an indirect economic interest in such Founder Shares. The excess of the fair value of such Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in substance, it was recognized by the Company as a capital contribution by the Original Sponsor to induce these Non-Redeeming Shareholders not to redeem the Non-Redeemed Shares, with a corresponding charge to additional paid-in capital to recognize the fair value of the Founder Shares subject to transfer as an offering cost.

Purchase Agreement

On July 14, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with SRIRAMA Associates, LLC, a Delaware limited liability company (the “New Sponsor”) and PowerUp Sponsor LLC (the “Original Sponsor”), pursuant to which the New Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A Ordinary Shares and (y) 6,834,333 private placement warrants, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement, dated February 22, 2022, by and among the Company, its officers, directors and the Original Sponsor, and the Underwriting Agreement, dated February 17, 2022, by and between SPAC and Citigroup Global Markets Inc., as representative of the several underwriters (the “Underwriting Agreement”)), for an aggregate purchase price of $1.00 payable at the time of the initial Business Combination. On August 18, 2023, the parties to the Purchase Agreement closed the transactions contemplated thereby.

Contingent Agreement

On April 13, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Markets division (“CCM”) to act as its capital markets advisor in connection with seeking an extension for completing a Business Combination. The Company will pay CCM the sum of (i) $300,000 plus (ii) 50,000 Class A ordinary shares of the Company which is payable at the close of Business Combination. On July 13, 2023, the Company amended the agreement with CCM. As a result of the amendment, the Company will pay CCM 80,000 Class A ordinary shares of the Company, which is payable at the close of a Business Combination. The fair value of the equity shares at the grant date which will be determined upon the consummation of a Business Combination.

Merger Agreement

On December 26, 2023, the Company entered into an Agreement and Plan of Merger by and among PowerUp, PowerUp Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of PowerUp (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”), Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”), and Ryan Bleeks, in the capacity as the seller representative (as may be amended and/or restated from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, the parties will effect the merger of Merger Sub with and into Visiox, with Visiox continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of Visiox shall be exchanged for shares of common stock, par value $0.0001 per share, of PowerUp (the “Share Exchange”) subject to the conditions set forth in the Merger Agreement, with Visiox surviving the Share Exchange as a wholly owned subsidiary of PowerUp.

Prior to the Closing Date, and subject to the satisfaction or waiver of the conditions of the Merger Agreement, PowerUp will migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act. In connection with the Domestication, each issued and outstanding pre-Domestication preferred share, each issued and outstanding pre-Domestication Class A ordinary share, each issued and outstanding pre-Domestication Class B ordinary share, each issued and outstanding pre-Domestication private warrant, each issued and outstanding pre-Domestication public warrant, and each issued and outstanding pre-Domestication unit shall automatically convert, one a one-for-one basis, into one share of Company Preferred Stock, one share of Company Class A Common Stock, one share of Company Class B Common Stock, one Company Private Warrant, one Company Public Warrant, and one Company Public Unit, respectively. Immediately following the Domestication, (i) each share of Company Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Company Class A Common Stock, (ii) the Company Class A Common Stock will be reclassified as Company Common Stock, and (iii) each Company Public Unit will be separated into shares of Company Common Stock and Company Public Warrants.

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Merger Consideration

As consideration for the Merger, the holders of Visiox’s securities collectively shall be entitled to receive from the Company, in the aggregate, a number of shares of Company Common Stock with an aggregate value equal to the Merger Consideration. Under the Merger Agreement, “Merger Consideration” means (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0, if any, less (c) Company Transaction Expenses, less (d) Company Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs, multiplied by (ii) $10.00. Capitalized terms used herein have the meanings assigned in the Merger Agreement.

In addition, holders of Visiox’s securities and the Sponsor shall also have the contingent right to receive from the Company, in the aggregate, an additional 6,000,000 shares of Company Common Stock as follows:

(a)	In the event the first commercial sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date, then, subject to the terms and conditions of the Merger Agreement, the Company shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”).

(b)	Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the Launch Earnout Share Payment (the “$12.50 Earnout Eligibility Date”), in the event that the VWAP of the Company Common Stock equals or exceeds $12.50 per share (the “First Share Price Target”) for 20 out of any 30 consecutive Trading Days during the period beginning on the Closing Date and ending on the 36-month anniversary of the Closing Date (such period the “Earnout Period”), and subject to the terms and conditions of the Merger Agreement, the Company shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”).

In the event the First Share Price Target was achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved. No $12.50 Earnout Share Payment shall be earned if the $12.50 Earnout Eligibility Date is a date later than the end of the Earnout Period.

(c)	Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), in the event that the VWAP of the Company Common Stock equals or exceeds $15.00 per share (the “Second Share Price Target”) for 20 out of any 30 consecutive Trading Days during Earnout Period, and subject to the terms and conditions of the Merger Agreement, the Company shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”).

In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved. No $15.00 Earnout Share Payment shall be earned if the $15.00 Earnout Eligibility Date is a date later than the end of the Earnout Period.

Loan and Transfer Agreement

In connection with the execution of the Merger Agreement, on December 21, 2023, the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and SSVK Associates, LLC (the “Lender”), pursuant to which the Lender loaned an aggregate of $250,000 (the “Funded Amount”) to the Sponsor (the “Sponsor Loan”) and the Sponsor loaned $250,000 to the Company (the “SPAC Loan”). The Sponsor Loan accrues interest at 8% per annum and the SPAC Loan does not accrue interest. The Company is not responsible for the payment of any interest on the Sponsor Loan and is only required to repay the principal amount of the SPAC Loan upon the completion of the Company’s initial business combination. The Funded Amount, together with all accrued and unpaid interest thereon, shall be repaid by the Sponsor within five days of the closing of the Company’s initial business combination, at the option of the Lender, in either (a) cash; or (b) Class A ordinary shares of the Company held by the Sponsor, at the rate of one (1) Class A ordinary share for each $10.00 of converted principal and interest. As additional consideration for the Lender making the Sponsor Loan available to the Sponsor, the Sponsor agreed to transfer one (1) Class A ordinary share of the Company to the Lender for each $1.00 multiple of the Funded Amount, which included the registration rights previously provided by the Company to the Sponsor.

Convertible Promissory Note

On December 1, 2023, Visiox issued Sponsor a secured convertible promissory note (“Visiox Convertible Note”) in the principal amount of up to $2,000,000. The Visiox Convertible Note accrues simple interest at a rate of 15% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All then outstanding principal, together with any then unpaid and accrued interest and other amount payable under the Visiox Convertible Note shall be due and payable at the earlier of (i) when requested in writing by the Sponsor on or after November 30, 2024 (the “Maturity Date”) or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts become due and payable in accordance with the terms of the Visiox Convertible Note. The Visiox Convertible Note may not be prepaid without the consent of the Sponsor.

Advisory Services Agreement

The Company shall (a) on behalf Visiox, pay $2.0 million to the Sponsor for advisory services (the “Advisory Fee”) and (b) on behalf of the Company, issue the Sponsor 2,000,000 shares of Company Common Stock as partial consideration for the Sponsor entering into the Company Convertible Notes; and (c) issue the Sponsor up to 1,000,000 shares of Company Common Stock as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board. At December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A ordinary shares—The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 7,187,500 and no Class A ordinary shares, respectively, issued and outstanding (excluding 1,803,729 and 28,750,000 Class A ordinary shares subject to possible redemption, respectively).

F-34

Class B ordinary shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each Class B ordinary share. As of December 31, 2023 and 2022, there were 0 and 7,187,500 Class B ordinary shares outstanding, none of which were subject to forfeiture at the time.

If there are any Class B ordinary shares outstanding at the time of the initial Business Combination, such shares will automatically convert into Class A ordinary shares on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO (irrespective of whether or not such ordinary shares are redeemed in connection with the initial Business Combination) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in our initial Business Combination, and any ordinary shares issued upon exercise of private placement warrants issued to the Sponsors or their affiliates upon conversion of loans made to us).

NOTE 8. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and
●	if, and only if, the reported last sale price of the Public Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-35

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Public Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsors or their affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable, or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company has determined that warrants issued in connection with its IPO in February 2022 are subject to treatment as equity. In order to account for the fair value of the Public Warrants issued in the IPO, the Company used Black Scholes Model to allocate cost to the Public Warrants on IPO. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO closing date was derived from observable public warrant pricing on comparable ‘blank check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five-year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides quantitative information regarding fair value measurements at issuance on February 23, 2022:

Private warrant
Share Price	$9.82
Exercise Price	$11.50
Redemption Trigger Price	$18.00
Term (years)	6.42
Volatility	5.64%
Risk Free Rate	1.93%
Dividend Yield	0.00%

The fair value of the Public Warrants as of February 23, 2022 was $0.39. As of December 31, 2023, the Company had 14,375,000 Public Warrants and 9,763,333 Private Warrants outstanding, respectively.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2023 and 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
December 31, 2023	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	1	$19,901,169	—	—

		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
December 31, 2022	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	1	$299,004,083	—	—

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were available to be issued. Other than described below, there have been no events that have occurred that would require adjustments to the disclosures of the consolidated financial statements.

On January 9, 2024, the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and Apogee Pharma Inc. (“Apogee”), pursuant to which the Apogee loaned an aggregate of $50,000 to the Sponsor and the Sponsor loaned $50,000 to the Company.

On January 10, 2024, the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and Jinal Sheth as lender, pursuant to which the lender loaned an aggregate of $150,000 to the Sponsor and the Sponsor loaned $150,000 to the Company.

On March 5, 2024, the Company entered into Subscription Agreements with four investors who agreed to contribute to the Sponsor an aggregate of $1,000,00 to support the Company’s de-SPAC transaction. The Company has certain obligations under Subscription Agreements, including to issue shares of its Class A ordinary shares to the investors in connection with the de-SPAC transaction and to pay or cause to be repaid the contributions of the investors.

F-36

ASPIRE BIOPHARMA, INC.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

F-37

ASPIRE BIOPHARMA, INC.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

F-38

ASPIRE BIOPHARMA, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of	As of
	September 30, 2024 (Restated)	December 31, 2023 (Restated)
ASSETS:
Current Assets:
Cash	$16,541	$11,174
Prepaid Expenses	167,500	35,000
Subscriptions Receivable	-	-
Total Current Assets	184,041	46,174

Total Assets	$184,041	$46,174

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts Payable	$129,390	$172,773
Short-term loans from shareholders	853,113	360,636
Other Current Liabilities	3,126	626
Total Current Liabilities	985,629	534,035

Total Liabilities	$985,629	$534,035

Stockholders Equity:
Common stock - Par Value $0.01	221,661	221,500
Additional paid-in-capital	1,015,484	758,000
Accumulated Deficit	(2,038,733)	(1,467,361)
Total Equity	(801,588)	(487,861)
TOTAL LIABILITIES AND EQUITY	$184,041	$46,174

The accompanying notes are an integral part of these audited consolidated financial statements.

F-39

ASPIRE BIOPHARMA, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

(unaudited)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	September 30,		September 30,
	2024	2023	2024	2023
REVENUE
Gross Receipts	$-	$-	$-	$-
Net Revenue	-	-	-	-

COST OF REVENUE
Cost of goods sold	-	-	-	-
Total cost of revenue	-	-	-	-

GROSS PROFIT	-	-	-	-

OPERATING EXPENSES
Research and development	7,000	14,775	28,000	61,550
Marketing and sales	16,678	-	104,344	11,000
General and administrative	218,938	50,760	438,015	209,736
Total operating expenses	242,616	65,535	570,359	282,286

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	-	-	-	-
Total other income (expense)	-	-	-	-

Net gain/(loss) before income tax provision	(242,616)	(65,535)	(570,359)	(282,286)

Provision for Income Taxes	1,013	-	1,013	-
NET GAIN (LOSS)	$(243,629)	$(65,535)	$(571,372)	$(282,286)

Loss per share - basic and diluted	$(0.000)	$(0.000)	$(0.001)	$(0.001)
Weighted average number of shares outstanding - basic and diluted	497,671,727	483,734,247	490,474,467	483,608,219

The accompanying notes are an integral part of these audited consolidated financial statements.

F-40

ASPIRE BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

(unaudited)

(Restated)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance - December 31, 2023	443,000,000	$221,500	$758,000	$(1,467,361)	$(487,861)

Issuance of common stock for cash	322,059	161	257,484	-	257,645

Net (loss) gain for the period	-	-	-	(571,372)	(571,372)

Balance - September 30, 2024	443,322,059	$221,661	$1,015,484	$(2,038,733)	$(801,588)

The accompanying notes are an integral part of these audited consolidated financial statements.

F-41

ASPIRE BIOPHARMA, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

(unaudited)

	2024 (Restated)	2023 (Restated)
OPERATING ACTIVITIES:
Net Income	$(571,372)	$(282,286)

Adj. to reconcile net income to net cash flow
Depreciation and amortization	-	-
	-	-

Decrease (increase) in current assets
Prepaid expenses	(132,500)	(12,500)
Subscription Receivable	-	-
	(132,500)	(12,500)

Increase (decrease) in current liabilities
Accounts payable and accrued liabilities	(40,883)	40,520
	(40,883)	40,520

Net cash flow used in operating activities	(744,755)	(254,266)

INVESTING ACTIVITIES:
Intangible assets, net	-	-
	-	-

FINANCING ACTIVITIES:
Short-term loans from shareholders	492,477	268,825
Common stock, par value $0.005	161	-
Additional paid in capital	257,484	-
	750,122	268,825

Net increase (decrease) in cash	5,367	14,559

Cash at beginning of period	11,174	38
Cash at end of period	$16,541	$14,596

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$1,013	$-

Supplemental disclosure of cash flow information:
Note Payable addition from OID	$213,278	$-

The accompanying notes are an integral part of these audited consolidated financial statements.

F-42

ASPIRE BIOPHARMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024

NOTE 1 –ORGANIZATION AND DESCRIPTION OF BUSINESS

Aspire Biopharma Inc. (the “Company”) was incorporated in Puerto Rico on September 28, 2021. The Company’s address is 194 Candelaro Drive, Suite 223, Humacao, PR, 00791 and our website is www.aspirebiolabs.com.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all the information and disclosures required by U.S. GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of September 30, 2024 and for the three and nine months ended September 30, 2024 and 2023. The results of operations for the nine months ended September 30, 2024 are not necessarily indicative of the operating results for the full year ending December 31, 2024 or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures of the Company as of December 31, 2023, and for the year then ended.

Restatement

On March 28, 2022, the Company closed on an asset purchase agreement (APA) of Instaprin Pharmaceuticals, Inc.’s (Instaprin). (See Note 7) The Company identified errors in its accounting for the APA. Specifically, the Company failed to properly account for the contingent nature of the APA resulting in the transaction being recognized incorrectly in the prior filing. The errors resulted in an overstatement of Intangible Assets, Other Current Liabilities, Contingent Liabilities, and Additional Paid-in-Capital. The Company has restated herein its financial statements for December 31, 2023 and 2022 in accordance with Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections, for the matters discussed above.

The effect of the restatement of the Balance Sheets for September 30, 2024 and December 31, 2023 are as follows:

	As Previously Reported	Restated	Effect of the Restatement
	September 30, 2024	September 30, 2024
ASSETS:
Current Assets:
Cash	$16,541	$16,541	$-
Prepaid Expenses	167,500	167,500	-
Total Current Assets	184,041	184,041	-

Intangible Assets, net	5,028,087	-	(5,028,087)
Total Assets	$5,212,128	$184,041	$(5,028,087)

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts Payable	$129,390	$129,390	$-
Short-term loans from shareholders	853,113	853,113	-
Other Current Liabilities	178,661	3,126	(175,535)
Total Current Liabilities	1,161,163	985,629	(175,535)

Long-Term Liabilities:
Contingent Liability (SEC)	3,852,552	-	(3,852,552)
Total Long-Term Liabilities	3,852,552	-	(3,852,552)
Total Liabilities	$5,013,716	$985,629	$(4,028,087)

Stockholders Equity:
Common stock - Par Value $0.01	221,661	221,661	-
Additional paid-in-capital	2,015,484	1,015,484	(1,000,000)
Accumulated Deficit	(2,038,733)	(2,038,733)	-
Total Equity	198,412	(801,588)	(1,000,000)
TOTAL LIABILITIES AND EQUITY	$5,212,128	$184,041	$(5,028,087)

	As Previously Reported	Restated	Effect of the Restatement
	December 31, 2023	December 31, 2023
ASSETS:
Current Assets:
Cash	$11,174	$11,174	$-
Prepaid Expenses	35,000	35,000	-
Total Current Assets	46,174	46,174	-
			-
Intangible Assets, net	4,971,007	-	(4,971,007)
Total Assets	$5,017,181	$46,174	$(4,971,007)

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts Payable	$172,773	$172,773	$-
Short-term loans from shareholders	360,636	360,636	-
Other Current Liabilities	119,081	626	(118,455)
Total Current Liabilities	652,490	534,035	(118,455)

Long-Term Liabilities:
Contingent Liability (SEC)	3,852,552	-	(3,852,552)
Total Long-Term Liabilities	3,852,552	-	(3,852,552)
Total Liabilities	$4,505,042	$534,035	$(3,971,007)

Stockholders Equity:
Common stock - Par Value $0.01	221,500	221,500	-
Additional paid-in-capital	1,758,000	758,000	(1,000,000)
Accumulated Deficit	(1,467,361)	(1,467,361)	-
Total Equity	512,139	(487,861)	(1,000,000)
TOTAL LIABILITIES AND EQUITY	$5,017,181	$46,174	$(4,971,007)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivables

Accounts receivables are recorded at the invoice amount and do not bear interest.

Property and Equipment

The Company’s property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Upon sale or disposal of property and equipment, the related asset cost and accumulated depreciation or amortization are removed from the respective accounts and any gain or loss is reflected in current operations.

F-43

Revenue Recognition

The Company applies Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) topic 606, Revenue from Contracts with Customers (ASC 606). ASC 606 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes all of the existing revenue recognition guidance. This standard requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 requires us to identify distinct performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. When distinct performance obligations exist, the Company allocates the contract transaction price to each distinct performance obligation. The standalone selling price is used to allocate the transaction price to the separate performance obligations. The Company recognizes revenue when, or as, the performance obligation is satisfied.

Generally, revenues are recognized at the time of shipment to the customer with the price being fixed and determinable and collectability assured, provided title and risk of loss is transferred to the customer. Most of our shipping and handling costs are built into the transaction price, but if the customer asks for express shipping, the costs charged to customers are classified as sales, and the shipping and handling costs incurred are included in cost of sales.

The Company evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, currently we are the principal and have not engaged any agents at this time. Currently, we have not recognized any revenues under the agent considerations.

Revenue is recognized when, or as, control of a promised merchandise or service is shipped to the customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring title of those products or services and are recorded net of and discounts or allowances. Shipping costs paid by the customer are included in revenue.

Revenue recognition is evaluated through the following five-step process:

1.identification of the contract with a customer;

2.identification off the performance obligations in the contract;

3.determination of the transaction price;

F-44

4.allocation of the transaction price to the performance obligations in the contract; and

5.recognition of revenue when or as a performance obligation is satisfied.

These steps are met when an order is received, a price agreed and the product shipped or delivered to that customer.

Concentration

As the Company is in a pre-revenue stage, there is no concentration of revenue for the three and nine months ended September 30, 2024 and for the three and nine months ended September 30, 2023.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. For the periods ending September 30, 2024 and September 30, 2023, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

For the periods ended September 30, 2024 and September 30, 2023, the Company had no financial liabilities to measure at fair value on a recurring basis.

F-45

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements of five–step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract cost, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting period beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.

The Company’s revenues are recognized when control of the promised goods or services is transferred to our clients (upon shipment of goods) in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. To achieve this core principle, we apply the following five steps: (1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the Company satisfies a performance obligation.

We adopted ASC 2014-09 on January 1, 2023. Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities with them.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”. Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

The Company accounts for the conversion of convertible debt when a conversion option has been bifurcated using the general extinguishment standards. The debt and equity linked derivatives are removed at their carrying amounts and the shares issued are measured at their then-current fair value, with any difference recorded as a gain or loss on extinguishment of the two separate accounting liabilities. During the nine months ended September 30, 2024 and the year ended December 31, 2023, the Company did not issue any convertible debt.

F-46

Common Stock Purchase Warrants

The Company classifies as equity any contracts that require physical settlement or net-share settlement or provide a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 (“Contracts in Entity’s Own Equity”). The Company classifies as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of common stock purchase warrants and other free-standing derivatives at each reporting date to determine whether a change in classification is required.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company has a working capital deficit as of September 30, 2024, and has generated recurring net losses since its inception in September 2021.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated no revenues from operations. Since its inception, the Company has been engaged substantially in financing activities, developing its intellectual property, developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses from Inception (September 28, 2021) resulting in an accumulated deficit of $2,038,733 as of September 30, 2024, which includes net operating losses for the nine month period ended September 30, 2024 of $571,372 and net cash outflows from operations of $744,755. Due to our negative cash flow, there may exist substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. In addition, the Company’s development activities since inception have been financially sustained through equity financing. Management plans to begin generating revenue within the next twelve months and in the interim, continue to seek funding through debt and equity financing which are intended to mitigate the conditions that have raise substantial doubt about the entity’s ability to continue as a going concern.

However, in order to execute the Company’s business development plan, which there can be no assurance we will achieve, the Company will need to raise additional funds through public or private equity offerings, debt financings, corporate collaborations or other means and potentially reduce operating expenditures. If the Company is unable to secure additional capital, it may have to curtail its business development initiatives and take additional measures to reduce costs in order to conserve its cash, thus raising substantial doubt about its ability to continue as a going concern more than one year from the date of issuance of the September 30, 2023 financial statements included in this filing.

NOTE 4 – RELATED PARTY

For the three and nine months ended September 30, 2024 and 2023, the Company had expenses totaling $ and $ and $ and $, respectively, to officers and directors for compensation, which is included in general and administrative expenses on the accompanying statement of operations.

Prior to January 1, 2023 the company was leasing a corporate office facility on a month-to-month basis from an officer and director, which is included in general and administrative expenses on the accompanying statement of operations.

As of September 30, 2024 and December 31, 2023, there was a total of $531,061 and $181,061 of credit card advances and short-term non-interest bearing loans due to an officer and director.

F-47

As of September 30, 2024 and December 31, 2023, there was a total of $322,052 and $322,052 of short-term non-interest bearing working capital loans payable to shareholders and an officer and director.

As of September 30, 2024 and December 31, 2023, there was a total of convertible debt of $0 and accrued interest payable of $0 due to an officer and director, employees, and shareholders.

NOTE 5 – LEASES

The company does not lease facilities under any operating lease or month-to-month arrangement. Intermittently the Company has rented office space on an as needed basis from a related party.

Total rent expense for the three and nine months ended September 30, 2024 and September 30, 2023 was $3,500 and $6,500, and $0 and $0, respectively.

NOTE 6 – NOTES PAYABLE

On September 27, 2024, to formalize the related party working capital advances in Note 4, the Company issued three non-convertible 20% OID notes payable to related parties for a total face value of $1,066,391. The notes were due the earlier of June 27, 2025 (9 months from issuance); or (ii) the date that the Company receives gross proceeds of at least $2,500,000 in an offering of its debt or equity securities (a “Qualified Offering”). The note have a 5% interest rate and had original issuance discounts totaling $213,278 and were unsecured.

NOTE 7 – INSTAPRIN ACQUISITION

On March 28, 2022, the Company closed on an asset purchase agreement (APA) of Instaprin Pharmaceuticals, Inc.’s (Instaprin), intangible assets, inclusive of U.S. Patent No. 62/794141, International Publication No. 2020/15460 A1 and WO 2020/150685 A1, and the Instaprin U.S. Trademark No. 86274378, trade secrets and proprietary information, all applications for any of the foregoing, commercial and scientist relationships, and any license or agreements granting rights related to the foregoing.

The purchase price for the Acquired Assets (as defined in the APA) was $3,628,325 plus interest thereon, to be paid to the SEC on behalf of Instaprin Pharmaceuticals, Inc. in satisfaction of the SEC’s judgment against the former CEO and Instaprin Pharmaceuticals, Inc., from sales of the product, as follows: 20% from the first $5,000,000 of sales and 10% from sales thereafter until the entire contingent purchase price obligation is satisfied. Additionally, ten percent (10%) of Buyer’s equity was to be delivered at Closing, in proportion to their equity holdings in the Company, to be issued to a Trustee for the former Instaprin Shareholders, along with an additional ten percent (10%) of Buyer’s equity to be issued to the Company’s service providers, pursuant to a stock incentive plan to be adopted. As of December 31, 2023, the Company has not recorded the assets from the APA due to the contingent nature of the transaction.

NOTE 8 – CONVERTIBLE DEBT

As of September 30, 2024 and December 31, 2023, the Company had no outstanding convertible debt.

F-48

NOTE 9 – STOCKHOLDERS’ EQUITY

Authorized Stock

Preferred Stock

During October 2023, the Company authorized 25,000,000 Series A Preferred Stock with a par value of $0.0001. The series A convertible preferred shares have all rights as common stock, with the exception of voting rights, and can be converted into common shares on a one for one basis upon an IPO or liquidity event.

On March 1, 2024, the Company issued 286,357 shares of Series A Preferred stock to 136 investors under a Reg CF offering at a per share price of $0.80.

On April 16, 2024, the Company issued 35,702 shares of Series A Preferred stock to 6 investors under a Reg CF offering at a per share price of $0.80.As of September 30, 2024 and December 31, 2023, there were 322,059 and 0 shares of Series A Preferred Stock outstanding, respectively.

Common Stock

As of September 30, 2024, the Company had authorized 750,000,000 common shares with a par value of $0.005 per share. Each common share entitles the holder to one vote on any matter on which action of the stockholders of the corporation is sought.

During May 2023, the Company effectuated a 20:1 stock split and increased the authorized number of shares to 750,000,000.

Common Share Issuances

During the nine months ended September 30, 2024 and the year ended December 31, 2023, the Company did not issue any new shares of common stock.

As of September 30, 2024 and December 31, 2023, there were 443,000,000 and 443,000,000 common shares outstanding.

Warrant Issuances

During the nine months ended September 30, 2024, on a post-split basis, the Company issued 44,000,000 warrants to 9 parties at a per share price of $0.40.

During the year ending December 31, 2023, on a post-split basis, the Company issued 7,500,000 warrants to 7 parties at a per share price of $0.02.

As of September 30, 2024 and December 31, 2023, there were 91,500,000 and 47,500,000 warrants outstanding, respectively, all of which are fully vested.

NOTE 10 – SUBSEQUENT EVENTS

The Company evaluated its September 30, 2024, financial statements for subsequent events and transactions through November 7, 2024, the date the financial statements were available to be issued for possible disclosure and recognition in the financial statements.

On October 3, 2024, the Company issued one non-convertible 20% OID notes payable to a related party for a total face value of $62,500. The note is due the earlier of July 3, 2025 (9 months from issuance); or (ii) the date that the Company receives gross proceeds of at least $2,500,000 in an offering of its debt or equity securities (a “Qualified Offering”). The note has a 5% interest rate and had original issuance discounts totaling $12,500 and is unsecured.

On October 23, 2024, in response to comments received, the merger parties filed an S-4/A with the Securities and Exchange Commission.

On November 7, 2024, The Company, together with PowerUp Acquisition Corp., received comments on the S-1/A that was filed on October 23, 2024.

F-49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Aspire Biopharma, Inc.

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying balance sheet of Aspire Biopharma, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Aspire Biopharma, Inc. as of December 31, 2023 and 2022 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

As discussed in Note 2 to the financial statements, the Company has restated its previously issued financial statements for the years ended December 31, 2023 and 2022. The restatement was made to correct errors in the accounting for an asset purchase agreement (APA) entered into with Instaprin Pharmaceuticals, Inc. Specifically, the restatement reflects adjustments to account for the contingent nature of the APA, which was incorrectly recognized in prior filings.

The errors resulted in an overstatement of Intangible Assets, Other Current Liabilities, Contingent Liabilities, and Additional Paid-in Capital. The adjustments align the financial statements with the appropriate accounting treatment under Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections, and ensure accurate representation of the Company’s financial position.

Key effects of the restatement include:

1.	Removal of intangible assets initially recognized due to the APA.
2.	Removal of the corresponding contingent liability related to an SEC settlement.
3.	Adjustments to other current liabilities and additional paid-in capital to correct prior overstatements.

The restated financial statements for the years ended December 31, 2023 and 2022, reflect these corrections. Our opinion is not modified with respect to this matter.

SUBSTANTIAL DOUBT ABOUT THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

CRITICAL AUDIT MATTERS

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

December 20, 2024

PCAOB ID Number 6797

F-50

ASPIRE BIOPHARMA, INC.

CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31, 2023 (Restated)	December 31, 2022 (Restated)
ASSETS:
Current Assets:
Cash	$11,174	$38
Prepaid Expenses	35,000	22,500
Total Current Assets	46,174	22,538

Total Assets	$46,174	$22,538

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts Payable	$172,773	$122,734
Short-term loans from shareholders	360,636	27,967
Other Current Liabilities	626	626
Total Current Liabilities	534,035	151,327

Total Liabilities	$534,035	$151,327

Stockholders Equity:
Common stock - Par Value $0.01	221,500	221,500
Additional paid-in-capital	758,000	758,000
Accumulated Deficit	(1,467,361)	(1,108,290)
Total Equity	(487,861)	(128,790)
TOTAL LIABILITIES AND EQUITY	$46,174	$22,538

The accompanying notes are an integral part of these audited consolidated financial statements.

F-51

ASPIRE BIOPHARMA, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDING DECEMBER 31,

(Audited)

	2023	2022
REVENUE
Gross Receipts	$-	$-
Net Revenue	-	-

COST OF REVENUE
Cost of goods sold	-	-
Total cost of revenue	-	-

GROSS PROFIT	-	-

OPERATING EXPENSES
Research and development	72,050	175,316
Marketing and sales	39,644	45,483
General and administrative	246,896	375,692
Total operating expenses	358,590	596,491

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	-	-
Total other income (expense)	-	-

Net gain/(loss) before income tax provision	(358,590)	(596,491)

Provision for Income Taxes	481	626
NET GAIN (LOSS)	$(359,071)	$(597,117)

Loss per share - basic and diluted	$(0.001)	$(0.001)
Weighted average number of shares outstanding - basic and diluted	490,500,000	462,550,685

The accompanying notes are an integral part of these audited consolidated financial statements.

F-52

ASPIRE BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDING DECEMBER 31, 202 AND 2022

(Audited)

(Restated)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance - December 31, 2020	-	$-	$-	$(47,000)	$(47,000)

Issuance of common stock for services	275,300,000	137,650	(137,650)	-	0

Issuance of common stock for cash	90,000,000	45,000	34,500	-	79,500

Issuance of common stock for cash	2,000,000	1,000	49,000	-	50,000

Issuance of common stock for services	1,400,000	700	(700)	-	0

Issuance of common stock for cash	2,000,000	1,000	49,000	-	50,000

Issuance of common stock for cash	6,000,000	3,000	147,000	-	150,000

Issuance of common stock for cash	10,000,000	5,000	245,000	-	250,000

Issuance of common stock for subscription receivable	16,000,000	8,000	392,000	-	400,000

Net (loss) gain for the period	-	-	-	(464,173)	(464,173)

Balance - December 31, 2021	402,700,000	$201,350	$778,150	$(511,173)	$468,327

Issuance of common stock for assets	40,000,000	20,000	(20,000)	-	-

Issuance of common stock for services	200,000	100	(100)	-	-

Issuance of common stock for services	100,000	50	(50)	-	-

Net (loss) gain for the period	-	-	-	(597,117)	(597,117)

Balance - December 31, 2022	443,000,000	$221,500	$758,000	$(1,108,290)	$(128,790)

Net (loss) gain for the period	-	-	-	(359,071)	(359,071)

Balance - December 31, 2023	443,000,000	$221,500	$758,000	$(1,467,361)	$(487,861)

The accompanying notes are an integral part of these audited consolidated financial statements.

F-53

ASPIRE BIOPHARMA, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDING DECEMBER 31,

(Audited)

(Restated)

	2023	2022
OPERATING ACTIVITIES:
Net Income	$(359,071)	$(597,117)

Adj. to reconcile net income to net cash flow
Depreciation and amortization	-	-
	-	-
Decrease (increase) in current assets
Prepaid expenses	(12,500)	(22,500)
Subscription Receivable	-	400,000
	(12,500)	377,500

Increase (decrease) in current liabilities
Accounts payable	50,038	102,734
Short-term loans from shareholders	332,669	(68,576)
Accrued expense	75,902	42,554
	458,609	76,713

Net cash flow provided by operating activities	87,038	(142,905)

INVESTING ACTIVITIES:
Intangible assets, net	(75,902)	(4,895,106)
	(75,902)	(4,895,106)

FINANCING ACTIVITIES:
Contingent liabilities, SEC	-	3,852,552
Common stock, par value $0.005	-	20,150
Additional paid in capital	-	979,850
	-	4,852,552

Net increase (decrease) in cash	11,136	(185,459)

Cash at beginning of period	38	185,496
Cash at end of period	$11,174	$38

The accompanying notes are an integral part of these audited consolidated financial statements.

F-54

ASPIRE BIOPHARMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Aspire Biopharma Inc. (the “Company”) was incorporated in Puerto Rico on September 28, 2021. The Company’s address is 194 Candelaro Drive, Suite 223, Humacao, PR, 00791 and our website is www.aspirebiolabs.com.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Restatement

On March 28, 2022, the Company closed on an asset purchase agreement (APA) of Instaprin Pharmaceuticals, Inc.’s (Instaprin). (See Note 7) The Company identified errors in its accounting for the APA. Specifically, the Company failed to properly account for the contingent nature of the APA resulting in the transaction being recognized incorrectly in the prior filing. The errors resulted in an overstatement of Intangible Assets, Other Current Liabilities, Contingent Liabilities, and Additional Paid-in-Capital. The Company has restated herein its financial statements for December 31, 2023 and 2022 in accordance with Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections, for the matters discussed above.

The effect of the restatement of the Balance Sheets for December 31, 2023 and 2022 are as follows:

	As Previously Reported	Restated	Effect of the Restatement
	December 31, 2023	December 31, 2023
ASSETS:
Current Assets:
Cash	$11,174	$11,174	$-
Prepaid Expenses	35,000	35,000	-
Total Current Assets	46,174	46,174	-
			-
Intangible Assets, net	4,971,007	-	(4,971,007)
Total Assets	$5,017,181	$46,174	$(4,971,007)

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts Payable	$172,773	$172,773	$-
Short-term loans from shareholders	360,636	360,636	-
Other Current Liabilities	119,081	626	(118,455)
Total Current Liabilities	652,490	534,035	(118,455)

Long-Term Liabilities:
Contingent Liability (SEC)	3,852,552	-	(3,852,552)
Total Long-Term Liabilities	3,852,552	-	(3,852,552)
Total Liabilities	$4,505,042	$534,035	$(3,971,007)

Stockholders Equity:
Common stock - Par Value $0.01	221,500	221,500	-
Additional paid-in-capital	1,758,000	758,000	(1,000,000)
Accumulated Deficit	(1,467,361)	(1,467,361)	-
Total Equity	512,139	(487,861)	(1,000,000)
TOTAL LIABILITIES AND EQUITY	$5,017,181	$46,174	$(4,971,007)

	As Previously Reported	Restated	Effect of the Restatement
	December 31, 2022	December 31, 2022
ASSETS:
Current Assets:
Cash	$38	$38	$-
Prepaid Expenses	22,500	22,500	-
Total Current Assets	22,538	22,538	-

Intangible Assets, net	4,895,106	-	(4,895,106)
Total Assets	$4,917,644	$22,538	$(4,895,106)

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts Payable	$122,734	$122,734	$-
Short-term loans from shareholders	27,967	27,967	-
Other Current Liabilities	43,180	626	(42,554)
Total Current Liabilities	193,881	151,327	(42,554)

Long-Term Liabilities:
Contingent Liability (SEC)	3,852,552	-	(3,852,552)
Total Long-Term Liabilities	3,852,552	-	(3,852,552)
Total Liabilities	$4,046,433	$151,327	$(3,895,106)

Stockholders Equity:
Common stock - Par Value $0.01	221,500	221,500	-
Additional paid-in-capital	1,758,000	758,000	(1,000,000)
Accumulated Deficit	(1,108,290)	(1,108,290)	-
Total Equity	871,210	(128,790)	(1,000,000)
TOTAL LIABILITIES AND EQUITY	$4,917,644	$22,538	$(4,895,106)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivables

Accounts receivables are recorded at the invoice amount and do not bear interest.

Property and Equipment

The Company’s property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Upon sale or disposal of property and equipment, the related asset cost and accumulated depreciation or amortization are removed from the respective accounts and any gain or loss is reflected in current operations.

F-55

Revenue Recognition

The Company applies Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) topic 606, Revenue from Contracts with Customers (ASC 606). ASC 606 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes all of the existing revenue recognition guidance. This standard requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 requires us to identify distinct performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. When distinct performance obligations exist, the Company allocates the contract transaction price to each distinct performance obligation. The standalone selling price is used to allocate the transaction price to the separate performance obligations. The Company recognizes revenue when, or as, the performance obligation is satisfied.

Generally, revenues are recognized at the time of shipment to the customer with the price being fixed and determinable and collectability assured, provided title and risk of loss is transferred to the customer. Most of our shipping and handling costs are built into the transaction price, but if the customer asks for express shipping, the costs charged to customers are classified as sales, and the shipping and handling costs incurred are included in cost of sales.

The Company evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, currently we are the principal and have not engaged any agents at this time. Currently, we have not recognized any revenues under the agent considerations.

Revenue is recognized when, or as, control of a promised merchandise or service is shipped to the customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring title of those products or services and are recorded net of and discounts or allowances. Shipping costs paid by the customer are included in revenue.

Revenue recognition is evaluated through the following five-step process:

1. identification of the contract with a customer;

2. identification off the performance obligations in the contract;

3. determination of the transaction price;

4. allocation of the transaction price to the performance obligations in the contract; and

5. recognition of revenue when or as a performance obligation is satisfied.

These steps are met when an order is received, a price agreed and the product shipped or delivered to that customer.

Concentration

As the Company is in a pre-revenue stage, there is no concentration of revenue for the twelve months ended December 31, 2023 and for the twelve months ended December 31, 2022.

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Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. For the periods ending December 31, 2023 and December 31, 2022, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

For the periods ended December 31, 2023 and December 31, 2022, the Company had no financial liabilities to measure at fair value on a recurring basis.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements of five–step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract cost, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting period beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.

The Company’s revenues are recognized when control of the promised goods or services is transferred to our clients (upon shipment of goods) in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. To achieve this core principle, we apply the following five steps: (1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the Company satisfies a performance obligation.

F-57

We adopted ASC 2014-09 on January 1, 2023. Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities with them.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”. Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

The Company accounts for the conversion of convertible debt when a conversion option has been bifurcated using the general extinguishment standards. The debt and equity linked derivatives are removed at their carrying amounts and the shares issued are measured at their then-current fair value, with any difference recorded as a gain or loss on extinguishment of the two separate accounting liabilities. During the years ended December 31, 2023 and December 31, 2022, the Company did not issue any convertible debt.

Common Stock Purchase Warrants

The Company classifies as equity any contracts that require physical settlement or net-share settlement or provide a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 (“Contracts in Entity’s Own Equity”). The Company classifies as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of common stock purchase warrants and other free-standing derivatives at each reporting date to determine whether a change in classification is required.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company has a working capital deficit as of December 31, 2023, and has generated recurring net losses since its inception in September 2021.

F-58

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated no revenues from operations. Since its inception, the Company has been engaged substantially in financing activities, developing its intellectual property, developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses from Inception (September 28, 2021) resulting in an accumulated deficit of $1,467,361 as of December 31, 2023, which includes net operating losses for the periods ended December 31, 2023 and 2022 of $359,071 and $597,117, respectively. Due to our negative cash flow, there may exist substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. In addition, the Company’s development activities since inception have been financially sustained through equity financing. Management plans to begin generating revenue within the next twelve months and in the interim, continue to seek funding through debt and equity financing which are intended to mitigate the conditions that have raise substantial doubt about the entity’s ability to continue as a going concern.

However, in order to execute the Company’s business development plan, which there can be no assurance we will achieve, the Company will need to raise additional funds through public or private equity offerings, debt financings, corporate collaborations or other means and potentially reduce operating expenditures. If the Company is unable to secure additional capital, it may have to curtail its business development initiatives and take additional measures to reduce costs in order to conserve its cash, thus raising substantial doubt about its ability to continue as a going concern more than one year from the date of issuance of the 2023 financial statements included in this filing.

NOTE 4 – RELATED PARTY

For the twelve months ended December 31, 2023 and 2022, the Company had expenses totaling $60,000 and $100,000 respectively, to officers and directors for compensation, which is included in general and administrative expenses on the accompanying statement of operations.

Prior to January 1, 2023 the company was leasing a corporate office facility on a month-to-month basis from an officer and director, which is included in general and administrative expenses on the accompanying statement of operations.

As of December 31, 2023 and 2022, there was a total of $181,061 and $27,967 of credit card advances and short-term non-interest bearing loans due to an officer and director.

As of December 31, 2023 and 2022, there was a total of $179,575 and $0 of short-term non-interest bearing working capital loans payable to shareholders and an officer and director.

As of December 31, 2023, there was a total of convertible debt of $0 and accrued interest payable of $0 due to an officer and director, employees, and shareholders.

NOTE 5 – LEASES

The company does not lease facilities under any operating lease or month-to-month arrangement. Prior to January 1, 2022 the company was leasing a corporate office facility on a month-to-month basis from a related party.

Total rent expense for the months ended December 31, 2023 and 2022 was $0 and $0.

NOTE 6 – NOTES PAYABLE

As of December 31, 2023, the Company had no outstanding notes payable.

NOTE 7 – INSTAPRIN ACQUISITION

On March 28, 2022, the Company closed on an asset purchase agreement (APA) of Instaprin Pharmaceuticals, Inc.’s (Instaprin), intangible assets, inclusive of U.S. Patent No. 62/794141, International Publication No. 2020/15460 A1 and WO 2020/150685 A1, and the Instaprin U.S. Trademark No. 86274378, trade secrets and proprietary information, all applications for any of the foregoing, commercial and scientist relationships, and any license or agreements granting rights related to the foregoing.

The purchase price for the Acquired Assets (as defined in the APA) was $3,628,325 plus interest thereon, to be paid to the SEC on behalf of Instaprin Pharmaceuticals, Inc. in satisfaction of the SEC’s judgment against the former CEO and Instaprin Pharmaceuticals, Inc., from sales of the product, as follows: 20% from the first $5,000,000 of sales and 10% from sales thereafter until the entire contingent purchase price obligation is satisfied. Additionally, ten percent (10%) of Buyer’s equity was to be delivered at Closing, in proportion to their equity holdings in the Company, to be issued to a Trustee for the former Instaprin Shareholders, along with an additional ten percent (10%) of Buyer’s equity to be issued to the Company’s service providers, pursuant to a stock incentive plan to be adopted. As of December 31, 2023, the Company has not recorded the assets from the APA due to the contingent nature of the transaction.

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NOTE 8 – CONVERTIBLE DEBT

As of December 31, 2023, the Company had no outstanding convertible debt.

NOTE 9 – STOCKHOLDERS’ EQUITY

Authorized Stock

Preferred Stock

During October 2023, the Company authorized 25,000,000 Series A Preferred Stock with a par value of $0.0001. The series A convertible preferred shares have all rights as common stock, with the exception of voting rights, and can be converted into common shares on a one for one basis upon an IPO or liquidity event.

As of December 31, 2023, there were no series A preferred shares outstanding.

Common Stock

As of December 31, 2023, the Company had authorized 750,000,000 common shares with a par value of $0.01 per share. Each common share entitles the holder to one vote on any matter on which action of the stockholders of the corporation is sought.

During May 2023, the Company effectuated a 20:1 stock split and increased the authorized number of shares to 750,000,000.

Common Share Issuances

During the twelve months ended December 31, 2023, the Company did not issued shares of common stock.

During the twelve months ended December 31, 2022, the Company issued 2,000,000 shares of common stock to a shareholder trust for the benefit of the former shareholders of Instaprin, as a condition to the Instaprin asset purchase agreement.

As of December 31, 2023 and December 31, 2022, there were 443,000,000 and 443,000,000 common shares outstanding.

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Warrant Issuances

During the year ending December 31, 2023, the Company issued 7,500,000 warrants to 7 parties at an average per share price of $0.02.

During the year ending December 31, 2022, on a post-split basis, the Company issued 14,000,000 warrants to 3 parties at a per share price of $0.01.

During the year ending December 31, 2021, on a post-split basis, the Company issued 26,000,000 warrants to 7 parties at an average per share price of $0.004.

As of December 31, 2023 and December 31, 2022, there were 47,500,000 and 40,000,000 warrants outstanding, respectively, all of which are fully vested.

NOTE 10 – SUBSEQUENT EVENTS

The Company evaluated its December 31, 2023, financial statements for subsequent events and transactions through August 18, 2024, the date the financial statements were available to be issued for possible disclosure and recognition in the financial statements.

On February 9, 2024, the Company engaged CTM Advisory Limited (“CTM”) to provide the advisory services to the Company in support of the Company’s efforts to merge with a NASDAQ listing company. In exchange the Company agreed to pay CTM or its named agent an advisory fee compensation of 6% of the amount of shares outstanding following the Transaction in the form of common shares, upon closing a transaction as introduced by CTM.

On March 1, 2024, the Company closed its Reg-CF round through the crowd funding platform Republic.com, issuing 386,355 Series A Convertible Preferred shares for $229,084.

On April 16, 2024, the Company completed a partial closing of its Reg-D round through the crowd funding platform Republic.com, issuing 35,702 Series A Convertible Preferred shares for $28,561.

On April 18, 2024, the Company signed a Master Service Agreement with Parexel International Limited (“Parexel”), a global Clinical Research Organization (CRO), for consulting services related to Parexel’s full range of Phase I to IV clinical development services and clinical, regulatory and therapeutic expertise.

On July 17, 2024, the Company issued 44,000,000 Warrants to purchase common stock to 9 parties at an average price of $0.40 per share.

On July 22, 2024, the Company entered into a non-binding business combination letter of intent with PowerUp Acquisition Corp.

The Company evaluated its December 31, 2023 financial statements for subsequent events and transactions through August 1, 2024, the date the financial statements were available to be issued for possible disclosure and recognition in the financial statements.

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Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

POWERUP ACQUISITION CORP.,

as the Purchaser,

pOWERUP MERGER SUB II, Inc.,

as Merger Sub,

SRIRAMA ASSOCIATES, LLC,

as the Sponsor,

StePHEN Quesenberry

as the Seller Representative,

and

ASPIRE BIOPHARMA, INC.,

as the Company

Dated as of August 26, 2024

A-1

TABLE OF CONTENTS

Article I Merger	2
1.1. Merger	2
1.2. Effective Time	2
1.3. Effect of the Merger	2
1.4. Tax Treatment	3
1.5. Certificate of Incorporation and Bylaws	3
1.6. Directors and Officers of the Surviving Corporation	3
1.7. Loan Consideration	3
1.8. Amended Purchaser Charter	3
1.9. Merger Consideration	3
1.10. Effect of Merger on Company Securities	4
1.11. Surrender of Company Securities and Disbursement of Merger Consideration	4
1.12. Effect of Transaction on Merger Sub Stock	6
1.13. Taking of Necessary Action; Further Action	6
1.14. Appraisal and Dissenter’s Rights	6
1.15. [Reserved].	6
1.16. Withholding Rights	6
Article II Closing	7
2.1. Closing	7
Article III Representations and Warranties of the Purchaser	7
3.1. Organization and Standing	7
3.2. Authorization; Binding Agreement	7
3.3. Governmental Approvals	8
3.4. Non-Contravention	8
3.5. Capitalization	8
3.6. SEC Filings and Purchaser Financials	9
3.7. Absence of Certain Changes	10
3.8. Compliance with Laws	10
3.9. Actions; Orders; Permits	10
3.10. Taxes and Returns	11
3.11. Employees and Employee Benefit Plans	12
3.12. Properties	12
3.13. Material Contracts	12
3.14. Transactions with Affiliates	13
3.15. Merger Sub Activities	13
3.16. Investment Company Act	13
3.17. Finders and Brokers	13
3.18. Ownership of Merger Consideration	13

i

3.19. Certain Business Practices	13
3.20. Insurance	14
3.21. Trust Account	14
3.22. Litigation	14
3.23. Independent Investigation	15
Article IV Representations and Warranties of the Company	15
4.1. Organization and Standing	15
4.2. Authorization; Binding Agreement	15
4.3. Capitalization	16
4.4. No Subsidiaries	16
4.5. Governmental Approvals	17
4.6. Non-Contravention	17
4.7. Financial Statements	17
4.8. Absence of Certain Changes	18
4.9. Compliance with Laws including Privacy Laws; Privacy Policies and Certain Contracts	20
4.10. Company Permits	20
4.11. Litigation	20
4.12. Material Contracts	21
4.13. Intellectual Property	22
4.14. Taxes and Returns	24
4.15. Real Property	26
4.16. Personal Property	26
4.17. Title to and Sufficiency of Assets	26
4.18. Employee Matters	27
4.19. Benefit Plans	28
4.20. Environmental Matters	29
4.21. Transactions with Related Persons	29
4.22. Insurance	30
4.23. Books and Records	30
4.24. Top Customers and Suppliers	30
4.25. Certain Business Practices	31
4.26. Compliance with FDA Laws	31
4.27. Investment Company Act	32
4.28. Finders and Brokers	32
4.29. Independent Investigation	32
4.30. Information Supplied	32
4.31. Disclosure	33
Article V Covenants	33
5.1. Access and Information	33

ii

5.2. Conduct of Business of the Company	34
5.3. Conduct of Business of the Purchaser	36
5.4. Annual and Interim Financial Statements	38
5.5. Purchaser Public Filings	38
5.6. No Solicitation	38
5.7. No Trading	39
5.8. Notification of Certain Matters	39
5.9. Efforts	40
5.10. Tax Matters	41
5.11. Further Assurances	42
5.12. The Registration Statement	42
5.13. Company Stockholder Meeting	43
5.14. Public Announcements	43
5.15. Confidential Information	44
5.16. Documents and Information	45
5.17. Post-Closing Board of Directors and Executive Officers	45
5.18. Purchaser Indemnification of Directors and Officers; Tail Insurance	46
5.19. Company Indemnification of Directors and Officers; Tail Insurance	46
5.20. Post-Closing Assumption or Creation of Benefit Plans	47
5.21. Pre-Closing Company Capital Raise	47
5.22. Non-Competition Agreements	47
5.23. Section 16 Matters	47
5.24. Domestication	47
5.25. Incentive Equity Plan	47
5.26. Disclosure Schedules	48
Article VI Closing Conditions	48
6.1. Conditions to Each Party’s Obligations	48
6.2. Conditions to Obligations of the Company	49
6.3. Conditions to Obligations of the Purchaser	50
6.4. Frustration of Conditions.	52
Article VII Termination and Expenses	52
7.1. Termination	52
7.2. Effect of Termination	53
7.3. Fees and Expenses	53
Article VIII Waivers and Releases	53
8.1. Waiver of Claims Against Trust	53
Article IX Miscellaneous	55
9.1. Notices	55
9.2. Binding Effect; Assignment	55

iii

9.3. Third Parties	56
9.4. Arbitration	56
9.5. Governing Law; Jurisdiction	56
9.6. WAIVER OF JURY TRIAL	57
9.7. Specific Performance	57
9.8. Severability	57
9.9. Amendment	57
9.10. Waiver	57
9.11. Entire Agreement	58
9.12. Interpretation	58
9.13. Counterparts	59
9.14. Purchaser Representative	59
9.15. Seller Representative	60
9.16. Legal Representation	61
9.17. Non-Survival of Representations, Warranties	62
Article X Definitions	62
10.1. Certain Definitions	62
10.2. Section References	72

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 26, 2024 by and among (i) PowerUp Acquisition Corp., incorporated as a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) PowerUp Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Merger Sub”), (iii) SRIRAMA Associates, LLC, a Delaware limited liability company, (the “Sponsor” and the “Purchaser Representative”), (iv) Stephen Quesenberry, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) Aspire Biopharma, Inc., a Puerto Rico corporation (the “Company”). The Purchaser, Merger Sub, the Sponsor, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company works with distinguished scientists and experienced biopharmaceutical leaders to develop and market disruptive technology for novel delivery mechanisms for a variety of FDA approved and OTC drugs, as well as, the nutraceutical and supplement markets.

B. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below).

C. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined herein) of the Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”), all in accordance with the terms of this Agreement.

D. As a condition to Closing, the Significant Company Holders shall each enter into a Lock-Up Agreement with Purchaser and the Purchaser Representative, the terms of which are pari passu with Sponsor’s Lock-Up Agreement with Purchaser (each a “Lock-Up Agreement”), and shall become effective as of the Closing.

E. Prior to the Closing Date and subject to the satisfaction or waiver of the conditions of this Agreement, the Purchaser shall migrate out of the Cayman Islands and domesticate (the “SPAC Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Companies Act”), and the Purchaser intends that such SPAC Domestication shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (as defined herein).

F. Prior to the Closing Date and subject to the satisfaction or waiver of the conditions of this Agreement, the Company shall migrate out of Puerto Rico and domesticate (the “Company Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Section 3746 of the Puerto Rico General Corporations Act (2009) (the “PRGCA”), and the Company intends that such Company Domestication shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (as defined herein).

G. Following the SPAC Domestication, the Purchaser shall adopt a certificate of incorporation, in a form mutually agreeable to the Purchaser and the Company (the “Purchaser Certificate of Incorporation”), and bylaws, in a form mutually agreeable to Purchaser and the Company (the “Purchaser Bylaws”) and, (i) in connection with the SPAC Domestication, all issued and outstanding Old Purchaser Preference Shares, all issued and outstanding Old Purchaser Class A Ordinary Shares, all issued and outstanding Old Purchaser Class B Ordinary Shares, all issued and outstanding Old Purchaser Private Warrants, all issued and outstanding Old Purchaser Public Warrants, and all issued and outstanding Old Purchaser Public Units shall automatically convert, on a one-for-one basis, into shares of Purchaser Preferred Stock, shares of Purchaser Class A Common Stock, shares of Purchaser Class B Common Stock, Purchaser Private Warrants, Purchaser Public Warrants, and Purchaser Public Units, respectively, and (ii) immediately following the SPAC Domestication, (a) each share of Purchaser Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Purchaser Class A Common Stock, (b) the Purchaser Class A Common Stock will be reclassified as Purchaser Common Stock, and (c) each Purchaser Public Unit will be separated into Purchaser Common Stock and Purchaser Public Warrants (collectively, the “SPAC Conversion”).

1

H. Following the Company Domestication, the Company shall adopt a certificate of incorporation, in a form mutually agreeable to the Purchaser and the Company (the “Company Certificate of Incorporation”), and bylaws, in a form mutually agreeable to Purchaser and the Company (the “Company Bylaws”) and, in connection with the Company Domestication, all issued and outstanding shares of Old Company Common Stock, and all issued and outstanding shares of Old Company Series A Preferred Stock shall automatically convert, on a one-for-one basis, into shares of Company Common Stock and shares of Company Series A Preferred respectively.

I. The boards of directors of the Company, the Purchaser and Merger Sub have each unanimously (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby (the “Transaction”), including the SPAC Domestication, Company Domestication, SPAC Conversion, Company Conversion, and Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the SPAC Domestication, Company Domestication, SPAC Conversion, Company Conversion, and Merger.

J. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations (as defined herein) promulgated thereunder, and this Agreement is intended to be a “plan of reorganization” for purposes of Section 354.361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

K. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
Merger

1.1. Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2. Effective Time. The Parties shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

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1.4. Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code that is tax-free to the Purchaser under Section 1032 of the Code, to the Company under Section 361 of the Code, and to the Company Security Holders under Section 354 or Section 356 of the Code (except to the extent of any “boot” received). The Parties adopt this Agreement as a “plan of reorganization” for purposes of Section 354, 361, and 368 of the Code and within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5. Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “Aspire Biopharma, Inc.”

1.6. Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7. Loan Consideration. At the Effective Time, the Purchaser shall issue the Sponsor up to 3,750,000 shares of Purchaser Common Stock (which includes 1,750,000 shares to be issued for Prior Working Capital Loans, and up to 2,000,000 shares to be issued for Future Working Capital Loans) as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned as Working Capital Loans (i.e., one share for each $1.00 loaned).

1.8. Amended Purchaser Charter. Effective upon the Effective Time, the Purchaser shall amend and restate its Certificate of Incorporation in a form mutually agreeable to the Company and the Purchaser (the “Amended Purchaser Charter”),which shall, among other matters, amend the Purchaser’s Certificate of Incorporation to (i) provide that the name of the Purchaser shall be changed to “Aspire Biopharma Holdings, Inc.”, or such other name as mutually agreed to by the Parties, (ii) provide for size and structure of the Post-Closing Purchaser Board in accordance with Section 5.17, and (iii) remove and change certain provisions in the Certificate of Incorporation related to the Purchaser’s status as a blank check company.

1.9. Merger Consideration.

(a) As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock with an aggregate value equal to the Merger Consideration and each share of Purchaser Common Stock valued at the Per Share Price. The Merger Consideration shall be allocated among the Company Stockholders in accordance with their respective Pro Rata Shares.

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(b) Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Purchaser or Merger Sub shall assume the Benefit Plans of the Company or create new Benefit Plans, including, but not limited to, equity incentive plans, that are substantially similar to the Benefit Plans previously approved by the board of directors of the Company.

1.10. Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a) Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.11. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.14 below).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.14 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.14.

(d) Termination of Company Warrants. Prior to the Effective Time, the Company shall cause each Company Warrant to be terminated in exchange for shares of Company Common Stock (the “Company Warrant Termination”).

(e) Conversion of Company Series A Preferred Stock. Immediately prior to the Effective Time, the Company shall cause (i) each share of Company Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate (the “Preferred Conversion”). All of the shares of Company Series A Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Series A Preferred Stock shall thereafter cease to have any rights with respect to such Company Series A Preferred Stock.

1.11. Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Equiniti Trust Company, LLC, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”). At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form mutually agreed to by the Purchaser and the Company (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

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(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.10(b) or 1.10(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.11(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.11. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.11(a) that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.11 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby (including the Earnout), and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.12. Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.13. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14. Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Purchaser and the Purchaser Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser and the Purchaser Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

1.15. [Reserved].

1.16. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Purchaser, Merger Sub, the Company, the Surviving Corporation, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if Purchaser, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to any stockholder hereunder is subject to deduction or withholding, then Purchaser shall (i) provide notice to such stockholder as soon as reasonably practicable after such determination and (ii) cooperate with such stockholder to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

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Article II
Closing

2.1. Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place (including remotely), date and time to be agreed upon by Purchaser and the Company, which date shall be no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
Representations and Warranties of the Purchaser

Except as set forth in the Purchaser’s SEC Reports filed or submitted on or prior to the Disclosure Schedule Delivery Date (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by the Purchaser to the Company on the Disclosure Schedule Delivery Date (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Purchaser represents and warrants to the Company, as of the date hereof, as of the Disclosure Schedule Delivery Date, and as of the Closing Date, as follows:

3.1. Organization and Standing. The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and will be a Delaware corporation following the Domestication. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2. Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

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3.3. Governmental Approvals. Except as otherwise described in Schedule 3.3 of the Purchaser Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq, NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4. Non-Contravention. Except as otherwise described in Schedule 3.4 of the Purchaser Disclosure Schedules, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5. Capitalization.

(a) Prior to giving effect to the SPAC Domestication and SPAC Conversion, Purchaser is authorized to issue (i) 300,000,000 Old Purchaser Class A Ordinary Shares, (ii) 50,000,000 Old Purchaser Class B Ordinary Shares, and (iii) 5,000,000 Old Purchaser Preference Shares. The issued and outstanding Old Purchaser Securities as of the Disclosure Schedule Deliver Date are set forth on Schedule 3.5(a) of the Purchaser Disclosure Schedules. As of the Disclosure Schedule Delivery Date, there are no issued or outstanding Old Purchaser Preference Shares. All outstanding Old Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act of the Cayman Islands, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Old Purchaser Securities have been issued in violation of any applicable securities Laws.

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(b) Prior to giving effect to the merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) of the Purchaser Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c) of the Purchaser Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the Disclosure Schedule Delivery Date is disclosed on Schedule 3.5(d) of the Purchaser Disclosure Schedules. No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and, except as required pursuant to Purchaser’s Charter Documents, has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6. SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Old Purchaser Public Units, the shares of Old Purchaser Class A Common Stock and the Old Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Old Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Old Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7. Absence of Certain Changes. As of the Disclosure Schedule Delivery Date, except as set forth in Schedule 3.7 of the Purchaser Disclosure Schedules, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since its formation, not been subject to a Material Adverse Effect on the Purchaser.

3.8. Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9. Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

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3.10. Taxes and Returns.

(a) Each of the Purchaser and Merger Sub have timely filed, or caused to be timely filed, all material federal, state, local, and foreign Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) of the Purchaser Disclosure Schedules sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) There is no Action currently pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Neither the Purchaser nor Merger Sub is being audited by any Tax authority or has been notified in writing or, to the Knowledge of Purchaser, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser or Merger Sub in respect of any Tax, and neither the Purchaser nor Merger Sub have been notified in writing of any proposed Tax claims or assessments against it (other than, in each case claims or assessments for which adequate reserves in the Purchaser Financials have been established).

(d) There are no Liens with respect to any Taxes upon any of Purchaser’s or Merger Sub’s assets, other than Permitted Liens.

(e) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(f) Neither the Purchaser nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by either the Purchaser or Merger Sub for any extension of time to file any Tax Returns or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Purchaser is, and has always been, resident only in its jurisdiction of organization for Tax purposes (including its jurisdiction of organization immediately after the Domestication) and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization.

(h) The Purchaser has not made any change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i) The Purchaser has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither the Purchaser nor Merger Sub are a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser with respect to any period following the Closing Date.

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(j) Neither Purchaser nor Merger Sub: (i) have constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Purchaser is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Purchaser is or was the common parent corporation.

(k) Purchaser and Merger Sub have not taken or agreed to take any action, and do not have any reason to believe that any conditions exist with respect to the Purchaser or Merger Sub that would reasonably be expected to prevent, impair or impede the transactions contemplated by this Agreement from being treated as set forth in Section 5.10. Without limiting the generality of the preceding sentence, Merger Sub was formed solely to facilitate the transactions contemplated by this Agreement and has never had any activities, assets or liabilities other than in connection with such transactions.

(l) As of the effective date of the SPAC Domestication, the SPAC Domestication of the Purchaser met all applicable requirements to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.

3.11. Employees and Employee Benefit Plans. The Purchaser (a) does not have any employees, nor has it previously had any employees, and (b) neither currently maintains, sponsors, contributes to, or has an obligation to contribute to or otherwise has any Liability under or with respect to any Benefit Plans, nor previously maintained, sponsored, contributed to, or had an obligation to contribute to, or otherwise ever had any Liability under or with respect to any Benefit Plans.

3.12. Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13. Material Contracts.

(a) Except as set forth on Schedule 3.13(a) of the Purchaser Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

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3.14. Transactions with Affiliates. Schedule 3.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Disclosure Schedule Delivery Date under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15. Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16. Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.17. Finders and Brokers. Except as set forth on Schedule 3.17 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18. Ownership of Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19. Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

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(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20. Insurance. Schedule 3.20 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21. Trust Account. As of July 31, 2024, Purchaser has $6,550,736.65 in the Trust Account, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the knowledge of Purchaser, by the Trustee. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser’s SEC Reports to be inaccurate in any material respect and/ or that would entitle any Person to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem the Purchaser Common Stock in accordance with Purchaser’s Organizational Documents.

3.22. Litigation. There is no (a) Action of any nature currently pending or, to Purchaser’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Purchaser’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any of Purchaser, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of Purchaser must be related to Purchaser’ business, equity securities or assets), its business, equity securities or assets. In the past five (5) years, none of the current or former officers, senior management or directors of the Purchaser have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation by a Governmental Authority.

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3.23. Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant to this Agreement, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

Article IV
Representations and Warranties of the Company

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Disclosure Schedule Delivery Date (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof, as of the Disclosure Schedule Delivery Date, and as of the Closing, as follows:

4.1. Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the PRGCA and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 of the Company Disclosure Schedules lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. A correct and complete list of the directors and officers of the Company is set forth on Schedule 4.1 of the Company Disclosure Schedules. Except as set forth in Schedule 4.1 of the Company Disclosure Schedules, no Person has any right to designate any director or officer of the Company. The Company is not in violation of any provision of its Organizational Documents.

4.2. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the PRGCA, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company, its Subsidiaries and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the PRGCA, (iii) directed that this Agreement be submitted to the Company’s stockholders for approval and (iv) resolved to recommend that the Company stockholders approve this Agreement.

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4.3. Capitalization.

(a) The Company is authorized to issue 750,000,000 shares of Old Company Common Stock and 25,000,000 shares of Old Series A Preferred Stock. Besides the foregoing and except for the Company warrants set forth on Schedule 4.3 (a) (each a “Company Warrant”, and collectively, the “Company Warrants”), there are no other series or class of Old Company Stock, or other warrants, options or rights entitling any other Person to Old Company Stock. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Old Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a) of the Company Disclosure Schedules, along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of the PRGCA, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) Other than as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, there are no convertible securities, or any preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the consummation of the transactions contemplated by this Agreement.

(c) Except as disclosed in the Company Financials, since its formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4. No Subsidiaries. The Company does not own or have any interest in any shares, equity or debt securities or other ownership interest in any other Person and is not obligated to make any investment in or capital contribution to any other Person. The Company is not a party to any Contract to acquire any shares, securities or other ownership interest in, or any other securities convertible or exchangeable into or exercisable for capital stock of or any ownership interest in, any Person.

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4.5. Governmental Approvals. Except as otherwise described in Schedule 4.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

4.6. Non-Contravention. Except as otherwise described in Schedule 4.6 of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and each Ancillary Document to which any of the Company are or are required to be a party or otherwise bound, and the consummation by any of the Company of the transactions contemplated hereby and thereby and compliance by any of the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any of the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

4.7. Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2023, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended (the “Audited Company Financials”), (ii) the Company prepared unaudited financial statements, consisting of the balance sheet of the Company as of June 30, 2024 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the six-month (6-month) period then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated in accordance with GAAP. The Company has not ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that the following is done in accordance with GAAP: (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any of the Company. Neither the Company nor any of its Representatives has ever received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any of the Company have engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c) of the Company Disclosure Schedules, which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) and maturity date with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c) of the Company Disclosure Schedules, no Indebtedness of any of the Company contain any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any of the Company, or (iii) the ability of any of the Company to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d) of the Company Disclosure Schedules, the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials in accordance with GAAP or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

4.8. Absence of Certain Changes. Except as set forth on Schedule 4.8. of the Company Disclosure Schedules, between January 1, 2024 and the date of this Agreement, the Company has conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (x) Company Material Adverse Effect or (y) actions to do any of the following:

(a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(b) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

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(c) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (i) any capital stock or other security of the Company, (ii) any option, warrant or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(d) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(e) (i) lend money to any Person, (ii) incur or guarantee any indebtedness for borrowed money, (iii) guarantee any debt securities of others or (iv) make any capital expenditure or commitment;

(f) other than as required by applicable Law or any Company Benefit Plan: (i) adopt, establish or enter into any Employee Plan, including, for the avoidance of doubt, any equity awards plans, (ii) cause or permit any Company Benefit Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (iii) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Company Benefit Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (iv) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (v) hire any officer, employee or consultant;

(g) enter into any material transaction outside the ordinary course of business;

(h) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

(i) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Registered IP or Company IP Licenses (other than pursuant to nonexclusive licenses in the ordinary course of business);

(j) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority; or adopt or change any material accounting method in respect of Taxes;

(k) waive, settle or compromise any pending or threatened legal proceeding against the Company, other than waivers, settlements or agreements (i) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (ii) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by the Company;

(l) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business;

(m) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(n) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP (other than in the ordinary course of business);

(o) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p) enter into, amend, terminate, or waive any material option or right under, any Company Material Contract;

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(q) (i) materially change pricing or royalties or other payments set or charged by the Company to its customers or licensees or (ii) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company; or

(r) agree, resolve or commit to do any of the foregoing.

4.9. Compliance with Laws including Privacy Laws; Privacy Policies and Certain Contracts.

(a) The Company is, and has since its formation been, in compliance with all applicable international, national, federal, provincial, state, or local Law that relates to the offering and issuance of equity securities in any way.

(b) Except as set forth on Schedule 4.9(b) of the Company Disclosure Schedules:

(i) Neither the Company, nor, to the Knowledge of the Company, any officer, director, manager or employee to whom Company has given access to Personal Data or Protected Health Information, is in material violation of any applicable Privacy Laws;

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company;

(iii) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company, and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

(iv) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, to the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to or involving Personal Data or Protected Health Information.

4.10. Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any of the Company), hold all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 4.10 of the Company Disclosure Schedules. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11. Litigation. There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any of the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’ business, equity securities or assets), its business, equity securities or assets. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation by a Governmental Authority.

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4.12. Material Contracts.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract (other than Company Benefit Plans) to which the Company is a party or by which any of the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to the Company, in each instance, which are material to the business and operations of the Company, taken as a whole;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $25,000;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $25,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any of the Company or another Person;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $25,000 per year or $100,000 in the aggregate;

(ix) is with any Top Customer or Top Supplier;

(x) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $25,000;

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(xi) is between the Company and any director, officer, or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements;

(xii) obligates the Company to make any capital commitment or expenditure in excess of $25,000 (including pursuant to any joint venture);

(xiii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any of the Company have outstanding obligations (other than customary confidentiality obligations);

(xiv) provides another Person (other than any of the Company or any manager, director or officer of any of the Company) with a power of attorney;

(xv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any of the Company, other than Off-the-Shelf Software;

(xvi) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvii) is otherwise material to the Company and not described in clauses (i) through (xvi) above.

(b) Except as disclosed in Schedule 4.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any of the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any of the Company in any material respect; and (vi) the Company has not waived any rights under any such Company Material Contract.

4.13. Intellectual Property.

(a) Schedule 4.13(a)(i) of the Company Disclosure Schedules sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company, or the Company is the applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable and to the extent available to the Company: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii) of the Company Disclosure Schedules, all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Company has recorded assignments of all Company Registered IP.

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(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 4.13(c) of the Company Disclosure Schedules sets forth all licenses, sublicenses and other agreements or permissions under which any of the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by any of the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by any of the Company. The Company is not currently infringing, nor has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any of the Company (“Company IP”) in any material respect.

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(e) Except as set forth in Schedule 4.13(e) of the Company Disclosure Schedules, all officers, directors, employees and independent contractors of any of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property arising from the services performed for any of the Company by such Persons and all such assignments of Company Registered IP have been recorded. Except as set forth in Schedule 4.13(e) of the Company Disclosure Schedules, no current or former officers, employees or independent contractors of any of the Company have claimed any ownership interest in any Intellectual Property owned by any of the Company. To the Knowledge of the Company, there has been no violation of the Company policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by any of the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of any of the Company are obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of any of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law.

(g) Except as set forth in Schedule 4.13(g) of the Company Disclosure Schedules, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’ rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

(h) Schedule 4.13(h) of the Company Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i) All of the Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of any of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

4.14. Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied with all applicable Laws relating to Tax.

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(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against any of the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority nor has it been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any of the Company’ assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by any of the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i) The Company has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any of the Company with respect to any period following the Closing Date.

(j) The Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not and has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

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(l) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15. Real Property. Schedule 4.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own and have never owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). The Company owns no real property.

4.16. Personal Property. Each item of Personal Property which is currently owned, used or leased by any of the Company with a book value or fair market value of greater than Ten Thousand Dollars ($10,000) is set forth on Schedule 4.16 of the Company Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16 of the Company Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than any of the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to any of the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

4.17. Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 4.17 of the Company Disclosure Schedules. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted.

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4.18. Employee Matters.

(a) Except as set forth in Schedule 4.18(a) of the Company Disclosure Schedules, the Company is not a party to any collective bargaining agreement or other Contract with a labor organization or other representative of a group of employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar group labor activity with respect to any such employees, consultant, independent contractor, officer, or manager of the Company. Schedule 4.18(a) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any of the Company and Persons employed by or by individuals providing services as independent contractors to the Company. No current officer of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to go on a leave of absence or terminate his or her employment with the Company.

(b) Except as set forth in Schedule 4.18(b) of the Company Disclosure Schedules, the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, sexual harassment, disability, labor relations, classification and payment of employees and independent contractors, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations (collectively, “Employment Laws”), and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages (including any deferred salary) or any material penalty for failure to pay wages past due, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, individual independent contractors or individual consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against any of the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to Employment Laws, or alleging breach of any express or implied contract of employment, or wrongful termination of employment, or alleging any other discriminatory or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) of the Company Disclosure Schedules sets forth a complete and accurate list as of a date not more than five (5) days prior to the date hereof of all employees of the Company, showing for each as of such date (i) the employee’s name, job title or description, employing entity, primary work location, and base salary or wage rate, and (ii) any bonus, commission or other cash remuneration other than salary paid during the fiscal year ended December 31, 2023. Except as set forth on Schedule 4.18(c) of the Company Disclosure Schedules, (A) no employee is a party to a written employment Contract with the Company and each is employed “at will”, and (B) to the Knowledge of the Company, it has paid in full to all Company employees all wages, salaries, commission, bonuses and other compensation due to Company employees, including overtime compensation, and the Company does not have any overdue obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral Contract. Except as set forth in Schedule 4.18(c) of the Company Disclosure Schedules, the employees of the Company have entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

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(d) Schedule 4.18(d) of the Company Disclosure Schedules contains a list of all independent contractors currently engaged by the Company who received in the last twelve (12) months, or are entitled to receive in the next twelve (12) months, more than $60,000 in cash compensation from the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, all of such independent contractors are a party to a written Contract with any of the Company. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, all independent contractors who are currently or within the last three (3) years have been engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable by the Company on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance, a termination fee or a similar obligation.

4.19. Benefit Plans.

(a) Set forth on Schedule 4.19 of the Company Disclosure Schedules is a true and complete list of each material Company Benefit Plan of the Company as of the date hereof.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, each Company Benefit Plan is and has been operated, in all material respects, in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter (or is based on a prototype or volume submitter plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement, and to the Company’s Knowledge, no fact exists which would reasonably be likely to adversely affect the qualified status of such Company Benefit Plans.

(c) With respect to each material Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) the text of the Company Benefit Plan and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent Form 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent nondiscrimination testing report; (v) the most recent determination letter received from the IRS, if any; (vi) the most recent actuarial valuation; and (vii) all material communications in the past three (3) years with any Governmental Authority (excluding routine filing of reports).

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, with respect to each Company Benefit Plan: (i) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all material contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA.

(f) Except as set forth in Schedule 4.19(f) of the Company Disclosure Schedules, there is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) Except as set forth in Schedule 4.19(g) of the Company Disclosure Schedules, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any employee of the Company to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any employee of the Company.

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(h) Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.20. Environmental Matters. Except as set forth in Schedule 4.20 of the Company Disclosure Schedules:

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company, or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21. Transactions with Related Persons. Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, neither the Company nor any of its Affiliates, nor any officer, director, or beneficial owner of 5% or more of the equity of the Company, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of the Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, the Company does not have outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

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4.22. Insurance.

(a) Schedule 4.22(a) of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, the Company’s insurance policies. The Company has no self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) of the Company Disclosure Schedules identifies each individual insurance claim in excess of $25,000 made by any of the Company in the past five (5) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.23. Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.24. Top Customers and Suppliers. Schedule 4.24 of the Company Disclosure Schedules lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2023 and (b) the period from January 1, 2024 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has materially modified (in a negative way), cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to materially modify (in a negative way), cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with any of the Company or intends to stop, decrease or limit materially its products or services to any of the Company or its usage or purchase of the products or services of any of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against any of the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any of the Company with any Top Supplier or Top Customer.

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4.25. Certain Business Practices.

(a) Neither the Company, nor any of its Representatives acting on their behalf have (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of its respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any of the Company or assist any of the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving any of the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of any of the Company are currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26. Compliance with FDA Laws

(a) Except as set forth on Schedule 4.26(a) of the Company Disclosure Schedules:

(i) the Company, including the conduct of its business, is and has been at all times during the past three (3) years in compliance with all applicable FDA Laws, except where non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company taken as a whole;

(ii) the Company holds, and is operating in compliance in all material respects with, all Permits of the FDA and other foreign, federal, state and local regulatory authorities required for the lawful conduct of its business as currently conducted, including, but not limited to, INDs;

(iii) all data, information and representations contained in any submission to, or communications with, the FDA or other foreign regulatory authorities were accurate, truthful and non-misleading in all material respects when submitted or communicated to the FDA or other foreign regulatory authorities (or were corrected in or supplemented by a subsequent submission or communication) and, to the Knowledge of the Company, remain so currently;

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(iv) no Company clinical study or clinical trial has been terminated or suspended by the FDA or any other applicable Governmental Authority or Institutional Review Board, and neither the FDA nor any other applicable Governmental Authority has commenced or threatened to initiate any clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical study or clinical trial;

(v) for the past three (3) years, the Company has developed, designed, tested, studied, processed, manufactured, labeled, stored, handled, packaged, imported, exported, and distributed the Company pipeline products and services in compliance in all material respects with all applicable FDA Laws. For the past three (3) years, the Company has not received, and to the Knowledge of the Company, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, untitled letter, It Has Come To Our Attention Letter from the FDA or any Governmental Authority concerning material noncompliance with FDA Laws with regard to the Company or Company pipeline products or services; and

(vi) neither the Company nor, to the Knowledge of the Company, any of its Affiliates, officers, directors, or employees has, in the past six (6) years: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Authority; nor (iii) made an untrue statement of a material fact or material fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time of such disclosure in the foregoing in this subsection, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

4.27. Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28. Finders and Brokers. Except as set forth in Schedule 4.28 of the Company Disclosure Schedules, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29. Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.30. Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

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4.31. Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article V
Covenants

5.1. Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to appropriate employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and its respective business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company and the Company shall not be required to provide information it reasonably determines that it cannot provide as a matter of Law, Contract, or protection of attorney-client or similar privilege. No information or knowledge obtained by the Purchaser in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to the Purchaser hereunder.

(b) During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. No information or knowledge obtained by the Company in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of the Purchaser set forth in this Agreement or otherwise impair the rights and remedies available to the Company hereunder.

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5.2. Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of the Key Employees, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 5.2 of the Company Disclosure Schedules, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except for any such amendment to permit the Preferred Conversion;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (in each case, other than pursuant to the Pre-Closing Company Capital Raise);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (in each case, other than pursuant to the Pre-Closing Company Capital Raise);

(iv) other than in conjunction with the Pre-Closing Company Capital Raise, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $250,000 in the aggregate;

(v) (A) materially increase the wages, salaries or compensation of its employees, in any event not in the aggregate by more than five percent (5%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or (C) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case of (A) – (C) other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

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(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or other Company IP (excluding non-exclusive licenses of Company IP to the Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $100,000 in the aggregate), other than expenditures deemed necessary for the advancement of the Company’s products;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

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(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiv) maintain the existing relations and goodwill of the Company with customers, suppliers, distributors and creditors of the Company and use commercially reasonable efforts to maintain all insurance policies of the Company or equivalent substitutes therefor; or

(xxv) authorize or agree to do any of the foregoing actions.

5.3. Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3 of the Purchaser Disclosure Schedule, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.3 of the Purchaser Disclosure Schedule, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents other than in connection with the Domestication and Conversion;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (“Future Working Capital Loans”), up to an aggregate additional Indebtedness during the Interim Period of $2,000,000);

(v) enter into or establish any Benefit Plan;

(vi) make, change, or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) amend, waive or otherwise change the Trust;

(viii) terminate, waive or assign any right under any material Purchaser Material Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) change its fiscal year, revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby);

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

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(xix) create any consensual liens on any property or assets of Purchaser;

(xx) hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xxi) other than in the ordinary course of business (A) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, freelancer, independent contractor or sub-contractor of Purchaser, (B) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of Purchaser, or (C) take any action to materially increase any compensation or material benefits of any director, officer, other employee, consultant, freelancer, independent contractor or sub-contractor of Purchaser; or

(xxii) agree or commit to do, or resolve, authorize or approve any action to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

5.4. Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in the Registration Statement), the Company shall deliver to the Purchaser unaudited consolidated financial statements, including an income statement and unaudited consolidated balance sheet, changes in shareholders’ equity, and consolidated statement of cash flows of the Company for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

5.5. Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to (a) maintain the listing of the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq, (b) cause the Purchaser Common Stock issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (c) satisfy any applicable initial and continuing listing requirements of Nasdaq as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

5.6. No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser, provided that an Acquisition Proposal or an Alternative Transaction does not include any transaction intended to serve as a capital raising transaction.

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(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7. No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives are aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq (or NYSE, as applicable) promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8. Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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5.9. Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

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(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) Prior to the Closing, Purchaser and Company shall use commercially reasonable efforts to provide such assistance as may be reasonably requested by the Company in connection with facilitating any necessary financing transactions required to meet the Minimum Cash Condition.

(f) Notwithstanding the foregoing, nothing in this Section 5.9 shall require, or be construed to require any of the Parties or their respective affiliates to agree to (i) sell, license, hold separate, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests; (ii) terminate, amend or assign any existing relationships and contractual rights or obligations, (iii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, interests, or relationships; or (iv) any modification or waiver of the terms and conditions of this Agreement.

5.10. Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall maintain their books and records and file or cause to be filed all federal, state and local income Tax Returns and schedules thereto in a manner consistent with this Section 5.10, except as otherwise required by a change in applicable Law after the date of this Agreement or a final determination within the meaning of section 1313(a)(1) of the Code.

(b) Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the Merger will be paid by the Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(c) Without the prior written consent of the Seller Representative, Purchaser, the Company, and their respective Affiliates shall not, with respect to any pre-Closing Tax period, make, change or rescind any Tax election, claim a refund, amend any Tax Return or take any position on any Tax Return, take any action, or enter into any other transaction, in each case, that would have, or reasonably be expected to have, the effect of (1) increasing the Tax liability of any of the Company in respect of any pre-Closing Tax period or portion thereof or (2) increasing the Tax liability, or giving rise to other liabilities, on the part of any Company Security Holders.

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(d) Purchaser and the Company agree to retain and furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the filing of all Tax Returns of or with respect to the Company, the making of any election related to Taxes of or with respect to the Company, the preparation for any audit by any Tax authority and the prosecution or defense of any claim or other disputes relating to any Tax Return of or with respect to the Company, Purchaser and the Company will cooperate with each other in the conduct of any audit or other proceeding related to Taxes of or with respect to the Company.

(e) The Parties agree that, for U.S. federal income tax purposes, any Company Transaction Expenses shall be allocated and attributable to a pre-Closing Tax period to the maximum extent allowed under applicable Law.

5.11. Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12. The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the SPAC Domestication and the Merger, by the holders of shares of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Purchaser Charter, (iii) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (iv) the adoption and approval of the Purchaser Equity Incentive Plan and any equity grants, to the extent required, (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Company and its stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

5.13. Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval.

5.14. Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15. Confidential Information.

(a) The Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16. Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including the Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

5.17. Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the two (2) people designated by the Purchaser prior to the Closing (the “Purchaser Directors”), both of whom shall be required to qualify as an independent director under Nasdaq rules, and (ii) the five (5) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules. The Post-Closing Purchaser Board shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders to be held following the Closing (the “Class I Directors”); the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Closing (the “Class II Directors”); and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders to be held following the Closing (the “Class III Directors”). At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Closing, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. One (1) of the Company Directors shall be Class I, one (1) of the Company Directors shall be Class II, and one (1) of the Company Directors shall be Class III. One (1) of the Purchaser Directors shall be Class II, and one (1) of the Purchaser Directors shall be Class III. The board of directors of the Surviving Corporation immediately after the Closing shall be the same as the Post-Closing Purchaser Board. At or prior to the Closing, the Purchaser will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to the Parties.

(b) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing.

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5.18. Purchaser Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “Purchaser D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any Purchaser D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Purchaser D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Purchaser D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.18(a).

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay from the capital of the Surviving Company upon release of funds from the Trust Account the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the Purchaser D&O Tail Insurance.

5.19. Company Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “Company D&O Indemnified Persons”) as provided in the respective Organizational Documents or under any indemnification, employment or other similar agreements between any Company D&O Indemnified Person and the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to the Company D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 5.19 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Company D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.19(a).

(b) For the benefit of the Company’s directors and officers, the Company shall, prior to the Effective Time, obtain and fully pay from the capital of the Surviving Company upon release of funds from the Trust Account the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Company shall maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or caused to be paid all premiums with respect to the Company D&O Tail Insurance.

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5.20. Post-Closing Assumption or Creation of Benefit Plans. After the Closing, subject to the terms and conditions set forth in this Agreement, the Purchaser or Merger Sub shall assume the Benefit Plans of the Company or create new Benefit Plans, including, but not limited to, equity incentive plans, that are substantially similar to the Benefit Plans previously approved by the board of directors of the Company.

5.21. Pre-Closing Company Capital Raise. Without limiting anything to the contrary contained herein, during the Interim Period, the Company shall use its best efforts to enter into and consummate subscription agreements with investors totaling at least $10,000,000 relating to private investments in the Company in the form of convertible promissory notes or the purchase of shares of the Company in connection with private placements on terms agreeable to the Company and Purchaser acting reasonably (a “Pre-Closing Company Capital Raise”). The Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Pre-Closing Company Capital Raise.

5.22. Non-Competition Agreements. At the Closing, the Significant Company Holders will each enter into a non-competition and non-solicitation agreement in favor of Purchaser and Company (each, a “Non-Competition Agreement”), in form and substance mutually acceptable to Purchaser and the Company, which will become effective as of the Closing.

5.23. Section 16 Matters. Prior to the Effective Time, Purchaser shall take all reasonable steps as may be required to cause any acquisition or disposition of Purchaser Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Merger by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.24. Domestications.

(a) Subject to receipt of the Required Purchaser Stockholder Approval, prior to the Effective Time, the Purchaser shall cause the SPAC Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication in form and substance reasonably acceptable to Purchaser and the Company, together with the Purchaser Certificate of Incorporation, (b) adopting the Purchaser Bylaws, and (c) completing, making, and procuring all filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the SPAC Domestication. In accordance with applicable Law, at the effective time of the SPAC Domestication, by virtue of the SPAC Domestication, and without any action on the part of any shareholder of Purchaser, the Conversion shall become effective.

(b) Subject to receipt of the Required Company Stockholder Approval, prior to the Effective Time, the Company shall cause the Company Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication in form and substance reasonably acceptable to Purchaser and the Company, together with the Company Certificate of Incorporation, (b) adopting the Company Bylaws, and (c) completing, making, and procuring all filings required to be made with the Department of State in Puerto Rico in connection with the Company Domestication.

5.25. Incentive Equity Plan. Prior to the Effective Time, the Purchaser shall adopt, subject to the approval of the shareholders of Purchaser, a new equity incentive plan in a form and substance reasonably acceptable to the Purchaser and the Company, with each such party’s acceptance not to be unreasonably withheld, conditioned or delayed (the “Purchaser Equity Incentive Plan”). The Purchaser Equity Incentive Plan will constitute an amendment, restatement and continuation of the Company Benefit Plans such that the Purchaser Equity Incentive Plan shall also provide for a number of shares of Purchaser Common Stock (or a synthetic equivalent) reserved for issuance equal to ten percent (10%) of the Purchaser Common Stock to be issued and outstanding immediately after the Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Purchaser Equity Incentive Plan such that the total number of shares available for issuance under the Purchaser Equity Incentive Plan is equal to ten percent (10%) of the total number of shares of Purchaser Common Stock then-issued and outstanding as of the last day of the prior fiscal year or such lesser amount as determined by the compensation committee of the Purchaser. For the avoidance of doubt, any equity or synthetic equity awards assumed by the Purchaser as part of the assumption of the Company’s Benefit Plans, including but not limited to Rollover RSUs, shall be considered awarded under the Purchaser Equity Incentive Plan and shall be included as part of the 10% award pool.

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5.26. Disclosure Schedules. The Company shall provide Purchaser the final-form Company Disclosure Schedules no later than fourteen (14) calendar days from the date of this Agreement (the “Disclosure Schedule Delivery Date”), and Purchaser shall provide the Company the final-form Purchaser Disclosure Schedules no later than the Disclosure Schedule Delivery Date. Purchaser and the Company, respectively, shall have until the end of the seventh (7th) calendar day following the Disclosure Schedule Delivery Date to review the disclosing Party’s disclosure schedules and notify the disclosing Party of any item listed or omitted on the disclosure schedule that has a material impact on the non-disclosing Party’s willingness or ability to consummate the Transaction (each a “Disclosure Issue Notice”). The disclosing Party shall cure the items set forth in Disclosure Issue Notice within seven (7) calendar days following receipt of the Disclosure Issue Notice. Failure to timely cure any items set forth in the Disclosure Issue Notice shall allow the non-disclosing Party to terminate this Agreement pursuant to Section 7.1(i).

Article VI
Closing Conditions

6.1. Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Required Company Stockholder Approval. The Company Special Meeting shall have been held in accordance with the applicable Law and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Domestication and the Merger (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

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(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(e) of the Company Disclosure Schedules and Purchaser Disclosure Schedule, respectively, shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) [Reserved].

(h) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(j) Nasdaq Listing. The Purchaser Common Stock to be issued in connection with this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

6.2. Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the Disclosure Schedule Delivery Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

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(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Lock-Up Agreement. The Company shall have received the Sponsor’s duly executed Lock-Up Agreement.

(v) Officer and Director Resignations. The Company shall have received the resignations of the officers and directors set forth on Schedule 6.2(d)(v) of the Company Disclosure Schedules.

(e) [Reserved].

(f) Trust Account. (i) Purchaser shall have made all reasonably necessary and appropriate arrangements with the Trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to the Purchaser, and all such funds shall be available to the Purchaser in respect of all of the obligations of the Purchaser set forth in this Agreement and the payment of the Purchaser’s fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Material Adverse Effect on the Purchaser.

(g) Disclosure Issue Resolution. The Purchaser shall have timely cured any items listed in any Disclosure Issue Notice it received from the Company.

6.3. Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the Disclosure Schedule Delivery Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each Lock-Up Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b), and 6.3(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for all of the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Company Warrant Termination. The Company shall have delivered to the Purchaser documentation reasonably acceptable to the Purchaser evidencing that the Company Warrant Termination has occurred and that there are no other exercisable Company Warrants.

(vi) Non-Competition Agreements. The Purchaser shall have received the Non-Competition Agreements, which will become effective as of the Closing.

(vii) Transmittal Documents. The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(viii) Registered Agent Letter. The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Delaware registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.

(ix) Lock-Up Agreements. The Purchaser shall have received a Lock-Up Agreement for each Significant Company Holder, duly executed by such Significant Company Holder.

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(x) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Company and/or Company Security Holders or other Related Persons set forth on Schedule 6.3(e)(xi) of the Purchaser Disclosure Schedule shall have been terminated with no further obligation or Liability of the Company thereunder.

(f) Minimum Cash Condition. Upon the Closing, the Company shall have cash on hand, after giving effect to (without duplication) (i) the payment of Purchaser Expenses and (ii) the payment of Company Transaction Expenses, at least equal to $0.00 (the “Minimum Cash Condition”).

(g) Disclosure Issue Resolution. The Company shall have timely cured any items listed in any Disclosure Issue Notice it received from Purchaser.

6.4. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
Termination and Expenses

7.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by August 17, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

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(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; or

(h) by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained.

(i) By written notice by either the Purchaser or the Company to the other, if the applicable conditions set forth in Section 6.2(g) or Section 6.3(f), respectively, are not met.

7.2. Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Section 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3. Fees and Expenses. Subject to Sections 5.21, 8.1, 9.14 and 9.15, all Company Transaction Expenses and Purchaser Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that if the Closing occurs, all remaining Company Transaction Expenses and Purchaser Expenses shall be paid in full at Closing from the capital of the Surviving Corporation.

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Article VIII
Waivers and Releases

8.1. Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Merger Sub and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within fifteen (15) months after the closing of the IPO, subject to extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Merger Sub and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Merger Sub or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Merger Sub, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Merger Sub and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Merger Sub and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Merger Sub and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Merger Sub or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Merger Sub and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Merger Sub or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article IX
Miscellaneous

9.1. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

PowerUp Acquisition Corp.

1200 Broadway, Floor 3

New York, NY 10038

Attn: Suren Ajjarapu

Telephone No.: (646) 908-2658

Email: suren@sriramaassociatesllc.onmicrosoft.com

with a copy (which will not constitute notice) to:

Dykema Gossett PLLC

111 E. Kilbourn Ave., Suite 1050

Milwaukee, WI 53202

Attn: Kate Bechen

Facsimile No.: (866) 945-9792

Telephone No.: (414) 488-7333

Email: kbechen@dykema.com

If to the Sponsor, to:

SRIRAMA Associates, LLC

515 Madison Avenue, Suite 8078

New York, New York 10022

Attn: Suren Ajjarapu

Telephone No.: (646) 908-2658

Email: suren@sriramaassociatesllc.onmicrosoft.com

with a copy (which will not constitute notice) to:

Dykema Gossett PLLC

111 E. Kilbourn Ave., Suite 1050

Milwaukee, WI 53202

Attn: Kate Bechen

Facsimile No.: (866) 945-9792

Telephone No.: (414) 488-7333

Email: kbechen@dykema.com

If to the Company or the Surviving Corporation, to:

Aspire Biopharma, Inc.

194 Candelero Drive, #223

Humacao, Puerto Rico 00791

Attn: Kraig Higginson

Email: kraig@kittsgroup.com

cc: Ernest J. Scheidemann

Email: escheidemann@aspire-biopharma.com

with a copy (which will not constitute notice) to: Sichenzia Ross Ference Carmel LLP 1185 Avenue of Americas New York, NY 10036 Attn: Arthur Marcus Email: amarcus@srfc.law

If to the Seller Representative, to: Stephen Quesenberry, Esq. 197 E 100 N, Suite A Payson, UT 84651 steve@kittsgroup.com

9.2. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

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9.3. Third Parties. Except for the rights of the Purchaser D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4. Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.4. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition or merger agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

9.5. Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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9.6. WAIVER OF JURY TRIAL. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7. Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.

9.10. Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party , (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant to this Agreement and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

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9.11. Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12. Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such.

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9.13. Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14. Purchaser Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Company, Seller Representative, any Company Stockholders, shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable under or in connection with any Purchaser Representative Document for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 9.14 shall survive the Closing and continue indefinitely.

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(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

9.15. Seller Representative.

(a) Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Stephen Quesenberry, in the capacity of Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative or the Purchaser shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.15 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including the Purchaser Representative, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser Representative, the Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company shall have any cause of action against the Purchaser Representative, the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 9.15(d) of the replacement of the Seller Representative).

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(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 9.15 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

9.16. Legal Representation. The Parties agree that, notwithstanding the fact that Dykema Gossett PLLC may have, prior to Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Dykema Gossett PLLC will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Dykema Gossett PLLC’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Dykema Gossett PLLC of the Purchaser, Merger Sub, any Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of Dykema Gossett PLLC with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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9.17. Non-Survival of Representations, Warranties. The representations and warranties of the Company and Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article X
Definitions

10.1. Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing

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“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other material employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Benefit Plan” means a Benefit Plan of the Company.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the voting common stock, par value $0.001 per share, of the Company after the Company Domestication.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Company.

“Company Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company after the Company Domestication, including the Company Series A Preferred Stock and any authorized undesignated preferred stock.

“Company Securities” means the Company Stock.

“Company Security Holders” means, collectively, the holders of Company Securities.

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“Company Series A Preferred Stock” means the shares of Series A preferred stock, par value $0.0001 per share, of the Company after the Company Domestication.

“Company Stock” means any shares of the Company Common Stock and Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock immediately prior to the Effective Time, but after giving effect to the Preferred Conversion and the Company Warrant Termination.

“Company Transaction Expenses” means all fees and expenses of any of the Company incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the Company in connection with the Merger or the other transactions contemplated by this Agreement, and (iii) in connection with the Company’s prior attempt at completing an initial public offering or SPAC transaction, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company in connection with the Company’s attempted initial public offering or SPAC transaction. “Company Transaction Expenses” shall also include (x) any costs and expenses incurred in connection with the Company obtaining the Company D&O Tail Insurance, and (y) payoff of any Future Working Capital Loans.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous applicable foreign Laws.

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“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” is the ratio represented by the number of shares of Purchaser Common Stock to be issued for each share of issued and outstanding Company Common Stock (assuming the Preferred Conversion) in connection with the Merger.

“FDA” means the U.S. Food and Drug Administration (or any successor Governmental Authority).

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations and guidance documents and the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations and guidance documents.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“INDs” means investigational new drug applications for FDA authorization to administer an investigational drug to humans.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 17, 2022, and filed with the SEC on February 22, 2022.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Employees” means, with respect to the Company, Chief Executive Officer Kraig Higginson, Chief Financial Officer Ernest Scheidemann, and General Counsel Stephen Quesenberry.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, damages, Liabilities, Taxes, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, settlement payments, expenses (including reasonable out-of-pocket expenses of investigation, enforcement and collection and reasonable out-of-pocket attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include lost profits, lost revenues, business interruption, loss of business reputation or opportunity, diminution in value, consequential, indirect, incidental, special, unforeseen exemplary or punitive damages, or any damages based upon any type of multiple, except to the extent (a) in the case of exemplary or punitive damages to the extent paid to an unaffiliated third party or (b) in the case of consequential damages, reasonably foreseeable; provided, further, that, for avoidance of doubt, “Losses” shall not include any changes in and of themselves in the price of Purchaser Common Stock as reported on Nasdaq or NYSE.

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“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Consideration” means (a) $316,800,000 less (b) the amount by which the Company’s cash at Closing is less than the Minimum Cash Condition (but only in the event the Minimum Cash Condition is waived by Purchaser), if any, less (c) Company Indebtedness at Closing.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“NYSE” means the New York Stock Exchange.

“Old Company Common Stock” means the voting common stock, par value $0.001 per share, of the Company prior to the Company Domestication.

“Old Company Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Company prior to the Company Domestication, including the Old Company Series A Preferred Stock and any authorized undesignated preferred stock.

“Old Company Stock” means any shares of the Old Company Common Stock and Old Company Preferred Stock.

“Old Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

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“Old Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of the Purchaser.

“Old Purchaser Ordinary Shares” means the shares of Old Purchaser Class A Ordinary Shares and Old Purchaser Class B Ordinary Shares, collectively.

“Old Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of the Purchaser.

“Old Purchaser Private Warrant” means one (1) whole warrant entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Old Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share and one-half (1/2) of one (1) Purchaser Public Warrant.

“Old Purchaser Public Warrant” means one (1) whole warrant, of which one-half (1/2) of one (1) was included as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Old Purchaser Securities” means the Old Purchaser Public Units, the Old Purchaser Ordinary Shares, the Old Purchaser Preference Shares and the Old Purchaser Warrants, collectively.

“Old Purchaser Warrants” means the Old Purchaser Private Warrants and Old Purchaser Public Warrants, collectively.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means Ten and No/100 Dollars ($10.00).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

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“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means any information relating to an identified or identifiable natural person (data subject); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Prior Working Capital Loans” means the loans from Sponsor to Purchaser set forth on Schedule 10.1 of the Purchaser Disclosure Schedule.

“Privacy Laws” means any applicable international, national, federal, provincial, state, or local law, code, rule or regulation that regulates the processing of Personal Data in any way, including data protection laws, laws regulating marketing communications and/or electronic communications, information security regulations and security breach notification rules.

“Proceeding” means any action, suit, litigation, complaint, dispute, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, inquiry, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Protected Health Information” has the meaning given to such term under the Health Insurance Portability and Accountability Act of 1996, including all such information in electronic form.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser after Domestication, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser after Domestication.

“Purchaser Common Stock” means the common stock, par value $0.0001 per share, of the Purchaser after Domestication and Conversion.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

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“Purchaser Expenses” means (i) all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Purchaser hereto or any of its Affiliates) incurred by Purchaser or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, including any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, and any expenses relating to Hart-Scott-Rodino Act, SEC, Nasdaq or NYSE filing fees relating to this Transaction, (ii) any costs and expenses incurred in connection with Purchaser obtaining the Purchaser D&O Tail Insurance, and (iii) payoff of the Prior Working Capital Loans, all of which are set forth on Exhibit A hereto.

“Purchaser Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Purchaser after Domestication.

“Purchaser Private Warrant” means, after Domestication and the Conversion, one (1) whole warrant entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the Domestication consisting of one (1) share of Purchaser Class A Common Stock and one-half (1/2) of one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means, after Domestication and the Conversion, one (1) whole warrant, of which one-half (1/2) of one (1) was included as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrants, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

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“Significant Company Holder” means (i) all officers and directors of the Company, and (ii) all Company Stockholders that are beneficial owners of at least 5% of the Company Stock.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

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“Trust Agreement” means that certain Investment Management Trust Agreement, effective as of February 17, 2022, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means American Stock Transfer & Trust Company, LLC, in its capacity as trustee under the Trust Agreement.

“Working Capital Loans” means both the Prior Working Capital Loans and the Future Working Capital Loans.

10.2. Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA Procedures	9.4	Lost Certificate Affidavit	1.11(d)
Accounts Receivable	4.7(f)	Merger	Recital C
Acquisition Proposal	5.6(a)	Merger Sub	Preamble
Agreement	Preamble	Minimum Cash Condition	6.5(f)
Alternative Transaction	5.6(a)	Non-Competition Agreement	5.22
Amended Purchaser Charter	1.8	OFAC	3.19(c)
Antitrust Laws	5.9(b)	Off-the-Shelf Software	4.13(a)
Audited Company Financials	4.7(a)	Outbound IP License	4.13(c)
Business Combination	8.1	Outside Date	7.1(b)
Certificate of Merger	1.2	Party/Parties	Preamble
Class I Directors	5.17(a)	Platform Agreements	4.13(h)
Class II Directors	5.17(a)	Post-Closing Purchaser Board	5.17(a)
Class III Directors	5.17(a)	Pre-Closing Company Capital Raise	5.21
Closing	2.1	Preferred Conversion	1.10(e)
Closing Date	2.1	PRGCA	Recital F
Closing Filing	5.14(b)	Proxy Statement	5.12(a)
Closing Press Release	5.14(b)	Public Certifications	3.6(a)
Companies Act	Recital E	Public Stockholders	8.1
Company	Preamble	Purchaser	Preamble
Company Bylaws	Recital H	Purchaser Bylaws	Recital G
Company Certificates	1.11(a)	Purchaser Certificate of Incorporation	Recital G
Company Certificate of Incorporation	Recital H	Purchaser Directors	5.12(a)
Company Directors	5.17(a)	Purchaser Disclosure Schedules	Article III
Company Disclosure Schedules	Article IV	Purchaser D&O Indemnified Persons	5.18(a)
Company Domestication	Recital F	Purchaser D&O Tail Insurance	5.18(b)
Company D&O Indemnified Persons	5.19(a)	Purchaser Equity Incentive Plan	5.25
Company D&O Tail Insurance	5.19(b)	Purchaser Financials	3.6(b)
Company Financials	4.7(a)	Purchaser Material Contract	3.13(a)
Company IP	4.13(d)	Purchaser Special Meeting	5.12(a)
Company IP Licenses	4.13(a)	Purchaser Stockholder Approval Matters	5.12(a)
Company Material Contract	4.12(a)	Purchaser Representative	Preamble
Company Permits	4.10	Purchaser Representative Documents	9.14(a)
Company Personal Property Leases	4.16	Redemption	5.12(a)
Company Real Property Leases	4.15	Registration Statement	5.12(a)
Company Registered IP	4.13(a)	Related Person	4.21
Company Special Meeting	5.13	Released Claims	8.1
Company Warrant	4.3(a)	Required Company Stockholder Approval	6.1(b)
Company Warrant Termination	1.10(d)	Required Purchaser Stockholder Approval	6.1(a)
DGCL	Recital C	Resolution Period	9.4
Disclosure Issue Notice	5.26	SEC Reports	3.6(a)
Disclosure Schedule Delivery Date	5.26	Seller Representative	Preamble
Dispute	9.4	Seller Representative Documents	9.15(a)
Dissenting Shareholder	1.14	Signing Filing	5.14(b)
Dissenting Shares	1.14	Signing Press Release	5.14(b)
Effective Time	1.2	SPAC Conversion	Recital G
Employment Laws	4.18(b)	SPAC Domestication	Recital E
Enforceability Exceptions	3.2	Specified Courts	9.5
Environmental Permits	4.20(a)	Sponsor	Preamble
Exchange Agent	1.11(a)	Surviving Corporation	1.1
Federal Securities Laws	5.7	Top Customers	4.24
Future Working Capital Loans	5.3(b)(iv)	Top Suppliers	4.24
Interim Balance Sheet Date	4.7(a)	Transaction	Recital I
Interim Period	5.1(a)	Transmittal Documents	1.11(b)
Investment Company Act	3.16
Letter of Transmittal	1.11(a)
Lock-Up Agreement	Recital D

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IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered as of the date first written above.

The Purchaser:

POWERUP ACQUISITION CORP.

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

The Sponsor:

SRIRAMA ASSOCIATES, LLC

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	President

Merger Sub:

POWERUP merger Sub II, Inc.

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

The Company:

ASPIRE BIOPHARMA, INC.

By:	/s/ Kraig Higginson
Name:	Kraig Higginson
Title:	Chief Executive Officer

The Seller Representative:

/s/ Stephen Quesenberry
Stephen Quesenberry

Annex B

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

POWERUP ACQUISITION CORP.

(adopted by special resolution dated 17 February 2022 and effective on 17 February 2022)

B-1

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

POWERUP ACQUISITION CORP.

(adopted by special resolution dated 17 February 2022 and effective on 17 February 2022)

1	The name of the Company is PowerUp Acquisition Corp.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$35,500 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

B-2

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

POWERUP ACQUISITION CORP.

(adopted by special resolution dated 17 February 2022 and effective 17 February 2022)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

B-3

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Global Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Global Market.

B-4

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

B-5

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10.25 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means PowerUp Sponsor LLC, a Delaware limited liability company, and its successors or assigns.

B-6

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

B-7

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

B-8

3.3	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

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5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1	Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

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7.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)	Class B Shares held by the Founders shall be surrendered by the Founders for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

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8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

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11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

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14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

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15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

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16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1	The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2	Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the day of the consummation of a Business Combination.

17.3	Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

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17.4	Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5	The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6	Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7	References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

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(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

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20.3	The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4	Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

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22.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9	If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10	A resolution put to the vote of the meeting shall be decided on a poll.

22.11	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

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22.12	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.13	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1	Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

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24	Proxies

24.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

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25.2	If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2	The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II and Class III. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the term of office of the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

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28	Powers of Directors

28.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1	Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4	Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

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30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5	A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

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31.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9	A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

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33.2	A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5	A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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35.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3	The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6	The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

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36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

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39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

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41.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

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42.8	Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9	The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10	At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)	courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

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(d)	e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

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44.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1	Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

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46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1	Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)	provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 either immediately prior to or upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3	If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

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49.4	At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5	Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6	A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7	In the event that the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to such extended date as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

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(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to such extended date as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9	A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10	After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

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(b)	vote as a class with Public Shares on a Business Combination.

49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

49.12	A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13	As long as the securities of the Company are listed on the Nasdaq Global Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

49.14	The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, that the Business Combination is fair to the unaffiliated shareholders of the Company from a financial point of view.

50	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities

51.1	To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2	Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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AMENDMENT

TO THE

AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF ASSOCIATION

OF

POWERUP ACQUISITION CORP.

Extension Amendment Proposal

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.7 and Article 49.8 in their entirety and the insertion of the following language in its place:

49.7	In the event that the Company does not consummate a Business Combination by May 23, 2024, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination by May 23, 2024, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”

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Annex C

CERTIFICATE OF INCORPORATION

OF

ASPIRE BIOPHARMA HOLDINGS, INC.

ARTICLE I.

The name of this corporation is Aspire Biopharma Holdings, Inc. (the “Company”).

ARTICLE II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 500,000,000 shares. 490,000,000 shares shall be Common Stock, each having a par value of $0.0001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”)is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon by law or pursuant to this Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

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ARTICLE V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances and subject to any limitations imposed by applicable law, the Board of Directors or any individual director may be removed with or without cause, by the affirmative vote of the holders of at majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

D. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company (the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

F. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

G. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

H. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

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ARTICLE VI.

A. The liability of a director of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Certificate or the Bylaws of the Company (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Certificate.

ARTICLE VIII.

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE IX.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article IX, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Certificate or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and IX of this Certificate.

* * * *

This Certificate has been duly adopted and approved by the Board of Directors and the stockholders in accordance with Sections 228, 242 and 245 of the DGCL and written notice of such action has been given as provided in section 228 of the DGCL.

[Signature page follows]

C-3

IN WITNESS WHEREOF, Aspire Biopharma Holdings, Inc. has caused this Certificate of Incorporation to be signed by its Chief Executive Officer this [●]th day of [●], 2024.

ASPIRE BIOPHARMA HOLDINGS, INC.

By:
Name:
Title:

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Annex D

BYLAWS

OF

ASPIRE BIOPHARMA HOLDINGS, INC.

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

The name of the registered agent at such address is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s Board of Directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”).

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) of these Bylaws (the “Bylaws”), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

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(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) with respect to each nominee for election or re-election to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 5(e) of these Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv) of these Bylaws. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv) of these Bylaws.

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) of these Bylaws shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i) of these Bylaws) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii) of these Bylaws); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i) of these Bylaws) or to carry such proposal (with respect to a notice under Section 5(b)(ii) of these Bylaws); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

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For purposes of Sections 5 and 6 of these Bylaws, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;

(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;

(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or

(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c) A stockholder providing written notice required by Section 5(b)(i) or (ii) of these Bylaws shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything in Section 5(b)(iii) of these Bylaws to the contrary, in the event that the number of directors in an Expiring Class (as defined below) is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii) of these Bylaws, a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i) of these Bylaws, other than the timing requirements in Section 5(b)(iii) of these Bylaws, shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation. For purposes of this Section 5, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(e) To be eligible to be a nominee for election or re-election as a director of the corporation pursuant to a nomination under clause (iii) of Section 5(a) of these Bylaws, such proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Section 5(b)(iii) or 5(d) of these Bylaws, as applicable) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the corporation that has not been disclosed therein; and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

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(f) A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) of Section 5(a) of these Bylaws, or in accordance with clause (iii) of Section 5(a) of these Bylaws. Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E) of these Bylaws, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(g) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.

(h) For purposes of Sections 5 and 6 of these Bylaws,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) of these Bylaws. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c) of these Bylaws. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

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(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the corporation’s Certificate of Incorporation (as amended or restated from time to time, the “Certificate of Incorporation”), or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

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Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his act binds all; (b) if more than one votes, the act of the majority so voting binds all; or (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) of this Section 11 shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, if applicable, the Lead Independent Director (as defined below), or, if the Lead Independent Director is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

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ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Section 17, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

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Section 20. Removal. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances and subject to any limitations imposed by applicable law, the Board of Directors or any individual director may be removed with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 45 of these Bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

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Section 27. Lead Independent Director. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director (“Lead Independent Director”) to serve until replaced by the Board of Directors. The Lead Independent Director will: with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.

Section 28. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 30. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

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(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 31. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

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ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 34. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, the Chief Executive Officer, or the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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Section 39. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 41. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36 of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 42. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 43. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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ARTICLE X

FISCAL YEAR

Section 44. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 45. Indemnification of Directors, Officers, Employees and Other Agents.

(a) Directors and Officers. The corporation shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 45 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 45, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 45 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 45 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 45 or otherwise shall be on the corporation.

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(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 45.

(h) Amendments. Any repeal or modification of this Section 45 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 45 that shall not have been invalidated, or by any other applicable law. If this Section 45 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 45 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

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(iv) References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 45.

ARTICLE XII

NOTICES

Section 46. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex, or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as otherwise provided in these Bylaws, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person With Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

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ARTICLE XIII

AMENDMENTS

Section 47. Amendments. Subject to the limitations set forth in Section 45(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS OR EMPLOYEES

Section 48. Loans to Officers or Employees. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV

MISCELLANEOUS

Section 49. Forum.

(a) Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation, to the corporation or the corporation’s stockholders; (C) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 49 of Article XV shall not apply to claims or causes of action brought to enforce a duty or liability created by the 1933 Act or the 1934 Act or any other claim for which the federal courts have exclusive jurisdiction.

(b) Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

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Annex E

ASPIRE BIOPHARMA, INC.

2024 STOCK INCENTIVE PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and to align their interests and efforts to the long-term interests of the Company’s stockholders.

ARTICLE II.

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such officer(s) unless and until such delegation has been revoked.

2.2 “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.3 “Award” means an Option, Stock Appreciation Right, Restricted Stock award, Restricted Stock Unit award, Performance Stock Unit award, Dividend Equivalents award or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.4 “Award Agreement” means an agreement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement, including any Award Agreement, between the Participant and the Company or any Subsidiary; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Cause means, with respect to a Participant, the occurrence of any of the following: (a) an act of dishonesty made by the Participant in connection with the Participant’s responsibilities as a Service Provider; (b) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law (or equivalent in any non-U.S. jurisdiction) by the Participant that the Administrator reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; (c) the Participant’s gross misconduct; (d) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company or any Subsidiary; (e) the Participant’s breach of any material obligations under any written agreement or covenant with the Company or any Subsidiary; (f) the Participant’s continued substantial failure to perform the Participant’s duties as a Service Provider (other than as a result of the Participant’s physical or mental incapacity) after the Participant has received a written demand for performance that specifically sets forth the factual basis for the determination that the Participant has not substantially performed the Participant’s duties and has failed to cure such non-performance to the Administrator’s reasonable satisfaction within 30 business days after receiving such notice; (g) the Participant’s violation of the Company’s code of ethics; or (h) the Participant’s disregard of the policies of the Company or any Subsidiary so as to cause loss, harm, damage or injury to the property, reputation or employees of the Company or a Subsidiary.

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2.7 “Change in Control” means any of the following:

(a) The consummation of a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the Company’s securities possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with clauses (c)(i), (c)(ii) and (c)(iii) of this definition; or (iv) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(b) The Incumbent Directors cease for any reason to constitute a majority of the Board;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction;

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d) The completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, in no event will the transactions contemplated by the Merger Agreement or the transactions occurring in connection therewith constitute a Change in Control, and if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) of this definition with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

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2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent permitted by Applicable Law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.10 “Common Stock” means the common stock of the Company.

2.11 “Company” means Aspire Biopharma Holdings, Inc., a Delaware corporation, or any successor.

2.12 “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or a Subsidiary; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

2.13 “Designated Beneficiary” means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate or legal heirs.

2.14 “Director” means a Board member.

2.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

2.16 “Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalent shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.17 “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

2.18 “Effective Date” has the meaning set forth in Section 11.3.

2.19 “Employee” means any employee of the Company or any of its Subsidiaries.

2.20 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.21 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

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2.22 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.

2.23 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with Section 424(e) and (f) of the Code, respectively.

2.24 “Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.25 “Incumbent Directors” means, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or (c) of the Change in Control definition) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.26 “Merger Agreement” means the Agreement and Plan of Merger by and among PowerUp Acquisition Corp., PowerUp Merger Sub II, Inc., Srirama Associates, LLC, Stephen Quesenberry and Aspire Biopharma, Inc. dated as of August 26, 2024, as amended.

2.27 “Non-Employee Director” means a Director who is not an Employee.

2.28 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.29 “Option” means a right granted under Article VI to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.30 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

2.31 “Overall Share Limit” has the meaning set forth in Section 5.1 below.

2.32 “Participant” means a Service Provider who has been granted an Award.

2.33 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive Shares, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.

2.34 “Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

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2.35 “Plan” means this 2024 Stock Incentive Plan.

2.36 “Restricted Stock” means Shares awarded to a Participant under Article VII, subject to certain vesting conditions and other restrictions.

2.37 “Restricted Stock Unit” means an unfunded, unsecured right granted to a Participant under Article VII to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.38 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

2.39 “Section 409A” means Section 409A of the Code and the regulations promulgated thereunder by the United States Treasury Department, as amended or as may be amended from time to time.

2.40 “Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.41 “Service Provider” means an Employee, Consultant or Director.

2.42 “Shares” means shares of Common Stock.

2.43 “Stock Appreciation Right” or “SAR” means a right granted under Article VI to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.44 “Subsidiary” means any entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.45 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.46 “Tax-Related Items” means any U.S. and non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with Awards and/or Shares.

2.47 “Termination of Service” means:

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

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(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.

ARTICLE III.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly.

ARTICLE IV.

ADMINISTRATION AND DELEGATION

4.1 Administration.

(a) The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to it, him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Administrator’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Award.

(b) Without limiting the foregoing, the Administrator has the exclusive power, authority and sole discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (iv) subject to the limitations in the Plan, determine the terms and conditions of any Award and related Award Agreement, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, waivers or amendments thereof; (v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, or other property, or an Award may be canceled, forfeited, or surrendered; and (vi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

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4.2 Delegation of Authority. To the extent permitted by Applicable Law, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

ARTICLE V.

STOCK AVAILABLE FOR AWARDS

5.1 Number of Shares. Subject to adjustment under Article IX and the terms of this Article V, Awards may be made under the Plan covering up to the sum of (i) [●] Shares; and (ii) an annual increase commencing on January 1, 2025 and continuing annually on each anniversary thereof through (and including) January 1, 2035], equal to the lesser of (A)10% of the Shares outstanding on the last day of the immediately preceding fiscal year, for clarity any increase shall not exceed an aggregate issuance of 10% of the Shares outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board or the Compensation Committee (the “Overall Share Limit”). Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

5.2 Share Recycling.

(a) If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

(b) Notwithstanding the foregoing, the following Shares issued or delivered under this Plan shall not again be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares that are repurchased by the Company with Option proceeds; and (iv) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof. Notwithstanding the provisions of this Section 5.2(b), no Shares may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [●] Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.

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5.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards may again become available for Awards under the Plan as provided under Section 5.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Directors or Consultants prior to such acquisition or combination.

5.5 Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount of cash that may become payable to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $750,000, increased to $1,000,000 in the calendar year of a non-employee Director’s initial service as a non-employee Director. The Administrator may make exceptions to this limit for Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

ARTICLE VI.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.

6.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 6.6, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

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6.3 Duration of Options. Subject to Section 6.6, each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years; provided, further, that, unless otherwise determined by the Administrator or specified in the Award Agreement, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. In addition, in no event shall an Option or Stock Appreciation Right granted to an Employee who is a non-exempt employee for purposes of overtime pay under the U.S. Fair Labor Standards Act of 1938 be exercisable earlier than six months after its date of grant. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of Cause (as determined by the Administrator prior to or after the Participant’s Termination of Service), or violates any non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right to exercise the Option or Stock Appreciation Right, as applicable, may be terminated by the Company and the Company may suspend the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in any such act or violation.

6.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves (which may be written, electronic or telephonic and may contain representations and warranties deemed advisable by the Administrator), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (b) satisfaction in full of any withholding obligation for Tax-Related Items in a manner specified in Section 10.5. The Administrator may, in its discretion, limit exercise with respect to fractional Shares and require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

6.5 Payment Upon Exercise. The Administrator shall determine the methods by which payment of the exercise price of an Option shall be made, including, without limitation:

(a) Cash, check or wire transfer of immediately available funds;

(b) If there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;

(c) To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery;

(d) To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) Any other lawful consideration permitted by the Administrator; or

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(f) To the extent permitted by the Administrator, any combination of the above payment forms.

6.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options (and Award Agreements related thereto) will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, if requested the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.

ARTICLE VII.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of the underlying Shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement, to Service Providers. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock and Restricted Stock Units; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock and Restricted Stock Units to the extent required by Applicable Law. The Award Agreement for each Award of Restricted Stock and Restricted Stock Units shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.

7.2 Restricted Stock.

(a) Stockholder Rights. Unless otherwise determined by the Administrator, each Participant holding shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which such Participant becomes the record holder of such Shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions, except in connection with a spin-off or other similar event as otherwise permitted under Section 9.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Participant to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c) Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

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7.3 Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law.

ARTICLE VIII.

OTHER TYPES OF AWARDS

8.1 General. The Administrator may grant Performance Stock Unit awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

8.2 Performance Stock Unit Awards. Each Performance Stock Unit award shall be denominated in a number of Shares or in unit equivalents of Shares or units of value (including a dollar value of Shares) and may be linked to any one or more of performance or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award subject to vesting shall either (i) to the extent permitted by Applicable Law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related Award. All such Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement.

8.4 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive cash or Shares to be delivered in the future and annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. Except in connection with a spin-off or other similar event as otherwise permitted under Article IX, dividends that are paid prior to vesting of any Other Stock or Cash Based Award shall only be paid to the applicable Participant to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

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8.5 Performance Goals and Criteria. Performance goals or performance criteria established by the Administrator for any Award may be described in terms of Company-wide objectives or objectives that are related to the performance of a Subsidiary, division, business unit, department, region or function within the Company or Subsidiary in which the Participant is employed or in terms of the performance of the individual Participant and may be based on the following criteria: revenues, earnings from operations, operating income, income before taxes, net income, cash flow, earnings per share, return on total capital, return on invested capital, return on equity, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash conversion cycle, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price, new customers, order intake, cost controls, operating efficiencies, strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property, milestones related to research development (including, but not limited to, preclinical and clinical studies), product development and manufacturing, implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment and dates, clinical trial results, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply), submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product, market penetration, geographic business expansion, cost targets, productivity, corporate value and sustainability metrics (including, without limitation, environmental, social and governance matters), human capital metrics (including, without limitation, employee satisfaction, management of employment practices, employee benefits, retention and safety), supervision of litigation or labor negotiations, dealings with regulatory bodies, acquisitions or divestitures, customer satisfaction, strategic business criteria related to a Participant’s area or areas of responsibility, or any other criteria established by the Administrator.

ARTICLE IX.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

9.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (a) adjusting the number and type of securities subject to each outstanding Award or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares that may be issued); (b) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

9.2 Corporate Transactions. In the event of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event (including the sale, merger or other corporate transaction involving a Subsidiary), other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Law or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Law or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

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(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares which may be issued) or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

9.3 Change in Control.

(a) Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, pursuant to Section 9.2, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 9.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion.

(b) In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award, the Administrator shall cause such Award to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction, and with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at the greater of: (i) one hundred percent (100%) of target levels, or (ii) the actual level of achievement of all relevant performance goals against target measured through the date immediately prior to the Change in Control (or as close to such date as administratively practicable), unless specifically provided otherwise under the applicable Award Agreement or otherwise determined by the Administrator, and all forfeiture restrictions on such Award to lapse and, to the extent unexercised upon the consummation of such transaction, to terminate in exchange for cash, rights or other property. The Administrator shall notify the Participant of any Award that becomes exercisable pursuant to the preceding sentence that such Award shall be fully exercisable for a period of at least 10 days from the date of such notice (or such shorter period as required to permit a timely closing of the transaction), contingent upon the occurrence of the Change in Control, or that such Award shall be settled for an amount of cash or securities equal to the in-the-money spread value (if any) of such Award, and such Award shall terminate upon the consummation of the Change in Control in accordance with the preceding sentence.

(c) For the purposes of this Section 9.3, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

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9.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Law, the Company may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Company may determine to be reasonably appropriate under the circumstances.

9.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, spin-off, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.

ARTICLE X.

PROVISIONS APPLICABLE TO AWARDS

10.1 Transferability.

(a) No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. During the life of a Participant, Awards will be exercisable only by the Participant, unless it has been disposed of pursuant to a DRO. After the death of a Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-Applicable Law of descent and distribution. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.

(b) Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law. In addition, and further notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

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(c) Notwithstanding Section 10.1(a), if permitted by the Administrator, a Participant may, in the manner determined by the Administrator, designate a Designated Beneficiary. A Designated Beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s Designated Beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.

10.2 Documentation. Each Award will be evidenced in an Award Agreement in such form as the Administrator determines in its discretion. Each Award may contain such terms and conditions as are determined by the Administrator in its sole discretion, to the extent not inconsistent with those set forth in the Plan.

10.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

10.4 Changes in Participant’s Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable. Except to the extent otherwise required by Applicable Law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

10.5 Withholding. Each Participant must pay the Company or a Subsidiary, as applicable, or make provision satisfactory to the Administrator for payment of, any Tax-Related Items required by Applicable Law to be withheld in connection with such Participant’s Awards and/or Shares by the date of the event creating the liability for Tax-Related Items. At the Company’s discretion and subject to any Company insider trading policy (including black-out periods), any withholding obligation for Tax-Related Items may be satisfied by (i) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant; (ii) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company or a Subsidiary, as applicable; (iii) accepting the delivery of Shares, including Shares delivered by attestation; (iv) retaining Shares from the Award creating the withholding obligation for Tax-Related Items, valued on the date of delivery, (v) if there is a public market for Shares at the time the withholding obligation for Tax-Related Items is satisfied, selling Shares issued pursuant to the Award creating the withholding obligation for Tax-Related Items, either voluntarily by the Participant or mandatorily by the Company; (vi) any other lawful consideration permitted by the Administrator; or (vii) any combination of the foregoing payment forms. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction for all Tax-Related Items that are applicable to such taxable income. If any tax withholding obligation will be satisfied under clause (v) of the preceding paragraph, each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to any brokerage firm selected by the Company to effect the sale to complete the transactions described in clause (v).

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10.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article IX or pursuant to Section 11.6. In addition, the Administrator shall, without the approval of the stockholders of the Company, have the authority to (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award.

10.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including, without limitation, any applicable securities laws and stock exchange or stock market rules and regulations, (iii) any approvals from governmental agencies that the Company determines are necessary or advisable have been obtained, and (iv) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy Applicable Law. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Administrator may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the Participant.

10.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

ARTICLE XI.

MISCELLANEOUS

11.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continue employment or any other relationship with the Company or a Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.

11.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Law requires, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

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11.3 Effective Date. The Plan was approved by the Board on [●], 2024. The Plan will become effective on the date immediately prior to the date of the closing (the “Effective Date”) of the transactions contemplated by the Merger Agreement, provided that it is approved by the Company’s stockholders on or prior to the Effective Date and such approval occurs within 12 months following the date the Board approved the Plan. If the Plan is not approved by the Company’s stockholders within the foregoing time frame, or if the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, the Plan will not become effective. No Award may be granted pursuant to the Plan on or after the tenth (10th) anniversary of the Effective Date.

11.4 Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time and from time to time; provided that (a) no amendment requiring stockholder approval to comply with Applicable Law shall be effective unless approved by the Board, and (b) no amendment, other than an increase to the Overall Share Limit or pursuant to Article IX or Section 11.6, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Law.

11.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are nationals of a country other than the United States or employed or residing outside the United States, establish subplans or procedures under the Plan or take any other necessary or appropriate action to address Applicable Law, including (a) differences in laws, rules, regulations or customs of such jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (b) listing and other requirements of any non-U.S. securities exchange, and (c) any necessary local governmental or regulatory exemptions or approvals.

11.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

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11.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer or other employee of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer or other employee of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer or other employee of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith; provided that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

11.8 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.8 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

11.9 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

11.10 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

11.11 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

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11.12 Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

11.13 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

11.14 Conformity to Applicable Law. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Law. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Law. To the extent Applicable Law permits, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Law.

11.15 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.

11.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.17 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exempt rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exempt rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exempt rule.

11.18 Prohibition on Executive Officer Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

* * * * *

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Annex F

Employee Non-Compete Agreement

This Employee Non-Compete Agreement (“Agreement”) is entered into by and between Aspire Biopharma Inc., a Puerto Rico corporation, with its principal place of business located at 194 Candelaro Drive, #233, Humacao, Puerto Rico 00791 (the “Employer”), on behalf of itself, its current, past, and future, parents, subsidiaries, and other corporate affiliates, and its or their successors or assigns (collectively referred to herein as, the “Employer Group”), and [EMPLOYEE NAME] (the “Employee”), residing at [ADDRESS] (the Employer and the Employee are collectively referred to as the “Parties”), as of [DATE] (the “Effective Date”).

In consideration of the Employee’s employment by the Employer as [JOB TITLE], which the Employee acknowledges to be good and valuable consideration for the Employee’s obligations under this Agreement, the Employer Group and the Employee agree as follows:

1. Confidential Information. The Employee understands and acknowledges that during the course of employment by the Employer Group, the Employee will have access to and learn about Confidential Information, as defined below.

(a) Confidential Information Defined.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, technologies, databases, compilations, device configurations, embedded data, metadata, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Employer Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

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The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Employer Group as if the Employer Group furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

(b) Employer Group Creation and Use of Confidential Information.

The Employee understands and acknowledges that the Employer Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of pharmaceuticals. The Employee understands and acknowledges that as a result of these efforts, Employer Group has created and continues to use and create Confidential Information. This Confidential Information provides Employer Group with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Employee agrees and covenants:

(i) to treat all Confidential Information as strictly confidential;

(ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of the Employee’s authorized employment duties to the Employer Group or with the prior consent of [POSITION NAME] acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as required in the performance of the Employee’s authorized employment duties to the Employer Group or with the prior consent of [POSITION NAME] acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

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The Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately when the Employee first has access to the Confidential Information (whether before or after beginning employment with the Employer Group) and shall continue during and after the Employee’s employment by the Employer Group until the time that the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf.

(d) Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

(e) Other Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer Group.

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Nothing in this Agreement prohibits or restricts the Employee (or Employee’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or authority/the Occupational Safety and Health Administration (OSHA), any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”). The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with any securities regulatory agency or authority/Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority/Government Agency in connection with reporting a possible securities law violation without notice to the Employer. This Agreement does not limit the Employee’s right to receive an award for information provided to any Government Agencies/to the SEC staff or any other securities regulatory agency or authority.

Nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, the Employee from discussing the terms and conditions of Employee’s employment with co-workers or union representatives/exercising Employee’s rights under Section 7 of the National Labor Relations Act (NLRA)/exercising protected rights to the extent that such rights cannot be waived by agreement, or otherwise disclosing information as permitted by law.

2. Restrictive Covenants.

(a) Acknowledgment of Legitimate Business Interests. The Employee understands and acknowledges that:

(i) the nature of Employee’s position gives the Employee access to and knowledge of Confidential Information and places the Employee in a position of trust and confidence with the Employer Group;

(ii) the Employee will obtain knowledge and skill relevant to the Employer Group’s industry, methods of doing business, and marketing strategies by virtue of the Employee’s employment;

(iii) the intellectual or artistic; and

(iv) the Employer Group’s ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group, and that improper use or disclosure by the Employee is likely to result in unfair or unlawful competitive activity.

(b) Non-Competition.

Because of Employer Group’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Employee, the receipt and sufficiency of which is acknowledged, during the Restricted Period, the Employee agrees and covenants not to engage in Prohibited Activity within the Restricted Territory.

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“Restricted Period” means the period of Employee’s employment with the Employer Group and twelve (12) months immediately following the termination of Employee’s employment with the Employer Group, regardless of the reason for the termination, whether voluntary or involuntary.

“Restricted Territory” means the United States of America in the pharmaceuticals industry

“Prohibited Activity” is activity in which the Employee contributes the Employee’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity in competition with the Employer Group/engaged in the same or similar business as the Employer Group, including those engaged in the business of pharmaceuticals. Prohibited Activity also includes activity that may require or inevitably require the use or disclosure of trade secrets, proprietary information, or other Confidential Information.

Nothing in this Agreement shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to [AUTHORIZED OFFICER].

(c) Non-Solicitation of Employees.

The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of the Employer Group.

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This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, X (formerly Twitter), TikTok, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of this Agreement if the Employee merely updates the Employee’s LinkedIn profile or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this non-solicitation provision. This Section does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Employee from discussing the terms and conditions of Employee’s employment with co-workers or union representatives/exercising Employee’s rights under Section 7 of the National Labor Relations Act (NLRA)/exercising protected rights that cannot be waived by agreement.

(d) Non-Solicitation of Customers.

The Employee understands and acknowledges that because of the Employee’s experience with and relationship to the Employer Group, the Employee will have/has had and will continue to have access to and will learn/has learned and will continue to learn about much or all of the Employer Group’s Customer Information, including, but not limited to, Confidential Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales/services.

The Employee understands and acknowledges that: (i) the Employer Group’s relationships with its customers is of great competitive value; (ii) the Employer Group has invested and continues to invest substantial resources in developing and preserving its customer relationships and goodwill; and (iii) the loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Employer Group.

The Employee agrees and covenants, for a period of 12 months immediately following the termination of the Employee’s employment with the Employer Group, regardless of the reason for the termination, whether voluntary or involuntary/during the Restricted Period, not to directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, or instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram, X (formerly Twitter), TikTok, or any other social media platform, whether or not in existence at the time of entering into this agreement, or meet with the Employer Group’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Employer Group. However, it will not be deemed a violation of this Agreement if the Employee merely updates the Employee’s LinkedIn profile, or connects with a covered customer or former customer on Facebook or LinkedIn, without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this non-solicitation provision.

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This restriction shall only apply to:

●	Customers or prospective customers the Employee serviced or solicited/contacted in any way during the last 12 months of the Employee’s employment.

●	Customers about whom the Employee has trade secret or confidential information.

●	Customers who became customers during the Employee’s employment with the Employer Group.

●	Customers about whom the Employee has information that is not available publicly.

3. Non-Disparagement. The Employee agrees and covenants that the Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or at any time in the future/during the employment relationship and for 12 months after the termination of the Employee’s employment for any reason.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to the Employee’s Section 7 rights under the NLRA, including the right to file unlawful labor practice (ULP) charges or participate, assist, or cooperating in ULP investigations, and rights to report possible securities law violations to the SEC or other securities regulators, without notice to the Employer Group, and rights to discuss or disclose information regarding a sexual assault or sexual harassment dispute arising after the date of this Agreement , and rights under the State of Delaware..

This Section also does not prevent the Employee from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

4. Reasonableness and Other Employee Acknowledgments. The Employee further acknowledges and agrees that:

(a) the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Employer Group including but not limited to those described in Section 2(a) above);

(b) the Employee will be reasonably able to earn a living without violating the terms of this Agreement;

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(c) the Employee will not be subject to undue hardship by reason of the Employee’s full compliance with the terms and conditions of this Agreement or the Employer Group’s enforcement of it;

(d) the amount of the Employee’s compensation reflects, in part, the Employee’s obligations and the Employer Group’s rights under this Agreement;

(e) the Employee has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection with this Agreement;

(f) this Agreement is not a contract of employment and shall not be construed as a commitment by either Party to continue an employment relationship for any certain time period;

(g) the Employee has been given five days to review and consider this Agreement before signing it/commencing employment; and

(h) by this writing, the Employee has been advised of the right to consult with counsel before signing it.

Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the “at-will” status of the employment relationship between the Employer Group and the Employee, pursuant to which either the Employer Group or the Employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

5. Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that money damages would not afford an adequate remedy and that the Employer Group shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

6. Successors and Assigns; Survival.

(a) Assignment by the Employer Group.

To the extent permitted by state law, Employee consents that the Employer Group may assign this Agreement to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer Group. This Agreement shall inure to the benefit of the Employer Group and permitted successors and assigns.

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(b) No Assignment by the Employee.

The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

(c) Survival.

The Parties’ rights and obligations under this Agreement survive the termination of employee’s employment with the Employer [Group] [and any employment contract entered into in connection with that employment].

7. Warranty. Employee represents and warrants that the Employee is not a party to any non-compete restrictive covenant or related contractual limitation that would interfere with or hinder the Employee’s ability to undertake the obligations and expectations of employment with the Employer Group.

8. Choice of Law [and Forum Selection]. This Agreement [and all related documents] [including all exhibits attached hereto][, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute,] are governed by, and construed in accordance with, the laws of the State of Delaware (including[its statutes of limitations and , without giving effect to any conflict of laws provision that would require or permit the laws of any jurisdiction other than the State of Delaware to apply. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the state of New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by the Employer’s [POSITION NAME]. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.

11. Severability. Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement.

F-10

The Parties further agree that any such court or arbitral authority is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement[, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

14. Tolling. If the Employee violates any of the terms of the restrictive covenant obligations in this Agreement, the obligation at issue will begin to run from the first date on which the Employee ceases to be in violation of the obligation/the restriction period/Restricted Period for all such restrictions shall automatically be extended by the period the Employee was in violation of them.

15. Attorneys’ Fees. If the Employee breaches any of the terms of the restrictive covenant obligations in this Agreement, to the extent authorized by state law, the Employee will be responsible for payment of all reasonable attorneys’ fees and costs the Employer Group incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

16. No Preparation for Competition. During the term of the Employee’s employment, Employee agrees not to undertake preparations for competitive activity prohibited by this Agreement.

17. Notice. If and when Employee’s employment with Employer Group terminates, whether voluntarily or involuntarily, Employee agrees to provide to any subsequent employer a copy of this Agreement. In addition, Employee authorizes Employer Group to provide a copy of this Agreement to third parties, including but not limited to, Employee’s subsequent, anticipated, or possible future employer.

[signature page follows]

F-11

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

ASPIRE BIOPHARMA INC.

By
	Name:	[NAME OF AUTHORIZED OFFICER]
	Title:	[TITLE OF AUTHORIZED OFFICER]

EMPLOYEE

Signature:____________________________

Print Name:____________________________

F-12

Annex G

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●] by and between (i) PowerUp Acquisition Corp., incorporated as a Cayman Islands exempted company (including any successor entity thereto, the “Purchaser”), (ii) SRIRAMA Associates, LLC, a Delaware limited liability company, in its capacity as Purchaser Representative, and (iii) [●] (the “Subject Party”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (defined below).

WHEREAS, on August 26, 2024, (i) the Purchaser, (ii) PowerUp Merger Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) SRIRAMA Associates, LLC, in its capacity as PowerUp’s sponsor (“Sponsor”), (iv) Stephen Quesenberry, in the capacity as the representative from and after the Effective Time for the Company Stockholders as of immediately prior to the Effective Time in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”), and (v) Aspire Biopharma, Inc., a Puerto Rico corporation (the “Company”) entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which (a) immediately upon being de-registered in the Cayman Islands, Purchaser will be continued and domesticated as a corporation under the laws of the State of Delaware (the “Domestication”) and (b) Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger;

WHEREAS, as a result of the Merger, all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall be exchanged for a number of shares of Purchaser Common Stock with an aggregate value equal to the Merger Consideration;

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Subject Party thereunder, the parties desire to enter into this Agreement, pursuant to which Purchaser Common Stock received by the Subject Party in connection with the Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) The Subject Party hereby agrees not to, during the period commencing from the Closing and ending on the earliest of (i) six (6) months after the date of the Closing or (ii) subsequent to the Closing, (x) if the last sale price of the Purchaser Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which the Purchaser completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Purchaser’s stockholders having the right to exchange their common stock for cash, securities, or other property (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”).

G-1

(b) The foregoing shall not apply to the transfer of any or all of the Restricted Securities in connection with any Permitted Transfer; provided, however, that it shall be a condition to such transfer that such transfer complies with the Securities Act of 1933, as amended, and other applicable law, and that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Subject Party, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transfer” shall mean: (i) to the Purchaser’s officers or directors, any affiliates or family members of any of the Purchaser’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the Closing at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of the Purchaser’s liquidation prior to the Closing; and (vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (i) through (v) or (vii), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose, and shall refuse to record any such purported transfer of the Restricted Securities in the books of the Company. In order to enforce this Section 1, the Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of the Subject Party (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●] BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, the Subject Party shall retain all of its rights as a stockholder of the Purchaser during the Lock-Up Period, including the right to vote any Restricted Securities.

(f) The foregoing notwithstanding, to the extent any Subject Party is granted a release or waiver from the restrictions contained in this Section 1 prior to the expiration of the Lock-Up Period, then all Subject Parties shall be automatically granted a release or waiver from the restrictions contained in this Section to the same extent, on substantially the same terms as and on a pro rata basis with, the Subject Party to which such release or waiver is granted.

2. Miscellaneous; No Third-Party Beneficiaries.

(a) Binding Effect; Assignment. This Agreement and all of the provisions herein shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all rights and obligations of a party are personal and may not be transferred or delegated at any time. Notwithstanding the foregoing, the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale, or otherwise) without obtaining the consent or approval of the Subject Party. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision herein be enforced by, any other person.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

G-2

(c) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Wilmington, Delaware (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(f). Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

G-3

(f) Notices. All notices, consents, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser, to:

PowerUp Acquisition Corp.

1200 Broadway, Floor 3

New York, NY 10038

Attn: Surendra Ajjarapu, Chairman & CEO

Email: suren@sriramaassociatesllc.onmicrosoft.com

If to the Company, to:

Aspire Biopharma, Inc.

194 Candelero Drive, #223

Humacao, Puerto Rico 00791

Attn: Kraig Higginson

Email: kraig@kittsgroup.com

with copies to (which shall not constitute notice):

Dykema Gossett PLLC

111 E Kilbourn Ave, Suite 1050

Milwaukee, WI 53202

Attn: Kate Bechen, Esq.

Facsimile No.: (866) 945-9792

Telephone No.: (414) 488-7333

Email: kbechen@dykema.com; afrost@dykema.com

with copies to (which shall not constitute notice):

Sichenzia Ross Ference Carmel LLP

1185 Avenue of Americas

New York, NY 10036

Attn: Arthur Marcus

Email: amarcus@srfc.law

If to the Subject Party, to: the address set forth below the Subject Party’s name on the signature page to this Agreement.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser and the Subject Party. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of the Purchaser. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions, or other authorizations under this Agreement on behalf of the Purchaser, including enforcing the Purchaser’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken, and authorized by majority of the disinterested independent directors of the Purchaser’s board of directors. In the event that the Purchaser at any time does not have any disinterested directors, so long as the Subject Party has any remaining obligations under this Agreement, the Purchaser will promptly appoint one in connection with this Agreement. Without limiting the foregoing, in the event that an affiliate of a Subject Party serves as a director, officer, employee, or other authorized agent of the Purchaser or any of its current or future affiliates, neither the Subject Party nor its affiliate shall have authority, express or implied, to act or make any determination on behalf of the Purchaser or any of its current or future affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties will substitute for any invalid, illegal, or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal, and enforceable, the intent and purpose of such invalid, illegal, or unenforceable provision.

(j) Specific Performance. Each party acknowledges that its obligations under this Agreement are unique, recognizes and affirms that, in the event of a breach of this Agreement, money damages will be inadequate and there will be no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the adversely affected party or parties shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security, this being in addition to any other right or remedy available under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies or any of the obligations of the parties hereto under any other agreement between a Subject Party and the Purchaser or any certificate or instrument delivered in connection with the Purchase, and nothing in any other agreement, certificate, or instrument shall limit any of the rights or remedies or any of the obligations under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

G-4

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

The Purchaser:

POWERUP ACQUISITION CORP.

By:
Name:
Title:

[Additional Signatures on the Following Page(s)]

G-5

The Subject Party:

By:_____________________________________________

[●], [●]

Number of and Type of Restricted Securities: Purchaser Common Stock: [●] Address for Notice: [●] Email: [●]

Signature Page to Lock-Up Agreement ([●])]

G-6

Annex H

September 4, 2024

Board of Directors

PowerUp Acquisition Corp.

188 Grand Street Unit #195

New York, NY 10013

c/o Mr. Surendra Ajjarapu, CEO

Dear Mr. Surendra Ajjarapu:

We understand that PowerUp Acquisition Corp. (“PowerUp” and “Purchaser”), a publicly-traded special purpose acquisition corporation, entered into a non-binding letter of intent (“Proposal”) on July 22, 2024, to consummate a business combination transaction (the “Transaction”) involving Aspire Biopharma, Inc. (the “Company”, and PowerUp and the Company are each referred to as a “Party” and together as the “Parties”). We understand that this letter of intent is not a binding agreement. It outlines the preliminary terms of the proposed Transaction and is intended to serve as an outline of the proposed principal terms and conditions regarding the Transaction and is subject to the execution and closing of a definitive agreement.

We understand that further tax and other structuring analyses and discussions with the Company and its stockholders about a preferred structure will be conducted such that PowerUp’s wholly owned acquisition subsidiary PowerUp Merger Sub II, Inc., (“Merger Sub”) would merge with and into the Company, with the Company continuing as a wholly owned subsidiary of PowerUp. Stockholders of the Company would become stockholders of PowerUp as the new publicly traded parent company. The name of the new publicly traded holding company will be changed to reflect the new combined parent company upon consummation of the Transaction (with a corresponding change to the ticker symbol).

It is our understanding that the major terms and conditions of the Proposal are as follows:

1)	We expect that PowerUp’s wholly owned acquisition subsidiary PowerUp Merger Sub II, Inc., (“Merger Sub”) would merge with and into the Company, with the Company continuing as a wholly-owned subsidiary of PowerUp. Stockholders of the Company would become stockholders of PowerUp as the new publicly traded parent company. The name of the new publicly traded holding company will be changed to reflect the new combined parent company upon consummation of the Transaction (with a corresponding change to the ticker symbol).

2)	We understand that as pre-conditions for a Transaction:

a)	US GAAP PCAOB audited financials for 2022/2023. 6-month interim to June 30, 2024.
b)	Fairness Opinion to be obtained by PWUP, confirming the proposed merger consideration does not exceed the valuation range (Purchase Price will be adjusted if needed to obtain an in-range fairness opinion).
c)	Comprehensive VDR, especially including all relevant agreements to support revenue projections.

H-1

Registered Office: Crown Court, 1st Floor, 128, Cathedral Road, Chennai – 600086. LLP identification Number: AAC-8221 +91-44-4500 0269

3)	We understand that working capital will be provided by SRIRAMA Associates, LLC (“Sponsor”), the sponsor of PowerUp, may also provide up to $ 2 million of working capital loans (the “WC Loans”) to PowerUp as necessary to complete the Transaction, which amount will include all of PowerUp’s accounting, auditing and legal fees.

4)	We understand that at the Closing of the Transaction, the Purchaser shall issue the Sponsor up to 3,750,000 shares of Purchaser Common Stock (which includes 1,750,000 shares to be issued for Prior Working Capital Loans, and up to 2,000,000 shares to be issued for Future Working Capital Loans) as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned as Working Capital Loans (i.e., one share for each $1.00 loaned).

5)	We understand that PowerUp would offer up to 35 million shares of Class A Common Stock of PowerUp - an approximate value of $350,000,000 (“Purchase Price”), which would be subject to adjustments to reduction in purchase price for debt, debt-like items, and reductions in cash below a minimum cash condition. The total consideration provided to or for the benefit of the Company’s equity holders shall be the issuance of a number of newly issued shares of Class A Common Stock of PowerUp equal to the quotient obtained by dividing (A) Purchase Price (as defined below), by (B) $10.00 (the “Transaction Shares”). All Transaction Shares will be registered on a Form S-4 registration statement.

6)	We understand that PowerUp, as of July 31 2024, holds approximately $6.5 million in cash in a trust account. PowerUp’s existing stockholders may elect to redeem their PowerUp shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the PowerUp trust account (including pro-rata interest earned on the funds held in the trust account).

7)	We understand that the PowerUp shares will continue to be listed on the NASDAQ. At Closing, PowerUp, Sponsor and equity holders of the Company who are affiliates of the Company, will enter into a customary registration rights agreement providing Company stockholders with customary shelf, piggyback and demand registration rights.

8)	We understand that a lock-up period will be imposed on all of the PowerUp shares held by PowerUp’s Sponsor and PowerUp shares issued to the Company’s stockholders in connection with the Closing of the Transaction. Such lock-up terms shall be pari passu with the existing lock-up terms applicable to Sponsor.

We understand that a definitive agreement regarding the Transaction (the “Transaction Agreement”) would contain representations, warranties, covenants and conditions customary for a de-SPAC transaction of this nature and size. We further understand that the Transaction Agreement will contain customary termination rights for a transaction of this type and interim operating covenants that permit the Company to operate in the ordinary course of business, or otherwise consistent with its business plan and budget as disclosed to PowerUp, with additional exceptions to be mutually agreed.

We understand that in the event that the Transaction Agreement is terminated, none of the parties to the Transaction Agreement will have any liabilities or further obligations with respect to each other, subject to exceptions with respect to any confidentiality agreement and wavier against trust provisions and any other surviving provisions under the terms of the Transaction Agreement. The representations, warranties and pre-closing covenants set forth in the definitive Transaction Agreement will not survive the Closing, and there will be no post-closing recourse (including indemnification) related thereto.

H-2

Registered Office: Crown Court, 1st Floor, 128, Cathedral Road, Chennai – 600086. LLP identification Number: AAC-8221 +91-44-4500 0269

We understand that the obligations of the Parties to consummate the Transaction will be subject to (i) the receipt of all required consents and approvals from relevant regulatory and/or government authorities for the Transaction (including the expiration or termination of any waiting periods under the HSR Act, if applicable, and any other applicable antitrust laws, and the completion of any required stock exchange and regulatory review, including by the SEC/applicable stock exchange), (ii) approval by PowerUp’s stockholders of the Transaction and related matters, (iii) a bringdown of the Company’s representations and warranties to an MAE standard (for the benefit of PowerUp) and a bringdown of PowerUp’s representations and warranties (for the benefit of the Company), (iv) certification of the Company’s covenants performed to a materiality standard and subject to cure rights, where possible (for the benefit of PowerUp) and certification of PowerUp’s covenants performed to a materiality standard and subject to cure rights, where possible (for the benefit of the Company), and (v) the absence of litigation involving PowerUp’s Trust Account.

Lastly, we understand that the letter of intent and the Proposal merely constitute a statement of mutual intentions and are intended solely as a basis for further discussions regarding the Transaction; and this Letter and the proposal do not set forth all of the matters upon which agreement must be reached in order for the Transaction to be consummated, are not intended to be and do not constitute a legally binding agreement in respect of the Transaction (including any agreement or understanding to negotiate), do not commit either Party to enter into a definitive agreement with regard to the Transaction, and do not create or impose any commitments or obligations, express or implied, upon, nor grant any rights to, the Parties with respect to pursuing the Transaction. We understand that each Party reserves the right, in its sole discretion, to reject any and all proposals made by any other Party or its Representatives. Each Party acknowledges that unless and until a final definitive agreement with respect to the Transaction contemplated hereby has been executed and delivered by each relevant Party, no contract or agreement (or agreement to agree) providing for any Transaction shall be deemed to exist by virtue of this Letter or any other communication, oral or written, by the undersigned or any of our respective Representatives with respect thereto and no Party will have (and each Party hereby irrevocable waives) any claims against the other Party or any of its Representatives arising out of or relating to the Transaction.

The Board of Directors of PowerUp (the “Board”) has requested that KPSN & Associates LLP, (“KPSN,” “we,” “our”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Purchase Price is fair to the shareholders of PowerUp from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1)	Reviewed the non-binding letter of intent (the “Proposal”) to consummate a business combination transaction involving Aspire Biopharma, Inc. and PowerUp dated July 22, 2024;

2)	reviewed the PowerUp Acquisition Corp 16-08-2024 Form 10-Q;

3)	reviewed the Aspire Confidential Deck dated July 2024;

4)	reviewed the file Aspire Projections 2024.06.28 update.xlsx;

5)	reviewed the Aspire Biopharma, Inc. H1 2024 (unaudited) financial statements;

6)	reviewed the Provisional application for patent their formula ORAL MUCOSAL FORMULATIONS OF ASPIRIN.

7)	Interviewed with the management of the company;

H-3

Registered Office: Crown Court, 1st Floor, 128, Cathedral Road, Chennai – 600086. LLP identification Number: AAC-8221 +91-44-4500 0269

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material, and other information. In addition, PowerUp management has advised us, and we have assumed that the Company forecasts reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Company management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of the Parties to the Proposal identified and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Proposal and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Proposal will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Proposal and other related documents and instruments. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

KPSN has not in the past provided financial consulting services to the Board. KPSN has not acted as financial advisor to the Company or any of the other Parties in connection with this Opinion and has not participated in any of the negotiations leading to the Proposal. We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. We have not been requested to, and did not, solicit indications of interest from, third parties with respect to the Proposal, the securities, assets, business or operations of the Company or any other party. We have not been requested to, and did not, advise the Board or any other party with respect to alternatives to the Proposal. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

H-4

Registered Office: Crown Court, 1st Floor, 128, Cathedral Road, Chennai – 600086. LLP identification Number: AAC-8221 +91-44-4500 0269

This Opinion has been prepared for the benefit of the Board of Directors and stakeholders of PowerUp Acquisition Corp. to address the financial fairness of the proposed business combination transaction. The Board of Directors of PowerUp Acquisition Corp. has engaged KPSN to provide this Opinion. This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Proposal and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the Proposal or otherwise. The Opinion is based on KPSN’s analyses, which contain estimates and valuation ranges that are not necessarily indicative of actual values or predictive of future results or values.

This Opinion shall be used only by the Board in evaluating the Proposal. It is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excepts or summaries) for any other purposes, unless (1) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission, and it is included in full and you have received KPSN’s prior written consent with respect to all of the references to it and/or the opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (2) it is to be introduced into evidence or referred to in any litigation pertaining to matters relating to the Proposal and covered in the Opinion; provided, however, that notwithstanding the foregoing, (a) the Board shall provide, upon request, a copy of the Opinion or a summary of it (and KPSN shall have the right to review and approve any such summary, such approval not be unreasonably withheld, conditioned or delayed) to (i) Board and (ii) any shareholders as determined from time to time by the Board.

PowerUp Acquisition Corp. will give KPSN written notice at least three business days in advance of such use in any litigation or it (or the summary) being provided to any shareholder. The opinion will be provided to the Board for its evaluation and analysis of the Proposal at or prior to the time the Company will execute definitive transaction documents, and KPSN is not required to update our opinion as of a later date. Anything to the contrary contained herein notwithstanding.

The material in this Opinion may not be reprinted in whole or in part without the prior express written consent of KPSN. The Board of Directors of PowerUp alone contracted for and are the intended beneficiary of this Opinion. This Opinion may not be relied upon by any other person or entity without KPSN’s prior express written consent. Any use which any third party makes of the Opinion, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Opinion is subject to the attached Statement of Limiting Factors and Assumptions.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Proposal or otherwise (other than the Purchase Price to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Proposal to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the fairness of any portion or aspect of the Proposal to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (v) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Proposal, (vi) the solvency, creditworthiness or fair value of the Company, PowerUp or any other participant in the Proposal, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Proposal, any class of such persons or any other party, relative to the Purchase Price or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, and its advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to the Company and the Proposal or otherwise.

Conclusion

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Purchase Price of $350,000,000 as compared to the Equity Value of the Company of $744 – $822 million is fair to the shareholders of PowerUp Acquisition Corp. from a financial point of view.

Respectfully submitted,

KPSN & ASSOCIATES LLP

H-5

Registered Office: Crown Court, 1st Floor, 128, Cathedral Road, Chennai – 600086. LLP identification Number: AAC-8221 +91-44-4500 0269

Statement of Limiting Factors and Assumptions

The analyses and opinions concluded by KPSN & Associates LLP. (hereinafter referred to as “KPSN”) and set forth in this Opinion are subject to the following assumptions and limiting conditions:

We have no present or contemplated material interest in the business or assets that are the subject of this Opinion. We have no personal interest or bias with respect to the subject matter of this Opinion or the parties involved. In accordance with recognized professional ethics, the professional fee for this service is not contingent upon KPSN’s conclusion of value, and neither KPSN nor any of its employees has a present or intended financial interest in the Company.

To the best of our knowledge and belief, the statements of fact contained in this Opinion, upon which the analyses, opinions, and conclusions expressed herein are based, are true and correct.

The fee for this engagement is not contingent upon the values reported. The opinion of value expressed herein is valid only for the stated purpose and only as of the date of the Opinion.

No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances which may be in place against the business or assets, except as specifically stated in this Opinion.

KPSN & Associates LLP is not specifically identified as a tax advisor under IRS Circular 230. Under these standards, written advice may not be relied upon for the purpose of avoiding accuracy-related penalties or reportable transaction understatement penalties, unless the advice satisfies a variety of requirements. Nothing contained in any written product issued by KPSN has been prepared, nor may be relied upon, for the purpose of avoiding tax penalties that may be imposed.

This letter and the conclusions arrived at herein are for the exclusive use of the Company. Furthermore, the letter and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of KPSN based upon information furnished to it by the Company and other sources. The extent to which the conclusions and valuations arrived at herein should be relied upon, they should be governed and weighted accordingly.

All value conclusions are presented as the considered opinion of KPSN based on the facts noted within this Opinion. We assume no responsibility for changes in values or market condition nor for the inability of the owner to locate a purchaser at the estimated value. The value conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is not a solvency opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

H-6

Registered Office: Crown Court, 1st Floor, 128, Cathedral Road, Chennai – 600086. LLP identification Number: AAC-8221 +91-44-4500 0269

PowerUp Acquisition Corp. (“Client”) agrees to preserve the confidential format and content of our Opinions. Our Opinions and the KPSN name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your auditors, legal counsel, advisors, financial institution (if the purpose of our appraisal is financing), and by representatives of taxing authorities. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that KPSN does not, either by entering into this contract or by performing the services rendered, assume, abrogate or undertake to discharge any duty of Client to any other person. Unless otherwise stated in writing, KPSN may reference the work performed for Client in general public announcements.

All financial statements and other pertinent data relating to the income and expense attributed to the Company have been provided either by management or its representatives and accepted without further verification, except as may be noted in the Opinion. Therefore, to the extent that such information may be found at a later date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our value conclusion or the use of our conclusion in actions taken by our client.

While we accept as correct the information furnished to us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. We accept as correct the information furnished us by others. Providers of the information warrant the following:

1.	The above referenced information does not contain any untrue statements of material fact, or omit a material fact which makes the information misleading;

2.	The financial statements and other financial information provided to KPSN fairly present in all material respects the financial condition, results of operations and cash flow of the Company; and

3.	KPSN was made aware of all known factors which could significantly affect an independent third-party financial analysis of the Company.

In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of selling control of or liquidating any material asset other than in the normal and ordinary course of business.

Neither all nor any part of the contents of this Opinion shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of KPSN.

We assume that the terms of any leases currently in effect will not be altered by any lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed. We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise which would materially and adversely affect value.

We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes; and, d) the viability or legality of any transaction for which our valuation may be utilized.

H-7

Registered Office: Crown Court, 1st Floor, 128, Cathedral Road, Chennai – 600086. LLP identification Number: AAC-8221 +91-44-4500 0269

No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this Opinion does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the Opinion.

Unless express written notice of noncompliance is delivered and brought to the attention of KPSN, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

KPSN has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

The analyses and market value estimate may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses may vary from our estimates, and the variations may be material.

This Opinion may contain prospective financial estimates or opinions that represent KPSN’s expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

Any value estimates provided in the Opinion apply to the overall business enterprise, and any proration of the total into fractional interests will invalidate the value estimate, unless such proration or division of interests has been set forth in the Opinion.

No consideration has been given in this appraisal to the underlying market value of the real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this Opinion.

KPSN assumes no responsibility for economic or physical factors which may affect the opinions herein stated which may occur at some date after the date of this Opinion. Forecasts of future events which influence the valuation process are predicated on the continuation of historical and current trends in the market, as identified in the Opinion.

KPSN reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this Opinion as may be required by consideration of additional data or more reliable data that may become available.

We assume no responsibility for any financial reporting judgements which are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this appraisal.

All appraisal services, pursuant to this Opinion, shall be deemed to be contracted for and rendered in the country of KPSN office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that country.

H-8

Registered Office: Crown Court, 1st Floor, 128, Cathedral Road, Chennai – 600086. LLP identification Number: AAC-8221 +91-44-4500 0269

With regard to any intangible assets (patents, trademarks, service marks, trade names, copyrights, trade secrets, etc.), either valued separately and distinctly from the business or which may contribute to the value of the business enterprise but not be separately valued as a part of this valuation engagement, KPSN expresses no opinion regarding nor shall it have any responsibility in connection with, any of the following matters:

a.	verifying the ownership of the property;

b.	determining whether the owner of such property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;

c.	the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;

d.	whether property identified as a trade secret is, in fact, a legally enforceable trade secret, and the scope of protection afforded;

e.	the scope of patent claims; that is, the range and types of products or processes covered by any patent;

f.	whether the inventor(s) identified in any patent is(are) the true inventor(s), and whether all inventors have been named;

g.	the scope of rights in trademarks, service marks or trade names;

h.	the correct authorship of any copyrighted works;

I.	whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

KPSN has not been involved in the financial planning, the structuring of the ownership entity(s), and/or the tax and accounting issues related to any Federal Gift and/or Estate Tax Planning Strategy. Furthermore, we have provided no legal advice and we take no responsibility for the legal interpretation of California Partnership Law, or the Laws of any other state impacting the entity(s) valued herein. In addition, if any adjustments have been made for the lack of control or the lack of marketability in the appraisal, then that segment of our analysis is not in compliance with the Uniform Standards of Professional Appraisal Practice (“USPAP”), in that USPAP does not specifically reference any methodology for valuing minority interests in Partnerships, Corporations, LLCs, etc. or undivided fractional interests held directly in real estate.

The liability of KPSN and its employees and associates is limited to the Client only and to the amount of the fee actually received by KPSN. There is no accountability, obligation, or liability to any third party. If the Opinion or any part thereof is disseminated to anyone other than the Client, the Client shall make such party or parties aware of all limiting conditions and assumptions affecting the appraisal assignment.

H-9

Registered Office: Crown Court, 1st Floor, 128, Cathedral Road, Chennai – 600086. LLP identification Number: AAC-8221 +91-44-4500 0269

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated August 26, 2024, by and among PowerUp Acquisition Corp., PowerUp Merger Sub II, Inc., SRIRAMA Associates, LLC, Stephen Quesenberry, and Aspire Biopharma, Inc. (incorporated by reference from Exhibit 2.1 to the Form 8-K filed by PowerUp Acquisition Corp. on August 30, 2024).

2.2	Amendment Agreement, dated September 5, 2024, by and among PowerUp Acquisition Corp., PowerUp Merger Sub II, Inc., SRIRAMA Associates, LLC, Stephen Quesenberry, and Aspire Biopharma, Inc. (incorporated by reference from Exhibit 2.1 to the Form 8-K filed by PowerUp Acquisition Corp. on September 6, 2024).
2.3	Second Amendment Agreement, dated October 9, 2024, by and among PowerUp Acquisition Corp., PowerUp Merger Sub II, Inc., SRIRAMA Associates, LLC, Stephen Quesenberry, and Aspire Biopharma, Inc. (incorporated by reference from Exhibit 2.1 to the Form 8-K filed by PowerUp Acquisition Corp. on October 10, 2024).
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference from Exhibit 3.1 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
3.2	Amendment to Amended and Restated Memorandum and Articles of Association (incorporated by reference from Exhibit 10.1 to the Form 8-K filed by PowerUp Acquisition Corp. on May 23, 2023).
3.3	Amendment to Amended and Restated Memorandum and Articles of Association (incorporated by reference from Exhibit 3.1 to the Form 8-K filed by PowerUp Acquisition Corp. on May 28, 2024).
5.1	Opinion of Dykema Gossett PLLC (incorporated by reference from Exhibit 5.1 to the Form S-4/A filed by PowerUp Acquisition Corp. on October 24, 2024).
8.1	Opinion of Dykema Gossett PLLC regarding certain U.S. federal income tax matters (incorporated by reference from Exhibit 8.1 to the Form S-4/A filed by PowerUp Acquisition Corp. on October 24, 2024).
10.1	Letter Agreement, dated February 17, 2022, by and among the Company, its officers, its directors and PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.1 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.2	Investment Management Trust Agreement, dated February 17, 2022, by and between the Company and American Stock Transfer & Trust Company, as trustee (incorporated by reference from Exhibit 10.2 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.3	Private Placement Warrants Purchase Agreement, dated February 17, 2022, by and between the Company and PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.4 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.4	Registration Rights Agreement, dated as of February 17, 2022, by and between the Company and certain security holders (incorporated by reference from Exhibit 10.3 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.5	Form of Indemnity Agreement, dated as of February 17, 2022, by and between the Company and each of the directors and officers of the Company (incorporated by reference from Exhibit 10.6 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.6	Amended and Restated Promissory Note, dated as of January 14, 2022, issued to PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.1 to the Form S-1 filed by PowerUp Acquisition Corp. on February 14, 2022).
10.7	Securities Subscription Agreement, dated as of February 16, 2021, by and between the Company and PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.5 to the Form S-1 filed by PowerUp Acquisition Corp. on February 14, 2022).
10.8	Administrative Services Agreement, dated February 17, 2022, by and between the Company and PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.5 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.9	Form of Non-Redemption Agreement (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by PowerUp Acquisition Corp. on May 1, 2023).
10.10	Purchase Agreement, dated July 14, 2023, by and among SRIRAMA Associates, LLC, PowerUp Acquisition Corp., and PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.1 to the Form 8-K filed by PowerUp Acquisition Corp. on July 19, 2023).
10.11	Loan and Transfer Agreement, dated December 21, 2023, by and among PowerUp Acquisition Corp., SRIRAMA Associates, LLC, and SSVK Associates, LLC (incorporated by reference from Exhibit 10.1 to the Form 8-K filed by PowerUp Acquisition Corp. on December 28, 2023).
10.12	Loan and Transfer Agreement, dated January 9, 2024, by and among PowerUp Acquisition Corp., SRIRAMA Associates, LLC, and Apogee Pharma Inc. (incorporated by reference from Exhibit 10.11 to the Form 10-K filed by PowerUp Acquisition Corp. on March 11, 2024).
10.13	Loan and Transfer Agreement, dated January 10, 2024, by and among PowerUp Acquisition Corp., SRIRAMA Associates, LLC, and Jinal Sheth (incorporated by reference from Exhibit 10.13 to the Form S-4 filed by PowerUp Acquisition Corp. on September 6, 2024).
10.14	Form of Subscription Agreement dated March 5, 2024, by and among PowerUp Acquisition Corp., SRIRAMA Associates, LLC, VKSS Capital, LLC, Visiox Pharmaceuticals, Inc., and Investor (incorporated by reference from Exhibit 10.12 to the Form 10-K filed by PowerUp Acquisition Corp. on March 11, 2024).
10.15	Form of Subscription Agreement dated May 9, 2024, by and among PowerUp Acquisition Corp., SRIRAMA Associates, LLC, VKSS Capital, LLC, and Investor (incorporated by reference from Exhibit 10.16 to the Form S-4/A filed by PowerUp Acquisition Corp. on May 14, 2024).
10.16	Form of Non-Redemption Agreement (incorporated by reference from Exhibit 10.1 to the Form 8-K filed by PowerUp Acquisition Corp. on May 22, 2024).
10.17	Promissory Note Fee Agreement by and among SRIRAMA Associates, LLC and PowerUp Acquisition Corp. dated October 2, 2024 (incorporated by reference from Exhibit 2.1 to the Form 8-K filed by PowerUp Acquisition Corp. on October 4, 2024).
10.18**	Subscription Agreement, dated December 13, 2024, by and among PowerUp Acquisition Corp. and Blackstone Capital Advisors, Inc.
10.19**	Promissory Note, dated December 13, 2024, by and among PowerUp Acquisition Corp. and Blackstone Capital Advisors, Inc.
10.20**	Registration Rights Agreement, dated December 13, 2024, by and among PowerUp Acquisition Corp. and Blackstone Capital Advisors, Inc.
10.21	Asset Purchase Agreement dated March 2022, by and among Aspire BioPharma, Inc. and Instaprin Pharmaceuticals Incorporated (incorporated by reference from Exhibit 10.17 to the Form S-4 filed by PowerUp Acquisition Corp. on September 6, 2024).
10.22	Pharmaceutical Development Agreement dated June 26, 2022, by and among Aspire BioPharma, Inc. and Glatt Air Techniques Inc. (incorporated by reference from Exhibit 10.18 to the Form S-4 filed by PowerUp Acquisition Corp. on September 6, 2024),
10.23	Certificate of Designation of Aspire Biopharma, Inc. (incorporated by reference from Exhibit 10.19 to the Form S-4 filed by PowerUp Acquisition Corp. on September 6, 2024).
10.24	Subscription Agreement dated August 26, 2024, by and among Aspire BioPharma, Inc. and Blackstone Capital Advisors, Inc. (incorporated by reference from Exhibit 10.20 to the Form S-4 filed by PowerUp Acquisition Corp. on September 6, 2024).
10.25	Subscription Agreement dated August 26, 2024, by and among Aspire BioPharma, Inc. and Kitts Group, LLC (incorporated by reference from Exhibit 10.21 to the Form S-4 filed by PowerUp Acquisition Corp. on September 6, 2024).
19.1	Insider Trading Policy of PowerUp Acquisition Corp. (incorporated by reference from Exhibit 19.1 to the Form 10-K filed by PowerUp Acquisition Corp. on March 11, 2024).
21.1	List of Subsidiaries of PowerUp Acquisition Corp (incorporated by reference from Exhibit 21.1 to the Form 10-K filed by PowerUp Acquisition Corp. on March 11, 2024).
23.1*	Consent of Marcum LLP, independent registered public accounting firm for PowerUp Acquisition Corp.
23.2*	Consent of Bush & Associates CPA LLC, independent registered public accounting firm for Aspire Biopharma, Inc.
23.3	Consent of Dykema Gossett PLLC (included in Exhibit 5.1).
23.4	Consent of Dykema Gossett PLLC (included in Exhibit 8.1).
23.5	Consent of Nancy E. Taylor, Senior Shareholder of Greenberg Traurig, LLP (incorporated by reference from Exhibit 23.5 to the Form S-4/A filed by PowerUp Acquisition Corp. on November 15, 2024).
24.1	PowerUp Power of Attorney (reference is made to the signature page of the Registration Statement filed by PowerUp Acquisition Corp. on September 6, 2024).
24.2	Aspire Power of Attorney (reference is made to the signature page of the Registration Statement filed by PowerUp Acquisition Corp. on September 6, 2024).
98.1	Opinion of KPSN & Associates LLP (incorporated by reference from Exhibit 98.1 to the Form S-4/A filed by PowerUp Acquisition Corp. on November 15, 2024).
99.1	Consent of KPSN & Associates LLP (incorporated by reference from Exhibit 99.1 to the Form S-4 filed by PowerUp Acquisition Corp. on September 6, 2024).
99.2	Consent of Michael Howe to be Named as a Director Nominee (incorporated by reference from Exhibit 99.2 to the Form S-4 filed by PowerUp Acquisition Corp. on September 6, 2024).
99.3	Consent of Gary Stein to be Named as a Director Nominee (incorporated by reference from Exhibit 99.3 to the Form S-4/A filed by PowerUp Acquisition Corp. on December 10, 2024).
99.4	Consent of Barbara Sher to be Named as a Director Nominee (incorporated by reference from Exhibit 99.4 to the Form S-4 filed by PowerUp Acquisition Corp. on September 6, 2024).
107	Amended and Restated Calculation of Filing Fee Table (incorporated by reference from Exhibit 107 to the Form S-4/A filed by PowerUp Acquisition Corp. on October 24, 2024).

* Filed herewith.

** To be filed by amendment.

+Indicates management contract or compensatory plan.

II-2

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)	That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 23rd day of December, 2024.

POWERUP ACQUISITION CORP.

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Humacao, Puerto Rico, on the 23rd day of December, 2024.

ASPIRE BIOPHARMA, INC.

By:	/s/ Kraig Higginson
Name:	Kraig Higginson
Title:	Chief executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
PowerUp Acquisition Corp.

/s/ Surendra Ajjarapu	Chairman and Chief Executive Officer	December 23, 2024
Surendra Ajjarapu	(Principal Executive Officer)

/s/ Howard Doss	Chief Financial Officer	December 23, 2024
Howard Doss	(Principal Financial and Accounting Officer)

*	Director	December 23, 2024
Michael Peterson

*	Director	December 23, 2024
Avinash Wadhwani

*	Director	December 23, 2024
Donald Fell

*	Director	December 23, 2024
Mayur Doshi

* By:	/s/ Surendra Ajjarapu
Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
Aspire Biopharma, Inc.

/s/ Kraig Higginson	Chairman and Chief Executive Officer	December 23, 2024
Kraig Higginson	(Principal Executive Officer)

/s/ Ernest Scheidemann	Chief Financial Officer	December 23, 2024
Ernest Scheidemann	(Principal Financial and Accounting Officer)

*	Director	December 23, 2024
Roderic Prat

*	Director	December 23, 2024
Edward J. Kimball

* By:	/s/ Kraig Higginson
Attorney-in-fact

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